UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

(Mark One)

☒           ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2012

OR

☐    TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                   to

Commission file number 1-2360

A.            Full title of the plan and address of the plan, if different from that of the issuer named below:

IBM 401(k) Plus Plan

Director of Compensation and Benefits

IBM

North Castle Drive, M/D 147

Armonk, New York 10504

B.            Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

INTERNATIONAL BUSINESS MACHINES CORPORATION

New Orchard Road

Armonk, New York 10504

IBM 401(k) PLUS PLAN

Exhibit:

Exhibit 23 - Consent of Independent Registered Public Accounting Firm

*   Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 are omitted because they are not applicable.

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

IBM 401(k) Plus Plan

Date:	June 18, 2013	By:	/s/ James J. Kavanaugh
James J. Kavanaugh
Vice President and Controller

Report of Independent Registered Public Accounting Firm

To the Members of the International Business Machines Corporation (“IBM”) Retirement Plans Committee and the Participants of the IBM 401(k) Plus Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the IBM 401(k) Plus Plan (the “Plan”) at December 31, 2012 and 2011, and the changes in net assets available for benefits for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedules of loans or fixed income obligations in default or classified as uncollectible, of assets (held at end of year) and of assets (acquired and disposed of within year) are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
June 18, 2013

IBM 401(k) PLUS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AT DECEMBER 31,

	2012	2011
	(Dollars in thousands)
Assets:
Investments, at fair value (Note 3)	$41,986,768	$37,278,696

Receivables:
Employer contributions	35,662	38,347
Participant contributions	24,053	25,518
Notes receivable from participants	323,820	326,586
Income, sales proceeds and other receivables	1,292,054	2,480,366
Total receivables	1,675,589	2,870,817

Total assets	43,662,357	40,149,512

Liabilities:
Payable for collateral deposits	14,335	23,353
Accrued expenses and other liabilities	2,044,352	2,758,432
Total liabilities	2,058,687	2,781,784

Net assets at fair value	41,603,670	37,367,728

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(708,476)	(570,356)

Net assets available for benefits	$40,895,194	$36,797,372

The accompanying notes are an integral part of these financial statements.

IBM 401(k) PLUS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31,

2012
(Dollars in thousands)
Additions to net assets attributed to:

Investment income:
Net appreciation in fair value of investments (Note 3)	$3,253,798
Interest income from investments	621,129
Dividends	255,421
4,130,349

Interest income on notes receivable from participants	13,515

Contributions:
Participants	1,193,777
Employer	856,653
2,050,430

Transfers from other benefit plans	42,391

Total additions	6,236,685

Deductions from net assets attributed to:

Distributions to participants	2,090,493

Administrative expenses, net	48,370

Total deductions	2,138,863

Net increase in net assets during the year	4,097,822

Net assets available for benefits:

Beginning of year	36,797,372

End of year	$40,895,194

The accompanying notes are an integral part of these financial statements.

IBM 401(k) PLUS PLAN

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF THE PLAN

The following description of the IBM 401(k) Plus Plan (the “Plan”) provides only general information.  Participants should refer to the Plan prospectus (Summary Plan Description) for a complete description of the Plan’s provisions.

General

The Plan was established by resolution of International Business Machines Corporation’s Retirement Plans Committee (the “Committee”) effective July 1, 1983 and Plan assets are held in trust for the benefit of its participants.  The Plan offers all eligible active, full-time and part-time regular and long-term supplemental United States (U.S.) employees of International Business Machines Corporation (“IBM”) and certain of its domestic related companies and partnerships an opportunity to defer from one to eighty percent of their eligible compensation for before-tax 401(k) and/or Roth 401(k) contributions to any of thirty-three primary investment funds and about 165 mutual funds in a “mutual fund window.”  The investment objectives of the primary funds are described in Note 6, Description of Investment Funds.  In addition, participants are able to contribute up to ten percent of their eligible compensation on an after-tax basis.  Roth 401(k) and after-tax contributions are not available for employees working in Puerto Rico.  Annual contributions are subject to the legal limits permitted by Internal Revenue Service (“IRS”) regulations.

Participants are provided the choice to enroll in a “disability protection program” under which a portion of the participant’s account is used to pay premiums to purchase term insurance (underwritten by Metropolitan Life Insurance Company), which will pay the amount of their before-tax 401(k) contributions, matching contributions, automatic contributions and/or Special Savings Awards into their accounts in the event the participant becomes disabled while insured.

At December 31, 2012 and 2011, the number of participants with an account balance in the Plan was 197,713 and 200,205, respectively.

The Plan is dual qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and Section 1081.01 of the Internal Revenue Code for a New Puerto Rico (2011).  It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.

Administration

The Plan is administered by the Committee, which appointed certain officials of IBM to assist in administering the Plan.  The Committee appointed State Street Bank and Trust Company (“SSBT”), as Trustee, to safeguard the assets of the funds and State Street Global Advisors (“SSGA”), the institutional investment management affiliate of SSBT, The Vanguard Group and other investment managers to direct investments in the various funds.

Fidelity Investments Institutional Operations Company, Inc. (“Fidelity”) is the provider of record keeping and participant services, operator of the IBM Employee Services Center for the Plan in Raleigh, North Carolina as well as the provider of administrative services related to the mutual fund window.  Communications services were provided by Fidelity as well as The Vanguard Group.

Contributions

Under the Plan, IBM provides employer contributions for eligible participants as shown in the table below:

IBM Pension Plan Eligibility at 12/31/2007	IBM Automatic Contribution	IBM Matching Contribution
Pension Credit Formula	4%	100% on 6% of eligible compensation
Personal Pension Account	2%	100% on 6% of eligible compensation
New Hires on or after 1/1/2005	1%	100% on 5% of eligible compensation

IBM employer contributions are based upon the IBM pension formula for which the employee was eligible on December 31, 2007, or on hire date on or after January 1, 2005.  Any employees who terminate employment and are rehired on or after January 1, 2005 will be eligible to participate in the “New Hires on or after 1/1/2005” contribution rates.

A contribution equal to five percent of eligible compensation (referred to as a “Special Savings Award”) will be added to the accounts of participants who are non-exempt employees at each year-end  (effective January 1, 2013, the determination will be made on  December 15 and the Special Savings Award will be contributed to eligible participants on the last business day of the year) and who participated in the Pension Credit Formula as of December 31, 2007 and have been continuously employed by IBM since that date.

Newly hired employees are automatically enrolled at 5 percent of eligible salary and performance pay after approximately thirty days of employment with IBM, unless they elect otherwise.  After completing one year of service with IBM, they are eligible for the IBM automatic contribution and the IBM matching contribution.  Contributions will be invested in the default Target Date fund that most closely corresponds to the year in which they will reach age 60 unless they elect otherwise.  The match maximizer is an automatic feature that ensures they will receive the full IBM match for their savings level (based on eligible 401(k) deferrals and eligible pay) no matter what their savings patterns are during the year. Any match maximizer amount for which they are eligible will be calculated and added to their account each pay period.

Effective January 1, 2013, matching and automatic contributions are made once annually at the end of the year.  In order to receive such contributions each year, a participant must be employed on December 15 of the plan year.  However, if a participant separates from service prior to December 15, and has completed certain service and/or age requirements, then the participant will be eligible to receive such matching and automatic contributions following separation from service.

Eligible compensation under the Plan includes regular salary, commissions, overtime, shift premium and similar additional compensation payments for nonscheduled workdays, recurring payments under an employee variable compensation plan, regular IBM Short-Term Disability Income Plan payments, holiday pay and vacation pay, and payments made under any executive incentive compensation plan.  Non-recurring compensation, such as awards, deal team payments and significant signing bonuses are not eligible compensation and cannot be deferred under the Plan.

Participants are able to choose to have their contributions invested entirely in one of, or in any combination of, the following funds or in the mutual fund window funds, in multiples of one percent.  These funds and their investment objectives are more fully described in Note 6, Description of Investment Funds.

Life Cycle Funds (14)

Target Date 2005 Fund

Target Date 2010 Fund

Target Date 2015 Fund

Target Date 2020 Fund

Target Date 2025 Fund

Target Date 2030 Fund

Target Date 2035 Fund

Target Date 2040 Fund

Target Date 2045 Fund

Target Date 2050 Fund

Income Plus Life Strategy Fund

Conservative Life Strategy Fund

Moderate Life Strategy Fund

Aggressive Life Strategy Fund

Core Funds (7)

Interest Income Fund (Prior to February 29, 2012, named Stable Value Fund)
Inflation Protected Bond Fund

Total Bond Market Fund

Total Stock Market Index Fund

Total International Stock Market Index Fund

Real Estate Investment Trust (REIT) Index Fund

International Real Estate Index Fund

Expanded Choice Funds (12)

Long-Term Corporate Bond Fund

High Yield and Emerging Markets Bond Fund

Large Company Index Fund

Large-Cap Value Index Fund

Large-Cap Growth Index Fund

Small/Mid-Cap Stock Index Fund

Small-Cap Value Index Fund

Small-Cap Growth Index Fund

European Stock Index Fund

Pacific Stock Index Fund

Emerging Markets Stock Index Fund

IBM Stock Fund

The Plan participants also have access to the “mutual fund window” investment options.

Participants may change their deferral percentage and investment selection for future contributions at any time.  The changes will take effect for the next eligible pay cycle if the request is completed before the applicable cutoff date.  Also, participants may transfer part or all of existing account balances among funds in the Plan once daily, subject to the Plan restrictions on trading.

The Committee is committed to preserving the integrity of the Plan as a long-term savings vehicle for its employees.  Frequent, short-term trading that is intended to take advantage of pricing lags in funds can harm long-term investors, or increase trading expenses in general.  Therefore, the Plan has implemented frequent trading transaction restrictions and reserves the right to take other appropriate action to curb short-term transactions (buying/selling).

Participant Accounts

The Plan record keeper maintains an account in the name of each participant to which each participant’s contributions and share of the net earnings, losses and expenses, if any, of the various investment funds are recorded.  The earnings on the assets held in each of the funds and all proceeds from the sale of such assets are held and reinvested in the respective funds.

Participants may transfer rollover contributions of before-tax and Roth 401(k) amounts from other qualified savings plans or Individual Retirement Accounts into their Plan account.  Rollovers must be made in cash within the time limits specified by the IRS; stock or in-kind rollovers are not accepted.  These rollovers are limited to active employees on the payroll of IBM (or affiliated companies) who have existing accounts in the Plan.  Retirees are not eligible for such rollovers, except that a retiree or separated employee who has an existing account in the Plan may rollover a lump-sum distribution from an IBM-sponsored qualified retirement plan, including the IBM Personal Pension Plan.  After-tax amounts may also be directly rolled over into the Plan from another qualified savings plan.

On each valuation date, the unit/share value of each fund is determined by dividing the current investment value of the assets in that fund on that date by the number of units/shares in the fund.  The participant’s investment value of assets equals the market value of assets for all funds except the Interest Income Fund (effective February 29, 2012; previously Stable Value Fund) for which the participant’s investment value of assets equals the contract value of assets.  In determining the unit/share value, new contributions that are to be allocated as of the valuation date are excluded from the calculation.  On the next day, the cash related to new contributions is transferred into the fund and the number of additional units to be credited to a participant’s account for each fund, due to new contributions, is equal to the amount of the participant’s new contributions to the fund divided by the prior night’s unit value.

Contributions (with the exception of after-tax contributions and Roth 401(k) contributions) made to the Plan, as well as interest, dividends, or other earnings of the Plan are generally not included in the taxable income of the participant until withdrawal, at which time all earnings and contributions withdrawn generally are taxed as ordinary income to the participant.  Additionally, withdrawals by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent.  After-tax contributions made to the Plan are not tax deferred, but are taxable income prior to the participant making the contribution.  Any interest, dividends or other earnings on the after-tax contributions are generally not included in the taxable income of the participant until withdrawal, at which time all earnings withdrawn are generally taxed as ordinary income to the participant.  Any distribution of earnings on after-tax contributions that are withdrawn by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent.  Roth 401(k) contributions are not deferred, but are taxable income prior to the participant making the contribution.  Interest, dividends or other earnings on Roth 401(k) contributions may not be taxable at withdrawal provided the participant has met the applicable rules.

Consistent with provisions established by the IRS, the Plan’s 2012 limit on employee salary and performance pay deferrals was $17,000.  (The limit for 2013 is $17,500.)  Participants who were age 50 or older during 2012 could take advantage of a higher 401(k) contribution limit of $22,500 ($23,000 for 2013).  The 2012 maximum annual deferral amount for employees residing in Puerto Rico was limited by local government regulations to $17,000.  (The Puerto Rico limit for 2013 is $17,500.)  Puerto Rico participants who were age 50 or older in 2012 could take advantage of a higher contribution limit of $18,500 ($19,000 for 2013).

Vesting

Participants in the Plan are at all times fully vested in their account balance, including employee contributions, employer contributions and earnings thereon, if any.

Distributions

Participants who have attained age 59 1/2 may request a distribution of all or part of the value in their account.  A maximum of four distributions are allowed each year and the minimum amount of any such distribution shall be the lesser of the participant’s account balance or $500.

In addition, participants who (1) retire under the prior IBM Retirement Plan provisions of the IBM Personal Pension Plan, or (2) become eligible for benefits under the IBM Long-Term Disability Plan or the IBM Medical Disability Income Plan, or (3) separate from IBM and have attained age 55, may also elect to receive the balance of their account in annual installments over a period not to exceed twenty years.

Withdrawals for financial hardship are permitted provided they are for an immediate and significant financial need, and the distribution is necessary to satisfy that need.  Employees are required to fully use the Plan loan program, described below, before requesting a hardship withdrawal.  Only an employee’s contributions are eligible for hardship withdrawal; earnings on before-tax 401(k) and Roth 401(k), and IBM contributions (match, automatic, transition credits and Special Savings Award) are not eligible for withdrawal.  Employees must submit evidence of hardship to the record keeper who will determine whether the situation qualifies for a hardship withdrawal based on guidance from the Plan administrator.   A hardship withdrawal is taxed as ordinary income to the employee and may be subject to the 10 percent additional tax on early distributions.

If the participant dies and is married at the time of death, the participant’s spouse must be the beneficiary of the participant’s Plan account, unless the participant’s spouse has previously given written, notarized consent to designate another person as beneficiary.  If the participant marries or remarries, any prior beneficiary designation is canceled and the spouse automatically becomes the beneficiary.  If the participant is single, the beneficiary may be anyone previously designated by the participant under the Plan.  In the absence of an effective designation under the Plan at the time of death, the proceeds normally will be paid in the following order:  the participant’s spouse, the participant’s children in equal shares, or to surviving parents equally.  If no spouse, child, or parent is living, payments will be made to the executors or administrators of the participant’s estate.

After the death of a participant, an account will be established for the participant’s beneficiary.  If the beneficiary is a spouse or domestic partner, the beneficiary’s account may be maintained in the Plan, subject to IRS Minimum Required Distribution rules.  If the beneficiary is neither a spouse nor a domestic partner, the account will be paid to the beneficiary in a lump sum.  Beneficiaries may rollover distributions from the Plan.

Participant Loans

Participants may borrow up to one-half of the value of their account balance, not to exceed $50,000, within a twelve month period.  Loans will be granted in $1 increments subject to a minimum loan amount of $500.  Participants are limited to two simultaneous outstanding Plan loans.  Repayment of a loan is made through semi-monthly payroll deductions.  Loans originated under the Plan have a repayment term of one to four years for a general purpose loan or one to ten years for a primary residence loan.  There are a limited number of outstanding loans originated under acquired company plans that were merged into the Plan having repayment terms greater than 10 years and up to a maximum term of 30 years.  The loans originated under the Plan bear a fixed rate of interest, set quarterly, for the term of the loan, determined by the plan administrator to be 1.25 points above the prime rate.  The interest is credited to the participant’s account as the semi-monthly repayments of principal and interest are made.  Interest rates on outstanding loans at December 31, 2012 and 2011 ranged from 3.25 percent to 11.00 percent.

Participants may prepay the entire remaining loan principal at any time.  Employees on an approved leave of absence may elect to make scheduled loan payments directly to the Plan.  Participants may continue to contribute to the Plan while having an outstanding loan.  A loan default is a taxable event to the participant and will be reported as such in the year of the loan default.

Participants who retire or separate from IBM and have outstanding Plan loans may make loan repayments via coupon payments or  ACH deductions to continue monthly loan repayments according to their original amortization schedule.

Termination of Service

If the value of a participant’s account is $1,000 or less, it will be distributed to the participant in a lump-sum payment following the termination of the participant’s employment with IBM.  If the account balance is greater than $1,000 at the time of separation, the participant may defer distribution of the account until age 70 ½.

Termination of the Plan

IBM reserves the right to terminate this Plan at any time by action of the Board of Directors of IBM.  In that event, each participant or beneficiary receiving or entitled to receive payments under the Plan would receive the balance of the account at such time and in accordance with applicable law and regulations.  In the event of a full or partial termination of the Plan, or upon complete discontinuance of contributions under the Plan, the rights of all affected participants in the value of their accounts would be non-forfeitable.

Risks and Uncertainties

The Plan provides for various investment options in the form of mutual funds, commingled funds or separately-managed funds. These funds invest in equities, fixed income securities, synthetic guaranteed investment contracts (“synthetic GICs”) and derivative contracts.  Investment securities are exposed to various risks, such as interest rate movements, credit quality changes and overall market volatility.  Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.  The Plan is potentially exposed to credit loss in the event of non-performance by the companies with whom the synthetic GICs are placed.  However, the Committee does not anticipate non-performance by these companies at this time.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared under the accrual basis of accounting, except distributions, which are recorded when paid.  Notes receivable from participants are measured at their unpaid principal balance plus any accrued interest.  Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosures of contingent assets and liabilities at the date of the financial statements.  Actual results could differ from those estimates.

Investment Contracts

Investment contracts held by a defined contribution plan are reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  Contract value represents contributions made to investment contracts plus interest at the contract rates less withdrawals and administrative expenses.  The statements of net assets available for benefits present the fair value of the investment in the Interest Income Fund as well as the adjustment from fair value to contract value for the fully benefit responsive investment contracts within the Interest Income Fund as of December 31, 2012 (Stable Value Fund as of December 31, 2011).  The statement of changes in net assets available for benefits presents these investments on a contract value basis.

Valuation of Investments

The Plan’s investments are stated at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Under fair value measurement guidance, the Plan is required to classify certain assets and liabilities based on the fair value hierarchy.  The framework establishes a three-level fair value hierarchy based on the nature of the information used to measure fair value.  These levels are accounting terms that refer to different methods of valuing assets and do not represent relative risk or credit quality of an investment.  The levels of assets are as follows:

• Level 1 — Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

• Level 2 — Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly; and

• Level 3 — Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable, including the Plan’s own assumptions in determining fair value.

Assets are classified within the fair value hierarchy according to the lowest level input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.  A security that is categorized as level 3 is valued using the last available market price or a price from an alternate pricing source.  The valuation methodology is applied consistently from period to period.

Investments in mutual funds and commingled funds are valued at the net asset values per share using available inputs to measure fair value by such companies or funds as of the valuation date. Generally, mutual funds have a quoted market price in an active market and are classified as Level 1 and commingled funds are classified as Level 2 based upon observable data.

Common stocks and financial derivative instruments, such as futures contracts or options contracts that are traded on a national securities exchange are stated at the last reported sale or settlement price on the day of valuation.  Valuation adjustments may be applied to certain securities that are solely traded on a foreign exchange to account for the market movement between the close of the foreign market and the close of the New York Stock Exchange. These securities are valued using pricing service providers that consider the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments.

Fixed income investments are valued on the basis of valuations furnished by Trustee-approved independent pricing services. These services determine valuations for normal institutional-size trading units of such securities using models or matrix pricing, which incorporates yield and/or price with respect to bonds that are considered comparable in characteristics such as rating, interest rate and maturity date and quotations from bond dealers to determine current value. If these valuations are deemed to be either not reliable or not readily available, the fair value will be determined in good faith by the Trustee.

Over-the-counter derivatives are typically valued using proprietary pricing models that use as their basis readily observable market parameters — that is, parameters that are actively quoted and can be validated to external sources, including industry pricing services. Depending on the types and contractual terms of derivatives, fair value can be modeled using a series of techniques, such as the Black-Scholes option pricing model, simulation models or a combination of various models, which are consistently applied. Where derivative products have been established for some time, the Plan uses models that are widely accepted in the financial services industry. These models reflect the contractual terms of the derivatives, including the period to maturity, and market-based parameters such as interest rates, volatility, and the credit quality of the counterparty. Further, many of these models do not contain a high level of subjectivity, as the methodologies used in the models do not require significant judgment, and inputs to the model are readily observable from actively quoted markets, as is the case for “plain vanilla” interest rate swaps, option contracts and credit default swaps.

Interest bearing cash securities are valued at amortized cost, which includes cost and accrued interest and approximates fair value.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Security Transactions and Related Investment Income

Security transactions are recorded on a trade-date basis.  Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis.

The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net change in the fair value of its investments, which consists of realized gains and losses and the unrealized appreciation and depreciation on those investments.

Administrative Expenses and Investment Management Fees

Participants pay for administrative expenses of the Plan which are included in each fund’s expense ratio.  These costs include (a) investment management, custody and benefit responsive investment contracts fees which are charged to the applicable funds and (b) operational expenses required for administration of the Plan including trustee and recordkeeping which are charged against the funds’ assets on a pro rata basis throughout the year.  Operational expenses related to balances in the Mutual Fund Window are deducted from participant account balances. Brokerage fees, and commissions are included in the cost of investments and in determining net proceeds on sales of investments.  Investment management, custody and administrative fees for commingled trusts and mutual funds are charged based on a percentage of net asset value and are paid from the assets of the respective funds.

Standards to be Implemented

In December 2011 and January 2013, the Financial Accounting Standards Board (FASB) issued additional disclosure requirements and amended guidance for offsetting and related arrangements.  These additional requirements will become effective for the year ending December 31, 2013 and are not expected to have a material impact on the Plan’s Financial Statements.

Standards Implemented

In May 2011, the FASB issued amended guidance and disclosure requirements for fair value measurements.  These amendments did  not have a material impact on the Plan’s Financial Statements.

NOTE 3 — INVESTMENTS

The following schedules summarize the fair value of investments within the fair value hierarchy, level 3 gains and losses, investments that represent 5 percent or more of the Plan’s net assets and the related net change in the fair value of investments by type of investment.

The following tables set forth by level, within the fair value hierarchy, the Plan’s investments at fair value at December 31, 2012 and 2011.

Investments at Fair Value as of December 31, 2012

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total

Equity:
Equity commingled/mutual funds	$2,588,283	$11,228,774	$	$13,817,058
IBM Corporation common stock	2,504,527			2,504,527
International equity securities	386,482	2,921,483		3,307,965
US large-cap equity securities	729,182			729,182
US mid-cap equity securities	2,040,336			2,040,336
US small-cap equity securities	1,206,692			1,206,692

Fixed income:
Government securities rated A or higher		10,156,571	528	10,157,099
Government securities rated below A		360,651		360,651
Corporate bonds rated A or higher		1,093,707		1,093,707
Corporate bonds rated below A		2,063,104	577	2,063,471
Mortgage and asset-backed securities		795,282	6,564	801,846
Fixed income commingled/mutual funds	1,526,599	575,287		2,101,887
Investment contracts		16,899		16,899

Cash and cash equivalents	35,592	976,599		1,012,401

Derivatives	4,597	(5,493)		(896)

Other commingled/mutual funds	458,880	315,064		773,944
Total investments at fair value	$11,481,171	$30,497,927	$7,670	$41,986,768

There were no transfers between levels 1 and 2.

Investments at Fair Value as of December 31, 2011

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total

Equity:
Equity commingled/mutual funds	$2,032,370	$9,953,854	$	$11,986,224
IBM Corporation common stock	2,462,501			2,462,501
International equity securities	431,572	2,415,410		2,846,981
US large-cap equity securities	583,292			583,292
US mid-cap equity securities	1,704,952			1,704,952
US small-cap equity securities	1,187,075			1,187,075

Fixed income:
Government securities rated A or higher		8,046,879		8,046,879
Government securities rated below A		338,363		338,363
Corporate bonds rated A or higher		1,108,909	348	1,109,257
Corporate bonds rated below A		2,210,664	10,327	2,220,986
Mortgage and asset-backed securities		1,156,850	6,710	1,163,560
Fixed income commingled/mutual funds	1,224,163	581,014		1,805,178
Investment contracts		24,671		24,671

Cash and cash equivalents	57,788	1,144,182		1,201,975

Derivatives	(5,678)	(8,392)		(14,070)

Other commingled/mutual funds	340,201	270,671		610,872
Total investments at fair value	$10,018,237	$27,243,074	$17,384	$37,278,696

There were no significant transfers between levels 1 and 2.

The Plan has holdings in commingled funds as noted in the tables above.  Generally, under ordinary market conditions, investments by participants in investment funds with underlying holdings in commingled funds provide daily market liquidity to Plan participants and the Plan.  The Plan invests in several commingled funds, in which participant transactions (issuances and redemptions) may occur daily.  Investment in some of these funds may be subject to redemption restrictions, at the commingled fund’s discretion in limited situations.  At December 31, 2012 and 2011, no commingled funds were subject to redemption restrictions.

Level 3 Gains and Losses

The following table presents the changes in the fair value of the plan’s level 3 investments for the year ended December 31, 2012:

(Dollars in Thousands)	Government Securities Rated A or Higher	Corporate Bonds Rated A or Higher	Corporate Bonds Rated Below A	Mortgage and Asset-Backed Securities	Total

Balance at January 1	$	$348	$10,327	$6,710	$17,384
Unrealized gains/(losses) on assets held at end of year*	82		360	79	522
Realized gains/(losses)*	143	(16)	10	(13)	124
Purchases
Sales	(1,900)	(1,034)	(136)	(2,674)	(5,744)
Transfers into Level 3**	2,204	702		6,595	9,501
Transfers out of Level 3***			(9,984)	(4,134)	(14,118)
Balance at December 31	$528	$0	$577	$6,564	$7,670

*Reported in the net change in fair value of investments in the Statement of Changes in Net Assets Available for Benefits.

**Transferred from Level 2 to Level 3 because observable market data was not available for the securities.

***Transferred from Level 3 to Level 2 because observable market data became available for the securities.

The Plan’s policy is to recognize transfers in and transfers out at the beginning of the period.

Investments — Five Percent or More of Plan’s Net Assets

The investments that represent 5 percent or more of the Plan’s net assets available for benefits at December 31, 2012 and 2011 are as follows:

Investments	2012	2011
	(Dollars in thousands)

Large Company Index Fund (Vanguard Employee Benefit Index Fund)	$4,195,821	$3,766,587
Total Stock Market Index Fund (Vanguard Total Stock Market Index Trust)	4,011,363	3,462,292
IBM Common Stock	2,504,527	2,462,501

Net Change in Fair Value of Investments

The following table represents the Net Change in Fair Value of Investments (including gains and losses on investments bought and sold, as well as held during the year):

2012
(Dollars in thousands)
Investments at fair value:
Commingled / Mutual Funds	$1,956,925
Equity Securities	1,093,065
Fixed Income Securities	203,808
Total	$3,,253,798

NOTE 4 — DERIVATIVES

In accordance with the investment strategy of the separately-managed funds and the Interest Income Fund (effective February 29, 2012; previously Stable Value Fund), investment managers execute transactions in various derivative instruments.  These derivative instruments include swaps, options, bond and equity futures and forward contracts.  The use of derivatives is permitted principally to gain or reduce exposure or execute an investment strategy more efficiently.  The investment managers use these derivative instruments to manage duration and interest rate volatility and exposure to credit, currency, equity, and cash.

Within the fixed income funds, the investment managers either sell or purchase credit protection through credit default swaps.  The investment managers also enter into interest rate swap transactions where a series of fixed versus floating rate amounts are exchanged.

Derivatives may be executed on exchange traded investment instruments or via over the counter (OTC) transactions.  When an OTC contract is executed, there is exposure to credit loss in the event of non-performance by the counterparties to these transactions. IBM manages this exposure through the credit criteria included in the investment guidelines and monitors and reports market and counterparty credit risks associated with these instruments. The Plan’s investment managers negotiate and enter into collateral and netting agreements with counterparties on the Plan’s behalf.  In the event of a counterparty default, these agreements reduce the potential loss to the Plan.   These arrangements define the nature of the collateral (cash or U.S. Treasury securities) and the established thresholds for when additional collateral is required by either party. For OTC transactions, the Plan has posted collateral of $23 million and $32 million and received collateral of $11 million and $21 million at December 31, 2012 and 2011, respectively.   In addition, for exchange traded transactions, the Plan has posted $9 million and $21 million of collateral as of December 31, 2012 and 2011, respectively and received no collateral at December 31, 2012 and 2011.  Derivative collateral received is recorded in Investments, at fair value and Payable for collateral deposits in the Statements of Net Assets Available For Benefits.  Derivative collateral posted is recorded in Investments, at fair value in the Statements of Net Assets Available For Benefits.

Market risk arises from the potential for changes in value of financial instruments resulting from fluctuations in interest and foreign exchange rates and in prices of debt and equity securities.  The notional (or contractual) amounts used to express the volume of these transactions do not necessarily represent the amounts potentially subject to market risk.

All derivative financial instruments are carried at fair value.  The net fair value of derivative financial instruments was a liability of $3 million and $14 million as of December 31, 2012 and 2011.

The Plan has authorized Investment Managers to use specific derivative instruments in the implementation of their investment strategy for financial instruments that are managed by the Plan.  The following section discloses how these derivatives may be used, their fair value and financial position at year-end, and the risks associated with each.  Exchange traded derivatives, including futures and options, are regulated by the exchange and approved broker dealers.  OTC derivatives include foreign currency forward contracts, options, and swaps. These transactions will be contracted between two counterparties and governed by separate agreements.  A description of these instruments and the risks are below.

Futures Contracts

Futures contracts are standardized agreements to buy or sell a specific amount of a financial instrument on a future date for a specified price.  Futures are valued based upon their quoted daily price.  The primary risks associated with futures are the accuracy of the correlation between the value of bonds or equities and the price of the futures contracts. Futures contracts may be used to equitize cash and manage exposure to changes in interest rates. Upon entering into a futures contract, the investment manager is required to deposit collateral or initial margin and subsequent margin payments are moved daily depending on the value of the contract. Futures contracts may be subject to risk of loss in excess of the daily variation margin.  They are classified as either interest rate or equity contracts on the derivative instrument tables that follow.

Options Contracts

Options include equity options, index options, options on swaps (swaptions), and options on futures. Options are contracts that give the owner the right, but not the obligation, to buy or sell an asset at a specified price (strike price) on a future date. Options may be purchased or written to help manage exposure to the securities markets. Investment managers may write (sell) call and put options and the premiums received from writing options which expire are treated as realized gains.  Premiums received from a position which is exercised/closed are offset against the amount paid for the underlying security to calculate the gain or loss. An option writer (seller) has no control over whether the underlying instrument may be sold (call) or purchased (put) and bears the market risk of an unfavorable change in the price of the underlying instrument.  Investment managers may also purchase put and call options. Purchasing call options is intended to increase exposure to the underlying instrument, while purchasing put options would tend to decrease exposure to the underlying issue. Premiums paid for purchasing options which expire are realized losses. The risk associated with purchasing put and call options is limited to the premium paid.  Options may be traded on an exchange or OTC.  For OTC options, the Plan could be exposed to risk if the counterparties are unable to meet the terms of the contracts. This risk is mitigated by the posting of collateral by the counterparty and monitored against the contract terms.  Options are classified as interest rate or foreign exchange contracts on the derivative instruments tables that follow.

Foreign Currency Forwards

A foreign currency forward is a contract between two parties to exchange money denominated in one currency into another currency at a set price on a specified future date. Foreign currency forwards are used to hedge the currency exposure, as a part of an investment strategy, or in connection with settling transactions.  Foreign currency contracts may involve market risk in excess of the unrealized gain or loss. Forward transactions are typically not collateralized. The Plan could be exposed to risk if the counterparties are unable to meet the terms of the contracts.

Swap Agreements

Swap agreements are privately negotiated contracts to exchange investment cash flows at a future date based on the underlying value of the assets.   Swap agreements involve elements of credit, market, and documentation risk. The Plan could be exposed to risk if the counterparties are unable to meet the terms of the contracts. This risk is mitigated by the posting of collateral by the counterparty and monitored against the contract terms.  Swap agreements may be centrally cleared or traded OTC.  For OTC swap agreements, the Plan could be exposed to risk if the counterparties are unable to meet the terms of the contracts. This risk is mitigated by the posting of collateral by the counterparty and monitored against the contract terms.  Swap agreements are classified as interest rate or credit contracts on the derivative instruments tables that follow.

Interest Rate Swaps

An Interest rate swap is an agreement in which two parties exchange cash flows based upon a notional principal amount and pay or receive fixed or floating rate amounts of interest. One party exchanges a stream of fixed interest payments for another party’s stream of floating interest payments.  Investment managers may enter into interest rate swap agreements to help hedge against interest rate risk and to maintain its ability to generate income at prevailing market rates. Interest rate swaps expose users to interest rate risk and credit risk.  The notional value of an interest rate swap is not at risk.

Credit Default Swaps

Credit default swaps are agreements where one party (the buyer of protection) makes payments to another party (seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event.  Investment managers may use credit default swaps to provide a measure of protection against defaults of the issuers or to gain or reduce exposure to a particular credit exposure.  The typical term of an agreement is five years.  If an investment manager is a buyer of protection and a credit event occurs, the portfolio will either receive from the seller of protection an amount equal to the notional amount of the swap or receive a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation.  If an investment manager is a seller of protection and a credit event occurs, the portfolio will either pay to the buyer of protection an amount equal to the notional amount of the swap or pay a net settlement amount in the form of cash or securities equal to the notional amount of the swap less the recovery value of the referenced obligation.  The maximum potential amount of future payments that the Plan as a seller could be required to make is $133 million.  Credit default swaps are considered to have credit risk-related contingent features since they require payment by the protection seller upon the occurrence of a defined credit event.

Total Return Swaps

A Total Return Swap allows one party to derive the economic benefit of owning an asset without putting that asset on its balance sheet, and allows the other party, which does retain the asset on its balance sheet, to buy protection against loss in value.  Investment managers may enter into Total Return Swaps to gain/reduce exposure on the Referenced Asset.   These transactions are primarily found within the commingled commodities fund.

The following tables provide a quantitative summary of the derivative activity as of December 31, 2012 and 2011 and for the year ended December 31, 2012.

Fair Values of Derivative Instruments on Statements of Net Assets Available for Benefits

(Dollars in Thousands)

	Notional/
	contractual
At December 31, 2012:	amount	Assets *	Liabilities *

Interest rate contracts	$1,781,750	$578,534	$(584,247)
Foreign exchange contracts	517,838	1,805	(3,119)
Credit contracts	221,455	226,681	(223,002)
Equity contracts	135,061	2,452	—
Carrying value of derivatives on the statement of net assets available for benefits		$809,472	$810,368

	Notional/
	contractual
At December 31, 2011:	amount	Assets *	Liabilities *

Interest rate contracts	$2,379,158	$204,900	$(220,461)
Foreign exchange contracts	621,890	7,529	(5,549)
Credit contracts	277,910	46,996	(47,015)
Equity contracts	89,733	(471)	—
Carrying value of derivatives on the statement of net assets available for benefits		$258,954	$273,024

* Reported in Investments, at fair value

The Effect of Derivative Instruments on the Statement of Changes in Net Assets Available for Benefits

(Dollars in Thousands)	For the year ended December 31, 2012 *

Interest rate contracts	$(8,045)
Foreign exchange contracts	(3,139)
Credit contracts	(2,346)
Equity contracts	15,537
Total net gain	$2,006

* Reported in Net change in fair value of investments

NOTE 5 — INVESTMENT CONTRACTS

The Plan entered into benefit-responsive synthetic investment contracts (“synthetic GICs”), through the Interest Income Fund (prior to February 29, 2012, Stable Value Fund— “the Fund”), with various third parties, i.e., insurance companies and banks.   Contract value represents contributions made to investment contracts, plus interest at the contract rates, less withdrawals and administrative expenses.  The fair value of the synthetic GICs was determined using a discounted cash flow model which considers recent rebids as determined by recognized dealers, a discount rate and the duration of the underlying portfolio.

A synthetic GIC provides for a fixed return on principal over a specified period of time, e.g., a quarterly crediting rate.  These investment contracts, which are backed by underlying assets owned by the Plan, are issued by third parties and are meant to be fully benefit-responsive.  Synthetic GICs accrue interest using a formula called the “crediting rate.”  Synthetic GICs use the crediting rate formula to smooth and decrease differences over time between the market value of the covered assets and the contract value.  The crediting rate is most impacted by the change in the annual effective yield to maturity of the underlying securities, but is also affected by changes in general level of interest rates and cash flows into or out of the contract.  The difference between the contract value and the market value of the covered assets is amortized over the synthetic GIC’s actual or benchmark duration, in accordance with the contract. A change in duration of the covered assets from reset period to reset period can affect the speed with which any difference is amortized.  Crediting rates are reset quarterly or more often if deemed appropriate.  Synthetic GICs provide a guarantee that the crediting rate will not fall below zero percent.

A synthetic GIC crediting rate, and hence the Fund’s return, may be affected by many factors, including purchases and redemptions by participants.  The precise impact on the synthetic GIC depends on whether the market value of the covered assets is higher or lower than the contract value of those assets.  If the market value of the covered assets is higher than the contract value, the crediting rate will ordinarily be higher than the yield of the covered assets.  Under these circumstances, cash from new investors will tend to lower the crediting rate and the Fund’s return, and redemptions by existing participants will tend to increase the crediting rate and the Fund’s return.  If the market value of the covered assets is less than the contract value, the crediting rate will ordinarily be lower than the yield of the covered assets.  Under these circumstances, cash from new investors will tend to increase the crediting rate and the Fund’s return, and redemptions by existing participants will tend to decrease the crediting rate and the Fund’s return. If the synthetic GIC experiences significant redemptions when the market value is below the contract value, the synthetic GIC’s crediting rate may be reduced significantly, to a level that may not be competitive with other investment options. If redemptions continued, the crediting rate could be reduced to zero.  If the synthetic GIC has insufficient covered assets to meet redemption requests, the Fund would require payments from the investment contract issuer to pay further participant redemptions.

The Fund and the investment contracts purchased by the Fund are designed to pay all participant-initiated transactions at contract value.  Participant-initiated transactions are those transactions allowed by the provisions of the Plan (typically this would include withdrawals for benefits, loans, or transfers to non-competing funds within the Plan).  However, the investment contracts may limit the ability of the Fund to transact at contract value upon the occurrence of certain events.  At this time, the occurrence of any of these events is not probable.  These events include:

•                  The Plan’s failure to qualify under Section 401(a) or Section 401(k) of the Internal Revenue Code.

•                  The establishment of a defined contribution plan that competes with the Plan for employee contributions.

•                  Any substantive modification of the Plan or the administration of the Plan that is not consented to by the investment contract issuer.

•                  Complete or partial termination of the Plan.

•                  Any change in law, regulation or administrative ruling applicable to the Plan that could have a material adverse effect on the Fund’s cash flow.

•                  Merger or consolidation of the Plan with another plan, the transfer of plan assets to another plan, or the sale, spin-off or merger of a subsidiary or division of the plan sponsor.

•                  Any communication given to participants by the Plan sponsor or any other plan fiduciary that is designed to induce or influence participants not to invest in the Fund or to transfer assets out of the Fund.

•                  Exclusion of a group of previously eligible employees from eligibility in the Plan.

•                  Any significant retirement program, group termination, group layoff, facility closing or similar program.

•                  Any transfer of assets from the Fund directly to a competing option, if such transfers are prohibited.

•                  Bankruptcy of the plan sponsor or other plan sponsor events which cause a significant withdrawal from the Plan.

An investment contract issuer may terminate a contract at any time.  In the event that the market value of the covered assets is below the contract value at the time of such termination, the Plan may elect to keep a contract in place to allow for the convergence of the market value and the contract value.  An investment contract issuer may also terminate a contract if certain terms of the investment contract fail to be met.

Investment contracts generally impose conditions on both the Plan and the issuer.  If an event of default occurs and is not cured, the non-defaulting party may terminate the contract.  The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the Plan agreement.  The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; is acquired or reorganized.  If, in the event of default of an issuer, the Fund were unable to obtain a replacement investment contract, the Fund may experience losses if the market value of the Plan’s assets no longer covered by the contract is below contract value.  The Fund may seek to add additional issuers over time to diversify the Fund’s exposure to such risk, but there is no assurance the Fund will be able to do so.  The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Fund unable to achieve its objective of maintaining contract value.  The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments.  Generally, payments will be made pro-rata, based on the percentage of investments covered by each issuer.  Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.  If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests.  Contract termination also may occur by either party upon election and notice as agreed to under the terms of the contract.

The following table provides the fair value and contract value for the synthetic GICs and the fair value of the underlying assets net of all receivables and payables.

Investment Contracts at December 31,	2012	2011
	(Dollars in thousands)
Fair value:
Synthetic GICs	$16,826	$24,671
Underlying assets net of payables/receivables	9,993,644	9,631,348
Fair value of synthetic GICs and underlying assets	$10,010,470	$9,656,019
Adjustment from fair value to contract value	(708,476)	(570,356)
Contract value of synthetic GICs	$9,301,994	$9,085,663

The investment contracts owned by the Interest Income Fund produced the following returns:

	Year Ended December 31,
	2012	2011
Earned by the Plan	4.82%	5.90%
Credited to participants	3.50%	3.86%

NOTE 6 - DESCRIPTION OF INVESTMENT FUNDS

The objectives of the thirty-three primary investment funds in which participants could invest in 2012 are described below:

Life Cycle Funds —

The fourteen Life Cycle funds reflect a portfolio of diversified investments — U.S. stocks, international stocks, real estate equity stocks, and fixed-income investments — from the existing core funds noted below, plus a commodities fund (not available to participants as a standalone offering).  These funds offer a convenient low-cost way to achieve diversification, professional investment management and periodic rebalancing.  The funds are structured by the IBM Retirement Fund organization and managed by the underlying funds’ managers.

Four Life Cycle Funds are Life Strategy Funds that have a preset mix of stock and fixed income investments in order to provide broad diversification at four given levels of exposure to equities.  The preset mix of each Life Strategy Fund is not expected to change over time.

•	Income Plus Life Strategy Fund - target allocation: 30% stocks*, 70% bonds; seeks returns that modestly outpace inflation on a fairly consistent basis.

•	Conservative Life Strategy Fund - target allocation: 50% stocks*, 50% bonds; seeks returns that moderately outpace inflation over the long term.

•	Moderate Life Strategy Fund - target allocation: 65% stocks*, 35% bonds; seeks relatively high returns at a moderate risk level.

•	Aggressive Life Strategy Fund - target allocation: 90% stocks*, 10% bonds; seeks high returns over the long term.

* Exposure to commodities is considered part of the allocation to stocks.

Ten Life Cycle Funds are Target Date Funds that offer portfolios with asset allocations designed for varying retirement dates or the year in which one expects to start drawing on their retirement assets. The portfolios are offered in five year increments from 2005 to 2050, with the 2030 through 2050 funds providing a significantly higher allocation to stocks. As a fund draws closer to its associated target date, the fund will automatically shift toward a more conservative risk level by reducing its allocation to stocks. Each fund’s reduction to stocks continues through its “target date” for another 15 years, until the fund’s allocation and risk profile matches that of the Income Plus Fund. Target Date funds assume a retirement age of 60.

•

Target Date 2005 Fund - designed for investors who have retired or started to draw on their retirement assets on or around the year 2005; seeks returns that moderately outpace inflation over the long term. Target asset allocation between stocks and bonds is 40% stocks*, 60% bonds.

•	Target Date 2010 Fund - seeks relatively high returns at a moderate risk level. Target asset allocation between stocks and bonds is 50% stocks*, 50% bonds.

•	Target Date 2015 Fund - seeks relatively high returns at a moderate risk level. Target asset allocation between stocks and bonds is 60% stocks*, 40% bonds.

•	Target Date 2020 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 70% stocks*, 30% bonds.

•	Target Date 2025 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 80% stocks*, 20% bonds.

•	Target Date 2030 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 88% stocks*, 12% bonds.

•	Target Date 2035 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•	Target Date 2040 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•	Target Date 2045 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•	Target Date 2050 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

* Exposure to commodities is considered part of the allocation to stocks.

Core Funds - seven funds that provide an opportunity to build a portfolio from a selection of broadly diversified U.S. and international stock funds and from funds that track the fixed-income markets.

•

Interest Income Fund (Prior to February 29, 2012, Stable Value Fund) - seeks to provide income similar to an intermediate bond fund with low volatility and to preserve principal.  The fund is managed by multiple investment managers.

•

Inflation Protected Bond Fund - seeks over the long term to provide a rate of return similar to the Barclays U.S. Treasury Inflation Protected Securities (TIPS) Index.  The fund is managed by State Street Global Advisors.

•

Total Bond Market Fund - seeks to provide a rate of return similar to its benchmark index (Barclays Aggregate Bond Index), which consists of more than 5,000 U.S. Treasury, federal agency, mortgage-backed, and corporate securities.   The fund is managed by Neuberger Berman.

•

Total Stock Market Index Fund - seeks long-term growth of capital and income with a market rate of return for a diversified group of U.S. equities.  It attempts to match the performance of the Dow Jones U.S. Total Stock Market Index. The fund is managed by The Vanguard Group.

•

Total International Stock Market Index Fund - seeks long-term capital growth with a market rate of return for a diversified group of non-U.S. equities in such major markets as Europe and Asia plus the emerging markets of the world.  It attempts to match the performance of the MSCI All Country World Ex-USA Investable Market Index.  The fund is managed by State Street Global Advisors.

•

Real Estate Investment Trust (REIT) Index Fund - seeks a total rate of return approximating the returns of the MSCI U.S. REIT index.  Investment consists of U.S. publicly traded real estate equity securities.  The fund is managed by BlackRock Institutional Trust Company.

•

International Real Estate Index Fund. - seeks to replicate the returns of the FTSE EPRA/NAREIT Developed ex US Rental Index. Investment consists of the international market for securities of companies principally engaged in the real estate industry that derive greater than or equal to 70% of their total revenue from rental revenue of investment properties. The fund is managed by BlackRock Institutional Trust Company.

Expanded Choice Funds —twelve funds that provide an opportunity to build an investment portfolio with funds that are less broadly diversified, focusing instead on discrete sectors of the stock and bond markets.

•

Long-Term Corporate Bond Fund - seeks to modestly outperform the return of the Barclays U.S. Long Credit Index. The fund invests in a diversified group of investment grade corporate and local U.S. and non-U.S. government fixed-rate debt issues with maturities of ten years or more.  The fund is managed by Neuberger Berman.

•

High Yield and Emerging Markets Bond Fund - seeks to modestly exceed the returns of a customized composite benchmark of 40% high yield, 40% emerging market bonds issued in local currencies and 20% emerging market bonds issued in U.S. dollars. The fund invests in “below investment grade” U.S. corporate and emerging market bonds and is managed by Pacific Investment Management Company, LLC (PIMCO).

•

Large Company Index Fund - seeks long-term growth of capital and income from dividends by holding all the stocks that make up the Standard & Poor’s 500 Index.  The fund is managed by The Vanguard Group.

•

Large-Cap Value Index Fund - seeks long-term growth of capital and income from dividends.  The fund holds all the stocks in the Russell 1000 Value Index in approximately the same proportion as those stocks represented in the index.   The fund is managed by The Vanguard Group.

•

Large-Cap Growth Index Fund - seeks long-term growth of capital by holding all the stocks in the Russell 1000 Growth Index in approximately the same proportion as those stocks represented in the index.  The fund is managed by The Vanguard Group.

•

Small/Mid-Cap Stock Index Fund - seeks long-term growth of capital with a market rate of return from a diversified group of medium- and small-company stocks.  The fund holds stocks in the Russell 3000 index that are not part of the Standard and Poor’s 500 index and attempts to match the performance of the Russell SmallCap Completeness Index.   The fund is managed by State Street Global Advisors.

•	Small-Cap Value Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Value Index. The fund is managed by The Vanguard Group.

•	Small-Cap Growth Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Growth Index. The fund is managed by The Vanguard Group.

•

European Stock Index Fund - seeks long-term growth of capital that corresponds to an index of European stocks.   It attempts to match the investment results of the MSCI Europe Index.  The fund is managed by The Vanguard Group.

•	Pacific Stock Index Fund - seeks long-term growth of capital by attempting to match the performance of the MSCI Pacific Index. The fund is managed by The Vanguard Group.

•	Emerging Markets Stock Index Fund - seeks long-term growth of capital by attempting to match the investment results of the MSCI Emerging Markets Index. The fund is managed by The Vanguard Group.

•	IBM Stock Fund - invests in IBM common stock and holds a small interest-bearing cash balance of approximately 0.35% for liquidity purposes. The fund is managed by State Street Bank and Trust Company.

IBM 401(k) participants also have access to the “mutual fund window” investments — which expands the Plan’s investment options to include about 165 mutual funds, most of which are actively managed.  This feature gives more options to participants who are interested in investing in brand-name funds, or in simply having a broader range of investment options from which to choose.

In the second quarter of 2013, the target asset allocation in the fourteen Life Cycle funds will change, and the Target Date Funds’ glide path will change so that each fund will reach its final target allocation of 25% stocks and 75% bonds ten years after the target date. The High Yield & Emerging Markets Bond Fund will be added to the Core Funds as will a new Balanced Exposure Fund (available only as an investment in the Life Cycle Funds).  Over time, allocations to the Total Bond Market Fund will replace any Interest Income Fund allocation in the Life Cycle Funds.  Additional information on the Plan’s Investment Funds and these changes is available at: netbenefits.com/IBM.

Securities Lending

The Plan does not currently engage in securities lending for the separate accounts.  Securities lending may be permitted in certain commingled funds and in funds within the IBM Mutual Fund Window.  The prospectus for each fund will disclose if lending is permitted and the risks involved.

Repurchase Agreements

Certain investment managers of separately managed accounts may enter into repurchase agreements with the objective of managing cash in the portfolio.  The repurchase agreements are short-term and managers are limited in the percent of assets which may be invested in them.  Counterparties must meet credit rating requirements and permitted collateral is restricted to cash and/or government securities.  The Plan received $0.3 million of cash collateral and $102 million of securities at December 31, 2012 and $0 million of cash collateral and $118 million of securities at December 31, 2011.  Repurchase agreement cash collateral received is recorded in Investments, at fair value and Payable for collateral deposits in the Statements of Net Assets Available For Benefits. The prospectus of commingled funds or funds within the Mutual Fund Window will disclose if repurchase agreements are permitted.

NOTE 7 - TAX STATUS

The Trust established under the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 and Section 1081.01 of the Internal Revenue Code for a New Puerto Rico (2011), and the Trustee intends for the Trust to remain dual-qualified in this manner.  The Plan received a favorable determination letter from the IRS on September 10, 2004, and received a favorable determination letter from the Hacienda (Puerto Rico) on April 29, 1993.  Subsequent to these determination letters by the IRS and the Hacienda, the Plan was amended.  The Plan administrator and Counsel continue to believe the Plan is designed and is being operated in compliance with the applicable requirements of the Internal Revenue Code and the Internal Revenue Code for a New Puerto Rico (2011).  The Plan submitted a request for a new determination letter to the IRS in January 2011 and will submit a request for a new determination letter to the Hacienda in September 2013.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2012, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

NOTE 8 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of:

	12/31 2012	12/31 2011
	(Dollars in thousands)
Net assets available for benefits per the financial statements	$40,895,194	$36,797,372
Plus:
Adjustment from contract value to fair value for fully benefit-responsive investment contracts held by the Interest Income Fund	708,476	570,356
Net assets available for benefits per the Form 5500	$41,603,670	$37,367,728

The following is a reconciliation of investment income per the financial statements to the Form 5500:

Year Ended December 31, 2012
(Dollars in thousands)
Total investment income and interest income on notes receivable from participants per the financial statements	$4,143,864
Less:
Adjustment from fair value to contract value for fully benefit-responsive investment contracts at December 31, 2011	570,356
Plus:
Adjustment from fair value to contract value for fully benefit-responsive investment contracts at December 31, 2012	708,476
Total investment income per the Form 5500	$4,281,984

NOTE 9 - RELATED-PARTY TRANSACTIONS

At December 31, 2012, a significant portion of the Plan’s assets were managed by State Street Global Advisors.  State Street Global Advisors’ affiliate, State Street Bank and Trust Company, also acts as the trustee for the Plan and, therefore, these investments in addition to participant loans qualify as party-in-interest transactions.  The Plan also pays a fee to the trustee.  These transactions qualify as party-in-interest transactions as well.

In addition, Fidelity Investments Institutional Operations Company, Inc. is the provider of administrative services related to the mutual fund window as well as the investment manager of Fidelity funds within the mutual fund window.  Fidelity is also the provider of record keeping and participant services, and the operator of the IBM Employee Services Center for the IBM 401(k) Plus Plan.

At December 31, 2012 and 2011, the Plan held 13,075,056 and 13,391,892 shares of IBM common stock valued at $2,504,526,977 and $2,462,501,101, respectively.  During the year ended December 31, 2012, purchases of shares by the Plan totaled $179,712,026 and sales of shares by the Plan totaled $246,338,653.

NOTE 10 — SUBSEQUENT EVENT

Effective April 15, 2013, employees hired or rehired into the GBS Application Development Specialist job family on or after April 15, 2013, will be eligible for a matching contribution equal to 2% and automatic contributions equal to 1%, if they meet the following requirements: (1) complete two years of service; and (2) are employed on December 15 of the applicable Plan year. Like all other company contributions made to the Plan, these contributions will be made once annually at the end of the year.

IBM 401(k) PLUS PLAN AT DECEMBER 31, 2012

Schedule G, Part I - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible

(c) Detailed description of loan including dates of
making and maturity, interest rate, the type and value of
collateral, any renegotiation of the loan and the terms of
the renegotiation, and other material items

						(d) Original	Amount received during reporting year		(g) Unpaid balance	Amount Overdue
(a)*	(b) Identity and address of Obligor	Security ID	Issue Date	Maturity Date	Interest Rate	amount of loan	(e) Principal	(f) Interest	at end of year	(h) Principal	(i) Interest

	American Airlines INC, 4333 Amon Carter Blvd., Fort Worth, TX 76155	023771R83	3/9/2011	3/15/2016	7.5	$500,000			$37,500		$37,500
	Glitnir Bank HF, Islandsbanki, Kirkjusandi 2-155 Reykjavik, Iceland	37930JAE5	9/25/2007	9/15/2012	6.375	1,260,000			1,581,300	$1,260,000	321,300
	Glitnir Bank HF, Islandsbanki, Kirkjusandi 2-155 Reykjavik, Iceland	379308AA7	6/15/2006	6/15/2016	6.693	2,100,000			632,489		632,489
	Glitnir Bank HF, Islandsbanki, Kirkjusandi 2-155 Reykjavik, Iceland	379308AB5	9/14/2006	9/14/2049	7.451	200,000			59,608		59,608
	Kaupthing Bank hf., Borgartun 26 IS-105 Reykjavik, Iceland	48632HAA5	5/19/2006	5/19/2016	7.125	700,000			199,500		199,500
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	5249087M6	12/21/2007	12/28/2017	6.75	9,850,000			2,659,500		2,659,500
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	524908XA3	5/17/2007	11/29/2049	5.857	1,730,000			1,752,771		1,752,771
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	5252M0BZ9	1/22/2008	1/24/2013	5.625	11,500,000			2,587,500		2,587,500
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	5252M0FD4	4/24/2008	5/2/2018	6.875	900,000			279,984		279,984
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	52517PE23	1/25/2006	12/31/2049	variable	5,300,000			253,229		253,229
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	52517PXU0	10/25/2004	11/10/2010	variable	400,000			407,556	400,000	7,556
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	52517P2K6	5/25/2007	5/25/2010	variable	800,000			811,333	800,000	11,333
	Sigma Finance Corp., M&C Corp. Services LTD, Box 309GT, Ugland House, South Church St., George Town, Grand Cayman, Grand Cayman Islands	8265Q0XQ0	6/4/2007	6/4/2009	variable	10,000,000			9,554,482	9,494,970	59,512
	Station Casinos, 1505 South Pavilion Center Drive, Las Vegas NV	857689AT0	2/27/2004	3/1/2016	6.875	30,000			8,250		8,250

* Party-in-interest

Schedule G, Part I - Overdue Loan Explanation

Investment managers have responsibility for these securities as well as other securities in their portfolio and they have or will take appropriate actions taking into consideration the circumstances surrounding each security and the overall portfolio that they manage.

IBM 401(k) PLUS PLAN
Schedule H, line 4i - Schedule of Assets (Held at End of Year)

AT DECEMBER 31, 2012

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value

	IBM Stock Fund

*	International Business Machines Corporation	IBM Common Stock 13, 075,056 shares		$2,504,526,977
	Managed by State Street Global Advisors	State Street Bank and Trust Company Government Short-Term Investment Fund		1,968,552

	Mutual Funds

	Administered by Fidelity Investments	Mutual Fund Window (refer to Exhibit K — investments)		4,548,354,552
	Vanguard Emerging Markets Stock Index Fund	Vanguard Emerging Markets Stock Index Fund Institutional Plus Shares 166,533 shares		15,497,569

	Commingled Funds

	Vanguard Employee Benefit Index Fund	Large Company Index		4,195,820,824
	Vanguard Total Stock Market Index Trust	Total Stock Market Index		4,011,362,628
	Vanguard Russell 1000 Value Index Trust	Large Cap Value Index		654,984,333
	Vanguard Russell 2000 Value Index Trust	Small Cap Value Index		592,993,065
	Vanguard Russell 1000 Growth Index Trust	Large Cap Growth Index		615,997,986
	Vanguard Russell 2000 Growth Index Trust	Small Cap Growth Index		462,054,985
	Vanguard European Stock Index Trust	European Stock Index		378,331,119
	Vanguard Pacific Stock Index Trust	Pacific Stock Index		317,229,114
	PIMCO Commodities Plus Trust II	Commodity		315,064,422

*   Party-In-Interest

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value

	Separately-Managed Funds

	Managed by State Street Global Advisors	Total International Stock Market Index (refer to Exhibit A - investments)		$3,149,488,845
	Managed by State Street Global Advisors	Small/Mid Cap Stock Index (refer to Exhibit B - investments)		2,960,815,771
	Managed by State Street Global Advisors	Inflation Protected Bond (refer to Exhibit C - investments)		2,320,189,674
	Managed by Neuberger Berman	Total Bond Market (refer to Exhibit D - investments)		1,385,858,718
	Managed by BlackRock Institutional Trust Company	Real Estate Investment Trust (refer to Exhibit E - investments)		1,053,510,365
	Managed by Neuberger Berman	Long-Term Corporate Bond (refer to Exhibit F - investments)		481,656,136
	Managed by Pacific Investment Management Company (PIMCO)	High Yield and Emerging Markets Bond (refer to Exhibit G - investments)		245,775,409
	Managed by BlackRock Institutional Trust Company	International Real Estate Index (refer to Exhibit H -investments)		238,439,248
	Collateral	(refer to Exhibit I - investments)		14,335,083
	Underlying assets managed by various investment companies	Interest Income Fund (refer to Exhibit J - investments)		11,505,689,316
	Bank of America, N.A.	Synthetic GIC Wrapper Contract, Rate of Interest 3. 45%		5,281,132
	JPMorgan Chase Bank, N.A.	Synthetic GIC Wrapper Contract, Rate of Interest 3. 45%		10,092,015
	Royal Bank of Canada	Synthetic GIC Wrapper Contract, Rate of Interest 3. 45%		—
*	State Street Bank and Trust Company	Synthetic GIC Wrapper Contract, Rate of Interest 3. 45%		1,452,583
*	The Prudential Insurance Company of America	Synthetic GIC Wrapper Contract, Rate of Interest 3. 27%		—
*	New York Life Insurance Company	Synthetic GIC Wrapper Contract, Rate of Interest 3.32%

*	Notes receivable from participants	Interest rates range: 3.25% - 11.00% Terms: one to thirty years		323,820,152

*   Party-In-Interest

IBM 401(k) PLUS PLAN
Schedule H, line 4i - Schedule of Assets (Acquired and Disposed of Within Year)

FOR THE YEAR ENDED DECEMBER 31, 2012

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	BANC OF AMERICA SECURITIES LLC	INTEREST-BEARING CASH	270,000		$270,000
	UBS CASH COLL CCP COC	INTEREST-BEARING CASH	25,000		25,000
	ROYAL BANK OF CANADA	INTEREST-BEARING CASH	1,570,000		1,570,000
	DEUTSCHE BANK	INTEREST-BEARING CASH	1,860,000		2,160,000
	UBS CCP CASH COLL BOC	INTEREST-BEARING CASH	9,000		9,000
	CITIBANK CASH COLL CCP	INTEREST-BEARING CASH	128,000		128,000
	BOA FUTURES COC	INTEREST-BEARING CASH	64,000		64,000
	CREDIT SUISSE	INTEREST-BEARING CASH	740,000		740,000
	DEUTSCHE BANK CCD	INTEREST-BEARING CASH	44,000		44,000
	WESTPAC SWAP COC USD	INTEREST-BEARING CASH	4,450,000		4,450,000
	MORGAN STANLEY SWAP BOC	INTEREST-BEARING CASH	165,000		165,000
	SWAP BANK OF AMERICA BOC	INTEREST-BEARING CASH	260,000		260,000
	SWAP CSFB BOC	INTEREST-BEARING CASH	3,760,000		3,800,000
	SWAP JPM CHASE BOC	INTEREST-BEARING CASH	6,050,000		6,670,000
	SWAP MORGAN STANLEY BOC	INTEREST-BEARING CASH	1,750,000		2,055,000
	SWAP MORGAN STANLEY COC	INTEREST-BEARING CASH	280,000		280,000
	GOLDMAN SACHS BANK USA BOC	INTEREST-BEARING CASH	1,160,000		1,160,000
	GOLDMAN SACHS BANK USA COC	INTEREST-BEARING CASH	1,840,000		1,840,000
	SWAP UBS BOC	INTEREST-BEARING CASH	2,970,000		2,970,000
	BANK OF NOVA SCOTIA NY	INTEREST-BEARING CASH	320,000		320,000
	SWAP CITIBANK COC	INTEREST-BEARING CASH	260,000		260,000
	SWAP HSBC COC	INTEREST-BEARING CASH	270,000		270,000
	SWAP JPM CHASE COC	INTEREST-BEARING CASH	1,790,000		1,790,000
	SWAP RBOS COC	INTEREST-BEARING CASH	270,000		270,000
	SWAP UBS COC	INTEREST-BEARING CASH	1,380,000		1,380,000
	GOLDMAN SACHS BANK USA BOC	INTEREST-BEARING CASH	590,000		590,000
	SWAP DEUTSCHE COC	INTEREST-BEARING CASH	550,000		550,000

		Total			$34,090,000

	n / a - Cost is not applicable

EXHIBIT A - Total International Stock Market Index Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2012

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value			(d) Cost	(e) Fair value
					(n/a)
				Shares/ Par Value

	ARGENTINE PESO	FOREIGN CURRENCY	ARGENTINA	1,149		$234
	CREW ENERGY INC	COMMON STOCK	ARGENTINA	4		5
	GRUPO FINANCIERO GALICIA B	COMMON STOCK ARS1.	ARGENTINA	8		7
	PETROBRAS ARGENTINA SA B	COMMON STOCK ARS1.	ARGENTINA	6		4
	TELECOM ARGENTINA S.A. B	COMMON STOCK ARS1.	ARGENTINA	6		19
	TRANSPORTADORA DE GAS SUR B	COMMON STOCK ARS1.	ARGENTINA	3		1
	ABACUS PROPERTY GROUP	REIT NPV	AUSTRALIA	142,646		320,817
	ADELAIDE BRIGHTON LTD	COMMON STOCK NPV	AUSTRALIA	71,700		235,175
	AET AND D HLDGS NO 1 PTY LTD	COMMON STOCK	AUSTRALIA	36,515		0
	AGL ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	113,066		1,815,258
	ALSTOM	COMMON STOCK EUR7.	AUSTRALIA	60,473		687,235
	ALUMINUM CORP OF CHINA LTD H	COMMON STOCK CNY1.	AUSTRALIA	425,103		410,967
	AMEC PLC	COMMON STOCK GBP.5	AUSTRALIA	215,110		1,818,504
	AMS AG	COMMON STOCK NPV	AUSTRALIA	588,785		2,992,022
	ANSELL LTD	COMMON STOCK NPV	AUSTRALIA	20,233		324,180
	APA GROUP	MISC. NPV	AUSTRALIA	164,756		950,791
	AQUARIUS PLATINUM LTD	COMMON STOCK NPV	AUSTRALIA	78,912		70,266
	AQUILA RESOURCES LTD	COMMON STOCK NPV	AUSTRALIA	21,848		59,643
	ARISTOCRAT LEISURE LTD	COMMON STOCK NPV	AUSTRALIA	63,089		209,763
	ARRIUM LTD	COMMON STOCK NPV	AUSTRALIA	279,043		270,308
	ASCIANO LTD	COMMON STOCK NPV	AUSTRALIA	162,311		793,034
	ASPEN GROUP	REIT NPV	AUSTRALIA	191,904		45,338
	ASTRO JAPAN PROPERTY GROUP	REIT	AUSTRALIA	40,989		123,980
	ASX LTD	COMMON STOCK NPV	AUSTRALIA	33,443		1,090,804
	ASX SPI 200 INDEX FUTURES	MAR13 XSFE	AUSTRALIA	425		15,898
	ATLAS IRON LTD	COMMON STOCK NPV	AUSTRALIA	151,289		288,356
	AURIZON HOLDINGS LTD	COMMON STOCK	AUSTRALIA	281,719		1,106,155
	AUSENCO LTD	COMMON STOCK NPV	AUSTRALIA	25,391		84,658
	AUST AND NZ BANKING GROUP	COMMON STOCK NPV	AUSTRALIA	433,575		11,348,648
	AUSTRALAND PROPERTY GROUP	REIT NPV	AUSTRALIA	111,195		394,792
	AUSTRALIAN AGRICULTURAL CO	COMMON STOCK NPV	AUSTRALIA	73,095		88,307
	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	AUSTRALIA	2,424,908		2,517,539
	AZ. BGP HOLDINGS	COMMON STOCK	AUSTRALIA	818,748		15
	BANK OF QUEENSLAND LTD	COMMON STOCK NPV	AUSTRALIA	44,477		341,364
	BEACH ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	228,601		357,511
	BENDIGO AND ADELAIDE BANK	COMMON STOCK NPV	AUSTRALIA	73,883		658,619
	BHP BILLITON LTD	COMMON STOCK NPV	AUSTRALIA	544,096		21,243,517
	BILLABONG INTERNATIONAL LTD	COMMON STOCK NPV	AUSTRALIA	77,268		67,269
	BLUESCOPE STEEL LTD	COMMON STOCK NPV	AUSTRALIA	91,884		336,972
	BOART LONGYEAR LTD	COMMON STOCK NPV	AUSTRALIA	88,884		178,258
	BORAL LTD	COMMON STOCK NPV	AUSTRALIA	143,559		660,174
	BRADKEN LTD	COMMON STOCK NPV	AUSTRALIA	29,815		172,463
	BRAMBLES LTD	COMMON STOCK NPV	AUSTRALIA	275,766		2,194,054
	BT INVESTMENT MANAGEMENT LTD	COMMON STOCK	AUSTRALIA	33,268		81,753
	BWP TRUST	REIT NPV	AUSTRALIA	218,988		494,161
	CALTEX AUSTRALIA LTD	COMMON STOCK NPV	AUSTRALIA	25,391		511,606
	CFS RETAIL PROPERTY TRUST GR	REIT NPV	AUSTRALIA	410,334		821,987
	CGI GROUP INC CLASS A	COMMON STOCK NPV	AUSTRALIA	96,464		248,378
	CHALLENGER DIVERSIFIED PROPE	REIT	AUSTRALIA	79,145		295,307
	CHANG WAH ELECTROMATERIALS	COMMON STOCK TWD10.	AUSTRALIA	143,089		490,105
	CHARTER HALL GROUP	REIT NPV	AUSTRALIA	110,417		432,884
	COCA COLA CENTRAL JAPAN CO	COMMON STOCK	AUSTRALIA	130,988		1,841,167
	COCOKARA FINE INC	COMMON STOCK	AUSTRALIA	10,322		853,725
	COMMONWEALTH PROPERTY OFFICE	REIT NPV	AUSTRALIA	260,369		16,908,815
	COMPAGNIE DE SAINT GOBAIN	COMMON STOCK EUR4.	AUSTRALIA	377,704		403,716
	COMSYS HOLDINGS CORP	COMMON STOCK	AUSTRALIA	88,124		829,616
	CSL LTD	COMMON STOCK NPV	AUSTRALIA	83,131		925,844
	CSM	COMMON STOCK EUR.25	AUSTRALIA	96,369		5,442,774
	CSR LTD	COMMON STOCK NPV	AUSTRALIA	82,518		169,312
	DAVID JONES LTD	COMMON STOCK NPV	AUSTRALIA	95,339		233,624
	DEXUS PROPERTY GROUP	REIT NPV	AUSTRALIA	849,348		900,353
	DOWNER EDI LTD	COMMON STOCK NPV	AUSTRALIA	71,777		308,877
	DUET GROUP	MISC. NPV	AUSTRALIA	177,181		384,928
	DULUXGROUP LTD	COMMON STOCK	AUSTRALIA	238,952		941,415
	ECHO ENTERTAINMENT GROUP LTD	COMMON STOCK	AUSTRALIA	163,939		590,988
	EMECO HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	140,193		89,030
	ENERGY RESOURCES OF AUST	COMMON STOCK NPV	AUSTRALIA	17,121		22,793

ENERGY WORLD CORP LTD	COMMON STOCK NPV	AUSTRALIA	245,509	95,800
FAIRFAX MEDIA LTD	COMMON STOCK NPV	AUSTRALIA	417,707	222,626
FKP PROPERTY GROUP	COMMON STOCK NPV	AUSTRALIA	41,523	49,291
FLEETWOOD CORPORATION LTD	COMMON STOCK NPV	AUSTRALIA	9,037	92,699
FORTESCUE METALS GROUP LTD	COMMON STOCK NPV	AUSTRALIA	270,594	1,342,184
G.U.D. HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	43,205	388,496
GOODMAN FIELDER LTD	COMMON STOCK NPV	AUSTRALIA	407,871	264,755
GOODMAN GROUP	REIT NPV	AUSTRALIA	338,019	1,537,408
GPT GROUP	REIT NPV	AUSTRALIA	322,545	1,246,063
GRAINCORP LTD A	COMMON STOCK NPV	AUSTRALIA	62,981	811,518
HARVEY NORMAN HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	102,041	202,674
ILUKA RESOURCES LTD	COMMON STOCK NPV	AUSTRALIA	80,245	777,447
INCITEC PIVOT LTD	COMMON STOCK NPV	AUSTRALIA	278,482	946,118
INSURANCE AUSTRALIA GROUP	COMMON STOCK NPV	AUSTRALIA	363,471	1,787,093
INVESTA OFFICE FUND	REIT NPV	AUSTRALIA	148,459	462,679
IOOF HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	55,302	419,592
JAMES HARDIE INDUSTRIES CDI	RECEIPT EUR.59	AUSTRALIA	80,013	773,876
JB HI FI LTD	COMMON STOCK NPV	AUSTRALIA	15,008	162,241
KAROON GAS AUSTRALIA LTD	COMMON STOCK NPV	AUSTRALIA	75,976	427,114
LEIGHTON HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	29,964	563,611
LEND LEASE GROUP	MISC. NPV	AUSTRALIA	99,819	972,248
LINC ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	52,554	65,037
LYNAS CORP LTD	COMMON STOCK NPV	AUSTRALIA	297,059	181,739
MACMAHON HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	318,530	75,345
MACMAHON HOLDINGS RTS	EXP 31DEC12	AUSTRALIA	127,412	8,598
MACQUARIE ATLAS ROADS GROUP	MISC.	AUSTRALIA	124,532	216,764
MACQUARIE GROUP LTD	COMMON STOCK NPV	AUSTRALIA	61,032	2,269,262
METCASH LTD	COMMON STOCK NPV	AUSTRALIA	139,584	485,979
MINERAL RESOURCES LTD	COMMON STOCK	AUSTRALIA	31,003	319,723
MIRVAC GROUP	REIT NPV	AUSTRALIA	625,763	974,912
MONADELPHOUS GROUP LTD	COMMON STOCK NPV	AUSTRALIA	31,436	806,100
MOUNT GIBSON IRON LTD	COMMON STOCK NPV	AUSTRALIA	133,430	118,790
NATIONAL AUSTRALIA BANK LTD	COMMON STOCK NPV	AUSTRALIA	384,670	10,057,768
NEWCREST MINING LTD	COMMON STOCK NPV	AUSTRALIA	135,874	3,171,480
NEXUS ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	169,692	27,658
NORTHERN IRON LTD	COMMON STOCK NPV	AUSTRALIA	67,914	38,706
NRW HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	74,425	149,337
NUFARM LTD	COMMON STOCK NPV	AUSTRALIA	32,855	199,410
ORICA LTD	COMMON STOCK NPV	AUSTRALIA	81,430	2,140,811
ORIGIN ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	202,094	2,472,567
OZ MINERALS LTD	COMMON STOCK NPV	AUSTRALIA	58,375	415,554
PACIFIC BRANDS LTD	COMMON STOCK NPV	AUSTRALIA	101,920	66,480
PALADIN ENERGY LTD	COMMON STOCK NPV	AUSTRALIA	104,376	114,766
PANAUST LTD	COMMON STOCK NPV	AUSTRALIA	100,795	356,802
PERPETUAL LTD	COMMON STOCK NPV	AUSTRALIA	8,799	320,348
PHARMAXIS LTD	COMMON STOCK NPV	AUSTRALIA	82,220	106,004
PRIMARY HEALTH CARE LTD	COMMON STOCK NPV	AUSTRALIA	92,956	388,339
QANTAS AIRWAYS LTD	COMMON STOCK NPV	AUSTRALIA	191,193	300,542
QBE INSURANCE GROUP LTD	COMMON STOCK NPV	AUSTRALIA	192,751	2,205,620
RAMSAY HEALTH CARE LTD	COMMON STOCK NPV	AUSTRALIA	23,099	656,093
RIO TINTO LTD	COMMON STOCK NPV	AUSTRALIA	80,379	5,593,345
ROC OIL CO LTD	COMMON STOCK NPV	AUSTRALIA	116,958	53,045
SAI GLOBAL LTD	COMMON STOCK NPV	AUSTRALIA	59,908	266,820
SANTOS LTD	COMMON STOCK NPV	AUSTRALIA	159,858	1,871,731
SEEK LTD	COMMON STOCK NPV	AUSTRALIA	53,000	390,513
SHOPPING CENTRES AUSTRALASIA	REIT	AUSTRALIA	41,066	63,952
SIGMA PHARMACEUTICALS LTD	COMMON STOCK NPV	AUSTRALIA	223,295	171,669
SILEX SYSTEMS LTD	COMMON STOCK NPV	AUSTRALIA	22,510	67,894
SIMS METAL MANAGEMENT LTD	COMMON STOCK NPV	AUSTRALIA	31,456	306,610
SONIC HEALTHCARE LTD	COMMON STOCK NPV	AUSTRALIA	62,784	876,503
STOCKLAND	REIT NPV	AUSTRALIA	408,155	1,504,419
STW COMMUNICATIONS GROUP LTD	COMMON STOCK NPV	AUSTRALIA	89,981	104,460
SUNCORP GROUP LTD	COMMON STOCK NPV	AUSTRALIA	252,072	2,679,371
SUNDANCE RESOURCES LTD	COMMON STOCK NPV	AUSTRALIA	534,228	205,215
SYDNEY AIRPORT	MISC. NPV	AUSTRALIA	176,819	623,878
TABCORP HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	159,283	508,922
TATTS GROUP LTD	COMMON STOCK NPV	AUSTRALIA	290,207	913,524
TELSTRA CORP LTD	COMMON STOCK NPV	AUSTRALIA	713,315	3,248,727
TEN NETWORK HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	328,928	100,296
TEN NETWORK HOLDINGS LTD	EXP 18JAN13	AUSTRALIA	146,188	13,660
TOLL HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	135,103	646,614
TRANSFIELD SERVICES LTD	COMMON STOCK NPV	AUSTRALIA	66,571	136,298
TRANSPACIFIC INDUSTRIES GROU	COMMON STOCK NPV	AUSTRALIA	305,001	249,234
TRANSURBAN GROUP	MISC. NPV	AUSTRALIA	259,335	1,646,672
TREASURY WINE ESTATES LTD	COMMON STOCK	AUSTRALIA	128,972	634,994
UGL LTD	COMMON STOCK NPV	AUSTRALIA	23,400	266,063
WESFARMERS LTD	COMMON STOCK NPV	AUSTRALIA	169,784	6,550,100
WESFARMERS LTD PPS	COMMON STOCK NPV	AUSTRALIA	1,738	68,915
WESTFIELD GROUP	REIT NPV	AUSTRALIA	377,082	4,159,863
WESTFIELD RETAIL TRUST	REIT	AUSTRALIA	510,007	1,604,754

WESTPAC BANKING CORP	COMMON STOCK NPV	AUSTRALIA	523,720	14,314,224
WOODSIDE PETROLEUM LTD	COMMON STOCK NPV	AUSTRALIA	107,299	3,823,153
WOOLWORTHS LTD	COMMON STOCK NPV	AUSTRALIA	205,333	6,274,304
WORLEYPARSONS LTD	COMMON STOCK NPV	AUSTRALIA	30,439	750,725
WOTIF.COM HOLDINGS LTD	COMMON STOCK NPV	AUSTRALIA	17,667	97,922
ANDRITZ AG	COMMON STOCK NPV	AUSTRIA	15,270	979,918
ATRIUM EUROPEAN REAL ESTATE	COMMON STOCK NPV	AUSTRIA	53,498	313,924
BWT AG	COMMON STOCK NPV	AUSTRIA	9,456	199,717
CA IMMOBILIEN ANLAGEN AG	COMMON STOCK	AUSTRIA	8,100	112,278
CORIO NV	REIT EUR10.	AUSTRIA	9,814	126,789
ERSTE GROUP BANK AG	COMMON STOCK NPV	AUSTRIA	34,864	1,113,485
IMMOEAST ANSPR NACHB	COMMON STOCK	AUSTRIA	143,040	0
IMMOFINANZ AG	COMMON STOCK	AUSTRIA	225,181	948,211
IMMOFINANZ ANSPR NACHB	COMMON STOCK	AUSTRIA	89,821	0
KAPSCH TRAFFICCOM AG	COMMON STOCK	AUSTRIA	3,195	199,733
OMV AG	COMMON STOCK NPV	AUSTRIA	32,282	1,170,848
PALFINGER AG	COMMON STOCK NPV	AUSTRIA	4,990	108,017
RAIFFEISEN BANK INTERNATIONA	COMMON STOCK NPV	AUSTRIA	6,985	291,637
RHI AG	COMMON STOCK	AUSTRIA	2,714	89,391
S 1 CORPORATION	COMMON STOCK KRW500.	AUSTRIA	54,496	345,305
SCHOELLER BLECKMANN OILFIELD	COMMON STOCK EUR1.	AUSTRIA	4,014	421,112
SEMPERIT AG HOLDING	COMMON STOCK NPV	AUSTRIA	3,423	140,916
TELEKOM AUSTRIA AG	COMMON STOCK NPV	AUSTRIA	65,903	498,121
VERBUND AG	COMMON STOCK NPV	AUSTRIA	15,077	372,955
VIENNA INSURANCE GROUP AG	COMMON STOCK NPV	AUSTRIA	6,166	330,381
VOESTALPINE AG	COMMON STOCK NPV	AUSTRIA	22,522	827,197
WIENERBERGER AG	COMMON STOCK NPV	AUSTRIA	21,849	201,046
ACKERMANS + VAN HAAREN	COMMON STOCK	BELGIUM	5,040	414,771
AGEAS	COMMON STOCK NPV	BELGIUM	42,633	1,270,492
AGFA GEVAERT NV	COMMON STOCK NPV	BELGIUM	6,022	8
AGFA GEVAERT NV STRIP VVPR	MISC.	BELGIUM	24,090	41,672
ANHEUSER BUSCH INBEV NV	COMMON STOCK NPV	BELGIUM	129,461	11,300,128
ANHEUSER BUSCH INBEV ST VVPR	MISC. NPV	BELGIUM	58,432	77
ARSEUS NV	COMMON STOCK	BELGIUM	1,000	20,069
BEKAERT NV	COMMON STOCK NPV	BELGIUM	7,255	213,556
BELGACOM SA	COMMON STOCK NPV	BELGIUM	33,007	971,788
COLOPLAST B	COMMON STOCK DKK1.	BELGIUM	3,126	369,715
COLT GROUP SA	COMMON STOCK EUR.5	BELGIUM	15,903	788,676
D IETEREN SA/NV	COMMON STOCK NPV	BELGIUM	5,489	222,664
DELHAIZE GROUP	COMMON STOCK NPV	BELGIUM	19,545	781,959
DEXIA SA	COMMON STOCK NPV	BELGIUM	111,639	10,603
ELIA SYSTEM OPERATOR SA/NV	COMMON STOCK	BELGIUM	6,678	301,359
EURONAV SA	COMMON STOCK NPV	BELGIUM	1,664	9,999
EVS BROADCAST EQUIPMENT S.A.	COMMON STOCK NPV	BELGIUM	1,449	85,385
GROUPE BRUXELLES LAMBERT SA	COMMON STOCK NPV	BELGIUM	15,756	1,240,654
INTERVEST OFFICES+WAREHOUSES	REIT	BELGIUM	4,530	120,844
ION BEAM APPLICATIONS	COMMON STOCK NPV	BELGIUM	1,400	10,101
KBC ANCORA	COMMON STOCK NPV	BELGIUM	6,210	106,839
KBC GROEP NV	COMMON STOCK NPV	BELGIUM	30,248	1,051,623
MOBISTAR SA	COMMON STOCK NPV	BELGIUM	6,069	155,904
NYRSTAR	COMMON STOCK NPV	BELGIUM	35,531	218,047
SOLVAY SA	COMMON STOCK NPV	BELGIUM	12,350	1,775,708
TELENET GROUP HOLDING NV	COMMON STOCK NPV	BELGIUM	9,109	422,743
THROMBOGENICS NV	COMMON STOCK	BELGIUM	10,348	571,141
UCB SA	COMMON STOCK NPV	BELGIUM	20,478	1,176,697
UMICORE	COMMON STOCK NPV	BELGIUM	24,652	1,357,737
ALL AMERICA LATINA LOGISTICA	COMMON STOCK NPV	BRAZIL	76,300	312,684
ANHANGUERA EDUCACIONAL PARTI	COMMON STOCK NPV	BRAZIL	23,393	399,645
B2W CIA DIGITAL	COMMON STOCK NPV	BRAZIL	23,825	198,670
BANCO ABC BRASIL SA	PREFERENCE	BRAZIL	26,864	186,434
BANCO BRADESCO SA PREF	PREFERENCE	BRAZIL	332,423	5,789,540
BANCO DAYCOVAL SA	PREFERENCE	BRAZIL	25,167	125,286
BANCO DO BRASIL S.A.	COMMON STOCK NPV	BRAZIL	111,889	1,427,375
BANCO ESTADO RIO GRAN PREF B	PREFERENCE	BRAZIL	41,132	316,305
BANCO SANTANDER BRASIL UNIT	UNIT NPV	BRAZIL	135,583	989,583
BM+FBOVESPA SA	COMMON STOCK NPV	BRAZIL	321,908	2,247,026
BR MALLS PARTICIPACOES SA	COMMON STOCK NPV	BRAZIL	71,741	950,424
BRADESPAR SA PREF	PREFERENCE	BRAZIL	44,400	728,031
BRASKEM SA PREF A	PREFERENCE	BRAZIL	37,660	249,278
BRAZILIAN REAL	FOREIGN CURRENCY	BRAZIL	1,730,238	845,049
BRF SA	COMMON STOCK NPV	BRAZIL	122,432	2,576,293
CCR SA	COMMON STOCK NPV	BRAZIL	169,300	1,605,464
CENTRAIS ELETRIC STA CAT PRF	PREFERENCE	BRAZIL	10,131	133,405
CENTRAIS ELETRICAS BRAS PR B	PREFERENCE	BRAZIL	36,705	187,238
CENTRAIS ELETRICAS BRASILIER	COMMON STOCK NPV	BRAZIL	41,077	129,298
CETIP SA MERCADOS ORGANIZADO	COMMON STOCK NPV	BRAZIL	53,024	661,843
CIA BRASILEIRA DE DIS PREF	PREFERENCE	BRAZIL	16,715	735,532
CIA DE BEBIDAS DAS AME PREF	PREFERENCE	BRAZIL	129,963	5,472,872
CIA ENERGETICA DE SP PREF B	PREFERENCE	BRAZIL	29,866	286,062
CIA ENERGETICA DO CEARA PR A	PREFERENCE	BRAZIL	10,328	228,079

CIA ENERGETICA MINAS GER PRF	PREFERENCE	BRAZIL	92,243	1,001,835
CIA FERRO LIGAS DA BAHIA FE	PREFERENCE	BRAZIL	67,100	411,797
CIA PARANAENSE DE ENERGI PFB	PREFERENCE	BRAZIL	17,507	269,708
CIA SANEAMENTO BASICO DE SP	COMMON STOCK NPV	BRAZIL	27,040	1,134,549
CIA SIDERURGICA NACIONAL SA	COMMON STOCK NPV	BRAZIL	136,988	816,022
CIMB GROUP HOLDINGS BHD	COMMON STOCK MYR1.	BRAZIL	51,872	1,452,412
CONTINENTAL AG	COMMON STOCK NPV	BRAZIL	14,100	170,909
COSCO CORP SINGAPORE LTD	COMMON STOCK NPV	BRAZIL	38,149	784,256
CRAMO OYJ	COMMON STOCK	BRAZIL	47,000	493,184
CYRELA BRAZIL REALTY SA EMP	COMMON STOCK NPV	BRAZIL	57,800	509,560
DIAGNOSTICOS DA AMERICA SA	COMMON STOCK NPV	BRAZIL	36,400	236,547
DURATEX SA	COMMON STOCK NPV	BRAZIL	49,597	362,362
EDP ENERGIAS DO BRASIL SA	COMMON STOCK NPV	BRAZIL	84,900	521,904
ELETROPAULO METROPOLI PREF	PREFERENCE	BRAZIL	19,077	158,257
EMBRAER SA	COMMON STOCK NPV	BRAZIL	130,770	935,761
ETERNIT SA	COMMON STOCK NPV	BRAZIL	45,729	182,381
FIBRIA CELULOSE SA	COMMON STOCK NPV	BRAZIL	21,478	239,635
GAFISA SA	COMMON STOCK NPV	BRAZIL	95,454	222,747
GERDAU SA PREF	PREFERENCE	BRAZIL	186,504	1,664,468
GOL LINHAS AEREAS PREF	PREFERENCE	BRAZIL	22,900	149,911
HRT PARTICIPACOES EM PETROLE	COMMON STOCK NPV	BRAZIL	41,900	97,253
HYPERMARCAS SA	COMMON STOCK NPV	BRAZIL	50,611	419,250
INDS KLABIN PAPEL E CELU PRF	PREFERENCE	BRAZIL	104,000	656,726
ITAU UNIBANCO HOLDING S PREF	PREFERENCE	BRAZIL	399,800	6,603,830
ITAUSA INVESTIMENTOS ITAU PR	PREFERENCE	BRAZIL	496,027	2,396,246
JBS SA	COMMON STOCK NPV	BRAZIL	129,197	383,679
KROTON EDUCACIONAL SA	COMMON STOCK NPV	BRAZIL	18,595	420,034
LLX LOGISTICA SA ORD	COMMON STOCK NPV	BRAZIL	129,435	153,372
LOCALIZA RENT A CAR	COMMON STOCK NPV	BRAZIL	27,471	504,915
LOG IN LOGISTICA INTERMODAL	COMMON STOCK NPV	BRAZIL	35,315	147,434
LOJAS AMERICANAS SA PREF	PREFERENCE	BRAZIL	80,781	728,102
LOJAS RENNER S.A.	COMMON STOCK NPV	BRAZIL	22,000	860,779
LPS BRASIL CONS DE IMOVEIS	COMMON STOCK NPV	BRAZIL	10,417	192,769
MARFRIG ALIMENTOS SA	COMMON STOCK NPV	BRAZIL	24,200	102,660
METALURGICA GERDAU SA PREF	PREFERENCE	BRAZIL	87,900	1,007,667
MRV ENGENHARIA	COMMON STOCK NPV	BRAZIL	59,384	356,611
NATURA COSMETICOS SA	COMMON STOCK NPV	BRAZIL	41,400	1,187,926
ODONTOPREV S.A.	COMMON STOCK NPV	BRAZIL	54,912	290,123
OGX PETROLEO E GAS PARTICIPA	COMMON STOCK NPV	BRAZIL	238,600	523,123
OI SA	ADR	BRAZIL	39,647	173,082
OI SA PREFERENCE	PREFERENCE	BRAZIL	191,321	776,344
PDG REALTY SA	COMMON STOCK NPV	BRAZIL	207,690	343,350
PETROBRAS PETROLEO BRAS	COMMON STOCK NPV	BRAZIL	512,803	5,020,576
PETROBRAS PETROLEO BRAS PR	PREFERENCE	BRAZIL	692,817	6,702,316
ROSSI RESIDENCIAL SA	COMMON STOCK NPV	BRAZIL	25,724	57,164
ROSSI RESIDENCIAL SA RCT	RECEIPT	BRAZIL	46,118	104,539
SARAIVA SA LIVREIROS PREF	PREFERENCE	BRAZIL	8,400	107,141
SOUZA CRUZ SA	COMMON STOCK NPV	BRAZIL	69,265	1,048,914
TELEFONICA BRASIL S.A. PREF	PREFERENCE	BRAZIL	58,348	1,407,064
TIM PARTICIPACOES SA	COMMON STOCK NPV	BRAZIL	152,872	609,418
TRACTEBEL ENERGIA SA	COMMON STOCK NPV	BRAZIL	38,300	624,006
ULTRAPAR PARTICIPACOES SA	COMMON STOCK NPV	BRAZIL	59,200	1,328,368
USINAS SIDER MINAS GER PF A	PREFERENCE	BRAZIL	92,270	601,522
VALE SA	COMMON STOCK NPV	BRAZIL	233,548	4,913,603
VALE SA PREF	PREFERENCE	BRAZIL	332,416	6,763,215
VALID SOLUCOES SA	COMMON STOCK NPV	BRAZIL	25,317	562,425
ADVANTAGE OIL + GAS LTD	COMMON STOCK NPV	CANADA	47,800	153,621
AGNICO EAGLE MINES LTD	COMMON STOCK NPV	CANADA	28,800	1,507,828
AGRIUM INC W/D	COMMON STOCK NPV	CANADA	29,587	2,945,923
AIMIA INC	COMMON STOCK NPV	CANADA	42,272	631,299
ALACER GOLD CORP	COMMON STOCK NPV	CANADA	36,500	190,620
ALAMOS GOLD INC	COMMON STOCK NPV	CANADA	24,000	420,609
ALIMENTATION COUCHE TARD B	COMMON STOCK NPV	CANADA	25,000	1,228,533
ALTEN	COMMON STOCK NPV	CANADA	28,000	944,019
ARC RESOURCES LTD	COMMON STOCK NPV	CANADA	59,000	1,448,187
ASTRAL MEDIA INC A	COMMON STOCK NPV	CANADA	9,500	441,082
ATCO LTD CLASS I	COMMON STOCK NPV	CANADA	7,400	599,908
ATHABASCA OIL CORP	COMMON STOCK	CANADA	76,300	800,778
ATRIUM INNOVATIONS INC	COMMON STOCK	CANADA	9,400	112,815
ATS AUTOMATION TOOLING SYS	COMMON STOCK NPV	CANADA	35,400	312,510
AURICO GOLD INC	COMMON STOCK NPV	CANADA	49,037	403,347
AURIZON MINES LTD	COMMON STOCK NPV	CANADA	44,700	153,983
BANK OF MONTREAL	COMMON STOCK NPV	CANADA	102,544	6,267,779
BANK OF NOVA SCOTIA	COMMON STOCK NPV	CANADA	180,100	10,393,237
BANKERS PETROLEUM LTD	COMMON STOCK NPV	CANADA	51,800	166,996
BARRICK GOLD CORP	COMMON STOCK NPV	CANADA	171,625	6,001,790
BAYTEX ENERGY CORP	COMMON STOCK NPV	CANADA	28,350	1,220,613
BCE INC	COMMON STOCK NPV	CANADA	42,667	1,826,749
BLACKPEARL RESOURCES INC	COMMON STOCK NPV	CANADA	68,700	209,060
BOMBARDIER INC B	COMMON STOCK NPV	CANADA	268,399	1,013,538

BONAVISTA ENERGY CORP	COMMON STOCK NPV	CANADA	25,800	384,007
BROOKFIELD ASSET MANAGE CL A	COMMON STOCK NPV	CANADA	97,850	3,581,053
BROOKFIELD OFFICE PROPERTIES	COMMON STOCK NPV	CANADA	44,442	756,991
CAE INC	COMMON STOCK NPV	CANADA	47,951	484,952
CALFRAC WELL SERVICES LTD	COMMON STOCK NPV	CANADA	11,300	284,287
CAMECO CORP	COMMON STOCK NPV	CANADA	77,868	1,532,022
CAN IMPERIAL BK OF COMMERCE	COMMON STOCK NPV	CANADA	68,515	5,502,807
CANADIAN DOLLAR	FOREIGN CURRENCY	CANADA	5,507,496	5,531,281
CANADIAN NATL RAILWAY CO	COMMON STOCK NPV	CANADA	75,842	6,880,394
CANADIAN NATURAL RESOURCES	COMMON STOCK NPV	CANADA	194,840	5,604,316
CANADIAN OIL SANDS LTD	COMMON STOCK NPV	CANADA	94,900	1,922,399
CANADIAN PACIFIC RAILWAY LTD	COMMON STOCK NPV	CANADA	32,852	3,329,082
CANADIAN TIRE CORP CLASS A	COMMON STOCK NPV	CANADA	14,862	1,035,579
CANADIAN UTILITIES LTD A	COMMON STOCK NPV	CANADA	13,900	1,004,284
CANADIAN WESTERN BANK	COMMON STOCK NPV	CANADA	14,100	402,736
CANFOR CORP	COMMON STOCK NPV	CANADA	27,700	461,249
CAPSTONE MINING CORP	COMMON STOCK NPV	CANADA	85,700	207,429
CASCADES INC	COMMON STOCK NPV	CANADA	13,300	54,765
CATAMARAN CORP	COMMON STOCK NPV	CANADA	23,000	1,080,587
CELESTICA INC W/D	COMMON STOCK NPV	CANADA	49,500	401,190
CENOVUS ENERGY INC	COMMON STOCK NPV	CANADA	135,092	4,516,634
CENTERRA GOLD INC	COMMON STOCK NPV	CANADA	36,100	337,542
CGG	COMMON STOCK EUR.4	CANADA	48,130	1,108,870
CI FINANCIAL CORP	COMMON STOCK NPV	CANADA	22,819	571,334
COMMERCIAL INTERNATIONAL BAN	COMMON STOCK EGP10.	CANADA	34,900	791,095
CONSTRUCC Y AUX DE FERROCARR	COMMON STOCK EUR3.01	CANADA	142,200	25,707
CRESUD S.A.C.I.F.Y A.	COMMON STOCK ARS1.	CANADA	56,450	2,132,820
CRH PLC	COMMON STOCK EUR.32	CANADA	16,400	106,896
DAVIS + HENDERSON CORP	COMMON STOCK	CANADA	13,500	292,317
DENISON MINES CORP	COMMON STOCK NPV	CANADA	120,348	148,667
DETOUR GOLD CORP	COMMON STOCK NPV	CANADA	20,900	522,448
DOLLARAMA INC	COMMON STOCK	CANADA	13,300	787,688
EASTERN PLATINUM LTD	COMMON STOCK NPV	CANADA	214,400	35,529
ELDORADO GOLD CORP	COMMON STOCK NPV	CANADA	117,495	1,510,431
EMPIRE CO LTD A	COMMON STOCK	CANADA	4,300	254,580
ENBRIDGE INC	COMMON STOCK NPV	CANADA	132,740	5,735,136
ENCANA CORP	COMMON STOCK NPV	CANADA	128,492	2,537,062
ENERFLEX LTD	COMMON STOCK	CANADA	11,004	132,397
ENERPLUS CORP	COMMON STOCK NPV	CANADA	30,500	395,149
ENSIGN ENERGY SERVICES INC	COMMON STOCK NPV	CANADA	23,900	368,929
EXFO INC	COMMON STOCK NPV	CANADA	17,700	94,926
FINNING INTERNATIONAL INC	COMMON STOCK NPV	CANADA	32,000	789,635
FIRST MAJESTIC SILVER CORP	COMMON STOCK NPV	CANADA	35,200	709,161
FIRST QUANTUM MINERALS LTD	COMMON STOCK NPV	CANADA	83,800	1,843,987
FIRSTSERVICE CORP	COMMON STOCK NPV	CANADA	8,600	242,531
FORTIS INC	COMMON STOCK NPV	CANADA	29,900	1,027,597
FRANCO NEVADA CORP	COMMON STOCK NPV	CANADA	30,100	1,716,459
GABRIEL RESOURCES LTD	COMMON STOCK NPV	CANADA	52,024	123,307
GILDAN ACTIVEWEAR INC	COMMON STOCK NPV	CANADA	21,100	769,873
GOLDCORP INC	COMMON STOCK NPV	CANADA	138,868	5,100,334
GOLDEN STAR RESOURCES LTD	COMMON STOCK NPV	CANADA	124,730	233,000
GREAT WEST LIFECO INC	COMMON STOCK NPV	CANADA	47,218	1,154,724
GUYANA GOLDFIELDS INC	COMMON STOCK NPV	CANADA	47,700	149,946
H+R REAL ESTATE INV REIT UTS	REIT NPV	CANADA	23,100	559,114
HOME CAPITAL GROUP INC	COMMON STOCK NPV	CANADA	10,500	622,914
HUDBAY MINERALS INC	COMMON STOCK NPV	CANADA	40,900	411,588
HUSKY ENERGY INC	COMMON STOCK NPV	CANADA	67,480	1,992,480
IAMGOLD CORP	COMMON STOCK NPV	CANADA	65,250	746,407
IGM FINANCIAL INC	COMMON STOCK NPV	CANADA	22,000	919,152
IMPERIAL OIL LTD	COMMON STOCK NPV	CANADA	52,540	2,254,730
INDUSTRIAL ALLIANCE INSURANC	COMMON STOCK	CANADA	13,700	431,763
INMET MINING CORPORATION	COMMON STOCK NPV	CANADA	9,800	728,430
INTACT FINANCIAL CORP	COMMON STOCK NPV	CANADA	22,800	1,483,133
JEAN COUTU GROUP INC CLASS A	COMMON STOCK NPV	CANADA	35,000	510,746
JUST ENERGY GROUP INC	COMMON STOCK	CANADA	36,500	347,881
KEYERA CORP	COMMON STOCK NPV	CANADA	18,200	899,855
KINROSS GOLD CORP	COMMON STOCK NPV	CANADA	189,329	1,836,816
LAURENTIAN BANK OF CANADA	COMMON STOCK NPV	CANADA	4,900	217,712
LOBLAW COMPANIES LTD	COMMON STOCK NPV	CANADA	20,411	859,529
LONG RUN EXPLORATION LTD	COMMON STOCK	CANADA	17,668	86,947
LUNDIN MINING CORP	COMMON STOCK NPV	CANADA	103,100	530,152
MACDONALD DETTWILER + ASSOC	COMMON STOCK	CANADA	5,704	320,574
MAGNA INTERNATIONAL INC	COMMON STOCK NPV	CANADA	41,856	2,088,386
MANULIFE FINANCIAL CORP	COMMON STOCK NPV	CANADA	330,591	4,485,572
MAPLE LEAF FOODS INC	COMMON STOCK NPV	CANADA	26,800	322,181
MARTINREA INTERNATIONAL INC	COMMON STOCK NPV	CANADA	23,200	180,576
MEG ENERGY CORP	COMMON STOCK	CANADA	27,600	843,772
METHANEX CORP	COMMON STOCK NPV	CANADA	20,400	649,063
METRO INC	COMMON STOCK NPV	CANADA	19,100	1,214,827
MORNEAU SHEPELL INC	COMMON STOCK	CANADA	8,500	108,416

MULLEN GROUP LTD	COMMON STOCK NPV	CANADA	13,600	285,468
NATIONAL BANK OF CANADA	COMMON STOCK NPV	CANADA	29,435	2,283,378
NEW GOLD INC	COMMON STOCK NPV	CANADA	85,300	943,209
NEWALTA CORP	COMMON STOCK	CANADA	30,200	470,122
NEXEN INC	COMMON STOCK NPV	CANADA	91,480	2,441,120
NIKO RESOURCES LTD	COMMON STOCK NPV	CANADA	8,100	86,638
NORBORD INC	COMMON STOCK NPV	CANADA	20,250	613,988
NORTH WEST CO INC/THE	COMMON STOCK NPV	CANADA	8,200	184,391
NORTHERN PROPERTY REAL ESTAT	REIT	CANADA	19,400	602,049
NOVAGOLD RESOURCES INC	COMMON STOCK NPV	CANADA	44,400	200,663
NUVISTA ENERGY LTD	COMMON STOCK	CANADA	22,700	133,824
ONEX CORPORATION	COMMON STOCK NPV	CANADA	18,255	767,638
OPEN TEXT CORP	COMMON STOCK NPV	CANADA	10,300	575,463
OSISKO MINING CORP	COMMON STOCK NPV	CANADA	61,060	490,590
PACE OIL AND GAS LTD	COMMON STOCK	CANADA	33,145	109,518
PACIFIC RUBIALES ENERGY CORP	COMMON STOCK	CANADA	55,600	1,290,465
PAN AMERICAN SILVER CORP	COMMON STOCK NPV	CANADA	41,796	782,442
PAN AMERICAN SILVER CORP WTS	EXP07DEC14	CANADA	519	0
PASON SYSTEMS INC	COMMON STOCK NPV	CANADA	23,200	399,598
PEMBINA PIPELINE CORP	COMMON STOCK NPV	CANADA	54,332	1,552,966
PENGROWTH ENERGY CORP	COMMON STOCK NPV	CANADA	115,000	571,708
PENN WEST PETROLEUM LTD	COMMON STOCK NPV	CANADA	104,785	1,136,565
PETROBAKKEN ENERGY LTD A	COMMON STOCK	CANADA	16,100	165,738
PETROBANK ENERGY + RESOURCES	COMMON STOCK NPV	CANADA	20,000	249,071
PETROMINERALES LTD	COMMON STOCK NPV	CANADA	20,723	178,987
PEYTO EXPLORATION + DEV CORP	COMMON STOCK NPV	CANADA	27,200	628,029
POTASH CORP OF SASKATCHEWAN	COMMON STOCK NPV	CANADA	147,196	5,984,226
POWER CORP OF CANADA	COMMON STOCK NPV	CANADA	64,922	1,654,836
POWER FINANCIAL CORP	COMMON STOCK NPV	CANADA	40,000	1,094,306
PRECISION DRILLING CORP	COMMON STOCK NPV	CANADA	45,900	378,927
PROGRESSIVE WASTE SOLUTIONS	COMMON STOCK	CANADA	18,900	407,725
RESEARCH IN MOTION	COMMON STOCK	CANADA	81,200	962,298
RIOCAN REAL ESTATE INVST TR	REIT NPV	CANADA	25,700	711,351
RITCHIE BROS AUCTIONEERS	COMMON STOCK NPV	CANADA	19,100	398,037
ROGERS COMMUNICATIONS INC B	COMMON STOCK NPV	CANADA	77,242	3,503,313
RONA INC	COMMON STOCK NPV	CANADA	18,200	195,033
ROYAL BANK OF CANADA	COMMON STOCK NPV	CANADA	239,560	14,406,802
S.O.I.T.E.C.	COMMON STOCK NPV	CANADA	11,000	110,806
SAPUTO INC	COMMON STOCK NPV	CANADA	26,700	1,349,078
SEMAFO INC	COMMON STOCK NPV	CANADA	53,500	183,760
SHAW COMMUNICATIONS INC B	COMMON STOCK NPV	CANADA	64,432	1,477,982
SHAWCOR LTD CLASS A	COMMON STOCK NPV	CANADA	9,700	379,836
SHERRITT INTERNATIONAL CORP	COMMON STOCK NPV	CANADA	69,500	401,351
SHOPPERS DRUG MART CORP	COMMON STOCK NPV	CANADA	35,800	1,538,857
SIERRA WIRELESS INC	COMMON STOCK NPV	CANADA	11,900	94,655
SILVER STANDARD RESOURCES	COMMON STOCK NPV	CANADA	19,500	290,434
SILVER WHEATON CORP	COMMON STOCK NPV	CANADA	70,900	2,553,454
SILVERCORP METALS INC	COMMON STOCK NPV	CANADA	46,200	236,638
SINO FOREST CORP	COMMON STOCK NPV	CANADA	41,300	0
SNC LAVALIN GROUP INC	COMMON STOCK NPV	CANADA	28,200	1,141,934
SPROTT INC	COMMON STOCK	CANADA	30,900	122,892
STANTEC INC	COMMON STOCK NPV	CANADA	12,200	487,044
SUN LIFE FINANCIAL INC	COMMON STOCK NPV	CANADA	97,597	2,584,747
SUNCOR ENERGY INC	COMMON STOCK NPV	CANADA	266,511	8,755,222
SUPERIOR PLUS CORP	COMMON STOCK NPV	CANADA	19,900	204,656
TAHOE RESOURCES INC	COMMON STOCK	CANADA	17,600	321,703
TALISMAN ENERGY INC	COMMON STOCK NPV	CANADA	189,449	2,140,505
TASEKO MINES LTD	COMMON STOCK NPV	CANADA	108,300	329,566
TECK RESOURCES LTD CLS B	COMMON STOCK NPV	CANADA	109,861	3,988,626
TELUS CORPORATION	COMMON STOCK NPV	CANADA	27,124	1,761,957
THOMPSON CREEK METALS CO INC	COMMON STOCK NPV	CANADA	43,900	181,649
THOMSON REUTERS CORP	COMMON STOCK NPV	CANADA	64,530	1,865,194
TIM HORTONS INC	COMMON STOCK NPV	CANADA	29,000	1,422,185
TMX GROUP LTD	COMMON STOCK NPV	CANADA	1,272	64,794
TOROMONT INDUSTRIES LTD	COMMON STOCK NPV	CANADA	21,104	447,217
TORONTO DOMINION BANK	COMMON STOCK NPV	CANADA	145,400	12,229,838
TOURMALINE OIL CORP	COMMON STOCK	CANADA	29,300	918,991
TRANSALTA CORP	COMMON STOCK NPV	CANADA	69,696	1,058,354
TRANSCANADA CORP	COMMON STOCK NPV	CANADA	120,165	5,674,559
TRICAN WELL SERVICE LTD	COMMON STOCK NPV	CANADA	25,600	337,322
TRINIDAD DRILLING LTD	COMMON STOCK	CANADA	33,500	231,475
TURQUOISE HILL RESOURCES LTD	COMMON STOCK NPV	CANADA	71,415	545,098
URANIUM ONE INC	COMMON STOCK NPV	CANADA	94,700	223,506
VALEANT PHARMACEUTICALS INTE	COMMON STOCK NPV	CANADA	52,877	3,151,272
VERESEN INC	COMMON STOCK NPV	CANADA	49,900	592,866
VERMILION ENERGY INC	COMMON STOCK	CANADA	22,400	1,169,155
WEST FRASER TIMBER CO LTD	COMMON STOCK NPV	CANADA	7,700	541,714
WESTON (GEORGE) LTD	COMMON STOCK NPV	CANADA	9,715	689,622
WESTPORT INNOVATIONS INC	COMMON STOCK NPV	CANADA	10,900	288,127
YAMANA GOLD INC	COMMON STOCK NPV	CANADA	142,212	2,443,755

CAP SA	COMMON STOCK	CHILE	21,067	715,840
CENCOSUD SA	COMMON STOCK NPV	CHILE	182,426	990,849
CHIBA KOGYO BANK LTD/THE	COMMON STOCK	CHILE	309,406,811	646,213
CIA SUD AMERICANA DE VAPORES	COMMON STOCK	CHILE	305,673	27,453
EMPRESAS CMPC SA	COMMON STOCK NPV	CHILE	176,290	653,717
EMPRESAS COPEC SA	COMMON STOCK NPV	CHILE	72,913	1,035,859
EMPRESAS LA POLAR SA	COMMON STOCK NPV	CHILE	351,897	153,993
INVERSIONES AGUAS METROPOL	COMMON STOCK NPV	CHILE	161,014	325,237
MASISA SA	COMMON STOCK NPV	CHILE	2,006,459	211,145
PARQUE ARAUCO S.A.	COMMON STOCK NPV	CHILE	448,797	1,118,267
S OIL CORPORATION	COMMON STOCK KRW2500.	CHILE	84,909	876,288
SALFACORP SA	COMMON STOCK NPV	CHILE	75,801	155,811
SOCIEDAD MATRIZ SAAM SA	COMMON STOCK	CHILE	341,396	41,212
SOCOVESA SA	COMMON STOCK CLP1.	CHILE	1,070,772	512,056
SONDA SA	COMMON STOCK	CHILE	184,856	592,790
VINA CONCHA Y TORO S.A.	COMMON STOCK NPV	CHILE	97,773	188,312
CHINA VANKE CO LTD B	COMMON STOCK CNY1.	CHINA	218,600	350,037
HUADIAN ENERGY CO LTD B	COMMON STOCK CNY1.	CHINA	236,100	63,757
INNER MONGOLIA YITAI COAL B	COMMON STOCK CNY1.	CHINA	125,200	713,303
JIANGSU FUTURE LAND CO LTD B	COMMON STOCK CNY1.	CHINA	337,800	287,436
SGSB GROUP CO LTD B	COMMON STOCK CNY1.	CHINA	323,345	141,612
SHENZHEN CHIWAN PETROLEUM B	COMMON STOCK CNY1.	CHINA	100,600	143,680
TSANN KUEN (CHINA) ENT CO B	COMMON STOCK CNY1.	CHINA	190,916	73,156
YUAN RENMINBI	FOREIGN CURRENCY	CHINA	421	68
CENTRAL EUROPEAN MEDIA ENT A	COMMON STOCK USD.08	CZECH REPUBLIC	18,734	110,727
CEZ AS	COMMON STOCK CZK100.	CZECH REPUBLIC	36,284	1,303,219
CZECH KORUNA	FOREIGN CURRENCY	CZECH REPUBLIC	4,719,542	247,942
KOMERCNI BANKA AS	COMMON STOCK CZK500.	CZECH REPUBLIC	1,457	307,854
PHILIP MORRIS CR AS	COMMON STOCK CZK1000.	CZECH REPUBLIC	69	38,787
TELEFONICA CZECH REPUBLIC AS	COMMON STOCK CZK100.	CZECH REPUBLIC	14,759	250,853
UNIPETROL AS	COMMON STOCK CZK100.	CZECH REPUBLIC	8,580	79,225
AMATA CORP PUBLIC CO LTD FOR	COMMON STOCK THB1. A	DENMARK	59,280	0
AP MOELLER MAERSK A/S A	COMMON STOCK DKK1000.	DENMARK	109	775,289
AP MOELLER MAERSK A/S B	COMMON STOCK DKK1000.	DENMARK	213	1,628,437
AURIGA INDUSTRIES B	COMMON STOCK DKK10.	DENMARK	1,581	24,625
BANG + OLUFSEN A/S	COMMON STOCK DKK10.	DENMARK	3,603	43,157
BAVARIAN NORDIC A/S	COMMON STOCK DKK10.	DENMARK	5,330	46,927
CARLSBERG AS B	COMMON STOCK DKK20.	DENMARK	18,765	1,842,656
CHR HANSEN HOLDING A/S	COMMON STOCK DKK10.	DENMARK	19,090	621,643
COLOWIDE CO LTD	COMMON STOCK	DENMARK	24,220	1,185,606
DANISH KRONE	FOREIGN CURRENCY	DENMARK	138,474	24,469
DANSKE BANK A/S	COMMON STOCK DKK10.	DENMARK	110,219	1,871,526
DFDS A/S	COMMON STOCK DKK100.	DENMARK	68	3,080
DSV A/S	COMMON STOCK DKK1.	DENMARK	37,890	986,843
FLSMIDTH + CO A/S	COMMON STOCK DKK20.	DENMARK	10,583	617,497
GENMAB A/S	COMMON STOCK DKK1.	DENMARK	3,081	42,427
GN STORE NORD A/S	COMMON STOCK DKK4.	DENMARK	44,585	653,207
IC COMPANYS A/S	COMMON STOCK DKK10.	DENMARK	3,296	78,053
JYSKE BANK REG	COMMON STOCK DKK10.	DENMARK	11,985	334,023
NKT HOLDING A/S	COMMON STOCK DKK20.	DENMARK	6,401	231,234
NOVO NORDISK A/S B	COMMON STOCK DKK1.	DENMARK	68,991	11,254,060
NOVOZYMES A/S B SHARES	COMMON STOCK DKK2.	DENMARK	45,615	1,289,378
PANDORA A/S	COMMON STOCK DKK1.	DENMARK	9,509	209,277
ROCKWOOL INTL A/S B SHS	COMMON STOCK DKK10.	DENMARK	1,500	168,656
SIMCORP A/S	COMMON STOCK DKK10.	DENMARK	627	140,187
SYDBANK A/S	COMMON STOCK DKK10.	DENMARK	12,710	225,342
TDC A/S	COMMON STOCK DKK1.	DENMARK	91,900	650,486
TOPDANMARK A/S	COMMON STOCK DKK10.	DENMARK	3,310	709,286
TRYG A/S	COMMON STOCK DKK25.	DENMARK	5,395	407,409
VESTAS WIND SYSTEMS A/S	COMMON STOCK DKK1.	DENMARK	33,017	186,971
WILLIAM DEMANT HOLDING	COMMON STOCK DKK1.	DENMARK	4,517	387,195
COMMERZBANK AG	COMMON STOCK NPV	EGYPT	172,403	934,566
EFG HERMES HOLDING SAE	COMMON STOCK EGP5.	EGYPT	37,840	65,521
EGYPTIAN KUWAITI HOLDING CO	COMMON STOCK USD.25	EGYPT	84,295	108,741
EGYPTIAN POUND	FOREIGN CURRENCY	EGYPT	3,431,536	539,181
EGYPTIAN RESORTS CO	COMMON STOCK EGP1.	EGYPT	332,807	55,430
EZZ STEEL	COMMON STOCK EGP5.	EGYPT	15,684	24,644
HELIOPOLIS HOUSING	COMMON STOCK EGP1.	EGYPT	18,784	67,943
MEDINET NASR HOUSING	COMMON STOCK EGP1.	EGYPT	37,223	140,368
ORASCOM CONSTRUCTION INDS	COMMON STOCK EGP5.	EGYPT	14,023	558,554
ORASCOM TELECOM HOLDING	COMMON STOCK EGP.58	EGYPT	294,025	185,719
ORASCOM TELECOM MEDIA + TECH	COMMON STOCK	EGYPT	294,025	25,871
ORIENTAL WEAVERS	COMMON STOCK EGP5.	EGYPT	81,633	320,665
SIX OF OCTOBER DEVELOPMENT	COMMON STOCK EGP4.	EGYPT	42,963	139,062
TELECOM EGYPT	COMMON STOCK EGP10.	EGYPT	47,649	105,789
AMERICA MOVIL SAB DE C SER L	COMMON STOCK NPV	FINLAND	33,770	503,869
CARGOTEC OYJ B SHARE	COMMON STOCK NPV	FINLAND	7,250	191,936
CJ CGV CO LTD	COMMON STOCK KRW500.	FINLAND	45,624	154,893
CREATE SD HOLDINGS CO	COMMON STOCK	FINLAND	25,708	270,151
ELISA OYJ	COMMON STOCK NPV	FINLAND	27,935	623,505

F SECURE OYJ	COMMON STOCK NPV	FINLAND	89,697	184,663
FORTUM OYJ	COMMON STOCK EUR3.4	FINLAND	73,548	1,381,484
HKSCAN OYJ A SHS	COMMON STOCK NPV	FINLAND	7,904	37,752
HUHTAMAKI OYJ	COMMON STOCK	FINLAND	19,400	314,410
KEMIRA OYJ	COMMON STOCK NPV	FINLAND	10,836	170,142
KESKO OYJ B SHS	COMMON STOCK NPV	FINLAND	12,500	409,244
KONE OYJ B	COMMON STOCK NPV	FINLAND	25,571	1,891,247
KONECRANES OYJ	COMMON STOCK EUR.5	FINLAND	7,883	266,698
METSA BOARD OYJ	COMMON STOCK EUR1.7	FINLAND	37,243	109,582
METSO OYJ	COMMON STOCK NPV	FINLAND	24,200	1,052,981
NESTE OIL OYJ	COMMON STOCK NPV	FINLAND	24,349	317,097
NOKIA OYJ	COMMON STOCK NPV	FINLAND	627,073	2,463,129
NOKIAN RENKAAT OYJ	COMMON STOCK NPV	FINLAND	19,910	800,211
ORIOLA KD OYJ B SHARES	COMMON STOCK NPV	FINLAND	48,139	141,777
ORION OYJ CLASS B	COMMON STOCK EUR.65	FINLAND	17,169	504,032
OUTOKUMPU OYJ	COMMON STOCK NPV	FINLAND	170,400	181,907
OUTOTEC OYJ	COMMON STOCK NPV	FINLAND	7,127	407,312
POHJOLA BANK PLC A SHS	COMMON STOCK NPV	FINLAND	30,012	447,644
POYRY OYJ	COMMON STOCK	FINLAND	5,225	20,286
RAMIRENT OYJ	COMMON STOCK NPV	FINLAND	4,952	41,038
RAUTARUUKKI OYJ	COMMON STOCK NPV	FINLAND	11,000	89,842
SAMPO OYJ A SHS	COMMON STOCK NPV	FINLAND	66,020	2,132,341
SANOMA OYJ	COMMON STOCK NPV	FINLAND	16,040	157,685
SPONDA OYJ	COMMON STOCK NPV	FINLAND	48,881	232,928
STORA ENSO OYJ R SHS	COMMON STOCK NPV	FINLAND	97,024	685,428
TECHNOPOLIS OYJ	COMMON STOCK NPV	FINLAND	41,718	207,808
TIETO OYJ	COMMON STOCK NPV	FINLAND	12,646	250,187
TIKKURILA OYJ	COMMON STOCK	FINLAND	3,978	77,735
UPM KYMMENE OYJ	COMMON STOCK NPV	FINLAND	86,818	1,030,496
UPONOR OYJ	COMMON STOCK NPV	FINLAND	4,058	51,369
WARTSILA OYJ ABP	COMMON STOCK NPV	FINLAND	31,900	1,409,261
YIT OYJ	COMMON STOCK NPV	FINLAND	24,095	473,487
ABC ARBITRAGE	COMMON STOCK EUR.016	FRANCE	15,745	120,486
ACCOR SA	COMMON STOCK EUR3.	FRANCE	36,989	1,325,257
ADP	COMMON STOCK EUR3.	FRANCE	5,489	423,310
AIR FRANCE KLM	COMMON STOCK EUR1.	FRANCE	23,735	225,562
AIR LIQUIDE SA	COMMON STOCK EUR5.5	FRANCE	52,117	6,523,450
ALCATEL LUCENT	COMMON STOCK EUR2.	FRANCE	431,139	575,074
ALTAGAS LTD	COMMON STOCK NPV	FRANCE	34,345	1,405,701
ALTRAN TECHNOLOGIES SA	COMMON STOCK EUR.5	FRANCE	2,530	87,181
ALTRI SGPS SA	COMMON STOCK EUR.125	FRANCE	15,701	119,522
ARKEMA	COMMON STOCK EUR10.	FRANCE	13,211	1,387,430
ASSYSTEM	COMMON STOCK EUR1.	FRANCE	4,180	82,351
ATOS	COMMON STOCK EUR1.	FRANCE	13,186	938,471
AXA SA	COMMON STOCK EUR2.29	FRANCE	302,885	5,472,135
AXWAY SOFTWARE SA	COMMON STOCK	FRANCE	235	4,210
BENI STABILI SPA	REIT EUR.1	FRANCE	22,698	12,906
BNP PARIBAS	COMMON STOCK EUR2.	FRANCE	163,709	9,216,971
BOIRON SA	COMMON STOCK EUR1.	FRANCE	2,931	100,991
BOURSORAMA	COMMON STOCK EUR.4	FRANCE	950	6,252
BOUYGUES SA	COMMON STOCK EUR1.	FRANCE	37,691	1,110,071
BULL	COMMON STOCK EUR.1	FRANCE	13,422	55,447
BUREAU VERITAS SA	COMMON STOCK EUR.12	FRANCE	8,411	934,060
CAC 40 INDEX FUTURES	MAR13 XMON	FRANCE	560	(913)
CAP GEMINI	COMMON STOCK EUR8.	FRANCE	25,767	1,121,603
CARREFOUR SA	COMMON STOCK EUR2.5	FRANCE	101,579	2,627,344
CASINO GUICHARD PERRACHON	COMMON STOCK EUR1.53	FRANCE	9,015	866,172
CHRISTIAN DIOR	COMMON STOCK EUR2.	FRANCE	10,227	1,766,023
CIELO SA	COMMON STOCK NPV	FRANCE	34,725	1,045,334
COAL INDIA LTD	COMMON STOCK INR10.	FRANCE	26,154	397,919
COMPAL COMMUNICATIONS INC	COMMON STOCK TWD10.	FRANCE	67,044	2,865,348
CREDIT SAISON CO LTD	COMMON STOCK	FRANCE	155,742	1,262,998
DANONE	COMMON STOCK EUR.25	FRANCE	97,729	6,449,334
DASSAULT SYSTEMES SA	COMMON STOCK EUR1.	FRANCE	12,310	1,376,427
DERICHEBOURG	COMMON STOCK EUR.25	FRANCE	22,975	98,261
EADS NV	COMMON STOCK EUR1.	FRANCE	70,806	2,771,862
EDENRED	COMMON STOCK EUR2.	FRANCE	35,709	1,109,143
EDF	COMMON STOCK EUR.5	FRANCE	37,707	705,885
EIFFAGE	COMMON STOCK EUR4.	FRANCE	7,066	320,432
ESSILOR INTERNATIONAL	COMMON STOCK EUR.18	FRANCE	35,711	3,616,501
EURAZEO	COMMON STOCK NPV	FRANCE	5,940	287,827
EURO DISNEY SCA REGR	COMMON STOCK EUR1.	FRANCE	4,513	30,990
EUROFINS SCIENTIFIC	COMMON STOCK EUR.1	FRANCE	1,769	285,997
EUTELSAT COMMUNICATIONS	COMMON STOCK EUR1.	FRANCE	23,966	794,826
FAIVELEY TRANSPORT	COMMON STOCK EUR1.	FRANCE	965	62,421
FIMALAC	COMMON STOCK EUR4.4	FRANCE	750	34,299
FONCIERE DES REGIONS	REIT EUR3.	FRANCE	4,301	360,040
FRANCE TELECOM SA	COMMON STOCK EUR4.	FRANCE	317,814	3,554,892
GAMELOFT SE	COMMON STOCK EUR.05	FRANCE	15,072	105,335
GDF SUEZ	COMMON STOCK EUR1.	FRANCE	206,463	4,248,949

	GECINA SA	REIT EUR7.5	FRANCE	3,723	415,037
	GEMALTO	COMMON STOCK EUR1.	FRANCE	15,763	1,425,444
	GROUPE EUROTUNNEL SA REGR	COMMON STOCK EUR.4	FRANCE	125,340	966,645
	HAVAS SA	COMMON STOCK EUR.4	FRANCE	39,700	218,381
	ICADE	REIT NPV	FRANCE	7,641	684,667
	ILIAD SA	COMMON STOCK NPV	FRANCE	4,902	842,814
	IMERYS SA	COMMON STOCK EUR2.	FRANCE	6,276	406,747
	INGENICO	COMMON STOCK EUR1.	FRANCE	7,777	443,012
	INTERPARFUMS SA	COMMON STOCK EUR3.	FRANCE	3,400	104,123
	IPSEN	COMMON STOCK EUR1.	FRANCE	3,239	97,987
	IPSOS	COMMON STOCK EUR.25	FRANCE	4,379	163,033
	JC DECAUX SA	COMMON STOCK NPV	FRANCE	12,585	303,368
	KLEPIERRE	REIT EUR1.4	FRANCE	19,477	784,116
	L OREAL	COMMON STOCK EUR.2	FRANCE	35,401	4,939,363
	LAFARGE SA	COMMON STOCK EUR4.	FRANCE	33,430	2,139,616
	LAGARDERE S.C.A.	COMMON STOCK EUR6.1	FRANCE	22,537	764,339
	LEGRAND SA	COMMON STOCK EUR4.	FRANCE	39,649	1,671,492
	LVMH MOET HENNESSY LOUIS VUI	COMMON STOCK EUR.3	FRANCE	41,956	7,809,198
	M6 METROPOLE TELEVISION	COMMON STOCK EUR.4	FRANCE	12,011	187,527
	MAUREL + PROM NIGERIA	COMMON STOCK EUR.1	FRANCE	18,022	53,411
	MAUREL ET PROM	COMMON STOCK EUR.77	FRANCE	18,022	308,769
	MERSEN (EX CARBON LORRAINE)	COMMON STOCK EUR2.	FRANCE	4,223	120,143
	MICHELIN (CGDE)	COMMON STOCK EUR2.	FRANCE	31,414	2,974,642
*	NATIXIS	COMMON STOCK EUR1.6	FRANCE	180,998	625,453
	NEOPOST SA	COMMON STOCK EUR1.	FRANCE	7,071	373,454
	NEXANS SA	COMMON STOCK EUR1.	FRANCE	3,919	177,992
	NEXITY	COMMON STOCK EUR5.	FRANCE	4,432	149,240
	PAGESJAUNES GROUPE	COMMON STOCK EUR.2	FRANCE	24,655	61,068
	PERNOD RICARD SA	COMMON STOCK EUR1.55	FRANCE	34,691	4,074,411
	PEUGEOT SA	COMMON STOCK EUR1.	FRANCE	42,679	316,014
	PPR	COMMON STOCK EUR4.	FRANCE	12,662	2,357,207
	PUBLICIS GROUPE	COMMON STOCK EUR.4	FRANCE	23,520	1,407,563
	REMY COINTREAU	COMMON STOCK EUR1.6	FRANCE	4,280	467,345
	RENAULT SA	COMMON STOCK EUR3.81	FRANCE	34,295	1,889,898
	RUBIS	COMMON STOCK EUR2.5	FRANCE	10,783	737,423
	S.A.C.I. FALABELLA	COMMON STOCK NPV	FRANCE	10,970	38,623
	SAFRAN SA	COMMON STOCK EUR.2	FRANCE	42,907	1,870,073
	SAFT GROUPE SA	COMMON STOCK EUR1.	FRANCE	5,183	121,131
	SANOFI	COMMON STOCK EUR2.	FRANCE	200,649	19,006,238
	SARTORIUS STEDIM BIOTECH	COMMON STOCK EUR.61	FRANCE	173	16,737
	SCHNEIDER ELECTRIC SA	COMMON STOCK EUR4.	FRANCE	91,020	6,780,619
	SCOR SE	COMMON STOCK EUR7.876972	FRANCE	34,455	927,967
	SECHILIENNE SIDEC	COMMON STOCK EUR.0385	FRANCE	2,137	40,618
	SES	RECEIPT NPV	FRANCE	50,372	1,455,492
	SOCIETE BIC SA	COMMON STOCK EUR3.82	FRANCE	5,115	609,888
	SOCIETE GENERALE	COMMON STOCK EUR1.25	FRANCE	124,050	4,660,564
	SODEXO	COMMON STOCK EUR4.	FRANCE	17,830	1,492,320
	SOPRA GROUP	COMMON STOCK EUR1.	FRANCE	188	12,077
	STALLERGENES	COMMON STOCK EUR1.	FRANCE	1,552	88,278
	STMICROELECTRONICS NV	COMMON STOCK EUR1.04	FRANCE	126,172	918,841
	SUEZ ENVIRONNEMENT CO	COMMON STOCK EUR4.	FRANCE	52,235	629,097
	TECHNIP SA	COMMON STOCK EUR.7625	FRANCE	16,320	1,876,702
	TELEPERFORMANCE	COMMON STOCK EUR2.5	FRANCE	8,900	322,172
	TELEVISION FRANCAISE (T.F.1)	COMMON STOCK EUR.2	FRANCE	21,481	254,689
	THALES SA	COMMON STOCK EUR3.	FRANCE	14,658	505,424
	TOTAL SA	COMMON STOCK EUR2.5	FRANCE	343,748	17,770,652
	TRANSGENE SA	COMMON STOCK NPV	FRANCE	4,682	50,210
	UBISOFT ENTERTAINMENT	CALL EXP 10OCT13	FRANCE	6,310	1,165
	UBISOFT ENTERTAINMENT	COMMON STOCK EUR.0775	FRANCE	6,310	67,414
	UNIBAIL RODAMCO SE	REIT EUR5.	FRANCE	15,852	3,876,114
	VALEO SA	COMMON STOCK EUR3.	FRANCE	13,270	672,083
	VALLOUREC	COMMON STOCK EUR2.	FRANCE	20,582	1,072,838
	VEOLIA ENVIRONNEMENT	COMMON STOCK EUR5.	FRANCE	73,747	897,910
	VINCI SA	COMMON STOCK EUR2.5	FRANCE	74,384	3,535,955
	VIRBAC SA	COMMON STOCK EUR1.25	FRANCE	1,397	275,909
	VIVENDI	COMMON STOCK EUR5.5	FRANCE	227,706	5,121,839
	WENDEL	COMMON STOCK EUR4.	FRANCE	5,406	559,010
	ZODIAC AEROSPACE	COMMON STOCK NPV	FRANCE	7,439	829,835
	ADIDAS AG	COMMON STOCK NPV	GERMANY	36,204	3,222,645
	AIR BERLIN PLC	COMMON STOCK EUR.25	GERMANY	16,666	33,771
	AIXTRON SE	COMMON STOCK	GERMANY	16,628	195,040
*	ALLREAL HOLDING AG REG	COMMON STOCK CHF50.	GERMANY	76,585	10,597,368
	AXEL SPRINGER AG	COMMON STOCK EUR1.	GERMANY	7,480	318,857
	BASF SE	COMMON STOCK NPV	GERMANY	151,887	14,259,290
	BAUER AG	COMMON STOCK NPV	GERMANY	1,488	37,884
	BAYER AG REG	COMMON STOCK NPV	GERMANY	140,661	13,341,833
	BAYERISCHE MOTOREN WERKE AG	COMMON STOCK EUR1.	GERMANY	55,587	5,354,624
	BAYERISCHE MOTOREN WERKE PRF	PREFERENCE	GERMANY	9,631	621,643
	BECHTLE AG	COMMON STOCK NPV	GERMANY	4,197	169,691
	BEIERSDORF AG	COMMON STOCK NPV	GERMANY	16,186	1,321,002

BILFINGER SE	COMMON STOCK NPV	GERMANY	8,628	832,579
BIOTEST AG VORZUGSAKTIEN	PREFERENCE	GERMANY	2,710	176,930
BRENNTAG AG	COMMON STOCK NPV	GERMANY	8,308	1,090,204
CARL ZEISS MEDITEC AG BR	COMMON STOCK NPV	GERMANY	4,750	136,310
CAT OIL AG	COMMON STOCK	GERMANY	2,043	18,122
CELESIO AG	COMMON STOCK NPV	GERMANY	15,505	266,707
COMFORTDELGRO CORP LTD	COMMON STOCK NPV	GERMANY	5,750	59,851
COMMONWEALTH BANK OF AUSTRAL	COMMON STOCK NPV	GERMANY	641,813	1,219,969
CONWERT IMMOBILIEN INVEST SE	COMMON STOCK NPV	GERMANY	14,269	1,649,055
CTS EVENTIM	COMMON STOCK NPV	GERMANY	4,168	146,500
DAB BANK AG	COMMON STOCK NPV	GERMANY	7,261	34,994
DAIMLER AG REGISTERED SHARES	COMMON STOCK NPV	GERMANY	150,841	8,232,987
DAX INDEX FUTURES	MAR13 XEUR	GERMANY	500	(24,885)
DEUTSCHE BANK AG REGISTERED	COMMON STOCK NPV	GERMANY	160,394	6,979,762
DEUTSCHE BETEILIGUNGS AG	COMMON STOCK NPV	GERMANY	4,794	122,960
DEUTSCHE BOERSE AG	COMMON STOCK NPV	GERMANY	33,551	2,045,412
DEUTSCHE LUFTHANSA REG	COMMON STOCK NPV	GERMANY	43,459	815,915
DEUTSCHE POST AG REG	COMMON STOCK NPV	GERMANY	160,633	3,518,115
DEUTSCHE TELEKOM AG REG	COMMON STOCK NPV	GERMANY	468,897	5,320,990
DEUTSCHE WOHNEN AG BR	COMMON STOCK NPV	GERMANY	18,055	333,030
DIC ASSET AG	COMMON STOCK NPV	GERMANY	5,530	53,227
DRAEGERWERK AG	COMMON STOCK NPV	GERMANY	1,669	168,472
DRAEGERWERK AG PREF	PREFERENCE	GERMANY	309	23,232
DUERR AG	COMMON STOCK NPV	GERMANY	6,244	556,836
E.ON SE	COMMON STOCK NPV	GERMANY	300,722	5,593,641
FRAPORT AG FRANKFURT AIRPORT	COMMON STOCK NPV	GERMANY	6,990	406,571
FREENET AG	COMMON STOCK NPV	GERMANY	21,250	392,075
FRESENIUS MEDICAL CARE AG +	COMMON STOCK NPV	GERMANY	33,851	2,336,093
FRESENIUS SE + CO KGAA	COMMON STOCK NPV	GERMANY	19,264	2,214,548
FUCHS PETROLUB AG PREF	PREFERENCE	GERMANY	6,172	456,812
GEA GROUP AG	COMMON STOCK NPV	GERMANY	27,003	871,139
GERRESHEIMER AG	COMMON STOCK NPV	GERMANY	11,758	621,760
GERRY WEBER INTL AG	COMMON STOCK NPV	GERMANY	9,002	433,937
GFK SE	COMMON STOCK NPV	GERMANY	3,724	190,149
GILDEMEISTER AG	COMMON STOCK NPV	GERMANY	11,492	231,714
HAMBURGER HAFEN UND LOGISTIK	COMMON STOCK NPV	GERMANY	5,060	118,986
HANNOVER RUECKVERSICHERU REG	COMMON STOCK NPV	GERMANY	11,718	910,995
HEIDELBERGCEMENT AG	COMMON STOCK NPV	GERMANY	22,552	1,364,657
HEIDELBERGER DRUCKMASCHINEN	COMMON STOCK NPV	GERMANY	34,534	55,966
HENKEL AG + CO KGAA	COMMON STOCK NPV	GERMANY	20,656	1,413,087
HENKEL AG + CO KGAA VORZUG	PREFERENCE	GERMANY	31,634	2,594,833
HOCHTIEF AG	COMMON STOCK NPV	GERMANY	7,656	444,333
HOMAG GROUP AG	COMMON STOCK	GERMANY	3,680	55,562
INDUS HOLDING AG	COMMON STOCK NPV	GERMANY	7,238	193,397
INFINEON TECHNOLOGIES AG	COMMON STOCK NPV	GERMANY	192,043	1,556,555
IVG IMMOBILIEN AG	COMMON STOCK NPV	GERMANY	26,371	66,550
JENOPTIK AG	COMMON STOCK	GERMANY	9,711	94,538
K S AG REG	COMMON STOCK NPV	GERMANY	29,035	1,340,804
KABEL DEUTSCHLAND HOLDING AG	COMMON STOCK NPV	GERMANY	14,394	1,075,095
KLOECKNER + CO SE	COMMON STOCK NPV	GERMANY	17,203	203,430
KONTRON AG	COMMON STOCK	GERMANY	11,584	62,847
KUKA AG	COMMON STOCK	GERMANY	6,169	225,313
KWS SAAT AG	COMMON STOCK EUR3.	GERMANY	503	161,498
LANXESS AG	COMMON STOCK	GERMANY	15,074	1,316,772
LINDE AG	COMMON STOCK NPV	GERMANY	31,054	5,409,128
MAN SE	COMMON STOCK NPV	GERMANY	8,469	904,517
MERCK KGAA	COMMON STOCK NPV	GERMANY	11,522	1,518,403
METRO AG	COMMON STOCK NPV	GERMANY	21,234	587,945
MLP AG	COMMON STOCK NPV	GERMANY	6,784	44,641
MORPHOSYS AG	COMMON STOCK NPV	GERMANY	5,294	204,657
MTU AERO ENGINES HOLDING AG	COMMON STOCK	GERMANY	8,664	786,598
MUENCHENER RUECKVER AG REG	COMMON STOCK NPV	GERMANY	31,466	5,642,884
NORDEX SE	COMMON STOCK NPV	GERMANY	5,095	20,093
PFEIFFER VACUUM TECHNOLOGY	COMMON STOCK	GERMANY	5,358	648,037
PORSCHE AUTOMOBIL HLDG PRF	PREFERENCE	GERMANY	27,217	2,215,213
PROSIEBEN SAT.1 MEDIA AG PRF	PREFERENCE	GERMANY	15,110	424,680
QIAGEN N.V.	COMMON STOCK EUR.01	GERMANY	35,461	642,387
QSC AG	COMMON STOCK NPV	GERMANY	35,725	99,271
RHEINMETALL AG	COMMON STOCK NPV	GERMANY	6,668	320,424
RWE AG	COMMON STOCK NPV	GERMANY	82,684	3,409,411
RWE AG NON VTG PREF	PREFERENCE	GERMANY	6,747	254,173
SALZGITTER AG	COMMON STOCK NPV	GERMANY	7,536	392,242
SAP AG	COMMON STOCK NPV	GERMANY	154,186	12,336,797
SGL CARBON SE	COMMON STOCK NPV	GERMANY	11,706	463,825
SIEMENS AG REG	COMMON STOCK NPV	GERMANY	135,227	14,680,505
SIXT AG	COMMON STOCK NPV	GERMANY	11,774	215,515
SIXT AG PRFD	PREFERENCE	GERMANY	8,854	182,657
SKY DEUTSCHLAND AG	COMMON STOCK NPV	GERMANY	70,995	386,985
SOFTWARE AG	COMMON STOCK NPV	GERMANY	9,447	400,814
SOLARWORLD AG	COMMON STOCK NPV	GERMANY	14,822	20,823

STADA ARZNEIMITTEL AG	COMMON STOCK NPV	GERMANY	10,851	349,437
STO AG PREFERRED	PREFERENCE	GERMANY	1,351	200,000
STRATEC BIOMEDICAL AG	COMMON STOCK EUR1.	GERMANY	2,385	118,929
SUEDZUCKER AG	COMMON STOCK NPV	GERMANY	11,440	467,559
SYMRISE AG	COMMON STOCK NPV	GERMANY	29,996	1,072,674
THYSSENKRUPP AG	COMMON STOCK NPV	GERMANY	61,280	1,438,160
TUI AG	COMMON STOCK NPV	GERMANY	39,820	412,560
UNITED INTERNET AG REG SHARE	COMMON STOCK NPV	GERMANY	22,945	494,686
VOLKSWAGEN AG	COMMON STOCK NPV	GERMANY	5,181	1,111,740
VOLKSWAGEN AG PREF	PREFERENCE	GERMANY	23,920	5,435,547
VOSSLOH AG	COMMON STOCK NPV	GERMANY	1,224	120,219
WACKER CHEMIE AG	COMMON STOCK NPV	GERMANY	2,871	187,890
WINCOR NIXDORF AG	COMMON STOCK NPV	GERMANY	5,361	250,805
WIRECARD AG	COMMON STOCK NPV	GERMANY	15,783	386,605
ALPHA SYSTEMS INC	COMMON STOCK	GREECE	80,681	156,958
BANK OF CYPRUS PUBLIC CO LTD	COMMON STOCK EUR1.	GREECE	141,901	48,520
COCA COLA WEST CO LTD	COMMON STOCK	GREECE	30,512	720,996
EUROBANK ERGASIAS SA	COMMON STOCK EUR2.22	GREECE	61,419	54,001
EUROBANK PROPERTIES REAL EST	REIT EUR2.13	GREECE	15,963	103,050
HELLENIC PETROLEUM SA	COMMON STOCK EUR2.18	GREECE	22,771	225,047
HELLENIC TELECOMMUN ORGANIZA	COMMON STOCK EUR2.39	GREECE	50,271	341,058
JUMBO SA	COMMON STOCK EUR1.19	GREECE	16,746	132,297
MARFIN INVESTMENT GROUP HOLD	COMMON STOCK EUR.3	GREECE	146,750	84,090
METKA SA	COMMON STOCK EUR.32	GREECE	7,555	98,389
NATIONAL BANK OF GREECE	COMMON STOCK EUR1.	GREECE	152,450	264,293
OPAP SA	COMMON STOCK EUR.3	GREECE	37,643	269,327
PIRAEUS BANK S.A.	COMMON STOCK EUR.3	GREECE	212,007	96,088
PUBLIC POWER CORP	COMMON STOCK EUR4.6	GREECE	19,461	152,247
TERNA ENERGY SA	COMMON STOCK EUR.3	GREECE	16,918	75,426
TITAN CEMENT CO. S.A.	COMMON STOCK EUR4.	GREECE	10,758	201,714
AAC TECHNOLOGIES HOLDINGS IN	COMMON STOCK USD.01	HONG KONG	140,000	493,202
AGILE PROPERTY HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	312,000	446,661
AGRICULTURAL BANK OF CHINA H	COMMON STOCK CNY1.	HONG KONG	3,150,000	1,588,171
AIA GROUP LTD	COMMON STOCK USD1.	HONG KONG	1,791,400	7,139,516
AIR CHINA LTD H	COMMON STOCK CNY1.	HONG KONG	408,000	344,788
AMADA CO LTD	COMMON STOCK	HONG KONG	702,000	329,259
ANGANG STEEL CO LTD H	COMMON STOCK CNY1.	HONG KONG	247,840	188,209
ANHUI CONCH CEMENT CO LTD H	COMMON STOCK CNY1.	HONG KONG	252,000	937,589
ANHUI EXPRESSWAY CO LTD H	COMMON STOCK CNY1.	HONG KONG	346,000	197,057
ANTA SPORTS PRODUCTS LTD	COMMON STOCK HKD.1	HONG KONG	131,000	117,111
ANTON OILFIELD SERVICES GP	COMMON STOCK HKD.1	HONG KONG	860,000	458,324
ASM PACIFIC TECHNOLOGY	COMMON STOCK HKD.1	HONG KONG	35,000	429,631
AVICHINA INDUSTRY + TECH H	COMMON STOCK CNY1.	HONG KONG	488,000	217,770
BANK OF CHINA LTD H	COMMON STOCK CNY1.	HONG KONG	12,243,400	5,574,625
BANK OF COMMUNICATIONS CO H	COMMON STOCK CNY1.	HONG KONG	1,152,140	878,856
BANK OF EAST ASIA	COMMON STOCK HKD2.5	HONG KONG	300,375	1,166,625
BEIJING CAPITAL INTL AIRPO H	COMMON STOCK CNY1.	HONG KONG	436,000	314,765
BEIJING ENTERPRISES HLDGS	COMMON STOCK HKD.1	HONG KONG	88,000	576,385
BELLE INTERNATIONAL HOLDINGS	COMMON STOCK HKD.01	HONG KONG	831,736	1,836,818
BOC HONG KONG HOLDINGS LTD	COMMON STOCK HKD5.	HONG KONG	623,500	1,956,096
BRILLIANCE CHINA AUTOMOTIVE	COMMON STOCK USD.01	HONG KONG	578,000	725,614
BYD CO LTD H	COMMON STOCK CNY1.	HONG KONG	105,700	323,747
C C LAND HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	248,883	88,608
CATHAY PACIFIC AIRWAYS	COMMON STOCK HKD.2	HONG KONG	187,000	347,654
CHESNARA PLC	COMMON STOCK GBP.05	HONG KONG	239,000	3,699,449
CHEUNG KONG HOLDINGS LTD	COMMON STOCK HKD.5	HONG KONG	103,000	632,730
CHILEAN PESO	FOREIGN CURRENCY	HONG KONG	534,300	300,471
CHINA AIRLINES LTD	COMMON STOCK TWD10.	HONG KONG	431,000	82,424
CHINA AOYUAN PROPERTY GROUP	COMMON STOCK HKD.01	HONG KONG	414,000	278,042
CHINA CHEMICAL + PHARM CO	COMMON STOCK TWD10.	HONG KONG	1,363,200	821,555
CHINA CITIC BANK CORP LTD H	COMMON STOCK CNY1.	HONG KONG	655,169	732,526
CHINA COAL ENERGY CO H	COMMON STOCK CNY1.	HONG KONG	765,000	750,202
CHINA COMMUNICATIONS CONST H	COMMON STOCK CNY1.	HONG KONG	518,352	301,845
CHINA COMMUNICATIONS SERVI H	COMMON STOCK CNY1.	HONG KONG	11,879,400	9,681,762
CHINA CONSTRUCTION BANK H	COMMON STOCK CNY1.	HONG KONG	612,350	307,620
CHINA COSCO HOLDINGS H	COMMON STOCK CNY1.	HONG KONG	2,136,000	87,710
CHINA DEVELOPMENT FINANCIAL	COMMON STOCK TWD10.	HONG KONG	544,000	73,418
CHINA DONGXIANG GROUP CO	COMMON STOCK HKD.01	HONG KONG	622,000	316,526
CHINA EVERBRIGHT INTL LTD	COMMON STOCK HKD.1	HONG KONG	158,000	310,566
CHINA EVERBRIGHT LTD	COMMON STOCK HKD1.	HONG KONG	526,000	420,718
CHINA GAS HOLDINGS LTD	COMMON STOCK HKD.01	HONG KONG	256,000	101,872
CHINA HIGH SPEED TRANSMISSIO	COMMON STOCK USD.01	HONG KONG	370,000	136,810
CHINA HUIYUAN JUICE GROUP	COMMON STOCK USD.00001	HONG KONG	151,388	231,256
CHINA INTERNATIONAL MARINE H	COMMON STOCK CNY1.	HONG KONG	1,280,000	4,229,981
CHINA LIFE INSURANCE CO H	COMMON STOCK CNY1.	HONG KONG	413,000	290,121
CHINA LONGYUAN POWER GROUP H	COMMON STOCK CNY1.	HONG KONG	226,000	643,021
CHINA MENGNIU DAIRY CO	COMMON STOCK HKD.1	HONG KONG	684,939	1,534,226
CHINA MERCHANTS BANK H	COMMON STOCK CNY1.	HONG KONG	245,406	799,180
CHINA MERCHANTS HLDGS INTL	COMMON STOCK HKD.1	HONG KONG	190,245	199,621
CHINA METAL RECYCLING	COMMON STOCK HKD.0001	HONG KONG	4,510,000	65,752

CHINA MINING RESOURCES GROUP	COMMON STOCK HKD.1	HONG KONG	937,400	1,107,036
CHINA MINSHENG BANKING H	COMMON STOCK CNY1.	HONG KONG	1,018,500	11,930,559
CHINA MOTOR CORP	COMMON STOCK TWD10.	HONG KONG	508,608	762,876
CHINA NATIONAL BUILDING MA H	COMMON STOCK CNY1.	HONG KONG	288,000	595,616
CHINA OILFIELD SERVICES H	COMMON STOCK CNY1.	HONG KONG	698,880	2,117,023
CHINA OVERSEAS LAND + INVEST	COMMON STOCK HKD.1	HONG KONG	270,800	1,015,628
CHINA PETROCHEMICAL DEV CORP	COMMON STOCK TWD10.	HONG KONG	2,805,000	3,220,458
CHINA PETROLEUM + CHEMICAL H	COMMON STOCK CNY1.	HONG KONG	258,000	75,125
CHINA POWER NEW ENERGY DEVEL	COMMON STOCK HKD.1	HONG KONG	3,420,000	196,695
CHINA PROPERTIES GROUP	COMMON STOCK HKD.1	HONG KONG	248,000	78,233
CHINA RAILWAY CONSTRUCTION H	COMMON STOCK CNY1.	HONG KONG	347,500	399,650
CHINA RAILWAY GROUP LTD H	COMMON STOCK CNY1.	HONG KONG	635,000	373,705
CHINA RESOURCES CEMENT	COMMON STOCK HKD.1	HONG KONG	448,000	301,789
CHINA RESOURCES ENTERPRISE	COMMON STOCK HKD1.	HONG KONG	242,000	879,063
CHINA RESOURCES GAS GROUP LT	COMMON STOCK HKD.1	HONG KONG	156,000	322,656
CHINA RESOURCES LAND LTD	COMMON STOCK HKD.1	HONG KONG	450,000	1,240,272
CHINA RESOURCES POWER HOLDIN	COMMON STOCK HKD1.	HONG KONG	323,399	827,513
CHINA SHANSHUI CEMENT GROUP	COMMON STOCK USD.01	HONG KONG	405,000	303,203
CHINA SHENHUA ENERGY CO H	COMMON STOCK CNY1.	HONG KONG	604,000	2,698,606
CHINA SHINEWAY PHARMACEUTICA	COMMON STOCK HKD.1	HONG KONG	91,000	153,927
CHINA SHIPPING CONTAINER H	COMMON STOCK CNY1.	HONG KONG	1,134,000	333,598
CHINA SHIPPING DEVELOPMENT H	COMMON STOCK CNY1.	HONG KONG	383,000	224,965
CHINA SOUTHERN AIRLINES CO H	COMMON STOCK CNY1.	HONG KONG	468,000	239,896
CHINA STATE CONSTRUCTION INT	COMMON STOCK HKD.025	HONG KONG	274,320	333,612
CHINA TAIPING INSURANCE HOLD	COMMON STOCK HKD.05	HONG KONG	141,600	288,165
CHINA TELECOM CORP LTD H	COMMON STOCK CNY1.	HONG KONG	2,360,000	1,322,203
CHINA TRAVEL INTL INV HK	COMMON STOCK HKD.1	HONG KONG	1,008,000	209,044
CHINA UNICOM HONG KONG LTD	COMMON STOCK HKD.1	HONG KONG	867,250	1,403,993
CHINA WATER AFFAIRS GROUP	COMMON STOCK HKD.01	HONG KONG	438,000	136,162
CHINA WINDPOWER GROUP LTD	COMMON STOCK HKD.01	HONG KONG	1,290,000	47,775
CHINA YURUN FOOD GROUP LTD	COMMON STOCK HKD.1	HONG KONG	234,600	174,800
CHINA ZHENGTONG AUTO SERVICE	COMMON STOCK HKD.1	HONG KONG	233,000	165,398
CHONGQING RURAL COMMERCIAL H	COMMON STOCK CNY1.	HONG KONG	570,000	318,019
CHOW SANG SANG HLDG	COMMON STOCK HKD.25	HONG KONG	112,000	264,429
CIPLA LTD	COMMON STOCK INR2.	HONG KONG	194,000	174,667
CITIC PACIFIC LTD	COMMON STOCK HKD.4	HONG KONG	978,000	57,248
CITIC RESOURCES HOLDINGS LTD	COMMON STOCK HKD.05	HONG KONG	221,000	334,330
CITIC TELECOM INTERNATIONAL	COMMON STOCK HKD.1	HONG KONG	763,110	118,748
CITIZEN HOLDINGS CO LTD	COMMON STOCK	HONG KONG	511,000	139,877
CLARIANT AG REG	COMMON STOCK CHF3.7	HONG KONG	2,886,000	262,517
CMC MAGNETICS CORP	COMMON STOCK TWD10.	HONG KONG	345,000	2,903,760
CNP ASSURANCES	COMMON STOCK EUR1.	HONG KONG	3,029,500	6,652,045
COMDIRECT BANK AG	COMMON STOCK NPV	HONG KONG	389,844	143,716
COSEL CO LTD	COMMON STOCK	HONG KONG	298,175	432,664
COWAY CO LTD	COMMON STOCK KRW500.	HONG KONG	908,560	486,210
CSR CORP LTD H	COMMON STOCK CNY1.	HONG KONG	344,000	305,354
DACHAN FOOD ASIA LTD	COMMON STOCK HKD.1	HONG KONG	259,200	39,269
DAH CHONG HONG	COMMON STOCK HKD.15	HONG KONG	196,000	209,066
DAH SING FINANCIAL HOLDINGS	COMMON STOCK HKD2.	HONG KONG	28,850	131,642
DAPHNE INTERNATIONAL HOLDING	COMMON STOCK HKD.1	HONG KONG	226,000	313,066
DATANG INTL POWER GEN CO H	COMMON STOCK CNY1.	HONG KONG	660,000	253,298
DICKSON CONCEPTS INTL LTD	COMMON STOCK HKD.3	HONG KONG	135,000	71,840
DIGITAL CHINA HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	173,000	296,710
DONGFANG ELECTRIC CORP LTD H	COMMON STOCK CNY1.	HONG KONG	73,600	151,304
DONGFENG MOTOR GRP CO LTD H	COMMON STOCK CNY1.	HONG KONG	550,000	866,096
DYNASTY FINE WINES GROUP LTD	COMMON STOCK HKD.1	HONG KONG	376,000	68,643
EMPEROR INTL HLDG LTD	COMMON STOCK HKD.01	HONG KONG	630,000	175,186
ENN ENERGY HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	142,000	620,853
ESPRIT HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	289,072	404,929
EVERGRANDE REAL ESTATE GROUP	COMMON STOCK USD.01	HONG KONG	940,000	533,289
FAR EAST HORIZON LTD	COMMON STOCK HKD.01	HONG KONG	293,000	238,467
FIRST PACIFIC CO	COMMON STOCK USD.01	HONG KONG	360,000	398,865
FOSUN INTERNATIONAL	COMMON STOCK HKD.1	HONG KONG	349,698	224,707
FOXCONN INTERNATIONAL HLDGS	COMMON STOCK USD.04	HONG KONG	378,000	184,971
FRANSHION PROPERTIES	COMMON STOCK HKD1.	HONG KONG	704,000	255,525
G RESOURCES GROUP LTD	COMMON STOCK HKD.01	HONG KONG	3,774,000	178,672
GALAXY ENTERTAINMENT GROUP L	COMMON STOCK HKD.1	HONG KONG	284,000	1,130,968
GCL POLY ENERGY HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	1,178,000	243,046
GEELY AUTOMOBILE HOLDINGS LT	COMMON STOCK HKD.02	HONG KONG	725,000	345,814
GIORDANO INTERNATIONAL LTD	COMMON STOCK HKD.05	HONG KONG	300,000	290,339
GLOBAL BIO CHEM TECHNOLOGY	COMMON STOCK HKD.1	HONG KONG	480,000	55,460
GOLDEN EAGLE RETAIL GROUP	COMMON STOCK HKD.1	HONG KONG	123,000	306,950
GOLDEN MEDITECH HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	530,128	54,312
GOLDLION HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	424,000	228,900
GOME ELECTRICAL APPLIANCES	COMMON STOCK HKD.025	HONG KONG	1,793,479	217,196
GREAT WALL MOTOR COMPANY H	COMMON STOCK CNY1.	HONG KONG	235,000	745,465
GUANGDONG INVESTMENT LTD	COMMON STOCK HKD.5	HONG KONG	638,000	500,634
GUANGZHOU AUTOMOBILE GROUP H	COMMON STOCK CNY1.	HONG KONG	440,722	397,112
GUANGZHOU R+F PROPERTIES H	COMMON STOCK CNY.25	HONG KONG	246,000	415,465
HAITIAN INTERNATIONAL HLDGS	COMMON STOCK HKD.1	HONG KONG	161,000	192,251

HANG LUNG PROPERTIES LTD	COMMON STOCK HKD1.	HONG KONG	432,500	1,734,111
HANG SENG BANK LTD	COMMON STOCK HKD5.	HONG KONG	123,700	1,910,960
HANG SENG INDEX FUTURES	JAN13 XHKF	HONG KONG	600	13,061
HARBIN ELECTRIC CO LTD H	COMMON STOCK CNY1.	HONG KONG	182,000	158,945
HENDERSON LAND DEVELOPMENT	COMMON STOCK HKD2.	HONG KONG	195,377	1,391,762
HENGAN INTL GROUP CO LTD	COMMON STOCK HKD.1	HONG KONG	128,000	1,154,438
HENGDELI HOLDINGS LTD	COMMON STOCK HKD.005	HONG KONG	454,000	165,314
HIDILI INDUSTRY INTL DEVELOP	COMMON STOCK HKD.1	HONG KONG	169,000	45,796
HKC HOLDINGS LTD	COMMON STOCK HKD.01	HONG KONG	4,004,274	150,097
HONG KONG + CHINA GAS	COMMON STOCK HKD.25	HONG KONG	896,822	2,459,618
HONG KONG DOLLAR	FOREIGN CURRENCY	HONG KONG	23,130,335	2,984,232
HONG KONG EXCHANGES + CLEAR	COMMON STOCK HKD1.	HONG KONG	182,919	3,151,228
HONGHUA GROUP	COMMON STOCK HKD.1	HONG KONG	621,000	278,388
HOPEWELL HOLDINGS LTD	COMMON STOCK HKD2.5	HONG KONG	113,000	488,602
HOPSON DEVELOPMENT HOLDINGS	COMMON STOCK HKD.1	HONG KONG	260,000	419,063
HUABAO INTERNATIONAL HOLDING	COMMON STOCK HKD.1	HONG KONG	354,000	174,627
HUANENG POWER INTL INC H	COMMON STOCK CNY1.	HONG KONG	676,000	624,664
HUTCHISON HARBOUR RING LTD	COMMON STOCK HKD.1	HONG KONG	286,000	24,893
HUTCHISON TELECOMM HONG KONG	COMMON STOCK HKD.25	HONG KONG	576,000	266,765
HUTCHISON WHAMPOA LTD	COMMON STOCK HKD.25	HONG KONG	358,100	3,798,833
HYSAN DEVELOPMENT CO	COMMON STOCK HKD5.	HONG KONG	123,173	596,472
IND + COMM BK OF CHINA H	COMMON STOCK CNY1.	HONG KONG	10,743,160	7,747,625
INSPUR INTERNATIONAL LTD	COMMON STOCK HKD.002	HONG KONG	2,860,000	107,550
INTIME DEPARTMENT STORE	COMMON STOCK USD.00001	HONG KONG	234,000	277,417
JIANGSU EXPRESS CO LTD H	COMMON STOCK CNY1.	HONG KONG	222,000	228,787
JIANGXI COPPER CO LTD H	COMMON STOCK CNY1.	HONG KONG	284,000	761,573
JU TENG INTERNATIONAL HLDGS	COMMON STOCK HKD.1	HONG KONG	194,000	93,113
KERRY PROPERTIES LTD	COMMON STOCK HKD1.	HONG KONG	117,318	612,003
KINGBOARD CHEMICAL HOLDINGS	COMMON STOCK HKD.1	HONG KONG	102,000	367,257
KINGDEE INTERNATIONAL SFTWR	COMMON STOCK HKD.025	HONG KONG	1,082,000	206,879
KINGSOFT CORP LTD	COMMON STOCK USD.0005	HONG KONG	405,000	288,161
KINGWAY BREWERY HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	398,000	148,854
KOWLOON DEVELOPMENT CO LTD	COMMON STOCK HKD.1	HONG KONG	110,000	132,006
KUNLUN ENERGY CO LTD	COMMON STOCK HKD.01	HONG KONG	692,000	1,450,932
LEE + MAN PAPER MANUFACTURIN	COMMON STOCK HKD.025	HONG KONG	346,000	219,645
LENOVO GROUP LTD	COMMON STOCK HKD.025	HONG KONG	1,066,000	974,526
LI + FUNG LTD	COMMON STOCK HKD.0125	HONG KONG	1,062,000	1,913,464
LI NING CO LTD	COMMON STOCK HKD.1	HONG KONG	136,000	90,106
LINK REIT	REIT NPV	HONG KONG	452,462	2,265,882
LONGFOR PROPERTIES	COMMON STOCK HKD.1	HONG KONG	290,500	576,044
LUK FOOK HOLDINGS INTL LTD	COMMON STOCK HKD.1	HONG KONG	122,000	391,508
MELCO INTERNATIONAL DEVELOP.	COMMON STOCK HKD.5	HONG KONG	197,000	234,372
MIDLAND HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	188,000	91,294
MINTH GROUP LTD	COMMON STOCK HKD.1	HONG KONG	128,000	148,044
MONGOLIA ENERGY CORP LTD	COMMON STOCK HKD.02	HONG KONG	651,100	31,810
MTR CORP	COMMON STOCK HKD1.	HONG KONG	244,929	969,546
NETDRAGON WEBSOFT INC	COMMON STOCK USD.01	HONG KONG	243,500	350,103
NEW WORLD DEVELOPMENT	COMMON STOCK HKD1.	HONG KONG	725,044	1,139,772
NINE DRAGONS PAPER HOLDINGS	COMMON STOCK HKD.1	HONG KONG	318,000	294,581
NWS HOLDINGS LTD	COMMON STOCK HKD1.	HONG KONG	296,602	506,248
ORIENT OVERSEAS INTL LTD	COMMON STOCK USD.1	HONG KONG	42,900	282,751
PACIFIC BASIN SHIPPING LTD	COMMON STOCK USD.1	HONG KONG	350,000	198,927
PARKSON RETAIL GROUP LTD	COMMON STOCK HKD.02	HONG KONG	226,000	184,559
PETROCHINA CO LTD H	COMMON STOCK CNY1.	HONG KONG	3,256,000	4,659,542
PICC PROPERTY + CASUALTY H	COMMON STOCK CNY1.	HONG KONG	466,000	661,265
PICO FAR EAST HOLDINGS LTD.	COMMON STOCK HKD.05	HONG KONG	208,000	62,156
PING AN INSURANCE GROUP CO H	COMMON STOCK CNY1.	HONG KONG	284,500	2,420,957
POLY PROPERTY GROUP CO LTD	COMMON STOCK HKD.5	HONG KONG	379,000	301,650
POLYTEC ASSET HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	470,000	64,933
POWER ASSETS HOLDINGS LTD	COMMON STOCK HKD1.	HONG KONG	241,500	2,072,805
RENHE COMMERCIAL HOLDINGS	COMMON STOCK HKD.01	HONG KONG	1,954,000	209,993
REXLOT HOLDINGS LTD	COMMON STOCK HKD.01	HONG KONG	2,000,000	152,721
ROAD KING INFRASTRUCTURE LTD	COMMON STOCK HKD.1	HONG KONG	239,000	210,222
SA SA INTERNATIONAL HLDGS	COMMON STOCK HKD.1	HONG KONG	208,000	172,045
SANDS CHINA LTD	COMMON STOCK USD.01	HONG KONG	408,400	1,832,064
SANY HEAVY EQUIPMENT INTL	COMMON STOCK HKD.1	HONG KONG	247,000	131,864
SEMICONDUCTOR MANUFACTURING	COMMON STOCK USD.0004	HONG KONG	3,404,000	171,957
SHANDONG WEIGAO GP MEDICAL H	COMMON STOCK CNY.1	HONG KONG	280,000	279,758
SHANGHAI ELECTRIC GRP CO L H	COMMON STOCK CNY1.	HONG KONG	600,000	260,850
SHANGHAI INDUSTRIAL HLDG LTD	COMMON STOCK HKD.1	HONG KONG	108,000	381,594
SHANGHAI JIN JIANG INTL HO H	COMMON STOCK CNY1.	HONG KONG	440,000	84,291
SHANGHAI PHARMACEUTICALS H	COMMON STOCK CNY1.	HONG KONG	128,800	247,651
SHANGRI LA ASIA LTD	COMMON STOCK HKD1.	HONG KONG	225,595	454,574
SHENZHOU INTERNATIONAL GROUP	COMMON STOCK HKD.1	HONG KONG	103,000	233,093
SHIMAO PROPERTY HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	303,000	585,025
SHOUGANG CONCORD INTL ENT CO	COMMON STOCK HKD.2	HONG KONG	1,802,000	106,105
SHOUGANG FUSHAN RESOURCES GR	COMMON STOCK HKD.1	HONG KONG	570,000	212,171
SHUI ON LAND LTD	COMMON STOCK USD.0025	HONG KONG	718,828	349,431
SHUN TAK HOLDINGS LTD	COMMON STOCK HKD.25	HONG KONG	288,750	158,723
SIM TECHNOLOGY GROUP LTD	COMMON STOCK HKD.1	HONG KONG	548,000	20,989

SINO BIOPHARMACEUTICAL	COMMON STOCK HKD.025	HONG KONG	707,999	339,399
SINO LAND CO	COMMON STOCK HKD1.	HONG KONG	478,812	862,184
SINO OCEAN LAND HOLDINGS	COMMON STOCK HKD.8	HONG KONG	793,807	609,121
SINOFERT HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	448,000	110,304
SINOLINK WORLDWIDE HOLDINGS	COMMON STOCK HKD.1	HONG KONG	662,000	59,389
SINOPEC SHANGHAI PETROCHEM H	COMMON STOCK CNY1.	HONG KONG	645,000	230,117
SINOPHARM GROUP CO H	COMMON STOCK CNY1.	HONG KONG	123,200	391,315
SINOTRANS LIMITED H	COMMON STOCK CNY1.	HONG KONG	1,022,000	167,222
SJM HOLDINGS LTD	COMMON STOCK HKD1.	HONG KONG	454,000	1,068,378
SKYWORTH DIGITAL HLDGS LTD	COMMON STOCK HKD.1	HONG KONG	503,339	260,657
SMARTONE TELECOMMUNICATION	COMMON STOCK HKD.1	HONG KONG	120,403	220,616
SOHO CHINA LTD	COMMON STOCK HKD.02	HONG KONG	446,000	360,277
SOLARGIGA ENERGY HOLDINGS LT	COMMON STOCK HKD.1	HONG KONG	290,000	19,185
SPG LAND HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	355,150	92,078
SUN ART RETAIL GROUP LTD	COMMON STOCK HKD.3	HONG KONG	383,000	589,906
SUN HUNG KAI PROPERTIES	COMMON STOCK HKD.5	HONG KONG	280,193	4,243,559
SUNLIGHT REAL ESTATE INVEST	REIT	HONG KONG	574,000	246,643
SWIRE PACIFIC LTD A	COMMON STOCK HKD.6	HONG KONG	139,000	1,727,340
TCL MULTIMEDIA TECHNOLOGY	COMMON STOCK HKD1.	HONG KONG	359,400	201,909
TECHTRONIC INDUSTRIES CO	COMMON STOCK HKD.1	HONG KONG	206,500	396,347
TELEVISION BROADCASTS LTD	COMMON STOCK HKD.05	HONG KONG	51,000	382,817
TENCENT HOLDINGS LTD	COMMON STOCK HKD.0001	HONG KONG	173,100	5,619,949
THE UNITED LABORATORIES INTE	COMMON STOCK HKD.01	HONG KONG	195,000	93,804
TIANJIN PORT DVLP HLDS LTD	COMMON STOCK HKD.1	HONG KONG	548,000	78,669
TINGYI (CAYMAN ISLN) HLDG CO	COMMON STOCK USD.005	HONG KONG	310,000	863,222
TRAVELSKY TECHNOLOGY LTD H	COMMON STOCK CNY1.	HONG KONG	618,000	334,012
TSINGTAO BREWERY CO LTD H	COMMON STOCK CNY1.	HONG KONG	62,000	369,247
VALUE PARTNERS GROUP LTD	COMMON STOCK HKD.1	HONG KONG	213,000	142,985
VTECH HOLDINGS LTD	COMMON STOCK USD.05	HONG KONG	27,000	303,367
WANT WANT CHINA HOLDINGS LTD	COMMON STOCK USD.02	HONG KONG	1,015,000	1,414,073
WEICHAI POWER CO LTD H	COMMON STOCK CNY1.	HONG KONG	100,800	458,398
WHARF HOLDINGS LTD	COMMON STOCK HKD1.	HONG KONG	254,650	2,016,540
WHEELOCK + CO LTD	COMMON STOCK HKD.5	HONG KONG	142,000	720,781
WING HANG BANK LTD	COMMON STOCK HKD1.	HONG KONG	33,480	352,942
WUMART STORES INC H	COMMON STOCK CNY1.	HONG KONG	147,000	317,516
WYNN MACAU LTD	COMMON STOCK HKD.001	HONG KONG	256,400	706,621
XINGDA INT L HOLDINGS	COMMON STOCK HKD.1	HONG KONG	283,000	147,555
XINHUA WINSHARE PUBLISHING H	COMMON STOCK CNY1.	HONG KONG	435,000	232,240
XINYI GLASS HOLDINGS LTD	COMMON STOCK HKD.1	HONG KONG	393,580	247,766
YANCHANG PETROLEUM INTERNATI	COMMON STOCK HKD.02	HONG KONG	1,680,000	122,767
YANZHOU COAL MINING CO H	COMMON STOCK CNY1.	HONG KONG	400,800	676,884
YINGDE GASES GROUP CO LTD	COMMON STOCK USD.000001	HONG KONG	233,500	239,646
YUE YUEN INDUSTRIAL HLDG	COMMON STOCK HKD.25	HONG KONG	200,738	677,672
YUEXIU PROPERTY CO LTD	COMMON STOCK HKD.1	HONG KONG	1,908,000	610,921
YUEXIU TRANSPORT INFRASTRUCT	COMMON STOCK HKD.1	HONG KONG	346,799	170,461
ZHAOJIN MINING INDUSTRY H	COMMON STOCK CNY1.	HONG KONG	206,000	326,357
ZHEJIANG EXPRESSWAY CO H	COMMON STOCK CNY1.	HONG KONG	332,000	264,661
ZHONGSHENG GROUP HOLDINGS	COMMON STOCK HKD.0001	HONG KONG	144,000	220,269
ZHUZHOU CSR TIMES ELECTRIC H	COMMON STOCK CNY1.	HONG KONG	114,000	430,472
ZIJIN MINING GROUP CO LTD H	COMMON STOCK CNY.1	HONG KONG	1,227,000	494,835
ZOOMLION HEAVY INDUSTRY H	COMMON STOCK CNY1.	HONG KONG	235,160	354,999
ZTE CORP H	COMMON STOCK CNY1.	HONG KONG	99,659	172,770
EGIS PHARMACEUTICALS PLC	COMMON STOCK HUF1000.	HUNGARY	2,864	229,121
HUNGARIAN FORINT	FOREIGN CURRENCY	HUNGARY	150,894,804	683,137
MAGYAR TELEKOM TELECOMMUNICA	COMMON STOCK HUF100.	HUNGARY	67,738	115,273
MOL HUNGARIAN OIL AND GAS PL	COMMON STOCK HUF1000.	HUNGARY	6,850	555,450
OTP BANK PLC	COMMON STOCK HUF100.	HUNGARY	38,984	740,468
ABG SHIPYARD LTD	COMMON STOCK INR10.	INDIA	17,906	117,340
ACC LTD	COMMON STOCK INR10.	INDIA	9,209	241,565
ADANI ENTERPRISES LTD	COMMON STOCK INR1.	INDIA	37,035	183,872
ADITYA BIRLA NUVO LTD	COMMON STOCK INR10.	INDIA	8,305	166,956
ALONY HETZ PROPERTIES + INV	REIT ILS1.	INDIA	181,495	37,090
AMCOR LIMITED	COMMON STOCK NPV	INDIA	100,699	371,457
ANA HOLDINGS INC	COMMON STOCK	INDIA	18,278	29,573
APOLLO HOSPITALS ENTERPRISE	COMMON STOCK INR5.	INDIA	25,146	363,660
APOLLO TYRES LTD	COMMON STOCK INR1.	INDIA	61,882	100,877
ARVIND LTD	COMMON STOCK INR10.	INDIA	100,898	184,572
AUROBINDO PHARMA LTD	COMMON STOCK INR1.	INDIA	55,355	191,711
AXIS BANK LTD	COMMON STOCK INR10.	INDIA	40,220	1,002,945
BAJAJ AUTO LTD	COMMON STOCK INR10.	INDIA	13,478	524,009
BAJAJ HINDUSTHAN LTD	COMMON STOCK INR1.	INDIA	298,467	137,388
BALLARPUR INDUSTRIES LTD	COMMON STOCK INR2.	INDIA	133,918	56,776
BALRAMPUR CHINI MILLS LTD	COMMON STOCK INR1.	INDIA	97,104	86,480
BF UTILITIES LTD	COMMON STOCK INR5.	INDIA	5,734	34,962
BHARAT HEAVY ELECTRICALS	COMMON STOCK INR2.	INDIA	120,610	510,151
BHARAT PETROLEUM CORP LTD	COMMON STOCK INR10.	INDIA	30,490	198,787
BIOCON LTD	COMMON STOCK INR5.	INDIA	23,685	124,515
BLUE STAR LTD	COMMON STOCK INR2.	INDIA	7,988	26,400
BOMBAY DYEING + MFG CO LTD	COMMON STOCK INR2.	INDIA	58,760	146,212
CIPLA MEDPRO SOUTH AFRICA LT	COMMON STOCK ZAR.001	INDIA	53,673	407,355

COBHAM PLC	COMMON STOCK GBP.025	INDIA	80,984	524,556
DLF LTD	COMMON STOCK INR2.	INDIA	68,418	291,033
DR. REDDY S LABORATORIES	COMMON STOCK INR5.	INDIA	19,775	660,190
EDELWEISS FINANCIAL SERVICES	COMMON STOCK INR1.	INDIA	52,234	34,374
EDUCOMP SOLUTIONS LTD	COMMON STOCK INR2.	INDIA	5,910	15,218
EID PARRY INDIA LTD	COMMON STOCK INR1.	INDIA	31,020	117,287
FEDERAL BANK LTD	COMMON STOCK INR10.	INDIA	24,436	241,607
FINANCIAL TECHN (INDIA) LTD	COMMON STOCK INR2.	INDIA	5,946	122,445
FORTIS HEALTHCARE LTD	COMMON STOCK INR10.	INDIA	43,093	90,095
GAIL INDIA LTD	COMMON STOCK INR10.	INDIA	78,319	512,525
GATEWAY DISTRIPARKS LTD	COMMON STOCK INR10.	INDIA	33,272	85,856
GMR INFRASTRUCTURE LTD	COMMON STOCK INR1.	INDIA	180,080	64,091
GVK POWER + INFRASTRUCTURE	COMMON STOCK INR1.	INDIA	356,725	89,080
HAVELLS INDIA LTD	COMMON STOCK INR5.	INDIA	22,526	262,966
HCL INFOSYSTEMS LTD	COMMON STOCK INR2.	INDIA	29,806	20,818
HCL TECHNOLOGIES LTD	COMMON STOCK INR2.	INDIA	24,966	282,264
HDFC BANK LIMITED	COMMON STOCK INR2.	INDIA	267,655	3,322,350
HERO MOTOCORP LTD	COMMON STOCK INR2.	INDIA	13,452	469,415
HIMACHAL FUTURISTIC COMMUN	COMMON STOCK INR1.	INDIA	196,036	35,194
HINDALCO INDUSTRIES LTD	COMMON STOCK INR1.	INDIA	184,523	443,836
HINDUSTAN CONSTRUCTION CO	COMMON STOCK INR1.	INDIA	180,475	60,332
HINDUSTAN OIL EXPLORATION CO	COMMON STOCK INR10.	INDIA	33,250	61,933
HINDUSTAN UNILEVER LTD	COMMON STOCK INR1.	INDIA	176,290	1,692,611
HOTEL LEELAVENTURE LTD	COMMON STOCK INR2.	INDIA	57,659	30,995
HOUSING DEVELOPMENT + INFRAS	COMMON STOCK INR10.	INDIA	34,540	71,422
HOUSING DEVELOPMENT FINANCE	COMMON STOCK INR2.	INDIA	186,530	2,842,363
ICICI BANK LTD	COMMON STOCK INR10.	INDIA	86,279	1,816,964
IDFC LTD	COMMON STOCK INR10.	INDIA	153,688	483,602
IFCI LTD	COMMON STOCK INR10.	INDIA	79,231	48,132
INDIA INFOLINE LTD	COMMON STOCK INR2.	INDIA	48,052	75,441
INDIABULLS FINANCIAL SERVICE	COMMON STOCK INR2.	INDIA	40,091	202,277
INDIABULLS INFRASTRUCTURE AN	COMMON STOCK INR2.	INDIA	187,581	23,346
INDIABULLS REAL ESTATE LTD	COMMON STOCK INR2.	INDIA	63,587	87,332
INDIAN HOTELS CO LTD	COMMON STOCK INR1.	INDIA	53,598	61,773
INDIAN RUPEE	FOREIGN CURRENCY	INDIA	124,580,822	2,273,788
INDRAPRASTHA GAS LTD	COMMON STOCK INR10.	INDIA	34,530	157,576
INFOSYS LTD	COMMON STOCK INR5.	INDIA	79,457	3,386,177
IPCA LABORATORIES LTD	COMMON STOCK INR2.	INDIA	32,310	307,359
ITC LTD	COMMON STOCK INR1.	INDIA	475,635	2,488,217
IVRCL LTD	COMMON STOCK INR2.	INDIA	48,494	40,671
JAIN IRRIGATION SYSTEMS LTD	COMMON STOCK INR2.	INDIA	50,735	70,301
JAIPRAKASH ASSOCIATES LTD	COMMON STOCK INR2.	INDIA	171,343	308,873
JAMMU + KASHMIR BANK LTD	COMMON STOCK INR10.	INDIA	4,060	96,528
JET AIRWAYS INDIA LTD	COMMON STOCK INR10.	INDIA	8,188	84,204
JINDAL STEEL + POWER LTD	COMMON STOCK INR1.	INDIA	75,960	622,542
JSW STEEL LTD	COMMON STOCK INR10.	INDIA	14,276	212,911
KARNATAKA BANK LTD	COMMON STOCK INR10.	INDIA	33,951	104,703
KEC INTERNATIONAL LTD	COMMON STOCK INR2.	INDIA	19,930	24,408
KOTAK MAHINDRA BANK LTD	COMMON STOCK INR5.	INDIA	49,510	590,052
LARSEN + TOUBRO LTD	COMMON STOCK INR2.	INDIA	27,064	802,709
LIC HOUSING FINANCE LTD	COMMON STOCK INR2.	INDIA	65,561	349,824
MAHINDRA + MAHINDRA FIN SECS	COMMON STOCK INR10.	INDIA	11,481	229,494
MAHINDRA + MAHINDRA LTD	COMMON STOCK INR5.	INDIA	41,904	719,436
MARUTI SUZUKI INDIA LTD	COMMON STOCK INR5.	INDIA	11,675	320,155
NTPC LTD	COMMON STOCK INR10.	INDIA	112,887	323,829
OIL + NATURAL GAS CORP LTD	COMMON STOCK INR5.	INDIA	152,508	754,379
ORCHID CHEMICALS + PHARMA	COMMON STOCK INR10.	INDIA	25,782	47,611
PARSVNATH DEVELOPERS LTD	COMMON STOCK INR5.	INDIA	49,238	34,616
PIRAMAL ENTERPRISES LTD	COMMON STOCK INR2.	INDIA	17,100	162,574
PTC INDIA LTD	COMMON STOCK INR10.	INDIA	59,702	81,107
RADICO KHAITAN LTD	COMMON STOCK INR2.	INDIA	10,018	27,323
RANBAXY LABORATORIES LTD	COMMON STOCK INR5.	INDIA	12,939	119,365
RAYMOND LTD	COMMON STOCK INR10.	INDIA	14,182	118,988
REI AGRO LTD	COMMON STOCK INR1.	INDIA	251,279	49,277
RELIANCE CAPITAL LTD	COMMON STOCK INR10.	INDIA	18,853	166,837
RELIANCE COMMUNICATIONS LTD	COMMON STOCK INR5.	INDIA	123,493	167,201
RELIANCE INDUSTRIES LTD	COMMON STOCK INR10.	INDIA	226,518	3,499,052
RELIANCE INFRASTRUCTURE LTD	COMMON STOCK INR10.	INDIA	16,222	156,234
RELIANCE POWER LTD	COMMON STOCK INR10.	INDIA	85,271	146,009
ROLTA INDIA LTD	COMMON STOCK INR10.	INDIA	16,657	18,741
RUCHI SOYA INDUSTRIES LTD	COMMON STOCK INR2.	INDIA	50,228	58,822
SATYAM COMPUTER SERVICES LTD	COMMON STOCK INR2.	INDIA	94,071	186,191
SESA GOA LTD	COMMON STOCK INR1.	INDIA	60,717	217,418
SHREE RENUKA SUGARS LTD	COMMON STOCK INR1.	INDIA	125,166	73,589
SIEMENS LTD	COMMON STOCK INR2.	INDIA	13,680	167,221
SKF INDIA LTD	COMMON STOCK INR10.	INDIA	1,287	14,963
STATE BANK OF INDI	GDR	INDIA	16,534	730,850
STERLITE INDUSTRIES INDIA LT	COMMON STOCK INR1.	INDIA	211,828	451,751
SUN PHARMA ADVANCED RESEARCH	COMMON STOCK INR1.	INDIA	50,964	127,106
SUN PHARMACEUTICAL INDUS	COMMON STOCK INR1.	INDIA	61,385	826,548

TATA CONSULTANCY SVCS LTD	COMMON STOCK INR1.	INDIA	92,504	2,122,561
TATA MOTORS LTD	COMMON STOCK INR2.	INDIA	307,194	1,761,542
TATA POWER CO LTD	COMMON STOCK INR1.	INDIA	141,700	287,331
TATA STEEL LTD	COMMON STOCK INR10.	INDIA	46,984	367,301
UNITECH LTD	COMMON STOCK INR2.	INDIA	269,127	166,900
UNITED SPIRITS LTD	COMMON STOCK INR10.	INDIA	12,891	446,852
VIJAYA BANK	COMMON STOCK INR10.	INDIA	81,920	94,289
WIPRO LTD	COMMON STOCK INR2.	INDIA	96,775	701,863
ZEE ENTERTAINMENT ENTERPRISE	COMMON STOCK INR1.	INDIA	68,116	275,083
ADARO ENERGY TBK PT	COMMON STOCK IDR100.	INDONESIA	4,647,500	769,459
AKR CORPORINDO TBK PT	COMMON STOCK IDR100.	INDONESIA	1,474,000	636,786
ANEKA TAMBANG PERSERO TBK PT	COMMON STOCK IDR100.	INDONESIA	1,579,750	210,547
ASTRA AGRO LESTARI TBK PT	COMMON STOCK IDR500.	INDONESIA	105,500	216,425
ASTRA INTERNATIONAL TBK PT	COMMON STOCK IDR50.	INDONESIA	3,666,880	2,901,182
BAKRIELAND DEVELOPMENT PT	COMMON STOCK IDR500.	INDONESIA	17,849,100	100,484
BANK CENTRAL ASIA TBK PT	COMMON STOCK IDR62.5	INDONESIA	2,503,000	2,371,484
BANK DANAMON INDONESIA TBK	COMMON STOCK NPV	INDONESIA	714,931	419,408
BANK MANDIRI PERSERO TBK PT	COMMON STOCK IDR500.	INDONESIA	1,970,249	1,666,188
BANK NEGARA INDONESIA PERSER	COMMON STOCK IDR7500.	INDONESIA	2,196,000	846,262
BANK RAKYAT INDONESIA PERSER	COMMON STOCK IDR250.	INDONESIA	2,120,000	1,543,937
BUMI RESOURCES TBK PT	COMMON STOCK IDR500.	INDONESIA	3,210,000	197,342
GUDANG GARAM TBK PT	COMMON STOCK IDR500.	INDONESIA	118,500	694,341
INDOCEMENT TUNGGAL PRAKARSA	COMMON STOCK IDR500.	INDONESIA	322,500	753,442
INDOFOOD SUKSES MAKMUR TBK P	COMMON STOCK IDR100.	INDONESIA	957,000	581,732
INDONESIAN RUPIAH	FOREIGN CURRENCY	INDONESIA	8,117,104,711	842,242
INDOSAT TBK PT	COMMON STOCK IDR100.	INDONESIA	548,000	367,183
MEDCO ENERGI INTERNASIONAL T	COMMON STOCK IDR100.	INDONESIA	741,000	125,584
PERUSAHAAN GAS NEGARA PERSER	COMMON STOCK IDR100.	INDONESIA	2,371,000	1,134,685
SEMEN INDONESIA PERSERO TBK	COMMON STOCK IDR100.	INDONESIA	592,700	976,383
TELEKOMUNIKASI INDONESIA PER	COMMON STOCK IDR250.	INDONESIA	1,959,000	1,843,228
UNILEVER INDONESIA TBK PT	COMMON STOCK IDR10.	INDONESIA	307,500	666,909
UNITED TRACTORS TBK PT	COMMON STOCK IDR250.	INDONESIA	364,019	748,203
EURO CURRENCY	FOREIGN CURRENCY	INTERNATIONAL	5,364,795	7,072,947
BANK OF IRELAND	COMMON STOCK EUR.05	IRELAND	4,727,898	706,004
CRODA INTERNATIONAL PLC	COMMON STOCK GBP.1	IRELAND	127,525	2,643,147
DCC PLC	COMMON STOCK EUR.25	IRELAND	13,522	431,011
ELAN CORP PLC	COMMON STOCK EUR.05	IRELAND	87,647	904,104
GRAFTON GROUP PLC UTS	UNIT EUR.05	IRELAND	29,520	156,774
KERRY GROUP PLC A	COMMON STOCK EUR.125	IRELAND	24,412	1,294,291
RYANAIR HOLDINGS PLC	COMMON STOCK EUR.00635	IRELAND	55,944	348,127
AFRICA ISRAEL INV LTD	COMMON STOCK ILS.1	ISRAEL	3,923	7,955
AFRICA ISRAEL PROPERTIES LTD	COMMON STOCK ILS1.	ISRAEL	9,637	89,601
AL ROV (ISRAEL) LTD	COMMON STOCK ILS1.	ISRAEL	6,495	161,056
ALPEN CO LTD	COMMON STOCK	ISRAEL	52,720	334,291
AMP LTD	COMMON STOCK NPV	ISRAEL	24,760	63,109
BANK HAPOALIM BM	COMMON STOCK ILS1.	ISRAEL	174,315	750,749
BANK LEUMI LE ISRAEL	COMMON STOCK ILS.1	ISRAEL	186,803	639,475
BEZEQ THE ISRAELI TELECOM CO	COMMON STOCK ILS1.	ISRAEL	261,363	302,163
ELBIT SYSTEMS LTD	COMMON STOCK ILS1.	ISRAEL	4,740	190,715
HADERA PAPER LTD	COMMON STOCK ILS.01	ISRAEL	500	24,597
ISRAEL CHEMICALS LTD	COMMON STOCK ILS1.	ISRAEL	79,810	963,217
ISRAEL CORP LIMITED/THE	COMMON STOCK ILS1.	ISRAEL	471	309,514
ISRAEL DISCOUNT BANK A	COMMON STOCK ILS.1	ISRAEL	116,873	194,756
ISRAELI SHEKEL	FOREIGN CURRENCY	ISRAEL	1,018,664	273,020
JERUSALEM ECONOMY LTD	COMMON STOCK ILS1.	ISRAEL	18,235	93,637
MELISRON	COMMON STOCK ILS1.	ISRAEL	5,487	99,079
MELLANOX TECHNOLOGIES LTD	COMMON STOCK ILS.0175	ISRAEL	5,816	350,483
MIZRAHI TEFAHOT BANK LTD	COMMON STOCK ILS.1	ISRAEL	20,230	209,235
NICE SYSTEMS LTD	COMMON STOCK ILS1.	ISRAEL	8,269	277,346
NITSBA HOLDINGS (1995) LTD	COMMON STOCK ILS1.	ISRAEL	13,865	119,218
NORSTAR HOLDINGS INC	COMMON STOCK USD1.	ISRAEL	10,014	242,425
PARTNER COMMUNICATIONS CO	COMMON STOCK ILS.01	ISRAEL	16,030	96,661
PLASSON INDUSTRIES LTD	COMMON STOCK ILS1.	ISRAEL	5,820	167,931
PROPERTY + BUILDING CORP LTD	COMMON STOCK ILS1.	ISRAEL	2,095	102,964
TEVA PHARMACEUTICAL IND LTD	COMMON STOCK ILS.1	ISRAEL	150,115	5,624,834
A2A SPA	COMMON STOCK EUR.52	ITALY	243,496	141,083
ACEA SPA	COMMON STOCK EUR5.16	ITALY	16,800	101,392
ALERION CLEANPOWER	COMMON STOCK EUR3.7	ITALY	16,472	78,897
ANSALDO STS SPA	COMMON STOCK EUR.5	ITALY	18,021	168,510
ASCOPIAVE SPA	COMMON STOCK EUR1.	ITALY	76,626	128,575
ASSICURAZIONI GENERALI	COMMON STOCK EUR1.	ITALY	201,671	3,674,302
ASTALDI SPA	COMMON STOCK EUR2.	ITALY	16,552	111,185
ATLANTIA SPA	COMMON STOCK EUR1.	ITALY	53,728	973,321
AUTOGRILL SPA	COMMON STOCK EUR.52	ITALY	19,660	229,431
AZIMUT HOLDING SPA	COMMON STOCK NPV	ITALY	23,700	341,563
BANCA CARIGE SPA	COMMON STOCK NPV	ITALY	116,350	118,682
BANCA IFIS SPA	COMMON STOCK EUR1.	ITALY	13,619	99,464
BANCA MONTE DEI PASCHI SIENA	COMMON STOCK NPV	ITALY	1,418,886	437,663
BANCA POPOL EMILIA ROMAGNA	COMMON STOCK EUR3.	ITALY	47,033	326,890
BANCA POPOLARE DI MILANO	COMMON STOCK NPV	ITALY	527,143	316,794

BANCA POPOLARE DI SONDRIO	COMMON STOCK EUR3.	ITALY	57,562	336,007
BANCO POPOLARE SCARL	COMMON STOCK NPV	ITALY	287,896	481,328
CAM FINANZIARIA SPA	COMMON STOCK NPV	ITALY	5,562	4,005
DANIELI + CO	COMMON STOCK EUR1.	ITALY	3,606	103,628
DAVIDE CAMPARI MILANO SPA	COMMON STOCK EUR.1	ITALY	46,300	355,210
DE LONGHI SPA	COMMON STOCK EUR1.5	ITALY	18,729	268,996
DEA CAPITAL SPA	COMMON STOCK EUR1.	ITALY	26,243	46,471
DIASORIN SPA	COMMON STOCK EUR1.	ITALY	4,272	171,156
EI TOWERS SPA	COMMON STOCK EUR.1	ITALY	2,235	61,195
ENEL GREEN POWER SPA	COMMON STOCK EUR.2	ITALY	269,475	503,391
ENEL SPA	COMMON STOCK EUR1.	ITALY	1,130,712	4,698,669
ENGINEERING SPA	COMMON STOCK EUR2.55	ITALY	1,148	38,273
ENI SPA	COMMON STOCK NPV	ITALY	403,390	9,939,756
ERG SPA	COMMON STOCK EUR.1	ITALY	6,195	62,864
EXOR SPA	COMMON STOCK EUR1.	ITALY	14,254	358,726
FIAT INDUSTRIAL	COMMON STOCK EUR1.57	ITALY	168,986	1,850,667
FIAT SPA	COMMON STOCK EUR3.58	ITALY	132,974	670,882
FINMECCANICA SPA	COMMON STOCK EUR4.4	ITALY	60,673	351,215
FONDIARIA SAI SPA	COMMON STOCK NPV	ITALY	130	165
FTSE MIB INDEX FUTURES	MAR13 XDMI	ITALY	50	18,721
IMMOBILIARE GRANDE DISTRIBUZ	REIT NPV	ITALY	98,746	106,930
IMMSI SPA	COMMON STOCK EUR.52	ITALY	107,773	63,790
IMPREGILO SPA	COMMON STOCK NPV	ITALY	46,900	219,755
INDUSTRIA MACCHINE AUTOMATIC	COMMON STOCK EUR.52	ITALY	10,102	191,749
INTEK GROUP SPA	COMMON STOCK NPV	ITALY	93,905	41,220
INTERPUMP GROUP SPA	COMMON STOCK EUR.52	ITALY	23,473	182,178
INTESA SANPAOLO	COMMON STOCK EUR.52	ITALY	1,656,111	2,861,711
INTESA SANPAOLO RSP	COMMON STOCK EUR.52	ITALY	151,261	214,321
ITALCEMENTI SPA	COMMON STOCK EUR1.	ITALY	14,157	79,615
JUVENTUS FOOTBALL CLUB SPA	COMMON STOCK NPV	ITALY	73,978	20,958
LANDI RENZO SPA	COMMON STOCK EUR.1	ITALY	41,464	80,973
LUXOTTICA GROUP SPA	COMMON STOCK EUR.06	ITALY	23,279	966,132
MARIELLA BURANI SPA	COMMON STOCK EUR.52	ITALY	4,399	0
MARR SPA	COMMON STOCK EUR.5	ITALY	15,390	160,464
MEDIASET SPA	COMMON STOCK EUR.52	ITALY	149,438	310,755
MEDIOBANCA SPA	COMMON STOCK EUR.5	ITALY	82,270	509,007
MEDIOLANUM SPA	COMMON STOCK EUR.1	ITALY	49,247	250,419
PIAGGIO + C. S.P.A.	COMMON STOCK NPV	ITALY	36,390	98,006
PICCOLO CREDITO VALTELLINESE	COMMON STOCK NPV	ITALY	45,313	69,839
PIRELLI + C.	COMMON STOCK	ITALY	51,998	595,871
PRYSMIAN SPA	COMMON STOCK EUR.1	ITALY	34,993	707,150
SAIPEM SPA	COMMON STOCK EUR1.	ITALY	43,363	1,680,395
SNAM SPA	COMMON STOCK NPV	ITALY	255,131	1,184,981
SORIN SPA	COMMON STOCK EUR1.	ITALY	62,397	138,782
TELECOM ITALIA MEDIA SPA	COMMON STOCK NPV	ITALY	108,577	21,919
TELECOM ITALIA RSP	MISC. EUR.55	ITALY	1,016,223	803,195
TELECOM ITALIA SPA	COMMON STOCK EUR.55	ITALY	1,556,743	1,405,519
TENARIS SA	COMMON STOCK USD1.	ITALY	74,046	1,541,751
TERNA SPA	COMMON STOCK EUR.22	ITALY	233,749	935,017
TOD S SPA	COMMON STOCK EUR2.	ITALY	2,433	309,841
TREVI FINANZIARIA INDUSTRIAL	COMMON STOCK EUR.5	ITALY	5,758	31,044
UBI BANCA SCPA	COMMON STOCK EUR2.5	ITALY	121,968	568,233
UNICREDIT SPA	COMMON STOCK NPV	ITALY	664,605	3,278,025
UNIPOL GRUPPO FINANZIARIO SP	COMMON STOCK NPV	ITALY	1,743	3,511
VITTORIA ASSICURAZIONI SPA	COMMON STOCK EUR1.	ITALY	36,814	236,997
77 BANK LTD/THE	COMMON STOCK	JAPAN	67,000	268,958
ACCESS CO LTD	COMMON STOCK	JAPAN	19	12,588
ADERANS CO LTD	COMMON STOCK	JAPAN	7,000	92,669
ADVANCE RESIDENCE INVESTMENT	REIT	JAPAN	205	420,186
ADVANTEST CORP	COMMON STOCK	JAPAN	26,600	420,628
AEON CO LTD	COMMON STOCK	JAPAN	107,500	1,231,201
AEON DELIGHT CO LTD	COMMON STOCK	JAPAN	28,400	574,528
AEON FINANCIAL SERVICE CO LT	COMMON STOCK	JAPAN	2,200	43,099
AEON MALL CO LTD	COMMON STOCK	JAPAN	12,300	301,238
AICA KOGYO CO LTD	COMMON STOCK	JAPAN	7,300	118,107
AIDA ENGINEERING LTD	COMMON STOCK	JAPAN	4,200	33,338
AIFUL CORP	COMMON STOCK	JAPAN	22,200	152,099
AIR WATER INC	COMMON STOCK	JAPAN	23,000	293,328
AIRPORT FACILITIES CO LTD	COMMON STOCK	JAPAN	9,600	44,795
AISIN SEIKI CO LTD	COMMON STOCK	JAPAN	35,300	1,103,077
AJINOMOTO CO INC	COMMON STOCK	JAPAN	123,000	1,630,626
ALFRESA HOLDINGS CORP	COMMON STOCK	JAPAN	5,900	231,018
ALLIANCE FINANCIAL GROUP BHD	COMMON STOCK MYR1.	JAPAN	111,000	233,172
ALPHA BANK A.E.	COMMON STOCK EUR.3	JAPAN	1,700	29,831
ALPS ELECTRIC CO LTD	COMMON STOCK	JAPAN	4,400	55,621
ALS LTD	COMMON STOCK NPV	JAPAN	32,300	195,618
AMADEUS IT HOLDING SA A SHS	COMMON STOCK EUR.01	JAPAN	70,000	456,373
ANRITSU CORP	COMMON STOCK	JAPAN	23,000	273,841
AOKI HOLDINGS INC	COMMON STOCK	JAPAN	4,500	102,847
AOZORA BANK LTD	COMMON STOCK	JAPAN	129,000	397,148

ARC LAND SAKAMOTO CO LTD	COMMON STOCK	JAPAN	4,900	76,005
ARCS CO LTD	COMMON STOCK	JAPAN	7,200	147,760
ARIAKE JAPAN CO LTD	COMMON STOCK	JAPAN	2,000	36,643
ASAHI DIAMOND INDUSTRIAL CO	COMMON STOCK	JAPAN	21,000	206,628
ASAHI GLASS CO LTD	COMMON STOCK	JAPAN	181,000	1,317,614
ASAHI GROUP HOLDINGS LTD	COMMON STOCK	JAPAN	70,400	1,495,214
ASAHI HOLDINGS INC	COMMON STOCK	JAPAN	4,800	81,367
ASAHI KASEI CORP	COMMON STOCK	JAPAN	224,000	1,325,396
ASICS CORP	COMMON STOCK	JAPAN	31,000	473,209
ASTELLAS PHARMA INC	COMMON STOCK	JAPAN	73,700	3,317,208
ATSUGI CO LTD	COMMON STOCK	JAPAN	95,000	115,083
AUTOBACS SEVEN CO LTD	COMMON STOCK	JAPAN	2,900	121,908
AVEX GROUP HOLDINGS INC	COMMON STOCK	JAPAN	8,300	167,061
AWA BANK LTD/THE	COMMON STOCK	JAPAN	25,000	143,092
AXELL CORP	COMMON STOCK	JAPAN	3,200	70,606
AZBIL CORP	COMMON STOCK	JAPAN	8,100	163,615
BANK OF KYOTO LTD/THE	COMMON STOCK	JAPAN	55,000	463,655
BANK OF NAGOYA LTD/THE	COMMON STOCK	JAPAN	18,000	65,321
BANK OF SAGA LTD/THE	COMMON STOCK	JAPAN	15,000	34,646
BANK OF THE RYUKYUS LTD	COMMON STOCK	JAPAN	6,300	72,902
BANK OF YOKOHAMA LTD/THE	COMMON STOCK	JAPAN	217,000	1,009,257
BENESSE HOLDINGS INC	COMMON STOCK	JAPAN	13,200	548,193
BML INC	COMMON STOCK	JAPAN	9,500	232,332
BRIDGESTONE CORP	COMMON STOCK	JAPAN	110,800	2,877,705
BROTHER INDUSTRIES LTD	COMMON STOCK	JAPAN	44,200	477,826
BUNKA SHUTTER CO LTD	COMMON STOCK	JAPAN	14,000	65,081
CALSONIC KANSEI CORP	COMMON STOCK	JAPAN	25,000	103,392
CANON INC	COMMON STOCK	JAPAN	193,000	7,584,762
CANON MARKETING JAPAN INC	COMMON STOCK	JAPAN	13,000	185,774
CAPCOM CO LTD	COMMON STOCK	JAPAN	6,800	104,058
CASIO COMPUTER CO LTD	COMMON STOCK	JAPAN	44,500	390,997
CAWACHI LTD	COMMON STOCK	JAPAN	6,800	134,524
CENTRAL JAPAN RAILWAY CO	COMMON STOCK	JAPAN	24,500	1,991,733
CENTURY TOKYO LEASING CORP	COMMON STOCK	JAPAN	7,600	157,170
CHEUNG KONG INFRASTRUCTURE	COMMON STOCK HKD1.	JAPAN	141,000	826,564
CHIBA BANK LTD/THE	COMMON STOCK	JAPAN	1,000	6,546
CHIYODA CO LTD	COMMON STOCK	JAPAN	5,300	132,850
CHIYODA CORP	COMMON STOCK	JAPAN	23,000	329,982
CHIYODA INTEGRE CO LTD	COMMON STOCK	JAPAN	5,300	53,151
CHOFU SEISAKUSHO CO LTD	COMMON STOCK	JAPAN	1,500	33,278
CHUBU ELECTRIC POWER CO INC	COMMON STOCK	JAPAN	113,500	1,517,441
CHUGAI PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	35,800	687,458
CHUGAI RO CO LTD	COMMON STOCK	JAPAN	28,000	72,544
CHUGOKU BANK LTD/THE	COMMON STOCK	JAPAN	30,000	419,611
CHUGOKU ELECTRIC POWER CO	COMMON STOCK	JAPAN	51,700	812,347
CITY DEVELOPMENTS LTD	COMMON STOCK NPV	JAPAN	56,900	301,374
CLARKSON PLC	COMMON STOCK GBP.25	JAPAN	113,000	197,025
CLICKS GROUP LTD	COMMON STOCK ZAR.01	JAPAN	7,500	53,493
CMK CORP	COMMON STOCK	JAPAN	5,000	70,511
CNOOC LTD	COMMON STOCK HKD.02	JAPAN	8,400	32,764
COCA COLA FEMSA SAB SER L	COMMON STOCK NPV	JAPAN	14,000	172,971
COCHLEAR LTD	COMMON STOCK NPV	JAPAN	9,500	146,554
CODERE SA	COMMON STOCK EUR.2	JAPAN	3,100	96,926
COLRUYT SA	COMMON STOCK NPV	JAPAN	2,000	18,083
CONCORD SECURITIES CORP	COMMON STOCK TWD10.	JAPAN	15,000	193,366
COSMO OIL COMPANY LTD	COMMON STOCK	JAPAN	2,700	33,204
COSTAIN GROUP PLC	COMMON STOCK GBP.5	JAPAN	164,000	364,689
CREDICORP LTD	COMMON STOCK USD5.	JAPAN	5,300	150,058
CREDIT SUISSE GROUP AG REG	COMMON STOCK CHF.04	JAPAN	33,100	829,349
CYBERAGENT INC	COMMON STOCK	JAPAN	98	201,186
DAI ICHI LIFE INSURANCE	COMMON STOCK	JAPAN	1,563	2,203,535
DAI NIPPON PRINTING CO LTD	COMMON STOCK	JAPAN	101,000	793,064
DAICEL CORP	COMMON STOCK	JAPAN	55,000	364,633
DAIDO STEEL CO LTD	COMMON STOCK	JAPAN	52,000	261,527
DAIDOH LTD	COMMON STOCK	JAPAN	9,400	63,226
DAIEI INC	COMMON STOCK	JAPAN	8,900	20,536
DAIHATSU MOTOR CO LTD	COMMON STOCK	JAPAN	37,000	733,285
DAIICHI SANKYO CO LTD	COMMON STOCK	JAPAN	109,600	1,684,515
DAIICHIKOSHO CO LTD	COMMON STOCK	JAPAN	7,200	166,421
DAIKEN CORP	COMMON STOCK	JAPAN	36,000	97,876
DAIKIN INDUSTRIES LTD	COMMON STOCK	JAPAN	42,500	1,463,191
DAIKYO INC	COMMON STOCK	JAPAN	145,000	396,297
DAINIPPON SCREEN MFG CO LTD	COMMON STOCK	JAPAN	30,000	184,089
DAINIPPON SUMITOMO PHARMA CO	COMMON STOCK	JAPAN	31,000	373,161
DAIO PAPER CORP	COMMON STOCK	JAPAN	11,000	81,129
DAISHI BANK LTD/THE	COMMON STOCK	JAPAN	51,000	161,148
DAITO TRUST CONSTRUCT CO LTD	COMMON STOCK	JAPAN	14,700	1,386,022
DAIWA HOUSE INDUSTRY CO LTD	COMMON STOCK	JAPAN	93,000	1,603,373
DAIWA SECURITIES GROUP INC	COMMON STOCK	JAPAN	263,000	1,467,707
DAIWABO HOLDINGS CO LTD	COMMON STOCK	JAPAN	40,000	82,128

DENA CO LTD	COMMON STOCK	JAPAN	15,900	523,834
DENKI KAGAKU KOGYO K K	COMMON STOCK	JAPAN	92,000	315,496
DENKI KOGYO CO LTD	COMMON STOCK	JAPAN	23,000	93,598
DENSO CORP	COMMON STOCK	JAPAN	81,900	2,855,307
DENTSU INC	COMMON STOCK	JAPAN	32,400	872,031
DESCENTE LTD	COMMON STOCK	JAPAN	23,000	141,423
DIC CORP	COMMON STOCK	JAPAN	103,000	191,330
DISCO CORP	COMMON STOCK	JAPAN	3,600	186,746
DON QUIJOTE CO LTD	COMMON STOCK	JAPAN	7,000	256,946
DOSHISHA CO LTD	COMMON STOCK	JAPAN	1,200	31,472
DOWA HOLDINGS CO LTD	COMMON STOCK	JAPAN	54,150	351,491
DR CI LABO CO LTD	COMMON STOCK	JAPAN	48	150,076
DTS CORP	COMMON STOCK	JAPAN	3,100	37,896
DUNLOP SPORTS CO LTD	COMMON STOCK	JAPAN	19,200	225,516
DWANGO CO LTD	COMMON STOCK	JAPAN	27	52,335
EAST JAPAN RAILWAY CO	COMMON STOCK	JAPAN	56,900	3,686,177
EBARA CORP	COMMON STOCK	JAPAN	65,000	273,765
EDION CORP	COMMON STOCK	JAPAN	8,400	37,259
EIGHTEENTH BANK LTD/THE	COMMON STOCK	JAPAN	13,000	34,337
EISAI CO LTD	COMMON STOCK	JAPAN	41,000	1,715,291
EIZO CORP	COMMON STOCK	JAPAN	1,600	25,554
ELECTRIC POWER DEVELOPMENT C	COMMON STOCK	JAPAN	23,900	567,673
ENPLAS CORP	COMMON STOCK	JAPAN	4,900	219,515
EPS CORPORATION	COMMON STOCK	JAPAN	28	71,882
EZAKI GLICO CO LTD	COMMON STOCK	JAPAN	7,000	72,346
FAMILYMART CO LTD	COMMON STOCK	JAPAN	11,000	453,696
FANUC CORP	COMMON STOCK	JAPAN	32,200	5,999,808
FAST RETAILING CO LTD	COMMON STOCK	JAPAN	9,600	2,442,939
FIELDS CORP	COMMON STOCK	JAPAN	5,500	74,783
FOSTER ELECTRIC CO LTD	COMMON STOCK	JAPAN	3,900	62,504
FRANCE BED HOLDINGS CO LTD	COMMON STOCK	JAPAN	43,000	83,472
FRONTIER REAL ESTATE INVEST	REIT	JAPAN	36	314,418
FUJI CO LTD	COMMON STOCK	JAPAN	27,800	585,480
FUJI ELECTRIC CO LTD	COMMON STOCK	JAPAN	100,000	247,180
FUJI HEAVY INDUSTRIES LTD	COMMON STOCK	JAPAN	110,000	1,387,763
FUJI OIL CO LTD	COMMON STOCK	JAPAN	7,000	101,411
FUJI SOFT INC	COMMON STOCK	JAPAN	2,900	54,909
FUJICCO CO LTD	COMMON STOCK	JAPAN	15,000	178,204
FUJIFILM HOLDINGS CORP	COMMON STOCK	JAPAN	79,500	1,604,405
FUJIKURA LTD	COMMON STOCK	JAPAN	56,000	173,831
FUJITEC CO LTD	COMMON STOCK	JAPAN	47,000	341,003
FUJITSU GENERAL LTD	COMMON STOCK	JAPAN	11,000	104,199
FUJITSU LTD	COMMON STOCK	JAPAN	329,000	1,384,079
FUJIYA CO LTD	COMMON STOCK	JAPAN	75,000	168,528
FUKUOKA FINANCIAL GROUP INC	COMMON STOCK	JAPAN	143,000	573,478
FUKUYAMA TRANSPORTING CO LTD	COMMON STOCK	JAPAN	16,000	81,442
FURUKAWA ELECTRIC CO LTD	COMMON STOCK	JAPAN	119,000	267,904
FURUYA METAL CO LTD	COMMON STOCK	JAPAN	1,400	37,101
FUTABA INDUSTRIAL CO LTD	COMMON STOCK	JAPAN	19,400	84,124
FUTURE ARCHITECT INC	COMMON STOCK	JAPAN	111	44,284
GAKKEN HOLDINGS CO LTD	COMMON STOCK	JAPAN	43,000	110,467
GEO HOLDINGS CORP	COMMON STOCK	JAPAN	16	16,732
GLORY LTD	COMMON STOCK	JAPAN	7,900	183,357
GMO INTERNET INC	COMMON STOCK	JAPAN	16,300	105,843
GODO STEEL LTD	COMMON STOCK	JAPAN	25,000	50,091
GOLDCREST CO LTD	COMMON STOCK	JAPAN	10,280	173,681
GREE INC	COMMON STOCK	JAPAN	15,100	234,579
GS YUASA CORP	COMMON STOCK	JAPAN	53,000	213,747
GULLIVER INTERNATIONAL CO	COMMON STOCK	JAPAN	4,540	162,096
GUNMA BANK LTD/THE	COMMON STOCK	JAPAN	68,000	331,498
GURUNAVI INC	COMMON STOCK	JAPAN	3,100	31,774
H I S CO LTD	COMMON STOCK	JAPAN	3,400	115,505
HACHIJUNI BANK LTD/THE	COMMON STOCK	JAPAN	76,000	382,257
HAKUHODO DY HOLDINGS INC	COMMON STOCK	JAPAN	4,290	278,240
HAMAMATSU PHOTONICS KK	COMMON STOCK	JAPAN	10,900	394,013
HANKYU REIT INC	REIT	JAPAN	35	167,439
HASEKO CORP	COMMON STOCK	JAPAN	250,000	197,387
HIBIYA ENGINEERING LTD	COMMON STOCK	JAPAN	2,000	22,783
HIGASHI NIPPON BANK LTD/THE	COMMON STOCK	JAPAN	26,000	57,274
HINO MOTORS LTD	COMMON STOCK	JAPAN	49,000	440,261
HIOKI E E CORP	COMMON STOCK	JAPAN	2,400	38,139
HIROSE ELECTRIC CO LTD	COMMON STOCK	JAPAN	5,800	695,764
HISAKA WORKS LTD	COMMON STOCK	JAPAN	1,000	8,279
HISAMITSU PHARMACEUTICAL CO	COMMON STOCK	JAPAN	12,200	606,101
HITACHI CHEMICAL CO LTD	COMMON STOCK	JAPAN	19,500	291,221
HITACHI CONSTRUCTION MACHINE	COMMON STOCK	JAPAN	20,200	424,877
HITACHI HIGH TECHNOLOGIES CO	COMMON STOCK	JAPAN	12,900	267,410
HITACHI LTD	COMMON STOCK	JAPAN	756,000	4,457,904
HITACHI MEDICAL CORP	COMMON STOCK	JAPAN	20,000	287,471
HITACHI METALS LTD	COMMON STOCK	JAPAN	31,000	262,667

HITACHI ZOSEN CORP	COMMON STOCK	JAPAN	112,500	157,666
HOKKAIDO ELECTRIC POWER CO	COMMON STOCK	JAPAN	35,000	425,845
HOKUETSU BANK LTD/THE	COMMON STOCK	JAPAN	32,000	64,881
HOKURIKU ELECTRIC POWER CO	COMMON STOCK	JAPAN	32,800	388,554
HOKUTO CORP	COMMON STOCK	JAPAN	3,100	60,924
HONDA MOTOR CO LTD	COMMON STOCK	JAPAN	273,500	10,100,596
HOYA CORP	COMMON STOCK	JAPAN	75,300	1,485,493
HYAKUGO BANK LTD/THE	COMMON STOCK	JAPAN	38,000	172,195
IBIDEN CO LTD	COMMON STOCK	JAPAN	25,800	412,645
ICHIBANYA CO LTD	COMMON STOCK	JAPAN	20,600	642,199
ICHIYOSHI SECURITIES CO LTD	COMMON STOCK	JAPAN	9,400	65,971
ICOM INC	COMMON STOCK	JAPAN	4,700	104,994
IDEC CORP	COMMON STOCK	JAPAN	14,800	138,010
IDEMITSU KOSAN CO LTD	COMMON STOCK	JAPAN	7,800	680,682
IHI CORP	COMMON STOCK	JAPAN	245,000	630,984
INDUSTRIAL + INFRASTRUCTURE	REIT	JAPAN	43	321,352
INES CORP	COMMON STOCK	JAPAN	11,700	72,965
INFO SERVICES INTL DENTSU	COMMON STOCK	JAPAN	4,500	43,849
INPEX CORP	COMMON STOCK	JAPAN	401	2,144,285
INTERNET INITIATIVE JAPAN	COMMON STOCK	JAPAN	7,400	170,083
ISEKI + CO LTD	COMMON STOCK	JAPAN	60,000	156,199
ISETAN MITSUKOSHI HOLDINGS L	COMMON STOCK	JAPAN	61,060	595,469
ISUZU MOTORS LTD	COMMON STOCK	JAPAN	236,000	1,408,581
IT HOLDINGS CORP	COMMON STOCK	JAPAN	9,100	110,136
ITO EN LTD	COMMON STOCK	JAPAN	10,500	193,191
ITOCHU CORP	COMMON STOCK	JAPAN	253,000	2,675,887
ITOCHU ENEX CO LTD	COMMON STOCK	JAPAN	12,400	64,084
ITOCHU SHOKUHIN CO LTD	COMMON STOCK	JAPAN	6,900	233,605
ITOCHU TECHNO SOLUTIONS CORP	COMMON STOCK	JAPAN	5,200	214,705
IYO BANK LTD/THE	COMMON STOCK	JAPAN	44,000	347,958
IZUMIYA CO LTD	COMMON STOCK	JAPAN	29,000	147,887
J FRONT RETAILING CO LTD	COMMON STOCK	JAPAN	97,000	535,849
J OIL MILLS INC	COMMON STOCK	JAPAN	6,000	16,730
JACCS CO LTD	COMMON STOCK	JAPAN	42,000	226,956
JAFCO CO LTD	COMMON STOCK	JAPAN	5,800	170,018
JAPAN AIRPORT TERMINAL CO	COMMON STOCK	JAPAN	4,700	48,548
JAPAN DIGITAL LABORATORY CO	COMMON STOCK	JAPAN	23,800	267,949
JAPAN EXCHANGE GROUP INC	COMMON STOCK	JAPAN	1,500	75,028
JAPAN LOGISTICS FUND INC	REIT	JAPAN	35	304,425
JAPAN PETROLEUM EXPLORATION	COMMON STOCK	JAPAN	7,300	255,623
JAPAN PRIME REALTY INVESTMEN	REIT	JAPAN	133	384,479
JAPAN PULP + PAPER CO LTD	COMMON STOCK	JAPAN	28,000	91,894
JAPAN RADIO CO LTD	COMMON STOCK	JAPAN	2,841	7,824
JAPAN REAL ESTATE INVESTMENT	REIT	JAPAN	99	972,978
JAPAN RETAIL FUND INVESTMENT	REIT	JAPAN	305	560,555
JAPAN STEEL WORKS LTD	COMMON STOCK	JAPAN	66,000	428,402
JAPAN TOBACCO INC	COMMON STOCK	JAPAN	156,100	4,409,374
JAPAN VILENE CO LTD	COMMON STOCK	JAPAN	10,000	41,815
JAPANESE YEN	FOREIGN CURRENCY	JAPAN	391,166,775	4,523,990
JEOL LTD	COMMON STOCK	JAPAN	15,000	40,147
JFE HOLDINGS INC	COMMON STOCK	JAPAN	93,500	1,766,201
JGC CORP	COMMON STOCK	JAPAN	39,000	1,217,326
JOSHIN DENKI CO LTD	COMMON STOCK	JAPAN	14,000	137,342
JOYO BANK LTD/THE	COMMON STOCK	JAPAN	125,000	591,864
JSR CORP	COMMON STOCK	JAPAN	33,500	634,124
JTEKT CORP	COMMON STOCK	JAPAN	36,800	351,638
JUKI CORP	COMMON STOCK	JAPAN	211,000	305,283
JUPITER TELECOMMUNICATIONS	COMMON STOCK	JAPAN	266	331,063
JUROKU BANK LTD/THE	COMMON STOCK	JAPAN	48,000	163,202
JX HOLDINGS INC	COMMON STOCK	JAPAN	410,300	2,315,448
K S HOLDINGS CORP	COMMON STOCK	JAPAN	6,500	165,294
KABU.COM SECURITIES CO LTD	COMMON STOCK	JAPAN	1,400	6,445
KADOKAWA GROUP HOLDINGS INC	COMMON STOCK	JAPAN	3,700	98,658
KAGA ELECTRONICS CO LTD	COMMON STOCK	JAPAN	4,100	36,474
KAGOME CO LTD	COMMON STOCK	JAPAN	11,300	216,136
KAGOSHIMA BANK LTD/THE	COMMON STOCK	JAPAN	19,000	119,215
KAJIMA CORP	COMMON STOCK	JAPAN	149,000	493,085
KAKAKU.COM INC	COMMON STOCK	JAPAN	6,400	211,160
KAKEN PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	15,000	220,908
KAMIGUMI CO LTD	COMMON STOCK	JAPAN	47,000	373,832
KANEKA CORP	COMMON STOCK	JAPAN	57,000	287,239
KANSAI ELECTRIC POWER CO INC	COMMON STOCK	JAPAN	146,500	1,542,266
KANSAI PAINT CO LTD	COMMON STOCK	JAPAN	39,000	420,869
KANTO NATURAL GAS DEVELOP	COMMON STOCK	JAPAN	44,000	240,495
KAO CORP	COMMON STOCK	JAPAN	91,200	2,380,835
KAPPA CREATE HOLDINGS CO LTD	COMMON STOCK	JAPAN	5,450	117,518
KASUMI CO LTD	COMMON STOCK	JAPAN	82,800	524,287
KATAKURA INDUSTRIES CO LTD	COMMON STOCK	JAPAN	7,500	66,414
KATO SANGYO CO LTD	COMMON STOCK	JAPAN	5,300	94,813
KAWASAKI HEAVY INDUSTRIES	COMMON STOCK	JAPAN	263,000	716,127

KAWASAKI KISEN KAISHA LTD	COMMON STOCK	JAPAN	108,000	165,477
KDDI CORP	COMMON STOCK	JAPAN	47,900	3,390,069
KEIKYU CORP	COMMON STOCK	JAPAN	77,000	682,822
KEIO CORP	COMMON STOCK	JAPAN	103,000	769,493
KEISEI ELECTRIC RAILWAY CO	COMMON STOCK	JAPAN	53,000	448,263
KEIYO BANK LTD/THE	COMMON STOCK	JAPAN	31,000	136,369
KEIYO CO LTD	COMMON STOCK	JAPAN	16,500	91,234
KEWPIE CORP	COMMON STOCK	JAPAN	16,400	226,795
KEY COFFEE INC	COMMON STOCK	JAPAN	21,800	391,397
KEYENCE CORP	COMMON STOCK	JAPAN	8,400	2,322,883
KIKKOMAN CORP	COMMON STOCK	JAPAN	27,000	386,454
KINDEN CORP	COMMON STOCK	JAPAN	23,000	149,426
KINKI SHARYO CO LTD	COMMON STOCK	JAPAN	16,000	53,665
KINTETSU CORP	COMMON STOCK	JAPAN	258,000	1,057,525
KIRIN HOLDINGS CO LTD	COMMON STOCK	JAPAN	148,000	1,742,480
KISOJI CO LTD	COMMON STOCK	JAPAN	27,100	530,445
KITZ CORP	COMMON STOCK	JAPAN	11,000	51,833
KIYO HOLDINGS INC	COMMON STOCK	JAPAN	97,000	141,381
KOBAYASHI PHARMACEUTICAL CO	COMMON STOCK	JAPAN	4,800	228,384
KOBE STEEL LTD	COMMON STOCK	JAPAN	703,000	899,421
KOHNAN SHOJI CO LTD	COMMON STOCK	JAPAN	7,800	95,295
KOITO MANUFACTURING CO LTD	COMMON STOCK	JAPAN	16,000	233,781
KOMATSU LTD	COMMON STOCK	JAPAN	162,500	4,166,464
KONAMI CORP	COMMON STOCK	JAPAN	19,200	432,530
KONICA MINOLTA INC	COMMON STOCK	JAPAN	87,500	631,630
KUBOTA CORP	COMMON STOCK	JAPAN	204,000	2,347,633
KURABO INDUSTRIES LTD	COMMON STOCK	JAPAN	42,000	71,853
KURARAY CO LTD	COMMON STOCK	JAPAN	61,500	806,770
KURITA WATER INDUSTRIES LTD	COMMON STOCK	JAPAN	21,100	464,498
KYOCERA CORP	COMMON STOCK	JAPAN	29,100	2,644,010
KYODO PRINTING CO LTD	COMMON STOCK	JAPAN	63,000	161,820
KYORIN HOLDINGS INC	COMMON STOCK	JAPAN	9,000	174,867
KYORITSU MAINTENANCE CO LTD	COMMON STOCK	JAPAN	6,400	138,405
KYOWA EXEO CORP	COMMON STOCK	JAPAN	11,500	115,397
KYOWA HAKKO KIRIN CO LTD	COMMON STOCK	JAPAN	49,537	490,168
KYUDENKO CORP	COMMON STOCK	JAPAN	13,000	67,185
KYUSHU ELECTRIC POWER CO INC	COMMON STOCK	JAPAN	64,400	736,595
LAWSON INC	COMMON STOCK	JAPAN	9,300	633,395
LEOPALACE21 CORP	COMMON STOCK	JAPAN	24,300	100,807
LION CORP	COMMON STOCK	JAPAN	24,000	121,943
LIXIL GROUP CORP	COMMON STOCK	JAPAN	46,400	1,035,310
M3 INC	COMMON STOCK	JAPAN	78	124,233
MABUCHI MOTOR CO LTD	COMMON STOCK	JAPAN	5,100	217,859
MACROMILL INC	COMMON STOCK	JAPAN	4,600	49,540
MAEDA CORP	COMMON STOCK	JAPAN	13,000	68,389
MAKITA CORP	COMMON STOCK	JAPAN	21,900	1,020,623
MANDOM CORP	COMMON STOCK	JAPAN	4,500	124,119
MANI INC	COMMON STOCK	JAPAN	2,400	96,436
MARS ENGINEERING CORP	COMMON STOCK	JAPAN	6,200	124,048
MARUBENI CORP	COMMON STOCK	JAPAN	283,000	2,031,992
MARUDAI FOOD CO LTD	COMMON STOCK	JAPAN	25,000	82,941
MARUETSU INC/THE	COMMON STOCK	JAPAN	4,000	13,239
MARUHA NICHIRO HOLDINGS INC	COMMON STOCK	JAPAN	57,000	99,642
MARUI GROUP CO LTD	COMMON STOCK	JAPAN	44,200	354,372
MARUICHI STEEL TUBE LTD	COMMON STOCK	JAPAN	9,500	217,978
MARUSAN SECURITIES CO LTD	COMMON STOCK	JAPAN	5,400	28,931
MARUZEN SHOWA UNYU CO LTD	COMMON STOCK	JAPAN	78,000	224,004
MATSUDA SANGYO CO LTD	COMMON STOCK	JAPAN	2,400	29,216
MATSUI SECURITIES CO LTD	COMMON STOCK	JAPAN	9,000	82,361
MATSUYA CO LTD	COMMON STOCK	JAPAN	3,700	37,590
MAX CO LTD	COMMON STOCK	JAPAN	2,000	24,339
MAZDA MOTOR CORP	COMMON STOCK	JAPAN	457,000	935,039
MCDONALD S HOLDINGS CO JAPAN	COMMON STOCK	JAPAN	10,800	285,445
MEDIPAL HOLDINGS CORP	COMMON STOCK	JAPAN	28,000	309,118
MEGACHIPS CORP	COMMON STOCK	JAPAN	4,400	84,854
MEGMILK SNOW BRAND CO LTD	COMMON STOCK	JAPAN	6,500	102,153
MEIDENSHA CORP	COMMON STOCK	JAPAN	23,000	78,315
MEIJI HOLDINGS CO LTD	COMMON STOCK	JAPAN	9,800	425,596
MEIKO ELECTRONICS CO LTD	COMMON STOCK	JAPAN	3,100	24,627
MELCO HOLDINGS INC	COMMON STOCK	JAPAN	5,800	102,710
MID REIT INC	REIT	JAPAN	68	160,982
MIKUNI COCA COLA BOTTLING CO	COMMON STOCK	JAPAN	33,000	311,229
MILBON CO LTD	COMMON STOCK	JAPAN	4,500	142,275
MIMASU SEMICONDUCTOR INDUST	COMMON STOCK	JAPAN	1,200	9,826
MINEBEA CO LTD	COMMON STOCK	JAPAN	67,000	238,924
MINISTOP CO LTD	COMMON STOCK	JAPAN	12,700	213,447
MIRACA HOLDINGS INC	COMMON STOCK	JAPAN	8,100	326,784
MIRAIT HOLDINGS CORP	COMMON STOCK	JAPAN	8,200	74,325
MISUMI GROUP INC	COMMON STOCK	JAPAN	12,300	334,456
MITSUBISHI CHEMICAL HOLDINGS	COMMON STOCK	JAPAN	248,000	1,239,503

MITSUBISHI CORP	COMMON STOCK	JAPAN	240,400	4,629,986
MITSUBISHI ELECTRIC CORP	COMMON STOCK	JAPAN	335,000	2,856,940
MITSUBISHI ESTATE CO LTD	COMMON STOCK	JAPAN	207,000	4,958,335
MITSUBISHI GAS CHEMICAL CO	COMMON STOCK	JAPAN	72,000	442,021
MITSUBISHI HEAVY INDUSTRIES	COMMON STOCK	JAPAN	523,000	2,534,099
MITSUBISHI LOGISTICS CORP	COMMON STOCK	JAPAN	20,000	287,449
MITSUBISHI MATERIALS CORP	COMMON STOCK	JAPAN	267,000	911,872
MITSUBISHI MOTORS CORP	COMMON STOCK	JAPAN	669,000	692,890
MITSUBISHI PAPER MILLS LTD	COMMON STOCK	JAPAN	10,000	10,011
MITSUBISHI PENCIL CO LTD	COMMON STOCK	JAPAN	9,100	152,445
MITSUBISHI TANABE PHARMA	COMMON STOCK	JAPAN	38,000	496,435
MITSUBISHI UFJ FINANCIAL GRO	COMMON STOCK	JAPAN	2,106,600	11,358,196
MITSUBISHI UFJ LEASE + FINAN	COMMON STOCK	JAPAN	11,140	480,063
MITSUBOSHI BELTING CO LTD	COMMON STOCK	JAPAN	28,000	156,040
MITSUI + CO LTD	COMMON STOCK	JAPAN	297,700	4,462,432
MITSUI CHEMICALS INC	COMMON STOCK	JAPAN	127,000	332,377
MITSUI ENGINEER + SHIPBUILD	COMMON STOCK	JAPAN	140,000	216,438
MITSUI FUDOSAN CO LTD	COMMON STOCK	JAPAN	138,000	3,378,118
MITSUI HOME CO LTD	COMMON STOCK	JAPAN	14,000	81,812
MITSUI MINING + SMELTING CO	COMMON STOCK	JAPAN	107,000	264,607
MITSUI OSK LINES LTD	COMMON STOCK	JAPAN	209,000	624,046
MITSUI SOKO CO LTD	COMMON STOCK	JAPAN	13,000	52,068
MITSUI SUGAR CO LTD	COMMON STOCK	JAPAN	14,000	40,339
MITSUMI ELECTRIC CO LTD	COMMON STOCK	JAPAN	15,400	89,677
MIYAZAKI BANK LTD/THE	COMMON STOCK	JAPAN	16,000	39,015
MIZUHO FINANCIAL GROUP INC	COMMON STOCK	JAPAN	3,832,000	7,024,977
MIZUNO CORP	COMMON STOCK	JAPAN	37,000	165,755
MOCHIDA PHARMACEUTICAL CO	COMMON STOCK	JAPAN	9,000	109,906
MORI SEIKI CO LTD	COMMON STOCK	JAPAN	16,000	140,133
MORINAGA + CO LTD	COMMON STOCK	JAPAN	21,000	45,079
MORINAGA MILK INDUSTRY CO	COMMON STOCK	JAPAN	25,000	80,138
MOS FOOD SERVICES INC	COMMON STOCK	JAPAN	4,200	77,407
MS+AD INSURANCE GROUP HOLDIN	COMMON STOCK	JAPAN	92,500	1,851,643
MURATA MANUFACTURING CO LTD	COMMON STOCK	JAPAN	37,100	2,192,414
NABTESCO CORP	COMMON STOCK	JAPAN	17,000	376,943
NAGAILEBEN CO LTD	COMMON STOCK	JAPAN	7,200	96,158
NAGASE + CO LTD	COMMON STOCK	JAPAN	18,000	199,690
NAMCO BANDAI HOLDINGS INC	COMMON STOCK	JAPAN	36,900	479,498
NANTO BANK LTD/THE	COMMON STOCK	JAPAN	30,000	136,736
NEC CORP	COMMON STOCK	JAPAN	402,000	848,142
NEC FIELDING LTD	COMMON STOCK	JAPAN	4,300	51,537
NEC NETWORKS + SYSTEM INTEGR	COMMON STOCK	JAPAN	2,600	46,136
NET ONE SYSTEMS CO LTD	COMMON STOCK	JAPAN	11,600	114,092
NGK INSULATORS LTD	COMMON STOCK	JAPAN	45,000	530,258
NGK SPARK PLUG CO LTD	COMMON STOCK	JAPAN	32,000	426,095
NHK SPRING CO LTD	COMMON STOCK	JAPAN	27,000	222,934
NICHI IKO PHARMACEUTICAL CO	COMMON STOCK	JAPAN	4,600	89,300
NICHIAS CORP	COMMON STOCK	JAPAN	31,000	169,645
NICHIDEN CORP	COMMON STOCK	JAPAN	2,300	55,997
NICHIHA CORP	COMMON STOCK	JAPAN	6,800	79,063
NICHII GAKKAN CO	COMMON STOCK	JAPAN	9,600	76,137
NIDEC COPAL CORP	COMMON STOCK	JAPAN	12,000	93,618
NIDEC COPAL ELECTRONICS CORP	COMMON STOCK	JAPAN	10,000	47,494
NIDEC CORP	COMMON STOCK	JAPAN	19,600	1,148,360
NIFCO INC	COMMON STOCK	JAPAN	7,400	164,347
NIHON NOHYAKU CO LTD	COMMON STOCK	JAPAN	5,000	26,419
NIKKISO CO LTD	COMMON STOCK	JAPAN	6,000	63,980
NIKON CORP	COMMON STOCK	JAPAN	58,000	1,715,732
NINTENDO CO LTD	COMMON STOCK	JAPAN	17,200	1,838,852
NIPPON ACCOMMODATIONS FUND	REIT	JAPAN	45	312,402
NIPPON BEET SUGAR MFG CO LTD	COMMON STOCK	JAPAN	41,000	76,525
NIPPON BUILDING FUND INC	REIT	JAPAN	144	1,487,613
NIPPON CARBON CO LTD	COMMON STOCK	JAPAN	22,000	45,448
NIPPON CERAMIC CO LTD	COMMON STOCK	JAPAN	5,300	80,158
NIPPON DENKO CO LTD	COMMON STOCK	JAPAN	11,000	33,058
NIPPON DENSETSU KOGYO CO LTD	COMMON STOCK	JAPAN	6,000	57,170
NIPPON ELECTRIC GLASS CO LTD	COMMON STOCK	JAPAN	63,000	358,661
NIPPON EXPRESS CO LTD	COMMON STOCK	JAPAN	150,000	620,776
NIPPON FLOUR MILLS CO LTD	COMMON STOCK	JAPAN	12,000	48,611
NIPPON KANZAI CO LTD	COMMON STOCK	JAPAN	6,200	109,762
NIPPON KAYAKU CO LTD	COMMON STOCK	JAPAN	24,000	264,958
NIPPON MEAT PACKERS INC	COMMON STOCK	JAPAN	34,000	469,005
NIPPON PAINT CO LTD	COMMON STOCK	JAPAN	32,000	275,597
NIPPON PAPER GROUP INC	COMMON STOCK	JAPAN	16,600	231,214
NIPPON SHARYO LTD	COMMON STOCK	JAPAN	62,000	236,939
NIPPON SHEET GLASS CO LTD	COMMON STOCK	JAPAN	136,000	180,356
NIPPON SHINYAKU CO LTD	COMMON STOCK	JAPAN	8,000	90,508
NIPPON SIGNAL CO LTD/THE	COMMON STOCK	JAPAN	10,700	75,864
NIPPON SODA CO LTD	COMMON STOCK	JAPAN	25,000	115,311
NIPPON STEEL + SUMITOMO META	COMMON STOCK	JAPAN	1,422,000	3,504,693

NIPPON SUISAN KAISHA LTD	COMMON STOCK	JAPAN	29,500	61,153
NIPPON TELEGRAPH + TELEPHONE	COMMON STOCK	JAPAN	73,900	3,110,363
NIPPON YUSEN	COMMON STOCK	JAPAN	462,000	1,089,446
NISHI NIPPON CITY BANK LTD	COMMON STOCK	JAPAN	120,000	296,201
NISHIMATSUYA CHAIN CO LTD	COMMON STOCK	JAPAN	3,700	29,343
NISSAN CHEMICAL INDUSTRIES	COMMON STOCK	JAPAN	27,000	320,350
NISSAN MOTOR CO LTD	COMMON STOCK	JAPAN	426,200	4,053,208
NISSEN HOLDINGS CO LTD	COMMON STOCK	JAPAN	14,700	55,441
NISSHA PRINTING CO LTD	COMMON STOCK	JAPAN	4,100	48,864
NISSHIN OILLIO GROUP LTD/THE	COMMON STOCK	JAPAN	15,000	55,543
NISSHIN SEIFUN GROUP INC	COMMON STOCK	JAPAN	31,000	388,666
NISSHIN STEEL HOLDINGS CO LT	COMMON STOCK	JAPAN	16,400	151,153
NISSHINBO HOLDINGS INC	COMMON STOCK	JAPAN	24,000	203,488
NISSIN CORP	COMMON STOCK	JAPAN	36,000	88,894
NISSIN FOODS HOLDINGS CO LTD	COMMON STOCK	JAPAN	14,700	558,490
NITORI HOLDINGS CO LTD	COMMON STOCK	JAPAN	7,350	539,134
NITTA CORP	COMMON STOCK	JAPAN	2,300	36,757
NITTO BOSEKI CO LTD	COMMON STOCK	JAPAN	32,000	127,039
NITTO DENKO CORP	COMMON STOCK	JAPAN	30,700	1,513,426
NITTO KOGYO CORP	COMMON STOCK	JAPAN	4,700	63,887
NITTO KOHKI CO LTD	COMMON STOCK	JAPAN	6,500	137,779
NKSJ HOLDINGS INC	COMMON STOCK	JAPAN	60,600	1,293,125
NOHMI BOSAI LTD	COMMON STOCK	JAPAN	16,000	108,375
NOK CORP	COMMON STOCK	JAPAN	20,300	315,108
NOMURA HOLDINGS INC	COMMON STOCK	JAPAN	628,400	3,717,541
NOMURA REAL ESTATE HOLDINGS	COMMON STOCK	JAPAN	12,600	240,845
NOMURA REAL ESTATE OFFICE FU	REIT	JAPAN	53	304,700
NOMURA REAL ESTATE RESIDENTI	REIT	JAPAN	40	221,207
NOMURA RESEARCH INSTITUTE LT	COMMON STOCK	JAPAN	21,100	437,633
NORITZ CORP	COMMON STOCK	JAPAN	6,100	101,694
NORTH PACIFIC BANK LTD	COMMON STOCK	JAPAN	54,000	151,713
NSD CO LTD	COMMON STOCK	JAPAN	3,300	28,887
NSK LTD	COMMON STOCK	JAPAN	84,000	599,786
NTN CORP	COMMON STOCK	JAPAN	75,000	203,208
NTT DATA CORP	COMMON STOCK	JAPAN	213	667,273
NTT DOCOMO INC	COMMON STOCK	JAPAN	2,484	3,574,407
NTT URBAN DEVELOPMENT CORP	COMMON STOCK	JAPAN	202	195,478
OBAYASHI CORP	COMMON STOCK	JAPAN	113,000	637,312
OBIC CO LTD	COMMON STOCK	JAPAN	1,150	229,328
ODAKYU ELECTRIC RAILWAY CO	COMMON STOCK	JAPAN	106,000	1,104,903
OILES CORP	COMMON STOCK	JAPAN	6,000	121,134
OITA BANK LTD/THE	COMMON STOCK	JAPAN	17,000	55,649
OJI HOLDINGS CORP	COMMON STOCK	JAPAN	159,000	550,163
OKI ELECTRIC INDUSTRY CO LTD	COMMON STOCK	JAPAN	293,000	357,106
OKINAWA ELECTRIC POWER CO	COMMON STOCK	JAPAN	1,800	56,246
OKUMA CORP	COMMON STOCK	JAPAN	26,000	179,531
OKUWA CO LTD	COMMON STOCK	JAPAN	3,000	37,706
OLYMPUS CORP	COMMON STOCK	JAPAN	37,400	727,331
OMRON CORP	COMMON STOCK	JAPAN	36,600	879,321
ONO PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	13,000	664,702
ONOKEN CO LTD	COMMON STOCK	JAPAN	2,900	25,735
ONWARD HOLDINGS CO LTD	COMMON STOCK	JAPAN	24,000	181,455
ORACLE CORP JAPAN	COMMON STOCK	JAPAN	6,700	279,788
ORGANO CORP	COMMON STOCK	JAPAN	2,000	11,360
ORIENT CORP	COMMON STOCK	JAPAN	59,000	225,742
ORIENTAL LAND CO LTD	COMMON STOCK	JAPAN	9,400	1,138,118
ORIX CORP	COMMON STOCK	JAPAN	17,046	1,927,233
ORIX JREIT INC	REIT	JAPAN	54	265,826
OSAKA GAS CO LTD	COMMON STOCK	JAPAN	333,000	1,211,914
OSAKA TITANIUM TECHNOLOGIES	COMMON STOCK	JAPAN	3,600	80,712
OSAKI ELECTRIC CO LTD	COMMON STOCK	JAPAN	2,000	10,970
OTSUKA CORP	COMMON STOCK	JAPAN	2,800	212,265
OTSUKA HOLDINGS CO LTD	COMMON STOCK	JAPAN	71,900	2,022,552
OTSUKA KAGU LTD	COMMON STOCK	JAPAN	20,000	176,624
OYO CORP	COMMON STOCK	JAPAN	12,300	149,458
PACIFIC METALS CO LTD	COMMON STOCK	JAPAN	18,000	85,538
PANASONIC CORP	COMMON STOCK	JAPAN	363,500	2,212,973
PARAMOUNT BED HOLDINGS CO LT	COMMON STOCK	JAPAN	9,300	278,204
PARIS MIKI HOLDINGS INC	COMMON STOCK	JAPAN	13,800	72,843
PARK24 CO LTD	COMMON STOCK	JAPAN	14,500	229,118
PASONA GROUP INC	COMMON STOCK	JAPAN	23	13,380
PENTA OCEAN CONSTRUCTION CO	COMMON STOCK	JAPAN	38,500	104,304
PIGEON CORP	COMMON STOCK	JAPAN	4,600	219,991
PILOT CORP	COMMON STOCK	JAPAN	59	110,069
PIONEER CORP	COMMON STOCK	JAPAN	33,100	82,858
PLENUS CO LTD	COMMON STOCK	JAPAN	2,800	45,379
POINT INC	COMMON STOCK	JAPAN	2,060	75,265
PRESS KOGYO CO LTD	COMMON STOCK	JAPAN	30,000	137,062
PRONEXUS INC	COMMON STOCK	JAPAN	15,800	89,938
RAKUTEN INC	COMMON STOCK	JAPAN	122,700	958,782

RENGO CO LTD	COMMON STOCK	JAPAN	30,000	151,745
RESONA HOLDINGS INC	COMMON STOCK	JAPAN	303,800	1,380,081
RICOH CO LTD	COMMON STOCK	JAPAN	123,000	1,309,316
RINNAI CORP	COMMON STOCK	JAPAN	6,200	422,059
ROHM CO LTD	COMMON STOCK	JAPAN	18,600	605,433
ROHTO PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	11,000	128,310
ROLAND CORP	COMMON STOCK	JAPAN	10,100	80,730
ROLAND DG CORP	COMMON STOCK	JAPAN	4,200	49,657
ROUND ONE CORP	COMMON STOCK	JAPAN	35,100	200,880
ROYAL HOLDINGS CO LTD	COMMON STOCK	JAPAN	14,700	169,885
SAINT MARC HOLDINGS CO LTD	COMMON STOCK	JAPAN	2,400	85,348
SAIZERIYA CO LTD	COMMON STOCK	JAPAN	3,900	53,558
SAKATA SEED CORP	COMMON STOCK	JAPAN	3,400	42,766
SAN A CO LTD	COMMON STOCK	JAPAN	4,000	149,509
SAN AI OIL CO LTD	COMMON STOCK	JAPAN	23,000	95,492
SAN IN GODO BANK LTD/THE	COMMON STOCK	JAPAN	25,000	175,431
SANKEN ELECTRIC CO LTD	COMMON STOCK	JAPAN	17,000	65,798
SANKI ENGINEERING CO LTD	COMMON STOCK	JAPAN	8,000	39,000
SANKYO CO LTD	COMMON STOCK	JAPAN	9,800	388,549
SANKYO TATEYAMA INC	COMMON STOCK	JAPAN	7,500	133,580
SANKYU INC	COMMON STOCK	JAPAN	36,000	136,401
SANRIO CO LTD	COMMON STOCK	JAPAN	6,600	210,445
SANTEN PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	13,000	498,704
SANYO SHOKAI LTD	COMMON STOCK	JAPAN	7,000	18,691
SAPPORO HOLDINGS LTD	COMMON STOCK	JAPAN	45,000	145,733
SATO HOLDINGS CORP	COMMON STOCK	JAPAN	9,700	156,819
SAWAI PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	2,400	241,217
SBI HOLDINGS INC	COMMON STOCK	JAPAN	34,223	306,073
SCSK CORP	COMMON STOCK	JAPAN	6,200	97,343
SECOM CO LTD	COMMON STOCK	JAPAN	36,300	1,833,095
SEGA SAMMY HOLDINGS INC	COMMON STOCK	JAPAN	36,000	609,225
SEIKA CORP	COMMON STOCK	JAPAN	9,000	24,912
SEIKAGAKU CORP	COMMON STOCK	JAPAN	3,200	34,086
SEIKO EPSON CORP	COMMON STOCK	JAPAN	24,100	196,970
SEIKO HOLDINGS CORP	COMMON STOCK	JAPAN	25,000	59,981
SEIREN CO LTD	COMMON STOCK	JAPAN	8,800	55,047
SEKISUI CHEMICAL CO LTD	COMMON STOCK	JAPAN	76,000	659,464
SEKISUI HOUSE LTD	COMMON STOCK	JAPAN	87,000	954,178
SEKISUI JUSHI CORP	COMMON STOCK	JAPAN	22,000	230,719
SENKO CO LTD	COMMON STOCK	JAPAN	72,000	315,314
SENSHU IKEDA HOLDINGS INC	COMMON STOCK	JAPAN	25,720	147,162
SENSHUKAI CO LTD	COMMON STOCK	JAPAN	7,300	44,827
SEVEN + I HOLDINGS CO LTD	COMMON STOCK	JAPAN	129,400	3,649,117
SEVEN BANK LTD	COMMON STOCK	JAPAN	89,000	234,896
SHARP CORP	COMMON STOCK	JAPAN	165,000	579,772
SHIBUSAWA WAREHOUSE CO LTD	COMMON STOCK	JAPAN	23,000	71,086
SHIGA BANK LTD/THE	COMMON STOCK	JAPAN	37,000	230,019
SHIKOKU ELECTRIC POWER CO	COMMON STOCK	JAPAN	33,000	527,326
SHIMADZU CORP	COMMON STOCK	JAPAN	46,000	310,928
SHIMAMURA CO LTD	COMMON STOCK	JAPAN	3,900	378,429
SHIMANO INC	COMMON STOCK	JAPAN	12,800	817,764
SHIMIZU CORP	COMMON STOCK	JAPAN	111,000	418,275
SHIN ETSU CHEMICAL CO LTD	COMMON STOCK	JAPAN	70,400	4,308,449
SHINKO ELECTRIC INDUSTRIES	COMMON STOCK	JAPAN	12,700	100,513
SHINKO PLANTECH CO LTD	COMMON STOCK	JAPAN	20,900	165,307
SHINSEI BANK LTD	COMMON STOCK	JAPAN	220,000	441,376
SHIONOGI + CO LTD	COMMON STOCK	JAPAN	54,000	901,286
SHIP HEALTHCARE HOLDINGS INC	COMMON STOCK	JAPAN	9,200	244,468
SHISEIDO CO LTD	COMMON STOCK	JAPAN	58,000	817,227
SHIZUOKA BANK LTD/THE	COMMON STOCK	JAPAN	110,000	1,076,425
SHIZUOKA GAS CO LTD	COMMON STOCK	JAPAN	10,000	67,818
SHO BOND HOLDINGS CO LTD	COMMON STOCK	JAPAN	6,600	246,671
SHOWA DENKO K K	COMMON STOCK	JAPAN	235,000	360,038
SHOWA SANGYO CO LTD	COMMON STOCK	JAPAN	30,000	97,585
SHOWA SHELL SEKIYU KK	COMMON STOCK	JAPAN	47,700	271,370
SINANEN CO LTD	COMMON STOCK	JAPAN	59,000	245,788
SINFONIA TECHNOLOGY CO LTD	COMMON STOCK	JAPAN	22,000	41,716
SMC CORP	COMMON STOCK	JAPAN	9,100	1,654,108
SOFTBANK CORP	COMMON STOCK	JAPAN	151,600	5,558,214
SOJITZ CORP	COMMON STOCK	JAPAN	234,700	347,882
SONY CORP	COMMON STOCK	JAPAN	163,900	1,837,559
SONY FINANCIAL HOLDINGS INC	COMMON STOCK	JAPAN	31,600	569,542
SOTETSU HOLDINGS INC	COMMON STOCK	JAPAN	56,000	195,565
SQUARE ENIX HOLDINGS CO LTD	COMMON STOCK	JAPAN	12,100	153,198
STANLEY ELECTRIC CO LTD	COMMON STOCK	JAPAN	28,900	412,194
STARBUCKS COFFEE JAPAN LTD	COMMON STOCK	JAPAN	117	78,982
SUMCO CORP	COMMON STOCK	JAPAN	24,700	240,780
SUMITOMO BAKELITE CO LTD	COMMON STOCK	JAPAN	30,000	125,162
SUMITOMO CHEMICAL CO LTD	COMMON STOCK	JAPAN	287,000	907,276
SUMITOMO CORP	COMMON STOCK	JAPAN	184,000	2,363,109

SUMITOMO ELECTRIC INDUSTRIES	COMMON STOCK	JAPAN	126,700	1,469,081
SUMITOMO FORESTRY CO LTD	COMMON STOCK	JAPAN	21,600	204,581
SUMITOMO HEAVY INDUSTRIES	COMMON STOCK	JAPAN	104,000	497,698
SUMITOMO METAL MINING CO LTD	COMMON STOCK	JAPAN	122,000	1,724,982
SUMITOMO MITSUI FINANCIAL GR	COMMON STOCK	JAPAN	229,054	8,337,669
SUMITOMO MITSUI TRUST HOLDIN	COMMON STOCK	JAPAN	565,000	1,989,004
SUMITOMO OSAKA CEMENT CO LTD	COMMON STOCK	JAPAN	56,000	202,906
SUMITOMO PRECISION PRODUCTS	COMMON STOCK	JAPAN	34,000	165,036
SUMITOMO REALTY + DEVELOPMNT	COMMON STOCK	JAPAN	64,000	2,130,728
SUMITOMO RUBBER INDUSTRIES	COMMON STOCK	JAPAN	32,100	388,603
SURUGA BANK LTD	COMMON STOCK	JAPAN	43,000	529,232
SUZUKEN CO LTD	COMMON STOCK	JAPAN	12,400	350,124
SUZUKI MOTOR CORP	COMMON STOCK	JAPAN	57,800	1,513,964
SYSMEX CORP	COMMON STOCK	JAPAN	9,700	445,291
T GAIA CORP	COMMON STOCK	JAPAN	16,600	156,956
T RAD CO LTD	COMMON STOCK	JAPAN	19,000	50,012
T+D HOLDINGS INC	COMMON STOCK	JAPAN	92,000	1,123,504
TACHI S CO LTD	COMMON STOCK	JAPAN	2,700	46,395
TAIHEI DENGYO KAISHA LTD	COMMON STOCK	JAPAN	5,000	30,795
TAIHEIYO CEMENT CORP	COMMON STOCK	JAPAN	179,000	493,531
TAIKISHA LTD	COMMON STOCK	JAPAN	5,800	109,470
TAISEI CORP	COMMON STOCK	JAPAN	184,000	609,472
TAISHO PHARMACEUTICAL HOLDIN	COMMON STOCK	JAPAN	6,900	472,188
TAIYO NIPPON SANSO CORP	COMMON STOCK	JAPAN	52,000	297,635
TAIYO YUDEN CO LTD	COMMON STOCK	JAPAN	12,000	106,407
TAKAMATSU CONSTRUCTION GROUP	COMMON STOCK	JAPAN	600	9,374
TAKARA BIO INC	COMMON STOCK	JAPAN	5,200	43,459
TAKARA HOLDINGS INC	COMMON STOCK	JAPAN	26,000	207,212
TAKASHIMAYA CO LTD	COMMON STOCK	JAPAN	53,000	378,489
TAKEDA PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	134,900	6,040,481
TAKIRON CO LTD	COMMON STOCK	JAPAN	6,000	20,845
TAMRON CO LTD	COMMON STOCK	JAPAN	4,800	136,227
TDK CORP	COMMON STOCK	JAPAN	22,700	827,087
TEIJIN LTD	COMMON STOCK	JAPAN	166,000	410,225
TEMP HOLDINGS CO LTD	COMMON STOCK	JAPAN	6,600	81,991
TERUMO CORP	COMMON STOCK	JAPAN	30,800	1,226,191
THK CO LTD	COMMON STOCK	JAPAN	20,800	374,504
TOA CORP	COMMON STOCK	JAPAN	34,000	56,066
TOBU RAILWAY CO LTD	COMMON STOCK	JAPAN	157,000	832,473
TOCALO CO LTD	COMMON STOCK	JAPAN	800	13,333
TOCHIGI BANK LTD/THE	COMMON STOCK	JAPAN	10,000	34,694
TOENEC CORP	COMMON STOCK	JAPAN	11,000	57,810
TOHO CO LTD	COMMON STOCK	JAPAN	19,900	351,167
TOHO GAS CO LTD	COMMON STOCK	JAPAN	88,000	473,308
TOHO HOLDINGS CO LTD	COMMON STOCK	JAPAN	6,200	108,694
TOHO REAL ESTATE CO LTD	COMMON STOCK	JAPAN	6,600	43,374
TOHO TITANIUM CO LTD	COMMON STOCK	JAPAN	5,200	51,742
TOHO ZINC CO LTD	COMMON STOCK	JAPAN	51,000	224,743
TOHOKU ELECTRIC POWER CO INC	COMMON STOCK	JAPAN	78,000	727,296
TOHOKUSHINSHA FILM CORP	COMMON STOCK	JAPAN	10,900	81,238
TOKAI HOLDINGS CORP	COMMON STOCK	JAPAN	22,000	70,942
TOKAI RIKA CO LTD	COMMON STOCK	JAPAN	10,200	142,255
TOKEN CORP	COMMON STOCK	JAPAN	1,490	83,473
TOKIO MARINE HOLDINGS INC	COMMON STOCK	JAPAN	121,300	3,388,735
TOKUYAMA CORPORATION	COMMON STOCK	JAPAN	42,000	92,074
TOKYO ELECTRIC POWER CO INC	COMMON STOCK	JAPAN	239,600	575,402
TOKYO ELECTRON LTD	COMMON STOCK	JAPAN	31,700	1,461,486
TOKYO GAS CO LTD	COMMON STOCK	JAPAN	425,000	1,946,902
TOKYO ROPE MFG CO LTD	COMMON STOCK	JAPAN	26,000	39,830
TOKYO SEIMITSU CO LTD	COMMON STOCK	JAPAN	5,100	83,164
TOKYO STEEL MFG CO LTD	COMMON STOCK	JAPAN	20,400	99,891
TOKYO TATEMONO CO LTD	COMMON STOCK	JAPAN	53,000	272,700
TOKYOTOKEIBA CO LTD	COMMON STOCK	JAPAN	26,000	52,996
TOKYU CONSTRUCTION CO LTD	COMMON STOCK	JAPAN	8,270	23,753
TOKYU CORP	COMMON STOCK	JAPAN	206,000	1,159,132
TOKYU LAND CORP	COMMON STOCK	JAPAN	81,000	593,289
TOMONY HOLDINGS INC	COMMON STOCK	JAPAN	29,000	128,686
TOMY COMPANY LTD	COMMON STOCK	JAPAN	41,900	232,597
TONENGENERAL SEKIYU KK	COMMON STOCK	JAPAN	70,000	604,373
TOP REIT INC	REIT	JAPAN	41	176,662
TOPCON CORP	COMMON STOCK	JAPAN	19,400	167,263
TOPIX INDEX FUTURES	MAR13 XTKS	JAPAN	390,000	337,693
TOPPAN PRINTING CO LTD	COMMON STOCK	JAPAN	94,000	580,298
TORAY INDUSTRIES INC	COMMON STOCK	JAPAN	254,000	1,551,880
TORII PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	6,400	142,131
TORISHIMA PUMP MFG CO LTD	COMMON STOCK	JAPAN	9,200	73,579
TOSHIBA CORP	COMMON STOCK	JAPAN	672,000	2,662,451
TOSOH CORP	COMMON STOCK	JAPAN	92,000	221,604
TOTO LTD	COMMON STOCK	JAPAN	50,000	376,319
TOWA BANK LTD/THE	COMMON STOCK	JAPAN	41,000	44,454

TOWA PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	1,300	68,152
TOYO CORP	COMMON STOCK	JAPAN	7,200	80,564
TOYO ENGINEERING CORP	COMMON STOCK	JAPAN	18,000	85,169
TOYO KANETSU K K	COMMON STOCK	JAPAN	56,000	116,077
TOYO KOHAN CO LTD	COMMON STOCK	JAPAN	13,000	46,218
TOYO SEIKAN GROUP HOLDINGS L	COMMON STOCK	JAPAN	24,500	330,694
TOYO SUISAN KAISHA LTD	COMMON STOCK	JAPAN	17,000	453,947
TOYOBO CO LTD	COMMON STOCK	JAPAN	110,000	157,653
TOYODA GOSEI CO LTD	COMMON STOCK	JAPAN	12,500	254,799
TOYOTA BOSHOKU CORP	COMMON STOCK	JAPAN	11,700	135,984
TOYOTA INDUSTRIES CORP	COMMON STOCK	JAPAN	31,900	1,020,269
TOYOTA MOTOR CORP	COMMON STOCK	JAPAN	452,000	21,139,289
TOYOTA TSUSHO CORP	COMMON STOCK	JAPAN	39,100	967,279
TRANSCOSMOS INC	COMMON STOCK	JAPAN	3,600	38,700
TREND MICRO INC	COMMON STOCK	JAPAN	19,500	589,640
TRUSCO NAKAYAMA CORP	COMMON STOCK	JAPAN	1,700	31,135
TS TECH CO LTD	COMMON STOCK	JAPAN	6,800	122,041
TSUGAMI CORP	COMMON STOCK	JAPAN	11,000	71,751
TSUKISHIMA KIKAI CO LTD	COMMON STOCK	JAPAN	10,000	86,670
TSUKUBA BANK LTD	COMMON STOCK	JAPAN	9,700	33,887
TSUMURA + CO	COMMON STOCK	JAPAN	8,900	268,751
TSURUHA HOLDINGS INC	COMMON STOCK	JAPAN	1,800	141,470
TSUTSUMI JEWELRY CO LTD	COMMON STOCK	JAPAN	7,300	187,808
UBE INDUSTRIES LTD	COMMON STOCK	JAPAN	183,000	440,953
UCHIDA YOKO CO LTD	COMMON STOCK	JAPAN	22,000	63,454
ULVAC INC	COMMON STOCK	JAPAN	4,200	39,421
UNICHARM CORP	COMMON STOCK	JAPAN	19,500	1,017,096
UNIDEN CORP	COMMON STOCK	JAPAN	16,000	36,430
UNIPRES CORP	COMMON STOCK	JAPAN	21,300	469,622
UNITED ARROWS LTD	COMMON STOCK	JAPAN	7,400	170,370
UNITED URBAN INVESTMENT CORP	REIT	JAPAN	307	352,441
UNITIKA LTD	COMMON STOCK	JAPAN	89,000	48,788
UNIVERSAL ENTERTAINMENT CORP	COMMON STOCK	JAPAN	4,800	82,497
UNY GROUP HOLDINGS CO LTD	COMMON STOCK	JAPAN	32,000	238,127
USEN CORP	COMMON STOCK	JAPAN	72,730	103,012
USHIO INC	COMMON STOCK	JAPAN	23,000	251,691
USS CO LTD	COMMON STOCK	JAPAN	4,780	496,443
VALOR CO LTD	COMMON STOCK	JAPAN	8,600	135,133
WACOAL HOLDINGS CORP	COMMON STOCK	JAPAN	12,000	124,444
WACOM CO LTD	COMMON STOCK	JAPAN	82	214,441
WATAMI CO LTD	COMMON STOCK	JAPAN	2,600	51,747
WELCIA HOLDINGS CO LTD	COMMON STOCK	JAPAN	2,970	103,510
WEST JAPAN RAILWAY CO	COMMON STOCK	JAPAN	31,300	1,235,091
YACHIYO BANK LTD/THE	COMMON STOCK	JAPAN	2,300	48,953
YAHOO JAPAN CORP	COMMON STOCK	JAPAN	2,780	901,569
YAKULT HONSHA CO LTD	COMMON STOCK	JAPAN	17,100	750,770
YAMADA DENKI CO LTD	COMMON STOCK	JAPAN	15,410	595,421
YAMAGUCHI FINANCIAL GROUP IN	COMMON STOCK	JAPAN	39,000	345,248
YAMAHA CORP	COMMON STOCK	JAPAN	31,500	334,268
YAMAHA MOTOR CO LTD	COMMON STOCK	JAPAN	42,100	467,579
YAMATO HOLDINGS CO LTD	COMMON STOCK	JAPAN	69,000	1,051,243
YAMATO KOGYO CO LTD	COMMON STOCK	JAPAN	10,200	299,154
YAMAZAKI BAKING CO LTD	COMMON STOCK	JAPAN	24,000	267,811
YAOKO CO LTD	COMMON STOCK	JAPAN	2,400	88,729
YASKAWA ELECTRIC CORP	COMMON STOCK	JAPAN	42,000	405,866
YOKOGAWA ELECTRIC CORP	COMMON STOCK	JAPAN	41,400	451,253
YOKOHAMA REITO CO LTD	COMMON STOCK	JAPAN	21,000	147,834
YOKOHAMA RUBBER CO LTD	COMMON STOCK	JAPAN	36,000	261,078
YOMIURI LAND CO LTD	COMMON STOCK	JAPAN	9,000	33,651
YONEKYU CORP	COMMON STOCK	JAPAN	7,500	63,714
YURTEC CORP	COMMON STOCK	JAPAN	1,000	3,531
YUSEN LOGISTICS CO LTD	COMMON STOCK	JAPAN	3,300	33,010
YUSHIN PRECISION EQUIPMENT	COMMON STOCK	JAPAN	7,800	151,904
ZENRIN CO LTD	COMMON STOCK	JAPAN	2,700	34,973
ZENSHO HOLDINGS CO LTD	COMMON STOCK	JAPAN	63,100	727,853
ZERIA PHARMACEUTICAL CO LTD	COMMON STOCK	JAPAN	3,000	49,690
JORDANIAN DINAR	FOREIGN CURRENCY	JORDAN	43,672	61,531
AMOT INVESTMENTS LTD	COMMON STOCK ILS1.	KOREA, REPUBLIC OF	627	712,820
ASIANA AIRLINES	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	22,264	129,304
BINGGRAE CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	3,947	414,546
BS FINANCIAL GROUP INC	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	33,145	411,822
BUSAN CITY GAS CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	5,060	97,038
CELLTRION INC	COMMON STOCK KRW1000.	KOREA, REPUBLIC OF	24,018	586,482
CHARTER HALL RETAIL REIT	REIT NPV	KOREA, REPUBLIC OF	9,270	820,366
CHEIL INDUSTRIES INC	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	17,590	354,968
CHONG KUN DANG PHARM CORP	COMMON STOCK KRW2500.	KOREA, REPUBLIC OF	4,760	164,566
CHOSUN REFRACTORIES	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,447	80,863
CJ CHEILJEDANG CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	20,740	623,606
CJ CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,532	508,848
CK LIFE SCIENCES INTL HLDGS	COMMON STOCK HKD.1	KOREA, REPUBLIC OF	3,084	344,110

CP ALL PCL FOREIGN	COMMON STOCK THB1. A	KOREA, REPUBLIC OF	10,890	444,265
DAELIM INDUSTRIAL CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	5,340	438,689
DAEWOO ENGINEERING + CONSTR	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	33,894	316,674
DAEWOO INDUSTRIAL DEVELOPMEN	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	393	0
DAEWOO INTERNATIONAL CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	9,717	362,074
DAEWOO MOTOR SALES CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	549	0
DAEWOO SECURITIES CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	37,710	427,754
DAEWOO SHIPBUILDING + MARINE	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	18,340	470,541
DGB FINANCIAL GROUP INC	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	23,770	324,326
DONG A SOCIO HOLDINGS CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,482	151,189
DONGBU INSURANCE CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	8,430	362,901
DONGKUK STEEL MILL CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	8,370	108,044
DONGWON INDUSTRIES CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	183	49,056
DOOSAN CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	2,501	303,436
DOOSAN HEAVY INDUSTRIES	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	15,703	665,959
DOOSAN INFRACORE CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	18,560	297,205
E MART CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	3,724	828,640
GS ENGINEERING + CONSTRUCT	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,840	370,075
GS HOLDINGS	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	9,901	670,514
GS HOME SHOPPING INC	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,575	224,332
GWANGJUSHINSEGAE CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	328	71,342
HANA FINANCIAL GROUP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	46,366	1,515,777
HANJIN HEAVY INDUS + CONST	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	7,072	83,304
HANJIN SHIPPING CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	17,020	192,245
HANJIN SHIPPING HOLDINGS CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	16,109	86,174
HANKOOK TIRE CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	15,481	684,114
HANKOOK TIRE WORLDWIDE CO LT	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	3,538	65,876
HANSSEM CO LTD	COMMON STOCK KRW1000.	KOREA, REPUBLIC OF	12,370	214,776
HANWHA CHEMICAL CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	15,545	268,603
HANWHA CORPORATION	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	8,630	277,607
HITEJINRO HOLDINGS CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	5,122	78,471
HMC INVESTMENT SECURITIES CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	10,720	143,655
HYOSUNG CORPORATION	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	4,463	309,504
HYUNDAI DEPT STORE CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	2,776	413,626
HYUNDAI DEVELOPMENT COMPANY	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	12,280	250,543
HYUNDAI ENGINEERING + CONST	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	17,844	1,175,444
HYUNDAI GLOVIS CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	3,310	688,897
HYUNDAI GREENFOOD CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	11,030	175,536
HYUNDAI HEAVY INDUSTRIES	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,978	1,592,188
HYUNDAI MARINE + FIRE INS CO	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	12,270	383,043
HYUNDAI MIPO DOCKYARD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	2,300	276,148
HYUNDAI MOBIS CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	12,359	3,352,091
HYUNDAI MOTOR CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	28,568	5,880,027
HYUNDAI MOTOR CO LTD 2ND	PREFERENCE	KOREA, REPUBLIC OF	5,861	416,099
HYUNDAI SECURITIES CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	26,855	227,747
HYUNDAI STEEL CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	10,770	890,157
INDUSTRIAL BANK OF KOREA	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	35,210	392,188
INFRAWARE INC	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	9,402	83,481
INTERPARK CORPORATION	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	22,347	146,462
JINSUNG T.E.C.	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	16,347	129,200
KANGWON LAND INC	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	21,390	587,303
KB FINANCIAL GROUP INC	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	72,169	2,575,018
KCC CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,010	281,374
KIA MOTORS CORPORATION	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	47,327	2,518,326
KOMIPHARM INTERNATIONAL CO	COMMON STOCK KRW100.	KOREA, REPUBLIC OF	11,629	87,122
KOREA ELECTRIC POWER CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	44,320	1,264,456
KOREA EXCHANGE BANK	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	49,490	354,093
KOREA GAS CORPORATION	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	4,560	321,780
KOREA INVESTMENT HOLDINGS CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	8,840	354,493
KOREA ZINC CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,910	728,022
KOREAN AIR LINES CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,569	279,202
KOREAN REINSURANCE CO	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	17,088	183,335
KT CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	17,464	580,610
KT+G CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	18,100	1,372,646
KTB INVESTMENT + SECURITIES	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	45,610	96,652
KTHITEL CO LTD	COMMON STOCK KRW1000.	KOREA, REPUBLIC OF	32,858	257,635
KUMHO INDUSTRIAL CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	13,941	20,320
LG CHEM LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	8,549	2,657,862
LG CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	17,990	1,102,644
LG DISPLAY CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	36,420	1,052,589
LG ELECTRONICS INC	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	17,725	1,224,619
LG FASHION CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	4,739	139,282
LG HAUSYS LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	2,270	168,480
LG HOUSEHOLD + HEALTH CARE	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,930	1,187,545
LG INNOTEK CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	2,428	187,817
LG INTERNATIONAL CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,900	314,364
LG UPLUS CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	43,917	320,672
LOTTE CHEMICAL CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	2,590	600,253
LOTTE CONFECTIONERY CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	150	229,150
LOTTE SHOPPING CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,960	692,150

LS CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	3,710	328,714
LS INDUSTRIAL SYSTEMS	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	3,585	225,681
MANDO CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,885	227,580
MIRAE ASSET SECURITIES CO LT	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	4,504	150,720
MODETOUR NETWORK INC	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	16,807	474,919
MOORIM P+P CO LTD	COMMON STOCK KRW2500.	KOREA, REPUBLIC OF	25,560	91,129
NCSOFT CORPORATION	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	2,672	378,436
NEO HOLDINGS CO LTD	COMMON STOCK	KOREA, REPUBLIC OF	2,501	0
NH INVESTMENT + SECURITIES	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	16,800	80,897
NHN CORP	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	7,370	1,571,489
NONG SHIM HOLDINGS CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,463	83,419
NONGSHIM CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	617	157,166
OCI CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	2,666	414,855
ORION CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	710	730,159
PARADISE CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	20,634	332,709
POSCO	ADR	KOREA, REPUBLIC OF	10,236	3,346,855
S IMMO AG	COMMON STOCK NPV	KOREA, REPUBLIC OF	9,000	881,043
S+P TSE 60 INDEX FUTURES	MAR13 XMOD	KOREA, REPUBLIC OF	3,780	247,344
SAM YOUNG ELECTRONICS CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	17,460	141,394
SAMSUNG C+T CORP	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	24,360	1,434,423
SAMSUNG CARD CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,840	233,391
SAMSUNG ELECTRO MECHANICS CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	10,910	1,017,088
SAMSUNG ELECTRONICS CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	18,506	26,486,254
SAMSUNG ELECTRONICS PREF	PREFERENCE	KOREA, REPUBLIC OF	3,947	3,156,373
SAMSUNG ENGINEERING CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,150	958,440
SAMSUNG FINE CHEMICALS CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	3,440	196,731
SAMSUNG FIRE + MARINE INS	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	6,170	1,257,884
SAMSUNG HEAVY INDUSTRIES	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	33,020	1,201,627
SAMSUNG LIFE INSURANCE CO LT	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	12,703	1,122,985
SAMSUNG SDI CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	6,670	942,972
SAMSUNG SECURITIES CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	11,487	577,741
SAMSUNG TECHWIN CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	7,155	400,980
SEBANG CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	4,890	80,417
SEOBU T+D	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	7,142	157,282
SEOUL SEMICONDUCTOR CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	9,750	221,684
SFA ENGINEERING CORP	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	3,712	164,109
SHINHAN FINANCIAL GROUP LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	73,844	2,686,013
SHINSEGAE CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,315	269,230
SK HOLDINGS CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	5,471	916,925
SK HYNIX INC	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	90,400	2,193,201
SK INNOVATION CO LTD	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	11,588	1,901,082
SK NETWORKS CO LTD	COMMON STOCK KRW2500.	KOREA, REPUBLIC OF	26,160	207,571
SK TELECOM CO LTD	ADR	KOREA, REPUBLIC OF	4,201	598,819
SOUTH KOREAN WON	FOREIGN CURRENCY	KOREA, REPUBLIC OF	1,555,439,655	1,452,901
STX OFFSHORE + SHIPBUILDING	COMMON STOCK KRW2500.	KOREA, REPUBLIC OF	10,400	71,537
STX PAN OCEAN CO LTD	COMMON STOCK KRW1000.	KOREA, REPUBLIC OF	28,600	127,558
TAIHAN ELECTRIC WIRE CO LTD	COMMON STOCK KRW2500.	KOREA, REPUBLIC OF	13,968	48,507
TONGYANG SECURITIES INC	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	17,742	68,183
WOONGJIN THINKBIG CO LTD	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	8,480	51,703
WOORI FINANCE HOLDINGS CO	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	84,570	939,193
WOORI INVESTMENT + SECURITIE	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	24,169	270,513
YOUNGONE CORP	COMMON STOCK KRW500.	KOREA, REPUBLIC OF	10,916	337,236
YUHAN CORPORATION	COMMON STOCK KRW5000.	KOREA, REPUBLIC OF	1,543	249,472
DONG AH CONST IND	EDR REPR 1/2 COM KRW5000	LUXEMBOURG	434	0
AIRASIA BHD	COMMON STOCK MYR.1	MALAYSIA	360,400	324,614
ALLIANCE OIL COMPANY LTD SDR	RECEIPT USD1.	MALAYSIA	315,700	454,609
AMOREPACIFIC CORP	COMMON STOCK KRW5000.	MALAYSIA	285,025	633,090
AXIATA GROUP BERHAD	COMMON STOCK MYR1.	MALAYSIA	420,529	908,691
BERJAYA SPORTS TOTO BHD	COMMON STOCK MYR.1	MALAYSIA	152,760	222,813
BRITISH AMERICAN TOBACCO BHD	COMMON STOCK MYR.5	MALAYSIA	23,519	477,418
BURSA MALAYSIA BHD	COMMON STOCK MYR.5	MALAYSIA	57,100	116,391
CIMC ENRIC HOLDINGS LTD	COMMON STOCK HKD.01	MALAYSIA	886,408	2,214,085
DIGI.COM BHD	COMMON STOCK MYR.01	MALAYSIA	570,200	987,154
GAMUDA BHD	COMMON STOCK MYR1.	MALAYSIA	254,444	303,359
GENTING BHD	COMMON STOCK MYR.1	MALAYSIA	334,500	1,010,062
GENTING MALAYSIA BHD	COMMON STOCK MYR.1	MALAYSIA	459,650	535,713
GENTING PLANTATIONS BHD	COMMON STOCK MYR.5	MALAYSIA	160,100	472,636
HONG LEONG BANK BERHAD	COMMON STOCK MYR1.	MALAYSIA	104,040	503,910
HONG LEONG FINANCIAL GROUP	COMMON STOCK MYR1.	MALAYSIA	33,800	146,072
IGB CORPORATION BHD	COMMON STOCK MYR.5	MALAYSIA	135,643	102,395
IJM CORP BHD	COMMON STOCK MYR1.	MALAYSIA	170,240	278,051
IOI CORPORATION BHD	COMMON STOCK MYR.1	MALAYSIA	638,932	1,065,470
KLCC PROPERTY HOLDINGS BHD	COMMON STOCK MYR1.	MALAYSIA	131,400	270,215
KNM GROUP BHD	COMMON STOCK MYR1.	MALAYSIA	141,327	21,050
KNM GROUP BHD	KNM GROUP BHD CW	MALAYSIA	47,109	0
KUALA LUMPUR KEPONG BHD	COMMON STOCK MYR1.	MALAYSIA	78,196	615,190
LAFARGE MALAYAN CEMENT BHD	COMMON STOCK MYR1.	MALAYSIA	71,480	225,718
LION INDUSTRIES CORP BHD	COMMON STOCK MYR1.	MALAYSIA	279,300	90,469
MALAYAN BANKING BHD	COMMON STOCK MYR1.	MALAYSIA	764,020	2,298,903
MALAYSIAN RESOURCES CORP BHD	COMMON STOCK MYR1.	MALAYSIA	1,453,800	741,150

MALAYSIAN RINGGIT	FOREIGN CURRENCY	MALAYSIA	1,362,852	445,668
MAXIS BHD	COMMON STOCK MYR.1	MALAYSIA	360,600	785,589
MISC BHD	COMMON STOCK MYR1.	MALAYSIA	209,640	295,489
MMC CORP BHD	COMMON STOCK MYR.1	MALAYSIA	105,600	90,900
PETRONAS CHEMICALS GROUP BHD	COMMON STOCK MYR.1	MALAYSIA	519,500	1,086,420
PETRONAS DAGANGAN BHD	COMMON STOCK MYR1.	MALAYSIA	59,300	454,025
PETRONAS GAS BHD	COMMON STOCK MYR1.	MALAYSIA	105,300	672,992
PPB GROUP BERHAD	COMMON STOCK MYR1.	MALAYSIA	86,800	329,653
PUBLIC BANK BERHAD	COMMON STOCK MYR1.	MALAYSIA	19	101
PUBLIC BANK BHD FOREIGN MKT	COMMON STOCK MYR1.	MALAYSIA	191,710	1,023,430
RHB CAPITAL BHD	COMMON STOCK MYR1.	MALAYSIA	116,748	293,901
SCOMI GROUP BHD	COMMON STOCK MYR.1	MALAYSIA	1,349,200	155,072
SIME DARBY BERHAD	COMMON STOCK MYR.5	MALAYSIA	475,791	1,482,750
TAN CHONG MOTOR HOLDINGS BHD	COMMON STOCK MYR.5	MALAYSIA	179,400	271,747
TELEKOM MALAYSIA BHD	COMMON STOCK MYR.7	MALAYSIA	186,902	369,421
TENAGA NASIONAL BHD	COMMON STOCK MYR1.	MALAYSIA	489,005	1,109,493
TIME DOTCOM BHD	COMMON STOCK MYR.5	MALAYSIA	204,520	264,603
UEM LAND HOLDINGS BHD	COMMON STOCK MYR.5	MALAYSIA	721,633	499,102
UMW HOLDINGS BHD	COMMON STOCK MYR.5	MALAYSIA	170,800	667,674
UNISEM (M) BERHAD	COMMON STOCK MYR.5	MALAYSIA	386,100	108,330
WAH SEONG CORP BHD	COMMON STOCK MYR.5	MALAYSIA	270,838	146,642
WTK HOLDINGS BERHAD	COMMON STOCK MYR.5	MALAYSIA	199,200	63,933
YTL CORPORATION BERHAD	COMMON STOCK MYR.1	MALAYSIA	1,044,885	650,254
YTL POWER INTERNATIONAL BHD	COMMON STOCK MYR.5	MALAYSIA	827,384	423,168
ALFA S.A.B. A	COMMON STOCK NPV	MEXICO	617,000	1,305,649
AMLIN PLC	COMMON STOCK GBP.28125	MEXICO	6,879,062	7,887,666
CEMEX SAB CPO	UNIT NPV	MEXICO	1,718,742	1,684,860
COCA COLA HELLENIC BOTTLING	COMMON STOCK EUR1.01	MEXICO	95,000	1,405,906
COSAN SA INDUSTRIA COMERCIO	COMMON STOCK NPV	MEXICO	101,700	118,412
DESARROLLADORA HOMEX SAB DE	COMMON STOCK NPV	MEXICO	60,200	123,821
EMPRESAS ICA S.A.B	COMMON STOCK NPV	MEXICO	84,500	209,981
FOMENTO ECONOMICO MEXICA UBD	UNIT NPV	MEXICO	338,300	3,372,059
GRUPO AEROPORTUARIO DEL B SH	COMMON STOCK NPV	MEXICO	92,100	523,621
GRUPO BIMBO SAB SERIES A	COMMON STOCK NPV	MEXICO	256,200	660,328
GRUPO CARSO SAB DE CV SER A1	COMMON STOCK NPV	MEXICO	116,661	570,728
GRUPO FINANCIERO BANORTE O	COMMON STOCK NPV	MEXICO	349,236	2,244,781
GRUPO FINANCIERO INBURSA O	COMMON STOCK MXN.274216	MEXICO	306,500	924,740
GRUPO MEXICO SAB DE CV SER B	COMMON STOCK NPV	MEXICO	850,109	3,052,563
GRUPO MODELO S.A.B. SER C	COMMON STOCK NPV	MEXICO	136,100	1,215,216
GRUPO TELEVISA SAB SER CPO	COMMON STOCK NPV	MEXICO	478,600	2,516,465
INDUSTRIAS CH S.A.B. SER B	COMMON STOCK NPV	MEXICO	39,200	294,347
INDUSTRIAS PENOLES SAB DE CV	COMMON STOCK NPV	MEXICO	25,295	1,270,029
KIMBERLY CLARK DE MEXICO A	COMMON STOCK NPV	MEXICO	279,000	713,291
MEXICAN PESO (NEW)		MEXICO	2,495,213	192,146
MEXICHEM SAB DE CV	COMMON STOCK NPV	MEXICO	136,501	754,823
MINERA FRISCO SAB DE CV A1	COMMON STOCK NPV	MEXICO	116,661	489,606
URBI DESARROLLOS URBANOS SAB	COMMON STOCK NPV	MEXICO	119,200	74,443
WALMART DE MEXICO SER V	COMMON STOCK NPV	MEXICO	952,264	3,093,061
ATTIJARIWAFA BANK	COMMON STOCK MAD10.	MOROCCO	6,856	253,452
DOUJA PROM ADDOHA	COMMON STOCK MAD10.	MOROCCO	39,333	293,041
MAROC TELECOM	COMMON STOCK MAD6.	MOROCCO	33,566	419,675
MOROCCAN DIRHAM	FOREIGN CURRENCY	MOROCCO	417,351	49,334
AALBERTS INDUSTRIES NV	COMMON STOCK EUR.25	NETHERLANDS	18,899	399,058
ACCELL GROUP	COMMON STOCK EUR.01	NETHERLANDS	4,819	84,686
AEGON NV	COMMON STOCK EUR.12	NETHERLANDS	349,750	2,226,272
AEX INDEX FUTURES	JAN13 XAMS	NETHERLANDS	4,800	(6,581)
AKZO NOBEL	COMMON STOCK EUR2.	NETHERLANDS	40,765	2,686,801
APERAM	COMMON STOCK	NETHERLANDS	6,713	101,624
ARCELORMITTAL	COMMON STOCK	NETHERLANDS	181,923	3,145,580
ASML HOLDING NV	COMMON STOCK EUR.09	NETHERLANDS	58,029	3,752,365
BETER BED HOLDING NV	COMMON STOCK EUR.02	NETHERLANDS	2,224	38,971
BINCKBANK NV	COMMON STOCK EUR.1	NETHERLANDS	7,618	62,551
BOSKALIS WESTMINSTER	COMMON STOCK EUR.8	NETHERLANDS	13,230	602,440
BRUNEL INTERNATIONAL	COMMON STOCK EUR.05	NETHERLANDS	3,315	160,246
CORPBANCA SA	ADR	NETHERLANDS	11,098	504,290
CSPC PHARMACEUTICAL GROUP LT	COMMON STOCK HKD.1	NETHERLANDS	12,707	272,931
EXACT HOLDING NV	COMMON STOCK EUR.02	NETHERLANDS	3,117	65,778
FUGRO NV CVA	DUTCH CERT EUR.05	NETHERLANDS	14,031	820,979
HEINEKEN HOLDING NV	COMMON STOCK EUR1.6	NETHERLANDS	20,847	1,140,589
HEINEKEN NV	COMMON STOCK EUR1.6	NETHERLANDS	44,236	2,947,204
ING GROEP NV CVA	DUTCH CERT EUR.24	NETHERLANDS	681,050	6,505,021
KONINKLIJKE AHOLD NV	COMMON STOCK EUR.3	NETHERLANDS	191,853	2,545,333
KONINKLIJKE BAM GROEP NV	COMMON STOCK EUR.1	NETHERLANDS	31,391	136,588
KONINKLIJKE DSM NV	COMMON STOCK EUR1.5	NETHERLANDS	28,666	1,724,649
KONINKLIJKE KPN NV	COMMON STOCK EUR.24	NETHERLANDS	184,300	910,331
KONINKLIJKE PHILIPS ELECTRON	COMMON STOCK EUR.2	NETHERLANDS	178,193	4,775,000
NIEUWE STEEN INVESTMENTS NV	REIT EUR.46	NETHERLANDS	10,284	82,658
NIEUWE STEEN INVESTMENTS NV WT	CALL EXP 01APR13	NETHERLANDS	9,817	0
NUTRECO NV	COMMON STOCK EUR.24	NETHERLANDS	5,322	454,515
POSTNL NV	COMMON STOCK EUR.48	NETHERLANDS	73,314	288,783

RANDSTAD HOLDING NV	COMMON STOCK EUR.1	NETHERLANDS	17,694	652,391
REED ELSEVIER NV	COMMON STOCK EUR.07	NETHERLANDS	134,698	1,993,339
ROYAL IMTECH NV	COMMON STOCK EUR.8	NETHERLANDS	13,032	304,382
SBM OFFSHORE NV	COMMON STOCK EUR.25	NETHERLANDS	34,059	482,166
SNS REAAL	COMMON STOCK EUR1.63	NETHERLANDS	23,861	33,040
TEN CATE NV	COMMON STOCK EUR2.5	NETHERLANDS	5,698	149,483
TKH GROUP NV DUTCH CERT	DUTCH CERT EUR.25	NETHERLANDS	11,229	286,066
TNT EXPRESS NV	COMMON STOCK EUR.08	NETHERLANDS	62,150	702,215
TOMTOM	COMMON STOCK EUR.2	NETHERLANDS	21,628	110,710
UNILEVER NV CVA	DUTCH CERT EUR.16	NETHERLANDS	264,572	9,971,570
UNIT 4 NV	COMMON STOCK EUR.05	NETHERLANDS	4,908	148,348
USG PEOPLE NV	COMMON STOCK EUR.5	NETHERLANDS	8,317	66,588
VOPAK	COMMON STOCK EUR.5	NETHERLANDS	12,948	911,887
WOLTERS KLUWER	COMMON STOCK EUR.12	NETHERLANDS	62,192	1,284,492
AUCKLAND INTL AIRPORT LTD	COMMON STOCK NPV	NEW ZEALAND	187,831	414,660
CHORUS LTD	COMMON STOCK NPV	NEW ZEALAND	59,843	145,734
CONTAX PARTICIPACOES PREF	PREFERENCE	NEW ZEALAND	52,311	225,404
FISHER + PAYKEL HEALTHCARE C	COMMON STOCK NPV	NEW ZEALAND	142,215	291,108
FLETCHER BUILDING LTD	COMMON STOCK NPV	NEW ZEALAND	114,427	799,335
GOODMAN PROPERTY TRUST	REIT NPV	NEW ZEALAND	252,181	210,392
INFRATIL LTD	COMMON STOCK NPV	NEW ZEALAND	135,700	253,756
MAINFREIGHT LTD	COMMON STOCK NPV	NEW ZEALAND	12,902	125,060
NEW ZEALAND DOLLAR	FOREIGN CURRENCY	NEW ZEALAND	643,139	530,590
PRECINCT PROPERTIES NEW ZEAL	COMMON STOCK NPV	NEW ZEALAND	428,022	350,314
SKY NETWORK TELEVISION LTD	COMMON STOCK NPV	NEW ZEALAND	48,995	198,860
SKYCITY ENTERTAINMENT GROUP	COMMON STOCK NPV	NEW ZEALAND	117,861	369,449
TELECOM CORP OF NEW ZEALAND	COMMON STOCK NPV	NEW ZEALAND	500,816	945,507
AKER SOLUTIONS ASA	COMMON STOCK NOK1.66	NORWAY	36,133	742,546
ATEA ASA	COMMON STOCK NOK10.	NORWAY	15,958	172,637
BW OFFSHORE LTD	COMMON STOCK USD.01	NORWAY	155,965	144,511
DEEP SEA SUPPLY PLC	COMMON STOCK USD.02	NORWAY	100,887	180,315
DNB ASA	COMMON STOCK NOK10.	NORWAY	174,849	2,225,784
DNO INTERNATIONAL ASA	COMMON STOCK NOK.25	NORWAY	128,873	217,196
FRED OLSEN ENERGY ASA	COMMON STOCK NOK20.	NORWAY	9,189	401,309
FRONTLINE LTD	COMMON STOCK USD2.5	NORWAY	9,900	32,862
GJENSIDIGE FORSIKRING ASA	COMMON STOCK NOK2.	NORWAY	37,126	533,576
KVAERNER ASA	COMMON STOCK NOK.34	NORWAY	36,133	105,687
MARINE HARVEST	COMMON STOCK NOK.75	NORWAY	337,000	311,907
NORSK HYDRO ASA	COMMON STOCK NOK1.098	NORWAY	179,636	913,895
NORWEGIAN AIR SHUTTLE AS	COMMON STOCK NOK.1	NORWAY	6,855	177,641
NORWEGIAN KRONE		NORWAY	1,832,397	329,257
NORWEGIAN PROPERTY ASA	COMMON STOCK NOK.5	NORWAY	47,352	72,842
OPERA SOFTWARE ASA	COMMON STOCK NOK.02	NORWAY	28,642	163,545
ORKLA ASA	COMMON STOCK NOK1.25	NORWAY	174,335	1,524,211
PETROLEUM GEO SERVICES	COMMON STOCK NOK3.	NORWAY	33,267	574,811
PROSAFE SE	COMMON STOCK EUR.25	NORWAY	42,450	364,604
RENEWABLE ENERGY CORP ASA	COMMON STOCK NOK1.	NORWAY	122,529	23,620
SCHIBSTED ASA	COMMON STOCK NOK1.	NORWAY	13,843	589,537
SEADRILL LTD	COMMON STOCK USD2.	NORWAY	59,217	2,179,453
SONGA OFFSHORE SE	COMMON STOCK EUR.11	NORWAY	35,337	47,651
STATOIL ASA	COMMON STOCK NOK2.5	NORWAY	175,431	4,396,347
STOREBRAND ASA	COMMON STOCK NOK5.	NORWAY	79,509	389,558
SUBSEA 7 SA	COMMON STOCK USD2.	NORWAY	56,276	1,344,140
TELENOR ASA	COMMON STOCK NOK6.	NORWAY	134,247	2,723,781
TGS NOPEC GEOPHYSICAL CO ASA	COMMON STOCK NOK.25	NORWAY	28,860	944,476
TOMRA SYSTEMS ASA	COMMON STOCK NOK1.	NORWAY	21,021	189,772
YARA INTERNATIONAL ASA	COMMON STOCK NOK1.7	NORWAY	34,075	1,689,076
PAKISTAN RUPEE	FOREIGN CURRENCY	PAKISTAN	11,426,497	117,551
CASA GRANDE SAA	COMMON STOCK PEN10.	PERU	36,288	205,431
CIA DE MINAS BUENAVENTUR COM	COMMON STOCK PEN10.	PERU	9,351	337,039
CREDICORP LTD	COMMON STOCK USD5.	PERU	7,138	1,042,148
PERUVIAN NOUVEAU SOL	FOREIGN CURRENCY	PERU	2,837,673	1,111,723
SOUTHERN COPPER CORP	COMMON STOCK USD.01	PERU	13,072	494,775
AYALA CORPORATION	COMMON STOCK PHP50.	PHILIPPINES	54,812	689,568
AYALA LAND INC	COMMON STOCK PHP1.	PHILIPPINES	1,076,090	695,292
BANK OF PHILIPPINE ISLANDS	COMMON STOCK PHP10.	PHILIPPINES	291,691	676,398
BDO UNIBANK INC	COMMON STOCK PHP10.	PHILIPPINES	472,240	838,988
FIRST GEN CORPORATION	COMMON STOCK PHP1.	PHILIPPINES	803,291	436,701
GLOBE TELECOM INC	COMMON STOCK PHP50.	PHILIPPINES	5,496	146,536
JOLLIBEE FOODS CORPORATION	COMMON STOCK PHP1.	PHILIPPINES	108,850	271,571
MEGAWORLD CORP	COMMON STOCK PHP1.	PHILIPPINES	5,854,200	395,541
METROPOLITAN BANK + TRUST	COMMON STOCK PHP20.	PHILIPPINES	197,254	491,626
PHILIPPINE LONG DISTANCE TEL	COMMON STOCK PHP5.	PHILIPPINES	8,207	506,699
PHILIPPINE PESO	FOREIGN CURRENCY	PHILIPPINES	13,409,372	326,560
SM INVESTMENTS CORP	COMMON STOCK PHP10.	PHILIPPINES	49,664	1,067,485
SM PRIME HOLDINGS INC	COMMON STOCK PHP1.	PHILIPPINES	1,834,289	738,676
VISTA LAND + LIFESCAPES INC	COMMON STOCK PHP1.	PHILIPPINES	4,443,600	526,635
AGORA SA	COMMON STOCK PLN1.	POLAND	30,897	104,117
ASSECO POLAND SA	COMMON STOCK PLN1.	POLAND	16,234	237,220
BANK HANDLOWY W WARSZAWIE SA	COMMON STOCK PLN4.	POLAND	9,352	298,486

BANK PEKAO SA	COMMON STOCK PLN1.	POLAND	18,828	1,027,254
BIOTON SA	COMMON STOCK PLN.2	POLAND	2,288,352	73,995
BRE BANK SA	COMMON STOCK PLN4.	POLAND	2,612	276,796
CYFROWY POLSAT SA	COMMON STOCK PLN.04	POLAND	56,616	301,312
GETAC TECHNOLOGY CORP	COMMON STOCK TWD10.	POLAND	282,702	164,699
GETIN NOBLE BANK SA	COMMON STOCK PLN1.	POLAND	96,588	88,718
GLOBE TRADE CENTRE SA	COMMON STOCK PLN.1	POLAND	37,186	120,220
JASTRZEBSKA SPOLKA WEGLOWA S	COMMON STOCK PLN5.	POLAND	9,843	296,276
KERNEL HOLDING SA	COMMON STOCK NPV	POLAND	11,989	260,000
KGHM POLSKA MIEDZ SA	COMMON STOCK PLN10.	POLAND	24,430	1,518,996
LUBELSKI WEGIEL BOGDANKA SA	COMMON STOCK PLN5.	POLAND	8,211	361,659
PGE SA	COMMON STOCK PLN10.	POLAND	136,387	804,204
PKO BANK POLSKI SA	COMMON STOCK PLN1.	POLAND	99,127	1,195,831
POLIMEX RTS	EXP 31DEC12	POLAND	189,494	2,265
POLISH ZLOTY	FOREIGN CURRENCY	POLAND	1,324,281	427,891
POLSKI KONCERN NAFTOWY ORLEN	COMMON STOCK PLN1.25	POLAND	61,326	991,204
POLSKIE GORNICTWO NAFTOWE I	COMMON STOCK PLN1.	POLAND	298,983	508,836
POWSZECHNY ZAKLAD UBEZPIECZE	COMMON STOCK PLN1.	POLAND	8,611	1,222,850
RAFAKO SA	COMMON STOCK PLN2.	POLAND	28,750	77,869
SYNTHOS SA	COMMON STOCK PLN.03	POLAND	165,231	291,370
TAURON POLSKA ENERGIA SA	COMMON STOCK PLN5.	POLAND	228,847	351,685
TELEKOMUNIKACJA POLSKA SA	COMMON STOCK PLN3.	POLAND	117,106	463,928
TVN SA	COMMON STOCK PLN.2	POLAND	29,848	96,654
ALUMINA LTD	COMMON STOCK NPV	PORTUGAL	76,954	160,274
BANCO COMERCIAL PORTUGUES R	COMMON STOCK NPV	PORTUGAL	457,472	45,280
BANCO ESPIRITO SANTO REG	COMMON STOCK	PORTUGAL	521,068	628,285
EDP ENERGIAS DE PORTUGAL SA	COMMON STOCK EUR1.	PORTUGAL	301,597	905,502
GALP ENERGIA SGPS SA	COMMON STOCK EUR1.	PORTUGAL	37,564	582,872
JERONIMO MARTINS	COMMON STOCK EUR1.	PORTUGAL	37,231	717,589
MOTA ENGIL SGPS SA	COMMON STOCK EUR1.	PORTUGAL	22,125	45,721
PORTUCEL SA	COMMON STOCK EUR1.	PORTUGAL	21,581	64,036
PORTUGAL TELECOM SGPS SA REG	COMMON STOCK EUR.03	PORTUGAL	132,895	663,995
REDES ENERGETICAS NACIONAIS	COMMON STOCK EUR1.	PORTUGAL	52,607	142,284
SEMAPA SOCIEDADE DE INVESTIM	COMMON STOCK EUR1.	PORTUGAL	15,519	118,141
SONAE	COMMON STOCK EUR1.	PORTUGAL	138,696	126,855
SONAECOM SGPS SA	COMMON STOCK EUR1.	PORTUGAL	48,157	94,613
ZON MULTIMEDIA SERVICOS DE T	COMMON STOCK EUR.01	PORTUGAL	40,818	160,755
FEDERAL GRID CO UNIFIED	COMMON STOCK RUB.5	RUSSIAN FEDERATION	43,725,700	282,468
FEDERAL HYDROGENERATING CO	COMMON STOCK RUB1.	RUSSIAN FEDERATION	31,298,600	845,062
MOBILE TELESYSTEMS OJSC	COMMON STOCK RUB.1	RUSSIAN FEDERATION	14,639	111,549
NEW RUSSIAN RUBLE	FOREIGN CURRENCY	RUSSIAN FEDERATION	116,839	3,825
ROSTELECOM	COMMON STOCK RUB.0025	RUSSIAN FEDERATION	223,160	981,322
SBERBANK	COMMON STOCK RUB3.	RUSSIAN FEDERATION	1,435,137	4,433,663
SBERBANK PREFERENCE	PREFERENCE	RUSSIAN FEDERATION	362,289	802,635
TATNEFT CLS	COMMON STOCK RUB1.	RUSSIAN FEDERATION	265,606	1,907,051
ARA ASSET MANAGEMENT 10	COMMON STOCK NPV	SINGAPORE	215,600	287,698
ASCENDAS REAL ESTATE INV TRT	REIT NPV	SINGAPORE	519,800	1,018,382
ASCOTT RESIDENCE TRUST	REIT NPV	SINGAPORE	102,221	114,014
BIOSENSORS INTERNATIONAL GRO	COMMON STOCK USD.066.67	SINGAPORE	178,000	176,981
CAMBRIDGE INDUSTRIAL TRUST	REIT	SINGAPORE	366,551	203,747
CAPITACOMMERCIAL TRUST	REIT NPV	SINGAPORE	396,000	547,426
CAPITALAND LTD	COMMON STOCK NPV	SINGAPORE	472,499	1,449,592
CAPITAMALL TRUST	REIT NPV	SINGAPORE	394,249	690,842
CAPITAMALLS ASIA LTD	COMMON STOCK NPV	SINGAPORE	313,000	503,481
CAPITARETAIL CHINA TRUST	REIT	SINGAPORE	109,000	147,327
CITY LODGE HOTELS LTD	COMMON STOCK ZAR.1	SINGAPORE	102,000	1,088,024
COMINAR REAL ESTATE INV TR U	REIT NPV	SINGAPORE	382,000	559,896
COSCO PACIFIC LTD	COMMON STOCK HKD.1	SINGAPORE	160,000	118,871
DBS GROUP HOLDINGS LTD	COMMON STOCK NPV	SINGAPORE	318,354	3,897,235
EZRA HOLDINGS LTD	COMMON STOCK NPV	SINGAPORE	160,800	152,190
FRASER AND NEAVE LTD	COMMON STOCK NPV	SINGAPORE	168,850	1,343,971
FRASERS COMMERCIAL TRUST	REIT NPV	SINGAPORE	273,400	296,555
GALLANT VENTURE LTD	COMMON STOCK NPV	SINGAPORE	240,000	56,571
GENTING SINGAPORE PLC	COMMON STOCK USD.1	SINGAPORE	981,399	1,122,994
GLOBAL LOGISTIC PROPERTIES L	COMMON STOCK NPV	SINGAPORE	475,000	1,092,241
GOLDEN AGRI RESOURCES LTD	COMMON STOCK USD.025	SINGAPORE	1,107,287	596,117
HO BEE INVESTMENT LTD	COMMON STOCK	SINGAPORE	150,000	236,867
HUTCHISON PORT HOLDINGS TR U	UNIT NPV	SINGAPORE	888,000	706,974
JARDINE CYCLE + CARRIAGE LTD	COMMON STOCK NPV	SINGAPORE	21,324	848,442
K1 VENTURES LTD	COMMON STOCK	SINGAPORE	165,000	20,277
KEPPEL CORP LTD	COMMON STOCK NPV	SINGAPORE	247,500	2,248,997
KEPPEL LAND LTD	COMMON STOCK NPV	SINGAPORE	164,446	549,694
LIPPO MALLS INDONESIA RETAIL	REIT NPV	SINGAPORE	426,000	170,910
MAPLETREE INDUSTRIAL TRUST	REIT NPV	SINGAPORE	292,000	326,322
MAPLETREE LOGISTICS TRUST 20	REIT NPV	SINGAPORE	358,062	336,802
MSCI TAIWAN INDEX FUTURES	JAN13 XSES	SINGAPORE	24,900	101,619
NEPTUNE ORIENT LINES LTD	COMMON STOCK NPV	SINGAPORE	157,500	149,783
NOBLE GROUP LTD	COMMON STOCK HKD.25	SINGAPORE	576,420	555,861
OLAM INTERNATIONAL LTD	RIGHT	SINGAPORE	194,086	248,930
OLAM INTERNATIONAL LTD	COMMON STOCK NPV	SINGAPORE	60,748	0

OVERSEA CHINESE BANKING CORP	COMMON STOCK NPV	SINGAPORE	484,655	3,899,525
PARKWAYLIFE REAL ESTATE	REIT NPV	SINGAPORE	146,000	257,506
SATS LTD	COMMON STOCK	SINGAPORE	110,358	262,586
SEMBCORP INDUSTRIES LTD	COMMON STOCK NPV	SINGAPORE	181,200	789,562
SEMBCORP MARINE LTD	COMMON STOCK NPV	SINGAPORE	168,200	640,370
SINGAPORE AIRLINES LTD	COMMON STOCK NPV	SINGAPORE	105,340	931,657
SINGAPORE DOLLAR	FOREIGN CURRENCY	SINGAPORE	309,636	253,488
SINGAPORE EXCHANGE LTD	COMMON STOCK NPV	SINGAPORE	162,000	939,216
SINGAPORE POST LTD	COMMON STOCK NPV	SINGAPORE	320,000	301,244
SINGAPORE PRESS HOLDINGS LTD	COMMON STOCK NPV	SINGAPORE	306,750	1,014,928
SINGAPORE TECH ENGINEERING	COMMON STOCK NPV	SINGAPORE	273,000	861,781
SINGAPORE TELECOM LTD	COMMON STOCK NPV	SINGAPORE	1,371,090	3,728,908
SMRT CORP LTD	COMMON STOCK NPV	SINGAPORE	188,000	260,334
STAMFORD LAND CORP LTD	COMMON STOCK NPV	SINGAPORE	108,000	51,155
STARHUB LTD	COMMON STOCK NPV	SINGAPORE	139,000	434,057
SUNTEC REIT	REIT NPV	SINGAPORE	432,000	595,432
SWIBER HOLDINGS LTD	COMMON STOCK NPV	SINGAPORE	92,000	46,281
TAT HONG HOLDINGS LTD	COMMON STOCK NPV	SINGAPORE	130,000	145,125
UNITED OVERSEAS BANK LTD	COMMON STOCK NPV	SINGAPORE	223,179	3,655,471
UOL GROUP LTD	COMMON STOCK NPV	SINGAPORE	106,037	523,444
VENTURE CORP LTD	COMMON STOCK NPV	SINGAPORE	47,000	310,980
WILMAR INTERNATIONAL LTD	COMMON STOCK NPV	SINGAPORE	307,000	848,525
YANGZIJIANG SHIPBUILDING	COMMON STOCK NPV	SINGAPORE	312,000	247,192
ABSA GROUP LTD	COMMON STOCK ZAR2.	SOUTH AFRICA	50,459	983,019
ACUCAP PROPERTIES LTD	UNIT ZAR.001	SOUTH AFRICA	25,157	136,071
ADCOCK INGRAM HOLDINGS LTD	COMMON STOCK ZAR.001	SOUTH AFRICA	31,447	200,165
ADCORP HOLDINGS LTD	COMMON STOCK ZAR.025	SOUTH AFRICA	33,046	116,333
AECI LTD	COMMON STOCK ZAR1.	SOUTH AFRICA	28,493	268,143
AFRICAN BANK INVESTMENTS LTD	COMMON STOCK ZAR.025	SOUTH AFRICA	187,348	719,794
AFRICAN RAINBOW MINERALS LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	23,633	539,588
ANGLO AMERICAN PLATINUM LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	13,711	727,179
ANGLOGOLD ASHANTI LTD	COMMON STOCK ZAR.25	SOUTH AFRICA	68,715	2,145,165
ARCELORMITTAL SOUTH AFRICA	COMMON STOCK NPV	SOUTH AFRICA	33,692	145,102
ASPEN PHARMACARE HOLDINGS LT	COMMON STOCK ZAR.39067	SOUTH AFRICA	44,839	895,404
ASTRAL FOODS LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	7,400	90,259
AVENG LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	67,146	242,749
AVI LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	57,261	403,630
BARLOWORLD LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	39,305	404,799
BIDVEST GROUP LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	49,955	1,276,980
BRAIT SE	COMMON STOCK NPV	SOUTH AFRICA	113,171	491,313
CAPITAL PROPERTY FUND	UNIT NPV	SOUTH AFRICA	283,602	358,588
CITIC 21CN CO LTD	COMMON STOCK HKD.01	SOUTH AFRICA	31,672	33,613
CITYCON OYJ	COMMON STOCK NPV	SOUTH AFRICA	11,295	137,536
CLOSE BROTHERS GROUP PLC	COMMON STOCK GBP.25	SOUTH AFRICA	58,516	457,924
DATATEC LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	23,621	138,232
DISCOVERY LTD	COMMON STOCK ZAR.001	SOUTH AFRICA	43,237	318,010
EXXARO RESOURCES LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	25,291	517,284
FIRSTRAND LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	544,003	2,009,931
FOUNTAINHEAD PROPERTY TRUST	UNIT NPV	SOUTH AFRICA	299,126	298,196
GOLD FIELDS LTD	COMMON STOCK ZAR.5	SOUTH AFRICA	123,058	1,526,039
GROWTHPOINT PROPERTIES LTD	UNIT ZAR.05	SOUTH AFRICA	257,726	744,357
HARMONY GOLD MINING CO LTD	COMMON STOCK ZAR.5	SOUTH AFRICA	66,575	589,135
HUDACO INDUSTRIES LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	9,906	135,290
IMPALA PLATINUM HOLDINGS LTD	COMMON STOCK ZAR.025	SOUTH AFRICA	95,469	1,926,089
IMPERIAL HOLDINGS LTD	COMMON STOCK ZAR.04	SOUTH AFRICA	34,447	816,579
INVESTEC LTD	COMMON STOCK ZAR.0002	SOUTH AFRICA	33,001	230,343
JD GROUP LTD	COMMON STOCK NPV	SOUTH AFRICA	42,099	222,677
JSE LTD	COMMON STOCK ZAR.001	SOUTH AFRICA	13,400	123,434
KUMBA IRON ORE LTD	COMMON STOCK ZAR.0001	SOUTH AFRICA	15,000	1,024,217
LEWIS GROUP LTD	COMMON STOCK ZAR.0001	SOUTH AFRICA	23,353	190,335
LIBERTY HOLDINGS LTD	COMMON STOCK ZAR.0833	SOUTH AFRICA	22,338	293,062
LIFE HEALTHCARE GROUP HOLDIN	COMMON STOCK	SOUTH AFRICA	154,850	621,573
MASSMART HOLDINGS LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	19,041	429,987
MMI HOLDINGS LTD	COMMON STOCK ZAR.000001	SOUTH AFRICA	156,626	410,465
MR PRICE GROUP LTD	COMMON STOCK ZAR.00025	SOUTH AFRICA	35,724	596,293
MTN GROUP LTD	COMMON STOCK ZAR.0001	SOUTH AFRICA	284,412	5,973,057
MURRAY + ROBERTS HOLDINGS	COMMON STOCK ZAR.1	SOUTH AFRICA	77,358	226,443
NAMPAK LTD	COMMON STOCK ZAR.05	SOUTH AFRICA	94,543	355,324
NASPERS LTD N SHS	COMMON STOCK ZAR.02	SOUTH AFRICA	66,415	4,263,883
NEDBANK GROUP LTD	COMMON STOCK ZAR1.	SOUTH AFRICA	36,996	826,660
NETCARE LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	226,837	525,309
NORTHAM PLATINUM LTD	COMMON STOCK ZAR.0001	SOUTH AFRICA	28,310	127,806
OLD MUTUAL PLC	COMMON STOCK GBP.142857	SOUTH AFRICA	228,508	660,877
PICK N PAY STORES LTD	COMMON STOCK ZAR.0125	SOUTH AFRICA	42,279	223,271
PPC LTD	COMMON STOCK NPV	SOUTH AFRICA	96,255	388,951
REDEFINE PROPERTIES LTD	UNIT ZAR.001	SOUTH AFRICA	387,783	429,426
REMGRO LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	87,517	1,644,910
RESILIENT PROPERTY INCOME	UNIT ZAR.01	SOUTH AFRICA	57,223	347,840
REUNERT LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	33,148	303,891
RMB HOLDINGS LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	157,743	764,961

RMI HOLDINGS	COMMON STOCK ZAR.0001	SOUTH AFRICA	104,126	257,268
SANLAM LTD	COMMON STOCK ZAR.01	SOUTH AFRICA	345,233	1,845,355
SAPPI LIMITED	COMMON STOCK ZAR1.	SOUTH AFRICA	78,540	289,469
SASOL LTD	COMMON STOCK NPV	SOUTH AFRICA	93,595	4,060,100
SHOPRITE HOLDINGS LTD	COMMON STOCK ZAR1.134	SOUTH AFRICA	84,030	2,040,641
SOUTH AFRICAN RAND	FOREIGN CURRENCY	SOUTH AFRICA	6,129,509	722,445
SPAR GROUP LIMITED/THE	COMMON STOCK NPV	SOUTH AFRICA	27,691	430,710
STANDARD BANK GROUP LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	203,900	2,882,806
STEINHOFF INTL HOLDINGS LTD	COMMON STOCK ZAR.005	SOUTH AFRICA	219,191	715,797
SUN INTERNATIONAL LTD	COMMON STOCK ZAR.08	SOUTH AFRICA	16,936	189,446
SYCOM PROPERTY FUND	UNIT NPV	SOUTH AFRICA	20,625	67,746
TELKOM SA SOC LTD	COMMON STOCK ZAR10.	SOUTH AFRICA	56,670	113,270
THE FOSCHINI GROUP LTD	COMMON STOCK ZAR.0125	SOUTH AFRICA	38,211	635,797
TIGER BRANDS LTD	COMMON STOCK ZAR.1	SOUTH AFRICA	31,447	1,209,900
TONGAAT HULETT LTD	COMMON STOCK ZAR1.	SOUTH AFRICA	17,085	271,626
TRUWORTHS INTERNATIONAL LTD	COMMON STOCK ZAR.00015	SOUTH AFRICA	85,068	1,101,868
VODACOM GROUP LTD	COMMON STOCK	SOUTH AFRICA	60,379	893,013
VUKILE PROPERTY FUND LTD	UNIT ZAR.01	SOUTH AFRICA	124,726	254,159
WOOLWORTHS HOLDINGS LTD	COMMON STOCK ZAR.0015	SOUTH AFRICA	149,572	1,255,262
ABENGOA SA	COMMON STOCK EUR1.	SPAIN	23,044	73,264
ABENGOA SA B SHARES	COMMON STOCK EUR.01	SPAIN	5,761	18,263
ABERTIS INFRAESTRUCTURAS SA	COMMON STOCK EUR3.	SPAIN	72,066	1,199,613
ACCIONA SA	COMMON STOCK EUR1.	SPAIN	5,282	400,074
ACERINOX SA	COMMON STOCK EUR.25	SPAIN	22,679	249,906
ACS ACTIVIDADES CONS Y SERV	COMMON STOCK EUR.5	SPAIN	23,799	608,349
ALOK INDUSTRIES LTD	COMMON STOCK INR10.	SPAIN	9,454	92,771
AMAGERBANKEN A/S	COMMON STOCK DKK3.	SPAIN	55,822	1,399,167
BANCO BILBAO VIZCAYA ARGENTA	COMMON STOCK EUR.49	SPAIN	809,020	7,418,357
BANCO DE SABADELL SA	COMMON STOCK EUR.125	SPAIN	388,619	1,028,530
BANCO POPULAR ESPANOL	COMMON STOCK EUR.1	SPAIN	653,976	503,382
BANCO SANTANDER SA	COMMON STOCK EUR.5	SPAIN	1,677,940	13,513,479
BANKIA SA	COMMON STOCK EUR2.	SPAIN	139,798	71,371
BANKINTER SA	COMMON STOCK EUR.3	SPAIN	59,553	248,251
BOLSAS Y MERCADOS ESPANOLES	COMMON STOCK EUR3.23	SPAIN	8,563	206,734
CAIXABANK	RIGHT	SPAIN	38	3
CAIXABANK S.A	COMMON STOCK EUR1.	SPAIN	98,633	344,413
CAIXABANK SA	COMMON STOCK	SPAIN	2,191	7,617
CAJA DE AHORROS DEL MEDITERR	COMMON STOCK EUR2.	SPAIN	23,863	42,158
COFINIMMO	REIT NPV	SPAIN	8,307	40,743
CONTACT ENERGY LTD	COMMON STOCK NPV	SPAIN	382	175,821
CORPORACION GEO SAB SER B	COMMON STOCK NPV	SPAIN	2,321	110,122
DISTRIBUIDORA INTERNACIONAL	COMMON STOCK EUR.01	SPAIN	97,608	626,456
DURO FELGUERA SA	COMMON STOCK EUR.5	SPAIN	25,280	161,669
ENAGAS SA	COMMON STOCK EUR1.5	SPAIN	31,257	668,085
ENCE ENERGIA Y CELULOSA SA	COMMON STOCK EUR.9	SPAIN	48,240	138,172
FAES FARMA RTS	EXP 11JAN13	SPAIN	36,725	1,646
FAES FARMA SA	COMMON STOCK EUR.1	SPAIN	36,725	80,439
FERROVIAL SA	COMMON STOCK EUR.2	SPAIN	89,927	1,324,339
FOMENTO DE CONSTRUC Y CONTRA	COMMON STOCK EUR1.	SPAIN	7,815	96,660
GAMESA CORP TECNOLOGICA SA	COMMON STOCK EUR.17	SPAIN	36,630	80,941
GAS NATURAL SDG SA	COMMON STOCK EUR1.	SPAIN	62,161	1,135,334
GRIFOLS SA	COMMON STOCK EUR.5	SPAIN	23,332	819,934
GRUPO CATALANA OCCIDENTE SA	COMMON STOCK EUR.3	SPAIN	13,661	249,043
IBERDROLA SA	COMMON STOCK EUR.75	SPAIN	675,811	3,764,156
IBEX 35 INDEX FUTURES	JAN13 XMRV	SPAIN	70	11,993
INDITEX	COMMON STOCK EUR.15	SPAIN	36,913	5,165,357
INDRA SISTEMAS SA	COMMON STOCK EUR.2	SPAIN	21,149	283,655
INTL CONSOLIDATED AIRLINE DI	COMMON STOCK EUR.5	SPAIN	170,860	504,364
JAZZTEL PLC	COMMON STOCK EUR.8	SPAIN	55,144	382,004
LABORATORIOS FARMACEUTICOS R	COMMON STOCK EUR.06	SPAIN	9,880	67,915
MAPFRE SA	COMMON STOCK EUR.1	SPAIN	156,408	482,181
MEDIASET ESPANA COMUNICACION	COMMON STOCK EUR.5	SPAIN	24,741	170,166
MIQUEL Y COSTAS	COMMON STOCK EUR2.	SPAIN	9,585	255,343
OBRASCON HUARTE LAIN S.A.	COMMON STOCK EUR.6	SPAIN	6,188	179,532
PAPELES Y CARTONES DE EUROPA	COMMON STOCK EUR2.	SPAIN	20,638	55,508
PESCANOVA SA	COMMON STOCK EUR6.	SPAIN	7,948	147,052
PROMOTORA DE INFORMACIONES A	COMMON STOCK EUR.1	SPAIN	51,401	16,045
RED ELECTRICA CORPORACION SA	COMMON STOCK EUR2.	SPAIN	19,980	986,004
REPSOL SA	RIGHT	SPAIN	135,878	2,787,203
REPSOL SA	COMMON STOCK EUR1.	SPAIN	135,878	82,763
TECNICAS REUNIDAS SA	COMMON STOCK EUR.1	SPAIN	6,329	293,967
TELEFONICA SA	COMMON STOCK EUR1.	SPAIN	675,888	9,166,923
TUBACEX SA	COMMON STOCK EUR.45	SPAIN	26,102	69,243
TUBOS REUNIDOS SA	COMMON STOCK EUR.1	SPAIN	29,567	70,513
VISCOFAN SA	COMMON STOCK EUR.7	SPAIN	13,638	760,051
ZARDOYA OTIS SA	COMMON STOCK EUR.1	SPAIN	27,923	401,994
ZELTIA SA	COMMON STOCK EUR.05	SPAIN	27,540	45,248
SRI LANKA RUPEE	FOREIGN CURRENCY	SRI LANKA	2,414	19
AARHUSKARLSHAMN AB	COMMON STOCK	SWEDEN	3,600	153,107
AF AB B SHS	COMMON STOCK NPV	SWEDEN	24,081	577,827

ALFA LAVAL AB	COMMON STOCK NPV	SWEDEN	68,969	1,445,131
ALLIANZ SE REG	COMMON STOCK NPV	SWEDEN	12,529	102,808
ASSA ABLOY AB B	COMMON STOCK NPV	SWEDEN	59,654	2,245,505
ATLAS COPCO AB A SHS	COMMON STOCK NPV	SWEDEN	114,605	3,171,500
ATLAS COPCO AB B SHS	COMMON STOCK NPV	SWEDEN	62,107	1,523,195
AVANZA BANK HOLDING AB	COMMON STOCK NPV	SWEDEN	11,755	238,852
AXIS COMMUNICATIONS AB	COMMON STOCK NPV	SWEDEN	8,691	237,410
BETSSON AB	COMMON STOCK NPV	SWEDEN	9,198	285,268
BLACK EARTH FARMING LTD SDR	RECEIPT	SWEDEN	19,386	26,379
BOLIDEN AB	COMMON STOCK SEK2.11	SWEDEN	54,500	1,035,521
BURE EQUITY AB	COMMON STOCK NPV	SWEDEN	15,204	51,265
CASTELLUM AB	COMMON STOCK NPV	SWEDEN	18,568	263,888
CDON GROUP	COMMON STOCK	SWEDEN	9,764	60,109
D CARNEGIE + CO AB	SEK2	SWEDEN	19,469	0
EAST CAPITAL EXPLORER AB	COMMON STOCK	SWEDEN	8,578	64,552
EAST CAPITAL RTS	EXP 14JAN13	SWEDEN	8,578	1,806
ELECTROLUX AB SER B	COMMON STOCK NPV	SWEDEN	47,906	1,257,741
ELEKTA AB B SHS	COMMON STOCK SEK.5	SWEDEN	55,672	877,621
ERICSSON LM B SHS	COMMON STOCK NPV	SWEDEN	503,605	5,063,601
GETINGE AB B SHS	COMMON STOCK NPV	SWEDEN	37,645	1,274,815
GUNNEBO AB	COMMON STOCK NPV	SWEDEN	16,151	61,049
HENNES + MAURITZ AB B SHS	COMMON STOCK NPV	SWEDEN	154,565	5,369,132
HEXAGON AB B SHS	COMMON STOCK SEK2.	SWEDEN	38,400	964,940
HEXPOL AB	COMMON STOCK	SWEDEN	13,055	689,849
HOLMEN AB B SHARES	COMMON STOCK NPV	SWEDEN	9,900	294,408
HUSQVARNA AB B SHS	COMMON STOCK NPV	SWEDEN	76,237	461,965
INDUTRADE AB	COMMON STOCK	SWEDEN	3,637	110,045
INTRUM JUSTITIA AB	COMMON STOCK NPV	SWEDEN	8,383	125,354
INVESTMENT AB KINNEVIK B SHS	COMMON STOCK NPV	SWEDEN	31,589	659,827
INVESTOR AB B SHS	COMMON STOCK NPV	SWEDEN	75,000	1,966,424
JM AB	COMMON STOCK NPV	SWEDEN	11,310	202,489
KLOVERN AB	COMMON STOCK SEK5.	SWEDEN	54,973	216,444
KUNGSLEDEN AB	COMMON STOCK NPV	SWEDEN	18,872	103,440
LOOMIS AB B	COMMON STOCK NPV	SWEDEN	11,951	192,023
LUNDIN PETROLEUM AB	COMMON STOCK NPV	SWEDEN	46,737	1,078,029
MEDA AB A SHS	COMMON STOCK NPV	SWEDEN	33,734	347,548
MEKONOMEN AB	COMMON STOCK	SWEDEN	2,661	84,741
MILLICOM INTL CELLULAR SDR	RECEIPT USD1.5	SWEDEN	13,257	1,151,841
MODERN TIMES GROUP B SHS	COMMON STOCK NPV	SWEDEN	9,764	341,963
NIBE INDUSTRIER AB B SHS	COMMON STOCK NPV	SWEDEN	11,603	167,832
NOBIA AB	COMMON STOCK NPV	SWEDEN	40,512	164,769
NORDEA BANK AB	COMMON STOCK NPV	SWEDEN	425,535	4,073,992
NORDNET AB B SHARES	COMMON STOCK NPV	SWEDEN	46,813	121,804
ORIFLAME COSMETICS SA SDR	RECEIPT NPV	SWEDEN	6,850	218,656
PEAB AB	COMMON STOCK NPV	SWEDEN	21,120	101,208
RATOS AB B SHS	COMMON STOCK NPV	SWEDEN	33,000	317,755
REZIDOR HOTEL GROUP AB	COMMON STOCK NPV	SWEDEN	39,128	139,914
SANDVIK AB	COMMON STOCK NPV	SWEDEN	168,881	2,713,385
SAS AB	COMMON STOCK NPV	SWEDEN	18,277	22,367
SCANIA AB B SHS	COMMON STOCK NPV	SWEDEN	59,784	1,242,954
SECURITAS AB B SHS	COMMON STOCK SEK1.	SWEDEN	59,760	524,758
SKANDINAVISKA ENSKILDA BAN A	COMMON STOCK NPV	SWEDEN	254,037	2,165,555
SKANSKA AB B SHS	COMMON STOCK NPV	SWEDEN	70,852	1,165,304
SKF AB B SHARES	COMMON STOCK SEK2.5	SWEDEN	72,832	1,842,329
SSAB AB A SHARES	COMMON STOCK NPV	SWEDEN	34,125	300,811
SVENSKA CELLULOSA AB B SHS	COMMON STOCK NPV	SWEDEN	101,456	2,220,154
SVENSKA HANDELSBANKEN A SHS	COMMON STOCK NPV	SWEDEN	84,653	3,032,043
SWEDBANK AB A SHARES	COMMON STOCK NPV	SWEDEN	142,335	2,799,934
SWEDISH KRONA	FOREIGN CURRENCY	SWEDEN	2,377,345	365,439
SWEDISH MATCH AB	COMMON STOCK NPV	SWEDEN	42,798	1,440,960
TELE2 AB B SHS	COMMON STOCK NPV	SWEDEN	58,275	1,056,519
TELIASONERA AB	COMMON STOCK NPV	SWEDEN	359,414	2,447,285
TRELLEBORG AB B SHS	COMMON STOCK SEK25.	SWEDEN	34,679	432,514
VOLVO AB B SHS	COMMON STOCK NPV	SWEDEN	231,153	3,186,402
VOSTOK NAFTA INVESTMENT SDR	RECEIPT	SWEDEN	55,825	167,609
WALLENSTAM AB B SHS	COMMON STOCK NPV	SWEDEN	11,877	145,838
WIHLBORGS FASTIGHETER AB	COMMON STOCK NPV	SWEDEN	8,576	134,700
ABB LTD REG	COMMON STOCK CHF1.03	SWITZERLAND	368,422	7,644,029
ACINO HOLDING AG REG	COMMON STOCK CHF.4	SWITZERLAND	777	93,523
ACTELION LTD REG	COMMON STOCK CHF.5	SWITZERLAND	18,644	894,859
ADECCO SA REG	COMMON STOCK CHF1.	SWITZERLAND	23,463	1,242,722
ALMIRALL SA	COMMON STOCK EUR.12	SWITZERLAND	1,552	239,746
AMTEK AUTO LTD	COMMON STOCK INR2.	SWITZERLAND	4,176	447,494
ARYZTA AG	COMMON STOCK CHF.02	SWITZERLAND	15,429	791,028
ASCOM HOLDING AG REG	COMMON STOCK CHF.5	SWITZERLAND	5,250	50,787
BALOISE HOLDING AG REG	COMMON STOCK CHF.1	SWITZERLAND	10,016	873,417
BANQUE CANTONALE VAUDOIS REG	COMMON STOCK CHF10.	SWITZERLAND	389	206,347
BARRY CALLEBAUT AG REG	COMMON STOCK CHF18.6	SWITZERLAND	243	234,467
BASILEA PHARMACEUTICA REG	COMMON STOCK CHF1.	SWITZERLAND	920	44,985
BOBST GROUP AG REG	COMMON STOCK CHF1.	SWITZERLAND	1,070	30,466

BUCHER INDUSTRIES AG REG	COMMON STOCK CHF.2	SWITZERLAND	906	179,109
BURCKHARDT COMPRESSION HOLDI	COMMON STOCK CHF2.5	SWITZERLAND	407	133,387
CIE FINANCIERE RICHEMON BR A	COMMON STOCK CHF1.	SWITZERLAND	90,643	7,242,586
CLARION CO LTD	COMMON STOCK	SWITZERLAND	39,118	532,621
CRESCENT POINT ENERGY CORP	COMMON STOCK NPV	SWITZERLAND	196,773	4,933,522
DUFRY AG REG	COMMON STOCK CHF5.	SWITZERLAND	2,793	369,296
EFG INTERNATIONAL AG	COMMON STOCK CHF.5	SWITZERLAND	10,127	99,191
EMS CHEMIE HOLDING AG REG	COMMON STOCK CHF.01	SWITZERLAND	1,584	373,312
FISCHER (GEORG) REG	COMMON STOCK CHF10.	SWITZERLAND	519	209,013
FLUGHAFEN ZUERICH AG REG	COMMON STOCK CHF50.	SWITZERLAND	624	288,840
GALENICA AG REG	COMMON STOCK CHF.1	SWITZERLAND	721	418,112
GAM HOLDING AG	COMMON STOCK CHF.05	SWITZERLAND	40,542	556,701
GATEGROUP HOLDING AG	COMMON STOCK CHF5.	SWITZERLAND	7,467	196,450
GEBERIT AG REG	COMMON STOCK CHF.1	SWITZERLAND	7,527	1,665,039
GIVAUDAN REG	COMMON STOCK CHF10.	SWITZERLAND	1,423	1,507,478
HELVETIA HOLDING AG REG	COMMON STOCK CHF.1	SWITZERLAND	732	277,852
HOLCIM LTD REG	COMMON STOCK CHF2.	SWITZERLAND	38,089	2,803,223
HUBER + SUHNER AG REG	COMMON STOCK CHF.25	SWITZERLAND	4,170	199,590
INFICON HOLDING AG REG	COMMON STOCK CHF5.	SWITZERLAND	321	76,924
JULIUS BAER GROUP LTD	COMMON STOCK CHF.02	SWITZERLAND	44,736	1,608,310
KABA HOLDING AG REG B	COMMON STOCK CHF.1	SWITZERLAND	366	155,036
KUDELSKI SA BR	COMMON STOCK CHF10.	SWITZERLAND	3,031	31,711
KUEHNE + NAGEL INTL AG REG	COMMON STOCK CHF1.	SWITZERLAND	10,321	1,255,113
KUONI REISEN HLDG REG(CAT B)	COMMON STOCK CHF1.	SWITZERLAND	929	278,332
LINDT + SPRUENGLI AG PC	COMMON STOCK CHF10.	SWITZERLAND	155	505,142
LINDT + SPRUENGLI AG REG	COMMON STOCK CHF100.	SWITZERLAND	19	716,470
LOGITECH INTERNATIONAL REG	COMMON STOCK CHF.25	SWITZERLAND	32,951	251,038
LONZA GROUP AG REG	COMMON STOCK CHF1.	SWITZERLAND	9,147	494,361
MEYER BURGER TECHNOLOGY AG	COMMON STOCK CHF.05	SWITZERLAND	5,679	42,330
MOBIMO HOLDING AG REG	COMMON STOCK CHF29.	SWITZERLAND	959	229,587
NESTLE SA REG	COMMON STOCK CHF.1	SWITZERLAND	542,398	35,323,275
NOBEL BIOCARE HOLDING AG REG	COMMON STOCK CHF.4	SWITZERLAND	22,763	193,594
NOVARTIS AG REG	COMMON STOCK CHF.5	SWITZERLAND	375,126	23,731,633
OC OERLIKON CORP AG REG	COMMON STOCK CHF1.	SWITZERLAND	34,280	392,470
PANALPINA WELTTRANSPORT REG	COMMON STOCK CHF.1	SWITZERLAND	2,327	236,394
PARGESA HOLDING SA BR	COMMON STOCK CHF20.	SWITZERLAND	5,213	360,471
PARTNERS GROUP HOLDING AG	COMMON STOCK CHF.01	SWITZERLAND	2,034	469,437
PSP SWISS PROPERTY AG REG	COMMON STOCK CHF.1	SWITZERLAND	5,874	557,039
ROCHE HOLDING AG GENUSSCHEIN	COMMON STOCK NPV	SWITZERLAND	116,167	23,648,013
SCHINDLER HOLDING AG REG	COMMON STOCK CHF.1	SWITZERLAND	500	70,812
SCHINDLER HOLDING PART CERT	COMMON STOCK CHF.1	SWITZERLAND	9,643	1,391,781
SCHWEITER TECHNOLOGIES AG BR	COMMON STOCK CHF1.	SWITZERLAND	308	176,154
SCHWEIZERISCHE NATL V AG REG	COMMON STOCK CHF.4	SWITZERLAND	1,050	46,575
SGS SA REG	COMMON STOCK CHF1.	SWITZERLAND	912	2,024,409
SIKA AG BR	COMMON STOCK CHF.6	SWITZERLAND	374	866,128
SONOVA HOLDING AG REG	COMMON STOCK CHF.05	SWITZERLAND	8,916	987,023
ST GALLER KANTONALBANK A REG	COMMON STOCK CHF70.	SWITZERLAND	425	174,818
STRAUMANN HOLDING AG REG	COMMON STOCK CHF.1	SWITZERLAND	1,469	181,427
SULZER AG REG	COMMON STOCK CHF.01	SWITZERLAND	5,187	821,398
SWATCH GROUP AG/THE BR	COMMON STOCK CHF2.25	SWITZERLAND	5,867	3,017,051
SWATCH GROUP AG/THE REG	COMMON STOCK CHF.45	SWITZERLAND	8,067	703,994
SWISS FRANC	FOREIGN CURRENCY	SWITZERLAND	(10,000)	(10,925)
SWISS LIFE HOLDING AG REG	COMMON STOCK CHF5.1	SWITZERLAND	5,328	710,551
SWISS PRIME SITE REG	COMMON STOCK CHF15.3	SWITZERLAND	7,350	614,523
SWISS RE AG	COMMON STOCK CHF.1	SWITZERLAND	58,614	4,274,628
SWISSCOM AG REG	COMMON STOCK CHF1.	SWITZERLAND	3,831	1,651,016
SWISSQUOTE GROUP HOLDING REG	COMMON STOCK CHF.2	SWITZERLAND	1,905	59,963
SYNGENTA AG REG	COMMON STOCK CHF.1	SWITZERLAND	15,620	6,296,025
TECAN GROUP AG REG	COMMON STOCK CHF.1	SWITZERLAND	2,878	240,993
TEMENOS GROUP AG REG	COMMON STOCK CHF5.	SWITZERLAND	8,962	157,857
TRANSOCEAN LTD	COMMON STOCK CHF15.	SWITZERLAND	60,365	2,695,136
UBS AG REG	COMMON STOCK CHF.1	SWITZERLAND	613,288	9,637,298
VALIANT HOLDING AG REG	COMMON STOCK CHF.5	SWITZERLAND	3,197	306,258
VALORA HOLDING AG REG	COMMON STOCK CHF1.	SWITZERLAND	654	132,379
VERWALTUNGS UND PRIVAT BA BR	COMMON STOCK CHF10.	SWITZERLAND	321	22,742
VON ROLL HOLDING AG BR	COMMON STOCK CHF.1	SWITZERLAND	6,307	14,130
VONTOBEL HOLDING AG REG	COMMON STOCK CHF1.	SWITZERLAND	3,418	105,456
ZUEBLIN IMMOBILIEN HOLDI REG	COMMON STOCK CHF1.	SWITZERLAND	31,967	94,414
ZURICH INSURANCE GROUP AG	COMMON STOCK CHF.1	SWITZERLAND	23,474	6,271,952
A DATA TECHNOLOGY CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	30,000	32,402
ACBEL POLYTECH INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	19,095	13,553
ACCTON TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	319,685	178,238
ACER INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	385,777	336,519
ADVANCED SEMICONDUCTOR ENGR	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	924,147	801,886
ADVANTECH CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	43,422	183,532
ALI CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	19,019	22,109
ASIA CEMENT CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	306,541	395,727
ASIA OPTICAL CO INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	23,931	22,465
ASIA VITAL COMPONENTS	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	446,322	239,802
ASUSTEK COMPUTER INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	109,172	1,232,742

AU OPTRONICS CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	1,190,552	538,605
CATCHER TECHNOLOGY CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	96,134	481,136
CATHAY FINANCIAL HOLDING CO	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	1,147,431	1,246,621
CATHAY REAL ESTATE DEVELOPME	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	128,192	62,865
CHALLENGER LTD	COMMON STOCK NPV	TAIWAN, PROVINCE OF CHINA	727,754	401,357
CHANG HWA COMMERCIAL BANK	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	6,911	21,934
CHEMRING GROUP PLC	COMMON STOCK GBP.01	TAIWAN, PROVINCE OF CHINA	336,599	876,249
CHENG SHIN RUBBER IND CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	92,919	201,713
CHINA AGRI INDUSTRIES HLDGS	COMMON STOCK HKD.1	TAIWAN, PROVINCE OF CHINA	449,278	185,910
CHINA BLUECHEMICAL LTD H	COMMON STOCK HKD1.	TAIWAN, PROVINCE OF CHINA	171,000	122,517
CHINA DAYE NON FERROUS METAL	COMMON STOCK HKD.05	TAIWAN, PROVINCE OF CHINA	2,022,020	538,112
CHINA MOBILE LTD	COMMON STOCK HKD.1	TAIWAN, PROVINCE OF CHINA	191,899	182,224
CHINA PACIFIC INSURANCE GR H	COMMON STOCK CNY1.	TAIWAN, PROVINCE OF CHINA	395,975	246,886
CHINA STEEL CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	1,854,879	1,751,069
CHINATRUST FINANCIAL HOLDING	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	1,789,329	1,060,856
CHINESE GAMER INTERNATIONAL	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	10,000	23,541
CHIPBOND TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	338,000	667,502
CHUNGHWA PICTURE TUBES LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	416,685	13,971
CHUNGHWA TELECOM CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	661,473	2,152,395
CMIC HOLDINGS CO LTD	COMMON STOCK	TAIWAN, PROVINCE OF CHINA	373,000	63,049
COMPAL ELECTRONICS	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	27,562	30,987
COMPASS GROUP PLC	COMMON STOCK GBP.1	TAIWAN, PROVINCE OF CHINA	626,092	423,643
CONNACHER OIL + GAS LTD	COMMON STOCK NPV	TAIWAN, PROVINCE OF CHINA	765,928	175,187
D LINK CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	108,399	68,650
DELTA ELECTRONICS INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	281,189	1,037,530
E.SUN FINANCIAL HOLDING CO	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	664,586	373,141
ELAN MICROELECTRONICS CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	110,220	178,448
ELITE SEMICONDUCTOR MEMORY	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	168,000	127,351
EPISTAR CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	110,393	201,773
ETERNAL CHEMICAL CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	88,169	76,587
EVA AIRWAYS CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	331,207	194,116
EVERGREEN MARINE CORP LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	196,163	117,578
EVERLIGHT ELECTRONICS CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	46,845	61,879
FAR EASTERN DEPARTMENT STORE	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	155,198	161,567
FAR EASTERN NEW CENTURY CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	522,483	600,211
FAR EASTONE TELECOMM CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	297,000	758,849
FARADAY TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	95,660	127,235
FEDERAL CORPORATION	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	84,137	64,491
FIRICH ENTERPRISES CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	33,664	46,751
FIRST FINANCIAL HOLDING CO	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	1,073,942	657,034
FIRST HOTEL	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	127,808	87,525
FLYTECH TECHNOLOGY CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	82,574	194,391
FORHOUSE CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	201,006	108,013
FORMOSA CHEMICALS + FIBRE	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	489,886	1,269,816
FORMOSA EPITAXY INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	115,768	82,101
FORMOSA PETROCHEMICAL CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	271,920	808,084
FORMOSA PLASTICS CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	738,008	2,005,560
FORMOSA TAFFETA CO.	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	119,319	115,352
FOXCONN TECHNOLOGY CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	112,148	353,152
FUBON FINANCIAL HOLDING CO	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	937,938	1,138,480
G SHANK ENTERPRISE CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	62,830	37,693
GENIUS ELECTRONIC OPTICAL CO	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	25,350	186,486
GETIN HOLDING SA	COMMON STOCK PLN1.	TAIWAN, PROVINCE OF CHINA	124,000	67,817
GLOBAL MIXED MODE TECHNOLOGY	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	6,079	23,459
GLOBAL UNICHIP CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	35,079	121,937
GLOBE UNION INDUSTRIAL CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	203,000	105,238
HANNSTAR DISPLAY CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	372,981	41,996
HANNSTOUCH SOLUTION INCORPOR	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	604,149	213,396
HEY SONG CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	248,000	330,214
HON HAI PRECISION INDUSTRY	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	1,709,108	5,268,654
HOTAI MOTOR COMPANY LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	47,000	378,955
HTC CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	122,077	1,266,944
HUA ENG WIRE + CABLE CO. LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	128,000	55,248
HUA NAN FINANCIAL HOLDINGS C	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	789,268	457,890
HUNG SHENG CONSTRUCTION CO	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	1,189,100	686,694
I CHIUN PRECISION IND CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	90,978	56,101
ICHIA TECHNOLOGIES INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	145,000	74,232
ICP ELECTRONICS INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	80,960	110,936
INNOLUX CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	798,923	432,819
INOTERA MEMORIES INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	597,027	79,866
INVENTEC CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	313,445	120,198
ITE TECHNOLOGY INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	28,000	22,789
JESS LINK PRODUCTS CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	40,309	36,466
KEE TAI PROPERTIES CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	438,210	304,200
KERRY TJ LOGISTICS CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	179,000	302,600
KINDOM CONSTRUCTION CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	277,000	204,854
KING S TOWN CONSTRUCTION CO	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	73,483	81,458
KINKO OPTICAL CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	360,409	397,751
KINSUS INTERCONNECT TECH	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	63,180	198,897
KUOYANG CONSTRUCTION	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	189,000	107,016

KWONG FONG INDUSTRIES	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	375,200	226,460
LARGAN PRECISION CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	15,799	428,401
LEALEA ENTERPRISE	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	563,949	224,342
LEOFOO DEVELOPMENT	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	299,768	169,394
LI PENG ENTERPRISE CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	418,131	148,214
LITE ON TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	321,709	428,248
LONG CHEN PAPER	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	238,026	66,213
MACRONIX INTERNATIONAL	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	463,050	139,027
MEDIATEK INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	198,847	2,224,342
MEGA FINANCIAL HOLDING CO LT	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	1,479,841	1,156,771
MERCURIES + ASSOCIATES LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	825,570	757,111
MIN AIK TECHNOLOGY CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	72,450	222,749
MITAC INTERNATIONAL	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	156,931	56,470
MOTECH INDUSTRIES INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	26,348	25,079
MPI CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	57,680	108,481
MSTAR SEMICONDUCTOR INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	47,000	353,953
NAN YA PLASTICS CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	878,422	1,701,115
NAN YA PRINTED CIRCUIT BOARD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	27,988	34,784
NATIONAL PETROLEUM CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	167,000	171,198
NEW TAIWAN DOLLAR	FOREIGN CURRENCY	TAIWAN, PROVINCE OF CHINA	125,668,275	4,327,569
NOVATEK MICROELECTRONICS COR	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	75,822	311,337
OPTOTECH CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	38,000	15,904
PAN INTERNATIONAL INDUSTRIAL	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	124,800	116,833
PEGATRON CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	240,853	313,366
PHISON ELECTRONICS CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	32,229	214,561
PIXART IMAGING INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	41,509	99,334
POU CHEN	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	383,520	403,968
POWERTECH TECHNOLOGY INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	120,897	198,394
PRESIDENT CHAIN STORE CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	97,608	523,535
PROMOS TECHNOLOGIES INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	602,750	0
QISDA CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	317,955	80,310
QUANTA COMPUTER INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	393,511	930,275
RADIUM LIFE TECH CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	126,308	107,537
REALTEK SEMICONDUCTOR CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	58,297	123,278
RICH DEVELOPMENT CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	403,131	213,483
RICHTEK TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	16,765	98,304
SAMPO CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	520,316	177,379
SANYANG INDUSTRIAL CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	179,140	109,451
SHIN KONG FINANCIAL HOLDING	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	974,465	276,081
SHINING BUILDING BUSINESS CO	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	55,102	44,183
SHINKONG TEXTILE CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	166,000	231,842
SILICONWARE PRECISION INDS	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	454,259	486,175
SINBON ELECTRONINCS CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	253,000	231,227
SINO AMERICAN SILICON PRODUC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	44,013	52,678
SINOPAC FINANCIAL HOLDINGS	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	1,064,483	458,959
SOUTHEAST CEMENT CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	1,724,000	840,172
ST SHINE OPTICAL CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	12,008	182,754
SYNNEX TECHNOLOGY INTL CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	200,715	372,926
TA I TECHNOLOGY CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	70,532	42,893
TA YA ELECTRIC WIRE + CABLE	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	292,900	72,142
TAH HSIN INDUSTRIAL CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	20,000	20,097
TAIFLEX SCIENTIFIC CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	109,317	138,239
TAISHIN FINANCIAL HOLDING	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	952,790	379,409
TAIWAN CEMENT	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	560,615	752,352
TAIWAN COOPERATIVE FINANCIAL	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	812,504	458,946
TAIWAN FERTILIZER CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	110,000	292,350
TAIWAN GLASS IND CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	207,905	215,981
TAIWAN MOBILE CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	277,528	1,025,408
TAIWAN PAIHO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	176,389	107,523
TAIWAN SECOM	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	34,016	76,253
TAIWAN SEMICONDUCTOR MANUFAC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	4,184,363	14,004,697
TAIWAN SURFACE MOUNTING TECH	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	28,709	43,831
TAIWAN TEA CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	129,607	70,911
TATUNG CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	412,828	104,848
TECO ELECTRIC + MACHINERY	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	373,775	287,174
TEST RESEARCH INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	54,295	101,549
TONG HSING ELECTRONIC INDUST	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	29,871	104,980
TONG TAI MACHINE + TOOL CO	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	206,054	157,323
TOPCO SCIENTIFIC CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	195,261	322,698
TOPCO TECHNOLOGIES CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	17,452	37,144
TRANSCEND INFORMATION INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	49,566	138,423
TRIPOD TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	78,366	169,145
TSANN KUEN ENTERPRISE CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	347,914	696,728
TUNG HO STEEL ENTERPRISE COR	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	127,419	130,766
U MING MARINE TRANSPORT CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	65,000	104,312
UNI PRESIDENT ENTERPRISES CO	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	694,846	1,278,158
UNIMICRON TECHNOLOGY CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	181,805	193,867
UNITED INTEGRATED SERVICES	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	79,000	66,514
UNITED MICROELECTRONICS CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	2,141,021	866,143
UNITY OPTO TECHNOLOGY CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	206,302	196,216

VANGUARD INTERNATIONAL SEMI	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	137,691	96,903
VIA TECHNOLOGIES INC	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	100,870	80,445
WAFER WORKS CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	34,600	17,558
WALSIN LIHWA CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	609,696	209,071
WAN HAI LINES LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	275,453	159,754
WINBOND ELECTRONICS CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	465,843	81,688
WINTEK CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	221,871	118,749
WISTRON CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	299,193	311,733
WPG HOLDINGS LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	178,795	235,208
WT MICROELECTRONICS CO LTD	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	709,509	884,358
YAGEO CORPORATION	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	320,440	101,912
YANG MING MARINE TRANSPORT	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	279,161	134,337
YOUNGTEK ELECTRONICS CORP	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	7,274	16,430
YUANTA FINANCIAL HOLDING CO	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	1,173,800	607,363
YULON MOTOR COMPANY	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	147,492	283,902
ZINWELL CORPORATION	COMMON STOCK TWD10.	TAIWAN, PROVINCE OF CHINA	43,690	37,526
ADVANCED INFO SERVICE FOR RG	COMMON STOCK THB1. A	THAILAND	156,498	1,069,241
AMBUJA CEMENTS LTD	COMMON STOCK INR2.	THAILAND	508,228	269,150
BANGKOK BANK PCL FOREIGN REG	COMMON STOCK THB10. A	THAILAND	193,900	1,239,211
BANGKOK BANK PUBLIC CO LTD	COMMON STOCK THB10. L	THAILAND	77,500	495,301
BANGKOK EXPRESSWAY PUB FORGN	COMMON STOCK THB10. A	THAILAND	297,500	337,958
BANPU PUBLIC CO LTD FOR REG	COMMON STOCK THB10. A	THAILAND	29,600	398,666
BEC WORLD PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	162,800	377,862
BUMRUNGRAD HOSPITAL FOREIGN	COMMON STOCK THB1. A	THAILAND	156,600	378,830
CALCOMP ELECTRONICS (THAI) F	COMMON STOCK A	THAILAND	1,071,500	112,789
CPFL ENERGIA SA	COMMON STOCK NPV	THAILAND	821,700	1,235,639
G STEEL PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	1,014,000	11,270
G STEEL PCL FOREIGN	EXP 12OCT12	THAILAND	67,600	0
GLOW ENERGY PCL FOREIGN	COMMON STOCK THB10. A	THAILAND	86,600	219,402
HEMARAJ LAND DEVELOPMENT FOR	COMMON STOCK THB.4 A	THAILAND	3,100,500	306,097
IRPC PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	1,580,600	212,882
ITALIAN THAI DEVELOP FOREIGN	COMMON STOCK THB1. A	THAILAND	1,572,600	215,918
ITF FIN + SECS	THB10(ALIEN MKT)	THAILAND	2,750	0
KASIKORNBANK PCL FOREIGN	COMMON STOCK THB10. A	THAILAND	337,300	2,133,624
KIATNAKIN BANK PCL FOR	COMMON STOCK A	THAILAND	83,800	132,864
KRUNG THAI BANK PUB CO FOREI	COMMON STOCK THB5.15 A	THAILAND	793,750	508,581
LPN DEVELOPMENT PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	313,800	183,623
PRUKSA REAL ESTATE FOREIGN	COMMON STOCK THB1. A	THAILAND	502,700	346,746
PTT EXPLORATION + PROD FOR	COMMON STOCK THB1. A	THAILAND	265,912	1,425,615
PTT GLOBAL CHEMICAL PCL FOR	COMMON STOCK THB10 A	THAILAND	154,624	1,678,168
PTT PCL/FOREIGN	COMMON STOCK THB10. A	THAILAND	454,442	1,039,913
QUALITY HOUSE PCL FOREIGN	COMMON STOCK THB1. A	THAILAND	1,811,875	126,754
SAHAVIRIYA STEEL INDUS FOREI	COMMON STOCK THB1. A	THAILAND	1,266,240	24,422
SIAM CEMENT PUB CO FOR REG	COMMON STOCK THB1. A	THAILAND	73,300	1,054,331
SIAM COMMERCIAL BANK FOREIGN	COMMON STOCK THB10. A	THAILAND	300,525	1,783,108
THAI AIRWAYS INTL PCL FOR	COMMON STOCK THB10. A	THAILAND	132,800	95,942
THAI VEGETABLE OIL PCL FOR	COMMON STOCK THB1. A	THAILAND	148,680	117,136
THAICOM PCL FOREIGN	COMMON STOCK A	THAILAND	259,700	196,112
THAILAND BAHT		THAILAND	15,500,208	506,708
THANACHART CAPITAL FOREIGN	COMMON STOCK THB10. A	THAILAND	379,600	468,450
TISCO FINANCIAL FOREIGN	COMMON STOCK THB10. A	THAILAND	113,900	193,619
AKBANK T.A.S.	COMMON STOCK TRY1.	TURKEY	332,476	1,643,265
AKSA AKRILIK KIMYA SANAYII	COMMON STOCK TRY1.	TURKEY	274,374	791,631
AKSIGORTA	COMMON STOCK TRY1.	TURKEY	21,205	25,952
ANADOLU ANONIM TUERK SIGORTA	COMMON STOCK TRY1.	TURKEY	144,414	93,420
ANADOLU EFES BIRACILIK VE	COMMON STOCK TRY1.	TURKEY	40,762	588,023
ASYA KATILIM BANKASI AS	COMMON STOCK TRY1.	TURKEY	65,045	80,934
BAGFAS BANDIRMA GUBRE FABRIK	COMMON STOCK TRY1.	TURKEY	2,624	79,575
BIM BIRLESIK MAGAZALAR AS	COMMON STOCK TRY1.	TURKEY	18,614	911,428
DOGAN SIRKETLER GRUBU HLDGS	COMMON STOCK TRY1.	TURKEY	148,450	76,870
DOGAN YAYIN HOLDING AS	COMMON STOCK TRY1.	TURKEY	121,193	53,138
DOGUS OTOMOTIV SERVIS VE TIC	COMMON STOCK TRY1.	TURKEY	50,608	243,703
ENKA INSAAT VE SANAYI AS	COMMON STOCK TRY1.	TURKEY	59,615	177,360
EREGLI DEMIR VE CELIK FABRIK	COMMON STOCK TRY1.	TURKEY	296,376	408,092
HACI OMER SABANCI HOLDING	COMMON STOCK TRY1.	TURKEY	173,281	957,399
IHLAS HOLDING	COMMON STOCK TRY1.	TURKEY	660,192	463,581
KARDEMIR KARABUK DEMIR CL D	COMMON STOCK TRY1.	TURKEY	186,556	132,151
KOC HOLDING AS	COMMON STOCK TRY1.	TURKEY	97,047	504,674
MARDIN CIMENTO SANAYII	COMMON STOCK TRY1.	TURKEY	2,888	8,642
OTOKAR OTOMOTIV VE SAVUNMA	COMMON STOCK TRY1.	TURKEY	10,657	253,616
TAT KONSERVE	COMMON STOCK TRY1.	TURKEY	41,114	53,618
TRAKYA CAM SANAYII AS	COMMON STOCK TRY1.	TURKEY	48,456	66,388
TUPRAS TURKIYE PETROL RAFINE	COMMON STOCK TRY1.	TURKEY	24,019	694,590
TURK SISE VE CAM FABRIKALARI	COMMON STOCK TRY1.	TURKEY	95,838	158,907
TURK TELEKOMUNIKASYON AS	COMMON STOCK TRY1.	TURKEY	91,879	356,799
TURKCELL ILETISIM HIZMET AS	COMMON STOCK TRY1.	TURKEY	141,862	917,459
TURKISH LIRA		TURKEY	490,049	274,583
TURKIYE GARANTI BANKASI	COMMON STOCK TRY1.	TURKEY	341,948	1,778,219
TURKIYE HALK BANKASI	COMMON STOCK TRY1.	TURKEY	55,449	545,595
TURKIYE IS BANKASI C	COMMON STOCK TRY1.	TURKEY	242,043	840,927

TURKIYE SINAI KALKINMA BANK	COMMON STOCK TRY1.	TURKEY	259,223	333,384
TURKIYE VAKIFLAR BANKASI T D	COMMON STOCK TRY1.	TURKEY	143,874	372,904
VESTEL BEYAZ ESYA SANAYI VE	COMMON STOCK TRY1.	TURKEY	38,570	57,575
VESTEL ELEKTRONIK SANAYI	COMMON STOCK TRY1.	TURKEY	192,452	204,148
YAPI VE KREDI BANKASI	COMMON STOCK TRY1.	TURKEY	187,775	548,707
ZORLU ENERJI ELEKTRIK URETIM	COMMON STOCK TRY1.	TURKEY	33,867	21,852
3I GROUP PLC	COMMON STOCK GBP.738636	UNITED KINGDOM	160,294	560,716
888 HOLDINGS PLC	COMMON STOCK GBP.005	UNITED KINGDOM	17,874	34,855
ABERDEEN ASSET MGMT PLC	COMMON STOCK GBP.1	UNITED KINGDOM	204,255	1,211,989
ADMIRAL GROUP PLC	COMMON STOCK GBP.001	UNITED KINGDOM	32,872	629,869
AEGIS GROUP PLC	COMMON STOCK GBP.055	UNITED KINGDOM	128,063	489,610
AERO INVENTORY PLC	ORD GBP0.0125	UNITED KINGDOM	6,459	0
AFREN PLC	COMMON STOCK GBP.01	UNITED KINGDOM	163,130	357,903
AGGREKO PLC	COMMON STOCK GBP.370839	UNITED KINGDOM	52,339	1,501,971
ALENT PLC	COMMON STOCK GBP.1	UNITED KINGDOM	77,984	391,444
AMER SPORTS OYJ	COMMON STOCK NPV	UNITED KINGDOM	59,020	966,243
AMMB HOLDINGS BHD	COMMON STOCK MYR1.	UNITED KINGDOM	76,865	467,242
ANGLO AMERICAN PLC	COMMON STOCK USD.54945	UNITED KINGDOM	229,925	7,344,304
ANTOFAGASTA PLC	COMMON STOCK GBP.05	UNITED KINGDOM	73,637	1,637,335
ARM HOLDINGS PLC	COMMON STOCK GBP.0005	UNITED KINGDOM	218,152	2,791,297
ASHTEAD GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	102,074	724,787
ASOS PLC	COMMON STOCK GBP.035	UNITED KINGDOM	17,320	753,356
ASSOCIATED BRITISH FOODS PLC	COMMON STOCK GBP.0568	UNITED KINGDOM	65,368	1,664,951
ASTRAZENECA PLC	COMMON STOCK USD.25	UNITED KINGDOM	206,033	9,746,589
AVEVA GROUP PLC	COMMON STOCK GBP.333333	UNITED KINGDOM	9,850	350,495
AVIVA PLC	COMMON STOCK GBP.25	UNITED KINGDOM	481,058	2,905,928
BABCOCK INTL GROUP PLC	COMMON STOCK GBP.6	UNITED KINGDOM	75,793	1,176,973
BAE SYSTEMS PLC	COMMON STOCK GBP.025	UNITED KINGDOM	553,499	3,042,878
BALFOUR BEATTY PLC	COMMON STOCK GBP.5	UNITED KINGDOM	123,582	552,626
BARCLAYS PLC	COMMON STOCK GBP.25	UNITED KINGDOM	1,970,928	8,516,727
BARRATT DEVELOPMENTS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	148,267	501,815
BELLWAY PLC	COMMON STOCK GBP.125	UNITED KINGDOM	20,826	354,234
BERKELEY GROUP HOLDINGS	COMMON STOCK GBP.05	UNITED KINGDOM	18,677	546,103
BG GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	564,512	9,472,011
BHP BILLITON PLC	COMMON STOCK USD.5	UNITED KINGDOM	359,064	12,625,493
BIG YELLOW GROUP PLC	REIT GBP.1	UNITED KINGDOM	38,456	221,109
BODYCOTE PLC	COMMON STOCK GBP.17273	UNITED KINGDOM	51,026	378,685
BOOKER GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	281,517	450,643
BOVIS HOMES GROUP PLC	COMMON STOCK GBP.5	UNITED KINGDOM	19,688	184,437
BP PLC	COMMON STOCK USD.25	UNITED KINGDOM	3,151,624	21,850,978
BREWIN DOLPHIN HOLDINGS PLC	COMMON STOCK GBP.01	UNITED KINGDOM	50,942	175,055
BRITISH AMERICAN TOBACCO PLC	COMMON STOCK GBP.25	UNITED KINGDOM	318,332	16,140,327
BRITISH LAND CO PLC	REIT GBP.25	UNITED KINGDOM	168,823	1,570,525
BRITISH SKY BROADCASTING GRO	COMMON STOCK GBP.5	UNITED KINGDOM	201,758	2,521,971
BRITVIC PLC	COMMON STOCK GBP.2	UNITED KINGDOM	31,647	209,797
BROWN (N) GROUP PLC	COMMON STOCK GBP.105263	UNITED KINGDOM	24,858	148,308
BT GROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	1,324,041	4,994,195
BTG PLC	COMMON STOCK GBP.1	UNITED KINGDOM	72,135	390,897
BUNZL PLC	COMMON STOCK GBP.214286	UNITED KINGDOM	67,162	1,097,315
BURBERRY GROUP PLC	COMMON STOCK GBP.0005	UNITED KINGDOM	81,231	1,664,244
BWIN.PARTY DIGITAL ENTERTAIN	COMMON STOCK GBP.00015	UNITED KINGDOM	99,917	181,006
C+C GROUP PLC	COMMON STOCK EUR.01	UNITED KINGDOM	165,989	1,021,734
CABLE + WIRELESS COMMUNICATI	COMMON STOCK USD.05	UNITED KINGDOM	458,947	264,164
CAIRN ENERGY PLC	COMMON STOCK GBP.013669	UNITED KINGDOM	94,072	412,386
CAPE PLC	COMMON STOCK GBP.25	UNITED KINGDOM	47,327	162,960
CAPITA PLC	COMMON STOCK GBP.020667	UNITED KINGDOM	112,488	1,393,796
CAPITAL + COUNTIES PROPERTIE	COMMON STOCK GBP.25	UNITED KINGDOM	210,912	831,751
CARILLION PLC	COMMON STOCK GBP.5	UNITED KINGDOM	64,223	337,062
CARNIVAL PLC	COMMON STOCK USD1.66	UNITED KINGDOM	30,152	1,166,327
CARPETRIGHT PLC	COMMON STOCK GBP.01	UNITED KINGDOM	3,842	42,704
CATLIN GROUP LTD	COMMON STOCK USD.01	UNITED KINGDOM	55,133	445,855
CENTRICA PLC	COMMON STOCK GBP.061728	UNITED KINGDOM	861,231	4,681,572
CHEIL WORLDWIDE INC	COMMON STOCK KRW200.	UNITED KINGDOM	27,936	104,776
CHENG UEI PRECISION INDUSTRY	COMMON STOCK TWD10.	UNITED KINGDOM	29,714	94,047
CLEANUP CORP	COMMON STOCK	UNITED KINGDOM	3,827	75,789
CLP HOLDINGS LTD	COMMON STOCK HKD5.	UNITED KINGDOM	18,206	255,814
COCA COLA AMATIL LTD	COMMON STOCK NPV	UNITED KINGDOM	208,283	757,967
COMBA TELECOM SYSTEMS HOLDIN	COMMON STOCK HKD.1	UNITED KINGDOM	63,823	100,521
COMPUTACENTER PLC	COMMON STOCK GBP.06	UNITED KINGDOM	340,085	4,024,706
COMPUTERSHARE LTD	COMMON STOCK NPV	UNITED KINGDOM	16,896	119,291
COUNTRY GARDEN HOLDINGS CO	COMMON STOCK HKD.1	UNITED KINGDOM	21,864	91,122
CROWN LTD	COMMON STOCK NPV	UNITED KINGDOM	34,122	1,322,822
CSR PLC	COMMON STOCK GBP.001	UNITED KINGDOM	28,114	152,767
DAILY MAIL+GENERAL TST A NV	COMMON STOCK GBP.125	UNITED KINGDOM	52,978	475,894
DAIRY CREST GROUP PLC	COMMON STOCK GBP.25	UNITED KINGDOM	18,636	116,012
DEBENHAMS PLC	COMMON STOCK GBP.0001	UNITED KINGDOM	190,921	354,659
DERWENT LONDON PLC	REIT GBP.05	UNITED KINGDOM	29,251	1,006,329
DEVRO PLC	COMMON STOCK GBP.1	UNITED KINGDOM	91,323	464,555
DIAGEO PLC	COMMON STOCK GBP.893518	UNITED KINGDOM	415,509	12,104,341
DIGNITY PLC	COMMON STOCK GBP.105	UNITED KINGDOM	7,044	121,872

DIXONS RETAIL PLC	COMMON STOCK GBP.025	UNITED KINGDOM	449,878	208,777
DOMINO S PIZZA GROUP PLC	COMMON STOCK GBP.015625	UNITED KINGDOM	32,975	270,119
DRAX GROUP PLC	COMMON STOCK GBP.155172	UNITED KINGDOM	67,273	595,419
DS SMITH PLC	COMMON STOCK GBP.1	UNITED KINGDOM	189,622	633,932
DUNELM GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	32,963	385,768
EASYJET PLC	COMMON STOCK GBP.728571	UNITED KINGDOM	22,545	283,615
ELECTROCOMPONENTS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	70,463	274,969
ELEMENTIS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	128,711	488,480
ENQUEST PLC	COMMON STOCK GBP.02	UNITED KINGDOM	285,496	570,056
ENTERPRISE INNS PLC	COMMON STOCK GBP.025	UNITED KINGDOM	95,218	159,389
ESSAR ENERGY PLC	COMMON STOCK	UNITED KINGDOM	55,358	111,265
EURASIAN NATURAL RESOURCES	COMMON STOCK USD.2	UNITED KINGDOM	60,064	289,158
EUROMONEY INSTL INVESTOR PLC	COMMON STOCK GBP.0025	UNITED KINGDOM	7,868	111,842
EXPERIAN PLC	COMMON STOCK USD.1	UNITED KINGDOM	178,116	2,879,728
F+C ASSET MANAGEMENT PLC	COMMON STOCK GBP.001	UNITED KINGDOM	260,473	433,960
FENNER PLC	COMMON STOCK GBP.25	UNITED KINGDOM	43,264	276,341
FERREXPO PLC	COMMON STOCK GBP.1	UNITED KINGDOM	45,037	187,877
FIDESSA GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	10,108	249,962
FIRSTGROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	90,489	310,088
FRESNILLO PLC	COMMON STOCK USD.5	UNITED KINGDOM	35,380	1,098,510
FTSE 100 INDEX FUTURES	MAR13 XLIF	UNITED KINGDOM	640	(11,379)
G4S PLC	COMMON STOCK GBP.25	UNITED KINGDOM	235,336	983,319
GENUS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	8,794	201,513
GKN PLC	COMMON STOCK GBP.1	UNITED KINGDOM	281,894	1,052,498
GLAXOSMITHKLINE PLC	COMMON STOCK GBP.25	UNITED KINGDOM	833,532	18,109,008
GLENCORE XSTRATA PLC	COMMON STOCK USD.01	UNITED KINGDOM	238,402	1,390,233
GO AHEAD GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	4,304	89,307
GRAINGER PLC	COMMON STOCK GBP.05	UNITED KINGDOM	35,996	69,652
GREAT PORTLAND ESTATES PLC	REIT GBP.125	UNITED KINGDOM	60,838	486,365
GREENCORE GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	60,074	99,965
GREENE KING PLC	COMMON STOCK GBP.125	UNITED KINGDOM	36,174	368,642
GULF KEYSTONE PETROLEUM LTD	COMMON STOCK USD.01	UNITED KINGDOM	146,422	430,273
HALFORDS GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	25,207	136,901
HALMA PLC	COMMON STOCK GBP.1	UNITED KINGDOM	64,195	484,111
HAMMERSON PLC	REIT GBP.25	UNITED KINGDOM	138,062	1,113,104
HARGREAVES SERVICES PLC	COMMON STOCK GBP.1	UNITED KINGDOM	10,955	115,895
HAYS PLC	COMMON STOCK GBP.01	UNITED KINGDOM	272,835	366,723
HELICAL BAR PLC	COMMON STOCK GBP.01	UNITED KINGDOM	25,354	95,600
HENDERSON GROUP PLC	COMMON STOCK GBP.125	UNITED KINGDOM	146,933	326,222
HERITAGE OIL PLC	COMMON STOCK	UNITED KINGDOM	23,615	72,819
HIKMA PHARMACEUTICALS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	26,230	328,485
HISCOX LTD	COMMON STOCK GBP.05	UNITED KINGDOM	120,496	877,689
HOME RETAIL GROUP	COMMON STOCK GBP.1	UNITED KINGDOM	171,446	354,078
HOWDEN JOINERY GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	102,014	289,847
HSBC HOLDINGS PLC	COMMON STOCK USD.5	UNITED KINGDOM	2,967,692	31,409,078
ICAP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	96,024	491,577
IG GROUP HOLDINGS PLC	COMMON STOCK GBP.00005	UNITED KINGDOM	55,542	406,922
IMAGINATION TECH GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	38,793	251,707
IMI PLC	COMMON STOCK GBP.25	UNITED KINGDOM	61,118	1,087,735
IMPERIAL TOBACCO GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	169,229	6,538,979
INCHCAPE PLC	COMMON STOCK GBP.1	UNITED KINGDOM	80,242	564,831
INFORMA PLC	COMMON STOCK GBP.001	UNITED KINGDOM	112,960	836,214
INMARSAT PLC	COMMON STOCK EUR.0005	UNITED KINGDOM	69,301	669,405
INTERCONTINENTAL HOTELS GROU	COMMON STOCK GBP.458967	UNITED KINGDOM	44,879	1,262,889
INTERMEDIATE CAPITAL GROUP	COMMON STOCK GBP.2	UNITED KINGDOM	56,436	296,668
INTERNATIONAL PERSONAL FINAN	COMMON STOCK GBP.1	UNITED KINGDOM	46,889	281,784
INTERTEK GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	34,623	1,748,413
INTU PROPERTIES PLC	REIT GBP.5	UNITED KINGDOM	205,549	1,157,265
INVENSYS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	145,246	789,638
INVESTEC PLC	COMMON STOCK GBP.0002	UNITED KINGDOM	98,170	669,070
IRISH BANK RESOLUTION CORP	EUR0.16	UNITED KINGDOM	6,915	0
IRISH CONTINENTAL GROUP PLC	UNIT EUR.65	UNITED KINGDOM	2,702	68,556
ITC LTD	GDR	UNITED KINGDOM	155,158	812,180
ITE GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	81,625	327,790
ITV PLC	COMMON STOCK GBP.1	UNITED KINGDOM	617,345	1,059,759
JARDINE LLOYD THOMPSON GROUP	COMMON STOCK GBP.05	UNITED KINGDOM	19,100	250,722
JKX OIL + GAS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	14,115	17,782
JOHNSON MATTHEY PLC	COMMON STOCK GBP1.047619	UNITED KINGDOM	47,188	1,813,443
KAZAKHMYS PLC	COMMON STOCK GBP.2	UNITED KINGDOM	38,611	508,054
KELLER GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	6,584	74,741
KIER GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	4,150	89,790
KINGFISHER PLC	COMMON STOCK GBP.157143	UNITED KINGDOM	451,529	2,086,911
LADBROKES PLC	COMMON STOCK GBP.833333	UNITED KINGDOM	202,947	651,128
LANCASHIRE HOLDINGS LTD	COMMON STOCK USD.5	UNITED KINGDOM	27,805	350,651
LAND SECURITIES GROUP PLC	REIT GBP.1	UNITED KINGDOM	143,584	1,942,484
LEGAL + GENERAL GROUP PLC	COMMON STOCK GBP.025	UNITED KINGDOM	1,114,817	2,693,149
LLOYDS BANKING GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	6,899,774	5,532,212
LONDON STOCK EXCHANGE GROUP	COMMON STOCK GBP.918605	UNITED KINGDOM	46,054	804,961
LONMIN PLC	COMMON STOCK USD1.	UNITED KINGDOM	98,644	462,247
LOOKERS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	154,799	186,895

MAJESTIC WINE PLC	COMMON STOCK GBP.075	UNITED KINGDOM	30,114	229,966
MAN GROUP PLC	COMMON STOCK USD.428571	UNITED KINGDOM	334,845	449,281
MARKS + SPENCER GROUP PLC	COMMON STOCK GBP.25	UNITED KINGDOM	296,019	1,846,784
MCBRIDE PLC	COMMON STOCK GBP.1	UNITED KINGDOM	68,298	148,359
MEARS GROUP PLC	COMMON STOCK GBP.01	UNITED KINGDOM	49,916	266,973
MEGGITT PLC	COMMON STOCK GBP.05	UNITED KINGDOM	129,592	808,375
MELROSE INDUSTRIES PLC	COMMON STOCK GBP.001	UNITED KINGDOM	272,381	1,015,411
MICHAEL PAGE INTERNATIONAL	COMMON STOCK GBP.01	UNITED KINGDOM	44,706	288,928
MICRO FOCUS INTERNATIONAL	COMMON STOCK GBP.125	UNITED KINGDOM	21,861	210,688
MITCHELLS + BUTLERS PLC	COMMON STOCK GBP.54167	UNITED KINGDOM	72,411	390,515
MONDI PLC	COMMON STOCK EUR.2	UNITED KINGDOM	67,332	726,709
MONEYSUPERMARKET.COM	COMMON STOCK GBP.0002	UNITED KINGDOM	44,952	114,849
MORGAN ADVANCED MATERIALS PL	COMMON STOCK GBP.25	UNITED KINGDOM	47,747	211,425
MORGAN SINDALL GROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	5,600	45,935
MOTHERCARE PLC	COMMON STOCK GBP.5	UNITED KINGDOM	28,326	156,582
NATIONAL EXPRESS GROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	82,610	276,492
NATIONAL GRID PLC	COMMON STOCK GBP.139535	UNITED KINGDOM	576,074	6,602,866
NEW WORLD RESOURCES PLC A SH	COMMON STOCK EUR.4	UNITED KINGDOM	19,523	106,987
NEXT PLC	COMMON STOCK GBP.1	UNITED KINGDOM	31,639	1,954,045
NORTHGATE PLC	COMMON STOCK GBP.5	UNITED KINGDOM	32,658	165,187
NOVATEK OAO SPONS	GDR	UNITED KINGDOM	15,659	1,886,362
OLD MUTUAL PLC	COMMON STOCK GBP.142857	UNITED KINGDOM	833,451	2,477,200
PACE PLC	COMMON STOCK GBP.05	UNITED KINGDOM	29,518	91,664
PADDY POWER PLC	COMMON STOCK EUR.1	UNITED KINGDOM	11,628	969,889
PARAGON GROUP COMPANIES PLC	COMMON STOCK GBP1.	UNITED KINGDOM	60,142	254,158
PEARSON PLC	COMMON STOCK GBP.25	UNITED KINGDOM	151,228	2,958,321
PENDRAGON PLC	COMMON STOCK GBP.05	UNITED KINGDOM	645,215	176,026
PENNON GROUP PLC	COMMON STOCK GBP.407	UNITED KINGDOM	76,743	782,083
PERSIMMON PLC	COMMON STOCK GBP.1	UNITED KINGDOM	56,670	748,880
PETROFAC LTD	COMMON STOCK USD.02	UNITED KINGDOM	41,555	1,126,571
PETROPAVLOVSK PLC	COMMON STOCK GBP.01	UNITED KINGDOM	24,318	146,413
POUND STERLING	FOREIGN CURRENCY	UNITED KINGDOM	3,564,491	5,794,084
PREMIER FARNELL PLC	COMMON STOCK GBP.05	UNITED KINGDOM	45,076	144,295
PREMIER FOODS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	37,644	69,118
PREMIER OIL PLC	COMMON STOCK GBP.125	UNITED KINGDOM	154,350	856,748
PROVIDENT FINANCIAL PLC	COMMON STOCK GBP.072727	UNITED KINGDOM	21,249	475,887
PRUDENTIAL PLC	COMMON STOCK GBP.05	UNITED KINGDOM	431,123	6,019,472
QUINTAIN ESTATES + DEV PLC	COMMON STOCK GBP.25	UNITED KINGDOM	190,972	162,471
RANBAXY LABORATO SP	GDR	UNITED KINGDOM	6,052	55,338
RANDGOLD RESOURCES LTD	COMMON STOCK USD.05	UNITED KINGDOM	16,679	1,644,878
RATHBONE BROTHERS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	6,292	132,964
RECKITT BENCKISER GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	108,875	6,824,748
REDROW PLC	COMMON STOCK GBP.1	UNITED KINGDOM	66,896	185,706
REED ELSEVIER PLC	COMMON STOCK GBP.144397	UNITED KINGDOM	204,214	2,145,613
REGUS PLC	COMMON STOCK GBP.01	UNITED KINGDOM	88,400	159,628
RENTOKIL INITIAL PLC	COMMON STOCK GBP.01	UNITED KINGDOM	346,240	549,569
RESOLUTION LTD	COMMON STOCK	UNITED KINGDOM	274,738	1,097,434
RESTAURANT GROUP PLC	COMMON STOCK GBP.28125	UNITED KINGDOM	37,320	240,020
REXAM PLC	COMMON STOCK GBP.642857	UNITED KINGDOM	160,812	1,130,778
RIGHTMOVE PLC	COMMON STOCK GBP.01	UNITED KINGDOM	27,018	622,756
RIO TINTO PLC	COMMON STOCK GBP.1	UNITED KINGDOM	230,533	13,442,414
ROLLS ROYCE HOLDINGS PLC	COMMON STOCK GBP.2	UNITED KINGDOM	341,154	4,918,615
ROSNEFT OJSC REG S	GDR	UNITED KINGDOM	135,277	1,221,451
ROTORK PLC	COMMON STOCK GBP.05	UNITED KINGDOM	14,004	581,136
ROYAL BANK OF SCOTLAND GROUP	COMMON STOCK GBP1.	UNITED KINGDOM	370,416	1,996,305
ROYAL DUTCH SHELL PLC A SHS	COMMON STOCK EUR.07	UNITED KINGDOM	583,668	20,636,976
ROYAL DUTCH SHELL PLC B SHS	COMMON STOCK EUR.07	UNITED KINGDOM	466,891	16,535,057
RPS GROUP PLC	COMMON STOCK GBP.03	UNITED KINGDOM	43,062	148,672
RSA INSURANCE GROUP PLC	COMMON STOCK GBP.275	UNITED KINGDOM	781,946	1,579,232
SABMILLER PLC	COMMON STOCK USD.1	UNITED KINGDOM	156,258	7,359,523
SAGE GROUP PLC/THE	COMMON STOCK GBP.01	UNITED KINGDOM	240,086	1,150,904
SAINSBURY (J) PLC	COMMON STOCK GBP.285714	UNITED KINGDOM	229,909	1,294,404
SALAMANDER ENERGY PLC	COMMON STOCK GBP.1	UNITED KINGDOM	106,943	325,993
SAVILLS PLC	COMMON STOCK GBP.025	UNITED KINGDOM	24,560	190,856
SCHRODERS PLC	COMMON STOCK GBP1.	UNITED KINGDOM	22,662	637,093
SDL PLC	COMMON STOCK GBP.01	UNITED KINGDOM	29,792	243,664
SEGRO PLC	REIT GBP.1	UNITED KINGDOM	123,129	505,201
SENIOR PLC	COMMON STOCK GBP.1	UNITED KINGDOM	91,779	301,350
SERCO GROUP PLC	COMMON STOCK GBP.02	UNITED KINGDOM	87,867	756,946
SEVERN TRENT PLC	COMMON STOCK GBP.9789	UNITED KINGDOM	43,451	1,113,947
SEVERSTAL	GDR	UNITED KINGDOM	49,935	619,867
SHAFTESBURY PLC	REIT GBP.25	UNITED KINGDOM	96,573	899,736
SHANKS GROUP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	52,456	77,387
SHIRE PLC	COMMON STOCK GBP.05	UNITED KINGDOM	105,740	3,249,693
SIG PLC	COMMON STOCK GBP.1	UNITED KINGDOM	90,458	178,564
SISTEMA JSFC REG S SPONS	GDR	UNITED KINGDOM	19,177	388,554
SMITH + NEPHEW PLC	COMMON STOCK USD.2	UNITED KINGDOM	164,046	1,816,610
SMITHS GROUP PLC	COMMON STOCK GBP.375	UNITED KINGDOM	71,487	1,408,002
SOCO INTERNATIONAL PLC	COMMON STOCK GBP.05	UNITED KINGDOM	103,157	602,288
SPECTRIS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	19,025	637,679

SPIRAX SARCO ENGINEERING PLC	COMMON STOCK GBP.25	UNITED KINGDOM	11,265	423,804
SPIRENT COMMUNICATIONS PLC	COMMON STOCK GBP.333333	UNITED KINGDOM	96,115	236,382
SPIRIT PUB CO PLC	COMMON STOCK	UNITED KINGDOM	114,256	120,804
SSE PLC	COMMON STOCK GBP.5	UNITED KINGDOM	165,836	3,835,129
ST. MODWEN PROPERTIES PLC	COMMON STOCK GBP.1	UNITED KINGDOM	21,072	79,399
STAGECOACH GROUP PLC	COMMON STOCK GBP.005482	UNITED KINGDOM	83,026	410,556
STANDARD CHARTERED PLC	COMMON STOCK USD.5	UNITED KINGDOM	402,645	10,213,117
STANDARD LIFE PLC	COMMON STOCK GBP.1	UNITED KINGDOM	467,722	2,499,874
STATE BANK OF INDIA	COMMON STOCK INR10.	UNITED KINGDOM	3,821	344,906
STHREE PLC	COMMON STOCK GBP.01	UNITED KINGDOM	28,453	153,877
SYNERGY HEALTH PLC	COMMON STOCK GBP.00625	UNITED KINGDOM	9,827	174,365
TALKTALK TELECOM GROUP	COMMON STOCK GBP.001	UNITED KINGDOM	92,333	357,857
TATE + LYLE PLC	COMMON STOCK GBP.25	UNITED KINGDOM	92,048	1,142,163
TAYLOR WIMPEY PLC	COMMON STOCK GBP.01	UNITED KINGDOM	615,759	671,466
TELECITY GROUP PLC	COMMON STOCK	UNITED KINGDOM	64,175	841,838
TELECOM PLUS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	41,405	629,889
TESCO PLC	COMMON STOCK GBP.05	UNITED KINGDOM	1,312,771	7,216,134
THOMAS COOK GROUP PLC	COMMON STOCK EUR.1	UNITED KINGDOM	90,976	72,073
TOTAL PRODUCE PLC	COMMON STOCK EUR.01	UNITED KINGDOM	214,446	158,331
TRAVIS PERKINS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	38,034	675,788
TT ELECTRONICS PLC	COMMON STOCK GBP.25	UNITED KINGDOM	149,063	343,890
TUI TRAVEL PLC	COMMON STOCK GBP.001	UNITED KINGDOM	104,858	488,295
TULLETT PREBON PLC	COMMON STOCK GBP.25	UNITED KINGDOM	27,073	112,402
TULLOW OIL PLC	COMMON STOCK GBP.1	UNITED KINGDOM	163,720	3,336,209
UBM PLC	COMMON STOCK GBP.1	UNITED KINGDOM	41,487	479,573
ULTRA ELECTRONICS HLDGS PLC	COMMON STOCK GBP.05	UNITED KINGDOM	27,532	737,430
UNILEVER PLC	COMMON STOCK GBP.0311	UNITED KINGDOM	214,145	8,133,736
UNITE GROUP PLC	COMMON STOCK GBP.25	UNITED KINGDOM	41,192	185,303
UNITED UTILITIES GROUP PLC	COMMON STOCK GBP.05	UNITED KINGDOM	126,384	1,387,740
URALKALI SPON	GDR	UNITED KINGDOM	28,700	1,105,742
VECTURA GROUP PLC	COMMON STOCK GBP.00025	UNITED KINGDOM	96,808	134,719
VEDANTA RESOURCES PLC	COMMON STOCK USD.1	UNITED KINGDOM	27,251	532,955
VESUVIUS PLC	COMMON STOCK GBP.1	UNITED KINGDOM	77,984	441,345
VODAFONE GROUP PLC	COMMON STOCK USD.142857	UNITED KINGDOM	8,171,906	20,564,545
VTB BANK OJSC	GDR	UNITED KINGDOM	76,813	268,156
WEIR GROUP PLC/THE	COMMON STOCK GBP.125	UNITED KINGDOM	34,101	1,059,162
WETHERSPOON (J.D.) PLC	COMMON STOCK GBP.02	UNITED KINGDOM	13,750	118,188
WH SMITH PLC	COMMON STOCK GBP.22	UNITED KINGDOM	20,891	233,447
WHITBREAD PLC	COMMON STOCK GBP.767974	UNITED KINGDOM	35,157	1,402,497
WILLIAM HILL PLC	COMMON STOCK GBP.1	UNITED KINGDOM	141,825	806,035
WM MORRISON SUPERMARKETS	COMMON STOCK GBP.1	UNITED KINGDOM	372,057	1,592,372
WOLSELEY PLC	COMMON STOCK GBP.045455	UNITED KINGDOM	47,886	2,277,547
WOOD GROUP (JOHN) PLC	COMMON STOCK GBP.042857	UNITED KINGDOM	63,824	754,611
WORKSPACE GROUP PLC	REIT GBP1.	UNITED KINGDOM	42,098	207,513
WPP PLC	COMMON STOCK GBP.1	UNITED KINGDOM	212,423	3,090,048
XCHANGING PLC	COMMON STOCK GBP.05	UNITED KINGDOM	30,617	62,396
XSTRATA PLC	COMMON STOCK USD.5	UNITED KINGDOM	358,161	6,374,397
BANCO SANTANDER CHILE	ADR	UNITED STATES	29,884	851,395
BANCOLOMBIA S.A. SPONS	ADR	UNITED STATES	53,943	3,591,525
CELLCOM ISRAEL LTD	COMMON STOCK ILS.01	UNITED STATES	1,877	15,542
CERAGON NETWORKS LTD	COMMON STOCK ILS.01	UNITED STATES	24,602	108,495
CIA CERVECERIAS UNIDAS	ADR	UNITED STATES	14,463	457,449
CIA DE MINAS BUENAVENTUR	ADR	UNITED STATES	31,300	1,125,235
CORPORACION FINANCIERA ALBA	COMMON STOCK EUR1.	UNITED STATES	24,273	491,528
CREDIT AGRICOLE SA	COMMON STOCK EUR3.	UNITED STATES	7,468	1,094,510
EMPRESA NAC ELEC CHIL SP	ADR NPV	UNITED STATES	21,246	1,037,017
ENERSIS S.A. SPONS	ADR NPV	UNITED STATES	43,118	785,610
FIBRIA CELULOSE SA SPON	ADR NPV	UNITED STATES	9,953	113,166
GAZPROM OAO SPON	ADR	UNITED STATES	903,026	8,786,443
GIVEN IMAGING LTD	COMMON STOCK ILS.05	UNITED STATES	1,607	28,074
ICICI BANK LTD SPON	ADR	UNITED STATES	23,648	1,031,289
INNERGEX RENEWABLE ENERGY	COMMON STOCK	UNITED STATES	39,888	414,033
KOMERCNI BANKA AS	GDR CZK500.	UNITED STATES	3,590	252,097
LARSEN + TOUBRO	GDR	UNITED STATES	5,652	164,756
LATAM AIRLINES GROUP SP	ADR	UNITED STATES	45,105	1,062,674
LINAMAR CORP	COMMON STOCK NPV	UNITED STATES	9,400	221,276
LUKOIL OAO SPON	ADR RUB.025	UNITED STATES	89,236	6,023,430
MAHINDRA + MAHINDRA SPON	GDR	UNITED STATES	6,800	113,628
MECHEL SPONSORED	ADR	UNITED STATES	32,538	225,488
MMC NORILSK NICKEL JSC	ADR	UNITED STATES	87,772	1,617,638
MOBILE TELESYSTEMS SP	ADR	UNITED STATES	98,657	1,839,953
MSCI EAFE MINI INDEX FUTURES	MAR13 XNLI	UNITED STATES	22,050	759,625
MSCI EMERGING MKT MINI FUTURE	MAR13 XNLI	UNITED STATES	7,450	220,535
NICE SYSTEMS LTD SPONS	ADR	UNITED STATES	3,635	121,700
NOVOLIPET STEEL	DEPOSITORY RECEIPT	UNITED STATES	14,923	302,191
OI SA	COMMON STOCK NPV	UNITED STATES	821	3,530
OI SA	ADR	UNITED STATES	8,421	33,768
POSCO	COMMON STOCK KRW5000.	UNITED STATES	7,613	625,408
PROTHENA CORP PLC	COMMON STOCK USD.01	UNITED STATES	2,137	15,664
QUIMICA Y MINERA CHIL SP	ADR USD1.	UNITED STATES	20,355	1,173,262

RELIANCE INFRAST SP	GDR	UNITED STATES	1,652	47,086
ROSNEFT OJSC REG S	GDR	UNITED STATES	98,758	879,934
RYANAIR HOLDINGS PLC SP	ADR	UNITED STATES	2,546	87,277
SISTEMA JSFC REG S SPONS	GDR	UNITED STATES	14,989	302,778
SK TELECOM	COMMON STOCK KRW500.	UNITED STATES	6,377	100,948
SOUTHERN COPPER CORP	COMMON STOCK USD.01	UNITED STATES	21,295	806,229
SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	UNITED STATES	24,278,224	24,278,224
SURGUTNEFTEGAS SP	ADR	UNITED STATES	169,856	1,532,101
SURGUTNEFTEGAZ SP	ADR	UNITED STATES	128,560	853,638
TATNEFT SPONSORED	ADR	UNITED STATES	3,175	138,335
TEVA PHARMACEUTICAL SP	ADR	UNITED STATES	10,382	387,664
TMK	GDR	UNITED STATES	8,431	129,079
URALKALI SPON	GDR	UNITED STATES	21,352	815,860
URANIUM PARTICIPATION CORP	COMMON STOCK NPV	UNITED STATES	20,900	113,278
US DOLLAR		UNITED STATES	3,487,165	3,487,165
VTB BANK SPON	GDR	UNITED STATES	136,000	470,560
BOLIVAR FUERTE	FOREIGN CURRENCY	VENEZUELA, BOLIVARIAN REP OF	55,012	12,809
CURRENCY CONTRACT	BUYJPY/SELLUSD			(237,638)
CURRENCY CONTRACT	BUYEUR/SELLUSD			20,094
CURRENCY CONTRACT	BUYGBP/SELLUSD			51,551
CURRENCY CONTRACT	BUYCLP/ SELLUSD			6
CURRENCY CONTRACT	BUYUSD/SELLDKK			64

	Total : EXHIBIT A - Total International Stock Market Index Fund			$3,149,486,743

n / a - Cost is not applicable

EXHIBIT B - Small/Mid-Cap Stock Index Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2012

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value			(d) Cost	(e) Fair value
					(n/a)
				Shares/ Par Value

	STEINER LEISURE LTD	COMMON STOCK USD.01	BAHAMAS	17,200		$828,868
	ALTERRA CAPITAL HOLDINGS LTD	COMMON STOCK USD1.	BERMUDA	89,600		2,525,824
	AMERICAN SAFETY INS HOLDINGS	COMMON STOCK USD.01	BERMUDA	11,304		213,872
	ARCH CAPITAL GROUP LTD	COMMON STOCK USD.01	BERMUDA	133,783		5,889,128
	ARGO GROUP INTERNATIONAL	COMMON STOCK USD1.	BERMUDA	25,129		844,083
	ASPEN INSURANCE HOLDINGS LTD	COMMON STOCK USD.514456	BERMUDA	73,600		2,361,088
	ASSURED GUARANTY LTD	COMMON STOCK USD.01	BERMUDA	164,500		2,340,835
	AXIS CAPITAL HOLDINGS LTD	COMMON STOCK USD.0125	BERMUDA	110,200		3,817,328
	BUNGE LTD	COMMON STOCK USD.01	BERMUDA	142,717		10,374,099
	CENTRAL EUROPEAN MEDIA ENT A	COMMON STOCK USD.08	BERMUDA	38,114		233,639
	ENDURANCE SPECIALTY HOLDINGS	COMMON STOCK USD1.	BERMUDA	42,600		1,690,794
	ENERGY XXI BERMUDA	COMMON STOCK USD.005	BERMUDA	72,300		2,327,337
	ENSTAR GROUP LTD	COMMON STOCK USD1.	BERMUDA	6,400		716,672
	EVEREST RE GROUP LTD	COMMON STOCK USD.01	BERMUDA	51,464		5,658,467
	FRONTLINE LTD	COMMON STOCK USD2.5	BERMUDA	47,900		156,154
	GLOBAL SOURCES LTD	COMMON STOCK USD.01	BERMUDA	9,744		63,141
	GOLAR LNG LTD	COMMON STOCK USD1.	BERMUDA	40,731		1,498,086
	HELEN OF TROY LTD	COMMON STOCK USD.1	BERMUDA	33,400		1,115,226
	KNIGHTSBRIDGE TANKERS LTD	COMMON STOCK USD.01	BERMUDA	21,300		111,825
	KOSMOS ENERGY LTD	COMMON STOCK USD.01	BERMUDA	64,300		794,105
	LAZARD LTD CL A	COMMON STOCK USD.01	BERMUDA	113,000		3,371,920
	MAIDEN HOLDINGS LTD	COMMON STOCK USD.01	BERMUDA	55,800		512,802
	MARVELL TECHNOLOGY GROUP LTD	COMMON STOCK USD.002	BERMUDA	454,155		3,297,165
	MONTPELIER RE HOLDINGS LTD	COMMON STOCK USD.001666	BERMUDA	53,218		1,216,563
	OREXIGEN THERAPEUTICS INC	COMMON STOCK USD.001	BERMUDA	95,860		1,120,603
	PARTNERRE LTD	COMMON STOCK USD1.	BERMUDA	63,550		5,115,140
	PLATINUM UNDERWRITERS HLDGS	COMMON STOCK USD.01	BERMUDA	32,100		1,476,600
	RENAISSANCERE HOLDINGS LTD	COMMON STOCK USD1.	BERMUDA	51,100		4,152,386
	SHIP FINANCE INTL LTD	COMMON STOCK USD1.	BERMUDA	48,129		800,385
	SIGNET JEWELERS LTD	COMMON STOCK USD.18	BERMUDA	83,201		4,442,933
	TEEKAY CORP	COMMON STOCK USD.001	BERMUDA	36,400		1,168,440
	TEEKAY TANKERS LTD CLASS A	COMMON STOCK USD.01	BERMUDA	46,100		133,690
	TEXTAINER GROUP HOLDINGS LTD	COMMON STOCK USD.01	BERMUDA	10,100		317,746
	VALIDUS HOLDINGS LTD	COMMON STOCK USD.175	BERMUDA	106,379		3,678,586
	DOMTAR CORP	COMMON STOCK USD.01	CANADA	36,850		3,077,712
	MCEWEN MINING INC	COMMON STOCK NPV	CANADA	191,400		733,062
	MDC PARTNERS INC A	COMMON STOCK NPV	CANADA	26,300		297,190
	RESOLUTE FOREST PRODUCTS	COMMON STOCK USD.001	CANADA	74,500		986,380
	CONSOLIDATED WATER CO ORD SH	COMMON STOCK USD.6	CAYMAN ISLANDS	15,300		113,220
	FABRINET	COMMON STOCK USD.01	CAYMAN ISLANDS	17,900		235,206
	GREENLIGHT CAPITAL RE LTD A	COMMON STOCK USD.01	CAYMAN ISLANDS	31,600		729,328
	HERBALIFE LTD	COMMON STOCK USD.002	CAYMAN ISLANDS	112,900		3,718,926
	HOME LOAN SERVICING SOLUTION	COMMON STOCK	CAYMAN ISLANDS	32,300		610,470
	ORTHOFIX INTERNATIONAL NV	COMMON STOCK USD.1	CURACAO	18,800		739,404
	MICHAEL KORS HOLDINGS LTD	COMMON STOCK NPV	HONG KONG	81,400		4,153,842
	ALKERMES PLC	COMMON STOCK USD.01	IRELAND	116,100		2,150,172
	GLOBAL INDEMNITY PLC	COMMON STOCK USD.0001	IRELAND	13,004		287,779
	JAZZ PHARMACEUTICALS PLC	COMMON STOCK USD.0001	IRELAND	41,800		2,223,760
	WARNER CHILCOTT PLC CLASS A	COMMON STOCK USD.01	IRELAND	171,100		2,060,044
	MAGICJACK VOCALTEC LTD	COMMON STOCK ILS.65	ISRAEL	14,800		269,508
	SCORPIO TANKERS INC	COMMON STOCK USD.01	MONACO	19,900		141,489
	CHICAGO BRIDGE + IRON CO NV	COMMON STOCK EUR.01	NETHERLANDS	93,200		4,319,820
	CNH GLOBAL N.V.	COMMON STOCK USD2.25	NETHERLANDS	27,400		1,103,946
	QIAGEN N.V.	COMMON STOCK EUR.01	NETHERLANDS	239,600		4,348,740
	TORNIER NV	COMMON STOCK	NETHERLANDS	9,000		151,110
	VISTAPRINT NV	COMMON STOCK USD.001	NETHERLANDS	33,400		1,097,524
	NORDIC AMERICAN TANKERS LTD	COMMON STOCK USD.01	NORWAY	51,500		450,625
	BANCO LATINOAMERICANO COME E	COMMON STOCK NPV	PANAMA	30,293		653,117
	COPA HOLDINGS SA CLASS A	COMMON STOCK NPV	PANAMA	31,933		3,175,737
	CENTRAL EURO DISTRIBUTION CP	COMMON STOCK USD.01	POLAND	69,819		151,507
	DORAL FINANCIAL CORP	COMMON STOCK USD.01	PUERTO RICO	52,400		37,943
	FIRST BANCORP PUERTO RICO	COMMON STOCK USD1.	PUERTO RICO	55,000		251,900
	ORIENT EXPRESS HOTELS LTD A	COMMON STOCK USD.01	PUERTO RICO	48,718		650,385
	POPULAR INC	COMMON STOCK USD.01	PUERTO RICO	108,084		2,247,066
	TRIPLE S MANAGEMENT CORP B	COMMON STOCK USD1.	PUERTO RICO	22,800		421,116
	AVAGO TECHNOLOGIES LTD	COMMON STOCK	SINGAPORE	242,300		7,671,218
	ALLIED WORLD ASSURANCE CO	COMMON STOCK USD12.98	SWITZERLAND	34,800		2,742,240
	1 800 FLOWERS.COM INC CL A	COMMON STOCK USD.01	UNITED STATES	27,500		100,925
	1ST SOURCE CORP	COMMON STOCK NPV	UNITED STATES	17,119		378,159
	1ST UNITED BANCORP INC/NORTH	COMMON STOCK USD.01	UNITED STATES	41,000		256,250
	3D SYSTEMS CORP	COMMON STOCK USD.001	UNITED STATES	46,426		2,476,827
	8X8 INC	COMMON STOCK USD.001	UNITED STATES	69,300		512,127
	AAON INC	COMMON STOCK USD.004	UNITED STATES	23,061		481,283
	AAR CORP	COMMON STOCK USD1.	UNITED STATES	42,500		793,900
	AARON S INC	COMMON STOCK USD.5	UNITED STATES	76,662		2,168,001
	ABAXIS INC	COMMON STOCK NPV	UNITED STATES	23,356		866,508
	ABIOMED INC	COMMON STOCK USD.01	UNITED STATES	34,700		467,062
	ABM INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	55,400		1,105,230
	ABRAXAS PETROLEUM CORP	COMMON STOCK USD.01	UNITED STATES	85,900		188,121
	ACACIA RESEARCH CORP	COMMON STOCK USD.001	UNITED STATES	43,700		1,120,905
	ACADIA HEALTHCARE CO INC	COMMON STOCK USD.01	UNITED STATES	19,300		450,269
	ACADIA REALTY TRUST	REIT USD.001	UNITED STATES	44,907		1,126,268
	ACCELRYS INC	COMMON STOCK USD.0001	UNITED STATES	56,301		509,524
	ACCO BRANDS CORP	COMMON STOCK USD.01	UNITED STATES	111,834		820,862
	ACCRETIVE HEALTH INC	COMMON STOCK USD.01	UNITED STATES	36,800		425,408
	ACCURAY INC	COMMON STOCK USD.001	UNITED STATES	68,285		439,073
	ACCURIDE CORP	COMMON STOCK	UNITED STATES	36,100		115,881
	ACETO CORP	COMMON STOCK USD.01	UNITED STATES	24,800		248,992
	ACHILLION PHARMACEUTICALS	COMMON STOCK USD.001	UNITED STATES	44,700		358,494
	ACI WORLDWIDE INC	COMMON STOCK USD.005	UNITED STATES	40,100		1,751,969
	ACME PACKET INC	COMMON STOCK USD.001	UNITED STATES	54,783		1,211,800
	ACORDA THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	39,414		979,832
	ACTIVE NETWORK INC/THE	COMMON STOCK USD.001	UNITED STATES	34,500		169,395
	ACTIVISION BLIZZARD INC	COMMON STOCK USD.000001	UNITED STATES	424,017		4,503,061
	ACTUANT CORP A	COMMON STOCK USD.2	UNITED STATES	72,900		2,034,639
	ACTUATE CORP	COMMON STOCK USD.001	UNITED STATES	43,408		243,085
	ACUITY BRANDS INC	COMMON STOCK USD.01	UNITED STATES	44,050		2,983,507
	ACURA PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	1,600		3,552
	ACXIOM CORP	COMMON STOCK USD.1	UNITED STATES	75,500		1,318,230

ADAMS RESOURCES + ENERGY INC	COMMON STOCK USD.1	UNITED STATES	600	21,042
ADTRAN INC	COMMON STOCK USD.01	UNITED STATES	65,837	1,286,455
ADVANCE AUTO PARTS INC	COMMON STOCK USD.0001	UNITED STATES	73,400	5,310,490
ADVANCED ENERGY INDUSTRIES	COMMON STOCK USD.001	UNITED STATES	41,300	570,353
ADVENT SOFTWARE INC	COMMON STOCK USD.01	UNITED STATES	33,596	718,282
ADVISORY BOARD CO/THE	COMMON STOCK USD.01	UNITED STATES	32,004	1,497,467
AECOM TECHNOLOGY CORP	COMMON STOCK USD.01	UNITED STATES	110,400	2,627,520
AEGERION PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	24,037	610,299
AEGION CORP	COMMON STOCK USD.01	UNITED STATES	44,091	978,379
AEP INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	6,200	367,226
AEROFLEX HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	17,200	120,400
AEROPOSTALE INC	COMMON STOCK USD.01	UNITED STATES	87,655	1,140,392
AEROVIRONMENT INC	COMMON STOCK USD.0001	UNITED STATES	18,100	393,494
AFC ENTERPRISES	COMMON STOCK USD.01	UNITED STATES	28,375	741,439
AFFILIATED MANAGERS GROUP	COMMON STOCK USD.01	UNITED STATES	50,255	6,540,688
AFFYMAX INC	COMMON STOCK USD.001	UNITED STATES	35,300	670,700
AFFYMETRIX INC	COMMON STOCK USD.01	UNITED STATES	76,400	242,188
AG MORTGAGE INVESTMENT TRUST	REIT USD.01	UNITED STATES	12,300	288,804
AGCO CORP	COMMON STOCK USD.01	UNITED STATES	97,300	4,779,376
AGILYSYS INC	COMMON STOCK USD.3	UNITED STATES	26,400	220,968
AGREE REALTY CORP	REIT USD.0001	UNITED STATES	13,240	354,700
AIR LEASE CORP	COMMON STOCK USD.01	UNITED STATES	63,100	1,356,650
AIR METHODS CORP	COMMON STOCK USD.06	UNITED STATES	38,100	1,405,509
AIR TRANSPORT SERVICES GROUP	COMMON STOCK USD.01	UNITED STATES	57,400	230,174
AIRCASTLE LTD	COMMON STOCK USD.01	UNITED STATES	52,200	654,588
AK STEEL HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	120,400	553,840
AKORN INC	COMMON STOCK NPV	UNITED STATES	61,165	817,164
ALAMO GROUP INC	COMMON STOCK USD.1	UNITED STATES	6,500	212,160
ALASKA AIR GROUP INC	COMMON STOCK USD1.	UNITED STATES	71,500	3,080,935
ALBANY INTL CORP CL A	COMMON STOCK USD.001	UNITED STATES	30,760	697,637
ALBEMARLE CORP	COMMON STOCK USD.01	UNITED STATES	88,687	5,509,236
ALERE INC	COMMON STOCK USD.001	UNITED STATES	87,296	1,614,976
ALEXANDER + BALDWIN INC	COMMON STOCK	UNITED STATES	42,924	1,260,678
ALEXANDER S INC	REIT USD1.	UNITED STATES	2,214	732,391
ALEXANDRIA REAL ESTATE EQUIT	REIT USD.01	UNITED STATES	60,293	4,179,511
ALICO INC	COMMON STOCK USD1.	UNITED STATES	4,280	156,776
ALIGN TECHNOLOGY INC	COMMON STOCK USD.0001	UNITED STATES	68,400	1,898,100
ALLEGHANY CORP	COMMON STOCK USD1.	UNITED STATES	16,473	5,525,374
ALLEGIANT TRAVEL CO	COMMON STOCK USD.001	UNITED STATES	16,900	1,240,629
ALLETE INC	COMMON STOCK NPV	UNITED STATES	32,200	1,319,556
ALLIANCE DATA SYSTEMS CORP	COMMON STOCK USD.01	UNITED STATES	49,900	7,223,524
ALLIANCE FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	4,900	213,199
ALLIANCE ONE INTERNATIONAL	COMMON STOCK NPV	UNITED STATES	89,500	325,780
ALLIANT ENERGY CORP	COMMON STOCK USD.01	UNITED STATES	107,200	4,707,152
ALLIANT TECHSYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	33,834	2,096,355
ALLIED NEVADA GOLD CORP	COMMON STOCK USD.001	UNITED STATES	89,700	2,702,661
ALLISON TRANSMISSION HOLDING	COMMON STOCK USD.01	UNITED STATES	22,600	461,492
ALLOS THERAPEUTICS,INC	COMMON STOCK	UNITED STATES	87,400	0
ALLSCRIPTS HEALTHCARE SOLUTI	COMMON STOCK USD.01	UNITED STATES	168,382	1,586,158
ALMOST FAMILY INC	COMMON STOCK USD.1	UNITED STATES	8,100	164,106
ALNYLAM PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	39,700	724,525
ALON USA ENERGY INC	COMMON STOCK USD.01	UNITED STATES	8,600	155,574
ALPHA + OMEGA SEMICONDUCTOR	COMMON STOCK	UNITED STATES	5,775	48,510
ALPHA NATURAL RESOURCES INC	COMMON STOCK USD.01	UNITED STATES	206,500	2,011,310
ALPHATEC HOLDINGS INC	COMMON STOCK USD.0001	UNITED STATES	34,600	57,090
ALTRA HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	25,200	555,660
AMAG PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	25,100	369,221
AMC NETWORKS INC A	COMMON STOCK	UNITED STATES	56,200	2,781,900
AMCOL INTERNATIONAL CORP	COMMON STOCK USD.01	UNITED STATES	24,300	745,524
AMDOCS LTD	COMMON STOCK GBP.0001	UNITED STATES	165,450	5,623,646
AMEDISYS INC	COMMON STOCK USD.001	UNITED STATES	30,079	338,990
AMERCO	COMMON STOCK USD.25	UNITED STATES	8,883	1,126,453
AMERESCO INC CL A	COMMON STOCK USD.0001	UNITED STATES	17,400	170,694
AMERICA S CAR MART INC	COMMON STOCK USD.01	UNITED STATES	11,100	449,772
AMERICAN ASSETS TRUST INC	REIT USD.01	UNITED STATES	32,600	910,518
AMERICAN AXLE + MFG HOLDINGS	COMMON STOCK USD.01	UNITED STATES	66,450	744,240
AMERICAN CAMPUS COMMUNITIES	REIT USD.01	UNITED STATES	103,105	4,756,234
AMERICAN CAPITAL AGENCY CORP	REIT USD.01	UNITED STATES	334,600	9,683,324
AMERICAN CAPITAL LTD	COMMON STOCK USD.01	UNITED STATES	326,422	3,917,064
AMERICAN CAPITAL MORTGAGE IN	REIT	UNITED STATES	33,100	780,167
AMERICAN EAGLE OUTFITTERS	COMMON STOCK USD.01	UNITED STATES	200,364	4,109,466
AMERICAN EQUITY INVT LIFE HL	COMMON STOCK USD1.	UNITED STATES	64,400	786,324
AMERICAN FINANCIAL GROUP INC	COMMON STOCK NPV	UNITED STATES	78,739	3,111,765
AMERICAN GREETINGS CORP CL A	COMMON STOCK USD1.	UNITED STATES	40,100	677,289
AMERICAN NATIONAL INSURANCE	COMMON STOCK USD1.	UNITED STATES	7,700	525,833
AMERICAN PUBLIC EDUCATION	COMMON STOCK USD.01	UNITED STATES	18,700	675,257
AMERICAN RAILCAR INDUSTRIES	COMMON STOCK USD.01	UNITED STATES	9,200	291,916
AMERICAN REALTY CAPITAL TRUS	REIT	UNITED STATES	149,800	1,730,190
AMERICAN SCIENCE + ENGINEERI	COMMON STOCK USD.667	UNITED STATES	10,256	668,794
AMERICAN SOFTWARE INC CL A	COMMON STOCK USD.1	UNITED STATES	18,900	146,664
AMERICAN STATES WATER CO	COMMON STOCK NPV	UNITED STATES	20,941	1,004,749
AMERICAN SUPERCONDUCTOR CORP	COMMON STOCK USD.01	UNITED STATES	53,400	139,908
AMERICAN VANGUARD CORP	COMMON STOCK USD.1	UNITED STATES	22,499	699,044
AMERICAN WATER WORKS CO INC	COMMON STOCK USD.01	UNITED STATES	170,499	6,330,628
AMERICAN WOODMARK CORP	COMMON STOCK NPV	UNITED STATES	10,300	286,546
AMERIS BANCORP	COMMON STOCK USD1.	UNITED STATES	23,264	290,567
AMERISAFE INC	COMMON STOCK USD.01	UNITED STATES	19,724	537,479
AMERISTAR CASINOS INC	COMMON STOCK USD.01	UNITED STATES	35,600	934,144
AMES NATIONAL CORP	COMMON STOCK USD2.	UNITED STATES	6,179	135,320
AMETEK INC	COMMON STOCK USD.01	UNITED STATES	238,450	8,958,567
AMICUS THERAPEUTICS INC	COMMON STOCK USD.01	UNITED STATES	15,800	42,344
AMKOR TECHNOLOGY INC	COMMON STOCK USD.001	UNITED STATES	91,500	388,875
AMN HEALTHCARE SERVICES INC	COMMON STOCK USD.01	UNITED STATES	35,390	408,755
AMPCO PITTSBURGH CORP	COMMON STOCK USD1.	UNITED STATES	8,500	169,830
AMPIO PHARMACEUTICALS INC	COMMON STOCK USD.0001	UNITED STATES	11,200	40,208
AMSURG CORP	COMMON STOCK NPV	UNITED STATES	35,200	1,056,352
AMTRUST FINANCIAL SERVICES	COMMON STOCK USD.01	UNITED STATES	22,171	636,086
AMYRIS INC	COMMON STOCK	UNITED STATES	15,800	49,296
ANADIGICS INC	COMMON STOCK USD.01	UNITED STATES	84,000	211,680
ANALOGIC CORP	COMMON STOCK USD.05	UNITED STATES	13,600	1,010,480
ANAREN INC	COMMON STOCK USD.01	UNITED STATES	18,300	355,935
ANDERSONS INC/THE	COMMON STOCK NPV	UNITED STATES	19,247	825,696
ANGIE S LIST INC	COMMON STOCK USD.001	UNITED STATES	31,000	371,690
ANGIODYNAMICS INC	COMMON STOCK USD.01	UNITED STATES	29,300	322,007
ANIXTER INTERNATIONAL INC	COMMON STOCK USD1.	UNITED STATES	29,150	1,865,017
ANN INC	COMMON STOCK USD.0068	UNITED STATES	48,412	1,638,262
ANNALY CAPITAL MANAGEMENT IN	REIT USD.01	UNITED STATES	955,729	13,418,435
ANSYS INC	COMMON STOCK USD.01	UNITED STATES	90,123	6,068,883
ANTARES PHARMA INC	COMMON STOCK USD.01	UNITED STATES	87,700	334,137
ANWORTH MORTGAGE ASSET CORP	REIT USD.01	UNITED STATES	128,988	745,551
AOL INC	COMMON STOCK USD.01	UNITED STATES	89,214	2,641,627
APCO OIL AND GAS INTL INC	COMMON STOCK USD.01	UNITED STATES	5,600	68,936

APOGEE ENTERPRISES INC	COMMON STOCK USD.333	UNITED STATES	33,177	795,253
APOLLO COMMERCIAL REAL ESTAT	REIT USD.01	UNITED STATES	14,700	238,581
APOLLO INVESTMENT CORP	COMMON STOCK USD.001	UNITED STATES	208,027	1,739,106
APOLLO RESIDENTIAL MORTGAGE	REIT USD.01	UNITED STATES	23,700	478,503
APPLIED INDUSTRIAL TECH INC	COMMON STOCK NPV	UNITED STATES	43,925	1,845,289
APPLIED MICRO CIRCUITS CORP	COMMON STOCK USD.01	UNITED STATES	76,999	646,792
APPROACH RESOURCES INC	COMMON STOCK USD.01	UNITED STATES	27,100	677,771
APTARGROUP INC	COMMON STOCK USD.01	UNITED STATES	68,044	3,247,060
AQUA AMERICA INC	COMMON STOCK USD.5	UNITED STATES	137,100	3,485,082
ARBITRON INC	COMMON STOCK USD.5	UNITED STATES	29,260	1,365,857
ARC DOCUMENT SOLUTIONS INC	COMMON STOCK USD.001	UNITED STATES	36,300	92,928
ARCH COAL INC	COMMON STOCK USD.01	UNITED STATES	212,465	1,555,244
ARCTIC CAT INC	COMMON STOCK USD.01	UNITED STATES	11,900	397,341
ARDEN GROUP INC A	COMMON STOCK USD.25	UNITED STATES	900	80,973
ARENA PHARMACEUTICALS INC	COMMON STOCK USD.0001	UNITED STATES	212,980	1,921,080
ARES CAPITAL CORP	COMMON STOCK USD.001	UNITED STATES	249,751	4,370,643
ARGAN INC	COMMON STOCK USD.15	UNITED STATES	8,000	144,000
ARIAD PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	166,600	3,195,388
ARKANSAS BEST CORP	COMMON STOCK USD.01	UNITED STATES	28,400	271,220
ARLINGTON ASSET INVESTMENT A	COMMON STOCK USD.01	UNITED STATES	3,500	72,695
ARMOUR RESIDENTIAL REIT INC	REIT USD.0001	UNITED STATES	292,200	1,890,534
ARMSTRONG WORLD INDUSTRIES	COMMON STOCK USD.01	UNITED STATES	22,256	1,129,047
ARQULE INC	COMMON STOCK USD.01	UNITED STATES	54,100	150,939
ARRAY BIOPHARMA INC	COMMON STOCK USD.001	UNITED STATES	70,204	261,159
ARRIS GROUP INC	COMMON STOCK USD.01	UNITED STATES	120,872	1,805,828
ARROW ELECTRONICS INC	COMMON STOCK USD1.	UNITED STATES	111,850	4,259,248
ARROW FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	9,513	237,349
ARTESIAN RESOURCES CORP CL A	COMMON STOCK USD1.	UNITED STATES	6,641	148,958
ARTHROCARE CORP	COMMON STOCK USD.001	UNITED STATES	29,000	1,003,110
ARTHUR J GALLAGHER + CO	COMMON STOCK USD1.	UNITED STATES	116,516	4,037,279
ARTIO GLOBAL INVESTORS INC	COMMON STOCK USD.001	UNITED STATES	31,823	60,464
ARUBA NETWORKS INC	COMMON STOCK USD.0001	UNITED STATES	105,400	2,187,050
ASBURY AUTOMOTIVE GROUP	COMMON STOCK USD.01	UNITED STATES	28,500	912,855
ASCENA RETAIL GROUP INC	COMMON STOCK USD.01	UNITED STATES	127,076	2,349,635
ASCENT CAPITAL GROUP INC A	COMMON STOCK USD.01	UNITED STATES	14,019	868,337
ASHFORD HOSPITALITY TRUST	REIT USD.01	UNITED STATES	59,200	622,192
ASHLAND INC	COMMON STOCK USD.01	UNITED STATES	78,200	6,288,062
ASPEN TECHNOLOGY INC	COMMON STOCK USD.1	UNITED STATES	87,200	2,410,208
ASSISTED LIVING CONCEPTS I A	COMMON STOCK USD.01	UNITED STATES	21,800	212,550
ASSOCIATED BANC CORP	COMMON STOCK USD.01	UNITED STATES	173,277	2,273,394
ASSOCIATED ESTATES REALTY CP	REIT USD.1	UNITED STATES	43,981	708,974
ASTEC INDUSTRIES INC	COMMON STOCK USD.2	UNITED STATES	21,400	713,262
ASTEX PHARMACEUTICALS	COMMON STOCK USD.001	UNITED STATES	61,000	177,510
ASTORIA FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	94,288	882,536
ASTRONICS CORP	COMMON STOCK USD.01	UNITED STATES	1,559	33,823
ASTRONICS CORP CL B	COMMON STOCK USD.01	UNITED STATES	10,391	237,746
AT CROSS CO CL A	COMMON STOCK USD1.	UNITED STATES	4,600	49,588
ATHENAHEALTH INC	COMMON STOCK USD.01	UNITED STATES	35,700	2,622,165
ATLANTIC POWER CORP	COMMON STOCK	UNITED STATES	119,000	1,360,170
ATLANTIC TELE NETWORK INC	COMMON STOCK USD.01	UNITED STATES	11,200	411,152
ATLAS AIR WORLDWIDE HOLDINGS	COMMON STOCK USD.01	UNITED STATES	27,100	1,200,801
ATMEL CORP	COMMON STOCK USD.001	UNITED STATES	458,687	3,004,400
ATMI INC	COMMON STOCK USD.01	UNITED STATES	34,600	722,448
ATMOS ENERGY CORP	COMMON STOCK NPV	UNITED STATES	90,450	3,176,604
ATRICURE INC	COMMON STOCK USD.001	UNITED STATES	14,000	96,600
ATRION CORPORATION	COMMON STOCK USD.1	UNITED STATES	1,500	294,000
ATWOOD OCEANICS INC	COMMON STOCK USD1.	UNITED STATES	55,970	2,562,866
AUXILIUM PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	47,900	887,587
AV HOMES INC	COMMON STOCK USD1.	UNITED STATES	8,600	122,292
AVANIR PHARMACEUTICALS INC A	COMMON STOCK NPV	UNITED STATES	143,800	378,194
AVEO PHARMACEUTICALS INC	COMMON STOCK	UNITED STATES	30,800	247,940
AVIAT NETWORKS INC	COMMON STOCK USD.01	UNITED STATES	62,598	205,947
AVID TECHNOLOGY INC	COMMON STOCK USD.01	UNITED STATES	33,125	251,088
AVIS BUDGET GROUP INC	COMMON STOCK USD.01	UNITED STATES	106,820	2,117,172
AVISTA CORP	COMMON STOCK NPV	UNITED STATES	59,612	1,437,245
AVNET INC	COMMON STOCK USD1.	UNITED STATES	145,379	4,450,051
AVX CORP	COMMON STOCK USD.01	UNITED STATES	50,526	544,670
AWARE INC/MASS	COMMON STOCK USD.01	UNITED STATES	2,500	13,700
AXCELIS TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	104,100	144,699
AXIALL CORP	COMMON STOCK USD.01	UNITED STATES	35,100	1,448,928
AXT INC	COMMON STOCK USD.001	UNITED STATES	40,300	113,243
AZZ INC	COMMON STOCK USD1.	UNITED STATES	25,200	968,436
B/E AEROSPACE INC	COMMON STOCK USD.01	UNITED STATES	99,600	4,920,240
B+G FOODS INC	COMMON STOCK USD.01	UNITED STATES	48,800	1,381,528
BABCOCK + WILCOX CO/THE	COMMON STOCK USD.01	UNITED STATES	113,998	2,986,748
BADGER METER INC	COMMON STOCK USD1.	UNITED STATES	14,570	690,764
BALCHEM CORP	COMMON STOCK USD.0667	UNITED STATES	30,147	1,097,351
BALDWIN + LYONS INC CL B	COMMON STOCK NPV	UNITED STATES	9,250	220,705
BALLY TECHNOLOGIES INC	COMMON STOCK USD.1	UNITED STATES	42,800	1,913,588
BANCFIRST CORP	COMMON STOCK USD1.	UNITED STATES	7,800	330,408
BANCORP INC/THE	COMMON STOCK USD1.	UNITED STATES	21,608	237,040
BANCORPSOUTH INC	COMMON STOCK USD2.5	UNITED STATES	96,781	1,407,196
BANK MUTUAL CORP	COMMON STOCK USD.01	UNITED STATES	52,892	227,436
BANK OF HAWAII CORP	COMMON STOCK USD.01	UNITED STATES	45,200	1,991,060
BANK OF KENTUCKY FINL CORP	COMMON STOCK NPV	UNITED STATES	900	22,257
BANK OF MARIN BANCORP/CA	COMMON STOCK NPV	UNITED STATES	5,300	198,538
BANK OF THE OZARKS	COMMON STOCK USD.01	UNITED STATES	29,000	970,630
BANKFINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	24,955	185,166
BANKRATE INC	COMMON STOCK USD.01	UNITED STATES	42,400	527,880
BANKUNITED INC	COMMON STOCK USD.01	UNITED STATES	30,800	752,752
BANNER CORPORATION	COMMON STOCK USD.01	UNITED STATES	14,100	433,293
BARNES + NOBLE INC	COMMON STOCK USD.001	UNITED STATES	29,115	439,345
BARNES GROUP INC	COMMON STOCK USD.01	UNITED STATES	53,900	1,210,594
BARRETT BUSINESS SVCS INC	COMMON STOCK USD.01	UNITED STATES	8,300	316,147
BARRY (R.G.)	COMMON STOCK USD1.	UNITED STATES	8,025	113,714
BASIC ENERGY SERVICES INC	COMMON STOCK USD.01	UNITED STATES	24,500	279,545
BASSETT FURNITURE INDS	COMMON STOCK USD5.	UNITED STATES	1,800	22,446
BAZAARVOICE INC	COMMON STOCK USD.0001	UNITED STATES	10,900	101,915
BBCN BANCORP INC	COMMON STOCK USD.001	UNITED STATES	70,454	815,153
BEACON ROOFING SUPPLY INC	COMMON STOCK USD.01	UNITED STATES	43,950	1,462,656
BEAZER HOMES USA INC	COMMON STOCK USD.001	UNITED STATES	16,237	274,243
BEBE STORES INC	COMMON STOCK USD.001	UNITED STATES	41,004	163,606
BEL FUSE INC CL B	COMMON STOCK USD.1	UNITED STATES	11,600	226,780
BELDEN INC	COMMON STOCK USD.01	UNITED STATES	47,150	2,121,279
BELO CORPORATION A	COMMON STOCK USD.01	UNITED STATES	94,000	720,980
BENCHMARK ELECTRONICS INC	COMMON STOCK USD.1	UNITED STATES	64,022	1,064,046
BENEFICIAL MUTUAL BANCORP IN	COMMON STOCK USD.01	UNITED STATES	34,300	325,850
BERKSHIRE HILLS BANCORP INC	COMMON STOCK USD.01	UNITED STATES	17,095	407,887
BERRY PETROLEUM CO CLASS A	COMMON STOCK USD.01	UNITED STATES	52,472	1,760,436
BERRY PLASTICS GROUP INC	COMMON STOCK USD.01	UNITED STATES	33,500	538,680
BGC PARTNERS INC CL A	COMMON STOCK USD.01	UNITED STATES	73,425	254,051
BIG 5 SPORTING GOODS CORP	COMMON STOCK USD.01	UNITED STATES	23,041	301,837

BIGLARI HOLDINGS INC	COMMON STOCK USD.5	UNITED STATES	1,310	510,926
BILL BARRETT CORP	COMMON STOCK USD.001	UNITED STATES	47,480	844,669
BIO RAD LABORATORIES A	COMMON STOCK USD.0001	UNITED STATES	19,988	2,099,739
BIO REFERENCE LABS INC	COMMON STOCK USD.01	UNITED STATES	29,290	840,330
BIOCRYST PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	25,200	35,784
BIOMARIN PHARMACEUTICAL INC	COMMON STOCK USD.001	UNITED STATES	121,400	5,978,950
BIOMED REALTY TRUST INC	REIT USD.01	UNITED STATES	158,000	3,054,140
BIOSCRIP INC	COMMON STOCK USD.0001	UNITED STATES	43,200	465,264
BIOSPECIFICS TECHNOLOGIES	COMMON STOCK USD.001	UNITED STATES	4,005	59,875
BIOTIME INC	COMMON STOCK NPV	UNITED STATES	19,400	60,916
BJ S RESTAURANTS INC	COMMON STOCK NPV	UNITED STATES	24,600	809,340
BLACK BOX CORP	COMMON STOCK USD.001	UNITED STATES	19,500	474,630
BLACK DIAMOND INC	COMMON STOCK USD.0001	UNITED STATES	8,400	68,880
BLACK HILLS CORP	COMMON STOCK USD1.	UNITED STATES	42,450	1,542,633
BLACKBAUD INC	COMMON STOCK USD.001	UNITED STATES	43,400	990,822
BLACKROCK KELSO CAPITAL CORP	COMMON STOCK USD.001	UNITED STATES	65,324	657,159
BLOOMIN BRANDS INC	COMMON STOCK USD.01	UNITED STATES	18,000	281,520
BLOUNT INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	49,600	784,672
BLUCORA INC	COMMON STOCK USD.0001	UNITED STATES	38,900	611,119
BLUE NILE INC	COMMON STOCK USD.001	UNITED STATES	15,410	593,285
BLUEGREEN CORP	COMMON STOCK USD.01	UNITED STATES	3,100	29,078
BLYTH INC	COMMON STOCK USD.02	UNITED STATES	13,300	206,815
BOB EVANS FARMS	COMMON STOCK USD.01	UNITED STATES	32,100	1,290,420
BODY CENTRAL CORP	COMMON STOCK	UNITED STATES	13,200	131,472
BOFI HOLDING INC	COMMON STOCK USD.01	UNITED STATES	14,300	398,541
BOISE INC	COMMON STOCK USD.0001	UNITED STATES	100,800	801,360
BOK FINANCIAL CORPORATION	COMMON STOCK USD.00006	UNITED STATES	26,452	1,440,576
BOLT TECHNOLOGY CORP	COMMON STOCK NPV	UNITED STATES	1,300	18,551
BON TON STORES INC/THE	COMMON STOCK USD.01	UNITED STATES	10,600	128,472
BONANZA CREEK ENERGY INC	COMMON STOCK USD.001	UNITED STATES	10,000	277,900
BOOZ ALLEN HAMILTON HOLDINGS	COMMON STOCK USD.01	UNITED STATES	20,600	286,752
BOSTON BEER COMPANY INC A	COMMON STOCK USD.01	UNITED STATES	8,200	1,102,490
BOSTON PRIVATE FINL HOLDING	COMMON STOCK USD1.	UNITED STATES	82,155	740,217
BOTTOMLINE TECHNOLOGIES (DE)	COMMON STOCK USD.001	UNITED STATES	36,569	965,056
BOULDER BRANDS INC	COMMON STOCK USD.0001	UNITED STATES	59,800	771,420
BOYD GAMING CORP	COMMON STOCK USD.01	UNITED STATES	60,600	402,384
BPZ RESOURCES INC	COMMON STOCK NPV	UNITED STATES	99,800	314,370
BRADY CORPORATION CL A	COMMON STOCK USD.01	UNITED STATES	49,400	1,649,960
BRANDYWINE REALTY TRUST	REIT USD.01	UNITED STATES	145,308	1,771,305
BRAVO BRIO RESTAURANT GROUP	COMMON STOCK NPV	UNITED STATES	17,400	233,682
BRE PROPERTIES INC	REIT USD.01	UNITED STATES	75,800	3,852,914
BRIDGE BANCORP INC	COMMON STOCK USD.01	UNITED STATES	6,400	130,176
BRIDGE CAPITAL HOLDINGS	COMMON STOCK NPV	UNITED STATES	4,350	67,686
BRIDGEPOINT EDUCATION INC	COMMON STOCK USD.01	UNITED STATES	14,300	147,290
BRIGGS + STRATTON	COMMON STOCK USD.01	UNITED STATES	50,900	1,072,972
BRINK S CO/THE	COMMON STOCK USD1.	UNITED STATES	47,100	1,343,763
BRINKER INTERNATIONAL INC	COMMON STOCK USD.1	UNITED STATES	75,754	2,347,616
BRISTOW GROUP INC	COMMON STOCK USD.01	UNITED STATES	37,227	1,997,601
BROADRIDGE FINANCIAL SOLUTIO	COMMON STOCK USD.01	UNITED STATES	126,600	2,896,608
BROADSOFT INC	COMMON STOCK	UNITED STATES	20,500	744,765
BROCADE COMMUNICATIONS SYS	COMMON STOCK USD.001	UNITED STATES	449,099	2,393,698
BROOKDALE SENIOR LIVING INC	COMMON STOCK USD.01	UNITED STATES	99,500	2,519,340
BROOKLINE BANCORP INC	COMMON STOCK USD.01	UNITED STATES	74,223	630,896
BROOKS AUTOMATION INC	COMMON STOCK USD.01	UNITED STATES	74,893	602,889
BROWN + BROWN INC	COMMON STOCK USD.1	UNITED STATES	115,100	2,930,446
BROWN SHOE COMPANY INC	COMMON STOCK USD.01	UNITED STATES	43,125	792,206
BRUKER CORP	COMMON STOCK USD.01	UNITED STATES	87,407	1,334,705
BRUNSWICK CORP	COMMON STOCK USD.75	UNITED STATES	92,100	2,679,189
BRYN MAWR BANK CORP	COMMON STOCK USD1.	UNITED STATES	13,900	309,553
BUCKEYE TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	41,250	1,184,288
BUCKLE INC/THE	COMMON STOCK USD.01	UNITED STATES	27,475	1,226,484
BUFFALO WILD WINGS INC	COMMON STOCK NPV	UNITED STATES	18,200	1,325,324
BUILDERS FIRSTSOURCE INC	COMMON STOCK USD.01	UNITED STATES	67,617	377,303
C+J ENERGY SERVICES INC	COMMON STOCK USD.01	UNITED STATES	40,700	872,608
CABELA S INC	COMMON STOCK USD.01	UNITED STATES	41,600	1,736,800
CABOT CORP	COMMON STOCK USD1.	UNITED STATES	64,000	2,546,560
CABOT MICROELECTRONICS CORP	COMMON STOCK USD.001	UNITED STATES	25,155	893,254
CACI INTERNATIONAL INC CL A	COMMON STOCK USD.1	UNITED STATES	25,616	1,409,648
CADENCE DESIGN SYS INC	COMMON STOCK USD.01	UNITED STATES	276,955	3,741,662
CADENCE PHARMACEUTICALS INC	COMMON STOCK USD.0001	UNITED STATES	29,900	143,221
CADIZ INC	COMMON STOCK USD.01	UNITED STATES	14,300	113,256
CAESARS ENTERTAINMENT CORP	COMMON STOCK USD.01	UNITED STATES	36,900	255,348
CAI INTERNATIONAL INC	COMMON STOCK USD.0001	UNITED STATES	10,500	230,475
CAL DIVE INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	84,841	146,775
CAL MAINE FOODS INC	COMMON STOCK USD.01	UNITED STATES	14,790	594,854
CALAMOS ASSET MANAGEMENT A	COMMON STOCK USD.01	UNITED STATES	22,380	236,557
CALAVO GROWERS INC	COMMON STOCK USD.001	UNITED STATES	12,600	317,646
CALGON CARBON CORP	COMMON STOCK USD.01	UNITED STATES	58,500	829,530
CALIFORNIA FIRST NATL BANCOR	COMMON STOCK USD.01	UNITED STATES	2,950	44,103
CALIFORNIA WATER SERVICE GRP	COMMON STOCK USD.01	UNITED STATES	41,400	759,690
CALIX NETWORKS INC	COMMON STOCK	UNITED STATES	34,300	263,767
CALLAWAY GOLF COMPANY	COMMON STOCK USD.01	UNITED STATES	73,773	479,525
CALLIDUS SOFTWARE INC	COMMON STOCK USD.001	UNITED STATES	43,400	197,036
CALLON PETROLEUM CO	COMMON STOCK USD.01	UNITED STATES	34,800	163,560
CALPINE CORP	COMMON STOCK USD.001	UNITED STATES	388,415	7,041,964
CAMBREX CORP	COMMON STOCK USD.1	UNITED STATES	31,700	360,746
CAMDEN NATIONAL CORP	COMMON STOCK NPV	UNITED STATES	9,900	336,303
CAMDEN PROPERTY TRUST	REIT USD.01	UNITED STATES	79,098	5,395,275
CAMPUS CREST COMMUNITIES INC	REIT USD.01	UNITED STATES	36,900	452,394
CANTEL MEDICAL CORP	COMMON STOCK USD.1	UNITED STATES	20,482	608,930
CAPE BANCORP INC	COMMON STOCK USD.01	UNITED STATES	9,000	78,210
CAPELLA EDUCATION CO	COMMON STOCK USD.01	UNITED STATES	16,000	451,680
CAPITAL CITY BANK GROUP INC	COMMON STOCK USD.01	UNITED STATES	13,681	155,553
CAPITAL SENIOR LIVING CORP	COMMON STOCK USD.01	UNITED STATES	28,200	527,058
CAPITAL SOUTHWEST CORP	CAPITAL SOUTHWEST CORP	UNITED STATES	2,900	288,927
CAPITALSOURCE INC	COMMON STOCK USD.01	UNITED STATES	232,173	1,759,871
CAPITOL FEDERAL FINANCIAL IN	COMMON STOCK USD.01	UNITED STATES	171,465	2,004,426
CAPLEASE INC	REIT USD.01	UNITED STATES	46,853	260,971
CAPSTEAD MORTGAGE CORP	REIT USD.01	UNITED STATES	96,100	1,102,267
CAPSTONE TURBINE CORP	COMMON STOCK USD.001	UNITED STATES	181,700	161,713
CARBO CERAMICS INC	COMMON STOCK USD.01	UNITED STATES	20,550	1,609,887
CARDINAL FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	28,800	468,576
CARDIOVASCULAR SYSTEMS INC	COMMON STOCK NPV	UNITED STATES	8,900	111,695
CARDTRONICS INC	COMMON STOCK USD.0001	UNITED STATES	39,508	937,920
CAREER EDUCATION CORP	COMMON STOCK USD.01	UNITED STATES	62,600	220,352
CARIBOU COFFEE CO INC	COMMON STOCK USD.01	UNITED STATES	10,800	174,852
CARLISLE COS INC	COMMON STOCK USD1.	UNITED STATES	59,400	3,490,344
CARPENTER TECHNOLOGY	COMMON STOCK USD5.	UNITED STATES	44,878	2,317,051
CARRIZO OIL + GAS INC	COMMON STOCK USD.01	UNITED STATES	43,040	900,397
CARROLS RESTAURANT GROUP INC	COMMON STOCK USD.01	UNITED STATES	8,200	49,036
CARTER S INC	COMMON STOCK USD.01	UNITED STATES	50,000	2,782,500
CASELLA WASTE SYSTEMS INC A	COMMON STOCK USD.01	UNITED STATES	16,700	73,146

CASEY S GENERAL STORES INC	COMMON STOCK NPV	UNITED STATES	37,150	1,972,665
CASH AMERICA INTL INC	COMMON STOCK USD.1	UNITED STATES	29,800	1,182,166
CASS INFORMATION SYSTEMS INC	COMMON STOCK USD.5	UNITED STATES	11,265	475,383
CASTLE (A.M.) + CO	COMMON STOCK USD.01	UNITED STATES	19,000	280,630
CATAMARAN CORP	COMMON STOCK NPV	UNITED STATES	197,834	9,319,960
CATHAY GENERAL BANCORP	COMMON STOCK USD.01	UNITED STATES	84,482	1,647,399
CATO CORP CLASS A	COMMON STOCK USD.033	UNITED STATES	27,050	741,982
CAVCO INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	6,200	309,876
CAVIUM INC	COMMON STOCK USD.001	UNITED STATES	47,700	1,488,717
CBEYOND INC	COMMON STOCK USD.01	UNITED STATES	26,389	238,557
CBIZ INC	COMMON STOCK USD.01	UNITED STATES	43,943	259,703
CBL + ASSOCIATES PROPERTIES	REIT USD.01	UNITED STATES	150,530	3,192,741
CBOE HOLDINGS INC	COMMON STOCK	UNITED STATES	83,400	2,456,964
CDI CORP	COMMON STOCK USD.1	UNITED STATES	12,285	210,442
CEC ENTERTAINMENT INC	COMMON STOCK USD.1	UNITED STATES	18,175	603,228
CECO ENVIRONMENTAL CORP	COMMON STOCK USD.01	UNITED STATES	1,600	15,920
CEDAR REALTY TRUST INC	REIT USD.06	UNITED STATES	59,900	316,272
CELADON GROUP INC	COMMON STOCK USD.033	UNITED STATES	20,380	368,267
CELANESE CORP SERIES A	COMMON STOCK USD.0001	UNITED STATES	151,300	6,737,389
CELLDEX THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	27,000	181,170
CENTENE CORP	COMMON STOCK USD.001	UNITED STATES	49,900	2,045,900
CENTER BANCORP INC	COMMON STOCK NPV	UNITED STATES	3,100	35,898
CENTERSTATE BANKS INC	COMMON STOCK USD.01	UNITED STATES	20,000	170,600
CENTRAL GARDEN AND PET CO A	COMMON STOCK USD.01	UNITED STATES	42,200	440,990
CENTRAL PACIFIC FINANCIAL CO	COMMON STOCK NPV	UNITED STATES	5,600	87,304
CENTURY ALUMINUM COMPANY	COMMON STOCK USD.01	UNITED STATES	51,000	446,760
CENTURY BANCORP INC CL A	COMMON STOCK USD1.	UNITED STATES	3,800	125,210
CENVEO INC	COMMON STOCK USD.01	UNITED STATES	57,945	156,452
CEPHEID INC	COMMON STOCK NPV	UNITED STATES	66,600	2,251,746
CERUS CORP	COMMON STOCK USD.001	UNITED STATES	36,000	113,760
CEVA INC	COMMON STOCK USD.001	UNITED STATES	26,200	412,650
CH ENERGY GROUP INC	COMMON STOCK USD.1	UNITED STATES	17,100	1,115,262
CHARLES RIVER LABORATORIES	COMMON STOCK USD.01	UNITED STATES	51,736	1,938,548
CHART INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	28,970	1,931,430
CHARTER COMMUNICATION A	COMMON STOCK	UNITED STATES	46,800	3,568,032
CHARTER FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	6,500	68,900
CHASE CORP	COMMON STOCK USD.1	UNITED STATES	4,100	76,260
CHATHAM LODGING TRUST	REIT	UNITED STATES	4,100	63,058
CHECKPOINT SYSTEMS INC	COMMON STOCK USD.1	UNITED STATES	37,300	400,602
CHEESECAKE FACTORY INC/THE	COMMON STOCK USD.01	UNITED STATES	57,850	1,892,852
CHEFS WAREHOUSE INC/THE	COMMON STOCK USD.01	UNITED STATES	15,200	240,312
CHEMED CORP	COMMON STOCK USD1.	UNITED STATES	19,900	1,364,941
CHEMICAL FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	28,756	683,243
CHEMTURA CORP	COMMON STOCK USD.01	UNITED STATES	89,800	1,909,148
CHENIERE ENERGY INC	COMMON STOCK USD.003	UNITED STATES	210,736	3,957,622
CHEROKEE INC	COMMON STOCK USD.02	UNITED STATES	8,100	111,051
CHESAPEAKE LODGING TRUST	REIT USD.01	UNITED STATES	34,100	712,008
CHESAPEAKE UTILITIES CORP	COMMON STOCK USD.4867	UNITED STATES	9,402	426,851
CHICO S FAS INC	COMMON STOCK USD.01	UNITED STATES	169,300	3,125,278
CHILDREN S PLACE	COMMON STOCK USD.1	UNITED STATES	24,600	1,089,534
CHIMERA INVESTMENT CORP	REIT USD.01	UNITED STATES	1,031,700	2,692,737
CHINDEX INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	17,400	182,700
CHIQUITA BRANDS INTL	COMMON STOCK USD.01	UNITED STATES	49,000	404,250
CHOICE HOTELS INTL INC	COMMON STOCK USD.01	UNITED STATES	27,097	911,001
CHURCH + DWIGHT CO INC	COMMON STOCK USD1.	UNITED STATES	137,110	7,344,983
CHURCHILL DOWNS INC	COMMON STOCK NPV	UNITED STATES	12,908	857,737
CIBER INC	COMMON STOCK USD.01	UNITED STATES	78,100	260,854
CIENA CORP	COMMON STOCK USD.01	UNITED STATES	97,700	1,533,890
CIMAREX ENERGY CO	COMMON STOCK USD.01	UNITED STATES	82,752	4,777,273
CINCINNATI BELL INC	COMMON STOCK USD.01	UNITED STATES	200,587	1,099,217
CINEMARK HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	109,700	2,850,006
CIRCOR INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	16,872	667,962
CIRRUS LOGIC INC	COMMON STOCK USD.001	UNITED STATES	66,900	1,938,093
CIT GROUP INC	COMMON STOCK USD.01	UNITED STATES	194,500	7,515,480
CITI TRENDS INC	COMMON STOCK USD.01	UNITED STATES	15,247	209,799
CITIZENS + NORTHERN CORP	COMMON STOCK USD1.	UNITED STATES	12,596	238,064
CITIZENS INC	COMMON STOCK NPV	UNITED STATES	38,100	421,005
CITIZENS REPUBLIC BANCORP IN	COMMON STOCK NPV	UNITED STATES	35,800	679,126
CITY HOLDING CO	COMMON STOCK USD2.5	UNITED STATES	17,900	623,815
CITY NATIONAL CORP	COMMON STOCK USD1.	UNITED STATES	46,300	2,292,776
CLARCOR INC	COMMON STOCK USD1.	UNITED STATES	51,700	2,470,226
CLAYTON WILLIAMS ENERGY INC	COMMON STOCK USD.1	UNITED STATES	6,000	240,000
CLEAN ENERGY FUELS CORP	COMMON STOCK USD.0001	UNITED STATES	60,600	754,470
CLEAN HARBORS INC	COMMON STOCK USD.01	UNITED STATES	47,620	2,619,576
CLEAR CHANNEL OUTDOOR CL A	COMMON STOCK USD.01	UNITED STATES	44,300	310,986
CLEARWATER PAPER CORP	COMMON STOCK USD.0001	UNITED STATES	24,516	960,047
CLEARWIRE CORP CLASS A	COMMON STOCK USD.0001	UNITED STATES	344,147	994,585
CLECO CORPORATION	COMMON STOCK USD1.	UNITED STATES	61,308	2,452,933
CLIFTON SAVINGS BANCORP INC	COMMON STOCK USD.01	UNITED STATES	11,691	131,758
CLOUD PEAK ENERGY INC	COMMON STOCK USD.01	UNITED STATES	56,400	1,090,212
CLOVIS ONCOLOGY INC	COMMON STOCK USD.001	UNITED STATES	16,700	267,200
CNA FINANCIAL CORP	COMMON STOCK USD2.5	UNITED STATES	28,724	804,559
CNB FINANCIAL CORP/PA	COMMON STOCK NPV	UNITED STATES	12,700	208,026
CNO FINANCIAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	207,239	1,933,540
COBALT INTERNATIONAL ENERGY	COMMON STOCK USD.01	UNITED STATES	177,200	4,352,032
COBIZ FINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	45,586	340,527
COCA COLA BOTTLING CO CONSOL	COMMON STOCK USD1.	UNITED STATES	5,000	332,500
CODEXIS INC	COMMON STOCK USD.0001	UNITED STATES	5,536	12,235
COEUR D ALENE MINES CORP	COMMON STOCK USD.01	UNITED STATES	89,317	2,197,198
COGENT COMMUNICATIONS GROUP	COMMON STOCK USD.001	UNITED STATES	45,194	1,023,192
COGNEX CORP	COMMON STOCK USD.002	UNITED STATES	41,700	1,535,394
COHEN + STEERS INC	COMMON STOCK USD.01	UNITED STATES	17,899	545,383
COHERENT INC	COMMON STOCK USD.01	UNITED STATES	23,514	1,190,279
COHU INC	COMMON STOCK USD1.	UNITED STATES	26,925	291,867
COINSTAR INC	COMMON STOCK USD.001	UNITED STATES	32,700	1,700,727
COLFAX CORP	COMMON STOCK USD.001	UNITED STATES	40,800	1,646,280
COLONIAL PROPERTIES TRUST	REIT USD.01	UNITED STATES	89,960	1,922,445
COLONY FINANCIAL INC	REIT USD.01	UNITED STATES	55,400	1,080,300
COLUMBIA BANKING SYSTEM INC	COMMON STOCK NPV	UNITED STATES	40,827	732,436
COLUMBIA SPORTSWEAR CO	COMMON STOCK NPV	UNITED STATES	13,450	717,692
COLUMBUS MCKINNON CORP/NY	COMMON STOCK USD.01	UNITED STATES	22,000	363,440
COMFORT SYSTEMS USA INC	COMMON STOCK USD.01	UNITED STATES	45,900	558,144
COMMERCE BANCSHARES INC	COMMON STOCK USD5.	UNITED STATES	81,014	2,840,344
COMMERCIAL METALS CO	COMMON STOCK USD.01	UNITED STATES	118,872	1,766,438
COMMERCIAL VEHICLE GROUP INC	COMMON STOCK USD.01	UNITED STATES	19,400	159,274
COMMONWEALTH REIT	REIT USD.01	UNITED STATES	80,960	1,282,406
COMMUNITY BANK SYSTEM INC	COMMON STOCK USD1.	UNITED STATES	39,040	1,068,134
COMMUNITY HEALTH SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	88,500	2,720,490
COMMUNITY TRUST BANCORP INC	COMMON STOCK USD5.	UNITED STATES	14,257	467,344
COMMVAULT SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	45,200	3,150,892
COMPASS MINERALS INTERNATION	COMMON STOCK USD.01	UNITED STATES	34,200	2,555,082
COMPUTER PROGRAMS + SYSTEMS	COMMON STOCK USD.001	UNITED STATES	11,100	558,774

COMPUTER TASK GROUP INC	COMMON STOCK USD.01	UNITED STATES	16,452	299,920
COMPUWARE CORP	COMMON STOCK USD.01	UNITED STATES	223,800	2,432,706
COMSCORE INC	COMMON STOCK USD.001	UNITED STATES	33,407	460,348
COMSTOCK RESOURCES INC	COMMON STOCK USD.5	UNITED STATES	49,133	743,382
COMTECH TELECOMMUNICATIONS	COMMON STOCK USD.1	UNITED STATES	18,575	471,434
COMVERSE INC	COMMON STOCK USD.01	UNITED STATES	20,450	583,439
COMVERSE TECHNOLOGY INC	COMMON STOCK USD.1	UNITED STATES	204,500	785,280
CON WAY INC	COMMON STOCK USD.625	UNITED STATES	54,784	1,524,091
CONCEPTUS INC	COMMON STOCK USD.003	UNITED STATES	36,920	775,689
CONCHO RESOURCES INC	COMMON STOCK USD.001	UNITED STATES	101,900	8,209,064
CONCUR TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	45,200	3,051,904
CONMED CORP	COMMON STOCK USD.01	UNITED STATES	30,490	852,196
CONN S INC	COMMON STOCK USD.01	UNITED STATES	15,131	464,219
CONNECTICUT WATER SVC INC	COMMON STOCK NPV	UNITED STATES	9,800	291,844
CONS TOMOKA LAND CO FLORIDA	COMMON STOCK USD1.	UNITED STATES	6,600	204,666
CONSOLIDATED COMMUNICATIONS	COMMON STOCK USD.01	UNITED STATES	29,858	475,339
CONSOLIDATED GRAPHICS INC	COMMON STOCK USD.01	UNITED STATES	9,113	318,226
CONSTANT CONTACT INC	COMMON STOCK USD.01	UNITED STATES	29,829	423,870
CONTANGO OIL + GAS	COMMON STOCK USD.04	UNITED STATES	13,600	576,096
CONTINENTAL RESOURCES INC/OK	COMMON STOCK USD.01	UNITED STATES	41,565	3,054,612
CONVERGYS CORP	COMMON STOCK NPV	UNITED STATES	112,800	1,851,048
COOPER COS INC/THE	COMMON STOCK USD.1	UNITED STATES	47,388	4,382,442
COOPER TIRE + RUBBER	COMMON STOCK USD1.	UNITED STATES	64,550	1,636,988
COPART INC	COMMON STOCK NPV	UNITED STATES	102,912	3,035,904
CORCEPT THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	21,000	30,030
CORE MARK HOLDING CO INC	COMMON STOCK USD.01	UNITED STATES	11,700	553,995
CORELOGIC INC	COMMON STOCK USD1.	UNITED STATES	95,043	2,558,558
CORESITE REALTY CORP	REIT USD.01	UNITED STATES	24,200	669,372
CORINTHIAN COLLEGES INC	COMMON STOCK USD.0001	UNITED STATES	89,200	217,648
CORNERSTONE ONDEMAND INC	COMMON STOCK USD.0001	UNITED STATES	30,300	894,759
CORNERSTONE THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	600	2,838
CORPORATE EXECUTIVE BOARD CO	COMMON STOCK USD.01	UNITED STATES	36,246	1,720,235
CORPORATE OFFICE PROPERTIES	REIT USD.01	UNITED STATES	76,373	1,907,798
CORRECTIONS CORP OF AMERICA	REIT USD.01	UNITED STATES	99,171	3,517,595
CORVEL CORP	COMMON STOCK USD.0001	UNITED STATES	7,850	351,916
COSTAR GROUP INC	COMMON STOCK USD.01	UNITED STATES	27,825	2,486,720
COURIER CORP	COMMON STOCK USD1.	UNITED STATES	12,150	133,650
COUSINS PROPERTIES INC	REIT USD1.	UNITED STATES	99,150	827,903
COVANCE INC	COMMON STOCK USD.01	UNITED STATES	55,872	3,227,725
COVANTA HOLDING CORP	COMMON STOCK USD.1	UNITED STATES	103,010	1,897,444
COWEN GROUP INC CLASS A	COMMON STOCK USD.01	UNITED STATES	41,450	101,553
CPI AEROSTRUCTURES INC	COMMON STOCK USD.001	UNITED STATES	900	9,009
CRA INTERNATIONAL INC	COMMON STOCK NPV	UNITED STATES	11,600	229,332
CRACKER BARREL OLD COUNTRY	COMMON STOCK USD.01	UNITED STATES	19,193	1,233,342
CRANE CO	COMMON STOCK USD1.	UNITED STATES	49,887	2,308,770
CRAWFORD + CO CL B	COMMON STOCK USD1.	UNITED STATES	34,733	277,169
CRAY INC	COMMON STOCK USD.01	UNITED STATES	40,330	643,264
CREDIT ACCEPTANCE CORP	COMMON STOCK USD.01	UNITED STATES	6,541	665,089
CREE INC	COMMON STOCK USD.00125	UNITED STATES	116,700	3,965,466
CREXUS INVESTMENT CORP	REIT USD.01	UNITED STATES	56,100	687,225
CROCS INC	COMMON STOCK USD.001	UNITED STATES	92,600	1,332,514
CROSS COUNTRY HEALTHCARE INC	COMMON STOCK USD.0001	UNITED STATES	39,071	187,541
CROSSTEX ENERGY INC	COMMON STOCK USD.01	UNITED STATES	37,900	543,486
CROWN HOLDINGS INC	COMMON STOCK USD5.	UNITED STATES	143,750	5,291,438
CROWN MEDIA HOLDINGS CLASS A	COMMON STOCK USD.01	UNITED STATES	16,100	29,785
CRYOLIFE INC	COMMON STOCK USD.01	UNITED STATES	42,300	263,529
CSG SYSTEMS INTL INC	COMMON STOCK USD.01	UNITED STATES	40,800	741,744
CSS INDUSTRIES INC	COMMON STOCK USD.1	UNITED STATES	7,695	168,444
CTS CORP	COMMON STOCK NPV	UNITED STATES	39,530	420,204
CUBESMART	REIT USD.01	UNITED STATES	129,900	1,892,643
CUBIC CORP	COMMON STOCK NPV	UNITED STATES	16,013	768,144
CUBIST PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	64,350	2,706,561
CULLEN/FROST BANKERS INC	COMMON STOCK USD.01	UNITED STATES	52,325	2,839,678
CULP INC	COMMON STOCK USD.05	UNITED STATES	1,900	28,519
CURIS INC	COMMON STOCK USD.01	UNITED STATES	84,300	289,149
CURTISS WRIGHT CORP	COMMON STOCK USD1.	UNITED STATES	48,661	1,597,541
CVB FINANCIAL CORP	COMMON STOCK NPV	UNITED STATES	94,536	983,174
CVR ENERGY INC	COMMON STOCK USD.01	UNITED STATES	82,100	0
CVR ENERGY INC	COMMON STOCK	UNITED STATES	14,000	683,060
CYBERONICS INC	COMMON STOCK USD.01	UNITED STATES	27,250	1,431,443
CYMER INC	COMMON STOCK USD.001	UNITED STATES	32,400	2,929,932
CYNOSURE INC A	COMMON STOCK USD.001	UNITED STATES	9,100	219,401
CYPRESS SEMICONDUCTOR CORP	COMMON STOCK USD.01	UNITED STATES	158,994	1,723,495
CYS INVESTMENTS INC	REIT USD.01	UNITED STATES	163,200	1,927,392
CYTEC INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	47,600	3,276,308
CYTORI THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	26,800	75,576
DAILY JOURNAL CORP	COMMON STOCK USD.01	UNITED STATES	200	18,510
DAKTRONICS INC	COMMON STOCK NPV	UNITED STATES	35,900	397,413
DANA HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	149,184	2,328,762
DARLING INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	116,478	1,868,307
DAWSON GEOPHYSICAL CO	COMMON STOCK USD.333	UNITED STATES	9,000	237,420
DCT INDUSTRIAL TRUST INC	REIT USD.01	UNITED STATES	252,103	1,636,148
DDR CORP	REIT USD.1	UNITED STATES	233,311	3,653,650
DEALERTRACK TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	43,585	1,251,761
DECKERS OUTDOOR CORP	COMMON STOCK USD.01	UNITED STATES	39,100	1,574,557
DELEK US HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	12,400	313,968
DELTA AIR LINES INC	COMMON STOCK USD.0001	UNITED STATES	824,316	9,784,631
DELTA APPAREL INC	COMMON STOCK USD.01	UNITED STATES	3,000	41,940
DELTA NATURAL GAS CO INC	COMMON STOCK USD1.	UNITED STATES	1,300	25,415
DELTIC TIMBER CORP	COMMON STOCK USD.01	UNITED STATES	11,400	805,068
DELUXE CORP	COMMON STOCK USD1.	UNITED STATES	51,450	1,658,748
DEMAND MEDIA INC	COMMON STOCK USD.0001	UNITED STATES	23,800	221,102
DENDREON CORP	COMMON STOCK USD.001	UNITED STATES	168,000	887,040
DENNY S CORP	COMMON STOCK USD.01	UNITED STATES	106,039	517,470
DEPOMED INC	COMMON STOCK NPV	UNITED STATES	53,800	333,022
DESTINATION MATERNITY CORP	COMMON STOCK USD.01	UNITED STATES	10,186	219,610
DESTINATION XL GROUP INC	COMMON STOCK USD.01	UNITED STATES	11,400	47,880
DEVRY INC	COMMON STOCK USD.01	UNITED STATES	67,600	1,604,148
DEXCOM INC	COMMON STOCK USD.001	UNITED STATES	66,990	911,734
DFC GLOBAL CORP	COMMON STOCK USD.001	UNITED STATES	40,900	757,059
DIAMOND FOODS INC	COMMON STOCK USD.001	UNITED STATES	21,500	293,905
DIAMOND HILL INVESTMENT GRP	COMMON STOCK NPV	UNITED STATES	2,500	169,650
DIAMONDROCK HOSPITALITY CO	REIT USD.01	UNITED STATES	158,846	1,429,614
DICE HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	43,826	402,323
DICK S SPORTING GOODS INC	COMMON STOCK USD.01	UNITED STATES	89,432	4,068,262
DIEBOLD INC	COMMON STOCK USD1.25	UNITED STATES	61,225	1,874,097
DIGI INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	25,379	240,339
DIGIMARC CORP	COMMON STOCK USD.001	UNITED STATES	2,600	53,820
DIGITAL GENERATION INC	COMMON STOCK USD.001	UNITED STATES	25,000	271,500
DIGITAL REALTY TRUST INC	REIT USD.01	UNITED STATES	119,269	8,097,172
DIGITAL RIVER INC	COMMON STOCK USD.01	UNITED STATES	41,900	602,941
DIGITALGLOBE INC	COMMON STOCK USD.001	UNITED STATES	36,400	889,616

DILLARDS INC CL A	COMMON STOCK NPV	UNITED STATES	29,700	2,487,969
DIME COMMUNITY BANCSHARES	COMMON STOCK USD.01	UNITED STATES	31,966	444,008
DINEEQUITY INC	COMMON STOCK USD.01	UNITED STATES	15,100	1,011,700
DIODES INC	COMMON STOCK USD.667	UNITED STATES	37,249	646,270
DISH NETWORK CORP A	COMMON STOCK USD.01	UNITED STATES	202,727	7,379,263
DOLAN CO/THE	COMMON STOCK USD.001	UNITED STATES	39,200	152,488
DOLBY LABORATORIES INC CL A	COMMON STOCK USD.001	UNITED STATES	52,140	1,529,266
DOLE FOOD CO INC	COMMON STOCK USD.001	UNITED STATES	38,600	442,742
DOMINO S PIZZA INC	COMMON STOCK USD.01	UNITED STATES	57,428	2,500,989
DONALDSON CO INC	COMMON STOCK USD5.	UNITED STATES	147,800	4,853,752
DONEGAL GROUP INC CL A	COMMON STOCK USD.01	UNITED STATES	13,366	187,659
DORMAN PRODUCTS INC	COMMON STOCK USD.01	UNITED STATES	25,160	889,154
DOUGLAS DYNAMICS INC	COMMON STOCK USD.01	UNITED STATES	20,800	299,312
DOUGLAS EMMETT INC	REIT USD.01	UNITED STATES	138,687	3,231,407
DREAMWORKS ANIMATION SKG A	COMMON STOCK USD.01	UNITED STATES	70,800	1,173,156
DRESSER RAND GROUP INC	COMMON STOCK USD.01	UNITED STATES	76,500	4,294,710
DREW INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	20,400	657,900
DRIL QUIP INC	COMMON STOCK USD.01	UNITED STATES	38,700	2,827,035
DSP GROUP INC	COMMON STOCK USD.001	UNITED STATES	33,100	190,656
DST SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	34,917	2,115,970
DSW INC CLASS A	COMMON STOCK NPV	UNITED STATES	32,964	2,165,405
DTS INC	COMMON STOCK USD.0001	UNITED STATES	19,478	325,283
DUFF + PHELPS CORP CLASS A	COMMON STOCK USD.01	UNITED STATES	24,100	376,442
DUKE REALTY CORP	REIT USD.01	UNITED STATES	262,400	3,639,488
DUNKIN BRANDS GROUP INC	COMMON STOCK USD.001	UNITED STATES	69,700	2,312,646
DUPONT FABROS TECHNOLOGY	REIT USD.001	UNITED STATES	55,200	1,333,632
DXP ENTERPRISES INC	COMMON STOCK USD.01	UNITED STATES	8,605	422,247
DYAX CORP	COMMON STOCK USD.01	UNITED STATES	77,500	269,700
DYCOM INDUSTRIES INC	COMMON STOCK USD.333	UNITED STATES	39,300	778,140
DYNAMIC MATERIALS CORP	COMMON STOCK USD.05	UNITED STATES	14,650	203,635
DYNAVAX TECHNOLOGIES CORP	COMMON STOCK USD.001	UNITED STATES	177,700	508,222
DYNEX CAPITAL INC	REIT USD.01	UNITED STATES	57,600	543,744
EAGLE BANCORP INC	COMMON STOCK USD.01	UNITED STATES	16,400	327,508
EAGLE MATERIALS INC	COMMON STOCK USD.01	UNITED STATES	48,748	2,851,758
EARTHLINK INC	COMMON STOCK USD.01	UNITED STATES	118,822	767,590
EAST WEST BANCORP INC	COMMON STOCK USD.001	UNITED STATES	148,600	3,193,414
EASTERN CO/THE	COMMON STOCK NPV	UNITED STATES	7,400	117,068
EASTGROUP PROPERTIES INC	REIT NPV	UNITED STATES	28,000	1,506,680
EATON VANCE CORP	COMMON STOCK USD.90625	UNITED STATES	116,129	3,698,709
EBIX INC	COMMON STOCK USD.1	UNITED STATES	29,031	466,528
ECHELON CORP	COMMON STOCK USD.01	UNITED STATES	36,500	89,425
ECHO GLOBAL LOGISTICS INC	COMMON STOCK USD.0001	UNITED STATES	6,100	109,617
ECHOSTAR CORP A	COMMON STOCK USD.001	UNITED STATES	39,525	1,352,546
EDUCATION MANAGEMENT CORP	COMMON STOCK USD.01	UNITED STATES	38,000	166,440
EDUCATION REALTY TRUST INC	REIT USD.01	UNITED STATES	99,800	1,061,872
EHEALTH INC	COMMON STOCK USD.001	UNITED STATES	24,391	670,265
EINSTEIN NOAH RESTAURANT GRO	COMMON STOCK USD.001	UNITED STATES	11,600	141,636
EL PASO ELECTRIC CO	COMMON STOCK NPV	UNITED STATES	43,420	1,385,532
ELECTRO RENT CORP	COMMON STOCK NPV	UNITED STATES	17,843	274,425
ELECTRO SCIENTIFIC INDS INC	COMMON STOCK NPV	UNITED STATES	23,147	230,313
ELECTRONICS FOR IMAGING	COMMON STOCK USD.01	UNITED STATES	52,700	1,000,773
ELIZABETH ARDEN INC	COMMON STOCK USD.01	UNITED STATES	23,878	1,074,749
ELLIE MAE INC	COMMON STOCK USD.0001	UNITED STATES	17,800	493,950
EMC INS GROUP INC	COMMON STOCK USD1.	UNITED STATES	7,200	171,936
EMCOR GROUP INC	COMMON STOCK USD.01	UNITED STATES	68,412	2,367,739
EMERALD OIL INC	COMMON STOCK USD.001	UNITED STATES	2,785	14,593
EMERGENT BIOSOLUTIONS INC	COMMON STOCK USD.001	UNITED STATES	23,900	383,356
EMERITUS CORP	COMMON STOCK USD.0001	UNITED STATES	30,000	741,600
EMPIRE DISTRICT ELECTRIC CO	COMMON STOCK USD1.	UNITED STATES	42,470	865,539
EMPLOYERS HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	37,704	775,948
EMULEX CORP	COMMON STOCK USD.1	UNITED STATES	96,200	702,260
ENCORE CAPITAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	16,762	513,252
ENCORE WIRE CORP	COMMON STOCK USD.01	UNITED STATES	20,300	615,293
ENDEAVOUR INTERNATIONAL CORP	COMMON STOCK USD.001	UNITED STATES	39,300	203,574
ENDO HEALTH SOLUTIONS INC	COMMON STOCK USD.01	UNITED STATES	112,613	2,958,344
ENDOCYTE INC	COMMON STOCK	UNITED STATES	8,900	79,922
ENDOLOGIX INC	COMMON STOCK USD.001	UNITED STATES	51,000	726,240
ENERGEN CORP	COMMON STOCK USD.01	UNITED STATES	70,900	3,196,881
ENERGIZER HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	63,081	5,045,218
ENERGY RECOVERY INC	COMMON STOCK USD.001	UNITED STATES	41,000	139,400
ENERGYSOLUTIONS INC	COMMON STOCK USD.01	UNITED STATES	78,000	243,360
ENERNOC INC	COMMON STOCK USD.001	UNITED STATES	14,200	166,850
ENERSYS	COMMON STOCK USD.01	UNITED STATES	48,900	1,840,107
ENGILITY HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	15,900	306,234
ENNIS INC	COMMON STOCK USD2.5	UNITED STATES	26,765	414,055
ENPRO INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	18,900	773,010
ENSIGN GROUP INC/THE	COMMON STOCK USD.001	UNITED STATES	16,032	435,910
ENTEGRIS INC	COMMON STOCK USD.01	UNITED STATES	146,087	1,341,079
ENTERCOM COMMUNICATIONS CL A	COMMON STOCK USD.01	UNITED STATES	18,000	125,640
ENTERPRISE FINANCIAL SERVICE	COMMON STOCK USD.01	UNITED STATES	9,158	119,695
ENTRAVISION COMMUNICATIONS A	COMMON STOCK USD.0001	UNITED STATES	50,800	84,328
ENTROPIC COMMUNICATIONS INC	COMMON STOCK USD.001	UNITED STATES	70,500	372,945
ENVESTNET INC	COMMON STOCK	UNITED STATES	12,100	168,795
ENZON PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	45,620	202,097
EPIQ SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	35,299	451,121
EPL OIL + GAS INC	COMMON STOCK USD.001	UNITED STATES	23,900	538,945
EPLUS INC	COMMON STOCK USD.01	UNITED STATES	4,100	169,494
EPOCH HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	16,300	454,770
EPR PROPERTIES	REIT USD.01	UNITED STATES	47,300	2,181,003
EQUINIX INC	COMMON STOCK USD.001	UNITED STATES	46,605	9,609,951
EQUITY LIFESTYLE PROPERTIES	REIT USD.01	UNITED STATES	39,900	2,684,871
EQUITY ONE INC	REIT USD.01	UNITED STATES	56,100	1,178,661
ERIE INDEMNITY COMPANY CL A	COMMON STOCK NPV	UNITED STATES	26,398	1,827,270
ESB FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	11,400	158,118
ESCO TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	30,200	1,129,782
ESSA BANCORP INC	COMMON STOCK USD.01	UNITED STATES	18,800	204,732
ESSEX PROPERTY TRUST INC	REIT USD.0001	UNITED STATES	35,228	5,166,186
ESTERLINE TECHNOLOGIES CORP	COMMON STOCK USD.2	UNITED STATES	30,840	1,961,732
ETHAN ALLEN INTERIORS INC	COMMON STOCK USD.01	UNITED STATES	27,200	699,312
EURONET WORLDWIDE INC	COMMON STOCK USD.02	UNITED STATES	53,700	1,267,320
EVERBANK FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	26,800	399,588
EVERCORE PARTNERS INC CL A	COMMON STOCK USD.01	UNITED STATES	26,500	800,035
EVOLUTION PETROLEUM CORP	COMMON STOCK USD.001	UNITED STATES	12,900	104,877
EW SCRIPPS CO/THE A	COMMON STOCK USD.01	UNITED STATES	24,999	270,239
EXACT SCIENCES CORP	COMMON STOCK USD.01	UNITED STATES	51,300	543,267
EXACTECH INC	COMMON STOCK USD.01	UNITED STATES	8,500	144,075
EXAMWORKS GROUP INC	COMMON STOCK	UNITED STATES	24,500	342,755
EXAR CORP	COMMON STOCK USD.0001	UNITED STATES	37,701	335,539
EXCEL TRUST INC	REIT USD.01	UNITED STATES	34,360	435,341
EXCO RESOURCES INC	COMMON STOCK USD.001	UNITED STATES	112,884	764,225
EXELIS INC	COMMON STOCK USD.01	UNITED STATES	180,500	2,034,235
EXELIXIS INC	COMMON STOCK USD.001	UNITED STATES	130,400	595,928

	EXIDE TECHNOLOGIES	COMMON STOCK USD.01	UNITED STATES	79,711	272,612
	EXLSERVICE HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	19,986	529,629
	EXPONENT INC	COMMON STOCK USD.001	UNITED STATES	15,100	843,033
	EXPRESS INC	COMMON STOCK	UNITED STATES	84,300	1,272,087
	EXTERRAN HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	63,436	1,390,517
	EXTRA SPACE STORAGE INC	REIT USD.01	UNITED STATES	103,791	3,776,954
	EXTREME NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	106,000	385,840
	EZCORP INC CL A	COMMON STOCK USD.01	UNITED STATES	48,700	967,182
	FACEBOOK INC A	COMMON STOCK USD.000006	UNITED STATES	415,400	11,062,102
	FACTSET RESEARCH SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	43,270	3,810,356
	FAIR ISAAC CORP	COMMON STOCK USD.01	UNITED STATES	35,604	1,496,436
	FAIRCHILD SEMICONDUCTOR INTE	COMMON STOCK USD.01	UNITED STATES	130,720	1,882,368
	FALCONSTOR SOFTWARE INC	COMMON STOCK USD.001	UNITED STATES	40,600	94,598
	FARMER BROS CO	COMMON STOCK USD1.	UNITED STATES	8,300	119,769
	FARO TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	18,900	674,352
	FBL FINANCIAL GROUP INC CL A	COMMON STOCK NPV	UNITED STATES	12,077	413,154
	FBR + CO	COMMON STOCK USD.001	UNITED STATES	30,500	118,035
	FEDERAL AGRIC MTG CORP CL C	COMMON STOCK USD1.	UNITED STATES	10,000	325,000
	FEDERAL MOGUL CORP	COMMON STOCK USD.01	UNITED STATES	26,600	213,332
	FEDERAL REALTY INVS TRUST	REIT USD.01	UNITED STATES	62,980	6,551,180
	FEDERAL SIGNAL CORP	COMMON STOCK USD1.	UNITED STATES	66,550	506,446
	FEI COMPANY	COMMON STOCK NPV	UNITED STATES	39,900	2,212,854
	FELCOR LODGING TRUST INC	REIT USD.01	UNITED STATES	120,085	560,797
	FEMALE HEALTH COMPANY	COMMON STOCK USD.01	UNITED STATES	17,100	122,778
	FERRO CORP	COMMON STOCK USD1.	UNITED STATES	96,150	401,907
	FIDELITY NATIONAL FINL A	COMMON STOCK USD.0001	UNITED STATES	224,057	5,276,542
	FIESTA RESTAURANT GROUP	COMMON STOCK USD.01	UNITED STATES	8,200	125,624
	FIFTH + PACIFIC COS INC	COMMON STOCK USD1.	UNITED STATES	97,171	1,209,779
	FIFTH STREET FINANCE CORP	COMMON STOCK USD.01	UNITED STATES	87,707	913,907
*	FINANCIAL ENGINES INC	COMMON STOCK USD.0001	UNITED STATES	37,400	1,037,850
	FINANCIAL INSTITUTIONS INC	COMMON STOCK USD.01	UNITED STATES	15,200	283,176
	FINISAR CORPORATION	COMMON STOCK USD.001	UNITED STATES	87,500	1,426,250
	FINISH LINE/THE CL A	COMMON STOCK USD.01	UNITED STATES	56,000	1,060,080
	FIRST AMERICAN FINANCIAL	COMMON STOCK USD.00001	UNITED STATES	107,343	2,585,893
	FIRST BANCORP INC/ME	COMMON STOCK USD.01	UNITED STATES	9,600	158,112
	FIRST BANCORP/NC	COMMON STOCK NPV	UNITED STATES	14,350	183,967
	FIRST BUSEY CORP	COMMON STOCK USD.001	UNITED STATES	75,160	349,494
	FIRST CALIFORNIA FINANCIAL G	COMMON STOCK USD.01	UNITED STATES	3,700	28,564
	FIRST CASH FINL SVCS INC	COMMON STOCK USD.01	UNITED STATES	29,689	1,473,168
	FIRST CITIZENS BCSHS CL A	COMMON STOCK USD1.	UNITED STATES	5,800	948,300
	FIRST COMMONWEALTH FINL CORP	COMMON STOCK USD1.	UNITED STATES	115,161	785,398
	FIRST COMMUNITY BANCSHARES	COMMON STOCK USD1.	UNITED STATES	15,690	250,569
	FIRST CONNECTICUT BANCORP	COMMON STOCK USD.01	UNITED STATES	17,500	240,625
	FIRST DEFIANCE FINL CORP	COMMON STOCK USD.01	UNITED STATES	3,600	69,084
	FIRST FINANCIAL BANCORP	COMMON STOCK NPV	UNITED STATES	59,304	867,024
	FIRST FINANCIAL CORP/INDIANA	COMMON STOCK NPV	UNITED STATES	14,014	423,783
	FIRST FINANCIAL HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	15,000	196,200
	FIRST FINL BANKSHARES INC	COMMON STOCK USD.01	UNITED STATES	33,774	1,317,524
	FIRST INDUSTRIAL REALTY TR	REIT USD.01	UNITED STATES	90,900	1,279,872
	FIRST INTERSTATE BANCSYS/MT	COMMON STOCK NPV	UNITED STATES	8,800	135,784
	FIRST MARBLEHEAD CORP/THE	COMMON STOCK USD.01	UNITED STATES	57,050	44,322
	FIRST MERCHANTS CORP	COMMON STOCK NPV	UNITED STATES	32,566	483,279
	FIRST MIDWEST BANCORP INC/IL	COMMON STOCK USD.01	UNITED STATES	74,138	928,208
	FIRST NIAGARA FINANCIAL GRP	COMMON STOCK USD.01	UNITED STATES	356,365	2,825,974
	FIRST OF LONG ISLAND CORP	COMMON STOCK USD.1	UNITED STATES	7,800	220,896
	FIRST POTOMAC REALTY TRUST	REIT USD.001	UNITED STATES	54,190	669,788
	FIRST REPUBLIC BANK/CA	COMMON STOCK USD.01	UNITED STATES	97,900	3,209,162
	FIRSTMERIT CORP	COMMON STOCK NPV	UNITED STATES	111,655	1,584,384
	FISHER COMMUNICATIONS INC	COMMON STOCK USD1.25	UNITED STATES	8,800	237,512
	FIVE BELOW	COMMON STOCK USD.01	UNITED STATES	10,800	346,032
	FIVE STAR QUALITY CARE	COMMON STOCK USD.01	UNITED STATES	39,400	197,394
	FLEETCOR TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	46,100	2,473,265
	FLEXSTEEL INDS	COMMON STOCK USD1.	UNITED STATES	800	17,160
	FLOTEK INDUSTRIES INC	COMMON STOCK USD.0001	UNITED STATES	43,700	533,140
	FLOW INTL CORP	COMMON STOCK USD.01	UNITED STATES	45,300	158,550
	FLOWERS FOODS INC	COMMON STOCK USD.01	UNITED STATES	116,375	2,708,046
	FLUIDIGM CORP	COMMON STOCK USD.001	UNITED STATES	23,900	342,009
	FLUSHING FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	31,041	476,169
	FNB CORP	COMMON STOCK USD.01	UNITED STATES	141,702	1,504,875
	FOOT LOCKER INC	COMMON STOCK USD.01	UNITED STATES	150,400	4,830,848
	FOREST CITY ENTERPRISES CL A	COMMON STOCK USD.333	UNITED STATES	139,781	2,257,463
	FOREST LABORATORIES INC CVR	COMMON STOCK	UNITED STATES	11,600	0
	FOREST OIL CORP	COMMON STOCK USD.1	UNITED STATES	116,516	779,492
	FORESTAR GROUP INC	COMMON STOCK USD1.	UNITED STATES	39,233	679,908
	FORMFACTOR INC	COMMON STOCK USD.001	UNITED STATES	51,797	236,194
	FORRESTER RESEARCH INC	COMMON STOCK USD.01	UNITED STATES	17,200	460,960
	FORTINET INC	COMMON STOCK USD.001	UNITED STATES	123,200	2,595,824
	FORTUNE BRANDS HOME + SECURI	COMMON STOCK USD.01	UNITED STATES	156,000	4,558,320
	FORUM ENERGY TECHNOLOGIES IN	COMMON STOCK USD.01	UNITED STATES	19,000	470,250
	FORWARD AIR CORPORATION	COMMON STOCK USD.01	UNITED STATES	32,240	1,128,722
	FOSTER (LB) CO A	COMMON STOCK USD.01	UNITED STATES	12,086	525,016
	FOX CHASE BANCORP INC	COMMON STOCK USD.01	UNITED STATES	3,890	64,769
	FRANCESCAS HOLDINGS CORP	COMMON STOCK USD.01	UNITED STATES	31,900	828,124
	FRANKLIN COVEY CO	COMMON STOCK USD.05	UNITED STATES	13,800	178,020
	FRANKLIN ELECTRIC CO INC	COMMON STOCK USD.1	UNITED STATES	24,500	1,523,165
	FRANKLIN FINANCIAL CORP/VA	COMMON STOCK USD.01	UNITED STATES	6,600	109,428
	FRANKLIN STREET PROPERTIES C	REIT USD.0001	UNITED STATES	72,100	887,551
	FRED S INC CLASS A	COMMON STOCK NPV	UNITED STATES	45,615	607,136
	FREESCALE SEMICONDUCTOR LTD	COMMON STOCK USD.01	UNITED STATES	39,400	433,794
	FREIGHTCAR AMERICA INC	COMMON STOCK USD.01	UNITED STATES	13,650	306,033
	FRESH DEL MONTE PRODUCE INC	COMMON STOCK USD.01	UNITED STATES	41,100	1,082,985
	FRESH MARKET INC/THE	COMMON STOCK USD.01	UNITED STATES	25,900	1,245,531
	FRISCH S RESTAURANTS INC	COMMON STOCK NPV	UNITED STATES	800	14,800
	FTI CONSULTING INC	COMMON STOCK USD.01	UNITED STATES	44,200	1,458,600
	FUEL SYSTEMS SOLUTIONS INC	COMMON STOCK USD.001	UNITED STATES	16,300	239,610
	FUELCELL ENERGY INC	COMMON STOCK USD.0001	UNITED STATES	156,296	143,323
	FULTON FINANCIAL CORP	COMMON STOCK USD2.5	UNITED STATES	211,261	2,030,218
	FURIEX PHARMACEUTICALS	COMMON STOCK USD.001	UNITED STATES	9,489	182,758
	FURMANITE CORP	COMMON STOCK NPV	UNITED STATES	34,800	186,876
	FUSION IO INC	COMMON STOCK USD.0002	UNITED STATES	63,000	1,444,590
	FUTUREFUEL CORP	COMMON STOCK USD.0001	UNITED STATES	13,700	162,208
	FX ENERGY INC	COMMON STOCK USD.001	UNITED STATES	53,000	217,830
	FXCM INC A	COMMON STOCK USD.01	UNITED STATES	23,100	232,617
	G + K SERVICES INC CL A	COMMON STOCK USD.5	UNITED STATES	18,700	638,605
	G III APPAREL GROUP LTD	COMMON STOCK USD.01	UNITED STATES	18,935	648,145
	GAMCO INVESTORS INC A	COMMON STOCK USD.001	UNITED STATES	8,590	455,871
	GARDNER DENVER INC	COMMON STOCK USD.01	UNITED STATES	49,543	3,393,696
	GARTNER INC	COMMON STOCK USD.0005	UNITED STATES	93,100	4,284,462
	GASTAR EXPLORATION LTD	COMMON STOCK NPV	UNITED STATES	48,000	58,080
	GATX CORP	COMMON STOCK USD.625	UNITED STATES	47,600	2,061,080
	GENCO SHIPPING + TRADING LTD	COMMON STOCK USD.01	UNITED STATES	28,900	100,861
	GENCORP INC	COMMON STOCK USD.1	UNITED STATES	58,600	536,190

GENERAC HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	20,600	706,786
GENERAL CABLE CORP	COMMON STOCK USD.01	UNITED STATES	55,150	1,677,112
GENERAL COMMUNICATION INC A	COMMON STOCK NPV	UNITED STATES	50,095	480,411
GENERAL GROWTH PROPERTIES	REIT USD.01	UNITED STATES	512,700	10,177,095
GENERAL MOLY INC	COMMON STOCK USD.001	UNITED STATES	50,500	202,505
GENERAL MOTORS CO	COMMON STOCK USD.01	UNITED STATES	749,300	21,602,319
GENESCO INC	COMMON STOCK USD1.	UNITED STATES	24,200	1,331,000
GENESEE + WYOMING INC CL A	COMMON STOCK USD.01	UNITED STATES	41,050	3,123,084
GENIE ENERGY LTD B	COMMON STOCK	UNITED STATES	17,100	121,410
GENOMIC HEALTH INC	COMMON STOCK USD.0001	UNITED STATES	17,068	465,274
GENPACT LTD	COMMON STOCK USD.01	UNITED STATES	128,987	1,999,299
GENTEX CORP	COMMON STOCK USD.06	UNITED STATES	140,532	2,644,812
GENTHERM INC	COMMON STOCK NPV	UNITED STATES	28,924	384,689
GENTIVA HEALTH SERVICES	COMMON STOCK USD.1	UNITED STATES	34,371	345,429
GEO GROUP INC/THE	REIT USD.01	UNITED STATES	62,750	1,769,550
GEOEYE INC	COMMON STOCK USD.01	UNITED STATES	14,800	454,804
GEOSPACE TECHNOLOGIES CORP	COMMON STOCK USD.01	UNITED STATES	9,600	853,152
GERMAN AMERICAN BANCORP	COMMON STOCK NPV	UNITED STATES	13,100	284,532
GERON CORP	COMMON STOCK USD.001	UNITED STATES	122,936	173,340
GETTY REALTY CORP	REIT USD.01	UNITED STATES	27,300	493,038
GFI GROUP INC	COMMON STOCK USD.01	UNITED STATES	64,800	209,952
GIBRALTAR INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	35,000	557,200
GLACIER BANCORP INC	COMMON STOCK USD.01	UNITED STATES	74,919	1,102,058
GLADSTONE CAPITAL CORP	COMMON STOCK USD.001	UNITED STATES	23,200	189,312
GLADSTONE COMMERCIAL CORP	REIT USD.001	UNITED STATES	8,800	157,960
GLADSTONE INVESTMENT CORP	COMMON STOCK USD.001	UNITED STATES	16,100	112,056
GLATFELTER	COMMON STOCK USD.01	UNITED STATES	49,750	869,630
GLIMCHER REALTY TRUST	REIT USD.01	UNITED STATES	139,763	1,549,972
GLOBAL CASH ACCESS HOLDINGS	COMMON STOCK USD.001	UNITED STATES	67,400	528,416
GLOBAL GEOPHYSICAL SERVICES	COMMON STOCK USD.01	UNITED STATES	20,100	77,385
GLOBAL PAYMENTS INC	COMMON STOCK NPV	UNITED STATES	75,424	3,416,707
GLOBAL POWER EQUIPMENT GROUP	COMMON STOCK USD.01	UNITED STATES	13,900	238,385
GLOBE SPECIALTY METALS INC	COMMON STOCK USD.0001	UNITED STATES	54,300	746,625
GLOBECOMM SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	21,943	247,956
GLU MOBILE INC	COMMON STOCK USD.0001	UNITED STATES	71,100	162,819
GNC HOLDINGS INC CL A	COMMON STOCK USD.001	UNITED STATES	70,700	2,352,896
GOLD RESERVE INC	COMMON STOCK NPV	UNITED STATES	41,200	136,372
GOLD RESOURCE CORP	COMMON STOCK USD.001	UNITED STATES	27,400	422,234
GOLDEN MINERALS CO	COMMON STOCK USD.01	UNITED STATES	16,027	73,564
GOLDEN STAR RESOURCES LTD	COMMON STOCK NPV	UNITED STATES	278,100	511,704
GOLUB CAPITAL BDC INC	COMMON STOCK USD.001	UNITED STATES	9,473	151,379
GOODRICH PETROLEUM CORP	COMMON STOCK USD.2	UNITED STATES	30,915	288,128
GORMAN RUPP CO	COMMON STOCK NPV	UNITED STATES	17,287	515,671
GOVERNMENT PROPERTIES INCOME	REIT USD.01	UNITED STATES	36,440	873,467
GP STRATEGIES CORP	COMMON STOCK USD.01	UNITED STATES	18,300	377,895
GRACO INC	COMMON STOCK USD1.	UNITED STATES	57,612	2,966,442
GRAFTECH INTERNATIONAL LTD	COMMON STOCK USD.01	UNITED STATES	129,060	1,211,873
GRAHAM CORP	COMMON STOCK USD.1	UNITED STATES	9,800	191,100
GRAND CANYON EDUCATION INC	COMMON STOCK USD.01	UNITED STATES	27,600	647,772
GRANITE CONSTRUCTION INC	COMMON STOCK USD.01	UNITED STATES	38,000	1,277,560
GRAPHIC PACKAGING HOLDING CO	COMMON STOCK USD.01	UNITED STATES	143,900	929,594
GREAT LAKES DREDGE + DOCK CO	COMMON STOCK USD.0001	UNITED STATES	43,200	385,776
GREAT PLAINS ENERGY INC	COMMON STOCK NPV	UNITED STATES	133,929	2,720,098
GREAT SOUTHERN BANCORP INC	COMMON STOCK USD.01	UNITED STATES	12,338	314,002
GREATBATCH INC	COMMON STOCK USD.001	UNITED STATES	25,831	600,312
GREEN DOT CORP CLASS A	COMMON STOCK USD.001	UNITED STATES	20,100	245,220
GREEN MOUNTAIN COFFEE ROASTE	COMMON STOCK USD.1	UNITED STATES	136,847	5,659,992
GREEN PLAINS RENEWABLE ENERG	COMMON STOCK USD.001	UNITED STATES	20,400	161,364
GREENBRIER COMPANIES INC	COMMON STOCK NPV	UNITED STATES	19,597	316,883
GREENHILL + CO INC	COMMON STOCK USD.01	UNITED STATES	30,800	1,601,292
GREIF INC CL A	COMMON STOCK NPV	UNITED STATES	30,906	1,375,317
GRIFFIN LAND + NURSERIES	COMMON STOCK USD.01	UNITED STATES	2,364	63,828
GRIFFON CORP	COMMON STOCK USD.25	UNITED STATES	54,861	628,707
GROUP 1 AUTOMOTIVE INC	COMMON STOCK USD.01	UNITED STATES	23,500	1,456,765
GROUPON INC	COMMON STOCK USD.0001	UNITED STATES	43,500	212,280
GSI GROUP INC	COMMON STOCK NPV	UNITED STATES	22,100	191,386
GSI TECHNOLOGY INC	COMMON STOCK USD.001	UNITED STATES	19,900	124,773
GT ADVANCED TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	117,500	354,850
GTX INC	COMMON STOCK USD.001	UNITED STATES	21,900	91,980
GUESS? INC	COMMON STOCK USD.01	UNITED STATES	63,577	1,560,180
GUIDANCE SOFTWARE INC	COMMON STOCK USD.001	UNITED STATES	6,300	74,781
GUIDEWIRE SOFTWARE INC	COMMON STOCK USD.0001	UNITED STATES	19,000	564,680
GULF ISLAND FABRICATION INC	COMMON STOCK NPV	UNITED STATES	13,900	334,017
GULFMARK OFFSHORE INC CL A	COMMON STOCK USD.01	UNITED STATES	26,596	916,232
GULFPORT ENERGY CORP	COMMON STOCK USD.01	UNITED STATES	51,919	1,984,344
GYRODYNE CO OF AMERICA INC	REIT USD1.	UNITED STATES	1,400	100,884
H.B. FULLER CO.	COMMON STOCK USD1.	UNITED STATES	53,800	1,873,316
H+E EQUIPMENT SERVICES INC	COMMON STOCK USD.01	UNITED STATES	29,500	444,565
HACKETT GROUP INC/THE	COMMON STOCK USD.001	UNITED STATES	31,674	135,565
HAEMONETICS CORP/MASS	COMMON STOCK USD.01	UNITED STATES	52,812	2,156,842
HAIN CELESTIAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	36,147	1,959,890
HALCON RESOURCES CORP	COMMON STOCK USD.0001	UNITED STATES	101,341	701,280
HALLMARK FINL SERVICES INC	COMMON STOCK USD.18	UNITED STATES	3,500	32,865
HALOZYME THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	81,000	543,510
HANCOCK HOLDING CO	COMMON STOCK USD3.33	UNITED STATES	78,662	2,496,732
HANESBRANDS INC	COMMON STOCK USD.01	UNITED STATES	99,793	3,574,585
HANGER INC	COMMON STOCK USD.01	UNITED STATES	33,600	919,296
HANMI FINANCIAL CORPORATION	COMMON STOCK USD.001	UNITED STATES	42,549	578,241
HANOVER INSURANCE GROUP INC/	COMMON STOCK USD.01	UNITED STATES	46,000	1,782,040
HANSEN MEDICAL INC	COMMON STOCK USD.0001	UNITED STATES	26,700	55,536
HARBINGER GROUP INC	COMMON STOCK USD.01	UNITED STATES	20,870	160,490
HARMONIC INC	COMMON STOCK USD.001	UNITED STATES	113,314	574,502
HARRIS + HARRIS GROUP INC	COMMON STOCK USD.01	UNITED STATES	43,900	144,870
HARRIS TEETER SUPERMARKETS I	COMMON STOCK NPV	UNITED STATES	41,400	1,596,384
HARSCO CORP	COMMON STOCK USD1.25	UNITED STATES	80,850	1,899,975
HARTE HANKS INC	COMMON STOCK USD1.	UNITED STATES	43,050	253,995
HARVARD BIOSCIENCE INC	COMMON STOCK USD.01	UNITED STATES	16,200	70,956
HARVEST NATURAL RESOURCES IN	COMMON STOCK USD.01	UNITED STATES	38,100	345,567
HATTERAS FINANCIAL CORP	REIT USD.001	UNITED STATES	95,800	2,376,798
HAVERTY FURNITURE	COMMON STOCK USD1.	UNITED STATES	20,400	332,724
HAWAIIAN ELECTRIC INDS	COMMON STOCK NPV	UNITED STATES	98,800	2,483,832
HAWAIIAN HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	54,800	360,036
HAWKINS INC	COMMON STOCK USD.05	UNITED STATES	8,600	332,304
HAYNES INTERNATIONAL INC	COMMON STOCK USD.001	UNITED STATES	12,200	632,814
HCA HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	159,100	4,800,047
HCC INSURANCE HOLDINGS INC	COMMON STOCK USD1.	UNITED STATES	101,724	3,785,150
HEADWATERS INC	COMMON STOCK USD.001	UNITED STATES	65,000	556,400
HEALTH MGMT ASSOCIATES INC A	COMMON STOCK USD.01	UNITED STATES	271,037	2,526,065
HEALTH NET INC	COMMON STOCK USD.001	UNITED STATES	86,458	2,100,929
HEALTHCARE REALTY TRUST INC	REIT USD.01	UNITED STATES	80,200	1,925,602
HEALTHCARE SERVICES GROUP	COMMON STOCK USD.01	UNITED STATES	66,208	1,538,012
HEALTHSOUTH CORP W/D	COMMON STOCK USD.01	UNITED STATES	99,700	2,104,667

HEALTHSTREAM INC	COMMON STOCK NPV	UNITED STATES	16,800	408,408
HEALTHWAYS INC	COMMON STOCK USD.001	UNITED STATES	36,100	386,270
HEARTLAND EXPRESS INC	COMMON STOCK USD.01	UNITED STATES	57,310	749,042
HEARTLAND FINANCIAL USA INC	COMMON STOCK USD1.	UNITED STATES	14,006	366,257
HEARTLAND PAYMENT SYSTEMS IN	COMMON STOCK USD.001	UNITED STATES	42,100	1,241,950
HEARTWARE INTERNATIONAL INC	COMMON STOCK	UNITED STATES	12,400	1,040,980
HECKMANN CORP	COMMON STOCK USD.001	UNITED STATES	108,900	438,867
HECLA MINING CO	COMMON STOCK USD.25	UNITED STATES	289,635	1,688,572
HEICO CORP	COMMON STOCK USD.01	UNITED STATES	52,593	2,354,063
HEIDRICK + STRUGGLES INTL	COMMON STOCK USD.01	UNITED STATES	18,300	279,258
HELIX ENERGY SOLUTIONS GROUP	COMMON STOCK NPV	UNITED STATES	106,594	2,200,100
HENRY SCHEIN INC	COMMON STOCK USD.01	UNITED STATES	87,941	7,075,733
HERCULES OFFSHORE INC	COMMON STOCK USD.01	UNITED STATES	129,136	798,060
HERCULES TECHNOLOGY GROWTH	COMMON STOCK USD.001	UNITED STATES	57,338	638,172
HERITAGE COMMERCE CORP	COMMON STOCK NPV	UNITED STATES	15,600	108,888
HERITAGE FINANCIAL CORP	COMMON STOCK NPV	UNITED STATES	11,419	167,745
HERMAN MILLER INC	COMMON STOCK USD.2	UNITED STATES	57,005	1,221,047
HERSHA HOSPITALITY TRUST	REIT USD.01	UNITED STATES	136,705	683,525
HERTZ GLOBAL HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	248,300	4,039,841
HEXCEL CORP	COMMON STOCK USD.01	UNITED STATES	100,900	2,720,264
HFF INC CLASS A	COMMON STOCK USD.01	UNITED STATES	31,400	467,860
HHGREGG INC	COMMON STOCK USD.0001	UNITED STATES	17,000	119,340
HI TECH PHARMACAL CO INC	COMMON STOCK USD.01	UNITED STATES	10,400	363,792
HIBBETT SPORTS INC	COMMON STOCK USD.01	UNITED STATES	27,275	1,437,393
HICKORYTECH CORP	COMMON STOCK NPV	UNITED STATES	4,366	42,481
HIGHER ONE HOLDINGS INC	COMMON STOCK	UNITED STATES	27,500	289,850
HIGHWOODS PROPERTIES INC	REIT USD.01	UNITED STATES	76,600	2,562,270
HILL INTERNATIONAL INC	COMMON STOCK USD.0001	UNITED STATES	23,100	84,546
HILL ROM HOLDINGS INC	COMMON STOCK NPV	UNITED STATES	63,100	1,798,350
HILLENBRAND INC	COMMON STOCK NPV	UNITED STATES	50,776	1,148,045
HILLSHIRE BRANDS CO	COMMON STOCK USD.01	UNITED STATES	116,600	3,281,124
HILLTOP HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	46,499	629,596
HINGHAM INSTITUTION FOR SVGS	COMMON STOCK USD1.	UNITED STATES	300	18,780
HITTITE MICROWAVE CORP	COMMON STOCK USD.01	UNITED STATES	32,073	1,991,733
HMS HOLDINGS CORP	COMMON STOCK USD.01	UNITED STATES	86,000	2,229,120
HNI CORP	COMMON STOCK USD1.	UNITED STATES	45,100	1,355,706
HOLLYFRONTIER CORP	COMMON STOCK USD.01	UNITED STATES	205,106	9,547,684
HOLOGIC INC	COMMON STOCK USD.01	UNITED STATES	258,935	5,186,468
HOME BANCSHARES INC	COMMON STOCK USD.01	UNITED STATES	22,685	749,059
HOME FEDERAL BANCORP INC/ID	COMMON STOCK USD.01	UNITED STATES	17,200	213,796
HOME PROPERTIES INC	REIT USD.01	UNITED STATES	48,816	2,992,909
HOMEAWAY INC	COMMON STOCK USD.0001	UNITED STATES	28,900	635,800
HOMESTREET INC	COMMON STOCK	UNITED STATES	4,332	110,683
HORACE MANN EDUCATORS	COMMON STOCK USD.001	UNITED STATES	46,600	930,136
HORNBECK OFFSHORE SERVICES	COMMON STOCK USD.01	UNITED STATES	33,300	1,143,522
HORSEHEAD HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	47,800	488,038
HOSPITALITY PROPERTIES TRUST	REIT USD.01	UNITED STATES	127,500	2,986,050
HOT TOPIC INC	COMMON STOCK NPV	UNITED STATES	47,775	461,029
HOUSTON WIRE + CABLE CO	COMMON STOCK USD.001	UNITED STATES	16,243	199,302
HOVNANIAN ENTERPRISES A	COMMON STOCK USD.01	UNITED STATES	75,700	529,900
HOWARD HUGHES CORP/THE	COMMON STOCK	UNITED STATES	23,304	1,701,658
HSN INC	COMMON STOCK USD.01	UNITED STATES	39,000	2,148,120
HUB GROUP INC CL A	COMMON STOCK USD.01	UNITED STATES	37,180	1,249,248
HUBBELL INC CL B	COMMON STOCK USD.01	UNITED STATES	58,622	4,961,180
HUDSON GLOBAL INC	COMMON STOCK USD.001	UNITED STATES	23,900	107,072
HUDSON PACIFIC PROPERTIES IN	REIT USD.01	UNITED STATES	23,300	490,698
HUDSON VALLEY HOLDING CORP	COMMON STOCK USD.2	UNITED STATES	15,854	246,847
HUNT (JB) TRANSPRT SVCS INC	COMMON STOCK USD.01	UNITED STATES	87,718	5,237,642
HUNTINGTON INGALLS INDUSTRIE	COMMON STOCK USD.01	UNITED STATES	51,544	2,233,917
HUNTSMAN CORP	COMMON STOCK USD.01	UNITED STATES	195,833	3,113,745
HURCO COMPANIES INC	COMMON STOCK NPV	UNITED STATES	5,100	117,300
HURON CONSULTING GROUP INC	COMMON STOCK USD.01	UNITED STATES	21,600	727,704
HYATT HOTELS CORP CL A	COMMON STOCK USD.01	UNITED STATES	40,500	1,562,085
HYSTER YALE MATERIALS	COMMON STOCK USD.01	UNITED STATES	11,940	582,672
IAC/INTERACTIVECORP	COMMON STOCK USD.001	UNITED STATES	75,600	3,575,880
IBERIABANK CORP	COMMON STOCK USD1.	UNITED STATES	29,775	1,462,548
ICF INTERNATIONAL INC	COMMON STOCK USD.001	UNITED STATES	14,400	337,536
ICG GROUP INC	COMMON STOCK USD.001	UNITED STATES	41,600	475,488
ICONIX BRAND GROUP INC	COMMON STOCK USD.001	UNITED STATES	75,700	1,689,624
ICU MEDICAL INC	COMMON STOCK USD.1	UNITED STATES	13,809	841,382
IDACORP INC	COMMON STOCK NPV	UNITED STATES	50,781	2,201,356
IDENIX PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	55,736	270,320
IDEX CORP	COMMON STOCK USD.01	UNITED STATES	84,887	3,949,792
IDEXX LABORATORIES INC	COMMON STOCK USD.1	UNITED STATES	54,533	5,060,662
IDT CORP CLASS B	COMMON STOCK USD.01	UNITED STATES	17,100	163,134
IGATE CORP	COMMON STOCK USD.01	UNITED STATES	33,900	534,603
IHS INC CLASS A	COMMON STOCK USD.01	UNITED STATES	49,775	4,778,400
II VI INC	COMMON STOCK NPV	UNITED STATES	53,600	979,272
ILLUMINA INC	COMMON STOCK USD.01	UNITED STATES	119,198	6,626,217
IMATION CORP	COMMON STOCK USD.01	UNITED STATES	35,610	166,299
IMMERSION CORPORATION	COMMON STOCK USD.001	UNITED STATES	41,900	287,853
IMMUNOGEN INC	COMMON STOCK USD.01	UNITED STATES	76,204	971,601
IMMUNOMEDICS INC	COMMON STOCK USD.01	UNITED STATES	92,300	269,516
IMPAX LABORATORIES INC	COMMON STOCK USD.01	UNITED STATES	67,800	1,389,222
IMPERVA INC	COMMON STOCK USD.0001	UNITED STATES	8,400	264,852
INCONTACT INC	COMMON STOCK USD.0001	UNITED STATES	8,400	43,512
INCYTE CORP	COMMON STOCK USD.001	UNITED STATES	99,339	1,650,021
INDEPENDENCE HOLDING CO	COMMON STOCK USD1.	UNITED STATES	5,870	55,882
INDEPENDENT BANK CORP/MA	COMMON STOCK USD.01	UNITED STATES	21,400	619,530
INFINERA CORP	COMMON STOCK USD.001	UNITED STATES	100,500	583,905
INFINITY PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	19,364	677,740
INFINITY PROPERTY + CASUALTY	COMMON STOCK NPV	UNITED STATES	14,580	849,139
INFORMATICA CORP	COMMON STOCK USD.001	UNITED STATES	109,800	3,329,136
INGLES MARKETS INC CLASS A	COMMON STOCK USD.05	UNITED STATES	12,731	219,737
INGRAM MICRO INC CL A	COMMON STOCK USD.01	UNITED STATES	150,544	2,547,204
INGREDION INC	COMMON STOCK USD.01	UNITED STATES	73,500	4,735,605
INLAND REAL ESTATE CORP	REIT USD.01	UNITED STATES	76,200	638,556
INNERWORKINGS INC	COMMON STOCK USD.0001	UNITED STATES	31,500	434,070
INNODATA INC	COMMON STOCK USD.01	UNITED STATES	4,200	15,876
INNOPHOS HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	22,083	1,026,860
INNOSPEC INC	COMMON STOCK USD.01	UNITED STATES	22,500	776,025
INPHI CORP	COMMON STOCK	UNITED STATES	17,800	170,524
INSIGHT ENTERPRISES INC	COMMON STOCK USD.01	UNITED STATES	44,250	768,623
INSPERITY INC WD	COMMON STOCK USD.01	UNITED STATES	23,900	778,184
INSTEEL INDUSTRIES INC	COMMON STOCK NPV	UNITED STATES	17,950	224,016
INSULET CORP	COMMON STOCK USD.001	UNITED STATES	51,300	1,088,586
INTEGRA LIFESCIENCES HOLDING	COMMON STOCK USD.01	UNITED STATES	22,400	872,928
INTEGRATED DEVICE TECH INC	COMMON STOCK USD.001	UNITED STATES	153,652	1,121,660
INTEGRATED SILICON SOLUTION	COMMON STOCK USD.0001	UNITED STATES	26,800	241,200
INTER PARFUMS INC	COMMON STOCK USD.001	UNITED STATES	17,262	335,919
INTERACTIVE BROKERS GRO CL A	COMMON STOCK USD.01	UNITED STATES	41,600	569,088
INTERACTIVE INTELLIGENCE GRO	COMMON STOCK USD.01	UNITED STATES	14,500	486,330

INTERDIGITAL INC	COMMON STOCK USD.01	UNITED STATES	44,300	1,820,730
INTERFACE INC	COMMON STOCK USD.1	UNITED STATES	55,900	898,872
INTERMEC INC	COMMON STOCK USD.01	UNITED STATES	63,000	621,180
INTERMUNE INC	COMMON STOCK USD.001	UNITED STATES	53,100	514,539
INTERNAP NETWORK SERVICES	COMMON STOCK USD.001	UNITED STATES	63,565	441,141
INTERNATIONAL BANCSHARES CRP	COMMON STOCK USD1.	UNITED STATES	58,847	1,062,188
INTERSIL CORP A	COMMON STOCK USD.01	UNITED STATES	135,884	1,126,478
INTERVAL LEISURE GROUP	COMMON STOCK USD.01	UNITED STATES	41,800	810,502
INTEVAC INC	COMMON STOCK NPV	UNITED STATES	22,000	100,540
INTL FCSTONE INC	COMMON STOCK USD.01	UNITED STATES	10,677	185,887
INTL RECTIFIER CORP	COMMON STOCK USD1.	UNITED STATES	75,555	1,339,590
INTL SHIPHOLDING CORP	COMMON STOCK USD1.	UNITED STATES	6,000	98,880
INTL SPEEDWAY CORP CL A	COMMON STOCK USD.01	UNITED STATES	33,200	916,984
INTRALINKS HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	28,700	177,079
INTREPID POTASH INC	COMMON STOCK USD.001	UNITED STATES	52,900	1,126,241
INVACARE CORP	COMMON STOCK USD.25	UNITED STATES	31,100	506,930
INVENSENSE INC	COMMON STOCK USD.001	UNITED STATES	31,000	344,410
INVESCO MORTGAGE CAPITAL	REIT USD.01	UNITED STATES	111,400	2,195,694
INVESTMENT TECHNOLOGY GROUP	COMMON STOCK USD.01	UNITED STATES	46,200	415,800
INVESTORS BANCORP INC	COMMON STOCK USD.01	UNITED STATES	45,700	812,546
INVESTORS REAL ESTATE TRUST	REIT NPV	UNITED STATES	84,400	736,812
INVESTORS TITLE CO	COMMON STOCK NPV	UNITED STATES	400	24,000
ION GEOPHYSICAL CORP	COMMON STOCK USD.01	UNITED STATES	129,100	840,441
IPC THE HOSPITALIST CO	COMMON STOCK USD.001	UNITED STATES	16,600	659,186
IPG PHOTONICS CORP	COMMON STOCK USD.0001	UNITED STATES	27,900	1,859,535
IRIDIUM COMMUNICATIONS INC	COMMON STOCK USD.001	UNITED STATES	52,200	351,828
IROBOT CORP	COMMON STOCK USD.01	UNITED STATES	23,925	448,355
IRONWOOD PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	69,300	768,537
ISIS PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	109,000	1,140,140
ISLE OF CAPRI CASINOS	COMMON STOCK USD.01	UNITED STATES	17,400	97,440
ISRAMCO INC	COMMON STOCK USD.01	UNITED STATES	1,400	145,586
ISTAR FINANCIAL INC	REIT USD.001	UNITED STATES	99,618	811,887
ITC HOLDINGS CORP	COMMON STOCK NPV	UNITED STATES	51,900	3,991,629
ITRON INC	COMMON STOCK NPV	UNITED STATES	41,300	1,839,915
ITT CORP	COMMON STOCK USD1.	UNITED STATES	91,900	2,155,974
ITT EDUCATIONAL SERVICES INC	COMMON STOCK USD.01	UNITED STATES	26,620	460,792
IXIA	COMMON STOCK NPV	UNITED STATES	40,900	694,482
IXYS CORPORATION	COMMON STOCK USD.01	UNITED STATES	23,580	215,521
J + J SNACK FOODS CORP	COMMON STOCK NPV	UNITED STATES	15,922	1,018,053
J2 GLOBAL INC	COMMON STOCK USD.01	UNITED STATES	47,560	1,454,385
JACK HENRY + ASSOCIATES INC	COMMON STOCK USD.01	UNITED STATES	88,100	3,458,806
JACK IN THE BOX INC	COMMON STOCK USD.01	UNITED STATES	43,822	1,253,309
JAKKS PACIFIC INC	COMMON STOCK USD.001	UNITED STATES	34,100	426,932
JANUS CAPITAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	194,700	1,658,844
JARDEN CORP	COMMON STOCK USD.01	UNITED STATES	80,333	4,153,216
JEFFERIES GROUP INC	COMMON STOCK USD.0001	UNITED STATES	135,600	2,518,092
JETBLUE AIRWAYS CORP	COMMON STOCK USD.01	UNITED STATES	241,585	1,379,450
JIVE SOFTWARE INC	COMMON STOCK	UNITED STATES	15,500	225,215
JMP GROUP INC	COMMON STOCK USD.001	UNITED STATES	15,768	95,712
JOHN BEAN TECHNOLOGIES CORP	COMMON STOCK USD.01	UNITED STATES	29,465	523,593
JOHNSON OUTDOORS INC A	COMMON STOCK USD.05	UNITED STATES	2,400	47,808
JONES GROUP INC/THE	COMMON STOCK USD.01	UNITED STATES	89,576	990,711
JONES LANG LASALLE INC	COMMON STOCK USD.01	UNITED STATES	43,100	3,617,814
JOS A BANK CLOTHIERS INC	COMMON STOCK USD.01	UNITED STATES	29,055	1,237,162
JOURNAL COMMUNICATIONS INC A	COMMON STOCK USD.01	UNITED STATES	42,600	230,466
K SWISS INC A	COMMON STOCK USD.01	UNITED STATES	26,400	88,704
K12 INC	COMMON STOCK USD.0001	UNITED STATES	28,100	574,364
KADANT INC	COMMON STOCK USD.01	UNITED STATES	13,544	359,051
KAISER ALUMINUM CORP	COMMON STOCK USD.01	UNITED STATES	17,000	1,048,730
KAMAN CORP	COMMON STOCK USD1.	UNITED STATES	28,854	1,061,827
KANSAS CITY LIFE INS CO	COMMON STOCK USD1.25	UNITED STATES	5,940	226,670
KANSAS CITY SOUTHERN	COMMON STOCK USD.01	UNITED STATES	106,650	8,903,142
KAPSTONE PAPER AND PACKAGING	COMMON STOCK USD.0001	UNITED STATES	35,500	787,745
KAR AUCTION SERVICES INC	COMMON STOCK USD.01	UNITED STATES	30,300	613,272
KAYDON CORP	COMMON STOCK USD.1	UNITED STATES	33,500	801,655
KB HOME	COMMON STOCK USD1.	UNITED STATES	75,400	1,191,320
KBR INC	COMMON STOCK USD.001	UNITED STATES	142,787	4,272,187
KBW INC	COMMON STOCK USD.01	UNITED STATES	37,300	570,690
KEARNY FINANCIAL CORP	COMMON STOCK USD.1	UNITED STATES	19,019	185,435
KELLY SERVICES INC A	COMMON STOCK USD1.	UNITED STATES	32,000	503,680
KEMET CORP	COMMON STOCK USD.01	UNITED STATES	39,800	200,194
KEMPER CORP	COMMON STOCK USD.1	UNITED STATES	49,600	1,463,200
KENNAMETAL INC	COMMON STOCK USD1.25	UNITED STATES	78,810	3,152,400
KENNEDY WILSON HOLDINGS INC	COMMON STOCK USD.0001	UNITED STATES	31,100	434,778
KERYX BIOPHARMACEUTICALS	COMMON STOCK USD.001	UNITED STATES	69,000	180,780
KEY ENERGY SERVICES INC	COMMON STOCK USD.1	UNITED STATES	133,108	925,101
KEY TRONIC CORP	COMMON STOCK NPV	UNITED STATES	1,700	17,408
KEYNOTE SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	13,342	187,989
KEYW HOLDING CORP/THE	COMMON STOCK	UNITED STATES	6,600	83,754
KFORCE INC	COMMON STOCK USD.01	UNITED STATES	31,390	449,819
KILROY REALTY CORP	REIT USD.01	UNITED STATES	69,981	3,315,000
KIMBALL INTERNATIONAL B	COMMON STOCK USD.05	UNITED STATES	38,400	445,824
KINDRED HEALTHCARE INC	COMMON STOCK USD.25	UNITED STATES	52,117	563,906
KIOR INC CL A	COMMON STOCK USD.0001	UNITED STATES	10,600	67,946
KIRBY CORP	COMMON STOCK USD.1	UNITED STATES	54,851	3,394,728
KIRKLAND S INC	COMMON STOCK NPV	UNITED STATES	17,800	188,502
KITE REALTY GROUP TRUST	REIT USD.01	UNITED STATES	51,600	288,444
KMG CHEMICALS INC	COMMON STOCK USD.01	UNITED STATES	500	8,785
KNIGHT CAPITAL GROUP INC A	COMMON STOCK USD.01	UNITED STATES	101,916	357,725
KNIGHT TRANSPORTATION INC	COMMON STOCK USD.01	UNITED STATES	64,087	937,593
KNOLL INC	COMMON STOCK USD.01	UNITED STATES	47,700	732,672
KODIAK OIL + GAS CORP	COMMON STOCK NPV	UNITED STATES	266,300	2,356,755
KOPIN CORP	COMMON STOCK USD.01	UNITED STATES	75,929	252,844
KOPPERS HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	22,800	869,820
KORN/FERRY INTERNATIONAL	COMMON STOCK USD.01	UNITED STATES	53,100	842,166
KRATON PERFORMANCE POLYMERS	COMMON STOCK USD.01	UNITED STATES	31,800	764,154
KRATOS DEFENSE + SECURITY	COMMON STOCK USD.001	UNITED STATES	18,673	93,925
KRISPY KREME DOUGHNUTS INC	COMMON STOCK NPV	UNITED STATES	60,000	562,800
KRONOS WORLDWIDE INC	COMMON STOCK USD.01	UNITED STATES	26,800	522,600
KVH INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	15,103	211,140
LA Z BOY INC	COMMON STOCK USD1.	UNITED STATES	52,300	740,045
LACLEDE GROUP INC/THE	COMMON STOCK USD1.	UNITED STATES	23,400	903,474
LADENBURG THALMANN FINANCIAL	COMMON STOCK USD.0001	UNITED STATES	81,500	114,100
LAKELAND BANCORP INC	COMMON STOCK NPV	UNITED STATES	23,853	242,824
LAKELAND FINANCIAL CORP	COMMON STOCK NPV	UNITED STATES	17,100	441,864
LAMAR ADVERTISING CO A	COMMON STOCK USD.001	UNITED STATES	73,254	2,838,593
LANCASTER COLONY CORP	COMMON STOCK NPV	UNITED STATES	19,450	1,345,746
LANDAUER INC	COMMON STOCK USD.1	UNITED STATES	10,000	612,100
LANDEC CORP	COMMON STOCK USD.001	UNITED STATES	26,549	251,950
LANDSTAR SYSTEM INC	COMMON STOCK USD.01	UNITED STATES	47,600	2,497,096
LANNETT CO INC	COMMON STOCK USD.001	UNITED STATES	1,700	8,432
LAREDO PETROLEUM HOLDINGS IN	COMMON STOCK USD.01	UNITED STATES	20,200	366,832

LAS VEGAS SANDS CORP	COMMON STOCK USD.001	UNITED STATES	388,550	17,935,468
LASALLE HOTEL PROPERTIES	REIT USD.01	UNITED STATES	86,300	2,191,157
LATTICE SEMICONDUCTOR CORP	COMMON STOCK USD.01	UNITED STATES	128,000	510,720
LAYNE CHRISTENSEN COMPANY	COMMON STOCK USD.01	UNITED STATES	21,400	519,378
LEAP WIRELESS INTL INC	COMMON STOCK USD.0001	UNITED STATES	60,900	404,985
LEAPFROG ENTERPRISES INC	COMMON STOCK USD.0001	UNITED STATES	33,400	288,242
LEAR CORP	COMMON STOCK USD.01	UNITED STATES	98,400	4,609,056
LENDER PROCESSING SERVICES	COMMON STOCK USD.0001	UNITED STATES	89,250	2,197,335
LENNOX INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	50,033	2,627,733
LEVEL 3 COMMUNICATIONS INC	COMMON STOCK USD.01	UNITED STATES	162,207	3,748,604
LEXICON PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	184,200	408,924
LEXINGTON REALTY TRUST	REIT USD.0001	UNITED STATES	121,893	1,273,782
LEXMARK INTERNATIONAL INC A	COMMON STOCK USD.01	UNITED STATES	64,200	1,488,798
LHC GROUP INC	COMMON STOCK USD.01	UNITED STATES	17,149	365,274
LIBBEY INC	COMMON STOCK USD.01	UNITED STATES	19,500	377,325
LIBERTY GLOBAL INC A	COMMON STOCK USD.01	UNITED STATES	259,270	16,331,417
LIBERTY INTERACTIVE CORP A	COMMON STOCK USD.01	UNITED STATES	547,063	10,766,200
LIBERTY PROPERTY TRUST	REIT USD.001	UNITED STATES	104,100	3,723,657
LIBERTY VENTURES SER A	COMMON STOCK	UNITED STATES	36,471	2,471,275
LIFE TIME FITNESS INC	COMMON STOCK USD.02	UNITED STATES	43,400	2,135,714
LIFEPOINT HOSPITALS INC	COMMON STOCK USD.01	UNITED STATES	51,436	1,941,709
LIFETIME BRANDS INC	COMMON STOCK USD.01	UNITED STATES	12,800	135,808
LIFEWAY FOODS INC	COMMON STOCK NPV	UNITED STATES	3,200	27,968
LIGAND PHARMACEUTICALS CL B	COMMON STOCK USD.001	UNITED STATES	19,533	405,114
LIMELIGHT NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	57,600	127,872
LIMONEIRA CO	COMMON STOCK USD.01	UNITED STATES	1,700	32,963
LIN TV CORP CL A	COMMON STOCK USD.01	UNITED STATES	32,600	245,478
LINCOLN EDUCATIONAL SERVICES	COMMON STOCK NPV	UNITED STATES	11,400	63,726
LINCOLN ELECTRIC HOLDINGS	COMMON STOCK NPV	UNITED STATES	83,660	4,072,569
LINDSAY CORP	COMMON STOCK USD1.	UNITED STATES	13,033	1,044,204
LINKEDIN CORP A	COMMON STOCK USD.0001	UNITED STATES	59,900	6,877,718
LIONBRIDGE TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	61,900	248,838
LIONS GATE ENTERTAINMENT COR	COMMON STOCK NPV	UNITED STATES	79,000	1,295,600
LIQUIDITY SERVICES INC	COMMON STOCK USD.001	UNITED STATES	20,800	849,888
LITHIA MOTORS INC CL A	COMMON STOCK NPV	UNITED STATES	21,700	812,014
LITTELFUSE INC	COMMON STOCK USD.01	UNITED STATES	21,700	1,339,107
LIVE NATION ENTERTAINMENT IN	COMMON STOCK USD.01	UNITED STATES	130,462	1,214,601
LIVEPERSON INC	COMMON STOCK USD.001	UNITED STATES	54,800	720,072
LKQ CORP	COMMON STOCK USD.01	UNITED STATES	284,914	6,011,685
LMI AEROSPACE INC	COMMON STOCK USD.02	UNITED STATES	9,800	189,532
LOGMEIN INC	COMMON STOCK USD.01	UNITED STATES	16,900	378,729
LORAL SPACE + COMMUNICATIONS	COMMON STOCK USD.01	UNITED STATES	10,900	595,794
LOUISIANA PACIFIC CORP	COMMON STOCK USD1.	UNITED STATES	140,851	2,721,241
LPL FINANCIAL HOLDINGS INC	COMMON STOCK	UNITED STATES	47,700	1,343,232
LSB INDUSTRIES INC	COMMON STOCK USD.1	UNITED STATES	20,600	729,652
LSI INDUSTRIES INC	COMMON STOCK NPV	UNITED STATES	21,387	149,923
LTC PROPERTIES INC	REIT USD.01	UNITED STATES	33,200	1,168,308
LTX CREDENCE CORP	COMMON STOCK USD.05	UNITED STATES	42,033	275,736
LUBY S INC	COMMON STOCK USD.32	UNITED STATES	8,900	59,541
LUFKIN INDUSTRIES INC	COMMON STOCK USD1.	UNITED STATES	33,700	1,958,981
LUMBER LIQUIDATORS HOLDINGS	COMMON STOCK USD.001	UNITED STATES	27,000	1,426,410
LUMINEX CORP	COMMON STOCK USD.001	UNITED STATES	38,905	652,048
LUMOS NETWORKS CORP	COMMON STOCK USD.01	UNITED STATES	16,476	165,090
LYDALL INC	COMMON STOCK USD.1	UNITED STATES	16,100	230,874
M/I HOMES INC	COMMON STOCK USD.01	UNITED STATES	21,600	572,400
MAC GRAY CORP	COMMON STOCK USD.01	UNITED STATES	11,800	148,090
MACERICH CO/THE	REIT USD.01	UNITED STATES	130,500	7,608,150
MACK CALI REALTY CORP	REIT USD.01	UNITED STATES	90,340	2,358,777
MADISON SQUARE GARDEN CO A	COMMON STOCK USD.01	UNITED STATES	61,568	2,730,541
MAGELLAN HEALTH SERVICES INC	COMMON STOCK USD.01	UNITED STATES	28,450	1,394,050
MAGNUM HUNTER RESOURCES CORP	COMMON STOCK USD.01	UNITED STATES	100,900	402,591
MAGNUM HUNTER RESOURCES WTS	EXP 14OCT2013	UNITED STATES	10,090	303
MAIDENFORM BRANDS INC	COMMON STOCK USD.01	UNITED STATES	23,291	453,942
MAIN STREET CAPITAL CORP	COMMON STOCK USD.01	UNITED STATES	32,515	992,027
MAINSOURCE FINANCIAL GROUP I	COMMON STOCK NPV	UNITED STATES	20,412	258,620
MAKO SURGICAL CORP	COMMON STOCK USD.001	UNITED STATES	33,000	424,710
MANHATTAN ASSOCIATES INC	COMMON STOCK USD.01	UNITED STATES	21,244	1,281,863
MANITOWOC COMPANY INC	COMMON STOCK USD.01	UNITED STATES	135,700	2,127,776
MANNING + NAPIER INC	COMMON STOCK USD.01	UNITED STATES	18,500	233,100
MANNKIND CORP	COMMON STOCK USD.01	UNITED STATES	58,129	134,278
MANPOWERGROUP INC	COMMON STOCK USD.01	UNITED STATES	80,600	3,420,664
MANTECH INTERNATIONAL CORP A	COMMON STOCK USD.01	UNITED STATES	24,639	639,136
MAP PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	18,700	293,777
MARCHEX INC CLASS B	COMMON STOCK USD.01	UNITED STATES	27,900	114,669
MARCUS CORPORATION	COMMON STOCK USD1.	UNITED STATES	23,600	294,292
MARINE PRODUCTS CORP	COMMON STOCK USD.1	UNITED STATES	15,125	86,515
MARINEMAX INC	COMMON STOCK USD.001	UNITED STATES	25,000	223,500
MARKEL CORP	COMMON STOCK NPV	UNITED STATES	9,454	4,097,553
MARKETAXESS HOLDINGS INC	COMMON STOCK USD.003	UNITED STATES	28,000	988,400
MARLIN BUSINESS SERVICES INC	COMMON STOCK USD.01	UNITED STATES	8,800	176,528
MARRIOTT VACATIONS WORLD	COMMON STOCK USD.01	UNITED STATES	27,000	1,125,090
MARTEN TRANSPORT LTD	COMMON STOCK USD.01	UNITED STATES	17,643	324,455
MARTHA STEWART LIVING A	COMMON STOCK USD.01	UNITED STATES	25,600	62,720
MARTIN MARIETTA MATERIALS	COMMON STOCK USD.01	UNITED STATES	46,751	4,407,684
MASIMO CORPORATION	COMMON STOCK USD.001	UNITED STATES	55,400	1,163,954
MASTEC INC	COMMON STOCK USD.1	UNITED STATES	53,600	1,336,248
MATADOR RESOURCES CO	COMMON STOCK USD.01	UNITED STATES	7,385	60,557
MATERION CORP	COMMON STOCK NPV	UNITED STATES	23,899	616,116
MATRIX SERVICE CO	COMMON STOCK USD.01	UNITED STATES	31,700	364,550
MATSON INC	COMMON STOCK NPV	UNITED STATES	42,924	1,061,081
MATTHEWS INTL CORP CLASS A	COMMON STOCK USD1.	UNITED STATES	32,246	1,035,097
MATTRESS FIRM HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	9,000	220,770
MAXIM INTEGRATED PRODUCTS	COMMON STOCK USD.001	UNITED STATES	286,600	8,426,040
MAXIMUS INC	COMMON STOCK NPV	UNITED STATES	34,464	2,178,814
MAXWELL TECHNOLOGIES INC	COMMON STOCK USD.1	UNITED STATES	29,100	241,239
MAXYGEN INC	COMMON STOCK USD.0001	UNITED STATES	29,600	72,816
MB FINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	58,683	1,158,989
MBIA INC	COMMON STOCK USD1.	UNITED STATES	143,336	1,125,188
MCCLATCHY CO CLASS A	COMMON STOCK USD.01	UNITED STATES	65,800	215,166
MCDERMOTT INTL INC	COMMON STOCK USD1.	UNITED STATES	239,513	2,639,433
MCG CAPITAL CORP	COMMON STOCK USD.01	UNITED STATES	65,625	301,875
MCGRATH RENTCORP	COMMON STOCK NPV	UNITED STATES	28,248	819,757
MCMORAN EXPLORATION CO	COMMON STOCK USD.01	UNITED STATES	101,600	1,630,680
MDC HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	40,415	1,485,655
MDU RESOURCES GROUP INC	COMMON STOCK USD1.	UNITED STATES	186,245	3,955,844
MEADOWBROOK INSURANCE GROUP	COMMON STOCK USD.01	UNITED STATES	63,043	364,389
MEASUREMENT SPECIALTIES INC	COMMON STOCK NPV	UNITED STATES	16,396	563,367
MEDALLION FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	20,084	235,786
MEDASSETS INC	COMMON STOCK USD.01	UNITED STATES	47,800	801,606
MEDICAL PROPERTIES TRUST INC	REIT USD.001	UNITED STATES	134,581	1,609,589
MEDICINES COMPANY	COMMON STOCK USD.001	UNITED STATES	56,700	1,359,099
MEDIDATA SOLUTIONS INC	COMMON STOCK USD.01	UNITED STATES	20,700	811,233

MEDIFAST INC	COMMON STOCK USD.001	UNITED STATES	13,400	353,626
MEDIVATION INC	COMMON STOCK USD.01	UNITED STATES	71,200	3,642,592
MEDLEY CAPITAL CORP	COMMON STOCK USD.001	UNITED STATES	23,322	339,575
MEDNAX INC	COMMON STOCK USD.01	UNITED STATES	48,249	3,836,760
MEETME INC	COMMON STOCK USD.001	UNITED STATES	9,200	32,108
MEMC ELECTRONIC MATERIALS	COMMON STOCK USD.01	UNITED STATES	250,700	804,747
MEN S WEARHOUSE INC/THE	COMMON STOCK USD.01	UNITED STATES	52,860	1,647,118
MENTOR GRAPHICS CORP	COMMON STOCK NPV	UNITED STATES	102,300	1,741,146
MERCHANTS BANCSHARES INC	COMMON STOCK USD.01	UNITED STATES	8,476	226,903
MERCURY GENERAL CORP	COMMON STOCK NPV	UNITED STATES	27,700	1,099,413
MERCURY SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	30,700	282,440
MEREDITH CORP	COMMON STOCK USD1.	UNITED STATES	37,100	1,278,095
MERGE HEALTHCARE INC	COMMON STOCK USD.01	UNITED STATES	55,700	137,579
MERIDIAN BIOSCIENCE INC	COMMON STOCK NPV	UNITED STATES	43,140	873,585
MERIDIAN INTERSTATE BANCORP	COMMON STOCK NPV	UNITED STATES	6,600	110,748
MERIT MEDICAL SYSTEMS INC	COMMON STOCK NPV	UNITED STATES	42,020	584,078
MERITAGE HOMES CORP	COMMON STOCK USD.01	UNITED STATES	30,000	1,120,500
MERITOR INC	COMMON STOCK USD1.	UNITED STATES	108,412	512,789
MESA LABORATORIES INC	COMMON STOCK NPV	UNITED STATES	2,600	130,286
MET PRO CORP	COMMON STOCK USD.1	UNITED STATES	15,200	147,288
METALICO INC	COMMON STOCK USD.001	UNITED STATES	28,300	55,468
METALS USA HOLDINGS CORP	COMMON STOCK USD.01	UNITED STATES	11,000	192,390
METHODE ELECTRONICS INC	COMMON STOCK USD.5	UNITED STATES	42,160	422,865
METRO BANCORP INC	COMMON STOCK USD1.	UNITED STATES	8,395	110,982
METTLER TOLEDO INTERNATIONAL	COMMON STOCK USD.01	UNITED STATES	30,900	5,972,970
MFA FINANCIAL INC	REIT USD.01	UNITED STATES	358,200	2,905,002
MGE ENERGY INC	COMMON STOCK USD1.	UNITED STATES	23,300	1,187,135
MGIC INVESTMENT CORP	COMMON STOCK USD1.	UNITED STATES	205,000	545,300
MGM RESORTS INTERNATIONAL	COMMON STOCK USD.01	UNITED STATES	383,150	4,459,866
MICHAEL BAKER CORP	COMMON STOCK USD1.	UNITED STATES	6,942	173,064
MICREL INC	COMMON STOCK NPV	UNITED STATES	51,400	488,300
MICROFINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	1,200	8,736
MICROS SYSTEMS INC	COMMON STOCK USD.0125	UNITED STATES	80,900	3,433,396
MICROSEMI CORP	COMMON STOCK USD.2	UNITED STATES	87,600	1,843,104
MICROSTRATEGY INC CL A	COMMON STOCK USD.001	UNITED STATES	8,168	762,728
MID AMERICA APARTMENT COMM	REIT USD.01	UNITED STATES	42,012	2,720,277
MIDDLEBY CORP	COMMON STOCK USD.01	UNITED STATES	19,294	2,473,684
MIDDLESEX WATER CO	COMMON STOCK NPV	UNITED STATES	17,200	336,432
MIDSOUTH BANCORP INC	COMMON STOCK USD.1	UNITED STATES	6,093	99,621
MIDSTATES PETROLEUM CO INC	COMMON STOCK USD.01	UNITED STATES	18,900	130,221
MIDWAY GOLD CORP	COMMON STOCK NPV	UNITED STATES	39,100	54,349
MILLER ENERGY RESOURCES INC	COMMON STOCK USD.0001	UNITED STATES	14,400	57,024
MILLER INDUSTRIES INC/TENN	COMMON STOCK USD.01	UNITED STATES	10,900	166,225
MINDSPEED TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	25,200	117,936
MINE SAFETY APPLIANCES CO	COMMON STOCK NPV	UNITED STATES	27,915	1,192,250
MINERALS TECHNOLOGIES INC	COMMON STOCK USD.1	UNITED STATES	39,200	1,564,864
MIPS TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	54,046	422,640
MISTRAS GROUP INC	COMMON STOCK USD.01	UNITED STATES	10,800	266,652
MITCHAM INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	12,400	169,012
MKS INSTRUMENTS INC	COMMON STOCK NPV	UNITED STATES	53,452	1,377,993
MOBILE MINI INC	COMMON STOCK USD.01	UNITED STATES	40,231	838,012
MODINE MANUFACTURING CO	COMMON STOCK USD.625	UNITED STATES	54,500	443,085
MODUSLINK GLOBAL SOLUTIONS I	COMMON STOCK USD.01	UNITED STATES	51,559	149,521
MOHAWK INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	55,779	5,046,326
MOLINA HEALTHCARE INC	COMMON STOCK USD.001	UNITED STATES	28,150	761,739
MOLYCORP INC	COMMON STOCK	UNITED STATES	57,800	545,632
MOMENTA PHARMACEUTICALS INC	COMMON STOCK USD.0001	UNITED STATES	49,500	583,110
MONARCH CASINO + RESORT INC	COMMON STOCK USD.01	UNITED STATES	12,125	132,284
MONEYGRAM INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	10,650	141,539
MONMOUTH REIT CLASS A	REIT USD.01	UNITED STATES	39,200	406,112
MONOLITHIC POWER SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	35,400	788,712
MONOTYPE IMAGING HOLDINGS IN	COMMON STOCK USD.001	UNITED STATES	34,800	556,104
MONRO MUFFLER BRAKE INC	COMMON STOCK USD.01	UNITED STATES	31,939	1,116,907
MONSTER WORLDWIDE INC	COMMON STOCK USD.001	UNITED STATES	123,400	693,508
MOOG INC CLASS A	COMMON STOCK USD1.	UNITED STATES	46,299	1,899,648
MORGANS HOTEL GROUP CO	COMMON STOCK USD.01	UNITED STATES	21,760	120,550
MORNINGSTAR INC	COMMON STOCK NPV	UNITED STATES	24,317	1,527,837
MOVADO GROUP INC	COMMON STOCK USD.01	UNITED STATES	18,500	567,580
MOVE INC	COMMON STOCK USD.001	UNITED STATES	38,165	289,672
MRC GLOBAL INC	COMMON STOCK USD.01	UNITED STATES	19,600	544,488
MSC INDUSTRIAL DIRECT CO A	COMMON STOCK USD.001	UNITED STATES	46,325	3,491,979
MSCI INC	COMMON STOCK USD.01	UNITED STATES	119,624	3,707,148
MTR GAMING GROUP INC	COMMON STOCK USD.00001	UNITED STATES	4,100	17,097
MTS SYSTEMS CORP	COMMON STOCK USD.25	UNITED STATES	15,740	801,638
MUELLER INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	19,400	970,582
MUELLER WATER PRODUCTS INC A	COMMON STOCK USD.01	UNITED STATES	161,400	905,454
MULTI COLOR CORP	COMMON STOCK NPV	UNITED STATES	15,420	369,926
MULTI FINELINE ELECTRONIX IN	COMMON STOCK USD.0001	UNITED STATES	10,200	206,142
MULTIMEDIA GAMES HOLDING CO	COMMON STOCK USD.01	UNITED STATES	28,000	411,880
MVC CAPITAL INC	COMMON STOCK USD.01	UNITED STATES	26,213	318,488
MWI VETERINARY SUPPLY INC	COMMON STOCK USD.01	UNITED STATES	12,600	1,386,000
MYERS INDUSTRIES INC	COMMON STOCK NPV	UNITED STATES	37,643	570,291
MYR GROUP INC/DELAWARE	COMMON STOCK USD.01	UNITED STATES	23,400	520,650
MYRIAD GENETICS INC	COMMON STOCK USD.01	UNITED STATES	86,300	2,351,675
N B T BANCORP INC	COMMON STOCK USD.01	UNITED STATES	37,514	760,409
NACCO INDUSTRIES CL A	COMMON STOCK USD1.	UNITED STATES	5,970	362,319
NANOMETRICS INC	COMMON STOCK NPV	UNITED STATES	19,600	282,632
NASB FINANCIAL INC	COMMON STOCK USD.15	UNITED STATES	1,100	23,507
NASH FINCH CO	COMMON STOCK USD1.667	UNITED STATES	14,000	297,920
NATHAN S FAMOUS INC	COMMON STOCK USD.01	UNITED STATES	500	16,850
NATIONAL BANKSHARES INC/VA	COMMON STOCK USD1.25	UNITED STATES	8,300	268,837
NATIONAL BEVERAGE CORP	COMMON STOCK USD.01	UNITED STATES	11,260	164,283
NATIONAL CINEMEDIA INC	COMMON STOCK USD.01	UNITED STATES	57,400	811,062
NATIONAL FINANCIAL PARTNERS	COMMON STOCK USD.1	UNITED STATES	47,000	805,580
NATIONAL FUEL GAS CO	COMMON STOCK USD1.	UNITED STATES	72,784	3,689,421
NATIONAL HEALTHCARE CORP	COMMON STOCK USD.01	UNITED STATES	10,700	503,114
NATIONAL INSTRUMENTS CORP	COMMON STOCK USD.01	UNITED STATES	92,125	2,377,746
NATIONAL INTERSTATE CORP	COMMON STOCK USD.01	UNITED STATES	5,834	168,136
NATIONAL PRESTO INDS INC	COMMON STOCK USD1.	UNITED STATES	5,400	373,140
NATIONAL RESEARCH CORP	COMMON STOCK USD.001	UNITED STATES	607	32,899
NATIONAL RETAIL PROPERTIES	REIT USD.01	UNITED STATES	104,430	3,258,216
NATIONSTAR MORTGAGE HOLDINGS	COMMON STOCK USD.01	UNITED STATES	15,900	492,582
NATL HEALTH INVESTORS INC	REIT USD.01	UNITED STATES	25,316	1,431,113
NATL PENN BCSHS INC	COMMON STOCK NPV	UNITED STATES	132,412	1,234,080
NATL WESTERN LIFE INS CL A	COMMON STOCK USD1.	UNITED STATES	2,400	378,576
NATURAL GAS SERVICES GROUP	COMMON STOCK USD.01	UNITED STATES	11,500	188,830
NATURES SUNSHINE PRODS INC	COMMON STOCK NPV	UNITED STATES	10,200	147,696
NATUS MEDICAL INC	COMMON STOCK USD.001	UNITED STATES	35,800	400,244
NAVIDEA BIOPHARMACEUTICALS I	COMMON STOCK USD.001	UNITED STATES	92,800	262,624
NAVIGANT CONSULTING INC	COMMON STOCK USD.001	UNITED STATES	54,800	611,568
NAVIGATORS GROUP INC	COMMON STOCK USD.1	UNITED STATES	13,000	663,910
NAVISTAR INTERNATIONAL CORP	COMMON STOCK USD.1	UNITED STATES	64,600	1,406,342

NCI BUILDING SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	15,205	211,350
NCR CORPORATION	COMMON STOCK USD.01	UNITED STATES	163,200	4,158,336
NEENAH PAPER INC	COMMON STOCK USD.01	UNITED STATES	19,100	543,777
NEKTAR THERAPEUTICS	COMMON STOCK USD.0001	UNITED STATES	111,400	825,474
NELNET INC CL A	COMMON STOCK USD.01	UNITED STATES	26,400	786,456
NEOGEN CORP	COMMON STOCK USD.16	UNITED STATES	24,543	1,112,289
NETGEAR INC	COMMON STOCK USD.001	UNITED STATES	38,300	1,509,786
NETSCOUT SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	35,800	930,442
NETSPEND HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	36,100	426,702
NETSUITE INC	COMMON STOCK USD.01	UNITED STATES	28,000	1,884,400
NEUROCRINE BIOSCIENCES INC	COMMON STOCK USD.001	UNITED STATES	53,100	397,188
NEUSTAR INC CLASS A	COMMON STOCK USD.001	UNITED STATES	70,060	2,937,616
NEUTRAL TANDEM INC	COMMON STOCK USD.001	UNITED STATES	33,900	87,123
NEW JERSEY RESOURCES CORP	COMMON STOCK USD2.5	UNITED STATES	42,325	1,676,917
NEW YORK + CO	COMMON STOCK USD.001	UNITED STATES	21,054	80,216
NEW YORK COMMUNITY BANCORP	COMMON STOCK USD.01	UNITED STATES	443,069	5,804,204
NEW YORK MORTGAGE TRUST INC	REIT USD.02	UNITED STATES	48,500	306,520
NEW YORK TIMES CO A	COMMON STOCK USD.1	UNITED STATES	145,600	1,241,968
NEWMARKET CORP	COMMON STOCK NPV	UNITED STATES	8,672	2,273,798
NEWPARK RESOURCES INC	COMMON STOCK USD.01	UNITED STATES	98,300	771,655
NEWPORT CORP	COMMON STOCK USD.1167	UNITED STATES	39,200	527,240
NEWSTAR FINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	21,500	301,215
NGP CAPITAL RESOURCES CO	COMMON STOCK USD.001	UNITED STATES	29,729	214,643
NIC INC	COMMON STOCK NPV	UNITED STATES	63,900	1,044,126
NICHOLAS FINANCIAL INC	COMMON STOCK NPV	UNITED STATES	7,000	86,800
NIELSEN HOLDINGS NV	COMMON STOCK EUR.07	UNITED STATES	116,700	3,569,853
NII HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	174,322	1,242,916
NL INDUSTRIES	COMMON STOCK USD.125	UNITED STATES	6,200	70,990
NN INC	COMMON STOCK USD.01	UNITED STATES	15,000	137,400
NORANDA ALUMINUM HOLDING COR	COMMON STOCK USD.01	UNITED STATES	19,400	118,534
NORDSON CORP	COMMON STOCK NPV	UNITED STATES	63,548	4,011,150
NORTEK INC	COMMON STOCK USD.01	UNITED STATES	6,500	430,625
NORTHERN OIL AND GAS INC	COMMON STOCK USD.001	UNITED STATES	63,500	1,068,070
NORTHFIELD BANCORP INC/NJ	COMMON STOCK USD.001	UNITED STATES	18,500	282,125
NORTHRIM BANCORP INC	COMMON STOCK USD1.	UNITED STATES	1,100	24,915
NORTHSTAR REALTY FINANCE COR	REIT USD.01	UNITED STATES	171,178	1,205,093
NORTHWEST BANCSHARES INC	COMMON STOCK USD.01	UNITED STATES	101,775	1,235,549
NORTHWEST NATURAL GAS CO	COMMON STOCK USD3.167	UNITED STATES	26,833	1,186,019
NORTHWEST PIPE CO	COMMON STOCK USD.01	UNITED STATES	9,800	233,828
NORTHWESTERN CORP	COMMON STOCK USD.01	UNITED STATES	33,595	1,166,754
NOVAVAX INC	COMMON STOCK USD.01	UNITED STATES	125,000	236,250
NPS PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	85,200	775,320
NRG ENERGY INC	COMMON STOCK USD.01	UNITED STATES	1	20
NTELOS HOLDINGS CORP	COMMON STOCK USD.01	UNITED STATES	16,476	216,000
NU SKIN ENTERPRISES INC A	COMMON STOCK USD.001	UNITED STATES	53,800	1,993,290
NUANCE COMMUNICATIONS INC	COMMON STOCK USD.001	UNITED STATES	243,304	5,430,545
NUMEREX CORP CL A	COMMON STOCK NPV	UNITED STATES	9,100	119,574
NUTRACEUTICAL INTL CORP	COMMON STOCK USD.01	UNITED STATES	12,361	204,451
NUTRISYSTEM INC	COMMON STOCK USD.001	UNITED STATES	33,125	271,294
NUVASIVE INC	COMMON STOCK USD.001	UNITED STATES	39,599	612,201
NV ENERGY INC	COMMON STOCK USD1.	UNITED STATES	235,600	4,273,784
NVE CORP	COMMON STOCK USD.01	UNITED STATES	4,717	261,746
NVR INC	COMMON STOCK USD.01	UNITED STATES	5,100	4,692,000
NXSTAGE MEDICAL INC	COMMON STOCK USD.001	UNITED STATES	43,400	488,250
OASIS PETROLEUM INC	COMMON STOCK USD.01	UNITED STATES	75,800	2,410,440
OBAGI MEDICAL PRODUCTS INC	COMMON STOCK USD.001	UNITED STATES	21,600	293,544
OCEANEERING INTL INC	COMMON STOCK USD.25	UNITED STATES	107,032	5,757,251
OCEANFIRST FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	14,192	195,140
OCLARO INC	COMMON STOCK USD.01	UNITED STATES	43,600	68,452
OCWEN FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	101,700	3,517,803
OCZ TECHNOLOGY GROUP INC	COMMON STOCK USD.0025	UNITED STATES	65,900	125,869
ODYSSEY MARINE EXPLORATION	COMMON STOCK USD.01	UNITED STATES	59,800	177,606
OFFICE DEPOT INC	COMMON STOCK USD.01	UNITED STATES	297,200	974,816
OFFICEMAX INC	COMMON STOCK USD2.5	UNITED STATES	83,600	815,936
OFG BANCORP	COMMON STOCK USD1.	UNITED STATES	96,000	5,405,760
OGE ENERGY CORP	COMMON STOCK USD.01	UNITED STATES	5,500	151,800
OIL DRI CORP OF AMERICA	COMMON STOCK USD.1	UNITED STATES	52,800	3,777,312
OIL STATES INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	71,520	2,451,706
OLD DOMINION FREIGHT LINE	COMMON STOCK USD.1	UNITED STATES	98,721	1,171,818
OLD NATIONAL BANCORP	COMMON STOCK NPV	UNITED STATES	263,170	2,802,761
OLD REPUBLIC INTL CORP	COMMON STOCK USD1.	UNITED STATES	81,932	1,768,912
OLIN CORP	COMMON STOCK USD1.	UNITED STATES	11,389	252,152
OLYMPIC STEEL INC	COMMON STOCK NPV	UNITED STATES	34,300	761,460
OM GROUP INC	COMMON STOCK USD.01	UNITED STATES	600	7,416
OMEGA FLEX INC	COMMON STOCK USD.01	UNITED STATES	105,592	2,518,369
OMEGA HEALTHCARE INVESTORS	REIT USD.1	UNITED STATES	21,900	134,028
OMEGA PROTEIN CORP	COMMON STOCK USD.01	UNITED STATES	17,700	91,863
OMEROS CORP	COMMON STOCK USD.01	UNITED STATES	6,900	159,597
OMNIAMERICAN BANCORP INC	COMMON STOCK	UNITED STATES	113,500	4,097,350
OMNICARE INC	COMMON STOCK USD1.	UNITED STATES	35,300	524,911
OMNICELL INC	COMMON STOCK USD.001	UNITED STATES	52,500	739,200
OMNIVISION TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	49,800	349,098
OMNOVA SOLUTIONS INC	COMMON STOCK USD.1	UNITED STATES	43,452	881,207
ON ASSIGNMENT INC	COMMON STOCK USD.01	UNITED STATES	465,780	3,283,749
ON SEMICONDUCTOR CORPORATION	COMMON STOCK USD.01	UNITED STATES	7,767	101,903
ONCOGENEX PHARMACEUTICAL INC	COMMON STOCK USD.001	UNITED STATES	36,000	69,120
ONCOTHYREON INC	COMMON STOCK NPV	UNITED STATES	8,085	164,045
ONE LIBERTY PROPERTIES INC	REIT USD1.	UNITED STATES	25,600	355,840
ONEBEACON INSURANCE GROUP A	COMMON STOCK USD.01	UNITED STATES	64,200	4,849,026
ONYX PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	22,900	1,117,520
OPENTABLE INC	COMMON STOCK USD.0001	UNITED STATES	110,100	529,581
OPKO HEALTH INC	COMMON STOCK USD.01	UNITED STATES	26,406	411,405
OPLINK COMMUNICATIONS INC	COMMON STOCK USD.001	UNITED STATES	9,600	165,792
OPPENHEIMER HOLDINGS CL A	COMMON STOCK USD.001	UNITED STATES	47,500	429,875
OPTIMER PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	51,010	366,252
ORASURE TECHNOLOGIES INC	COMMON STOCK USD.000001	UNITED STATES	59,500	819,315
ORBITAL SCIENCES CORP	COMMON STOCK USD.01	UNITED STATES	36,700	99,824
ORBITZ WORLDWIDE INC	COMMON STOCK USD.01	UNITED STATES	28,700	151,249
ORION MARINE GROUP INC	COMMON STOCK USD.01	UNITED STATES	28,500	208,335
ORITANI FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	50,100	767,532
ORMAT TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	20,400	393,312
OSHKOSH CORP	COMMON STOCK USD.01	UNITED STATES	89,639	2,657,796
OSI SYSTEMS INC	COMMON STOCK NPV	UNITED STATES	19,600	1,255,184
OSIRIS THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	14,900	133,802
OTTER TAIL CORP	COMMON STOCK USD5.	UNITED STATES	39,000	975,000
OUTDOOR CHANNEL HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	15,384	116,918
OVERSTOCK.COM INC	COMMON STOCK USD.0001	UNITED STATES	14,200	203,202
OWENS + MINOR INC	COMMON STOCK USD2.	UNITED STATES	64,450	1,837,470
OWENS CORNING	COMMON STOCK USD.001	UNITED STATES	116,900	4,324,131
OXFORD INDUSTRIES INC	COMMON STOCK USD1.	UNITED STATES	13,994	648,762
PACER INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	40,800	159,120
PACIFIC BIOSCIENCES OF CALIF	COMMON STOCK USD.0001	UNITED STATES	29,700	50,490

PACIFIC CONTINENTAL CORP	COMMON STOCK NPV	UNITED STATES	19,793	192,586
PACIRA PHARMACEUTICALS INC	COMMON STOCK	UNITED STATES	18,100	316,207
PACKAGING CORP OF AMERICA	COMMON STOCK USD.01	UNITED STATES	93,800	3,608,486
PACWEST BANCORP	COMMON STOCK NPV	UNITED STATES	34,000	842,520
PAIN THERAPEUTICS INC	COMMON STOCK USD.001	UNITED STATES	35,300	95,663
PALO ALTO NETWORKS INC	COMMON STOCK USD.0001	UNITED STATES	7,000	374,640
PALOMAR MEDICAL TECHNOLOGIES	COMMON STOCK USD.01	UNITED STATES	19,200	176,832
PANDORA MEDIA INC	COMMON STOCK USD.0001	UNITED STATES	94,500	867,510
PANERA BREAD COMPANY CLASS A	COMMON STOCK USD.0001	UNITED STATES	28,400	4,510,772
PANHANDLE OIL AND GAS INC A	COMMON STOCK USD.01666	UNITED STATES	8,341	235,466
PANTRY INC	COMMON STOCK USD.01	UNITED STATES	23,900	289,907
PAPA JOHN S INTL INC	COMMON STOCK USD.01	UNITED STATES	17,600	966,944
PARAMOUNT GOLD AND SILVER	COMMON STOCK USD.001	UNITED STATES	103,900	241,048
PAREXEL INTERNATIONAL CORP	COMMON STOCK USD.01	UNITED STATES	59,270	1,753,799
PARK ELECTROCHEMICAL CORP	COMMON STOCK USD.1	UNITED STATES	22,850	587,931
PARK NATIONAL CORP	COMMON STOCK NPV	UNITED STATES	13,217	854,215
PARK OHIO HOLDINGS CORP	COMMON STOCK USD1.	UNITED STATES	7,900	168,349
PARK STERLING CORP	COMMON STOCK USD.01	UNITED STATES	5,700	29,811
PARKER DRILLING CO	COMMON STOCK USD.167	UNITED STATES	132,880	611,248
PARKWAY PROPERTIES INC	REIT USD.001	UNITED STATES	27,842	389,510
PATRICK INDUSTRIES INC	COMMON STOCK NPV	UNITED STATES	1,100	17,116
PATRIOT TRANSPORTATION HLDG	COMMON STOCK USD.1	UNITED STATES	5,800	164,894
PATTERSON UTI ENERGY INC	COMMON STOCK USD.01	UNITED STATES	162,800	3,032,964
PC CONNECTION INC	COMMON STOCK USD.01	UNITED STATES	7,900	90,850
PDC ENERGY INC	COMMON STOCK USD.01	UNITED STATES	24,394	810,125
PDF SOLUTIONS INC	COMMON STOCK USD.00015	UNITED STATES	9,900	136,422
PDL BIOPHARMA INC	COMMON STOCK USD.01	UNITED STATES	138,910	979,316
PEBBLEBROOK HOTEL TRUST	REIT USD.01	UNITED STATES	52,300	1,208,130
PEGASYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	20,931	474,715
PENDRELL CORP	COMMON STOCK USD.01	UNITED STATES	133,600	169,672
PENN NATIONAL GAMING INC	COMMON STOCK USD.01	UNITED STATES	66,400	3,260,904
PENN REAL ESTATE INVEST TST	REIT USD1.	UNITED STATES	59,248	1,045,135
PENN VIRGINIA CORP	COMMON STOCK USD.01	UNITED STATES	50,600	223,146
PENNANTPARK INVESTMENT CORP	COMMON STOCK USD.001	UNITED STATES	59,390	652,993
PENNS WOODS BANCORP INC	COMMON STOCK USD8.33	UNITED STATES	4,000	149,640
PENNYMAC MORTGAGE INVESTMENT	REIT USD.01	UNITED STATES	57,900	1,464,291
PENSKE AUTOMOTIVE GROUP INC	COMMON STOCK USD.0001	UNITED STATES	41,700	1,254,753
PEOPLES BANCORP INC	COMMON STOCK NPV	UNITED STATES	12,495	255,273
PEP BOYS MANNY MOE + JACK	COMMON STOCK USD1.	UNITED STATES	58,880	578,790
PERFICIENT INC	COMMON STOCK USD.001	UNITED STATES	34,200	402,876
PERICOM SEMICONDUCTOR CORP	COMMON STOCK NPV	UNITED STATES	27,600	221,628
PERRY ELLIS INTERNATIONAL	COMMON STOCK USD.01	UNITED STATES	12,150	241,785
PETMED EXPRESS INC	COMMON STOCK USD.001	UNITED STATES	26,700	296,370
PETROQUEST ENERGY INC	COMMON STOCK USD.001	UNITED STATES	61,753	305,677
PHARMACYCLICS INC	COMMON STOCK USD.0001	UNITED STATES	52,300	3,028,170
PHARMERICA CORP	COMMON STOCK USD.01	UNITED STATES	33,079	471,045
PHH CORP	COMMON STOCK USD.01	UNITED STATES	57,900	1,317,225
PHI INC NON VOTING	COMMON STOCK USD.1	UNITED STATES	15,400	515,746
PHOENIX COMPANIES INC	COMMON STOCK USD.01	UNITED STATES	6,090	150,606
PHOTRONICS INC	COMMON STOCK USD.01	UNITED STATES	59,242	353,082
PICO HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	24,084	488,183
PIEDMONT NATURAL GAS CO	COMMON STOCK NPV	UNITED STATES	73,100	2,288,761
PIEDMONT OFFICE REALTY TRU A	REIT USD.01	UNITED STATES	176,000	3,176,800
PIER 1 IMPORTS INC	COMMON STOCK USD.001	UNITED STATES	99,850	1,997,000
PIKE ELECTRIC CORP	COMMON STOCK USD.001	UNITED STATES	14,700	140,385
PILGRIM S PRIDE CORP	COMMON STOCK USD.01	UNITED STATES	48,530	351,843
PINNACLE ENTERTAINMENT INC	COMMON STOCK USD.1	UNITED STATES	70,500	1,116,015
PINNACLE FINANCIAL PARTNERS	COMMON STOCK USD1.	UNITED STATES	36,860	694,442
PIONEER ENERGY SERVICES CORP	COMMON STOCK USD.1	UNITED STATES	61,505	446,526
PIPER JAFFRAY COS	COMMON STOCK USD.01	UNITED STATES	15,441	496,119
PLAINS EXPLORATION + PRODUCT	COMMON STOCK USD.01	UNITED STATES	128,546	6,033,949
PLANTRONICS INC	COMMON STOCK USD.01	UNITED STATES	41,600	1,533,792
PLEXUS CORP	COMMON STOCK USD.01	UNITED STATES	38,700	998,460
PLX TECHNOLOGY INC	COMMON STOCK USD.001	UNITED STATES	29,400	106,722
PMC SIERRA INC	COMMON STOCK USD.001	UNITED STATES	221,500	1,154,015
PMFG INC	COMMON STOCK USD1.	UNITED STATES	20,500	186,345
PNM RESOURCES INC	COMMON STOCK NPV	UNITED STATES	85,950	1,762,835
POLARIS INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	64,568	5,433,397
POLYCOM INC	COMMON STOCK USD.0005	UNITED STATES	179,384	1,876,357
POLYONE CORPORATION	COMMON STOCK USD.01	UNITED STATES	87,625	1,789,303
POLYPORE INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	44,000	2,046,000
POOL CORP	COMMON STOCK USD.001	UNITED STATES	48,274	2,042,956
PORTFOLIO RECOVERY ASSOCIATE	COMMON STOCK USD.01	UNITED STATES	18,100	1,934,166
PORTLAND GENERAL ELECTRIC CO	COMMON STOCK NPV	UNITED STATES	77,000	2,106,720
POST HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	27,351	936,772
POST PROPERTIES INC	REIT USD.01	UNITED STATES	54,110	2,702,795
POTLATCH CORP	REIT USD1.	UNITED STATES	41,905	1,642,257
POWELL INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	9,600	398,688
POWER INTEGRATIONS INC	COMMON STOCK USD.001	UNITED STATES	28,900	971,329
POWER ONE INC	COMMON STOCK USD.001	UNITED STATES	76,600	314,826
POZEN INC	COMMON STOCK USD.001	UNITED STATES	28,200	141,282
PREFORMED LINE PRODUCTS CO	COMMON STOCK USD2.	UNITED STATES	3,500	207,970
PREMIER EXHIBITIONS INC	COMMON STOCK USD.0001	UNITED STATES	5,900	15,989
PREMIERE GLOBAL SERVICES INC	COMMON STOCK USD.01	UNITED STATES	67,470	659,857
PRESTIGE BRANDS HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	50,233	1,006,167
PRGX GLOBAL INC	COMMON STOCK USD.01	UNITED STATES	14,246	91,887
PRICESMART INC	COMMON STOCK USD.0001	UNITED STATES	18,100	1,394,605
PRIMERICA INC	COMMON STOCK	UNITED STATES	43,800	1,314,438
PRIMORIS SERVICES CORP	COMMON STOCK USD.0001	UNITED STATES	29,300	440,672
PRIVATEBANCORP INC	COMMON STOCK NPV	UNITED STATES	57,200	876,304
PROASSURANCE CORP	COMMON STOCK USD.01	UNITED STATES	62,740	2,647,001
PROCERA NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	15,900	294,945
PROGENICS PHARMACEUTICALS	COMMON STOCK USD.0013	UNITED STATES	29,405	87,627
PROGRESS SOFTWARE CORP	COMMON STOCK USD.01	UNITED STATES	62,500	1,311,875
PROS HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	22,900	418,841
PROSPECT CAPITAL CORP	COMMON STOCK USD.001	UNITED STATES	195,339	2,123,336
PROSPERITY BANCSHARES INC	COMMON STOCK USD1.	UNITED STATES	47,000	1,974,000
PROTECTIVE LIFE CORP	COMMON STOCK USD.5	UNITED STATES	79,882	2,283,028
PROTO LABS INC	COMMON STOCK USD.001	UNITED STATES	5,000	197,100
PROVIDENCE SERVICE CORP	COMMON STOCK USD.001	UNITED STATES	14,755	250,687
PROVIDENT FINANCIAL SERVICES	COMMON STOCK USD.01	UNITED STATES	61,201	913,119
PROVIDENT NEW YORK BANCORP	COMMON STOCK USD.01	UNITED STATES	43,899	408,700
PS BUSINESS PARKS INC/CA	REIT USD.01	UNITED STATES	20,240	1,315,195
PSS WORLD MEDICAL INC	COMMON STOCK USD.01	UNITED STATES	49,307	1,423,986
PTC INC	COMMON STOCK USD.01	UNITED STATES	119,600	2,692,196
PVH CORP	COMMON STOCK USD1.	UNITED STATES	67,999	7,548,569
PZENA INVESTMENT MANAGM CL A	COMMON STOCK USD.01	UNITED STATES	8,300	44,820
QAD INC A	COMMON STOCK	UNITED STATES	5,918	85,219
QLIK TECHNOLOGIES INC	COMMON STOCK	UNITED STATES	71,900	1,561,668
QLOGIC CORP	COMMON STOCK USD.001	UNITED STATES	99,500	968,135
QUAD GRAPHICS INC	COMMON STOCK USD.025	UNITED STATES	23,300	475,087
QUAKER CHEMICAL CORP	COMMON STOCK USD1.	UNITED STATES	12,800	689,408

QUALITY DISTRIBUTION INC	COMMON STOCK NPV	UNITED STATES	20,500	123,000
QUALITY SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	38,800	673,568
QUANEX BUILDING PRODUCTS	COMMON STOCK USD.01	UNITED STATES	42,555	868,548
QUANTUM CORP	COMMON STOCK USD.01	UNITED STATES	212,680	263,723
QUESTAR CORP	COMMON STOCK NPV	UNITED STATES	179,500	3,546,920
QUESTCOR PHARMACEUTICALS	COMMON STOCK NPV	UNITED STATES	54,251	1,449,587
QUICKSILVER RESOURCES INC	COMMON STOCK USD.01	UNITED STATES	116,357	332,781
QUIDEL CORP	COMMON STOCK USD.001	UNITED STATES	29,638	553,341
QUIKSILVER INC	COMMON STOCK USD.01	UNITED STATES	140,500	597,125
QUINSTREET INC	COMMON STOCK	UNITED STATES	23,700	159,264
RACKSPACE HOSTING INC	COMMON STOCK USD.001	UNITED STATES	104,900	7,790,923
RADIAN GROUP INC	COMMON STOCK USD.001	UNITED STATES	145,480	888,883
RADIOSHACK CORP	COMMON STOCK USD1.	UNITED STATES	118,700	251,644
RADISYS CORP	COMMON STOCK NPV	UNITED STATES	24,150	71,967
RAIT FINANCIAL TRUST	REIT USD.01	UNITED STATES	30,600	172,890
RALCORP HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	54,903	4,922,054
RAMBUS INC	COMMON STOCK USD.001	UNITED STATES	106,864	521,496
RAMCO GERSHENSON PROPERTIES	REIT USD.01	UNITED STATES	44,427	591,323
RAPTOR PHARMACEUTICAL CORP	COMMON STOCK USD.001	UNITED STATES	47,000	274,950
RAVEN INDUSTRIES INC	COMMON STOCK USD1.	UNITED STATES	38,082	1,003,842
RAYMOND JAMES FINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	112,812	4,346,646
RAYONIER INC	REIT NPV	UNITED STATES	118,282	6,130,556
RBC BEARINGS INC	COMMON STOCK USD.01	UNITED STATES	24,040	1,203,683
REALD INC	COMMON STOCK USD.0001	UNITED STATES	35,800	401,318
REALNETWORKS INC	COMMON STOCK USD.001	UNITED STATES	24,775	187,299
REALOGY HOLDINGS CORP	COMMON STOCK USD.01	UNITED STATES	50,000	2,098,000
REALPAGE INC	COMMON STOCK USD.001	UNITED STATES	27,700	597,489
REALTY INCOME CORP	REIT USD1.	UNITED STATES	130,500	5,247,405
RED LION HOTELS CORP	COMMON STOCK USD.01	UNITED STATES	26,058	205,598
RED ROBIN GOURMET BURGERS	COMMON STOCK USD.001	UNITED STATES	13,800	487,002
REDWOOD TRUST INC	REIT USD.01	UNITED STATES	85,200	1,439,028
REGAL BELOIT CORP	COMMON STOCK USD.01	UNITED STATES	39,500	2,783,565
REGAL ENTERTAINMENT GROUP A	COMMON STOCK USD.001	UNITED STATES	86,665	1,208,977
REGENCY CENTERS CORP	REIT USD.01	UNITED STATES	89,680	4,225,722
REGENERON PHARMACEUTICALS	COMMON STOCK USD.001	UNITED STATES	76,300	13,052,641
REGIS CORP	COMMON STOCK USD.05	UNITED STATES	63,740	1,078,481
REINSURANCE GROUP OF AMERICA	COMMON STOCK USD.01	UNITED STATES	73,675	3,943,086
RELIANCE STEEL + ALUMINUM	COMMON STOCK NPV	UNITED STATES	73,486	4,563,481
RENASANT CORP	COMMON STOCK USD5.	UNITED STATES	28,675	548,840
RENT A CENTER INC	COMMON STOCK USD.01	UNITED STATES	61,750	2,121,730
RENTECH INC	COMMON STOCK USD.01	UNITED STATES	265,900	699,317
RENTRAK CORP	COMMON STOCK USD.001	UNITED STATES	13,100	255,319
REPUBLIC AIRWAYS HOLDINGS IN	COMMON STOCK USD.001	UNITED STATES	34,223	194,387
REPUBLIC BANCORP INC CLASS A	COMMON STOCK NPV	UNITED STATES	9,490	200,524
RESMED INC	COMMON STOCK USD.004	UNITED STATES	137,664	5,722,692
RESOLUTE ENERGY CORP	COMMON STOCK USD.0001	UNITED STATES	44,900	365,037
RESOURCE AMERICA INC CL A	COMMON STOCK USD.01	UNITED STATES	3,300	22,011
RESOURCE CAPITAL CORP	REIT USD.001	UNITED STATES	91,270	511,112
RESOURCES CONNECTION INC	COMMON STOCK USD.01	UNITED STATES	46,300	552,822
RESPONSYS INC	COMMON STOCK USD.0001	UNITED STATES	30,300	180,588
RETAIL OPPORTUNITY INVESTMEN	REIT USD.0001	UNITED STATES	56,200	722,732
RETAIL PROPERTIES OF AME A	REIT USD.001	UNITED STATES	77,500	927,675
REVLON INC CLASS A	COMMON STOCK USD.01	UNITED STATES	11,400	165,300
REX AMERICAN RESOURCES CORP	COMMON STOCK USD.01	UNITED STATES	8,400	162,036
REX ENERGY CORP	COMMON STOCK USD.001	UNITED STATES	33,330	433,957
REXNORD CORP	COMMON STOCK USD.01	UNITED STATES	25,400	541,020
RF MICRO DEVICES INC	COMMON STOCK NPV	UNITED STATES	269,716	1,208,328
RICHARDSON ELEC LTD	COMMON STOCK USD.05	UNITED STATES	13,500	152,820
RIGEL PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	65,663	426,810
RIGNET INC	COMMON STOCK USD.001	UNITED STATES	2,600	53,118
RITE AID CORP	COMMON STOCK USD1.	UNITED STATES	622,400	846,464
RIVERBED TECHNOLOGY INC	COMMON STOCK USD.0001	UNITED STATES	159,411	3,143,578
RLI CORP	COMMON STOCK USD1.	UNITED STATES	20,700	1,338,462
RLJ LODGING TRUST	REIT	UNITED STATES	101,200	1,960,244
ROADRUNNER TRANSPORTATION SY	COMMON STOCK USD.01	UNITED STATES	10,800	195,912
ROBBINS + MYERS INC	COMMON STOCK NPV	UNITED STATES	39,640	2,356,598
ROCHESTER MEDICAL CORP	COMMON STOCK NPV	UNITED STATES	1,700	17,136
ROCK TENN COMPANY CL A	COMMON STOCK USD.01	UNITED STATES	70,179	4,906,214
ROCKVILLE FINANCIAL INC	COMMON STOCK NPV	UNITED STATES	34,647	446,946
ROCKWELL MEDICAL INC	COMMON STOCK NPV	UNITED STATES	16,000	128,800
ROCKWOOD HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	70,400	3,481,984
ROFIN SINAR TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	32,040	694,627
ROGERS CORP	COMMON STOCK USD1.	UNITED STATES	16,000	794,560
ROLLINS INC	COMMON STOCK USD1.	UNITED STATES	65,337	1,440,027
ROMA FINANCIAL CORP	COMMON STOCK USD.1	UNITED STATES	11,300	170,856
ROSETTA RESOURCES INC	COMMON STOCK USD.001	UNITED STATES	52,100	2,363,256
ROSETTA STONE INC	COMMON STOCK USD.00005	UNITED STATES	6,500	80,210
ROUNDY S INC	COMMON STOCK USD.01	UNITED STATES	19,200	85,440
ROUSE PROPERTIES INC	REIT	UNITED STATES	21,312	360,599
ROVI CORP	COMMON STOCK USD.001	UNITED STATES	113,672	1,753,959
ROYAL CARIBBEAN CRUISES LTD	COMMON STOCK USD.01	UNITED STATES	150,403	5,113,702
ROYAL GOLD INC	COMMON STOCK USD.01	UNITED STATES	63,800	5,187,578
RPC INC	COMMON STOCK USD.1	UNITED STATES	66,493	813,874
RPM INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	130,147	3,821,116
RPX CORP	COMMON STOCK USD.0001	UNITED STATES	10,800	97,632
RR DONNELLEY + SONS CO	COMMON STOCK USD1.25	UNITED STATES	176,900	1,592,100
RTI BIOLOGICS INC	COMMON STOCK USD.001	UNITED STATES	55,300	236,131
RTI INTERNATIONAL METALS INC	COMMON STOCK USD.01	UNITED STATES	32,400	892,944
RUBICON TECHNOLOGY INC	COMMON STOCK USD.001	UNITED STATES	12,600	76,986
RUBY TUESDAY INC	COMMON STOCK USD.01	UNITED STATES	78,300	615,438
RUDOLPH TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	28,906	388,786
RUE21 INC	COMMON STOCK USD.001	UNITED STATES	12,600	357,714
RUSH ENTERPRISES INC CL A	COMMON STOCK USD.01	UNITED STATES	36,322	750,776
RUSSELL 2000 MINI INDEX FTRS	MAR13 ICUS	UNITED STATES	19,000	462,291
RUTH S HOSPITALITY GROUP INC	COMMON STOCK USD.01	UNITED STATES	23,464	170,583
RYLAND GROUP INC/THE	COMMON STOCK USD1.	UNITED STATES	48,900	1,784,850
RYMAN HOSPITALITY PROPERTIES	REIT USD.01	UNITED STATES	37,078	1,426,025
S + T BANCORP INC	COMMON STOCK USD2.5	UNITED STATES	29,200	527,644
S.Y. BANCORP INC	COMMON STOCK NPV	UNITED STATES	15,710	352,218
S+P MIDCAP 400 EMINI IDX FTRS	MAR13 XIOM	UNITED STATES	25,100	376,020
SABA SOFTWARE INC	COMMON STOCK USD.001	UNITED STATES	26,500	231,610
SABRA HEALTH CARE REIT INC	REIT USD.01	UNITED STATES	35,609	773,427
SAFEGUARD SCIENTIFICS INC	COMMON STOCK USD.1	UNITED STATES	25,306	373,264
SAFETY INSURANCE GROUP INC	COMMON STOCK USD.01	UNITED STATES	13,900	641,763
SAGENT PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	6,000	96,540
SAIA INC	COMMON STOCK USD.001	UNITED STATES	16,250	375,700
SAKS INC	COMMON STOCK USD.1	UNITED STATES	118,650	1,247,012
SALIX PHARMACEUTICALS LTD	COMMON STOCK USD.001	UNITED STATES	59,963	2,427,302
SALLY BEAUTY HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	149,217	3,517,045
SANCHEZ ENERGY CORP	COMMON STOCK USD.01	UNITED STATES	10,000	180,000
SANDERSON FARMS INC	COMMON STOCK USD1.	UNITED STATES	23,550	1,119,803
SANDRIDGE ENERGY INC	COMMON STOCK USD.001	UNITED STATES	469,578	2,981,820

SANDY SPRING BANCORP INC	COMMON STOCK USD1.	UNITED STATES	25,150	488,413
SANGAMO BIOSCIENCES INC	COMMON STOCK USD.01	UNITED STATES	52,400	314,924
SANMINA CORP	COMMON STOCK USD.01	UNITED STATES	86,800	960,876
SANTARUS INC	COMMON STOCK USD.0001	UNITED STATES	59,800	656,604
SAPIENT CORPORATION	COMMON STOCK USD.01	UNITED STATES	110,200	1,163,712
SAUER DANFOSS INC	COMMON STOCK USD.01	UNITED STATES	11,500	613,755
SAUL CENTERS INC	REIT USD.01	UNITED STATES	8,835	378,050
SBA COMMUNICATIONS CORP CL A	COMMON STOCK USD.01	UNITED STATES	117,371	8,335,688
SCANSOURCE INC	COMMON STOCK NPV	UNITED STATES	29,400	934,038
SCBT FINANCIAL CORP	COMMON STOCK USD2.5	UNITED STATES	15,557	625,080
SCHAWK INC	COMMON STOCK USD.008	UNITED STATES	13,800	181,608
SCHNITZER STEEL INDS INC A	COMMON STOCK USD1.	UNITED STATES	24,734	750,182
SCHOLASTIC CORP	COMMON STOCK USD.01	UNITED STATES	26,600	786,296
SCHULMAN (A.) INC	COMMON STOCK USD1.	UNITED STATES	34,536	999,126
SCHWEITZER MAUDUIT INTL INC	COMMON STOCK USD.1	UNITED STATES	32,110	1,253,253
SCICLONE PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	37,000	159,470
SCIENTIFIC GAMES CORP A	COMMON STOCK USD.01	UNITED STATES	69,787	605,053
SCIQUEST INC	COMMON STOCK USD.001	UNITED STATES	10,900	172,874
SCORE BRD INC	COM NEW	UNITED STATES	137	0
SCOTTS MIRACLE GRO CO CL A	COMMON STOCK USD.01	UNITED STATES	44,320	1,952,296
SEABOARD CORP	COMMON STOCK USD1.	UNITED STATES	345	872,809
SEABRIGHT HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	22,120	244,868
SEACHANGE INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	34,700	335,549
SEACOAST BANKING CORP/FL	COMMON STOCK USD.1	UNITED STATES	87,200	140,392
SEACOR HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	20,762	1,739,856
SEACUBE CONTAINER LEASING LT	COMMON STOCK USD.01	UNITED STATES	7,700	145,145
SEALY CORP	COMMON STOCK USD.01	UNITED STATES	40,900	88,753
SEARS HOLDINGS CORP	COMMON STOCK USD.01	UNITED STATES	35,700	1,476,552
SEATTLE GENETICS INC	COMMON STOCK USD.001	UNITED STATES	96,724	2,243,997
SEI INVESTMENTS COMPANY	COMMON STOCK USD.01	UNITED STATES	133,344	3,112,249
SELECT COMFORT CORPORATION	COMMON STOCK USD.01	UNITED STATES	55,500	1,452,435
SELECT MEDICAL HOLDINGS CORP	COMMON STOCK USD.001	UNITED STATES	44,800	422,464
SELECTIVE INSURANCE GROUP	COMMON STOCK USD2.	UNITED STATES	60,358	1,163,099
SEMGROUP CORP CLASS A	COMMON STOCK	UNITED STATES	38,400	1,500,672
SEMTECH CORP	COMMON STOCK USD.01	UNITED STATES	65,900	1,907,805
SENECA FOODS CORP CL A	COMMON STOCK USD.25	UNITED STATES	10,100	307,040
SENIOR HOUSING PROP TRUST	REIT USD.01	UNITED STATES	162,290	3,836,536
SENSIENT TECHNOLOGIES CORP	COMMON STOCK USD.1	UNITED STATES	52,200	1,856,232
SEQUENOM INC	COMMON STOCK USD.001	UNITED STATES	96,222	454,168
SERVICE CORP INTERNATIONAL	COMMON STOCK USD1.	UNITED STATES	219,469	3,030,867
SERVICENOW INC	COMMON STOCK USD.001	UNITED STATES	14,300	429,429
SERVICESOURCE INTERNATIONAL	COMMON STOCK	UNITED STATES	44,300	259,155
SHAW GROUP INC	COMMON STOCK NPV	UNITED STATES	68,305	3,183,696
SHENANDOAH TELECOMMUNICATION	COMMON STOCK NPV	UNITED STATES	26,200	401,122
SHFL ENTERTAINMENT INC	COMMON STOCK USD.01	UNITED STATES	61,125	886,313
SHILOH INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	7,100	73,130
SHOE CARNIVAL INC	COMMON STOCK USD.01	UNITED STATES	16,200	331,938
SHORETEL INC	COMMON STOCK USD.001	UNITED STATES	46,400	196,736
SHUTTERFLY INC	COMMON STOCK USD.0001	UNITED STATES	28,993	866,021
SIERRA BANCORP	COMMON STOCK NPV	UNITED STATES	12,800	146,304
SIFCO INDUSTRIES	COMMON STOCK USD1.	UNITED STATES	500	7,875
SIGA TECHNOLOGIES INC	COMMON STOCK USD.0001	UNITED STATES	30,900	80,958
SIGMA DESIGNS INC	COMMON STOCK NPV	UNITED STATES	36,816	189,602
SIGNATURE BANK	COMMON STOCK USD.01	UNITED STATES	45,200	3,224,568
SILGAN HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	47,200	1,963,048
SILICON GRAPHICS INTERNATION	COMMON STOCK USD.001	UNITED STATES	30,400	310,992
SILICON IMAGE INC	COMMON STOCK USD.001	UNITED STATES	91,000	451,360
SILICON LABORATORIES INC	COMMON STOCK USD.0001	UNITED STATES	42,900	1,793,649
SIMMONS FIRST NATL CORP CL A	COMMON STOCK USD.01	UNITED STATES	20,900	530,024
SIMPSON MANUFACTURING CO INC	COMMON STOCK USD.01	UNITED STATES	43,100	1,413,249
SINCLAIR BROADCAST GROUP A	COMMON STOCK USD.01	UNITED STATES	52,896	667,548
SIRIUS XM RADIO INC	COMMON STOCK USD.001	UNITED STATES	3,741,700	10,813,513
SIRONA DENTAL SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	56,800	3,661,328
SIX FLAGS ENTERTAINMENT CORP	COMMON STOCK	UNITED STATES	37,700	2,307,240
SJW CORP	COMMON STOCK USD1.042	UNITED STATES	15,067	400,782
SKECHERS USA INC CL A	COMMON STOCK USD.001	UNITED STATES	38,200	706,700
SKILLED HEALTHCARE GROU CL A	COMMON STOCK USD.001	UNITED STATES	27,576	175,659
SKYWEST INC	COMMON STOCK NPV	UNITED STATES	60,666	755,898
SKYWORKS SOLUTIONS INC	COMMON STOCK USD.25	UNITED STATES	186,135	3,778,541
SL GREEN REALTY CORP	REIT USD.01	UNITED STATES	89,915	6,891,985
SM ENERGY CO	COMMON STOCK USD.01	UNITED STATES	63,900	3,336,219
SMITH (A.O.) CORP	COMMON STOCK USD1.	UNITED STATES	38,442	2,424,537
SMITH + WESSON HOLDING CORP	COMMON STOCK USD.001	UNITED STATES	64,100	541,004
SMITHFIELD FOODS INC	COMMON STOCK USD.5	UNITED STATES	156,892	3,384,160
SNYDERS LANCE INC	COMMON STOCK USD.833	UNITED STATES	43,600	1,051,196
SOLAR CAPITAL LTD	COMMON STOCK USD.01	UNITED STATES	38,317	916,159
SOLARWINDS INC	COMMON STOCK USD.001	UNITED STATES	58,200	3,052,590
SOLAZYME INC	COMMON STOCK	UNITED STATES	10,800	84,888
SOLERA HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	70,400	3,764,288
SOLTA MEDICAL INC	COMMON STOCK USD.001	UNITED STATES	60,500	161,535
SONIC AUTOMOTIVE INC CLASS A	COMMON STOCK USD.01	UNITED STATES	38,700	808,443
SONIC CORP	COMMON STOCK USD.01	UNITED STATES	67,133	698,855
SONOCO PRODUCTS CO	COMMON STOCK NPV	UNITED STATES	101,520	3,018,190
SONUS NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	235,515	400,376
SOTHEBY S	COMMON STOCK USD.01	UNITED STATES	69,000	2,319,780
SOURCEFIRE INC	COMMON STOCK USD.001	UNITED STATES	29,300	1,383,546
SOUTH JERSEY INDUSTRIES	COMMON STOCK USD1.25	UNITED STATES	31,300	1,575,329
SOUTHERN COPPER CORP	COMMON STOCK USD.01	UNITED STATES	158,803	6,012,282
SOUTHSIDE BANCSHARES INC	COMMON STOCK USD1.25	UNITED STATES	18,135	381,923
SOUTHWEST BANCORP INC/OKLA	COMMON STOCK USD1.	UNITED STATES	21,400	239,680
SOUTHWEST GAS CORP	COMMON STOCK USD1.	UNITED STATES	46,800	1,984,788
SOVRAN SELF STORAGE INC	REIT USD.01	UNITED STATES	28,202	1,751,344
SPANSION INC CLASS A	COMMON STOCK USD.001	UNITED STATES	46,200	642,642
SPARTAN MOTORS INC	COMMON STOCK USD.01	UNITED STATES	34,450	169,839
SPARTAN STORES INC	COMMON STOCK NPV	UNITED STATES	24,258	372,603
SPARTECH CORP	COMMON STOCK USD.75	UNITED STATES	31,725	287,746
SPECTRANETICS CORP	COMMON STOCK USD.001	UNITED STATES	36,134	533,699
SPECTRUM BRANDS HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	16,300	732,359
SPECTRUM PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	57,539	643,861
SPEEDWAY MOTORSPORTS INC	COMMON STOCK USD.01	UNITED STATES	14,400	256,896
SPIRIT AEROSYSTEMS HOLD CL A	COMMON STOCK USD.01	UNITED STATES	118,130	2,004,666
SPIRIT AIRLINES INC	COMMON STOCK USD.0001	UNITED STATES	37,800	669,816
SPIRIT REALTY CAPITAL INC	REIT USD.01	UNITED STATES	37,100	659,638
SPLUNK INC	COMMON STOCK USD.001	UNITED STATES	13,500	391,770
SPS COMMERCE INC	COMMON STOCK USD.001	UNITED STATES	5,900	219,893
SPX CORP	COMMON STOCK USD10.	UNITED STATES	49,886	3,499,503
SS+C TECHNOLOGIES HOLDINGS	COMMON STOCK USD.01	UNITED STATES	29,700	686,664
SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	UNITED STATES	43,029,751	43,029,751
ST JOE CO/THE	COMMON STOCK NPV	UNITED STATES	67,900	1,567,132
STAAR SURGICAL CO	COMMON STOCK USD.01	UNITED STATES	44,200	269,620
STAG INDUSTRIAL INC	REIT USD.01	UNITED STATES	17,200	309,084
STAGE STORES INC	COMMON STOCK USD.01	UNITED STATES	35,248	873,445

STAMPS.COM INC	COMMON STOCK USD.001	UNITED STATES	7,650	192,780
STANCORP FINANCIAL GROUP	COMMON STOCK NPV	UNITED STATES	44,400	1,628,148
STANDARD MOTOR PRODS	COMMON STOCK USD2.	UNITED STATES	25,800	573,276
STANDARD PACIFIC CORP	COMMON STOCK USD.01	UNITED STATES	118,563	871,438
STANDARD PARKING CORP	COMMON STOCK USD.001	UNITED STATES	20,100	441,999
STANDEX INTERNATIONAL CORP	COMMON STOCK USD1.5	UNITED STATES	15,000	769,350
STAR SCIENTIFIC INC	COMMON STOCK USD.0001	UNITED STATES	142,400	381,632
STARWOOD PROPERTY TRUST INC	REIT USD.01	UNITED STATES	132,400	3,039,904
STARZ LIBERTY CAPITAL	COMMON STOCK USD.01	UNITED STATES	105,968	12,293,348
STATE AUTO FINANCIAL CORP	COMMON STOCK NPV	UNITED STATES	15,800	236,052
STATE BANK FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	28,400	450,992
STEC INC	COMMON STOCK USD.001	UNITED STATES	43,800	215,934
STEEL DYNAMICS INC	COMMON STOCK USD.005	UNITED STATES	222,000	3,048,060
STEELCASE INC CL A	COMMON STOCK NPV	UNITED STATES	84,790	1,080,225
STEIN MART INC	COMMON STOCK USD.01	UNITED STATES	27,600	208,104
STEINWAY MUSICAL INSTRUMENTS	COMMON STOCK USD.001	UNITED STATES	7,594	160,613
STELLARONE CORP	COMMON STOCK USD1.	UNITED STATES	21,600	305,424
STEPAN CO	COMMON STOCK USD1.	UNITED STATES	18,832	1,045,929
STERIS CORP	COMMON STOCK NPV	UNITED STATES	61,000	2,118,530
STERLING BANCORP N Y	COMMON STOCK USD1.	UNITED STATES	32,412	295,273
STERLING CONSTRUCTION CO	COMMON STOCK USD.01	UNITED STATES	16,450	163,513
STERLING FINL CORP/SPOKANE	COMMON STOCK USD1.	UNITED STATES	23,900	499,032
STEVEN MADDEN LTD	COMMON STOCK USD.0001	UNITED STATES	39,075	1,651,700
STEWART ENTERPRISES INC CL A	COMMON STOCK USD1.	UNITED STATES	88,366	675,116
STEWART INFORMATION SERVICES	COMMON STOCK USD1.	UNITED STATES	21,500	559,000
STIFEL FINANCIAL CORP	COMMON STOCK USD.15	UNITED STATES	54,673	1,747,896
STILLWATER MINING CO	COMMON STOCK USD.01	UNITED STATES	122,343	1,563,544
STONE ENERGY CORP	COMMON STOCK USD.01	UNITED STATES	50,472	1,035,685
STONERIDGE INC	COMMON STOCK NPV	UNITED STATES	15,800	80,896
STR HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	24,800	62,496
STRATASYS LTD	COMMON STOCK	UNITED STATES	30,000	2,404,500
STRATEGIC HOTELS + RESORTS I	REIT USD.01	UNITED STATES	191,300	1,224,320
STRAYER EDUCATION INC	COMMON STOCK USD.01	UNITED STATES	12,500	702,125
STURM RUGER + CO INC	COMMON STOCK USD1.	UNITED STATES	19,100	867,140
SUCAMPO PHARMACEUTICALS CL A	COMMON STOCK USD.01	UNITED STATES	4,200	20,580
SUFFOLK BANCORP	COMMON STOCK USD2.5	UNITED STATES	9,800	128,380
SUMMIT HOTEL PROPERTIES INC	REIT	UNITED STATES	15,500	147,250
SUN BANCORP INC NJ	COMMON STOCK USD1.	UNITED STATES	6,000	21,240
SUN COMMUNITIES INC	REIT USD.01	UNITED STATES	26,600	1,061,074
SUN HYDRAULICS CORP	COMMON STOCK USD.001	UNITED STATES	19,900	518,992
SUNCOKE ENERGY INC	COMMON STOCK	UNITED STATES	70,660	1,101,589
SUNPOWER CORP	COMMON STOCK USD.001	UNITED STATES	27,785	156,152
SUNRISE SENIOR LIVING INC	COMMON STOCK USD.01	UNITED STATES	57,500	826,850
SUNSTONE HOTEL INVESTORS INC	REIT USD.01	UNITED STATES	121,482	1,301,072
SUPER MICRO COMPUTER INC	COMMON STOCK USD.001	UNITED STATES	24,300	247,860
SUPERIOR ENERGY SERVICES INC	COMMON STOCK USD.001	UNITED STATES	161,070	3,337,370
SUPERIOR INDUSTRIES INTL	COMMON STOCK NPV	UNITED STATES	28,500	581,400
SUPERTEX INC	COMMON STOCK NPV	UNITED STATES	11,398	200,035
SUPERVALU INC W/D	COMMON STOCK USD.01	UNITED STATES	234,100	578,227
SUPPORT.COM INC	COMMON STOCK USD.0001	UNITED STATES	46,100	192,698
SURMODICS INC	COMMON STOCK USD.05	UNITED STATES	16,825	376,207
SUSQUEHANNA BANCSHARES INC	COMMON STOCK USD2.	UNITED STATES	188,869	1,979,347
SUSSER HOLDINGS CORP	COMMON STOCK USD.01	UNITED STATES	8,000	275,920
SVB FINANCIAL GROUP	COMMON STOCK USD.001	UNITED STATES	43,000	2,406,710
SWIFT ENERGY CO	COMMON STOCK USD.01	UNITED STATES	43,550	670,235
SWIFT TRANSPORTATION CO	COMMON STOCK USD.001	UNITED STATES	78,900	719,568
SWISHER HYGIENE INC	COMMON STOCK NPV	UNITED STATES	75,600	132,300
SWS GROUP INC	COMMON STOCK USD.1	UNITED STATES	28,309	149,755
SYCAMORE NETWORKS INC	COMMON STOCK USD.001	UNITED STATES	19,830	44,419
SYKES ENTERPRISES INC	COMMON STOCK USD.01	UNITED STATES	45,443	691,642
SYMETRA FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	62,000	804,760
SYMMETRICOM INC	COMMON STOCK USD.0001	UNITED STATES	48,500	279,845
SYMMETRY MEDICAL INC	COMMON STOCK USD.0001	UNITED STATES	36,145	380,245
SYNAGEVA BIOPHARMA CORP	COMMON STOCK USD.001	UNITED STATES	7,500	347,175
SYNAPTICS INC	COMMON STOCK USD.001	UNITED STATES	31,500	944,055
SYNCHRONOSS TECHNOLOGIES INC	COMMON STOCK USD.0001	UNITED STATES	26,900	567,321
SYNNEX CORP	COMMON STOCK USD.001	UNITED STATES	26,000	893,880
SYNOPSYS INC	COMMON STOCK USD.01	UNITED STATES	144,247	4,592,824
SYNOVUS FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	822,923	2,016,161
SYNTA PHARMACEUTICALS CORP	COMMON STOCK USD.0001	UNITED STATES	16,700	150,634
SYNTEL INC	COMMON STOCK NPV	UNITED STATES	15,400	825,286
SYNUTRA INTERNATIONAL INC	COMMON STOCK USD.0001	UNITED STATES	19,399	89,817
SYPRIS SOLUTIONS INC	COMMON STOCK USD.01	UNITED STATES	8,868	35,117
SYSTEMAX INC	COMMON STOCK USD.01	UNITED STATES	10,600	102,290
T.G.C. INDUSTRIES INC	COMMON STOCK USD.01	UNITED STATES	2,300	18,837
TAHOE RESOURCES INC	COMMON STOCK	UNITED STATES	75,800	1,388,656
TAKE TWO INTERACTIVE SOFTWRE	COMMON STOCK USD.01	UNITED STATES	78,750	867,038
TAL INTERNATIONAL GROUP INC	COMMON STOCK USD.001	UNITED STATES	23,785	865,298
TANGER FACTORY OUTLET CENTER	REIT USD.01	UNITED STATES	91,792	3,139,286
TANGOE INC/CT	COMMON STOCK USD.0001	UNITED STATES	26,500	314,555
TARGA RESOURCES CORP	COMMON STOCK USD.001	UNITED STATES	28,000	1,479,520
TARGACEPT INC	COMMON STOCK USD.001	UNITED STATES	22,400	98,112
TASER INTERNATIONAL INC	COMMON STOCK USD.00001	UNITED STATES	63,100	564,114
TAUBMAN CENTERS INC	REIT USD.01	UNITED STATES	59,100	4,652,352
TAYLOR CAPITAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	10,270	185,374
TCF FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	161,775	1,965,566
TD AMERITRADE HOLDING CORP	COMMON STOCK USD.01	UNITED STATES	227,976	3,832,277
TEAM HEALTH HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	29,800	857,346
TEAM INC	COMMON STOCK USD.3	UNITED STATES	20,580	782,863
TEAVANA HOLDINGS INC	COMMON STOCK USD.00003	UNITED STATES	8,500	131,750
TECH DATA CORP	COMMON STOCK USD.0015	UNITED STATES	37,775	1,719,896
TECHNE CORP	COMMON STOCK USD.01	UNITED STATES	37,600	2,569,584
TEJON RANCH CO	COMMON STOCK USD.5	UNITED STATES	15,384	431,983
TELEDYNE TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	35,837	2,331,914
TELEFLEX INC	COMMON STOCK USD1.	UNITED STATES	41,276	2,943,392
TELENAV INC	COMMON STOCK USD.001	UNITED STATES	18,400	146,832
TELEPHONE AND DATA SYSTEMS	COMMON STOCK USD.01	UNITED STATES	99,195	2,196,177
TELETECH HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	25,200	448,560
TELLABS INC	COMMON STOCK USD.01	UNITED STATES	375,700	856,596
TELULAR CORP	COMMON STOCK USD.01	UNITED STATES	1,900	17,993
TEMPUR PEDIC INTERNATIONAL	COMMON STOCK USD.01	UNITED STATES	58,229	1,833,631
TENNANT CO	COMMON STOCK USD.375	UNITED STATES	21,100	927,345
TENNECO INC	COMMON STOCK USD.01	UNITED STATES	61,382	2,155,122
TEREX CORP	COMMON STOCK USD.01	UNITED STATES	111,400	3,131,454
TERRENO REALTY CORP	REIT USD.01	UNITED STATES	13,300	205,352
TERRITORIAL BANCORP INC	COMMON STOCK USD.01	UNITED STATES	12,800	292,480
TESCO CORP	COMMON STOCK NPV	UNITED STATES	24,900	283,611
TESLA MOTORS INC	COMMON STOCK USD.001	UNITED STATES	69,200	2,343,804
TESSCO TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	700	15,498
TESSERA TECHNOLOGIES INC	COMMON STOCK USD.001	UNITED STATES	57,209	939,372
TETRA TECH INC	COMMON STOCK USD.01	UNITED STATES	62,283	1,647,385
TETRA TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	81,605	619,382

TEXAS CAPITAL BANCSHARES INC	COMMON STOCK USD.01	UNITED STATES	40,825	1,829,777
TEXAS INDUSTRIES INC	COMMON STOCK USD1.	UNITED STATES	22,363	1,140,737
TEXAS ROADHOUSE INC	COMMON STOCK USD.001	UNITED STATES	63,115	1,060,332
TFS FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	77,800	748,436
THERAVANCE INC	COMMON STOCK USD.01	UNITED STATES	61,400	1,367,378
THERMON GROUP HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	9,700	218,541
THOMSON REUTERS CORP	COMMON STOCK NPV	UNITED STATES	360,500	10,476,130
THOR INDUSTRIES INC	COMMON STOCK USD.1	UNITED STATES	46,200	1,729,266
THORATEC CORP	COMMON STOCK NPV	UNITED STATES	59,383	2,228,050
THRESHOLD PHARMACEUTICALS	COMMON STOCK USD.001	UNITED STATES	35,400	149,034
TIBCO SOFTWARE INC	COMMON STOCK USD.001	UNITED STATES	159,000	3,499,590
TICC CAPITAL CORP	COMMON STOCK USD.01	UNITED STATES	37,828	382,819
TIDEWATER INC	COMMON STOCK USD.1	UNITED STATES	50,535	2,257,904
TIMKEN CO	COMMON STOCK NPV	UNITED STATES	88,975	4,255,674
TITAN INTERNATIONAL INC	COMMON STOCK NPV	UNITED STATES	44,500	966,540
TITAN MACHINERY INC	COMMON STOCK USD.00001	UNITED STATES	16,681	412,021
TITANIUM METALS CORP	COMMON STOCK USD.01	UNITED STATES	76,600	1,264,666
TIVO INC	COMMON STOCK USD.001	UNITED STATES	121,600	1,498,112
TMS INTERNATIONAL CORP A	COMMON STOCK USD.001	UNITED STATES	11,500	143,980
TNS INC	COMMON STOCK USD.001	UNITED STATES	26,600	551,418
TOLL BROTHERS INC	COMMON STOCK USD.01	UNITED STATES	141,500	4,574,695
TOMPKINS FINANCIAL CORP	COMMON STOCK USD.1	UNITED STATES	10,587	419,669
TOOTSIE ROLL INDS	COMMON STOCK USD.694	UNITED STATES	24,808	643,023
TORO CO	COMMON STOCK USD1.	UNITED STATES	60,756	2,611,293
TOWER GROUP INC	COMMON STOCK USD.01	UNITED STATES	36,509	648,765
TOWERS WATSON + CO CL A	COMMON STOCK USD.01	UNITED STATES	57,900	3,254,559
TOWERSTREAM CORP	COMMON STOCK USD.001	UNITED STATES	28,250	91,813
TOWN SPORTS INTERNATIONAL	COMMON STOCK USD.001	UNITED STATES	19,900	211,935
TOWNE BANK	COMMON STOCK USD1.667	UNITED STATES	25,750	398,868
TRACTOR SUPPLY COMPANY	COMMON STOCK USD.008	UNITED STATES	71,922	6,355,028
TRANSDIGM GROUP INC	COMMON STOCK USD.01	UNITED STATES	50,700	6,913,452
TRAVELZOO INC	COMMON STOCK USD.01	UNITED STATES	6,000	113,940
TRC COS INC	COMMON STOCK USD.1	UNITED STATES	7,900	45,978
TREASURY BILL	0.14% 07 Feb 2013	UNITED STATES	650,000	649,907
TREASURY BILL	0.01% 07 Mar 2013	UNITED STATES	450,000	449,958
TREASURY BILL	0.01% 03 Jan 2013	UNITED STATES	1,432,000	1,431,692
TREDEGAR CORP	COMMON STOCK NPV	UNITED STATES	27,946	570,657
TREEHOUSE FOODS INC	COMMON STOCK USD.01	UNITED STATES	35,784	1,865,420
TREX COMPANY INC	COMMON STOCK USD.01	UNITED STATES	17,541	653,051
TRIANGLE CAPITAL CORP	COMMON STOCK USD.001	UNITED STATES	29,032	740,034
TRIANGLE PETROLEUM CORP	COMMON STOCK USD.00001	UNITED STATES	42,200	252,778
TRICO BANCSHARES	COMMON STOCK NPV	UNITED STATES	15,800	264,650
TRIMAS CORP	COMMON STOCK USD.01	UNITED STATES	26,600	743,736
TRIMBLE NAVIGATION LTD	COMMON STOCK NPV	UNITED STATES	124,385	7,435,735
TRINITY INDUSTRIES INC	COMMON STOCK USD1.	UNITED STATES	80,900	2,897,838
TRIQUINT SEMICONDUCTOR INC	COMMON STOCK USD.001	UNITED STATES	163,170	789,743
TRIUMPH GROUP INC	COMMON STOCK USD.001	UNITED STATES	48,700	3,180,110
TRUE RELIGION APPAREL INC	COMMON STOCK USD.00001	UNITED STATES	26,200	666,004
TRUEBLUE INC	COMMON STOCK NPV	UNITED STATES	46,028	724,941
TRUSTCO BANK CORP NY	COMMON STOCK USD1.	UNITED STATES	93,433	493,326
TRUSTMARK CORP	COMMON STOCK NPV	UNITED STATES	64,282	1,443,774
TRW AUTOMOTIVE HOLDINGS CORP	COMMON STOCK USD.01	UNITED STATES	98,551	5,283,319
TTM TECHNOLOGIES	COMMON STOCK USD.001	UNITED STATES	52,768	485,466
TUESDAY MORNING CORP	COMMON STOCK USD.01	UNITED STATES	30,950	193,438
TUMI HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	18,100	377,385
TUPPERWARE BRANDS CORP	COMMON STOCK USD.01	UNITED STATES	56,300	3,608,830
TUTOR PERINI CORP	COMMON STOCK USD1.	UNITED STATES	26,649	365,091
TW TELECOM INC	COMMON STOCK USD.01	UNITED STATES	147,400	3,754,278
TWIN DISC INC	COMMON STOCK NPV	UNITED STATES	8,900	155,127
TWO HARBORS INVESTMENT CORP	REIT	UNITED STATES	273,600	3,031,488
TYLER TECHNOLOGIES INC	COMMON STOCK USD.01	UNITED STATES	29,614	1,434,502
U.S. PHYSICAL THERAPY INC	COMMON STOCK USD.01	UNITED STATES	12,900	355,266
UBIQUITI NETWORKS INC	COMMON STOCK	UNITED STATES	12,400	150,536
UDR INC	REIT USD.01	UNITED STATES	239,694	5,699,923
UGI CORP	COMMON STOCK NPV	UNITED STATES	112,100	3,666,791
UIL HOLDINGS CORP	COMMON STOCK NPV	UNITED STATES	51,033	1,827,492
ULTA SALON COSMETICS + FRAGR	COMMON STOCK USD.01	UNITED STATES	60,800	5,974,208
ULTIMATE SOFTWARE GROUP INC	COMMON STOCK USD.01	UNITED STATES	27,120	2,560,399
ULTRA CLEAN HOLDINGS	COMMON STOCK USD.001	UNITED STATES	15,400	75,614
ULTRA PETROLEUM CORP	COMMON STOCK NPV	UNITED STATES	157,100	2,848,223
ULTRATECH INC	COMMON STOCK USD.001	UNITED STATES	25,800	962,340
UMB FINANCIAL CORP	COMMON STOCK USD1.	UNITED STATES	33,602	1,473,112
UMH PROPERTIES INC	REIT USD.1	UNITED STATES	12,400	128,092
UMPQUA HOLDINGS CORP	COMMON STOCK NPV	UNITED STATES	116,521	1,373,783
UNDER ARMOUR INC CLASS A	COMMON STOCK USD.000333	UNITED STATES	74,098	3,595,976
UNIFI INC	COMMON STOCK USD.1	UNITED STATES	16,200	210,762
UNIFIRST CORP/MA	COMMON STOCK USD.1	UNITED STATES	16,400	1,202,448
UNILIFE CORP	COMMON STOCK USD.01	UNITED STATES	38,300	86,941
UNION FIRST MARKET BANKSHARE	COMMON STOCK USD1.33	UNITED STATES	15,600	246,012
UNISYS CORP	COMMON STOCK USD.01	UNITED STATES	47,140	815,522
UNIT CORP	COMMON STOCK USD.2	UNITED STATES	44,150	1,988,958
UNITED BANKSHARES INC	COMMON STOCK USD2.5	UNITED STATES	50,535	1,229,011
UNITED COMMUNITY BANKS/GA	COMMON STOCK USD1.	UNITED STATES	40,162	378,326
UNITED CONTINENTAL HOLDINGS	COMMON STOCK USD.01	UNITED STATES	325,133	7,601,610
UNITED FINANCIAL BANCORP INC	COMMON STOCK USD.01	UNITED STATES	17,600	276,672
UNITED FIRE GROUP INC	COMMON STOCK USD.001	UNITED STATES	24,900	543,816
UNITED NATURAL FOODS INC	COMMON STOCK USD.01	UNITED STATES	49,200	2,636,628
UNITED ONLINE INC	COMMON STOCK USD.0001	UNITED STATES	91,610	512,100
UNITED RENTALS INC	COMMON STOCK USD.01	UNITED STATES	89,950	4,094,524
UNITED STATES ANTIMONY CORP	COMMON STOCK USD.01	UNITED STATES	8,400	14,784
UNITED STATES LIME + MINERAL	COMMON STOCK USD.1	UNITED STATES	2,700	127,224
UNITED STATIONERS INC	COMMON STOCK USD.1	UNITED STATES	42,618	1,320,732
UNITED THERAPEUTICS CORP	COMMON STOCK USD.01	UNITED STATES	50,710	2,708,928
UNITIL CORP	COMMON STOCK NPV	UNITED STATES	11,300	292,896
UNIVERSAL AMERICAN CORP	COMMON STOCK USD.01	UNITED STATES	32,061	275,404
UNIVERSAL CORP/VA	COMMON STOCK NPV	UNITED STATES	24,766	1,236,071
UNIVERSAL DISPLAY CORP	COMMON STOCK USD.01	UNITED STATES	39,600	1,014,552
UNIVERSAL ELECTRONICS INC	COMMON STOCK USD.01	UNITED STATES	16,300	315,405
UNIVERSAL FOREST PRODUCTS	COMMON STOCK NPV	UNITED STATES	21,200	806,448
UNIVERSAL HEALTH RLTY INCOME	REIT USD.01	UNITED STATES	12,600	637,686
UNIVERSAL HEALTH SERVICES B	COMMON STOCK USD.01	UNITED STATES	88,199	4,264,422
UNIVERSAL INSURANCE HOLDINGS	COMMON STOCK USD.01	UNITED STATES	16,200	70,956
UNIVERSAL STAINLESS + ALLOY	COMMON STOCK USD.001	UNITED STATES	7,400	272,098
UNIVERSAL TECHNICAL INSTITUT	COMMON STOCK USD.0001	UNITED STATES	22,300	223,892
UNIVERSAL TRUCKLOAD SERVICES	COMMON STOCK NPV	UNITED STATES	8,000	146,000
UNIVEST CORP OF PENNSYLVANIA	COMMON STOCK USD5.	UNITED STATES	18,149	310,348
UNS ENERGY CORP	COMMON STOCK NPV	UNITED STATES	38,200	1,620,444
UNWIRED PLANET INC	COMMON STOCK USD.001	UNITED STATES	89,884	107,861
URANERZ ENERGY CORP	COMMON STOCK USD.001	UNITED STATES	28,900	40,171
URS CORP	COMMON STOCK USD.01	UNITED STATES	74,483	2,924,203
URSTADT BIDDLE CLASS A	REIT USD.01	UNITED STATES	23,900	470,352
US AIRWAYS GROUP INC	COMMON STOCK USD.01	UNITED STATES	165,900	2,239,650

	US AUTO PARTS NETWORK INC	COMMON STOCK USD.001	UNITED STATES	6,800	12,444
	US CELLULAR CORP	COMMON STOCK USD1.	UNITED STATES	15,250	537,410
	US DOLLAR		UNITED STATES	358,954	358,954
	US ECOLOGY INC	COMMON STOCK USD.01	UNITED STATES	20,200	475,508
	US SILICA HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	11,800	197,414
	USA MOBILITY INC	COMMON STOCK USD.0001	UNITED STATES	25,260	295,037
	USANA HEALTH SCIENCES INC	COMMON STOCK USD.001	UNITED STATES	6,390	210,423
	USG CORP	COMMON STOCK USD.1	UNITED STATES	72,625	2,038,584
	UTAH MEDICAL PRODUCTS INC	COMMON STOCK USD.01	UNITED STATES	500	18,025
	UTI WORLDWIDE INC	COMMON STOCK NPV	UNITED STATES	105,200	1,409,680
	VAALCO ENERGY INC	COMMON STOCK USD.1	UNITED STATES	61,189	529,285
	VAIL RESORTS INC	COMMON STOCK USD.01	UNITED STATES	36,300	1,963,467
	VALASSIS COMMUNICATIONS INC	COMMON STOCK USD.01	UNITED STATES	40,300	1,038,934
	VALLEY NATIONAL BANCORP	COMMON STOCK NPV	UNITED STATES	204,727	1,903,961
	VALMONT INDUSTRIES	COMMON STOCK USD1.	UNITED STATES	23,400	3,195,270
	VALSPAR CORP	COMMON STOCK USD.5	UNITED STATES	92,858	5,794,339
	VALUE LINE INC	COMMON STOCK USD.1	UNITED STATES	1,700	15,249
	VALUECLICK INC	COMMON STOCK USD.001	UNITED STATES	74,300	1,442,163
	VANDA PHARMACEUTICALS INC	COMMON STOCK USD.001	UNITED STATES	27,500	101,750
	VANGUARD HEALTH SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	29,900	366,275
	VANTAGE DRILLING CO	COMMON STOCK USD.001	UNITED STATES	171,700	314,211
	VANTIV INC CL A	COMMON STOCK USD.00001	UNITED STATES	36,200	739,204
	VASCO DATA SECURITY INTL	COMMON STOCK USD.001	UNITED STATES	27,897	227,640
	VASCULAR SOLUTIONS INC	COMMON STOCK USD.01	UNITED STATES	16,700	263,860
	VCA ANTECH INC	COMMON STOCK USD.001	UNITED STATES	88,400	1,860,820
	VECTOR GROUP LTD	COMMON STOCK USD.1	UNITED STATES	55,918	831,501
	VECTREN CORPORATION	COMMON STOCK NPV	UNITED STATES	81,788	2,404,567
	VEECO INSTRUMENTS INC	COMMON STOCK USD.01	UNITED STATES	41,600	1,228,032
	VERA BRADLEY INC	COMMON STOCK	UNITED STATES	19,200	481,920
	VERIFONE SYSTEMS INC	COMMON STOCK USD.01	UNITED STATES	102,961	3,055,882
	VERINT SYSTEMS INC	COMMON STOCK USD.001	UNITED STATES	19,300	566,648
	VERISK ANALYTICS INC CLASS A	COMMON STOCK USD.001	UNITED STATES	142,400	7,262,400
	VERTEX PHARMACEUTICALS INC	COMMON STOCK USD.01	UNITED STATES	208,460	8,742,812
	VIAD CORP	COMMON STOCK USD1.5	UNITED STATES	22,494	610,937
	VIASAT INC	COMMON STOCK USD.0001	UNITED STATES	38,880	1,512,432
	VICAL INC	COMMON STOCK USD.01	UNITED STATES	85,100	247,641
	VICOR CORP	COMMON STOCK USD.01	UNITED STATES	20,000	108,400
	VIEWPOINT FINANCIAL GROUP IN	COMMON STOCK USD.01	UNITED STATES	29,660	621,080
	VILLAGE SUPER MARKET CLASS A	COMMON STOCK NPV	UNITED STATES	6,800	223,448
	VIRGIN MEDIA INC	COMMON STOCK USD.01	UNITED STATES	276,678	10,167,917
	VIRGINIA COMMERCE BANCORP	COMMON STOCK USD1.	UNITED STATES	9,000	80,550
	VIRNETX HOLDING CORP	COMMON STOCK USD.0001	UNITED STATES	41,600	1,218,048
	VIROPHARMA INC	COMMON STOCK USD.002	UNITED STATES	72,400	1,647,824
	VIRTUS INVESTMENT PARTNERS	COMMON STOCK USD.01	UNITED STATES	6,089	736,404
	VIRTUSA CORP	COMMON STOCK USD.01	UNITED STATES	20,444	335,895
	VISHAY INTERTECHNOLOGY INC	COMMON STOCK USD.1	UNITED STATES	138,658	1,473,935
	VISHAY PRECISION GROUP	COMMON STOCK	UNITED STATES	11,477	151,726
	VISTA GOLD CORP	COMMON STOCK NPV	UNITED STATES	69,000	186,300
	VISTEON CORP	COMMON STOCK	UNITED STATES	52,000	2,798,640
	VITAMIN SHOPPE INC	COMMON STOCK USD.01	UNITED STATES	27,675	1,587,438
	VIVUS INC	COMMON STOCK USD.001	UNITED STATES	100,200	1,344,684
	VMWARE INC CLASS A	COMMON STOCK USD.01	UNITED STATES	85,900	8,086,626
	VOCUS INC	COMMON STOCK USD.01	UNITED STATES	18,300	318,054
	VOLCANO CORP	COMMON STOCK USD.001	UNITED STATES	54,140	1,278,245
	VOLTERRA SEMICONDUCTOR CORP	COMMON STOCK USD.001	UNITED STATES	24,000	412,080
	VONAGE HOLDINGS CORP	COMMON STOCK USD.001	UNITED STATES	154,700	366,639
	VOXX INTERNATIONAL CORP	COMMON STOCK USD.01	UNITED STATES	17,500	117,775
	VSE CORP	COMMON STOCK USD.05	UNITED STATES	4,500	110,295
	W+T OFFSHORE INC	COMMON STOCK USD.00001	UNITED STATES	32,500	520,975
	WABASH NATIONAL CORP	COMMON STOCK USD.01	UNITED STATES	74,657	669,673
	WABCO HOLDINGS INC	COMMON STOCK USD.01	UNITED STATES	63,115	4,114,467
	WABTEC CORP	COMMON STOCK USD.01	UNITED STATES	49,102	4,298,389
	WADDELL + REED FINANCIAL A	COMMON STOCK USD.01	UNITED STATES	88,308	3,074,885
	WALTER ENERGY INC	COMMON STOCK USD.01	UNITED STATES	62,500	2,242,500
	WALTER INVESTMENT MANAGEMENT	COMMON STOCK USD.01	UNITED STATES	34,982	1,504,926
	WARNACO GROUP INC/THE	COMMON STOCK USD.01	UNITED STATES	40,607	2,906,243
	WARREN RESOURCES INC	COMMON STOCK USD.0001	UNITED STATES	53,478	150,273
	WASHINGTON BANKING CO	COMMON STOCK NPV	UNITED STATES	16,539	225,261
	WASHINGTON FEDERAL INC	COMMON STOCK USD1.	UNITED STATES	115,322	1,945,482
	WASHINGTON REIT	REIT USD.01	UNITED STATES	66,700	1,744,205
	WASHINGTON TRUST BANCORP	COMMON STOCK USD.0625	UNITED STATES	15,400	405,174
	WASTE CONNECTIONS INC	COMMON STOCK USD.01	UNITED STATES	118,637	4,008,744
	WATSCO INC	COMMON STOCK USD.5	UNITED STATES	28,600	2,142,140
	WATTS WATER TECHNOLOGIES A	COMMON STOCK USD.1	UNITED STATES	28,800	1,238,112
	WAUSAU PAPER CORP	COMMON STOCK NPV	UNITED STATES	57,000	493,620
	WD 40 CO	COMMON STOCK USD.001	UNITED STATES	17,900	843,269
	WEB.COM GROUP INC	COMMON STOCK USD.001	UNITED STATES	25,000	370,000
	WEBMD HEALTH CORP	COMMON STOCK USD.01	UNITED STATES	51,757	742,195
	WEBSENSE INC	COMMON STOCK USD.005	UNITED STATES	40,400	607,616
	WEBSTER FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	76,762	1,577,459
	WEIGHT WATCHERS INTL INC	COMMON STOCK NPV	UNITED STATES	23,900	1,251,404
	WEINGARTEN REALTY INVESTORS	REIT USD.03	UNITED STATES	120,450	3,224,447
	WEIS MARKETS INC	COMMON STOCK NPV	UNITED STATES	12,500	489,625
	WELLCARE HEALTH PLANS INC	COMMON STOCK USD.01	UNITED STATES	42,200	2,054,718
	WENDY S CO/THE	COMMON STOCK USD.1	UNITED STATES	303,257	1,425,308
	WERNER ENTERPRISES INC	COMMON STOCK USD.01	UNITED STATES	48,332	1,047,354
	WESBANCO INC	COMMON STOCK USD2.0833	UNITED STATES	27,774	617,138
	WESCO AIRCRAFT HOLDINGS INC	COMMON STOCK USD.001	UNITED STATES	20,600	272,126
	WESCO INTERNATIONAL INC	COMMON STOCK USD.01	UNITED STATES	45,200	3,047,836
	WEST BANCORPORATION	COMMON STOCK NPV	UNITED STATES	19,400	209,132
	WEST COAST BANCORP/OREGON	COMMON STOCK NPV	UNITED STATES	22,500	498,375
	WEST MARINE INC	COMMON STOCK USD.001	UNITED STATES	15,400	165,550
	WEST PHARMACEUTICAL SERVICES	COMMON STOCK USD.25	UNITED STATES	33,600	1,839,600
	WESTAMERICA BANCORPORATION	COMMON STOCK NPV	UNITED STATES	29,238	1,245,246
	WESTAR ENERGY INC	COMMON STOCK USD5.	UNITED STATES	116,300	3,328,506
	WESTELL TECHNOLOGIES INC A	COMMON STOCK USD.01	UNITED STATES	8,500	15,725
	WESTERN ALLIANCE BANCORP	COMMON STOCK USD.0001	UNITED STATES	76,500	805,545
*	WESTERN ASSET MORTGAGE CAPIT	REIT USD.01	UNITED STATES	18,300	361,791
	WESTERN REFINING INC	COMMON STOCK USD.01	UNITED STATES	55,400	1,561,726
	WESTFIELD FINANCIAL INC	COMMON STOCK USD.01	UNITED STATES	28,852	208,600
	WESTLAKE CHEMICAL CORP	COMMON STOCK USD.01	UNITED STATES	21,800	1,728,740
	WESTMORELAND COAL CO	COMMON STOCK USD2.5	UNITED STATES	10,400	97,136
	WESTWOOD HOLDINGS GROUP INC	COMMON STOCK USD.01	UNITED STATES	5,700	233,130
	WET SEAL INC/THE CLASS A	COMMON STOCK USD.1	UNITED STATES	103,043	284,399
	WEX INC	COMMON STOCK USD.01	UNITED STATES	39,581	2,983,220
	WEYCO GROUP INC	COMMON STOCK USD1.	UNITED STATES	8,386	195,897
	WGL HOLDINGS INC	COMMON STOCK NPV	UNITED STATES	51,908	2,034,275
	WHITE MOUNTAINS INSURANCE GP	COMMON STOCK USD1.	UNITED STATES	5,900	3,038,500
	WHITEWAVE FOODS CO CL A	COMMON STOCK USD.01	UNITED STATES	27,300	424,242
	WHITING PETROLEUM CORP	COMMON STOCK USD.001	UNITED STATES	114,004	4,944,353
	WILEY (JOHN) + SONS CLASS A	COMMON STOCK USD1.	UNITED STATES	47,433	1,846,567
	WILLBROS GROUP INC	COMMON STOCK USD.05	UNITED STATES	47,424	254,193

WILLIAMS SONOMA INC	COMMON STOCK USD.01	UNITED STATES	89,338	3,910,324
WILSHIRE BANCORP INC	COMMON STOCK NPV	UNITED STATES	74,874	439,510
WINMARK CORP	COMMON STOCK NPV	UNITED STATES	1,500	85,500
WINNEBAGO INDUSTRIES	COMMON STOCK USD.5	UNITED STATES	33,100	567,003
WINTHROP REALTY TRUST	REIT USD1.	UNITED STATES	35,036	387,148
WINTRUST FINANCIAL CORP	COMMON STOCK NPV	UNITED STATES	36,096	1,324,723
WISDOMTREE INVESTMENTS INC	COMMON STOCK USD.01	UNITED STATES	49,200	301,104
WMS INDUSTRIES INC	COMMON STOCK USD.5	UNITED STATES	59,726	1,045,205
WOLVERINE WORLD WIDE INC	COMMON STOCK USD1.	UNITED STATES	51,729	2,119,854
WOODWARD INC	COMMON STOCK USD.00292	UNITED STATES	63,900	2,436,507
WORKDAY INC CLASS A	COMMON STOCK USD.001	UNITED STATES	26,400	1,438,800
WORLD ACCEPTANCE CORP	COMMON STOCK NPV	UNITED STATES	12,100	902,176
WORLD FUEL SERVICES CORP	COMMON STOCK USD.01	UNITED STATES	72,800	2,997,176
WORLD WRESTLING ENTERTAIN A	COMMON STOCK USD.01	UNITED STATES	21,700	171,213
WORTHINGTON INDUSTRIES	COMMON STOCK NPV	UNITED STATES	51,300	1,333,287
WR BERKLEY CORP	COMMON STOCK USD.2	UNITED STATES	111,171	4,195,594
WR GRACE + CO	COMMON STOCK USD.01	UNITED STATES	74,585	5,014,350
WRIGHT MEDICAL GROUP INC	COMMON STOCK USD.01	UNITED STATES	39,737	834,080
WSFS FINANCIAL CORP	COMMON STOCK USD.01	UNITED STATES	6,500	274,625
XENOPORT INC	COMMON STOCK USD.001	UNITED STATES	32,200	250,194
XO GROUP INC	COMMON STOCK USD.01	UNITED STATES	32,300	300,390
XPO LOGISTICS INC	COMMON STOCK USD.001	UNITED STATES	14,300	248,534
YORK RESH CORP	WT CL B EXP 01DEC02	UNITED STATES	70	0
YORK WATER CO	COMMON STOCK NPV	UNITED STATES	13,500	237,195
YOUNG INNOVATIONS INC	COMMON STOCK USD.01	UNITED STATES	5,600	220,696
ZAGG INC	COMMON STOCK USD.001	UNITED STATES	17,500	128,800
ZEBRA TECHNOLOGIES CORP CL A	COMMON STOCK USD.01	UNITED STATES	50,725	1,992,478
ZEP INC	COMMON STOCK USD.01	UNITED STATES	26,401	381,230
ZILLOW INC CLASS A	COMMON STOCK USD.0001	UNITED STATES	4,500	124,875
ZIOPHARM ONCOLOGY INC	COMMON STOCK USD.001	UNITED STATES	66,900	278,304
ZIPCAR INC	COMMON STOCK USD.001	UNITED STATES	8,100	66,744
ZIX CORP	COMMON STOCK USD.01	UNITED STATES	65,800	184,240
ZOLTEK COMPANIES INC	COMMON STOCK USD.01	UNITED STATES	31,796	246,419
ZUMIEZ INC	COMMON STOCK NPV	UNITED STATES	19,162	371,934
ZYGO CORP	COMMON STOCK USD.1	UNITED STATES	17,200	270,040
ZYNGA INC CL A	COMMON STOCK USD.006.25	UNITED STATES	122,000	289,140

	Total : EXHIBIT B - Small/Mid-Cap Stock Index Fund			$2,960,815,771

n / a - Cost is not applicable

EXHIBIT C - Inflation Protected Bond Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2012

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	4,346,936		$4,346,936
	TSY INFL IX N/B	01/14 2.	70,950,747		73,217,837
	TSY INFL IX N/B	01/15 1.625	63,074,144		67,011,358
	TSY INFL IX N/B	01/16 2.	54,291,089		60,195,245
	TSY INFL IX N/B	01/17 2.375	46,072,410		53,548,396
	TSY INFL IX N/B	01/18 1.625	41,708,918		48,372,585
	TSY INFL IX N/B	01/19 2.125	38,346,099		46,557,571
	TSY INFL IX N/B	01/20 1.375	52,738,842		62,516,149
	TSY INFL IX N/B	01/21 1.125	94,356,264		110,824,357
	TSY INFL IX N/B	01/22 0.125	108,615,216		117,949,391
	TSY INFL IX N/B	01/25 2.375	73,471,267		99,111,563
	TSY INFL IX N/B	01/26 2.	52,572,021		68,943,263
	TSY INFL IX N/B	01/27 2.375	42,222,911		58,214,838
	TSY INFL IX N/B	01/28 1.75	42,348,232		54,817,796
	TSY INFL IX N/B	01/29 2.5	40,941,580		58,392,928
	TSY INFL IX N/B	02/40 2.125	25,242,445		37,039,350
	TSY INFL IX N/B	02/41 2.125	38,789,449		57,278,090
	TSY INFL IX N/B	02/42 0.75	61,334,136		67,175,232
	TSY INFL IX N/B	04/14 1.25	45,717,748		47,132,163
	TSY INFL IX N/B	04/15 0.5	62,104,049		64,801,724
	TSY INFL IX N/B	04/16 0.125	110,687,648		116,550,662
	TSY INFL IX N/B	04/17 0.125	84,736,245		90,740,570
	TSY INFL IX N/B	04/28 3.625	45,071,394		71,445,190
	TSY INFL IX N/B	04/29 3.875	53,171,873		88,132,380
	TSY INFL IX N/B	04/32 3.375	17,103,328		28,189,757
	TSY INFL IX N/B	07/14 2.	63,896,808		67,426,085
	TSY INFL IX N/B	07/15 1.875	55,396,454		60,395,098
	TSY INFL IX N/B	07/16 2.5	53,128,016		61,055,725
	TSY INFL IX N/B	07/17 2.625	39,498,017		47,329,723
	TSY INFL IX N/B	07/18 1.375	41,138,429		47,887,681
	TSY INFL IX N/B	07/19 1.875	43,486,472		52,927,776
	TSY INFL IX N/B	07/20 1.25	81,046,262		96,141,129
	TSY INFL IX N/B	07/21 0.625	98,429,085		111,886,211
	TSY INFL IX N/B	07/22 0.125	112,970,617		122,634,915

		Total : EXHIBIT C - Infaltion Protected Bond Fund			$2,320,189,674

n / a - Cost is not applicable

EXHIBIT D - Total Bond Market Fund

(Managed by Neuberger Berman)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2012

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,				(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value			(d) Cost	value
					(n/a)
				Shares/
				Par Value

	BARRICK PD AU FIN PTY LT	5.95% 15 Oct 2039	AUSTRALIA	1,055,000		$1,218,460
	BHP BILLITON FIN USA LTD	3.25% 21 Nov 2021	AUSTRALIA	1,700,000		1,829,630
	OEKB OEST. KONTROLLBANK	4.875% 16 Feb 2016	AUSTRIA	1,025,000		1,151,793
	FED REPUBLIC OF BRAZIL	5.625% 07 Jan 2041	BRAZIL	2,765,000		3,262,700
	FED REPUBLIC OF BRAZIL	6% 17 Jan 2017	BRAZIL	1,400,000		1,834,000
	BRITISH COLUMBIA PROV OF	2.1% 18 May 2016	CANADA	2,035,000		2,138,378
	ENCANA CORP	6.5% 01 Feb 2038	CANADA	475,000		594,104
	HUSKY ENERGY INC	5.9% 15 Jun 2014	CANADA	1,700,000		1,822,140
	HYDRO QUEBEC	1.375% 19 Jun 2017	CANADA	2,375,000		2,406,825
	ONTARIO (PROVINCE OF)	4.4% 14 Apr 2020	CANADA	3,132,000		3,688,397
	PROVINCE OF QUEBEC	2.75% 25 Aug 2021	CANADA	1,500,000		1,566,924
	ROGERS COMMUNICATIONS IN	5.5% 15 Mar 2014	CANADA	850,000		899,178
	SUNCOR ENERGY INC	6.5% 15 Jun 2038	CANADA	850,000		1,133,726
	TRANS CANADA PIPELINES	7.625% 15 Jan 2039	CANADA	1,000,000		1,504,355
	NOBLE HOLDING INTL LTD	4.625% 01 Mar 2021	CAYMAN ISLANDS	1,290,000		1,421,454
	PETROBRAS INTL FIN CO	5.75% 20 Jan 2020	CAYMAN ISLANDS	2,750,000		3,130,479
	VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	CAYMAN ISLANDS	1,000,000		1,080,501
	VALE OVERSEAS LIMITED	4.625% 15 Sep 2020	CAYMAN ISLANDS	525,000		650,780
	BNP PARIBAS	3.6% 23 Feb 2016	FRANCE	955,000		1,010,818
	FRANCE TELECOM	4.375% 08 Jul 2014	FRANCE	1,505,000		1,583,904
	SANOFI	4% 29 Mar 2021	FRANCE	965,000		1,099,941
	TOTAL CAPITAL SA	4.45% 24 Jun 2020	FRANCE	1,300,000		1,505,833
	KFW	2.75% 08 Sep 2020	GERMANY	6,100,000		6,166,368
	KFW	1.375% 13 Jan 2014	GERMANY	2,000,000		2,162,600
	LANDWIRTSCH. RENTENBANK	3.125% 15 Jul 2015	GERMANY	1,000,000		1,065,500
	ASIAN DEVELOPMENT BANK	2.625% 09 Feb 2015	INTERNATIONAL	1,435,000		1,501,871
	CORP ANDINA DE FOMENTO	8.125% 04 Jun 2019	INTERNATIONAL	655,000		843,207
	EUROPEAN INVESTMENT BANK	2.375% 14 Mar 2014	INTERNATIONAL	1,500,000		1,743,645
	EUROPEAN INVESTMENT BANK	4% 16 Feb 2021	INTERNATIONAL	8,200,000		8,393,766
	INTER AMERICAN DEVEL BK	3% 22 Apr 2014	INTERNATIONAL	1,670,000		1,730,426
	INTL BK RECON + DEVELOP	1.125% 25 Aug 2014	INTERNATIONAL	2,290,000		2,322,353
	INTL FINANCE CORP	2.25% 11 Apr 2016	INTERNATIONAL	1,025,000		1,084,011
	NORDIC INVESTMENT BANK	5% 01 Feb 2017	INTERNATIONAL	765,000		897,039
	ITALY GOV T INT BOND	4.5% 21 Jan 2015	ITALY	2,025,000		2,116,550
	JAPAN FINANCE CORP	2.5% 18 May 2016	JAPAN	1,100,000		1,165,211
	EXPORT IMPORT BK KOREA	3.75% 20 Oct 2016	KOREA, REPUBLIC OF	1,025,000		1,101,306
	KOREA DEVELOPMENT BANK	3.25% 09 Mar 2016	KOREA, REPUBLIC OF	1,025,000		1,073,492
	COVIDIEN INTL FINANCE SA	3.2% 15 Jun 2022	LUXEMBOURG	1,150,000		1,203,932
	TELECOM ITALIA CAPITAL	5.25% 01 Oct 2015	LUXEMBOURG	700,000		744,800
	AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	MEXICO	1,800,000		2,094,250
	PETROLEOS MEXICANOS	6% 05 Mar 2020	MEXICO	2,525,000		3,017,375
	UNITED MEXICAN STATES	5.125% 15 Jan 2020	MEXICO	1,950,000		2,330,250
	UNITED MEXICAN STATES	6.75% 27 Sep 2034	MEXICO	1,300,000		1,872,000
	DEUTSCHE TELEKOM INT FIN	5.75% 23 Mar 2016	NETHERLANDS	1,620,000		1,845,852
	PHILIPS ELECTRONICS NV	3.75% 15 Mar 2022	NETHERLANDS	580,000		626,974
	SHELL INTERNATIONAL FIN	3.1% 28 Jun 2015	NETHERLANDS	1,370,000		1,451,326
	REPUBLIC OF PERU	7.125% 30 Mar 2019	PERU	930,000		1,217,370
	REPUBLIC OF PERU	6.55% 14 Mar 2037	PERU	1,250,000		1,806,250
	REPUBLIC OF POLAND	5.125% 21 Apr 2021	POLAND	770,000		913,220
	TELEFONICA EMISIONES SAU	3.992% 16 Feb 2016	SPAIN	900,000		936,450
	CREDIT SUISSE NEW YORK	2.2% 14 Jan 2014	SWITZERLAND	2,000,000		2,030,520
	ASTRAZENECA PLC	4% 18 Sep 2042	UNITED KINGDOM	1,455,000		1,471,668
	BP CAPITAL MARKETS PLC	3.2% 11 Mar 2016	UNITED KINGDOM	1,351,000		1,441,143
	BRITISH TELECOM PLC	9.625% 15 Dec 2030	UNITED KINGDOM	400,000		635,472
	ENSCO PLC	3.25% 15 Mar 2016	UNITED KINGDOM	1,480,000		1,569,386
	GLAXOSMITHKLINE CAPITAL	1.5% 08 May 2017	UNITED KINGDOM	1,500,000		1,521,809
	HSBC HOLDINGS PLC	5.1% 05 Apr 2021	UNITED KINGDOM	1,500,000		1,771,322
	HSBC HOLDINGS PLC	6.5% 15 Sep 2037	UNITED KINGDOM	850,000		1,060,961
	RIO TINTO FIN USA PLC	4.125% 21 Aug 2042	UNITED KINGDOM	660,000		671,452
	VODAFONE GROUP PLC	6.15% 27 Feb 2037	UNITED KINGDOM	1,000,000		1,322,675
	ABBVIE INC	1.75% 06 Nov 2017	UNITED STATES	2,000,000		2,021,754
	AIR PRODUCTS + CHEMICALS	1.2% 15 Oct 2017	UNITED STATES	2,795,000		2,789,024
	ALTRIA GROUP INC	9.95% 10 Nov 2038	UNITED STATES	1,035,000		1,705,099
	AMERICAN MUNI PWR OHIO INC OH	7.834% 15 Feb 2041	UNITED STATES	930,000		1,302,307
	AMGEN INC	3.875% 15 Nov 2021	UNITED STATES	1,300,000		1,427,639
	ANADARKO PETROLEUM CORP	6.45% 15 Sep 2036	UNITED STATES	700,000		876,937
	ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	UNITED STATES	1,490,000		1,813,381
	APACHE CORP	5.25% 01 Feb 2042	UNITED STATES	1,000,000		1,157,874
	APACHE CORP	1.75% 15 Apr 2017	UNITED STATES	3,880,000		3,984,228
	AT+T INC	6.5% 01 Sep 2037	UNITED STATES	2,000,000		2,117,444
	AT+T INC	5.625% 15 Jun 2016	UNITED STATES	605,000		694,409
	AT+T INC	4.3% 15 Dec 2042	UNITED STATES	1,306,000		1,708,086
	AT+T INC	2.95% 15 May 2016	UNITED STATES	20,000		20,087
	AVALONBAY COMMUNITIES	5.7% 15 Mar 2017	UNITED STATES	875,000		1,020,682
	BANC OF AMERICA COMMERCIAL MOR	5.7454% 10 Apr 2049	UNITED STATES	2,500,000		2,856,225
	BANC OF AMERICA COMMERCIAL MOR	1% 10 Jul 2044	UNITED STATES	935,000		1,071,335
	BANC OF AMERICA COMMERCIAL MOR	5.356% 10 Oct 2045	UNITED STATES	2,273,776		2,465,919
	BANK OF AMERICA CORP	5.65% 01 May 2018	UNITED STATES	3,690,000		3,708,867
	BANK OF AMERICA CORP	1.5% 09 Oct 2015	UNITED STATES	3,660,000		4,258,201
	BAXTER INTERNATIONAL INC	2.4% 15 Aug 2022	UNITED STATES	900,000		890,359
	BAY AREA CA TOLL AUTH TOLL BRI	7.043% 01 Apr 2050	UNITED STATES	500,000		728,870
	BB+T CORPORATION	1.6% 15 Aug 2017	UNITED STATES	2,160,000		2,185,937
	BECTON DICKINSON	3.125% 08 Nov 2021	UNITED STATES	1,100,000		1,175,346
	BERKSHIRE HATHAWAY FIN	5.75% 15 Jan 2040	UNITED STATES	1,275,000		1,560,838
	BOEING CAPITAL CORP	2.125% 15 Aug 2016	UNITED STATES	1,170,000		1,217,652
	BOSTON PROPERTIES LP	5.625% 15 Nov 2020	UNITED STATES	1,400,000		1,656,194
	BURLINGTN NORTH SANTA FE	4.375% 01 Sep 2042	UNITED STATES	800,000		840,830
	CALIFORNIA ST	7.55% 01 Apr 2039	UNITED STATES	1,210,000		1,744,578
	CARRINGTON MORTGAGE LOAN TRUST	1% 25 Jun 2036	UNITED STATES	655,818		2,995
	CATERPILLAR INC	3.803% 15 Aug 2042	UNITED STATES	1,338,000		1,333,003
	CELGENE CORP	3.95% 15 Oct 2020	UNITED STATES	795,000		862,802
	CISCO SYSTEMS INC	5.5% 15 Jan 2040	UNITED STATES	765,000		972,273
	CITIGROUP INC	5.875% 29 May 2037	UNITED STATES	2,630,000		3,164,876
	CITIGROUP INC	8.125% 15 Jul 2039	UNITED STATES	640,000		958,154
	CITIGROUP INC	5% 15 Sep 2014	UNITED STATES	3,375,000		3,550,797
	CITIGROUP MORTGAGE LOAN TRUST	0.5842% 25 Nov 2036	UNITED STATES	4,094,449		25,766
	COCA COLA CO/THE	3.15% 15 Nov 2020	UNITED STATES	1,500,000		1,632,263
	COMCAST CORP	6.3% 15 Nov 2017	UNITED STATES	700,000		918,967
	COMCAST CORP	6.55% 01 Jul 2039	UNITED STATES	1,565,000		1,919,887
	CONNECTICUT ST	5.85% 15 Mar 2032	UNITED STATES	1,045,000		1,325,980
	CONOCOPHILLIPS	6% 15 Jan 2020	UNITED STATES	930,000		1,180,199

CONOCOPHILLIPS	6.5% 01 Feb 2039	UNITED STATES	575,000	815,430
CONS EDISON CO OF NY	4.2% 15 Mar 2042	UNITED STATES	775,000	825,954
CONTL AIRLINES 2007 1	5.983% 19 Oct 2023	UNITED STATES	0	0
COX COMMUNICATIONS INC	5.45% 15 Dec 2014	UNITED STATES	233,000	254,106
CVS CAREMARK CORP	6.25% 01 Jun 2027	UNITED STATES	1,075,000	1,419,412
DEVON ENERGY CORPORATION	5.625% 15 Jan 2014	UNITED STATES	1,000,000	1,052,101
DIRECTV HOLDINGS/FING	6% 15 Aug 2040	UNITED STATES	285,000	301,931
DIRECTV HOLDINGS/FING	3.5% 01 Mar 2016	UNITED STATES	730,000	809,993
DISCOVERY COMMUNICATIONS	5.05% 01 Jun 2020	UNITED STATES	1,350,000	1,562,158
DOMINION RESOURCES INC	1.8% 15 Mar 2014	UNITED STATES	1,015,000	1,028,303
DOVER CORP	4.3% 01 Mar 2021	UNITED STATES	960,000	1,106,265
DOW CHEMICAL CO/THE	8.55% 15 May 2019	UNITED STATES	1,140,000	1,539,087
DR PEPPER SNAPPLE GROUP	2.9% 15 Jan 2016	UNITED STATES	1,650,000	1,738,564
DUKE ENERGY CORP	3.35% 01 Apr 2015	UNITED STATES	1,270,000	1,341,855
DUKE REALTY LP	5.95% 15 Feb 2017	UNITED STATES	720,000	823,065
E.I. DU PONT DE NEMOURS	2.75% 01 Apr 2016	UNITED STATES	1,000,000	1,055,524
ECOLAB INC	5.5% 08 Dec 2041	UNITED STATES	700,000	835,131
ENERGY TRANSFER PARTNERS	6.5% 01 Feb 2042	UNITED STATES	925,000	1,132,512
ENTERPRISE PRODUCTS OPER	3.2% 01 Feb 2016	UNITED STATES	1,185,000	1,252,115
EXELON GENERATION CO LLC	5.2% 01 Oct 2019	UNITED STATES	2,000,000	2,267,284
EXPRESS SCRIPTS HOLDING	3.125% 15 May 2016	UNITED STATES	1,140,000	1,201,893
FANNIE MAE	2.375% 11 Apr 2016	UNITED STATES	5,355,000	5,365,458
FANNIE MAE	6% 18 Apr 2036	UNITED STATES	695,000	1,091,937
FANNIE MAE	5.25% 15 Sep 2016	UNITED STATES	1,385,000	1,403,472
FANNIE MAE	0.5% 28 Sep 2015	UNITED STATES	500,000	531,406
FANNIE MAE	0.875% 20 Dec 2017	UNITED STATES	195,000	227,895
FANNIE MAE	6.625% 15 Nov 2030	UNITED STATES	330,000	525,714
FANNIE MAE	1.25% 27 Feb 2014	UNITED STATES	3,925,000	3,937,383
FANNIE MAE	0.01% 09 Oct 2019	UNITED STATES	3,075,000	3,600,527
FANNIE MAE	7.125% 15 Jan 2030	UNITED STATES	535,000	814,807
FANNIE MAE	7.25% 15 May 2030	UNITED STATES	3,180,000	3,159,689
FANNIE MAE	1.6% 24 Dec 2020	UNITED STATES	250,000	219,014
FED HM LN PC POOL A23137	5% 01 Jun 2034	UNITED STATES	3,612,330	3,905,148
FED HM LN PC POOL A35945	5% 01 Jul 2035	UNITED STATES	219,781	237,322
FED HM LN PC POOL A46663	5% 01 Aug 2035	UNITED STATES	227,290	245,430
FED HM LN PC POOL A48972	5.5% 01 May 2036	UNITED STATES	537,262	581,401
FED HM LN PC POOL A50219	5% 01 Jul 2036	UNITED STATES	62,195	66,984
FED HM LN PC POOL A51249	6% 01 Aug 2036	UNITED STATES	185,422	202,075
FED HM LN PC POOL A54174	6% 01 Nov 2036	UNITED STATES	19,886	21,786
FED HM LN PC POOL A55275	5.5% 01 Dec 2036	UNITED STATES	1,159,641	1,254,911
FED HM LN PC POOL A56733	6% 01 Jan 2037	UNITED STATES	128,603	140,474
FED HM LN PC POOL A56988	5.5% 01 Feb 2037	UNITED STATES	691,686	747,214
FED HM LN PC POOL A59973	6% 01 May 2037	UNITED STATES	46,957	51,101
FED HM LN PC POOL A61985	6% 01 Jun 2037	UNITED STATES	185,665	202,050
FED HM LN PC POOL A63820	6% 01 Aug 2037	UNITED STATES	88,939	96,788
FED HM LN PC POOL A65895	6% 01 Sep 2037	UNITED STATES	5,576	6,068
FED HM LN PC POOL A66380	6% 01 Sep 2037	UNITED STATES	91,717	99,811
FED HM LN PC POOL A66777	6% 01 Oct 2037	UNITED STATES	186,986	203,487
FED HM LN PC POOL A68547	5.5% 01 Nov 2037	UNITED STATES	22,982	24,827
FED HM LN PC POOL A68939	6% 01 Nov 2037	UNITED STATES	161,696	176,622
FED HM LN PC POOL A71807	5% 01 Feb 2038	UNITED STATES	292,743	315,009
FED HM LN PC POOL A72232	6% 01 Feb 2038	UNITED STATES	72,171	78,540
FED HM LN PC POOL A74128	5.5% 01 Feb 2038	UNITED STATES	233,612	252,221
FED HM LN PC POOL A75230	5% 01 Apr 2038	UNITED STATES	451,377	485,709
FED HM LN PC POOL A76467	6% 01 Apr 2038	UNITED STATES	84,336	91,778
FED HM LN PC POOL A76486	5% 01 Apr 2038	UNITED STATES	158,031	170,051
FED HM LN PC POOL A77766	6% 01 Jun 2038	UNITED STATES	331,533	360,790
FED HM LN PC POOL A77961	5.5% 01 Jun 2038	UNITED STATES	119,373	128,881
FED HM LN PC POOL A77976	6% 01 Jun 2038	UNITED STATES	258,733	281,566
FED HM LN PC POOL A78147	5.5% 01 Jun 2038	UNITED STATES	9,708	10,481
FED HM LN PC POOL A78982	5.5% 01 Jul 2038	UNITED STATES	121,734	131,431
FED HM LN PC POOL A80388	6% 01 Dec 2036	UNITED STATES	2,605	2,839
FED HM LN PC POOL A80970	5.5% 01 Aug 2038	UNITED STATES	74,223	80,135
FED HM LN PC POOL A81327	6% 01 Aug 2038	UNITED STATES	57,206	62,254
FED HM LN PC POOL A81426	6% 01 Sep 2038	UNITED STATES	20,315	22,108
FED HM LN PC POOL A81569	6% 01 Aug 2038	UNITED STATES	238,328	259,360
FED HM LN PC POOL A83435	6% 01 Dec 2038	UNITED STATES	131,396	142,991
FED HM LN PC POOL A83575	5% 01 Dec 2038	UNITED STATES	455,218	489,843
FED HM LN PC POOL A84660	5.5% 01 Feb 2039	UNITED STATES	34,095	36,874
FED HM LN PC POOL A85013	5.5% 01 Jan 2039	UNITED STATES	622,174	674,454
FED HM LN PC POOL A86956	5% 01 Jun 2039	UNITED STATES	358,975	386,279
FED HM LN PC POOL A87715	4.5% 01 Aug 2039	UNITED STATES	37,359	40,089
FED HM LN PC POOL A88235	5.5% 01 Aug 2039	UNITED STATES	134,789	145,778
FED HM LN PC POOL A90575	5.5% 01 Jan 2040	UNITED STATES	71,969	79,209
FED HM LN PC POOL A90974	4.5% 01 Feb 2040	UNITED STATES	331,245	355,457
FED HM LN PC POOL A91538	4.5% 01 Mar 2040	UNITED STATES	765,688	824,525
FED HM LN PC POOL A91695	4.5% 01 Apr 2040	UNITED STATES	143,640	154,139
FED HM LN PC POOL A91703	4.5% 01 Apr 2040	UNITED STATES	270,246	291,012
FED HM LN PC POOL A92458	5% 01 Jun 2040	UNITED STATES	88,532	96,096
FED HM LN PC POOL A92473	4.5% 01 Jun 2040	UNITED STATES	86,209	92,833
FED HM LN PC POOL A93010	4.5% 01 Jul 2040	UNITED STATES	642,607	691,986
FED HM LN PC POOL A93261	4% 01 Aug 2040	UNITED STATES	321,671	343,703
FED HM LN PC POOL A93503	4.5% 01 Aug 2040	UNITED STATES	1,463,847	1,576,332
FED HM LN PC POOL A93520	4.5% 01 Aug 2040	UNITED STATES	833,857	897,932
FED HM LN PC POOL A93547	4.5% 01 Aug 2040	UNITED STATES	554,397	596,997
FED HM LN PC POOL A93548	4.5% 01 Aug 2040	UNITED STATES	106,081	114,233
FED HM LN PC POOL A95085	4% 01 Nov 2040	UNITED STATES	113,219	120,974
FED HM LN PC POOL A95258	4% 01 Nov 2040	UNITED STATES	808,178	863,534
FED HM LN PC POOL A97373	4.5% 01 Mar 2041	UNITED STATES	1,744,090	1,881,925
FED HM LN PC POOL A97473	4.5% 01 Mar 2041	UNITED STATES	553,125	596,839
FED HM LN PC POOL A97479	4.5% 01 Mar 2041	UNITED STATES	860,220	928,203
FED HM LN PC POOL A97673	4.5% 01 Mar 2041	UNITED STATES	42,041	45,271
FED HM LN PC POOL B14973	5% 01 Jun 2019	UNITED STATES	509,681	548,356
FED HM LN PC POOL B15314	5% 01 Jul 2019	UNITED STATES	361,885	389,345
FED HM LN PC POOL C01846	5% 01 Jun 2034	UNITED STATES	1,064,728	1,151,036
FED HM LN PC POOL C02551	6% 01 Jun 2036	UNITED STATES	118,969	130,189
FED HM LN PC POOL C03478	4.5% 01 Jun 2040	UNITED STATES	462,111	497,621
FED HM LN PC POOL C03479	5% 01 Jun 2040	UNITED STATES	451,775	490,373
FED HM LN PC POOL C03832	4.5% 01 Mar 2042	UNITED STATES	1,558,459	1,681,623
FED HM LN PC POOL D98740	4% 01 Aug 2031	UNITED STATES	445,999	481,008
FED HM LN PC POOL E00756	6.5% 01 Nov 2014	UNITED STATES	3,933	4,124
FED HM LN PC POOL E01279	5.5% 01 Jan 2018	UNITED STATES	419,343	451,504
FED HM LN PC POOL E93129	6.5% 01 Apr 2017	UNITED STATES	222	225
FED HM LN PC POOL E93873	5.5% 01 Jan 2018	UNITED STATES	161,854	174,072
FED HM LN PC POOL E94294	5.5% 01 Feb 2018	UNITED STATES	191,611	206,075
FED HM LN PC POOL G01781	6.5% 01 Dec 2034	UNITED STATES	3,870,708	4,444,691
FED HM LN PC POOL G01840	5% 01 Jul 2035	UNITED STATES	13,051	14,109
FED HM LN PC POOL G01842	4.5% 01 Jun 2035	UNITED STATES	1,620,094	1,741,548
FED HM LN PC POOL G01883	5% 01 Aug 2035	UNITED STATES	129,246	139,561
FED HM LN PC POOL G01974	5% 01 Dec 2035	UNITED STATES	77,232	83,396
FED HM LN PC POOL G02391	6% 01 Nov 2036	UNITED STATES	26,351	28,718
FED HM LN PC POOL G02469	5.5% 01 Dec 2036	UNITED STATES	362,665	392,460
FED HM LN PC POOL G02478	5.5% 01 Dec 2036	UNITED STATES	198,758	215,087
FED HM LN PC POOL G03238	6% 01 Aug 2037	UNITED STATES	205,237	223,349

FED HM LN PC POOL G03350	5.5% 01 Sep 2037	UNITED STATES	397,733	429,663
FED HM LN PC POOL G03432	5.5% 01 Nov 2037	UNITED STATES	71,491	77,230
FED HM LN PC POOL G03698	6% 01 Dec 2037	UNITED STATES	149,190	162,356
FED HM LN PC POOL G03776	6% 01 Jan 2038	UNITED STATES	45,584	49,607
FED HM LN PC POOL G03781	6% 01 Jan 2038	UNITED STATES	389,723	424,116
FED HM LN PC POOL G03819	6% 01 Jan 2038	UNITED STATES	245,082	266,710
FED HM LN PC POOL G04316	6% 01 May 2038	UNITED STATES	220,363	240,705
FED HM LN PC POOL G04832	5% 01 Oct 2038	UNITED STATES	17,048	18,345
FED HM LN PC POOL G04891	5.5% 01 Jan 2038	UNITED STATES	167,934	182,308
FED HM LN PC POOL G04913	5% 01 Mar 2038	UNITED STATES	614,897	662,243
FED HM LN PC POOL G04916	5% 01 Dec 2035	UNITED STATES	383,489	414,095
FED HM LN PC POOL G04920	6% 01 Nov 2038	UNITED STATES	95,269	103,676
FED HM LN PC POOL G04924	6% 01 Nov 2038	UNITED STATES	132,353	144,033
FED HM LN PC POOL G05082	5% 01 Mar 2038	UNITED STATES	624,430	674,266
FED HM LN PC POOL G05120	5.5% 01 Dec 2038	UNITED STATES	168,329	181,737
FED HM LN PC POOL G05179	5.5% 01 Jan 2039	UNITED STATES	100,849	108,945
FED HM LN PC POOL G05250	5% 01 Mar 2038	UNITED STATES	543,630	585,489
FED HM LN PC POOL G05432	6% 01 Apr 2039	UNITED STATES	863,121	939,290
FED HM LN PC POOL G05666	6% 01 Apr 2038	UNITED STATES	113,536	123,556
FED HM LN PC POOL G05922	5.5% 01 Jul 2039	UNITED STATES	204,102	220,487
FED HM LN PC POOL G05958	5% 01 Aug 2040	UNITED STATES	342,490	372,745
FED HM LN PC POOL G06021	5.5% 01 Jan 2040	UNITED STATES	696,752	752,687
FED HM LN PC POOL G06067	5% 01 Oct 2039	UNITED STATES	84,982	91,446
FED HM LN PC POOL G06193	5.5% 01 May 2040	UNITED STATES	99,885	107,904
FED HM LN PC POOL G06222	4% 01 Jan 2041	UNITED STATES	281,479	300,759
FED HM LN PC POOL G06800	4% 01 Oct 2041	UNITED STATES	1,394,626	1,491,022
FED HM LN PC POOL G06929	4.5% 01 Jun 2038	UNITED STATES	537,348	577,967
FED HM LN PC POOL G07003	4% 01 May 2042	UNITED STATES	424,979	454,353
FED HM LN PC POOL G07021	5% 01 Sep 2039	UNITED STATES	140,688	151,389
FED HM LN PC POOL G08160	5.5% 01 Nov 2036	UNITED STATES	2,604,683	2,818,669
FED HM LN PC POOL G08210	6% 01 Jul 2037	UNITED STATES	675,024	734,593
FED HM LN PC POOL G08255	5% 01 Mar 2038	UNITED STATES	572,059	615,570
FED HM LN PC POOL G08271	6% 01 May 2038	UNITED STATES	143,323	155,971
FED HM LN PC POOL G08273	5.5% 01 Jun 2038	UNITED STATES	112,668	121,643
FED HM LN PC POOL G08300	5.5% 01 Nov 2038	UNITED STATES	391,783	422,991
FED HM LN PC POOL G08372	4.5% 01 Nov 2039	UNITED STATES	450,397	483,317
FED HM LN PC POOL G08447	4.5% 01 May 2041	UNITED STATES	295,387	318,731
FED HM LN PC POOL G11552	5.5% 01 Feb 2019	UNITED STATES	233,124	253,054
FED HM LN PC POOL G14047	5.5% 01 Dec 2024	UNITED STATES	984,854	1,059,200
FED HM LN PC POOL G18188	4.5% 01 Apr 2022	UNITED STATES	120,110	128,136
FED HM LN PC POOL J05098	4.5% 01 Jun 2022	UNITED STATES	293,181	312,221
FED HM LN PC POOL J17233	3% 01 Nov 2026	UNITED STATES	1,137,325	1,196,015
FED HM LN PC POOL Q00093	4% 01 Apr 2041	UNITED STATES	1,562,318	1,670,305
FED HM LN PC POOL Q00291	5% 01 Apr 2041	UNITED STATES	1,216,928	1,322,418
FED HM LN PC POOL Q01085	4% 01 May 2041	UNITED STATES	1,485,779	1,588,475
FED HM LN PC POOL Q01348	4.5% 01 Jun 2041	UNITED STATES	753,799	813,372
FED HM LN PC POOL Q01443	4.5% 01 Jun 2041	UNITED STATES	1,112,705	1,200,641
FED HM LN PC POOL Q01798	4.5% 01 Jul 2041	UNITED STATES	216,768	233,899
FED HM LN PC POOL Q01838	4% 01 Jun 2041	UNITED STATES	456,348	487,890
FED HM LN PC POOL Q01936	5% 01 Jun 2041	UNITED STATES	110,364	124,310
FED HM LN PC POOL Q02339	4.5% 01 Jul 2041	UNITED STATES	0	0
FED HM LN PC POOL Q02583	4.5% 01 Aug 2041	UNITED STATES	452,622	496,596
FED HM LN PC POOL Q02849	4.5% 01 Aug 2041	UNITED STATES	999,458	1,078,445
FED HM LN PC POOL Q05649	4% 01 Jan 2042	UNITED STATES	634,925	678,811
FED HM LN PC POOL Q05926	4% 01 Feb 2042	UNITED STATES	442,428	473,009
FEDERAL HOME LOAN BANK	5.375% 15 May 2019	UNITED STATES	260,000	326,035
FEDERAL HOME LOAN BANK	5.5% 15 Jul 2036	UNITED STATES	100,000	137,593
FEDERAL HOME LOAN BANK	5.125% 15 Aug 2019	UNITED STATES	365,000	452,779
FEDERAL HOME LOAN BANK	0.5% 20 Nov 2015	UNITED STATES	2,190,000	2,198,248
FEDEX CORP	2.625% 01 Aug 2022	UNITED STATES	770,000	822,816
FEDEX CORP	7.375% 15 Jan 2014	UNITED STATES	1,240,000	1,233,635
FHLMC GOLD TBA 30 YR	4% 01 Dec 2099	UNITED STATES	4,575,000	4,883,813
FHLMC TBA JAN 30 GOLD SINGLE	3.5% 01 Dec 2099	UNITED STATES	10,765,000	11,447,064
FIRSTENERGY SOLUTIONS CO	6.8% 15 Aug 2039	UNITED STATES	810,000	910,272
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	UNITED STATES	5,115,000	5,525,199
FNMA CONV 15YR TBA	2.5% 01 Dec 2099	UNITED STATES	7,535,000	7,878,784
FNMA POOL 190391	6% 01 Sep 2038	UNITED STATES	9,719	10,619
FNMA POOL 190396	4.5% 01 Jun 2039	UNITED STATES	740,543	800,205
FNMA POOL 254845	4% 01 Jul 2013	UNITED STATES	1,081	1,138
FNMA POOL 254919	4% 01 Sep 2018	UNITED STATES	182,255	195,614
FNMA POOL 255788	5.5% 01 Jun 2015	UNITED STATES	367,953	395,454
FNMA POOL 256476	6% 01 Nov 2036	UNITED STATES	11,256	12,323
FNMA POOL 256719	5.5% 01 May 2017	UNITED STATES	5,160	5,545
FNMA POOL 256805	5.5% 01 Jul 2022	UNITED STATES	4,031	4,463
FNMA POOL 256883	6% 01 Sep 2037	UNITED STATES	253,512	277,548
FNMA POOL 257262	5.5% 01 Jul 2038	UNITED STATES	111,553	121,206
FNMA POOL 257481	5% 01 Nov 2018	UNITED STATES	178,910	194,001
FNMA POOL 448481	5.5% 01 Apr 2014	UNITED STATES	136,198	146,193
FNMA POOL 504924	5.5% 01 Jun 2014	UNITED STATES	5,000	5,367
FNMA POOL 506482	6.5% 01 Jul 2029	UNITED STATES	3,363	3,824
FNMA POOL 545898	5.5% 01 Sep 2017	UNITED STATES	551,683	594,234
FNMA POOL 545962	5.5% 01 Dec 2013	UNITED STATES	66,199	71,057
FNMA POOL 555114	5.5% 01 Dec 2017	UNITED STATES	24,740	26,585
FNMA POOL 625993	5% 01 Jan 2017	UNITED STATES	194,080	211,096
FNMA POOL 671146	5% 01 Feb 2018	UNITED STATES	4,690	5,097
FNMA POOL 673111	5% 01 Dec 2017	UNITED STATES	2,529	2,749
FNMA POOL 697601	4.5% 01 Apr 2018	UNITED STATES	1,152,235	1,242,637
FNMA POOL 725250	5% 01 Mar 2034	UNITED STATES	1,170,061	1,274,779
FNMA POOL 725422	5% 01 Apr 2034	UNITED STATES	1,970,541	2,146,900
FNMA POOL 732094	5.5% 01 Aug 2018	UNITED STATES	16,494	17,865
FNMA POOL 735058	4% 01 Sep 2019	UNITED STATES	174,564	187,360
FNMA POOL 735288	5% 01 Mar 2035	UNITED STATES	400,000	436,225
FNMA POOL 735591	5% 01 Jun 2035	UNITED STATES	514,608	561,703
FNMA POOL 735676	5% 01 Jul 2035	UNITED STATES	720,514	783,866
FNMA POOL 735925	5% 01 Oct 2035	UNITED STATES	258,051	279,484
FNMA POOL 738166	5% 01 Sep 2033	UNITED STATES	8,563	9,329
FNMA POOL 745275	5% 01 Feb 2036	UNITED STATES	1,826,806	1,986,784
FNMA POOL 745511	5% 01 Apr 2036	UNITED STATES	486,620	527,130
FNMA POOL 745873	5.5% 01 Oct 2036	UNITED STATES	680,284	739,999
FNMA POOL 745932	6.5% 01 Nov 2036	UNITED STATES	222,949	250,104
FNMA POOL 747428	5.5% 01 Oct 2033	UNITED STATES	602,702	658,620
FNMA POOL 748841	5% 01 Jun 2022	UNITED STATES	92,434	100,191
FNMA POOL 749079	5.5% 01 Dec 2033	UNITED STATES	944,773	1,050,143
FNMA POOL 763978	5.5% 01 Dec 2033	UNITED STATES	322,265	354,179
FNMA POOL 785497	4.5% 01 Jun 2019	UNITED STATES	329,868	355,748
FNMA POOL 797554	4% 01 May 2020	UNITED STATES	196,004	210,862
FNMA POOL 813870	4% 01 Jun 2020	UNITED STATES	329,345	354,310
FNMA POOL 826966	5.5% 01 Jun 2035	UNITED STATES	20,506	22,409
FNMA POOL 829187	5% 01 Jul 2035	UNITED STATES	459,719	499,139
FNMA POOL 831017	6% 01 Sep 2035	UNITED STATES	13,928	15,418
FNMA POOL 831824	5.5% 01 Oct 2021	UNITED STATES	613,457	664,607
FNMA POOL 831832	6% 01 Sep 2036	UNITED STATES	654,454	716,503
FNMA POOL 833126	5% 01 Sep 2035	UNITED STATES	301,895	327,782
FNMA POOL 833729	4% 01 Jul 2020	UNITED STATES	32,869	35,360

FNMA POOL 835144	5% 01 Oct 2035	UNITED STATES	187,983	204,102
FNMA POOL 835783	5% 01 Sep 2035	UNITED STATES	436,960	474,428
FNMA POOL 844809	5% 01 Nov 2035	UNITED STATES	627,516	681,325
FNMA POOL 847817	6% 01 Nov 2035	UNITED STATES	678,142	747,205
FNMA POOL 868934	5% 01 May 2036	UNITED STATES	600,137	650,097
FNMA POOL 872188	6% 01 Sep 2036	UNITED STATES	243,185	266,241
FNMA POOL 878340	6% 01 Apr 2037	UNITED STATES	4,934	5,559
FNMA POOL 879131	5% 01 Jun 2021	UNITED STATES	3,503	3,807
FNMA POOL 879617	5.5% 01 May 2021	UNITED STATES	772,690	837,117
FNMA POOL 880622	5.5% 01 Apr 2036	UNITED STATES	151,933	165,269
FNMA POOL 886090	6.5% 01 Jul 2036	UNITED STATES	86,794	97,341
FNMA POOL 886958	6% 01 Jun 2036	UNITED STATES	572,413	626,684
FNMA POOL 887666	5% 01 Aug 2036	UNITED STATES	92,130	99,799
FNMA POOL 888120	5% 01 Oct 2035	UNITED STATES	1,654,323	1,796,178
FNMA POOL 888131	5.5% 01 Feb 2037	UNITED STATES	198,169	215,564
FNMA POOL 888219	5.5% 01 Mar 2037	UNITED STATES	967,529	1,052,458
FNMA POOL 888221	5.5% 01 Mar 2037	UNITED STATES	1,138,536	1,238,476
FNMA POOL 888743	6% 01 Jan 2036	UNITED STATES	2,890,940	3,185,359
FNMA POOL 889450	6% 01 Mar 2038	UNITED STATES	376,483	412,178
FNMA POOL 889479	5% 01 Jul 2037	UNITED STATES	351,642	381,794
FNMA POOL 889579	6% 01 May 2038	UNITED STATES	309,262	338,706
FNMA POOL 889749	5.5% 01 Jun 2038	UNITED STATES	800,632	870,911
FNMA POOL 889970	5% 01 Dec 2036	UNITED STATES	740,517	804,015
FNMA POOL 889996	5.5% 01 Jun 2038	UNITED STATES	883,128	959,682
FNMA POOL 890306	4% 01 Apr 2026	UNITED STATES	413,884	443,446
FNMA POOL 890331	5% 01 Jul 2024	UNITED STATES	290,384	315,571
FNMA POOL 890337	4.5% 01 Jan 2026	UNITED STATES	1,138,003	1,224,799
FNMA POOL 890375	4.5% 01 Aug 2023	UNITED STATES	65,900	71,070
FNMA POOL 891436	6% 01 Mar 2036	UNITED STATES	153,666	168,235
FNMA POOL 892537	6.5% 01 Sep 2036	UNITED STATES	4,975	5,908
FNMA POOL 893511	6% 01 Sep 2036	UNITED STATES	195,788	214,351
FNMA POOL 893533	6.5% 01 Sep 2036	UNITED STATES	227,133	254,891
FNMA POOL 897100	6.5% 01 Jul 2036	UNITED STATES	226,180	253,815
FNMA POOL 897909	6% 01 Jan 2037	UNITED STATES	338,726	371,053
FNMA POOL 899588	5.5% 01 Jun 2037	UNITED STATES	299,173	325,107
FNMA POOL 899671	6.5% 01 Aug 2037	UNITED STATES	165,166	185,438
FNMA POOL 902591	5.5% 01 Nov 2021	UNITED STATES	134,376	145,581
FNMA POOL 903677	6.5% 01 Oct 2036	UNITED STATES	6,161	6,912
FNMA POOL 905953	5.5% 01 Jan 2022	UNITED STATES	594,312	643,866
FNMA POOL 908670	5.5% 01 Dec 2036	UNITED STATES	129,096	141,073
FNMA POOL 920079	6% 01 Dec 2036	UNITED STATES	50,032	54,776
FNMA POOL 925224	6.5% 01 Sep 2037	UNITED STATES	1,280	1,521
FNMA POOL 929182	5% 01 Mar 2038	UNITED STATES	528,231	572,205
FNMA POOL 930539	6% 01 Feb 2039	UNITED STATES	224,602	245,897
FNMA POOL 930627	4% 01 Feb 2024	UNITED STATES	232,545	249,155
FNMA POOL 931410	4% 01 Jun 2024	UNITED STATES	148,214	158,801
FNMA POOL 931507	4.5% 01 Jul 2039	UNITED STATES	2,204,397	2,425,392
FNMA POOL 932091	6.5% 01 Sep 2039	UNITED STATES	173,044	205,477
FNMA POOL 932117	4% 01 Nov 2024	UNITED STATES	181,272	194,201
FNMA POOL 932841	3.5% 01 Dec 2025	UNITED STATES	416,649	442,243
FNMA POOL 933008	6% 01 Sep 2037	UNITED STATES	288,890	316,280
FNMA POOL 933342	5% 01 Jan 2038	UNITED STATES	300,000	324,974
FNMA POOL 933990	5% 01 Aug 2023	UNITED STATES	20,719	22,436
FNMA POOL 934084	6.5% 01 Jun 2038	UNITED STATES	88,790	105,597
FNMA POOL 935964	4.5% 01 Apr 2025	UNITED STATES	343,517	370,684
FNMA POOL 936202	5.5% 01 May 2022	UNITED STATES	475,715	514,488
FNMA POOL 939477	5% 01 Jun 2037	UNITED STATES	989,420	1,071,787
FNMA POOL 941045	5% 01 Jul 2022	UNITED STATES	86,635	94,150
FNMA POOL 941217	6% 01 Jun 2037	UNITED STATES	326,978	357,980
FNMA POOL 941817	4.5% 01 Feb 2023	UNITED STATES	126,637	136,335
FNMA POOL 943669	5.5% 01 Jul 2022	UNITED STATES	27,434	29,584
FNMA POOL 944632	5% 01 Jul 2037	UNITED STATES	7,246	7,849
FNMA POOL 944748	6.5% 01 Jul 2037	UNITED STATES	271,519	302,163
FNMA POOL 947126	5% 01 Oct 2037	UNITED STATES	8,264	8,952
FNMA POOL 947569	5.5% 01 Oct 2022	UNITED STATES	339,406	367,070
FNMA POOL 947732	5% 01 Oct 2022	UNITED STATES	37,247	40,373
FNMA POOL 948711	6% 01 Aug 2037	UNITED STATES	170,005	186,123
FNMA POOL 949298	6.5% 01 Oct 2037	UNITED STATES	148,621	166,903
FNMA POOL 949562	5.5% 01 Oct 2022	UNITED STATES	261,985	283,338
FNMA POOL 952459	6% 01 Sep 2037	UNITED STATES	7,174	7,855
FNMA POOL 953513	5.5% 01 Oct 2022	UNITED STATES	129,932	140,522
FNMA POOL 953613	5.5% 01 Mar 2038	UNITED STATES	875,712	951,486
FNMA POOL 955724	6.5% 01 Nov 2037	UNITED STATES	799,039	949,606
FNMA POOL 955802	6% 01 Oct 2037	UNITED STATES	3,042	3,331
FNMA POOL 955803	6.5% 01 Oct 2037	UNITED STATES	291,172	326,907
FNMA POOL 956014	6% 01 Nov 2037	UNITED STATES	201,693	220,816
FNMA POOL 956078	6.5% 01 Dec 2037	UNITED STATES	4,018	4,775
FNMA POOL 961118	6% 01 Apr 2038	UNITED STATES	60,303	65,888
FNMA POOL 962435	4% 01 Apr 2023	UNITED STATES	303,054	324,795
FNMA POOL 964413	5.5% 01 Jul 2023	UNITED STATES	136,020	147,107
FNMA POOL 964850	5.5% 01 Aug 2023	UNITED STATES	278,025	300,686
FNMA POOL 966102	6.5% 01 Nov 2037	UNITED STATES	5,841	6,941
FNMA POOL 967071	6% 01 Dec 2037	UNITED STATES	197,528	216,256
FNMA POOL 968367	6.5% 01 Sep 2038	UNITED STATES	451,399	507,029
FNMA POOL 969057	5.5% 01 Mar 2023	UNITED STATES	41,435	44,813
FNMA POOL 969436	5% 01 Jan 2023	UNITED STATES	49,810	54,209
FNMA POOL 970016	6% 01 Jun 2038	UNITED STATES	158,073	174,399
FNMA POOL 972541	6% 01 Feb 2038	UNITED STATES	152,315	166,422
FNMA POOL 973571	5% 01 Mar 2023	UNITED STATES	250,852	271,631
FNMA POOL 974435	6% 01 Mar 2038	UNITED STATES	78,701	85,990
FNMA POOL 974620	5% 01 May 2023	UNITED STATES	42,511	46,078
FNMA POOL 974678	4.5% 01 Apr 2023	UNITED STATES	3,953	4,254
FNMA POOL 975103	5.5% 01 Jun 2038	UNITED STATES	424,205	460,911
FNMA POOL 975123	5.5% 01 May 2038	UNITED STATES	1,076,831	1,170,009
FNMA POOL 975376	5.5% 01 Jun 2038	UNITED STATES	477,579	518,903
FNMA POOL 976011	5% 01 Mar 2038	UNITED STATES	3,451	3,738
FNMA POOL 976452	4.5% 01 Apr 2023	UNITED STATES	200,690	216,060
FNMA POOL 977076	5% 01 Jan 2038	UNITED STATES	94,571	102,798
FNMA POOL 979639	5% 01 Jun 2023	UNITED STATES	116,867	126,547
FNMA POOL 979919	6% 01 May 2038	UNITED STATES	40,896	45,169
FNMA POOL 981274	5% 01 Apr 2023	UNITED STATES	69,318	75,059
FNMA POOL 981359	4.5% 01 Apr 2023	UNITED STATES	22,689	24,419
FNMA POOL 981571	5% 01 Jun 2023	UNITED STATES	445,406	482,300
FNMA POOL 983034	5% 01 May 2038	UNITED STATES	10,461	11,332
FNMA POOL 983629	4.5% 01 May 2023	UNITED STATES	46,640	50,197
FNMA POOL 990970	5% 01 Sep 2023	UNITED STATES	51,124	55,358
FNMA POOL 991066	5% 01 Nov 2023	UNITED STATES	23,362	25,297
FNMA POOL 991073	5% 01 Dec 2023	UNITED STATES	144,841	156,839
FNMA POOL 994149	5.5% 01 Dec 2023	UNITED STATES	237,422	256,773
FNMA POOL 994207	6% 01 Dec 2038	UNITED STATES	79,446	86,805
FNMA POOL 994810	5% 01 Nov 2023	UNITED STATES	70,223	76,040
FNMA POOL 994933	5% 01 Sep 2023	UNITED STATES	23,547	25,524
FNMA POOL 995112	5.5% 01 Jul 2036	UNITED STATES	687,633	752,291
FNMA POOL 995152	5.5% 01 Jan 2021	UNITED STATES	311,977	336,039

FNMA POOL 995231	6.5% 01 Jan 2039	UNITED STATES	41,743	46,865
FNMA POOL 995246	5% 01 Dec 2035	UNITED STATES	192,205	208,686
FNMA POOL 995266	5% 01 Dec 2023	UNITED STATES	32,367	35,048
FNMA POOL 995526	5% 01 Jan 2019	UNITED STATES	138,589	150,279
FNMA POOL 995692	4.5% 01 May 2024	UNITED STATES	65,187	70,158
FNMA POOL 995703	4% 01 May 2024	UNITED STATES	294,509	315,544
FNMA POOL 995838	5.5% 01 May 2039	UNITED STATES	265,235	288,227
FNMA POOL AA0107	6% 01 Nov 2038	UNITED STATES	279,389	311,990
FNMA POOL AA1657	4% 01 Feb 2024	UNITED STATES	11,005	11,791
FNMA POOL AA2210	4% 01 Apr 2024	UNITED STATES	90,099	96,535
FNMA POOL AA5564	4% 01 Jun 2024	UNITED STATES	319,880	342,728
FNMA POOL AA5781	5% 01 Apr 2039	UNITED STATES	331,596	359,201
FNMA POOL AA6378	4.5% 01 Jun 2024	UNITED STATES	340,671	366,601
FNMA POOL AA6832	4% 01 May 2024	UNITED STATES	195,600	209,571
FNMA POOL AA6931	4% 01 Aug 2024	UNITED STATES	115,169	123,395
FNMA POOL AA7895	4% 01 Jun 2024	UNITED STATES	285,374	305,758
FNMA POOL AA8487	4.5% 01 Jul 2039	UNITED STATES	2,643,571	2,856,550
FNMA POOL AA8868	5% 01 Apr 2024	UNITED STATES	44,184	47,837
FNMA POOL AA9443	4.5% 01 Jul 2024	UNITED STATES	103,785	111,684
FNMA POOL AA9591	5.5% 01 Apr 2039	UNITED STATES	48,616	52,822
FNMA POOL AA9782	4% 01 Jul 2024	UNITED STATES	182,218	195,233
FNMA POOL AA9845	4.5% 01 Aug 2039	UNITED STATES	982,647	1,061,814
FNMA POOL AB0299	6% 01 Feb 2037	UNITED STATES	266,873	293,344
FNMA POOL AB1766	3.5% 01 Nov 2025	UNITED STATES	17,277	18,338
FNMA POOL AB2054	3.5% 01 Jan 2026	UNITED STATES	533,975	566,775
FNMA POOL AB3453	4% 01 Aug 2041	UNITED STATES	1,051,519	1,145,429
FNMA POOL AC0380	4.5% 01 Jul 2039	UNITED STATES	547,168	591,251
FNMA POOL AC0756	4.5% 01 Sep 2024	UNITED STATES	226,899	244,169
FNMA POOL AC2489	4.5% 01 Jul 2024	UNITED STATES	581,129	625,362
FNMA POOL AC3434	4% 01 Nov 2024	UNITED STATES	207,363	222,175
FNMA POOL AC5302	6.5% 01 Nov 2039	UNITED STATES	8,237	9,379
FNMA POOL AC5695	4.5% 01 Dec 2039	UNITED STATES	1,245,057	1,345,364
FNMA POOL AC6795	4.5% 01 Dec 2039	UNITED STATES	375,137	405,360
FNMA POOL AC6897	4.5% 01 Dec 2024	UNITED STATES	467,020	502,567
FNMA POOL AC8512	4.5% 01 Dec 2039	UNITED STATES	1,179,648	1,274,686
FNMA POOL AC9419	4% 01 Mar 2025	UNITED STATES	506,178	542,175
FNMA POOL AC9708	4% 01 Feb 2025	UNITED STATES	586,004	627,861
FNMA POOL AD0255	6% 01 Jun 2039	UNITED STATES	19,077	20,844
FNMA POOL AD0447	6% 01 Jun 2039	UNITED STATES	200,392	219,391
FNMA POOL AD0527	5.5% 01 Jun 2039	UNITED STATES	1,334,343	1,450,012
FNMA POOL AD0662	5.5% 01 Jan 2025	UNITED STATES	430,396	465,475
FNMA POOL AD1753	4% 01 Jan 2025	UNITED STATES	147,041	157,544
FNMA POOL AD2381	4.5% 01 Mar 2040	UNITED STATES	623,651	675,844
FNMA POOL AD3808	4.5% 01 Apr 2040	UNITED STATES	506,198	548,562
FNMA POOL AD3859	4% 01 Mar 2025	UNITED STATES	62,361	66,796
FNMA POOL AD6388	4% 01 May 2025	UNITED STATES	223,312	239,192
FNMA POOL AD7371	5% 01 Jul 2040	UNITED STATES	462,046	502,821
FNMA POOL AD7771	4% 01 Jul 2025	UNITED STATES	434,540	465,442
FNMA POOL AD8266	4.5% 01 Sep 2025	UNITED STATES	83,226	89,807
FNMA POOL AD8950	5% 01 Jul 2040	UNITED STATES	367,291	403,491
FNMA POOL AD9194	5% 01 Aug 2040	UNITED STATES	418,892	457,087
FNMA POOL AD9746	3.5% 01 Dec 2025	UNITED STATES	542,620	575,951
FNMA POOL AE0025	5.5% 01 Jan 2040	UNITED STATES	245,453	266,730
FNMA POOL AE0233	5.5% 01 Jul 2039	UNITED STATES	809,661	885,466
FNMA POOL AE0267	4% 01 Aug 2025	UNITED STATES	224,154	240,095
FNMA POOL AE0408	4.5% 01 Mar 2025	UNITED STATES	106,417	114,533
FNMA POOL AE0880	6.5% 01 May 2040	UNITED STATES	319,896	359,213
FNMA POOL AE1475	4% 01 Aug 2025	UNITED STATES	224,013	239,944
FNMA POOL AE1856	4.5% 01 Aug 2040	UNITED STATES	369,477	400,398
FNMA POOL AE2977	4% 01 Aug 2025	UNITED STATES	141,116	151,151
FNMA POOL AE4778	4.5% 01 Sep 2040	UNITED STATES	274,213	297,162
FNMA POOL AE5546	4% 01 Sep 2025	UNITED STATES	820,437	878,782
FNMA POOL AE5745	5% 01 Feb 2034	UNITED STATES	184,709	201,240
FNMA POOL AE6508	3.5% 01 Oct 2025	UNITED STATES	11,697	12,415
FNMA POOL AE7019	3.5% 01 Nov 2025	UNITED STATES	661,974	702,637
FNMA POOL AE7758	3.5% 01 Nov 2025	UNITED STATES	148,097	157,194
FNMA POOL AE8886	3.5% 01 Dec 2025	UNITED STATES	515,048	546,686
FNMA POOL AE9059	6% 01 Feb 2033	UNITED STATES	851,712	951,627
FNMA POOL AH0297	4% 01 Dec 2040	UNITED STATES	1,090,918	1,170,619
FNMA POOL AH1114	4% 01 Dec 2040	UNITED STATES	1,002,937	1,092,508
FNMA POOL AH2767	4.5% 01 Jul 2041	UNITED STATES	716,168	777,447
FNMA POOL AH4106	4% 01 Mar 2041	UNITED STATES	561,636	602,669
FNMA POOL AH4776	4% 01 Feb 2041	UNITED STATES	522,894	561,096
FNMA POOL AH4874	4% 01 Feb 2041	UNITED STATES	773,488	830,239
FNMA POOL AH5620	4% 01 Feb 2026	UNITED STATES	311,853	334,128
FNMA POOL AH5801	3.5% 01 Feb 2026	UNITED STATES	220,886	234,455
FNMA POOL AH6221	4.5% 01 Mar 2041	UNITED STATES	789,356	856,897
FNMA POOL AH6301	4% 01 May 2026	UNITED STATES	492,090	527,238
FNMA POOL AH7449	4.5% 01 Jun 2041	UNITED STATES	362,322	393,324
FNMA POOL AH8076	5% 01 Jun 2041	UNITED STATES	982,293	1,072,356
FNMA POOL AH9034	4% 01 Mar 2026	UNITED STATES	294,065	315,069
FNMA POOL AH9052	4% 01 Apr 2041	UNITED STATES	183,249	196,694
FNMA POOL AI1058	4.5% 01 Jun 2041	UNITED STATES	505,402	548,646
FNMA POOL AI1186	4% 01 Apr 2041	UNITED STATES	1,929,110	2,070,651
FNMA POOL AI1740	3.5% 01 Aug 2026	UNITED STATES	990,323	1,051,156
FNMA POOL AI3435	4% 01 May 2026	UNITED STATES	715,303	766,395
FNMA POOL AI3661	5% 01 May 2041	UNITED STATES	405,000	442,133
FNMA POOL AI4052	4% 01 Sep 2026	UNITED STATES	359,869	385,573
FNMA POOL AI4815	4.5% 01 Jun 2041	UNITED STATES	381,098	413,706
FNMA POOL AI6643	4.5% 01 Aug 2041	UNITED STATES	2,056,245	2,232,186
FNMA POOL AI8069	4% 01 Oct 2041	UNITED STATES	691,436	742,168
FNMA POOL AJ0062	3% 01 Nov 2026	UNITED STATES	1,139,091	1,203,201
FNMA POOL AJ0303	3.5% 01 Aug 2026	UNITED STATES	579,893	615,514
FNMA POOL AJ2735	4% 01 Nov 2041	UNITED STATES	742,706	797,199
FNMA POOL AJ3591	4% 01 Oct 2041	UNITED STATES	22,076	23,696
FNMA POOL AJ3802	4% 01 Nov 2041	UNITED STATES	117,226	125,827
FNMA POOL AJ5186	3.5% 01 Nov 2026	UNITED STATES	715,182	759,113
FNMA POOL AJ5303	4% 01 Nov 2041	UNITED STATES	813,282	872,953
FNMA POOL AJ5705	4% 01 Dec 2041	UNITED STATES	754,389	809,739
FNMA POOL AJ6483	3.5% 01 Nov 2026	UNITED STATES	2,224,404	2,361,043
FNMA POOL AJ9303	4% 01 Jan 2042	UNITED STATES	1,920,000	2,084,273
FNMA POOL AK0685	4% 01 Jan 2042	UNITED STATES	781,412	843,594
FNMA POOL AL0060	5% 01 Apr 2021	UNITED STATES	200,867	218,290
FNMA POOL AL0071	5% 01 May 2040	UNITED STATES	645,288	699,007
FNMA POOL AL0102	5.5% 01 Jan 2025	UNITED STATES	151,471	164,101
FNMA POOL AL0408	5.5% 01 Jun 2026	UNITED STATES	1,885,112	2,030,511
FNMA POOL AL0414	5.5% 01 Sep 2040	UNITED STATES	422,201	458,800
FNMA POOL AL0443	5% 01 Apr 2029	UNITED STATES	838,154	902,460
FNMA POOL AL0520	5.5% 01 Jul 2041	UNITED STATES	690,155	749,981
FNMA POOL AL1176	6.5% 01 Oct 2039	UNITED STATES	395,469	444,008
FNMA POOL AL1547	4.5% 01 Nov 2041	UNITED STATES	1,206,301	1,309,518
FNMA POOL AL2195	5.5% 01 May 2025	UNITED STATES	365,360	395,824
FNMA POOL AO0144	4% 01 Apr 2042	UNITED STATES	81,198	88,120
FNMA POOL MA0515	3.5% 01 Sep 2025	UNITED STATES	555,942	590,092

FNMA POOL MA0537	4.5% 01 Oct 2040	UNITED STATES	1,802,223	1,953,050
FNMA POOL MA0546	3.5% 01 Oct 2025	UNITED STATES	439,970	466,996
FNMA POOL MA0665	4% 01 Feb 2041	UNITED STATES	2,805,647	3,010,624
FNMA POOL MA0790	4.5% 01 Jul 2041	UNITED STATES	99,461	107,972
FNMA POOL MA1034	3.5% 01 Apr 2027	UNITED STATES	202,085	215,951
FNMA TBA 15 YR	3% 01 Dec 2099	UNITED STATES	9,900,000	10,449,141
FNMA TBA 30YR SINGLE FAMILY JA	3.5% 01 Dec 2099	UNITED STATES	22,195,000	23,662,818
FNMA TBA 3PCT JAN 30 SINGLE FA	3% 01 Dec 2099	UNITED STATES	8,065,000	8,450,608
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	UNITED STATES	8,780,000	9,411,063
FORD MOTOR CREDIT CO LLC	3% 12 Jun 2017	UNITED STATES	2,520,000	2,589,111
FREDDIE MAC	2.5% 27 May 2016	UNITED STATES	160,000	175,612
FREDDIE MAC	5.05% 26 Jan 2015	UNITED STATES	1,965,000	2,052,786
FREDDIE MAC	5.4% 17 Mar 2021	UNITED STATES	3,220,000	3,231,740
FREDDIE MAC	3.75% 27 Mar 2019	UNITED STATES	1,040,000	1,202,155
FREDDIE MAC	1.75% 30 May 2019	UNITED STATES	50,000	57,644
FREDDIE MAC	6.25% 15 Jul 2032	UNITED STATES	180,000	276,639
FREDDIE MAC	5% 13 Nov 2014	UNITED STATES	935,000	997,602
FREDDIE MAC	5.625% 23 Nov 2035	UNITED STATES	740,000	765,501
FREDDIE MAC	0.625% 29 Dec 2014	UNITED STATES	860,000	1,279,978
FREDDIE MAC	2.375% 13 Jan 2022	UNITED STATES	1,200,000	1,196,489
FREDDIE MAC	0.55% 27 Feb 2015	UNITED STATES	100,000	108,403
FREDDIE MAC	1.25% 02 Oct 2019	UNITED STATES	75,000	84,579
FREDDIE MAC	6.75% 15 Mar 2031	UNITED STATES	12,895,000	12,978,327
GENERAL DYNAMICS CORP	1% 15 Nov 2017	UNITED STATES	2,780,000	2,764,754
GENERAL DYNAMICS CORP	2.25% 15 Nov 2022	UNITED STATES	1,200,000	1,174,302
GENERAL ELEC CAP CORP	6.75% 15 Mar 2032	UNITED STATES	825,000	995,158
GENERAL ELEC CAP CORP	5.875% 14 Jan 2038	UNITED STATES	2,985,000	3,876,721
GENERAL ELEC CAP CORP	3.15% 07 Sep 2022	UNITED STATES	2,400,000	2,572,116
GENERAL ELEC CAP CORP	5.9% 13 May 2014	UNITED STATES	1,600,000	1,634,709
GNMA I TBA SEP 30 SINGLE FAM	6% 01 Dec 2099	UNITED STATES	2,325,000	2,626,097
GNMA II JUMBOS 3.5 30 YRS	3.5% 01 Dec 2099	UNITED STATES	15,935,000	17,313,129
GNMA II POOL 004098	5.5% 20 Mar 2038	UNITED STATES	351,892	386,216
GNMA II POOL 004561	6% 20 Oct 2039	UNITED STATES	114,345	127,899
GNMA II POOL 004774	6% 20 Aug 2040	UNITED STATES	109,350	122,311
GNMA II POOL 004804	6% 20 Sep 2040	UNITED STATES	150,373	168,666
GNMA II POOL 004905	6% 20 Dec 2040	UNITED STATES	368,702	414,708
GNMA II POOL 004928	6% 20 Jan 2041	UNITED STATES	490,812	550,521
GNMA II POOL 004978	4.5% 20 Mar 2041	UNITED STATES	766,478	843,331
GNMA II POOL 004991	6% 20 Mar 2041	UNITED STATES	43,835	49,167
GNMA II POOL 005017	4.5% 20 Apr 2041	UNITED STATES	2,319,256	2,541,273
GNMA II POOL 005055	4.5% 20 May 2041	UNITED STATES	1,797,601	1,983,056
GNMA II POOL 005057	5.5% 20 May 2041	UNITED STATES	324,624	356,289
GNMA II POOL 005082	4.5% 20 Jun 2041	UNITED STATES	2,050,053	2,254,992
GNMA II POOL 005115	4.5% 20 Jul 2041	UNITED STATES	259,903	285,885
GNMA II POOL 005140	4.5% 20 Aug 2041	UNITED STATES	2,430,703	2,681,473
GNMA II POOL 005204	4.5% 20 Oct 2041	UNITED STATES	1,504,915	1,660,174
GNMA II POOL 005260	4.5% 20 Dec 2041	UNITED STATES	1,804,610	1,990,788
GNMA II POOL 005281	4.5% 20 Jan 2042	UNITED STATES	2,819,725	3,087,733
GNMA II POOL 005306	4.5% 20 Feb 2042	UNITED STATES	308,125	339,913
GNMA II POOL 782909	5.5% 20 Sep 2039	UNITED STATES	1,200,179	1,311,727
GNMA II POOL 782913	5.5% 20 Nov 2039	UNITED STATES	1,037,422	1,133,842
GNMA II POOL 783229	5.5% 20 Dec 2040	UNITED STATES	2,235,525	2,453,584
GNMA II POOL MA0023	4% 20 Apr 2042	UNITED STATES	2,175,100	2,369,778
GNMA II POOL MA0089	4% 20 May 2042	UNITED STATES	1,658,108	1,806,530
GNMA II POOL MA0090	4.5% 20 May 2042	UNITED STATES	1,007,297	1,111,218
GNMA II POOL MA0155	4% 20 Jun 2042	UNITED STATES	1,972,952	2,149,537
GNMA II POOL MA0221	4% 20 Jul 2042	UNITED STATES	2,402,218	2,617,223
GNMA II TBA JAN 30 JUMBOS	4% 01 Dec 2099	UNITED STATES	7,140,000	7,774,791
GNMA II TBA JAN 30 JUMBOS	4.5% 01 Dec 2099	UNITED STATES	4,365,000	4,778,993
GNMA POOL 475810	6.5% 15 Aug 2028	UNITED STATES	35,864	42,155
GNMA POOL 615278	5% 15 Jul 2033	UNITED STATES	2,154,407	2,399,899
GNMA POOL 618700	6.5% 15 Sep 2036	UNITED STATES	3,763	4,418
GNMA POOL 645990	6.5% 15 Oct 2036	UNITED STATES	122,109	143,757
GNMA POOL 646541	6.5% 15 Aug 2036	UNITED STATES	21,156	24,907
GNMA POOL 657982	6.5% 15 Oct 2036	UNITED STATES	4,180	4,906
GNMA POOL 697488	6% 15 Sep 2038	UNITED STATES	435,918	486,633
GNMA POOL 698342	5% 15 May 2039	UNITED STATES	750,610	821,716
GNMA POOL 700978	6% 15 Nov 2038	UNITED STATES	139,375	155,591
GNMA POOL 704170	5.5% 15 Jan 2039	UNITED STATES	251,452	275,940
GNMA POOL 704182	5% 15 Jan 2039	UNITED STATES	3,276,426	3,586,802
GNMA POOL 714130	5% 15 Sep 2039	UNITED STATES	438,146	479,652
GNMA POOL 729038	5% 15 Feb 2040	UNITED STATES	1,301,220	1,431,397
GNMA POOL 733018	6% 15 Jan 2040	UNITED STATES	125,319	140,525
GNMA POOL 733603	5% 15 Apr 2040	UNITED STATES	1,575,336	1,727,521
GNMA POOL 738423	5% 15 Jun 2041	UNITED STATES	97,924	106,833
GNMA POOL 745134	5% 15 Jun 2040	UNITED STATES	1,641,810	1,806,061
GNMA POOL 749368	5% 15 Apr 2041	UNITED STATES	514,305	561,097
GNMA POOL 782369	6% 15 Jul 2038	UNITED STATES	148,099	165,329
GNMA POOL 782449	6% 15 Sep 2038	UNITED STATES	611,957	683,154
GNMA POOL 783292	6% 15 Dec 2040	UNITED STATES	293,107	327,208
GNMA POOL 783622	6% 15 Jun 2041	UNITED STATES	318,441	355,490
GOLDMAN SACHS GROUP INC	6.25% 01 Feb 2041	UNITED STATES	3,150,000	3,334,347
GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	UNITED STATES	950,000	1,165,575
GOLDMAN SACHS GROUP INC	6.75% 01 Oct 2037	UNITED STATES	635,000	745,978
GOLDMAN SACHS GROUP INC	3.625% 07 Feb 2016	UNITED STATES	1,000,000	1,133,327
GOOGLE INC	2.125% 19 May 2016	UNITED STATES	1,165,000	1,216,495
GOVERNMENT NATL MTG ASSN	3% 01 Dec 2099	UNITED STATES	2,935,000	3,120,272
GS MORTGAGE SECURITIES TRUST	5.791096% 10 Aug 2045	UNITED STATES	1,400,000	1,614,815
GS MORTGAGE SECURITIES TRUST	5.56% 10 Nov 2039	UNITED STATES	2,000,000	2,305,812
HARTFORD FINL SVCS GRP	5.375% 15 Mar 2017	UNITED STATES	1,100,000	1,242,835
HCP INC	3.75% 01 Feb 2016	UNITED STATES	1,000,000	1,061,333
HESS CORP	5.6% 15 Feb 2041	UNITED STATES	390,000	461,244
HEWLETT PACKARD CO	6.125% 01 Mar 2014	UNITED STATES	1,030,000	1,082,754
HEWLETT PACKARD CO	2.6% 15 Sep 2017	UNITED STATES	1,975,000	1,923,958
HOME DEPOT INC	5.875% 16 Dec 2036	UNITED STATES	800,000	1,051,363
HONEYWELL INTERNATIONAL	5.375% 01 Mar 2041	UNITED STATES	1,000,000	1,280,248
ILLINOIS ST	4.421% 01 Jan 2015	UNITED STATES	1,030,000	1,091,955
INGREDION INC	4.625% 01 Nov 2020	UNITED STATES	875,000	977,003
INTEL CORP	1.95% 01 Oct 2016	UNITED STATES	890,000	919,463
JOHN DEERE CAPITAL CORP	2.25% 07 Jun 2016	UNITED STATES	1,025,000	1,072,419
JOHN DEERE CAPITAL CORP	1.2% 10 Oct 2017	UNITED STATES	2,295,000	2,298,592
JOHNSON + JOHNSON	5.85% 15 Jul 2038	UNITED STATES	575,000	788,194
JP MORGAN CHASE COMMERCIAL MOR	5.688% 12 Feb 2051	UNITED STATES	3,000,000	3,452,862
JP MORGAN CHASE COMMERCIAL MOR	5.44% 12 Jun 2047	UNITED STATES	1,341,968	1,471,696
JP MORGAN MORTGAGE ACQUISITION	0.5002% 25 Jul 2036	UNITED STATES	2,845,000	64,627
JPMORGAN CHASE + CO	1.1% 15 Oct 2015	UNITED STATES	4,300,000	4,470,160
JPMORGAN CHASE + CO	5.5% 15 Oct 2040	UNITED STATES	2,525,000	2,524,922
JPMORGAN CHASE + CO	2.6% 15 Jan 2016	UNITED STATES	1,465,000	1,790,897
KENTUCKY UTILITIES	5.125% 01 Nov 2040	UNITED STATES	1,370,000	1,660,236
KIMBERLY CLARK CORP	3.875% 01 Mar 2021	UNITED STATES	880,000	985,634
KINDER MORGAN ENER PART	6.95% 15 Jan 2038	UNITED STATES	650,000	855,312
KRAFT FOODS GROUP INC	3.5% 06 Jun 2022	UNITED STATES	1,600,000	1,707,787
LB UBS COMMERCIAL MORTGAGE TRU	5.3% 15 Nov 2038	UNITED STATES	1,048,140	1,074,910
LINCOLN NATIONAL CORP	4.3% 15 Jun 2015	UNITED STATES	1,110,000	1,194,066

	LOCKHEED MARTIN CORP	3.35% 15 Sep 2021	UNITED STATES	1,200,000	1,268,107
	LORILLARD TOBACCO CO	8.125% 23 Jun 2019	UNITED STATES	1,360,000	1,735,398
	LOWE S COMPANIES INC	2.125% 15 Apr 2016	UNITED STATES	1,665,000	1,727,208
	MARATHON OIL CORP	2.8% 01 Nov 2022	UNITED STATES	1,845,000	1,856,432
	MARATHON PETROLEUM CORP	3.5% 01 Mar 2016	UNITED STATES	1,000,000	1,064,509
	MCKESSON CORP	3.25% 01 Mar 2016	UNITED STATES	1,470,000	1,575,697
	MERCK + CO INC	2.4% 15 Sep 2022	UNITED STATES	1,700,000	1,700,556
	MET TRANSPRTN AUTH NY REVENUE	6.814% 15 Nov 2040	UNITED STATES	990,000	1,308,572
	METLIFE INC	4.75% 08 Feb 2021	UNITED STATES	1,100,000	1,277,234
	MIDAMERICAN ENERGY HLDGS	6.125% 01 Apr 2036	UNITED STATES	1,035,000	1,306,523
	MOLSON COORS BREWING CO	3.5% 01 May 2022	UNITED STATES	1,600,000	1,689,184
	MONDELEZ INTERNATIONAL	6.125% 01 Feb 2018	UNITED STATES	1,290,000	1,569,635
	MORGAN STANLEY	6.625% 01 Apr 2018	UNITED STATES	2,500,000	2,863,060
	MORGAN STANLEY	5.375% 15 Oct 2015	UNITED STATES	1,244,633	764
	MORGAN STANLEY CAPITAL I TRUST	5.328% 12 Nov 2041	UNITED STATES	3,610,000	4,254,656
	MORGAN STANLEY CAPITAL INC	1% 25 Oct 2036	UNITED STATES	1,600,000	1,739,490
	NATIONAL RURAL UTIL COOP	3.05% 15 Feb 2022	UNITED STATES	1,200,000	1,258,888
	NBCUNIVERSAL MEDIA LLC	3.65% 30 Apr 2015	UNITED STATES	370,000	393,612
	NEW CENTURY HOME EQUITY LOAN T	1% 25 May 2036	UNITED STATES	2,695,000	16,499
	NEW JERSEY ST TURNPIKE AUTH	7.102% 01 Jan 2041	UNITED STATES	955,000	1,376,470
	NEWS AMERICA INC	6.15% 01 Mar 2037	UNITED STATES	750,000	920,449
	NORDSTROM INC	4.75% 01 May 2020	UNITED STATES	935,000	1,085,493
	NORFOLK SOUTHERN CORP	6% 15 Mar 2105	UNITED STATES	1,605,000	1,951,632
	NOVARTIS CAPITAL CORP	2.4% 21 Sep 2022	UNITED STATES	1,925,000	1,930,192
	OHIO POWER COMPANY	5.375% 01 Oct 2021	UNITED STATES	1,005,000	1,217,812
	ONEOK PARTNERS LP	3.25% 01 Feb 2016	UNITED STATES	1,090,000	1,149,989
	ORACLE CORP	5.375% 15 Jul 2040	UNITED STATES	500,000	608,503
	ORACLE CORP	5.75% 15 Apr 2018	UNITED STATES	650,000	810,438
	PACIFIC GAS + ELECTRIC	3.5% 01 Oct 2020	UNITED STATES	1,060,000	1,161,880
	PEPSICO INC	4% 05 Mar 2042	UNITED STATES	1,385,000	1,432,532
	PFIZER INC	6.2% 15 Mar 2019	UNITED STATES	1,365,000	1,725,327
	PHILIP MORRIS INTL INC	2.5% 22 Aug 2022	UNITED STATES	1,500,000	1,506,893
	PHILLIPS 66	2.95% 01 May 2017	UNITED STATES	1,990,000	2,109,076
	PNC FUNDING CORP	3.625% 08 Feb 2015	UNITED STATES	1,730,000	1,831,394
	PORT AUTH OF NEW YORK NEW JE	4.926% 01 Oct 2051	UNITED STATES	655,000	725,773
	PROGRESS ENERGY INC	4.4% 15 Jan 2021	UNITED STATES	985,000	1,097,966
*	PRUDENTIAL FINANCIAL INC	6.2% 15 Nov 2040	UNITED STATES	910,000	962,815
*	PRUDENTIAL FINANCIAL INC	3.875% 14 Jan 2015	UNITED STATES	1,000,000	1,209,603
	PUBLIC SERVICE COLORADO	3.2% 15 Nov 2020	UNITED STATES	945,000	1,031,037
	QWEST CORP	6.75% 01 Dec 2021	UNITED STATES	2,040,000	2,390,813
	RAYTHEON COMPANY	3.125% 15 Oct 2020	UNITED STATES	1,015,000	1,079,859
	REPUBLIC SERVICES INC	5.25% 15 Nov 2021	UNITED STATES	550,000	648,230
	REYNOLDS AMERICAN INC	3.25% 01 Nov 2022	UNITED STATES	2,075,000	2,084,327
	SCANA CORPORATION	4.75% 15 May 2021	UNITED STATES	1,020,000	1,120,593
	SIMON PROPERTY GROUP LP	5.25% 01 Dec 2016	UNITED STATES	800,000	915,310
	SOUTHERN CAL EDISON	3.875% 01 Jun 2021	UNITED STATES	1,085,000	1,224,197
	SOUTHERN CALIF GAS CO	5.125% 15 Nov 2040	UNITED STATES	700,000	866,327
	SOUTHERN CO	2.375% 15 Sep 2015	UNITED STATES	1,625,000	1,692,286
	SOUTHERN POWER CO	4.875% 15 Jul 2015	UNITED STATES	1,000,000	1,095,345
	SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	UNITED STATES	59,043,625	59,043,625
	TARGET CORP	4% 01 Jul 2042	UNITED STATES	1,600,000	1,643,806
	TBA FHLMC GOLD CONV	3% 01 Dec 2099	UNITED STATES	3,120,000	3,261,863
	TC PIPELINES LP	4.65% 15 Jun 2021	UNITED STATES	960,000	1,020,806
	TENN VALLEY AUTHORITY	4.65% 15 Jun 2035	UNITED STATES	50,000	68,077
	TENN VALLEY AUTHORITY	5.375% 01 Apr 2056	UNITED STATES	100,000	109,576
	TENN VALLEY AUTHORITY	4.375% 15 Jun 2015	UNITED STATES	65,000	77,754
	TENN VALLEY AUTHORITY	6.75% 01 Nov 2025	UNITED STATES	150,000	219,047
	TEXAS INSTRUMENTS INC	2.375% 16 May 2016	UNITED STATES	1,165,000	1,219,283
	TIME WARNER CABLE INC	5.85% 01 May 2017	UNITED STATES	2,205,000	2,604,806
	TIME WARNER INC	5.875% 15 Nov 2016	UNITED STATES	705,000	823,477
	TIME WARNER INC	5.375% 15 Oct 2041	UNITED STATES	775,000	865,716
	TIME WARNER INC	4.875% 15 Mar 2020	UNITED STATES	800,000	936,713
	TOYOTA MOTOR CREDIT CORP	2.8% 11 Jan 2016	UNITED STATES	1,335,000	1,404,480
	TRAVELERS COS INC	3.9% 01 Nov 2020	UNITED STATES	1,625,000	1,835,584
	UNITED PARCEL SERVICE	4.875% 15 Nov 2040	UNITED STATES	1,515,000	1,757,770
	US DOLLAR		UNITED STATES	(4,093)	(4,093)
	US TREASURY N/B	3.875% 15 Aug 2040	UNITED STATES	20,400,000	20,570,524
	US TREASURY N/B	1.875% 30 Sep 2017	UNITED STATES	53,040,000	53,023,452
	US TREASURY N/B	0.5% 15 Oct 2013	UNITED STATES	3,610,000	3,657,381
	US TREASURY N/B	2.625% 15 Nov 2020	UNITED STATES	7,975,000	9,080,909
	US TREASURY N/B	1.5% 30 Nov 2015	UNITED STATES	1,015,000	1,040,137
	US TREASURY N/B	1% 15 Jan 2014	UNITED STATES	5,015,000	5,186,217
	US TREASURY N/B	3.5% 15 Feb 2039	UNITED STATES	600,000	868,219
	US TREASURY N/B	4.375% 15 May 2040	UNITED STATES	24,360,000	27,538,225
	US TREASURY N/B	8.875% 15 Aug 2017	UNITED STATES	11,895,000	13,036,183
	US TREASURY N/B	6.5% 15 Nov 2026	UNITED STATES	10,460,000	11,861,473
	US TREASURY N/B	6% 15 Feb 2026	UNITED STATES	7,775,000	7,842,425
	US TREASURY N/B	6.25% 15 Aug 2023	UNITED STATES	5,840,000	7,602,039
	US TREASURY N/B	6.125% 15 Nov 2027	UNITED STATES	39,075,000	39,136,035
	US TREASURY N/B	0.125% 31 Dec 2013	UNITED STATES	27,150,000	28,142,658
	US TREASURY N/B	0.25% 15 Jan 2015	UNITED STATES	27,845,000	28,015,773
	US TREASURY N/B	2% 15 Feb 2022	UNITED STATES	27,000,000	29,115,693
	US TREASURY N/B	1.375% 28 Feb 2019	UNITED STATES	18,190,000	18,536,738
	US TREASURY N/B	0.875% 28 Feb 2017	UNITED STATES	985,000	1,354,682
	US TREASURY N/B	1.75% 15 May 2022	UNITED STATES	2,580,000	2,671,309
	US TREASURY N/B	0.375% 15 Jun 2015	UNITED STATES	18,660,000	20,491,013
	US TREASURY N/B	1.625% 15 Aug 2022	UNITED STATES	3,395,000	3,372,722
	US TREASURY N/B	2.625% 30 Apr 2018	UNITED STATES	655,000	939,106
	US TREASURY N/B	3.125% 15 May 2021	UNITED STATES	3,595,000	4,320,741
	US TREASURY N/B	1.5% 30 Jun 2016	UNITED STATES	50,540,000	50,551,826
	US TREASURY N/B	0.75% 15 Jul 2014	UNITED STATES	19,735,000	20,838,936

US TREASURY N/B	1% 31 Aug 2016	UNITED STATES	10,225,000	10,510,983
US TREASURY N/B	1.5% 31 Aug 2018	UNITED STATES	12,600,000	12,607,875
US TREASURY N/B	0.25% 15 Sep 2014	UNITED STATES	25,000,000	25,064,450
US TREASURY N/B	1.375% 30 Sep 2018	UNITED STATES	22,105,000	22,526,366
US TREASURY N/B	1% 31 Oct 2016	UNITED STATES	24,300,000	24,700,561
US TREASURY N/B	0.25% 31 Oct 2013	UNITED STATES	140,000	144,113
US TREASURY N/B	2.625% 15 Aug 2020	UNITED STATES	8,770,000	9,625,075
US TREASURY N/B	2.375% 31 Jul 2017	UNITED STATES	4,910,000	7,456,297
US TREASURY N/B	3.125% 15 Nov 2041	UNITED STATES	1,595,000	2,369,572
US TREASURY N/B	3.5% 15 Feb 2018	UNITED STATES	10,025,000	10,493,358
US TREASURY N/B	2% 30 Nov 2013	UNITED STATES	13,800,000	13,791,375
VALERO ENERGY CORP	6.625% 15 Jun 2037	UNITED STATES	600,000	739,225
VERIZON COMMUNICATIONS	6.35% 01 Apr 2019	UNITED STATES	945,000	1,194,277
VERIZON COMMUNICATIONS	7.75% 01 Dec 2030	UNITED STATES	2,240,000	2,240,748
VERIZON COMMUNICATIONS	4.75% 01 Nov 2041	UNITED STATES	700,000	793,995
VERIZON COMMUNICATIONS	2.45% 01 Nov 2022	UNITED STATES	800,000	1,171,270
VIACOM INC	2.5% 15 Dec 2016	UNITED STATES	1,100,000	1,146,940
WACHOVIA BANK COMMERCIAL MORTG	5.509% 15 Apr 2047	UNITED STATES	3,000,000	3,466,155
WAL MART STORES INC	5% 25 Oct 2040	UNITED STATES	840,000	1,089,511
WAL MART STORES INC	5.625% 01 Apr 2040	UNITED STATES	1,001,000	1,211,166
WALGREEN CO	1.8% 15 Sep 2017	UNITED STATES	1,215,000	1,221,771
WASHINGTON ST	5.14% 01 Aug 2040	UNITED STATES	1,080,000	1,331,521
WELLPOINT INC	3.3% 15 Jan 2023	UNITED STATES	1,400,000	1,436,407
WELLS FARGO + COMPANY	3.625% 15 Apr 2015	UNITED STATES	2,905,000	3,087,495
WILLIAMS PARTNERS LP	3.8% 15 Feb 2015	UNITED STATES	660,000	697,875
XEROX CORPORATION	4.5% 15 May 2021	UNITED STATES	1,100,000	1,164,732

	Total : EXHIBIT D - Total Bond Market Fund			$1,385,858,718

n / a - Cost is not applicable

EXHIBIT E - Real Estate Investment Trust (REIT) Index Fund

(Managed by BlackRock Institutional Trust Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2012

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,				(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value			(d) Cost	value
					(n/a)
				Shares/
				Par Value

	ACADIA REALTY TRUST	REIT USD.001	UNITED STATES	114,436		$2,870,055
	ALEXANDER S INC	REIT USD1.	UNITED STATES	4,768		1,577,254
	ALEXANDRIA REAL ESTATE EQUIT	REIT USD.01	UNITED STATES	145,849		10,110,253
	AMERICAN ASSETS TRUST INC	REIT USD.01	UNITED STATES	77,960		2,177,423
	AMERICAN CAMPUS COMMUNITIES	REIT USD.01	UNITED STATES	243,254		11,221,307
	AMERICAN REALTY CAPITAL TRUS	REIT	UNITED STATES	368,835		4,260,044
	APARTMENT INVT + MGMT CO A	REIT USD.01	UNITED STATES	338,223		9,152,314
	ASHFORD HOSPITALITY TRUST	REIT USD.01	UNITED STATES	151,662		1,593,968
	ASSOCIATED ESTATES REALTY CP	REIT USD.1	UNITED STATES	114,836		1,851,156
	AVALONBAY COMMUNITIES INC	REIT USD.01	UNITED STATES	260,457		35,315,365
	BIOMED REALTY TRUST INC	REIT USD.01	UNITED STATES	358,436		6,928,568
	BOSTON PROPERTIES INC	REIT USD.01	UNITED STATES	349,821		37,014,560
	BRANDYWINE REALTY TRUST	REIT USD.01	UNITED STATES	333,844		4,069,558
	BRE PROPERTIES INC	REIT USD.01	UNITED STATES	178,202		9,058,008
	CAMDEN PROPERTY TRUST	REIT USD.01	UNITED STATES	194,145		13,242,630
	CAMPUS CREST COMMUNITIES INC	REIT USD.01	UNITED STATES	90,603		1,110,793
	CAPLEASE INC	REIT USD.01	UNITED STATES	147,176		819,770
	CBL + ASSOCIATES PROPERTIES	REIT USD.01	UNITED STATES	350,106		7,425,748
	CEDAR REALTY TRUST INC	REIT USD.06	UNITED STATES	144,010		760,373
	CHESAPEAKE LODGING TRUST	REIT USD.01	UNITED STATES	90,327		1,886,028
	COLONIAL PROPERTIES TRUST	REIT USD.01	UNITED STATES	194,042		4,146,678
	COMMONWEALTH REIT	REIT USD.01	UNITED STATES	195,133		3,090,907
	CORESITE REALTY CORP	REIT USD.01	UNITED STATES	49,526		1,369,889
	CORPORATE OFFICE PROPERTIES	REIT USD.01	UNITED STATES	184,855		4,617,678
	COUSINS PROPERTIES INC	REIT USD1.	UNITED STATES	219,137		1,829,794
	CUBESMART	REIT USD.01	UNITED STATES	271,645		3,957,868
	DCT INDUSTRIAL TRUST INC	REIT USD.01	UNITED STATES	620,710		4,028,408
	DDR CORP	REIT USD.1	UNITED STATES	565,399		8,854,148
	DIAMONDROCK HOSPITALITY CO	REIT USD.01	UNITED STATES	454,288		4,088,592
	DIGITAL REALTY TRUST INC	REIT USD.01	UNITED STATES	283,267		19,230,997
	DJ US REAL ESTATE IDX FUTURES	MAR13 XCBT	UNITED STATES	18,300		54,348
	DOUGLAS EMMETT INC	REIT USD.01	UNITED STATES	308,021		7,176,889
	DUKE REALTY CORP	REIT USD.01	UNITED STATES	626,739		8,692,870
	DUPONT FABROS TECHNOLOGY	REIT USD.001	UNITED STATES	146,873		3,548,452
	EASTGROUP PROPERTIES INC	REIT NPV	UNITED STATES	67,952		3,656,497
	EDUCATION REALTY TRUST INC	REIT USD.01	UNITED STATES	257,018		2,734,672
	EPR PROPERTIES	REIT USD.01	UNITED STATES	108,678		5,011,143
	EQUITY LIFESTYLE PROPERTIES	REIT USD.01	UNITED STATES	91,310		6,144,250
	EQUITY ONE INC	REIT USD.01	UNITED STATES	137,955		2,898,435
	EQUITY RESIDENTIAL	REIT USD.01	UNITED STATES	746,394		42,298,148
	ESSEX PROPERTY TRUST INC	REIT USD.0001	UNITED STATES	84,586		12,404,537
	EXCEL TRUST INC	REIT USD.01	UNITED STATES	100,682		1,275,641
	EXTRA SPACE STORAGE INC	REIT USD.01	UNITED STATES	241,785		8,798,556
	FEDERAL REALTY INVS TRUST	REIT USD.01	UNITED STATES	148,887		15,487,226
	FELCOR LODGING TRUST INC	REIT USD.01	UNITED STATES	276,980		1,293,497
	FIRST INDUSTRIAL REALTY TR	REIT USD.01	UNITED STATES	217,667		3,064,751
	FIRST POTOMAC REALTY TRUST	REIT USD.001	UNITED STATES	119,584		1,478,058
	FRANKLIN STREET PROPERTIES C	REIT USD.0001	UNITED STATES	173,198		2,132,067
	GENERAL GROWTH PROPERTIES	REIT USD.01	UNITED STATES	979,686		19,446,767
	GETTY REALTY CORP	REIT USD.01	UNITED STATES	62,764		1,133,518
	GLIMCHER REALTY TRUST	REIT USD.01	UNITED STATES	325,177		3,606,213
	GOVERNMENT PROPERTIES INCOME	REIT USD.01	UNITED STATES	108,332		2,596,718
	HCP INC	REIT USD1.	UNITED STATES	1,051,122		47,489,692
	HEALTH CARE REIT INC	REIT USD1.	UNITED STATES	591,977		36,282,270
	HEALTHCARE REALTY TRUST INC	REIT USD.01	UNITED STATES	200,104		4,804,497
	HEALTHCARE TRUST OF AME CL A	REIT USD.01	UNITED STATES	99,900		989,010
	HERSHA HOSPITALITY TRUST	REIT USD.01	UNITED STATES	417,382		2,086,910
	HIGHWOODS PROPERTIES INC	REIT USD.01	UNITED STATES	168,128		5,623,882
	HOME PROPERTIES INC	REIT USD.01	UNITED STATES	115,996		7,111,715
	HOSPITALITY PROPERTIES TRUST	REIT USD.01	UNITED STATES	286,708		6,714,701
	HOST HOTELS + RESORTS INC	REIT USD.01	UNITED STATES	1,677,531		26,286,911
	HUDSON PACIFIC PROPERTIES IN	REIT USD.01	UNITED STATES	82,843		1,744,674
	INLAND REAL ESTATE CORP	REIT USD.01	UNITED STATES	207,023		1,734,853
	INVESTORS REAL ESTATE TRUST	REIT NPV	UNITED STATES	214,315		1,870,970
	KILROY REALTY CORP	REIT USD.01	UNITED STATES	171,549		8,126,276
	KIMCO REALTY CORP	REIT USD.01	UNITED STATES	944,273		18,243,354
	KITE REALTY GROUP TRUST	REIT USD.01	UNITED STATES	167,802		938,013
	LASALLE HOTEL PROPERTIES	REIT USD.01	UNITED STATES	219,980		5,585,292
	LEXINGTON REALTY TRUST	REIT USD.0001	UNITED STATES	357,403		3,734,861
	LIBERTY PROPERTY TRUST	REIT USD.001	UNITED STATES	272,744		9,756,053
	LTC PROPERTIES INC	REIT USD.01	UNITED STATES	70,650		2,486,174
	MACERICH CO/THE	REIT USD.01	UNITED STATES	308,888		18,008,170
	MACK CALI REALTY CORP	REIT USD.01	UNITED STATES	204,276		5,333,646
	MEDICAL PROPERTIES TRUST INC	REIT USD.001	UNITED STATES	314,573		3,762,293
	MID AMERICA APARTMENT COMM	REIT USD.01	UNITED STATES	95,581		6,188,870
	MONMOUTH REIT CLASS A	REIT USD.01	UNITED STATES	75,079		777,818
	NATIONAL RETAIL PROPERTIES	REIT USD.01	UNITED STATES	251,454		7,845,365
	NATL HEALTH INVESTORS INC	REIT USD.01	UNITED STATES	54,889		3,102,875
	OMEGA HEALTHCARE INVESTORS	REIT USD.1	UNITED STATES	252,728		6,027,563
	PARKWAY PROPERTIES INC	REIT USD.001	UNITED STATES	83,138		1,163,101
	PEBBLEBROOK HOTEL TRUST	REIT USD.01	UNITED STATES	137,412		3,174,217
	PENN REAL ESTATE INVEST TST	REIT USD1.	UNITED STATES	123,462		2,177,870
	PIEDMONT OFFICE REALTY TRU A	REIT USD.01	UNITED STATES	391,903		7,073,849
	POST PROPERTIES INC	REIT USD.01	UNITED STATES	125,753		6,281,362
	PROLOGIS INC	REIT USD.01	UNITED STATES	1,069,307		39,019,012
	PS BUSINESS PARKS INC/CA	REIT USD.01	UNITED STATES	45,009		2,924,685
	PUBLIC STORAGE	REIT USD.1	UNITED STATES	338,466		49,064,031
	RAMCO GERSHENSON PROPERTIES	REIT USD.01	UNITED STATES	108,492		1,444,029
	REALTY INCOME CORP	REIT USD1.	UNITED STATES	309,963		12,463,612
	REGENCY CENTERS CORP	REIT USD.01	UNITED STATES	208,967		9,846,525

RETAIL OPPORTUNITY INVESTMEN	REIT USD.0001	UNITED STATES	119,870	1,541,528
RETAIL PROPERTIES OF AME A	REIT USD.001	UNITED STATES	198,480	2,375,806
RLJ LODGING TRUST	REIT	UNITED STATES	223,371	4,326,696
ROUSE PROPERTIES INC	REIT	UNITED STATES	46,556	787,728
SABRA HEALTH CARE REIT INC	REIT USD.01	UNITED STATES	85,971	1,867,290
SAUL CENTERS INC	REIT USD.01	UNITED STATES	27,566	1,179,549
SELECT INCOME REIT	REIT USD.01	UNITED STATES	40,872	1,012,399
SENIOR HOUSING PROP TRUST	REIT USD.01	UNITED STATES	410,059	9,693,795
SIMON PROPERTY GROUP INC	REIT USD.0001	UNITED STATES	703,832	111,268,801
SL GREEN REALTY CORP	REIT USD.01	UNITED STATES	209,185	16,034,030
SOVRAN SELF STORAGE INC	REIT USD.01	UNITED STATES	68,332	4,243,417
SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	UNITED STATES	2,221,980	2,113,284
STAG INDUSTRIAL INC	REIT USD.01	UNITED STATES	80,218	1,441,517
STRATEGIC HOTELS + RESORTS I	REIT USD.01	UNITED STATES	379,253	2,427,219
SUMMIT HOTEL PROPERTIES INC	REIT	UNITED STATES	102,408	972,876
SUN COMMUNITIES INC	REIT USD.01	UNITED STATES	65,543	2,614,510
SUNSTONE HOTEL INVESTORS INC	REIT USD.01	UNITED STATES	318,661	3,412,859
TANGER FACTORY OUTLET CENTER	REIT USD.01	UNITED STATES	218,244	7,463,945
TAUBMAN CENTERS INC	REIT USD.01	UNITED STATES	135,273	10,648,691
TREASURY BILL	0.01% 21 Mar 2013	UNITED STATES	360,000	359,961
UDR INC	REIT USD.01	UNITED STATES	580,560	13,805,717
UNIVERSAL HEALTH RLTY INCOME	REIT USD.01	UNITED STATES	27,960	1,415,056
URSTADT BIDDLE CLASS A	REIT USD.01	UNITED STATES	54,433	1,071,241
US DOLLAR		UNITED STATES	(35,575)	(35,575)
VANGUARD REIT ETF	VANGUARD REIT ETF	UNITED STATES	150,611	9,910,204
VENTAS INC	REIT USD.25	UNITED STATES	685,369	44,357,082
VORNADO REALTY TRUST	REIT USD.04	UNITED STATES	388,209	31,087,777
WASHINGTON REIT	REIT USD.01	UNITED STATES	154,386	4,037,194
WEINGARTEN REALTY INVESTORS	REIT USD.03	UNITED STATES	267,294	7,155,460
WHITESTONE REIT	REIT USD.001	UNITED STATES	38,551	541,642
WINTHROP REALTY TRUST	REIT USD1.	UNITED STATES	69,075	763,279
WP CAREY INC	REIT NPV	UNITED STATES	71,582	3,733,001

	Total : EXHIBIT E - Real Estate Investment Trust (REIT) Index Fund			$1,053,510,365

n / a - Cost is not applicable

EXHIBIT F - Long-Term Corporate Bond Fund

(Managed by Neuberger Berman)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2012

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,				(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value			(d) Cost	value
					(n/a)
				Shares/
				Par Value

	BARRICK PD AU FIN PTY LT	5.95% 15 Oct 2039	AUSTRALIA	775,000		$895,077
	BHP BILLITON FIN USA LTD	4.125% 24 Feb 2042	AUSTRALIA	485,000		514,916
	RIO TINTO FIN USA LTD	7.125% 15 Jul 2028	AUSTRALIA	1,125,000		1,525,023
	EXPRESS SCRIPTS HOLDING	6.125% 15 Nov 2041	BRAZIL	2,225,000		2,681,125
	FED REPUBLIC OF BRAZIL	5.625% 07 Jan 2041	BRAZIL	4,990,000		6,536,900
	VALE SA	5.625% 11 Sep 2042	BRAZIL	2,215,000		2,404,604
	BRITISH COLUMBIA PROV OF	2% 23 Oct 2022	CANADA	645,000		635,601
	CANADIAN NATL RAILWAY	6.2% 01 Jun 2036	CANADA	750,000		1,023,989
	CANADIAN NATL RESOURCES	6.25% 15 Mar 2038	CANADA	1,100,000		1,417,132
	ECOLAB INC	5.5% 08 Dec 2041	CANADA	1,650,000		2,026,162
	ENCANA CORP	6.5% 15 Aug 2034	CANADA	1,625,000		1,764,981
	HUSKY ENERGY INC	6.8% 15 Sep 2037	CANADA	520,000		687,680
	POTASH CORP SASKATCHEWAN	5.875% 01 Dec 2036	CANADA	370,000		459,442
	PROVINCE OF QUEBEC	7.5% 15 Sep 2029	CANADA	2,150,000		3,267,594
	ROGERS COMMUNICATIONS IN	7.5% 15 Aug 2038	CANADA	1,020,000		1,487,719
	SUNCOR ENERGY INC	6.5% 15 Jun 2038	CANADA	2,685,000		3,581,240
	TALISMAN ENERGY	7.75% 01 Jun 2019	CANADA	700,000		902,222
	TECK RESOURCES LIMITED	6.25% 15 Jul 2041	CANADA	1,100,000		1,293,892
	TRANS CANADA PIPELINES	7.625% 15 Jan 2039	CANADA	1,535,000		2,309,185
	PETROBRAS INTL FIN CO	6.75% 27 Jan 2041	CAYMAN ISLANDS	875,000		1,111,569
	PETROBRAS INTL FIN CO	6.875% 20 Jan 2040	CAYMAN ISLANDS	885,000		1,121,372
	FRANCE TELECOM	5.375% 13 Jan 2042	FRANCE	800,000		923,673
	PERNOD RICARD SA	5.5% 15 Jan 2042	FRANCE	1,410,000		1,643,156
	KFW	2% 04 Oct 2022	GERMANY	1,000,000		1,002,143
	INTL BK RECON + DEVELOP	7.625% 19 Jan 2023	INTERNATIONAL	500,000		748,725
	INTL BK RECON + DEVELOP	4.75% 15 Feb 2035	INTERNATIONAL	445,000		565,626
	ITALY GOV T INT BOND	5.375% 15 Jun 2033	ITALY	950,000		956,010
	SUMITOMO MITSUI BANKING	3.2% 18 Jul 2022	JAPAN	390,000		399,819
	COVIDIEN INTL FINANCE SA	6.55% 15 Oct 2037	LUXEMBOURG	250,000		349,435
	TELECOM ITALIA CAPITAL	7.2% 18 Jul 2036	LUXEMBOURG	1,255,000		1,310,220
	AMERICA MOVIL SAB DE CV	6.125% 30 Mar 2040	MEXICO	1,335,000		1,756,386
	COMISION FED DE ELECTRIC	5.75% 14 Feb 2042	MEXICO	1,500,000		1,698,750
	PETROLEOS MEXICANOS	0% 02 Jun 2041	MEXICO	2,500,000		3,137,500
	UNITED MEXICAN STATES	6.05% 11 Jan 2040	MEXICO	1,600,000		2,145,600
	UNITED MEXICAN STATES	3.625% 15 Mar 2022	MEXICO	1,300,000		1,421,875
	UNITED MEXICAN STATES	6.75% 27 Sep 2034	MEXICO	3,895,000		5,608,800
	DEUTSCHE TELEKOM INT FIN	8.75% 15 Jun 2030	NETHERLANDS	1,000,000		1,498,245
	HEINEKEN NV	2.75% 01 Apr 2023	NETHERLANDS	1,700,000		1,669,206
	PHILIPS ELECTRONICS NV	5% 15 Mar 2042	NETHERLANDS	770,000		879,563
	STATOIL ASA	5.1% 17 Aug 2040	NORWAY	440,000		530,131
	REPUBLIC OF PERU	6.55% 14 Mar 2037	PERU	2,525,000		3,648,625
	REPUBLIC OF SOUTH AFRICA	6.25% 08 Mar 2041	SOUTH AFRICA	725,000		960,625
	TELEFONICA EMISIONES SAU	7.045% 20 Jun 2036	SPAIN	900,000		972,000
	ERAC USA FINANCE LLC	6.7% 01 Jun 2034	SWEDEN	1,700,000		1,766,802
	ASTRAZENECA PLC	4% 18 Sep 2042	UNITED KINGDOM	900,000		1,218,907
	ASTRAZENECA PLC	6.45% 15 Sep 2037	UNITED KINGDOM	1,400,000		1,416,038
	BP CAPITAL MARKETS PLC	3.245% 06 May 2022	UNITED KINGDOM	1,300,000		1,369,559
	BRITISH TELECOM PLC	9.625% 15 Dec 2030	UNITED KINGDOM	500,000		794,340
	GLAXOSMITHKLINE CAPITAL	2.85% 08 May 2022	UNITED KINGDOM	870,000		903,627
	HSBC HOLDINGS PLC	5.1% 05 Apr 2021	UNITED KINGDOM	1,500,000		1,771,322
	HSBC HOLDINGS PLC	6.5% 15 Sep 2037	UNITED KINGDOM	1,300,000		1,622,646
	RIO TINTO FIN USA PLC	4.125% 21 Aug 2042	UNITED KINGDOM	820,000		834,228
	VODAFONE GROUP PLC	6.15% 27 Feb 2037	UNITED KINGDOM	1,405,000		1,858,358
	ABB FINANCE USA INC	4.375% 08 May 2042	UNITED STATES	745,000		808,691
	ABBVIE INC	4.4% 06 Nov 2042	UNITED STATES	3,915,000		4,162,170
	ACTAVIS INC	3.25% 01 Oct 2022	UNITED STATES	690,000		704,385
	ADT CORP	4.875% 15 Jul 2042	UNITED STATES	440,000		417,639
	AETNA INC	6.625% 15 Jun 2036	UNITED STATES	1,110,000		1,164,586
	AETNA INC	2.75% 15 Nov 2022	UNITED STATES	725,000		975,843
	AETNA INC	4.5% 15 May 2042	UNITED STATES	2,060,000		2,043,040
	ALCOA INC	5.95% 01 Feb 2037	UNITED STATES	750,000		724,486
	ALTRIA GROUP INC	9.95% 10 Nov 2038	UNITED STATES	1,570,000		2,586,479
	AMERICAN EXPRESS CO	4.05% 03 Dec 2042	UNITED STATES	587,000		589,636
	AMERICAN INTL GROUP	6.4% 15 Dec 2020	UNITED STATES	850,000		1,093,414
	AMERICAN INTL GROUP	6.25% 01 May 2036	UNITED STATES	1,500,000		1,861,197
	AMERICAN MUNI PWR OHIO INC OH	8.084% 15 Feb 2050	UNITED STATES	1,000,000		1,468,830
	AMGEN INC	6.375% 01 Jun 2037	UNITED STATES	1,250,000		1,618,323
	AMGEN INC	6.4% 01 Feb 2039	UNITED STATES	840,000		990,384
	AMGEN INC	5.15% 15 Nov 2041	UNITED STATES	400,000		503,195
	AMGEN INC	5.375% 15 May 2043	UNITED STATES	755,000		849,651
	ANADARKO PETROLEUM CORP	6.45% 15 Sep 2036	UNITED STATES	745,000		918,946
	ANADARKO PETROLEUM CORP	6.2% 15 Mar 2040	UNITED STATES	1,170,000		1,465,737
	ANHEUSER BUSCH INBEV WOR	3.75% 15 Jul 2042	UNITED STATES	750,000		1,042,029
	ANHEUSER BUSCH INBEV WOR	6.375% 15 Jan 2040	UNITED STATES	945,000		950,916
	ANHEUSER BUSCH INBEV WOR	2.5% 15 Jul 2022	UNITED STATES	1,545,000		1,552,143
	APACHE CORP	5.25% 01 Feb 2042	UNITED STATES	1,330,000		1,327,505
	APACHE CORP	4.75% 15 Oct 2042	UNITED STATES	1,100,000		1,273,661
	APACHE CORP	2.625% 15 Jan 2023	UNITED STATES	1,465,000		1,594,809
	APPLIED MATERIALS INC	5.85% 15 Jun 2041	UNITED STATES	540,000		658,899
	AT+T INC	4.3% 15 Dec 2042	UNITED STATES	7,062,000		9,236,220
	AT+T INC	5.35% 01 Sep 2040	UNITED STATES	1,773,000		2,064,744
	AT+T INC	6.5% 01 Sep 2037	UNITED STATES	116,000		116,505
	ATMOS ENERGY CORP	5.5% 15 Jun 2041	UNITED STATES	480,000		594,663
	BANK OF AMERICA CORP	5.65% 01 May 2018	UNITED STATES	1,000,000		1,247,589
	BANK OF AMERICA CORP	5.875% 07 Feb 2042	UNITED STATES	2,030,000		2,361,789
	BARRICK NA FINANCE LLC	5.7% 30 May 2041	UNITED STATES	400,000		458,624
	BAXTER INTERNATIONAL INC	3.65% 15 Aug 2042	UNITED STATES	1,250,000		1,226,841
	BAY AREA CA TOLL AUTH TOLL BRI	7.043% 01 Apr 2050	UNITED STATES	1,250,000		1,822,175
	BERKSHIRE HATHAWAY FIN	5.75% 15 Jan 2040	UNITED STATES	1,585,000		1,940,336
	BOEING CO	6.875% 15 Mar 2039	UNITED STATES	840,000		1,280,367

BRISTOL MYERS SQUIBB CO	5.875% 15 Nov 2036	UNITED STATES	460,000	593,992
BURLINGTN NORTH SANTA FE	4.375% 01 Sep 2042	UNITED STATES	225,000	277,385
BURLINGTN NORTH SANTA FE	7% 15 Dec 2025	UNITED STATES	1,640,000	1,723,701
BURLINGTN NORTH SANTA FE	5.75% 01 May 2040	UNITED STATES	500,000	679,328
CALIFORNIA INSTITUTE OF	4.7% 01 Nov 2111	UNITED STATES	760,000	825,831
CALIFORNIA ST	7.55% 01 Apr 2039	UNITED STATES	4,180,000	6,026,724
CATERPILLAR INC	3.803% 15 Aug 2042	UNITED STATES	1,382,000	1,376,838
CBS CORP	5.5% 15 May 2033	UNITED STATES	625,000	683,646
CBS CORP	5.9% 15 Oct 2040	UNITED STATES	1,505,000	1,756,406
CELGENE CORP	5.7% 15 Oct 2040	UNITED STATES	1,100,000	1,268,821
CHICAGO IL	5.432% 01 Jan 2042	UNITED STATES	2,500,000	2,564,100
CISCO SYSTEMS INC	5.5% 15 Jan 2040	UNITED STATES	890,000	1,131,141
CITIGROUP INC	5.875% 29 May 2037	UNITED STATES	2,135,000	2,569,206
CITIGROUP INC	8.125% 15 Jul 2039	UNITED STATES	2,130,000	3,188,855
COMCAST CORP	6.95% 15 Aug 2037	UNITED STATES	375,000	508,525
COMCAST CORP	6.5% 15 Nov 2035	UNITED STATES	1,565,000	2,007,970
CONOCOPHILLIPS	6.5% 01 Feb 2039	UNITED STATES	2,665,000	3,779,340
CONS EDISON CO OF NY	5.85% 15 Mar 2036	UNITED STATES	525,000	668,663
CONTL AIRLINES 2007 1	5.983% 19 Oct 2023	UNITED STATES	0	0
CONTL AIRLINES 2012 2 A	4% 29 Apr 2026	UNITED STATES	835,000	878,838
COX COMMUNICATIONS INC	8.375% 01 Mar 2039	UNITED STATES	1,140,000	1,749,499
CSX CORP	4.75% 30 May 2042	UNITED STATES	1,105,000	1,090,791
CSX CORP	6.15% 01 May 2037	UNITED STATES	650,000	821,760
CSX CORP	4.1% 15 Mar 2044	UNITED STATES	470,000	506,095
CVS CAREMARK CORP	6.25% 01 Jun 2027	UNITED STATES	1,510,000	1,993,778
DAIMLER FINANCE NA LLC	8.5% 18 Jan 2031	UNITED STATES	500,000	778,217
DALLAS TX AREA RAPID TRANSIT S	5.022% 01 Dec 2048	UNITED STATES	675,000	808,610
DEERE + COMPANY	3.9% 09 Jun 2042	UNITED STATES	1,915,000	1,957,222
DENVER CO PUBLIC SCHS COPS	7.017% 15 Dec 2037	UNITED STATES	450,000	603,711
DETROIT EDISON COMPANY	3.95% 15 Jun 2042	UNITED STATES	770,000	780,213
DEVON FINANCING CO LLC	7.875% 30 Sep 2031	UNITED STATES	1,350,000	1,963,464
DIAGEO INVESTMENT CORP	4.25% 11 May 2042	UNITED STATES	895,000	953,665
DIGNITY HEALTH	3.125% 01 Nov 2022	UNITED STATES	875,000	872,689
DIRECTV HOLDINGS/FING	5.15% 15 Mar 2042	UNITED STATES	555,000	642,258
DIRECTV HOLDINGS/FING	6% 15 Aug 2040	UNITED STATES	750,000	758,575
DIRECTV HOLDINGS/FING	6.375% 01 Mar 2041	UNITED STATES	2,085,000	2,313,474
DISCOVERY COMMUNICATIONS	6.35% 01 Jun 2040	UNITED STATES	800,000	988,749
DOMINION RESOURCES INC	2.75% 15 Sep 2022	UNITED STATES	1,930,000	2,442,724
DOMINION RESOURCES INC	5.95% 15 Jun 2035	UNITED STATES	2,070,000	2,088,266
DOW CHEMICAL CO/THE	4.375% 15 Nov 2042	UNITED STATES	2,410,000	2,394,369
DTE ENERGY COMPANY	6.375% 15 Apr 2033	UNITED STATES	675,000	876,899
DUKE ENERGY CAROLINAS	6.45% 15 Oct 2032	UNITED STATES	1,000,000	1,288,505
DUKE ENERGY FLORIDA INC	6.4% 15 Jun 2038	UNITED STATES	925,000	1,240,639
DUKE ENERGY INDIANA INC	6.45% 01 Apr 2039	UNITED STATES	350,000	415,097
E.I. DU PONT DE NEMOURS	4.9% 15 Jan 2041	UNITED STATES	930,000	994,802
EASTMAN CHEMICAL CO	4.8% 01 Sep 2042	UNITED STATES	775,000	924,609
ENCANA CORP	3.9% 15 Nov 2021	UNITED STATES	1,200,000	1,368,854
ENERGY TRANSFER PARTNERS	5.2% 01 Feb 2022	UNITED STATES	465,000	569,317
ENERGY TRANSFER PARTNERS	6.5% 01 Feb 2042	UNITED STATES	1,450,000	1,819,692
ENTERPRISE PRODUCTS OPER	7.55% 15 Apr 2038	UNITED STATES	880,000	1,212,017
ENTERPRISE PRODUCTS OPER	6.875% 01 Mar 2033	UNITED STATES	910,000	1,008,174
ERAC USA FINANCE LLC	5.625% 15 Mar 2042	UNITED STATES	1,390,000	1,682,997
ERICSSON LM	4.125% 15 May 2022	UNITED STATES	1,550,000	1,802,435
EXELON GENERATION CO LLC	6.25% 01 Oct 2039	UNITED STATES	1,715,000	1,903,148
EXELON GENERATION CO LLC	5.75% 01 Oct 2041	UNITED STATES	1,145,000	1,460,685
FED REPUBLIC OF BRAZIL	4.875% 22 Jan 2021	UNITED STATES	1,350,000	1,743,640
FIRSTENERGY CORP	7.375% 15 Nov 2031	UNITED STATES	1,039,000	1,167,620
FIRSTENERGY SOLUTIONS CO	6.8% 15 Aug 2039	UNITED STATES	675,000	829,110
FLORIDA POWER + LIGHT	5.25% 01 Feb 2041	UNITED STATES	900,000	1,126,693
FLORIDA POWER + LIGHT	5.625% 01 Apr 2034	UNITED STATES	350,000	364,518
FLORIDA POWER + LIGHT	4.05% 01 Jun 2042	UNITED STATES	700,000	942,831
FORD MOTOR CREDIT CO LLC	5.875% 02 Aug 2021	UNITED STATES	1,000,000	1,164,538
FREEPORT MCMORAN C + G	3.55% 01 Mar 2022	UNITED STATES	1,700,000	1,686,019
GENERAL DYNAMICS CORP	3.6% 15 Nov 2042	UNITED STATES	1,110,000	1,067,820
GENERAL ELEC CAP CORP	6.75% 15 Mar 2032	UNITED STATES	3,570,000	4,306,320
GENERAL ELEC CAP CORP	5.875% 14 Jan 2038	UNITED STATES	3,285,000	4,266,341
GENERAL ELEC CAP CORP	3.15% 07 Sep 2022	UNITED STATES	2,400,000	2,452,063
GENERAL ELECTRIC CO	4.125% 09 Oct 2042	UNITED STATES	1,095,000	1,126,370
GEORGE WASHINGTON UNIVER	3.485% 15 Sep 2022	UNITED STATES	2,335,000	2,469,986
GEORGIA POWER COMPANY	4.3% 15 Mar 2042	UNITED STATES	1,280,000	1,588,204
GEORGIA POWER COMPANY	5.65% 01 Mar 2037	UNITED STATES	1,800,000	1,887,973
GLAXOSMITHKLINE CAP INC	6.375% 15 May 2038	UNITED STATES	1,115,000	1,540,315
GOLDMAN SACHS GROUP INC	6.45% 01 May 2036	UNITED STATES	3,245,000	3,559,230
GOLDMAN SACHS GROUP INC	6.75% 01 Oct 2037	UNITED STATES	2,925,000	3,314,981
HARTFORD FINL SVCS GRP	6.625% 15 Apr 2042	UNITED STATES	1,000,000	1,271,460
HCP INC	6.75% 01 Feb 2041	UNITED STATES	1,005,000	1,300,962
HEALTH CARE REIT INC	6.5% 15 Mar 2041	UNITED STATES	1,110,000	1,112,058
HEALTH CARE REIT INC	3.75% 15 Mar 2023	UNITED STATES	585,000	680,039
HESS CORP	6% 15 Jan 2040	UNITED STATES	550,000	670,965
HEWLETT PACKARD CO	6% 15 Sep 2041	UNITED STATES	2,000,000	1,961,202
HEWLETT PACKARD CO	4.05% 15 Sep 2022	UNITED STATES	700,000	692,928
HONEYWELL INTERNATIONAL	5.375% 01 Mar 2041	UNITED STATES	710,000	908,976
HUMANA INC	4.625% 01 Dec 2042	UNITED STATES	1,000,000	1,009,804
ILLINOIS ST	5.1% 01 Jun 2033	UNITED STATES	3,575,000	3,536,247
INDIANA MICHIGAN POWER	6.05% 15 Mar 2037	UNITED STATES	905,000	1,099,210
INTEL CORP	4.8% 01 Oct 2041	UNITED STATES	715,000	786,934
INTEL CORP	4.25% 15 Dec 2042	UNITED STATES	1,450,000	1,453,876
INTL PAPER CO	6% 15 Nov 2041	UNITED STATES	605,000	716,399
JOHNSON + JOHNSON	5.95% 15 Aug 2037	UNITED STATES	1,155,000	1,601,754
JOHNSON CONTROLS INC	5.7% 01 Mar 2041	UNITED STATES	570,000	686,420
JPMORGAN CHASE + CO	4.25% 15 Oct 2020	UNITED STATES	1,375,000	1,657,018
JPMORGAN CHASE + CO	5.4% 06 Jan 2042	UNITED STATES	1,600,000	1,779,403
JPMORGAN CHASE + CO	5.5% 15 Oct 2040	UNITED STATES	2,700,000	3,300,629
JUNIPER NETWORKS INC	5.95% 15 Mar 2041	UNITED STATES	645,000	734,489
KAISER FOUNDATION HOSPIT	4.875% 01 Apr 2042	UNITED STATES	2,000,000	2,272,206
KENTUCKY UTILITIES	5.125% 01 Nov 2040	UNITED STATES	1,585,000	1,920,784
KINDER MORGAN ENER PART	6.5% 01 Feb 2037	UNITED STATES	1,305,000	1,717,204
KINDER MORGAN ENER PART	6.95% 15 Jan 2038	UNITED STATES	1,190,000	1,452,748
KRAFT FOODS GROUP INC	6.875% 26 Jan 2039	UNITED STATES	1,235,000	1,662,758
KRAFT FOODS GROUP INC	5% 04 Jun 2042	UNITED STATES	1,380,000	1,551,809
LINCOLN NATIONAL CORP	7% 15 Jun 2040	UNITED STATES	825,000	1,073,775
LOCKHEED MARTIN CORP	4.85% 15 Sep 2041	UNITED STATES	925,000	1,020,726
LORILLARD TOBACCO CO	8.125% 01 May 2040	UNITED STATES	730,000	952,151

	LORILLARD TOBACCO CO	7% 04 Aug 2041	UNITED STATES	675,000	819,563
	LOS ANGELES CA CMNTY CLG DIST	6.6% 01 Aug 2042	UNITED STATES	900,000	1,226,277
	LOS ANGELES CA DEPT WTR PWR	6.574% 01 Jul 2045	UNITED STATES	675,000	945,695
	LOS ANGELES CA UNIF SCH DIST	6.758% 01 Jul 2034	UNITED STATES	1,600,000	2,135,664
	LOWE S COMPANIES INC	5.125% 15 Nov 2041	UNITED STATES	805,000	944,132
	MACYS RETAIL HLDGS INC	5.125% 15 Jan 2042	UNITED STATES	650,000	702,387
	MACYS RETAIL HLDGS INC	6.375% 15 Mar 2037	UNITED STATES	850,000	1,023,214
	MARATHON OIL CORP	6.6% 01 Oct 2037	UNITED STATES	1,235,000	1,650,239
	MARATHON PETROLEUM CORP	6.5% 01 Mar 2041	UNITED STATES	1,170,000	1,482,456
	MASSACHUSETTS ST	5.456% 01 Dec 2039	UNITED STATES	1,300,000	1,519,804
	MASSACHUSETTS ST	4.91% 01 May 2029	UNITED STATES	700,000	879,816
	MCDONALD S CORP	6.3% 15 Oct 2037	UNITED STATES	575,000	795,909
	MCKESSON CORP	6% 01 Mar 2041	UNITED STATES	950,000	1,254,807
	MEDTRONIC INC	3.125% 15 Mar 2022	UNITED STATES	1,000,000	1,061,724
	MERCK + CO INC	2.4% 15 Sep 2022	UNITED STATES	900,000	1,190,048
	MERCK + CO INC	6.55% 15 Sep 2037	UNITED STATES	1,480,000	1,480,484
	MERCK SHARP + DOHME CORP	5.75% 15 Nov 2036	UNITED STATES	600,000	859,861
	MERRILL LYNCH + CO	6.11% 29 Jan 2037	UNITED STATES	1,355,000	1,479,050
	MET TRANSPRTN AUTH NY REVENUE	6.814% 15 Nov 2040	UNITED STATES	2,000,000	2,643,580
	METLIFE INC	6.5% 15 Dec 2032	UNITED STATES	1,925,000	2,511,819
	MICROSOFT CORP	5.3% 08 Feb 2041	UNITED STATES	615,000	770,466
	MIDAMERICAN ENERGY HLDGS	6.125% 01 Apr 2036	UNITED STATES	2,695,000	3,402,009
	MOLSON COORS BREWING CO	5% 01 May 2042	UNITED STATES	545,000	610,761
	MONDELEZ INTERNATIONAL	6.5% 09 Feb 2040	UNITED STATES	2,335,000	3,136,725
	MORGAN STANLEY	6.375% 24 Jul 2042	UNITED STATES	800,000	900,008
	MORGAN STANLEY	5.5% 24 Jul 2020	UNITED STATES	1,195,000	1,400,904
	MORGAN STANLEY	6.25% 09 Aug 2026	UNITED STATES	1,540,000	1,807,362
	MUNI ELEC AUTH OF GEORGIA	6.655% 01 Apr 2057	UNITED STATES	1,000,000	1,187,440
	NATIONAL RURAL UTIL COOP	8% 01 Mar 2032	UNITED STATES	650,000	978,019
	NBCUNIVERSAL MEDIA LLC	6.4% 30 Apr 2040	UNITED STATES	2,000,000	2,008,510
	NBCUNIVERSAL MEDIA LLC	2.875% 15 Jan 2023	UNITED STATES	2,890,000	3,708,202
	NEW JERSEY ST ECON DEV AUTH LE	7.425% 15 Feb 2029	UNITED STATES	1,100,000	1,407,604
	NEW JERSEY ST TRANSPRTN TRUST	6.561% 15 Dec 2040	UNITED STATES	1,000,000	1,338,430
	NEW JERSEY ST TURNPIKE AUTH	7.102% 01 Jan 2041	UNITED STATES	650,000	936,865
	NEW YORK CITY NY MUNI WTR FIN	5.79% 15 Jun 2041	UNITED STATES	1,500,000	1,716,660
	NEW YORK NY	5.985% 01 Dec 2036	UNITED STATES	1,000,000	1,268,810
	NEW YORK ST DORM AUTH ST PERSO	5.427% 15 Mar 2039	UNITED STATES	600,000	732,828
	NEWS AMERICA INC	6.15% 01 Mar 2037	UNITED STATES	4,350,000	5,338,603
	NIAGARA MOHAWK POWER	4.119% 28 Nov 2042	UNITED STATES	1,115,000	1,091,477
	NORFOLK SOUTHERN CORP	5.59% 17 May 2025	UNITED STATES	1,650,000	2,006,351
	NORFOLK SOUTHERN CORP	6% 15 Mar 2105	UNITED STATES	1,100,000	1,350,863
	NORTHERN STATES PWR MINN	5.35% 01 Nov 2039	UNITED STATES	1,400,000	1,318,995
	NORTHERN STATES PWR MINN	3.4% 15 Aug 2042	UNITED STATES	425,000	531,529
	NORTHROP GRUMMAN CORP	5.05% 15 Nov 2040	UNITED STATES	950,000	1,077,766
	NORTHWESTERN MUTUAL LIFE	6.063% 30 Mar 2040	UNITED STATES	950,000	1,212,858
	NOVARTIS CAPITAL CORP	3.7% 21 Sep 2042	UNITED STATES	900,000	896,099
	OCCIDENTAL PETROLEUM COR	2.7% 15 Feb 2023	UNITED STATES	1,800,000	1,836,671
	OHIO ST UNIV	4.8% 01 Jun 2111	UNITED STATES	430,000	484,313
	ONEOK PARTNERS LP	6.85% 15 Oct 2037	UNITED STATES	905,000	1,122,193
	ONEOK PARTNERS LP	6.65% 01 Oct 2036	UNITED STATES	480,000	611,465
	ORACLE CORP	5.375% 15 Jul 2040	UNITED STATES	1,625,000	2,026,094
	PACIFIC GAS + ELECTRIC	3.75% 15 Aug 2042	UNITED STATES	1,025,000	1,094,156
	PACIFIC GAS + ELECTRIC	4.45% 15 Apr 2042	UNITED STATES	2,900,000	2,772,800
	PENNSYLVANIA ST	5.45% 15 Feb 2030	UNITED STATES	300,000	366,561
	PENNSYLVANIA ST TURNPIKE COMMI	5.511% 01 Dec 2045	UNITED STATES	500,000	595,135
	PEPSICO INC	4% 05 Mar 2042	UNITED STATES	1,400,000	1,448,047
	PFIZER INC	7.2% 15 Mar 2039	UNITED STATES	2,060,000	3,158,328
	PHILIP MORRIS INTL INC	3.875% 21 Aug 2042	UNITED STATES	825,000	1,123,417
	PHILIP MORRIS INTL INC	6.375% 16 May 2038	UNITED STATES	1,495,000	1,503,101
	PHILLIPS 66	5.875% 01 May 2042	UNITED STATES	730,000	878,435
	PORT AUTH OF NEW YORK NEW JE	4.926% 01 Oct 2051	UNITED STATES	825,000	914,141
	PRINCIPAL FINANCIAL GRP	6.05% 15 Oct 2036	UNITED STATES	520,000	643,574
	PROCTER + GAMBLE CO/THE	5.55% 05 Mar 2037	UNITED STATES	650,000	872,028
	PROGRESS ENERGY INC	6% 01 Dec 2039	UNITED STATES	1,000,000	1,366,115
	PROGRESS ENERGY INC	7.75% 01 Mar 2031	UNITED STATES	585,000	708,181
*	PRUDENTIAL FINANCIAL INC	6.625% 21 Jun 2040	UNITED STATES	1,650,000	2,073,040
*	PRUDENTIAL FINANCIAL INC	5.7% 14 Dec 2036	UNITED STATES	600,000	683,421
	PSEG POWER LLC	8.625% 15 Apr 2031	UNITED STATES	625,000	911,378
	QUEST DIAGNOSTIC INC	5.75% 30 Jan 2040	UNITED STATES	1,970,000	2,257,106
	QWEST CORP	6.75% 01 Dec 2021	UNITED STATES	3,470,000	4,066,725
	RAYTHEON COMPANY	4.7% 15 Dec 2041	UNITED STATES	215,000	246,606
	RAYTHEON COMPANY	4.875% 15 Oct 2040	UNITED STATES	760,000	860,059
	REYNOLDS AMERICAN INC	4.75% 01 Nov 2042	UNITED STATES	1,700,000	1,715,093
	SABMILLER HOLDINGS INC	4.95% 15 Jan 2042	UNITED STATES	575,000	651,777
	SAN DIEGO CNTY CA WTR AUTH FIN	6.138% 01 May 2049	UNITED STATES	425,000	565,662
	SOUTH CAROLINA ELEC+GAS	4.35% 01 Feb 2042	UNITED STATES	1,000,000	1,055,550
	SOUTHERN CAL EDISON	5.35% 15 Jul 2035	UNITED STATES	775,000	1,011,858
	SOUTHERN CAL EDISON	6% 15 Jan 2034	UNITED STATES	850,000	883,576
	SOUTHERN CAL EDISON	4.05% 15 Mar 2042	UNITED STATES	350,000	427,175
	SOUTHERN CALIF GAS CO	5.125% 15 Nov 2040	UNITED STATES	1,200,000	1,485,132
	SOUTHWESTERN ELEC POWER	3.55% 15 Feb 2022	UNITED STATES	4,000,000	4,224,636
	SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	UNITED STATES	4,970,510	4,970,510
	TARGET CORP	7% 15 Jan 2038	UNITED STATES	600,000	881,285
	TARGET CORP	4% 01 Jul 2042	UNITED STATES	1,270,000	1,304,771
	TEACHERS INSUR + ANNUITY	6.85% 16 Dec 2039	UNITED STATES	584,000	792,065
	TEXAS ST	5.517% 01 Apr 2039	UNITED STATES	675,000	825,694
	TEXAS ST TRANSPRTN COMMISSION	5.178% 01 Apr 2030	UNITED STATES	1,400,000	1,823,304
	TIME WARNER CABLE INC	6.55% 01 May 2037	UNITED STATES	5,155,000	6,377,838
	TIME WARNER INC	6.5% 15 Nov 2036	UNITED STATES	1,380,000	1,670,791
	TIME WARNER INC	6.1% 15 Jul 2040	UNITED STATES	3,015,000	3,771,313
	UNITED PARCEL SERVICE	4.875% 15 Nov 2040	UNITED STATES	825,000	957,201
	UNITED TECHNOLOGIES CORP	4.5% 01 Jun 2042	UNITED STATES	3,345,000	3,716,834
	UNITEDHEALTH GROUP INC	2.875% 15 Mar 2022	UNITED STATES	1,300,000	1,332,985
	UNITEDHEALTH GROUP INC	3.95% 15 Oct 2042	UNITED STATES	935,000	1,231,652
	UNITEDHEALTH GROUP INC	6.5% 15 Jun 2037	UNITED STATES	1,300,000	1,294,530
	UNIV OF CALIFORNIA CA REVENUES	5.946% 15 May 2045	UNITED STATES	400,000	494,288
	UNIV OF CALIFORNIA CA RGTS MED	6.548% 15 May 2048	UNITED STATES	1,000,000	1,331,770
	UNIV OF SOUTHERN CALIFOR	5.25% 01 Oct 2111	UNITED STATES	850,000	1,089,173
	US TREASURY N/B	3.5% 15 Feb 2039	UNITED STATES	610,000	689,586
	VALERO ENERGY CORP	6.625% 15 Jun 2037	UNITED STATES	895,000	1,102,678
	VERIZON COMMUNICATIONS	4.75% 01 Nov 2041	UNITED STATES	1,940,000	2,760,996
	VERIZON COMMUNICATIONS	6.9% 15 Apr 2038	UNITED STATES	1,480,000	1,678,733
	VERIZON COMMUNICATIONS	3.85% 01 Nov 2042	UNITED STATES	1,110,000	1,091,759

VERIZON COMMUNICATIONS	7.75% 01 Dec 2030	UNITED STATES	2,415,000	3,535,773
VIACOM INC	4.375% 15 Mar 2043	UNITED STATES	1,300,000	1,282,464
VIACOM INC	4.5% 27 Feb 2042	UNITED STATES	1,277,000	1,256,193
WACHOVIA BANK NA	5.85% 01 Feb 2037	UNITED STATES	1,700,000	2,109,209
WACHOVIA CORP	5.5% 01 Aug 2035	UNITED STATES	1,400,000	1,591,975
WAL MART STORES INC	5.625% 01 Apr 2040	UNITED STATES	2,845,000	3,690,070
WAL MART STORES INC	5% 25 Oct 2040	UNITED STATES	2,705,000	3,272,931
WALGREEN CO	4.4% 15 Sep 2042	UNITED STATES	1,500,000	1,526,457
WALT DISNEY COMPANY/THE	2.35% 01 Dec 2022	UNITED STATES	2,500,000	2,522,963
WASHINGTON ST	5.481% 01 Aug 2039	UNITED STATES	650,000	818,669
WASTE MANAGEMENT INC	7% 15 Jul 2028	UNITED STATES	1,000,000	1,355,220
WEATHERFORD INTL INC	6.8% 15 Jun 2037	UNITED STATES	465,000	527,063
WELLPOINT INC	3.3% 15 Jan 2023	UNITED STATES	2,000,000	2,052,010
WELLPOINT INC	5.85% 15 Jan 2036	UNITED STATES	500,000	590,255
WILLIAMS PARTNERS LP	6.3% 15 Apr 2040	UNITED STATES	1,175,000	1,436,479
XEROX CORPORATION	4.5% 15 May 2021	UNITED STATES	1,900,000	2,011,809

	Total : EXHIBIT F - Long-Term Corporate Bond Fund			$481,656,136

n / a - Cost is not applicable

EXHIBIT G - High Yield and Emerging Markets Bond Fund

(Managed by Pacific Management Investment Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2012

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,				(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value			(d) Cost	value
					(n/a)
				Shares/
				Par Value

	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	AUSTRALIA	15,527		$16,121
	FMG RESOURCES AUG 2006	8.25% 01 Nov 2019	AUSTRALIA	200,000		210,000
	FORD MOTOR CREDIT CO LLC	12% 15 May 2015	AUSTRALIA	200,000		213,000
	FRONTIER COMMUNICATIONS	6.625% 15 Mar 2015	AUSTRALIA	997,500		1,004,981
	OGX AUSTRIA GMBH	8.375% 01 Apr 2022	AUSTRIA	600,000		501,000
	OJSC RUSS AGRIC BK(RSHB)	7.125% 14 Jan 2014	AUSTRIA	200,000		180,000
	KOREA DEVELOPMENT BANK	3% 14 Sep 2022	BAHRAIN	300,000		322,860
	COLUMBUS INTL INC	11.5% 20 Nov 2014	BARBADOS	300,000		333,000
	NORANDA ALUMINIUM ACQUIS	4.65861% 15 May 2015	BERMUDA	500,000		515,625
	QUEBECOR MEDIA	7.75% 15 Mar 2016	BERMUDA	200,000		226,000
	BANCO DO BRASIL (CAYMAN)	3.875% 10 Oct 2022	BRAZIL	1,200,000		1,209,000
	BANCO DO BRASIL (CAYMAN)	6% 22 Jan 2020	BRAZIL	200,000		232,500
	BANCO NAC DE DESEN ECONO	4.125% 15 Sep 2017	BRAZIL	300,000		425,184
	BANCO SANTANDER BRASIL	4.25% 14 Jan 2016	BRAZIL	300,000		311,250
	BRAZILIAN REAL	FOREIGN CURRENCY	BRAZIL	10,630		5,192
	CENT ELET BRASILEIRAS SA	6.875% 30 Jul 2019	BRAZIL	550,000		625,625
	CENT ELET BRASILEIRAS SA	6.875% 30 Jul 2019	BRAZIL	100,000		113,750
	CENT ELET BRASILEIRAS SA	6.875% 30 Jul 2019	BRAZIL	100,000		113,750
	FIBRIA OVERSEAS FINANCE	6.75% 03 Mar 2021	BRAZIL	690,000		1,160,925
	NOTA DO TESOURO NACIONAL	10% 01 Jan 2021	BRAZIL	10,000		48,840
	NOTA DO TESOURO NACIONAL	10% 01 Jan 2014	BRAZIL	230,300		1,153,779
	NOTA DO TESOURO NACIONAL	10% 01 Jan 2017	BRAZIL	66,500		342,111
	NOVATEK(NOVATEK FIN LTD)	6.604% 03 Feb 2021	BRAZIL	4,337,400		22,303,769
	CANADIAN DOLLAR	FOREIGN CURRENCY	CANADA	4,619		4,639
	HCA INC	8.5% 15 Apr 2019	CANADA	100,000		111,000
	KINGDOM OF BAHRAIN	5.5% 31 Mar 2020	CANADA	1,000,000		1,093,131
	NOVELIS INC	8.375% 15 Dec 2017	CANADA	1,200,000		1,323,000
	ODEBRECHT DRILL VIII/IX	6.35% 30 Jun 2021	CANADA	100,000		111,500
	QUICKSILVER RESOURCES IN	11.75% 01 Jan 2016	CANADA	327,000		335,175
	VALEANT PHARMACEUTICALS INTL I	1% 27 Sep 2019	CANADA	1,000,000		1,004,790
	VIDEOTRON LTEE	6.375% 15 Dec 2015	CANADA	1,150,000		1,165,180
	CSN RESOURCES SA	6.5% 21 Jul 2020	CAYMAN ISLANDS	200,000		226,500
	FIRST DATA CORP	1% 24 Sep 2014	CAYMAN ISLANDS	400,000		443,000
	JAPANESE YEN	FOREIGN CURRENCY	CAYMAN ISLANDS	1,100,000		1,250,700
	OGX AUSTRIA GMBH	8.5% 01 Jun 2018	CAYMAN ISLANDS	190,000		213,275
	PETRO CO TRIN/TOBAGO LTD	6% 08 May 2022	CAYMAN ISLANDS	147,929		134,721
	PETROLEOS DE VENEZUELA S	5.375% 12 Apr 2027	CAYMAN ISLANDS	240,000		299,778
	UPC HOLDING BV	9.875% 15 Apr 2018	CAYMAN ISLANDS	2,000,000		2,165,000
	USIMINAS COMMERCIAL LTD	7.25% 18 Jan 2018	CAYMAN ISLANDS	200,000		222,000
	VALE OVERSEAS LIMITED	4.625% 15 Sep 2020	CAYMAN ISLANDS	1,900,000		2,052,952
	VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	CAYMAN ISLANDS	200,000		247,916
	BANCO SANTANDER CHILE	3.75% 22 Sep 2015	CHILE	100,000		105,012
	CELULOSA ARAUCO CONSTITU	7.25% 29 Jul 2019	CHILE	250,000		296,604
	EDISON MISSION ENERGY	7.5% 15 Jun 2013	COLOMBIA	940,000		1,214,950
	REPUBLIC OF INDONESIA	8.5% 12 Oct 2035	COLOMBIA	2,000,000,000		1,734,805
	CGG VERITAS	7.75% 15 May 2017	FRANCE	200,000		214,500
	CGG VERITAS	6.5% 01 Jun 2021	FRANCE	200,000		208,000
	CGG VERITAS	9.5% 15 May 2016	FRANCE	200,000		214,000
	SWPC485N1 CDS USD R F 5.00000	5% 20 Sep 2016	FRANCE	(300,000)		(300,000)
	SWPC553H1 CDS USD P V 03MEVENT	1% 20 Sep 2015	FRANCE	300,000		326,241
	SWPC649S3 CDS EUR R F 5.00000	5% 20 Jun 2014	GERMANY	(200,000)		(263,680)
	SWPC670S5 CDS EUR P V 03MEVENT	1% 20 Jun 2015	GERMANY	200,000		274,635
	ICICI BANK LIMITED	5.75% 16 Nov 2020	HUNGARY	45,986		208
	INDONESIA GOVERNMENT	6.625% 15 May 2033	INDIA	1,000,000		1,078,847
	INDONESIA GOVERNMENT	10% 15 Feb 2028	INDONESIA	3,000,000,000		433,711
	INDONESIA GOVERNMENT	8.25% 15 Jun 2032	INDONESIA	9,962,000,000		1,141,559
	INDONESIA GOVERNMENT	9.5% 15 Jul 2031	INDONESIA	18,027,000,000		1,933,323
	INDONESIA GOVERNMENT	6.125% 15 May 2028	INDONESIA	3,241,000,000		354,622
	INDONESIA GOVERNMENT	7% 15 May 2027	INDONESIA	1,627,000,000		206,250
	INDONESIAN RUPIAH	FOREIGN CURRENCY	INDONESIA	39,766,000,000		5,643,079
	INEOS FINANCE PLC	9% 15 May 2015	INDONESIA	786,067,538		81,563
	REPUBLIC OF INDONESIA	6.875% 09 Mar 2017	INDONESIA	300,000		358,125
	REPUBLIC OF INDONESIA	6.875% 09 Mar 2017	INDONESIA	400,000		488,500
	REPUBLIC OF INDONESIA	11.625% 04 Mar 2019	INDONESIA	400,000		535,000
	REPUBLIC OF INDONESIA	6.875% 17 Jan 2018	INDONESIA	400,000		477,500
	REPUBLIC OF INDONESIA	6.625% 17 Feb 2037	INDONESIA	600,000		907,500
	REPUBLIC OF PANAMA	9.375% 01 Apr 2029	INDONESIA	100,000		160,000
	EXIDE TECHNOLOGIES	8.625% 01 Feb 2018	INTERNATIONAL	27,151		35,795
	NOVELIS INC	8.75% 15 Dec 2020	IRELAND	600,000		703,500
	SANDRIDGE ENERGY INC	8% 01 Jun 2018	IRELAND	500,000		560,000
	VIMPELCOM (VIP FIN)	7.748% 02 Feb 2021	IRELAND	800,000		969,000
	VIMPELCOM (VIP FIN)	9.125% 30 Apr 2018	IRELAND	300,000		346,500
	VNESHECONOMBANK(VEB)	6.902% 09 Jul 2020	IRELAND	800,000		930,000
	VNESHECONOMBANK(VEB)	6.8% 22 Nov 2025	IRELAND	400,000		487,520
	VNESHECONOMBANK(VEB)	6.025% 05 Jul 2022	IRELAND	200,000		245,000
	ANGLOGOLD HOLDINGS PLC	5.375% 15 Apr 2020	ISLE OF MAN	100,000		103,206
	IPIC GMTN LTD	5% 15 Nov 2020	ITALY	300,000		299,665
	KAZMUNAIGAZ FINANCE SUB	11.75% 23 Jan 2015	JAPAN	7,609		88
	EXPRO FINANCE LUXEMBOURG	8.5% 15 Dec 2016	KOREA, REPUBLIC OF	250,000		287,275
	KOREA HYDRO + NUCLEAR PO	3.125% 16 Sep 2015	KOREA, REPUBLIC OF	700,000		697,295
	LBG CAPITAL NO.1 PLC	11.04% 19 Mar 2020	KOREA, REPUBLIC OF	200,000		208,840
	ALROSA FINANCE SA	7.75% 03 Nov 2020	LUXEMBOURG	700,000		812,000
	DAVITA INC	1% 20 Oct 2016	LUXEMBOURG	100,000		108,500
	FED REPUBLIC OF BRAZIL	8.25% 20 Jan 2034	LUXEMBOURG	100,000		104,500
	GAZPROM (GAZ CAPITAL SA)	7.288% 16 Aug 2037	LUXEMBOURG	500,000		560,000
	GAZPROM (GAZ CAPITAL SA)	9.25% 23 Apr 2019	LUXEMBOURG	1,600,000		1,908,000
	GAZPROM (GAZ CAPITAL SA)	6.212% 22 Nov 2016	LUXEMBOURG	1,000,000		1,323,750
	GAZPROM (GAZ CAPITAL SA)	6.51% 07 Mar 2022	LUXEMBOURG	630,000		906,677
	GAZPROM (GAZ CAPITAL SA)	6.212% 22 Nov 2016	LUXEMBOURG	500,000		651,150
	GAZPROM(GAZPROM INTL SA)	7.201% 01 Feb 2020	LUXEMBOURG	150,000		168,000

GERDAU HOLDINGS INC	7% 20 Jan 2020	LUXEMBOURG	255,906	286,714
INTELSAT LUXEMBOURG SA	11.5% 04 Feb 2017	LUXEMBOURG	1,000,000	1,087,500
INTERGAS FINANCE BV	6.375% 14 May 2017	LUXEMBOURG	1,600,000	1,700,000
OJSC RUSS AGRIC BK(RSHB)	6.299% 15 May 2017	LUXEMBOURG	190,000	210,425
OSHKOSH CORP	8.5% 01 Mar 2020	LUXEMBOURG	400,000	420,668
PEABODY ENERGY CORP	6.5% 15 Sep 2020	LUXEMBOURG	600,000	657,000
RUSSIAN FEDERATION	4.5% 04 Apr 2022	LUXEMBOURG	300,000	305,580
SCIENTIFIC GAMES INTERNA	9.25% 15 Jun 2019	LUXEMBOURG	2,000,000	2,240,000
TENET HEALTHCARE CORP	10% 01 May 2018	LUXEMBOURG	100,000	141,069
TNK BP FINANCE SA	6.625% 20 Mar 2017	LUXEMBOURG	200,000	227,500
TNK BP FINANCE SA	7.875% 13 Mar 2018	LUXEMBOURG	200,000	242,780
TNK BP FINANCE SA	7.25% 02 Feb 2020	LUXEMBOURG	400,000	430,000
TNK BP FINANCE SA	7.875% 13 Mar 2018	LUXEMBOURG	200,000	242,500
TNK BP FINANCE SA	6.625% 20 Mar 2017	LUXEMBOURG	400,000	455,000
TOMKINS LLC/TOMKINS INC	9.25% 01 Oct 2018	LUXEMBOURG	100,000	121,390
AMERICA MOVIL SAB DE CV	4.375% 16 Jul 2042	MEXICO	500,000	519,565
BANCO MERCANTIL DEL NORT	4.375% 19 Jul 2015	MEXICO	100,000	104,750
BBVA BANCOMER SA TEXAS	7.25% 22 Apr 2020	MEXICO	100,000	111,500
CORPORACION GEO SA DE CV	8.875% 27 Mar 2022	MEXICO	200,000	213,000
CROWN AMER/CAP CORP II	7.625% 15 May 2017	MEXICO	200,000	215,000
DFS FURNITURE HLDGS PLC	9.75% 15 Jul 2017	MEXICO	150,000	161,250
HOSPITALITY PROP TRUST	5% 15 Aug 2022	MEXICO	87,022	6,962
MEXICAN PESO (NEW)	FOREIGN CURRENCY	MEXICO	200,000,000	16,663,237
MICHAEL FOODS GROUP INC	9.75% 15 Jul 2018	MEXICO	1,029,971	79,314
PINNACLE FOODS FINANCE L	8.25% 01 Sep 2017	MEXICO	1,440,000	1,882,800
UNITED MEXICAN STATES	6.75% 27 Sep 2034	MEXICO	1,079,000	1,553,760
URBI DESARROLLOS URBANOS	9.5% 21 Jan 2020	MEXICO	100,000	94,500
INTESA SANPAOLO SPA	2.6881% 24 Feb 2014	NETHERLANDS	200,000	227,500
KAZMUNAIGAZ FINANCE SUB	8.375% 02 Jul 2013	NETHERLANDS	600,000	619,500
KINDER MORGAN FIN CO LLC	5.7% 05 Jan 2016	NETHERLANDS	1,300,000	1,551,875
MERITOR INC	8.125% 15 Sep 2015	NETHERLANDS	100,000	125,750
UNITED RENTALS NORTH AM	8.25% 01 Feb 2021	NETHERLANDS	125,000	141,250
AES PANAMA SA	6.35% 21 Dec 2016	PANAMA	200,000	219,500
MOHEGAN TRIBAL GAMING	7.125% 15 Aug 2014	PANAMA	650,000	667,875
REPUBLIC OF PERU	6.95% 12 Aug 2031	PANAMA	653,000	1,116,630
CORPORACION GEO SA DE CV	9.25% 30 Jun 2020	PERU	500,000	548,750
REPUBLIC OF PERU	7.84% 12 Aug 2020	PERU	500,000	724,500
REPUBLIC OF PERU	8.75% 21 Nov 2033	PERU	255,000	443,063
REPUBLIC OF PERU	7.35% 21 Jul 2025	PERU	2,500,000	1,234,378
REPUBLIC OF POLAND	6.375% 15 Jul 2019	PERU	500,000	246,405
POLISH ZLOTY	FOREIGN CURRENCY	POLAND	17,000,000	6,162,054
POLYMER GROUP INC	7.75% 01 Feb 2019	POLAND	322,500	104,204
REPUBLIC OF SOUTH AFRICA	7.25% 15 Jan 2020	POLAND	430,000	536,090
WARNER CHILCOTT CO LLC	7.75% 15 Sep 2018	PUERTO RICO	1,500,000	1,597,500
STEEL DYNAMICS INC	7.625% 15 Mar 2020	QATAR	200,000	239,000
RYMAN HOSPITALITY PROP	6.75% 15 Nov 2014	RUSSIAN FEDERATION	600,000	687,000
YANLORD LAND GROUP LTD	10.625% 29 Mar 2018	SINGAPORE	500,000	567,500
REPUBLIC OF SOUTH AFRICA	6.75% 31 Mar 2021	SOUTH AFRICA	46,000,000	5,548,638
REPUBLIC OF SOUTH AFRICA	8% 21 Dec 2018	SOUTH AFRICA	10,400,000	1,292,624
REPUBLIC OF TURKEY	7% 11 Mar 2019	SOUTH AFRICA	60,000,000	7,764,676
SPECTRUM BRANDS INC	9.5% 15 Jun 2018	SOUTH AFRICA	2,448,648	288,606
BONOS Y OBLIG DEL ESTADO	4.4% 31 Jan 2015	SPAIN	3,500,000	4,749,603
COMUNIDAD DE MADRID	4.2% 24 Sep 2014	SPAIN	1,200,000	1,528,010
THAILAND GOVERNMENT BOND	3.125% 11 Dec 2015	THAILAND	376,027	12,292
TNK BP FINANCE SA	6.25% 02 Feb 2015	THAILAND	100,000,000	3,283,397
PETRO CO TRIN/TOBAGO LTD	9.75% 14 Aug 2019	TRINIDAD AND TOBAGO	158,333	173,771
PETRO CO TRIN/TOBAGO LTD	9.75% 14 Aug 2019	TRINIDAD AND TOBAGO	100,000	132,900
PETROBRAS INTL FIN CO	7.875% 15 Mar 2019	TRINIDAD AND TOBAGO	100,000	132,900
REPUBLIC OF TURKEY	6.75% 30 May 2040	TURKEY	100,000	124,350
REPUBLIC OF TURKEY	7% 05 Jun 2020	TURKEY	1,400,000	1,662,500
REPUBLIC OF TURKEY	5.625% 30 Mar 2021	TURKEY	200,000	271,000
REPUBLIC OF VENEZUELA	7.75% 13 Oct 2019	TURKEY	500,000	637,500
TW TELECOM HOLDINGS INC	8% 01 Mar 2018	TURKEY	200,000	198,500
ECOPETROL SA	7.625% 23 Jul 2019	UNITED ARAB EMIRATES	200,000	234,250
DISH DBS CORP	6.625% 01 Oct 2014	UNITED KINGDOM	714,285	1,251,054
INEOS GROUP HOLDINGS SA	8.5% 15 Feb 2016	UNITED KINGDOM	200,000	212,500
INTELSAT JACKSON HLDG	7.25% 15 Oct 2020	UNITED KINGDOM	900,000	895,500
LBG CAPITAL NO.2 PLC	9.334% 07 Feb 2020	UNITED KINGDOM	700,000	1,322,751
LEHMAN BROTHERS HOLDINGS	1% 25 May 2010	UNITED KINGDOM	300,000	533,977
PROVIDENT FDG/PFG FIN	10.25% 15 Apr 2017	UNITED KINGDOM	3,840	6,242
RSHB(OJSC RUSS AGRIC BK)	7.175% 16 May 2013	UNITED KINGDOM	1,000,000	1,010,000
SPRINGLEAF FINL FDG CO	1% 10 May 2017	UNITED KINGDOM	200,000	299,092
SWPC054T9 CDS USD R F 5.00000	5% 20 Jun 2019	UNITED KINGDOM	(1,250,000)	(1,250,000)
SWPC110T1 CDS USD P V 03MEVENT	1% 20 Jun 2022	UNITED KINGDOM	1,250,000	1,251,676
SWPC118R7 CDS USD R F 1.00000	1% 20 Mar 2013	UNITED KINGDOM	(1,100,000)	(1,100,000)
SWPC136T1 CDS USD P V 03MEVENT	1% 20 Jun 2022	UNITED KINGDOM	1,100,000	1,101,735
SWPC136T1 CDS USD R F 1.00000	1% 20 Jun 2022	UNITED KINGDOM	(100,000)	(100,000)
SWPC179L6 CDS USD P V 03MEVENT	1% 20 Mar 2016	UNITED KINGDOM	100,000	93,430
SWPC241P1 CDS USD R F 1.00000	1% 20 Dec 2016	UNITED KINGDOM	(400,000)	(400,000)
SWPC244T0 CDS USD P V 06MEVENT	1% 20 Oct 2016	UNITED KINGDOM	400,000	404,256
SWPC294D4 CDS USD R F 5.00000	5% 20 Sep 2014	UNITED KINGDOM	(100,000)	(100,000)
SWPC299D9 CDS USD P V 03MEVENT	1% 20 Sep 2014	UNITED KINGDOM	100,000	106,712
SWPC553H1 CDS USD R F .25000	0.25% 20 Sep 2015	UNITED KINGDOM	(500,000)	(500,000)
SWPC639M8 CDS USD P V 03MEVENT	1% 20 Jun 2016	UNITED KINGDOM	500,000	498,030
SWPC670S5 CDS EUR R F 5.00000	5% 20 Jun 2015	UNITED KINGDOM	(200,000)	(263,680)
SWPC828U1 CDS USD P V 03MGBLO	1% 20 Dec 2017	UNITED KINGDOM	200,000	272,251
SWPC886M8 CDS USD R F 1.00000	1% 20 Sep 2016	UNITED KINGDOM	(1,200,000)	(1,200,000)
SWPC963M4 CDS JPY P V 03MEVENT	1% 20 Sep 2013	UNITED KINGDOM	1,200,000	1,225,312
SWPCN6629 CDS EUR R F 5.00000	5% 20 Dec 2013	UNITED KINGDOM	(500,000)	(659,200)
SWPCN6637 CDS EUR P V 03MEVENT	1% 20 Dec 2013	UNITED KINGDOM	500,000	688,703
SWU0694T5 IRS AUD R F 5.00000	5% 15 Jun 2022	UNITED KINGDOM	(2,000,000)	(2,076,399)
TELENET FINANCE V	6.75% 15 Aug 2024	UNITED KINGDOM	2,000,000	2,281,913
317523LK2 CDX.O P 1.30 IG19 5Y	MAR13 1.3 PUT	UNITED STATES	(1,000,000)	(1,487)
317U871C2 IRO USD 5Y P 1.4000	MAR13 1.4 PUT	UNITED STATES	(1,900,000)	(593)
317U872C1 IRO USD 5Y C 1.4000	MAR13 1.4 CALL	UNITED STATES	(1,900,000)	(47,359)
317U877C6 IRO USD 5Y C 1.7000	MAR13 1.7 CALL	UNITED STATES	(4,800,000)	(189,610)
317U878C5 IRO USD 5Y P 1.7000	MAR13 1.7 PUT	UNITED STATES	(4,800,000)	(274)
317U881C0 IRO USD 5Y P 1.7 CBK	MAR13 1.7 PUT	UNITED STATES	(1,000,000)	(57)
317U882C9 IRO USD 5Y C 1.7 CBK	MAR13 1.7 CALL	UNITED STATES	(1,000,000)	(39,502)
ADVANCED MICRO DEVICES	7.5% 15 Aug 2022	UNITED STATES	100,000	82,250
AES CORPORATION	8% 15 Oct 2017	UNITED STATES	800,000	852,000
AES CORPORATION	7.75% 01 Mar 2014	UNITED STATES	350,000	404,250
ALLY FINANCIAL INC	8.3% 12 Feb 2015	UNITED STATES	1,100,000	1,119,657

ALLY FINANCIAL INC	6.75% 01 Dec 2014	UNITED STATES	500,000	556,875
ALLY FINANCIAL INC	1% 20 Jun 2014	UNITED STATES	3,100,000	3,171,207
ALLY FINANCIAL INC	3.51% 11 Feb 2014	UNITED STATES	40,000	43,189
AMER AIRLN PT TRS 11 1	7% 31 Jul 2019	UNITED STATES	89,475	92,606
AMERICAN AIRLINES INC	7.5% 15 Mar 2016	UNITED STATES	500,000	538,750
AMERICAN INTL GROUP	8.175% 15 May 2068	UNITED STATES	1,100,000	1,432,750
AMERICAN STORES COMPANY	7.1% 20 Mar 2028	UNITED STATES	100,000	81,750
AMERICAN TOWER CORP	4.7% 15 Mar 2022	UNITED STATES	400,000	442,566
ARAMARK CORP	1% 01 Feb 2015	UNITED STATES	390,000	391,954
ARAMARK CORP	8.5% 01 Feb 2015	UNITED STATES	550,000	547,938
BERRY PETROLEUM CO	10.25% 01 Jun 2014	UNITED STATES	975,000	1,079,813
BERRY PLASTICS CORP	8.25% 15 Nov 2015	UNITED STATES	600,000	691,500
BERRY PLASTICS CORP	9.75% 15 Jan 2021	UNITED STATES	800,000	801,200
BERRY PLASTICS CORP	1% 15 Feb 2015	UNITED STATES	1,000,000	1,045,000
BIOMET INC	10% 15 Oct 2017	UNITED STATES	500,000	498,750
BUMBLE BEE HOLDINGS INC	9% 15 Dec 2017	UNITED STATES	740,000	795,500
CAESARS ENTERTAINMENT OP	10% 15 Dec 2018	UNITED STATES	1,900,000	1,258,750
CEDC FIN CORP INTL INC	9.125% 01 Dec 2016	UNITED STATES	100,000	60,000
CHRYSLER GROUP LLC	1% 24 May 2017	UNITED STATES	1,477,500	1,506,636
CIT GROUP INC	4.25% 15 Aug 2017	UNITED STATES	1,700,000	1,750,561
CLEAR CHANNEL WORLDWIDE	6.5% 15 Nov 2022	UNITED STATES	500,000	518,750
CMS ENERGY CORP	5.05% 15 Feb 2018	UNITED STATES	200,000	225,207
CMS ENERGY CORP	4.25% 30 Sep 2015	UNITED STATES	500,000	530,530
CONCHO RESOURCES INC	7% 15 Jan 2021	UNITED STATES	100,000	111,500
CONSOL ENERGY INC	8% 01 Apr 2017	UNITED STATES	1,575,000	1,704,938
CORP FINANCI DE DESARROL	4.75% 08 Feb 2022	UNITED STATES	200,000	210,000
CS FIRST BOSTON COMMERCIAL MOR	2.3728% 25 Jun 2033	UNITED STATES	200,000	211,250
CSC HOLDINGS LLC	8.625% 15 Feb 2019	UNITED STATES	35,031	34,446
CSC HOLDINGS LLC	7.875% 15 Feb 2018	UNITED STATES	590,000	682,925
CSN ISLANDS IX CORP	10% 15 Jan 2015	UNITED STATES	800,000	956,000
DESARROLLADORA HOMEX SA	9.5% 11 Dec 2019	UNITED STATES	886,432	893,745
DISH DBS CORP	7.125% 01 Feb 2016	UNITED STATES	1,300,000	1,456,000
DOLE FOOD CO INC	1% 08 Jul 2018	UNITED STATES	200,000	215,000
DP WORLD LTD	6.85% 02 Jul 2037	UNITED STATES	856,368	857,036
EL PASO LLC	8.25% 15 Feb 2016	UNITED STATES	40,000	21,100
EL PASO LLC	12% 12 Dec 2013	UNITED STATES	500,000	558,297
EL PASO LLC	7% 15 Jun 2017	UNITED STATES	584,000	667,125
ENERGY FUTURE/EFIH FINAN	11.25% 01 Dec 2020	UNITED STATES	600,000	653,782
EP ENER/EVEREST ACQ FIN	7.75% 01 Sep 2022	UNITED STATES	1,000,000	1,127,500
EURO CURRENCY	FOREIGN CURRENCY	UNITED STATES	200,000	212,000
EXPORT IMPORT BK KOREA	5.125% 29 Jun 2020	UNITED STATES	100,000	84,750
FMG RESOURCES AUG 2006	7% 01 Nov 2015	UNITED STATES	83,295	83,179
FORD MOTOR CREDIT CO LLC	8.7% 01 Oct 2014	UNITED STATES	1,900,000	2,332,250
FORD MOTOR CREDIT CO LLC	5.625% 15 Sep 2015	UNITED STATES	900,000	985,531
FORTESCUE METALS GROUP LTD	1% 18 Oct 2017	UNITED STATES	600,000	671,989
GAZPROM (GAZ CAPITAL SA)	8.625% 28 Apr 2034	UNITED STATES	400,000	434,000
GOLD FIELDS OROGEN HOLD	4.875% 07 Oct 2020	UNITED STATES	600,000	697,500
HARVEST OPERATIONS CORP	6.875% 01 Oct 2017	UNITED STATES	100,000	110,125
HCA INC	7.875% 15 Feb 2020	UNITED STATES	260,000	274,625
HCA INC	9% 15 Dec 2014	UNITED STATES	1,700,000	1,912,500
HCA INC	6.5% 15 Feb 2020	UNITED STATES	400,000	445,000
HCA INC	9.875% 15 Feb 2017	UNITED STATES	800,000	892,000
HD SUPPLY INC	8.125% 15 Apr 2019	UNITED STATES	660,000	735,900
HERTZ CORP	1% 11 Mar 2018	UNITED STATES	200,000	228,000
HEXION US FIN/NOVA SCOTI	8.875% 01 Feb 2018	UNITED STATES	982,500	983,191
HIPOTECARIA SU CASITA SA	7.5% 29 Jun 2018	UNITED STATES	1,100,000	1,130,250
HUNGARIAN FORINT	FOREIGN CURRENCY	UNITED STATES	200,000	211,602
LEHMAN BROTHERS HOLDINGS	1% 10 Nov 2009	UNITED STATES	800,000	185,000
LIBERTY INTERACTIVE LLC	5.7% 15 May 2013	UNITED STATES	400,000	91,500
LINN ENERGY LLC/FIN CORP	7.75% 01 Feb 2021	UNITED STATES	40,000	40,550
LSI OPEN POSITION NET ASSET	64.01% 31 Dec 2060	UNITED STATES	1,000,000	1,065,000
MAJAPAHIT HOLDING BV	7.75% 20 Jan 2020	UNITED STATES	171,451	42,863
METROPS WIRELESS INC	1% 17 Mar 2018	UNITED STATES	575,000	605,188
MEX BONOS DESARR FIX RT	6.5% 09 Jun 2022	UNITED STATES	982,485	983,409
MMG FIDUC(AES EL SALV)	6.75% 01 Feb 2016	UNITED STATES	1,000,000	1,105,000
MORGAN STANLEY + CO INC	CASH COLL (CCP)	UNITED STATES	40,000	33,200
MYLAN INC	7.875% 15 Jul 2020	UNITED STATES	8,000	8,000
NEW ALBERTSONS INC	6.57% 23 Feb 2028	UNITED STATES	600,000	709,057
NEWFIELD EXPLORATION CO	6.875% 01 Feb 2020	UNITED STATES	600,000	319,500
NEWFIELD EXPLORATION CO	7.125% 15 May 2018	UNITED STATES	300,000	321,000
NGPL PIPECO LLC	9.625% 01 Jun 2019	UNITED STATES	200,000	211,000
NOBLE GROUP LTD	4.875% 05 Aug 2015	UNITED STATES	600,000	690,000
NOTA DO TESOURO NACIONAL	10% 01 Jan 2013	UNITED STATES	1,436,349	1,350,168
OXEA FINANCE/CY SCA	9.5% 15 Jul 2017	UNITED STATES	200,000	221,500
PERU ENHANCED PASS THRU	0% 31 May 2018	UNITED STATES	300,000	321,750
PITTSBURGH GLASS WORKS L	8.5% 15 Apr 2016	UNITED STATES	1,700,000	1,810,500
POLAND GOVERNMENT BOND	5.25% 25 Oct 2020	UNITED STATES	100,000	92,000
POUND STERLING	FOREIGN CURRENCY	UNITED STATES	1,500,000	1,608,750
PRUDENTIAL COVERED TRUST	2.997% 30 Sep 2015	UNITED STATES	300,000	330,750
QTEL INTERNATIONAL FIN	4.75% 16 Feb 2021	UNITED STATES	475,000	492,581
QUIKSILVER INC	6.875% 15 Apr 2015	UNITED STATES	400,000	395,000
RADIATION THERAPY SERVIC	9.875% 15 Apr 2017	UNITED STATES	40,000	39,300
RAIN CII CARBON LLC/CII	8% 01 Dec 2018	UNITED STATES	700,000	493,500
RBS GLOBAL + REXNORD COR	8.5% 01 May 2018	UNITED STATES	100,000	101,750
RED OAK POWER LLC	9.2% 30 Nov 2029	UNITED STATES	800,000	867,000
REGIONS FINANCIAL CORP	7.75% 10 Nov 2014	UNITED STATES	800,000	884,000
REPO BANK AMERICA	0%	UNITED STATES	1,000,000	1,108,800
REPUBLIC OF COLOMBIA	9.85% 28 Jun 2027	UNITED STATES	10,800,000	10,800,000
REYNOLDS GRP ISS/REYNOLD	8.5% 15 May 2018	UNITED STATES	1,300,000	1,332,500
ROCKIES EXPRESS PIPELINE	5.625% 15 Apr 2020	UNITED STATES	200,000	215,000
ROYAL BK SCOTLND GRP PLC	1% 31 Dec 2049	UNITED STATES	100,000	98,250
RZD CAPITAL PLC (RZD)	5.739% 03 Apr 2017	UNITED STATES	40,000	40,000
SANDRIDGE ENERGY INC	9.875% 15 May 2016	UNITED STATES	300,000	328,500
SANDRIDGE ENERGY INC	8.75% 15 Jan 2020	UNITED STATES	300,000	323,250
SBERBANK (SB CAP SA)	5.717% 16 Jun 2021	UNITED STATES	800,000	848,000
SEALY MATTRESS CO	8.25% 15 Jun 2014	UNITED STATES	200,000	222,500
SINOCHEM OVERSEAS CAPITA	4.5% 12 Nov 2020	UNITED STATES	40,000	40,100
SOUTH AFRICAN RAND	FOREIGN CURRENCY	UNITED STATES	162,174	164,360
SPIRIT ISSUER PLC	6.582% 28 Dec 2027	UNITED STATES	500,000	567,500
SPRINT CAPITAL CORP	6.9% 01 May 2019	UNITED STATES	1,000,000	993,390
SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	UNITED STATES	2,000,000	2,180,000
STATE OF QATAR	5.25% 20 Jan 2020	UNITED STATES	213,122	213,122
STEEL DYNAMICS INC	6.75% 01 Apr 2015	UNITED STATES	400,000	442,000

STRUCTURED ASSET SECURITIES CO	2.4791% 25 Jun 2033	UNITED STATES	100,000	101,250
SU CASITA	COMMON STOCK	UNITED STATES	63,543	62,822
SWAP BARCLAYS BOC	SWAP CASH COLLATERAL USD	UNITED STATES	10,518	0
SWAP HSBC BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(280,000)	(280,000)
SWAP JPM CHASE BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(90,000)	(90,000)
SWAP MORGAN STANLEY BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(930,000)	(930,000)
SWAP UBS BOC	SWAP CASH COLLATERAL USD	UNITED STATES	(150,000)	(150,000)
SWPC054T9 CDS USD P V 03MEVENT	1% 20 Jun 2019	UNITED STATES	(560,000)	(560,000)
SWPC110T1 CDS USD R F 1.00000	1% 20 Jun 2022	UNITED STATES	(1,500,000)	(1,500,000)
SWPC118R7 CDS USD P V 03MEVENT	1% 20 Mar 2013	UNITED STATES	1,500,000	1,401,446
SWPC179L6 CDS USD R F 1.00000	1% 20 Mar 2016	UNITED STATES	(200,000)	(200,000)
SWPC192D7 CDS USD P V 03MEVENT	1% 20 Sep 2014	UNITED STATES	200,000	201,995
SWPC192D7 CDS USD R F 5.00000	5% 20 Sep 2014	UNITED STATES	(300,000)	(300,000)
SWPC241P1 CDS USD P V 03MEVENT	1% 20 Dec 2016	UNITED STATES	300,000	318,472
SWPC244T0 CDS USD R F 1.96000	1.96% 20 Oct 2016	UNITED STATES	(500,000)	(500,000)
SWPC246T8 CDS USD P V 03MEVENT	1% 20 Sep 2017	UNITED STATES	500,000	523,637
SWPC246T8 CDS USD R F 2.44000	2.44% 20 Sep 2017	UNITED STATES	(300,000)	(300,000)
SWPC249T5 CDS USD P V 03MEVENT	1% 20 Mar 2016	UNITED STATES	300,000	320,961
SWPC249T5 CDS USD R F 1.00000	1% 20 Mar 2016	UNITED STATES	(200,000)	(200,000)
SWPC253D3 CDS USD P V 03MEVENT	1% 20 Sep 2014	UNITED STATES	200,000	201,995
SWPC253D3 CDS USD R F 5.00000	5% 20 Sep 2014	UNITED STATES	(300,000)	(300,000)
SWPC260D4 CDS USD P V 03MEVENT	1% 20 Sep 2014	UNITED STATES	300,000	318,472
SWPC260D4 CDS USD R F 5.00000	5% 20 Sep 2014	UNITED STATES	(100,000)	(100,000)
SWPC27372 CDS USD P V 00MEVENT	1% 20 Jun 2018	UNITED STATES	100,000	106,157
SWPC27372 CDS USD R F 2.93000	2.93% 20 Jun 2018	UNITED STATES	(1,200,000)	(1,200,000)
SWPC294D4 CDS USD P V 03MEVENT	1% 20 Sep 2014	UNITED STATES	1,200,000	1,314,961
SWPC299D9 CDS USD R F 5.00000	5% 20 Sep 2014	UNITED STATES	(100,000)	(100,000)
SWPC485N1 CDS USD P V 03MEVENT	1% 20 Sep 2016	UNITED STATES	100,000	106,157
SWPC639M8 CDS USD R F 5.00000	5% 20 Jun 2016	UNITED STATES	(1,100,000)	(1,100,000)
SWPC649S3 CDS EUR P V 00MEVENT	1% 20 Jun 2014	UNITED STATES	1,100,000	1,199,760
SWPC828U1 CDS USD R F 5.00000	5% 20 Dec 2017	UNITED STATES	(2,300,000)	(2,300,000)
SWPC886M8 CDS USD P V 03MEVENT	1% 20 Sep 2016	UNITED STATES	2,300,000	2,307,022
SWPC963M4 CDS JPY R F 1.00000	1% 20 Sep 2013	UNITED STATES	(1,000,000)	(11,565)
SWPCN6629 CDS EUR P V 03MEVENT	1% 20 Dec 2013	UNITED STATES	1,000,000	11,429
SWPCN6637 CDS EUR R F 5.00000	5% 20 Dec 2013	UNITED STATES	(1,200,000)	(1,582,080)
SWU001RO4 IRS MXN P V 01MTIIE	4.3512% 02 Sep 2022	UNITED STATES	1,200,000	1,652,888
SWU001RO4 IRS MXN R F 5.50000	5.5% 02 Sep 2022	UNITED STATES	(11,000,000)	(847,066)
SWU023FB9 IRS BRL P V 00MCETIP	1% 02 Jan 2017	UNITED STATES	11,000,000	828,542
SWU023FB9 IRS BRL R F 8.42000	8.42% 02 Jan 2017	UNITED STATES	(6,000,000)	(2,930,403)
SWU0694T5 IRS AUD P V 06MBBSW	1% 15 Jun 2022	UNITED STATES	6,000,000	2,942,564
THAILAND BAHT	FOREIGN CURRENCY	UNITED STATES	300,000	341,250
TRANSDIGM INC	7.75% 15 Dec 2018	UNITED STATES	325,000	364,000
TREASURY BILL	0.000001% 22 Aug 2013	UNITED STATES	1,000,000	1,106,250
TREASURY BILL	0% 09 May 2013	UNITED STATES	52,000	51,974
TREASURY BILL	0% 14 Nov 2013	UNITED STATES	200,000	199,790
TURKIYE GARANTI BANKASI	1% 20 Apr 2016	UNITED STATES	300,000	299,525
TXU US HLDGS CO	1% 10 Oct 2017	UNITED STATES	1,500,000	1,642,500
UNITED AIRLINES INC	6.75% 15 Sep 2015	UNITED STATES	1,408,357	935,557
UPCB FINANCE VI LTD	6.875% 15 Jan 2022	UNITED STATES	1,300,000	1,465,750
US DOLLAR		UNITED STATES	326,397	326,397
US TREASURY N/B	2.375% 31 Aug 2014	UNITED STATES	142,000	147,026
USG CORP	9.75% 15 Jan 2018	UNITED STATES	200,000	226,500
VALEANT PHARMACEUTICALS	7% 01 Oct 2020	UNITED STATES	100,000	108,750
VANGUARD HLT HDG LLC/INC	8% 01 Feb 2018	UNITED STATES	1,000,000	1,035,000
WINDSTREAM CORP	7.875% 01 Nov 2017	UNITED STATES	200,000	225,000
REYNOLDS GRP ISS/REYNOLD	7.125% 15 Apr 2019	URUGUAY	100,000	154,400
PETROLEOS DE VENEZUELA S	4.9% 28 Oct 2014	VENEZUELA, BOLIVARIAN REP OF	100,000	70,000
PETROLEOS DE VENEZUELA S	8.5% 02 Nov 2017	VENEZUELA, BOLIVARIAN REP OF	1,100,000	1,086,250
PETROLEOS DE VENEZUELA S	5% 28 Oct 2015	VENEZUELA, BOLIVARIAN REP OF	100,000	95,600
PETROLEOS MEXICANOS	8% 03 May 2019	VENEZUELA, BOLIVARIAN REP OF	800,000	734,000
REPUBLICA ORIENT URUGUAY	7.625% 21 Mar 2036	VENEZUELA, BOLIVARIAN REP OF	100,000	94,250
CNOOC FINANCE 2012 LTD	3.875% 02 May 2022	VIRGIN ISLANDS, BRITISH	600,000	637,607
GRIFOLS INC	8.25% 01 Feb 2018	VIRGIN ISLANDS, BRITISH	500,000	491,381
SLM STUDENT LOAN TRUST	1.62075% 15 Aug 2025	VIRGIN ISLANDS, BRITISH	100,000	107,555
CURRENCY CONTRACT	BUYCOP/SELLUSD			31,953
CURRENCY CONTRACT	BUYGBP/SELLUSD			15
CURRENCY CONTRACT	BUYIDR/SELLUSD			150
CURRENCY CONTRACT	BUYIDR/SELLUSD			966
CURRENCY CONTRACT	BUYIDR/SELLUSD			682
CURRENCY CONTRACT	BUYIDR/SELLUSD			69,266
CURRENCY CONTRACT	BUYIDR/SELLUSD			336
CURRENCY CONTRACT	BUYIDR/SELLUSD			(7)
CURRENCY CONTRACT	BUYKRW/SELLUSD			24,723
CURRENCY CONTRACT	BUYMXN/SELLUSD			(409)
CURRENCY CONTRACT	BUYMYR/SELLUSD			59,689
CURRENCY CONTRACT	BUYPHP/SELLUSD			10,695
CURRENCY CONTRACT	BUYPLN/SELLUSD			7,085
CURRENCY CONTRACT	BUYPLN/SELLUSD			263,930
CURRENCY CONTRACT	BUYRUB/SELLUSD			547,128
CURRENCY CONTRACT	BUYSGD/SELLUSD			384
CURRENCY CONTRACT	BUYSGD/SELLUSD			203
CURRENCY CONTRACT	BUYSGD/SELLUSD			50
CURRENCY CONTRACT	BUYTHB/SELLUSD			363
CURRENCY CONTRACT	BUYTHB/SELLUSD			24
CURRENCY CONTRACT	BUYTHB/SELLUSD			(11)
CURRENCY CONTRACT	BUYTRY/SELLUSD			27,226
CURRENCY CONTRACT	BUYUSD/SELLBRL			(35,984)
CURRENCY CONTRACT	BUYUSD/SELLEUR			(102,171)
CURRENCY CONTRACT	BUYUSD/SELLGBP			(38,501)
CURRENCY CONTRACT	BUYUSD/SELLIDR			(3,615)
CURRENCY CONTRACT	BUYUSD/SELLIDR			(1,303)
CURRENCY CONTRACT	BUYUSD/SELLIDR			(4,692)
CURRENCY CONTRACT	BUYUSD/SELLMXN			4,424
CURRENCY CONTRACT	BUYUSD/SELLZAR			(14,191)
CURRENCY CONTRACT	BUYUSD/SELLZAR			(20,187)
CURRENCY CONTRACT	BUYUSD/SELLZAR			(12,714)
CURRENCY CONTRACT	BUYZAR/SELLUSD			22,906

	Total : EXHIBIT G - High Yield and Emerging Markets Bond Fund			$245,775,409

n / a - Cost is not applicable

EXHIBIT H - International Real Estate Index Fund

(Managed by BlackRock Institutional Trust Company)

IBM 401(k) PLUS PLAN AT DECEMBER 31, 2012

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,				(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value			(d) Cost	value
					(n/a)
				Shares/
				Par Value

	ASX SPI 200 INDEX FUTURES	MAR13 XSFE	AUSTRALIA	150		$2,180
	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	AUSTRALIA	118,832		123,372
	AZ. BGP HOLDINGS	COMMON STOCK	AUSTRALIA	6,007,914		111
	BWP TRUST	REIT NPV	AUSTRALIA	343,970		776,191
	CENTRO RETAIL AUSTRALIA	REIT	AUSTRALIA	934,745		2,212,567
	CFS RETAIL PROPERTY TRUST GR	REIT NPV	AUSTRALIA	1,385,227		2,774,908
	CHARTER HALL RETAIL REIT	REIT NPV	AUSTRALIA	214,119		839,441
	COMMONWEALTH PROPERTY OFFICE	REIT NPV	AUSTRALIA	1,559,278		1,666,664
	DEXUS PROPERTY GROUP	REIT NPV	AUSTRALIA	3,168,895		3,359,192
	GPT GROUP	REIT NPV	AUSTRALIA	1,157,001		4,469,752
	INVESTA OFFICE FUND	REIT NPV	AUSTRALIA	402,117		1,253,215
	WESTFIELD GROUP	REIT NPV	AUSTRALIA	1,511,272		16,671,931
	WESTFIELD RETAIL TRUST	REIT	AUSTRALIA	2,000,058		6,293,250
	CA IMMOBILIEN ANLAGEN AG	COMMON STOCK	AUSTRIA	57,534		797,508
	BEFIMMO S.C.A.	REIT NPV	BELGIUM	12,226		787,897
	COFINIMMO	REIT NPV	BELGIUM	10,126		1,197,611
	INTERVEST OFFICES+WAREHOUSES	REIT	BELGIUM	4,827		128,767
	LEASINVEST REAL ESTATE SCA	REIT NPV	BELGIUM	1,071		94,415
	WAREHOUSES DE PAUW SCA	REIT NPV	BELGIUM	6,974		436,793
	WERELDHAVE BELGIUM	REIT NPV	BELGIUM	1,674		179,618
	HONGKONG LAND HOLDINGS LTD	COMMON STOCK USD.1	BERMUDA	1,153,000		8,108,833
	ALLIED PROPERTIES REAL ESTAT	REIT NPV	CANADA	39,301		1,302,534
	ARTIS REAL ESTATE INVESTMENT	REIT NPV	CANADA	71,873		1,128,948
	BOARDWALK REAL ESTATE INVEST	REIT NPV	CANADA	31,331		2,030,521
	BROOKFIELD OFFICE PROPERTIES	COMMON STOCK NPV	CANADA	245,857		4,187,742
	CALLOWAY REAL ESTATE INVESTM	REIT NPV	CANADA	69,980		2,034,670
	CAN APARTMENT PROP REAL ESTA	REIT NPV	CANADA	66,275		1,657,374
	CAN REAL ESTATE INVEST TRUST	REIT NPV	CANADA	44,334		1,930,624
	CANADIAN DOLLAR	FOREIGN CURRENCY	CANADA	84,409		84,773
	CHARTWELL SENIORS HOUSING RE	REIT NPV	CANADA	111,452		1,216,715
	COMINAR REAL ESTATE INV TR U	REIT NPV	CANADA	80,814		1,831,849
	CROMBIE REAL ESTATE INVESTME	REIT	CANADA	32,989		489,020
	DUNDEE INTERNATIONAL REAL ES	REIT	CANADA	44,644		490,066
	DUNDEE REAL ESTATE INVESTM A	REIT NPV	CANADA	63,110		2,372,409
	EXTENDICARE INC	COMMON STOCK NPV	CANADA	55,868		429,236
	FIRST CAPITAL REALTY INC	COMMON STOCK NPV	CANADA	53,014		1,002,032
	GRANITE REAL ESTATE INC	REIT NPV	CANADA	30,714		1,164,769
	H+R REAL ESTATE INV REIT UTS	REIT NPV	CANADA	126,803		3,069,150
	INNVEST REAL ESTATE INVESTME	REIT	CANADA	62,310		258,452
	KILLAM PROPERTIES INC	COMMON STOCK	CANADA	32,629		406,035
	KILLAM PROPERTIES INC	COMMON STOCK	CANADA	2,224		27,898
	MORGUARD REAL ESTATE TR UTS	REIT NPV	CANADA	29,772		546,582
	NORTHERN PROPERTY REAL ESTAT	REIT	CANADA	20,921		649,251
	NORTHWEST HEALTHCARE PROPERT	REIT	CANADA	23,407		293,381
	PRIMARIS RETAIL REAL ESTATE	REIT NPV	CANADA	64,048		1,730,332
	RIOCAN REAL ESTATE INVST TR	REIT NPV	CANADA	193,869		5,366,104
	CITYCON OYJ	COMMON STOCK NPV	FINLAND	160,525		544,980
	SPONDA OYJ	COMMON STOCK NPV	FINLAND	185,375		883,349
	TECHNOPOLIS OYJ	COMMON STOCK NPV	FINLAND	49,449		246,318
	AFFINE	REIT NPV	FRANCE	3,081		51,186
	ANF IMMOBILIER	REIT EUR1.	FRANCE	7,468		238,269
	FONCIERE DES REGIONS	REIT EUR3.	FRANCE	18,952		1,586,485
	GECINA SA	REIT EUR7.5	FRANCE	11,887		1,325,153
	ICADE	REIT NPV	FRANCE	13,572		1,216,110
	KLEPIERRE	REIT EUR1.4	FRANCE	63,781		2,567,732
	MERCIALYS	REIT EUR1.	FRANCE	30,114		683,704
	SILIC	REIT EUR4.	FRANCE	8,516		934,236
	STE DE LA TOUR EIFFEL	REIT EUR5.	FRANCE	3,974		233,769
	UNIBAIL RODAMCO SE	REIT EUR5.	FRANCE	60,403		14,769,675
	ALSTRIA OFFICE REIT AG	REIT	GERMANY	51,652		631,632
	COLONIA REAL ESTATE AG	REIT NPV	GERMANY	8,719		53,400
	DEUTSCHE EUROSHOP AG	COMMON STOCK NPV	GERMANY	35,226		1,469,268
	DEUTSCHE WOHNEN AG BR	COMMON STOCK NPV	GERMANY	95,703		1,765,273
	DIC ASSET AG	COMMON STOCK NPV	GERMANY	22,884		220,264
	GSW IMMOBILIEN AG	COMMON STOCK	GERMANY	33,088		1,396,923
	HAMBORNER REIT AG	REIT NPV	GERMANY	30,275		299,220
	PRIME OFFICE REIT AG	REIT	GERMANY	26,509		113,005
	EUROBANK PROPERTIES REAL EST	REIT EUR2.13	GREECE	12,580		81,211
	F+C COMMERCIAL PROPERTY TRUST	F+C COMMERCIAL PROPERTY TRUS	GUERNSEY	360,027		616,300

F+C UK REAL ESTATE INVESTMENT	F+C UK REAL ESTATE INVESTMEN	GUERNSEY	73,733	72,262
PICTON PROPERTY INCOME LTD	PICTON PROPERTY INCOME LTD	GUERNSEY	227,744	133,656
SCHRODER REAL ESTATE INVESTM	COMMON STOCK NPV	GUERNSEY	240,902	151,500
STANDARD LIFE INVESTMENT PROPE	STANDARD LIFE INV PROP INC	GUERNSEY	91,173	84,713
UK COMMERCIAL PROPERTY TRUST L	UK COMMERCIAL PROPERTY TRUST	GUERNSEY	319,833	342,524
CHAMPION REIT	REIT NPV	HONG KONG	1,857,000	892,822
HANG LUNG PROPERTIES LTD	COMMON STOCK HKD1.	HONG KONG	1,462,000	5,861,897
HONG KONG DOLLAR	FOREIGN CURRENCY	HONG KONG	129,203	16,670
HYSAN DEVELOPMENT CO	COMMON STOCK HKD5.	HONG KONG	521,000	2,522,971
LINK REIT	REIT NPV	HONG KONG	1,496,000	7,491,812
SWIRE PROPERTIES LTD	COMMON STOCK HKD1.	HONG KONG	766,200	2,576,659
EURO CURRENCY	FOREIGN CURRENCY	INTERNATIONAL	31,449	41,462
AZRIELI GROUP	COMMON STOCK ILS.1	ISRAEL	23,901	616,147
ISRAELI SHEKEL	FOREIGN CURRENCY	ISRAEL	2,035	546
BENI STABILI SPA	REIT EUR.1	ITALY	604,277	356,624
BENI STABILI SPA	REIT EUR.1	ITALY	28,718	16,329
IMMOBILIARE GRANDE DISTRIBUZ	REIT NPV	ITALY	82,912	89,784
ACTIVIA PROPERTIES INC	REIT	JAPAN	134	840,279
ADVANCE RESIDENCE INVESTMENT	REIT	JAPAN	540	1,106,833
AEON MALL CO LTD	COMMON STOCK	JAPAN	59,300	1,452,308
DAIWAHOUSE RESIDENTIAL INV	REIT	JAPAN	105	820,992
FRONTIER REAL ESTATE INVEST	REIT	JAPAN	149	1,301,342
INDUSTRIAL + INFRASTRUCTURE	REIT	JAPAN	92	687,544
JAPAN EXCELLENT INC	REIT	JAPAN	123	689,873
JAPAN PRIME REALTY INVESTMEN	REIT	JAPAN	540	1,561,043
JAPAN REAL ESTATE INVESTMENT	REIT	JAPAN	386	3,793,631
JAPAN RETAIL FUND INVESTMENT	REIT	JAPAN	1,359	2,497,686
JAPANESE YEN	FOREIGN CURRENCY	JAPAN	2,574,551	29,776
KENEDIX REALTY INVESTMENT CO	REIT	JAPAN	187	651,405
MORI HILLS REIT INVESTMENT C	REIT	JAPAN	151	808,729
MORI TRUST SOGO REIT INC	REIT	JAPAN	119	1,002,902
NIPPON ACCOMMODATIONS FUND	REIT	JAPAN	96	666,458
NIPPON BUILDING FUND INC	REIT	JAPAN	398	4,111,597
NOMURA REAL ESTATE OFFICE FU	REIT	JAPAN	198	1,138,314
ORIX JREIT INC	REIT	JAPAN	141	694,101
PREMIER INVESTMENT CORP	REIT	JAPAN	129	476,418
TOKYU REIT INC	REIT	JAPAN	83	451,715
TOP REIT INC	REIT	JAPAN	102	439,500
UNITED URBAN INVESTMENT CORP	REIT	JAPAN	1,377	1,580,816
GAGFAH SA	COMMON STOCK EUR1.25	LUXEMBOURG	51,151	597,833
CORIO NV	REIT EUR10.	NETHERLANDS	47,241	2,146,619
EUROCOMMERCIAL PROPERTIE CV	REIT EUR.5	NETHERLANDS	26,703	1,064,272
NIEUWE STEEN INVESTMENTS NV	REIT EUR.46	NETHERLANDS	43,905	352,889
NIEUWE STEEN INVESTMENTS NV WT	CALL EXP 01APR13	NETHERLANDS	13,165	0
VASTNED RETAIL NV	REIT EUR5.	NETHERLANDS	12,466	540,680
WERELDHAVE NV	REIT EUR10.	NETHERLANDS	14,197	914,037
KIWI INCOME PROPERTY TRUST	REIT NPV	NEW ZEALAND	647,438	615,577
NEW ZEALAND DOLLAR	FOREIGN CURRENCY	NEW ZEALAND	559	461
NORWEGIAN KRONE	FOREIGN CURRENCY	NORWAY	209,690	37,679
NORWEGIAN PROPERTY ASA	COMMON STOCK NOK.5	NORWAY	356,319	548,130
ASCENDAS REAL ESTATE INV TRT	REIT NPV	SINGAPORE	1,465,200	2,870,590
CAPITACOMMERCIAL TRUST	REIT NPV	SINGAPORE	1,385,000	1,914,610
CAPITAMALL TRUST	REIT NPV	SINGAPORE	1,694,800	2,969,797
CDL HOSPITALITY TRUSTS	REIT	SINGAPORE	475,000	734,165
GLOBAL LOGISTIC PROPERTIES L	COMMON STOCK NPV	SINGAPORE	1,505,000	3,460,679
MAPLETREE COMMERCIAL TRUST	REIT NPV	SINGAPORE	914,000	913,375
MAPLETREE INDUSTRIAL TRUST	REIT NPV	SINGAPORE	799,400	893,361
MAPLETREE LOGISTICS TRUST 20	REIT NPV	SINGAPORE	1,191,968	1,121,194
SINGAPORE DOLLAR	FOREIGN CURRENCY	SINGAPORE	17,632	14,434
SUNTEC REIT	REIT NPV	SINGAPORE	1,461,000	2,013,717
CASTELLUM AB	COMMON STOCK NPV	SWEDEN	107,357	1,525,754
FABEGE AB	COMMON STOCK NPV	SWEDEN	106,251	1,075,084
FASTIGHETS AB BALDER B SHRS	COMMON STOCK NPV	SWEDEN	74,261	426,647
HUFVUDSTADEN AB A SHS	COMMON STOCK NPV	SWEDEN	97,243	1,232,913
KLOVERN AB	COMMON STOCK SEK5.	SWEDEN	83,364	328,227
KUNGSLEDEN AB	COMMON STOCK NPV	SWEDEN	89,392	489,969
SWEDISH KRONA	FOREIGN CURRENCY	SWEDEN	37,817	5,813
WALLENSTAM AB B SHS	COMMON STOCK NPV	SWEDEN	76,005	933,266
WIHLBORGS FASTIGHETER AB	COMMON STOCK NPV	SWEDEN	50,331	790,531
MOBIMO HOLDING AG REG	COMMON STOCK CHF29.	SWITZERLAND	4,032	965,270
PSP SWISS PROPERTY AG REG	COMMON STOCK CHF.1	SWITZERLAND	30,303	2,873,671
SWISS FRANC	FOREIGN CURRENCY	SWITZERLAND	5,147	5,623
SWISS PRIME SITE REG	COMMON STOCK CHF15.3	SWITZERLAND	39,164	3,274,446
BIG YELLOW GROUP PLC	REIT GBP.1	UNITED KINGDOM	85,526	491,746
BRITISH LAND CO PLC	REIT GBP.25	UNITED KINGDOM	579,396	5,390,000
CAPITAL + COUNTIES PROPERTIE	COMMON STOCK GBP.25	UNITED KINGDOM	493,195	1,944,961
DAEJAN HOLDINGS PLC	COMMON STOCK GBP.25	UNITED KINGDOM	3,227	162,668
DERWENT LONDON PLC	REIT GBP.05	UNITED KINGDOM	66,561	2,289,913
GREAT PORTLAND ESTATES PLC	REIT GBP.125	UNITED KINGDOM	224,691	1,796,277
HAMMERSON PLC	REIT GBP.25	UNITED KINGDOM	463,365	3,735,811
HANSTEEN HOLDINGS PLC	REIT GBP.1	UNITED KINGDOM	418,348	560,335
INTU PROPERTIES PLC	REIT GBP.5	UNITED KINGDOM	426,548	2,401,516

LAND SECURITIES GROUP PLC	REIT GBP.1	UNITED KINGDOM	509,894	6,898,128
LONDONMETRIC PROPERTY PLC	REIT GBP.1	UNITED KINGDOM	357,421	632,394
MUCKLOW (A + J) GROUP PLC	REIT GBP.25	UNITED KINGDOM	40,038	232,627
POUND STERLING	FOREIGN CURRENCY	UNITED KINGDOM	20,956	34,064
PRIMARY HEALTH PROPERTIES	REIT GBP.5	UNITED KINGDOM	49,794	282,776
SAFESTORE HOLDINGS PLC	REIT GBP.01	UNITED KINGDOM	124,856	219,953
SEGRO PLC	REIT GBP.1	UNITED KINGDOM	485,691	1,992,802
SHAFTESBURY PLC	REIT GBP.25	UNITED KINGDOM	163,693	1,525,069
UNITE GROUP PLC	COMMON STOCK GBP.25	UNITED KINGDOM	104,568	470,400
WORKSPACE GROUP PLC	REIT GBP1.	UNITED KINGDOM	95,665	471,561
MSCI EAFE MINI INDEX FUTURES	MAR13 XNLI	UNITED STATES	850	10,905
SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	UNITED STATES	1,145,810	1,145,810
US DOLLAR		UNITED STATES	224,437	224,437

	Total : EXHIBIT H - International Real Estate Index Fund			$238,439,248

n / a - Cost is not applicable

EXHIBIT I - Investments - Collateral

(Held by Brokers)

IBM 401(k) PLUS PLAN AT DECEMBER 31, 2012

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

		(c) Description of investment including maturity date,
		rate of interest, collateral, par, or maturity value
	(b) Identity of issue, borrower,	Issuer Name		Maturity		(e) Fair
(a)	lessor, or similar party	Product	Coupon %	Date	(d) Cost	value
					(n / a)

	UNITED STATES DOLLAR	UNITED STATES				$11,819,502
	US TREASURY N/B	UNITED STATES	0.375	31-Jul-13		1,501,114
	US TREASURY N/B	UNITED STATES	3.125	15-Nov-41		488,818
	US TREASURY N/B	UNITED STATES	8.000	15-Nov-21		15,441
	TSY INFL IX N/B	UNITED STATES	0.125	15-Jul-22		510,209

	Total Collateral - Held by Brokers					$14,335,084

n / a - Cost is not applicable

EXHIBIT J - Interest Income Fund

(Managed by various investment companies)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2012

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	10YR RTP SWAPTION 3.9BRSCU2EW1	SEP13 3.9 PUT	15,400,000		$12,786
	10YR RTP SWAPTION BRSEAU622	MAR17 4.5 PUT	16,600,000		399,764
	10YR RTP SWAPTION BRSEAUAB7	MAR17 6 PUT	(33,200,000)		(344,209)
	10YR RTR SWAPTION BRSCU2FB6	SEP13 2.15 CALL	(15,400,000)		(459,050)
	10YR US TREASURY NOTE FTR OPTN	MAR13 131.5 PUT	213,000		93,188
	10YR US TREASURY NOTE FUTURES	MAR13 XCBT	(37,800,000)		182,627
	2YR US TREASURY NOTE FUTURES	MAR13 XCBT	97,000,000		30,225
	30YR RTP SWAPTION BRSCVGW09	SEP13 4.5 PUT	11,900,000		1,692
	30YR RTP SWAPTION BRSD5EW43	OCT13 4.50 PUT	11,900,000		2,888
	30YR RTP SWAPTION BRSDAJ5C8	NOV13 4.5 PUT	7,600,000		2,404
	30YR RTP SWAPTION BRSEQ9G96	MAY13 4.0 PUT	34,600,000		243
	30YR US TREASURY BOND FUTURE	MAR13 XCBT	(22,300,000)		428,163
	5YR RTP SWAPTION BRSDVRGD3	JAN14 1.965 PUT	(9,400,000)		(34,563)
	5YR RTP SWAPTION BRSEREF38	MAY14 2.40 PUT	(9,200,000)		(33,563)
	5YR RTP SWAPTION BRSEYU220	JUN14 2.25 PUT	(34,000,000)		(170,179)
	5YR RTP SWAPTION BRSF1ND84	JUN14 2.20 PUT	(9,800,000)		(54,562)
	5YR RTP SWAPTION BRSGWWZP6	DEC13 1.18 PUT	19,100,000		210,100
	5YR RTR SWAPTION BRSDVR933	JAN14 1.965 CALL	(9,400,000)		(362,632)
	5YR RTR SWAPTION BRSERE9J0	MAY14 1.40 CALL	(9,200,000)		(136,508)
	5YR RTR SWAPTION BRSEYU0P1	JUN14 1.25 CALL	(34,000,000)		(354,494)
	5YR RTR SWAPTION BRSF1ND19	JUN14 1.20 CALL	(9,800,000)		(90,000)
	5YR RTR SWAPTION BRSGWX2W5	DEC13 1.18 CALL	19,100,000		210,100
	5YR US TREASURY NOTE FUTURES	MAR13 XCBT	67,100,000		(10,063)
	ABBVIE INC COMPANY GUAR 144A	1.75% 06 Nov 2017	3,180,000		3,214,589
	ABBVIE INC SR UNSECURED 144A	2.9% 06 Nov 2022	1,415,000		1,441,008
	ABBVIE INC SR UNSECURED 144A	4.4% 06 Nov 2042	755,000		802,666
	AMER AIRLN PT TRS 11 2 PASS THRU CE	0% 15 Oct 2021	2,810,993		2,916,406
	AMERICAN INTL GROUP SR UNSECURED	3.8% 22 Mar 2017	2,345,000		2,538,073
	AMERICAN INTL GROUP SR UNSECURED	4.875% 01 Jun 2022	2,175,000		2,483,026
	AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 2 A2	0.76% 08 Oct 2015	4,992,092		5,000,354
	AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 2 B	1.78% 08 Mar 2017	2,500,000		2,538,918
	AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 2 C	2.64% 08 Feb 2016	3,100,000		3,185,173
	AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 3 C	2.42% 08 May 2018	4,385,000		4,548,688
	AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 5 A2	0.68% 08 Jan 2016	5,105,000		5,104,786
	AMGEN INC SR UNSECURED	3.625% 15 May 2022	1,490,000		1,601,223
	ANADARKO PETROLEUM CORP SR UNSECURED	7.625% 15 Mar 2014	4,475,000		4,810,186
	ANADARKO PETROLEUM CORP SR UNSECURED	5.75% 15 Jun 2014	600,000		638,395
	ANADARKO PETROLEUM CORP SR UNSECURED	5.95% 15 Sep 2016	2,324,000		2,675,228
	ANADARKO PETROLEUM CORP SR UNSECURED	6.375% 15 Sep 2017	1,967,000		2,349,572
	ANHEUSER BUSCH INBEV WOR COMPANY GUAR	2.5% 15 Jul 2022	2,180,000		2,193,647
	ANHEUSER BUSCH INBEV WOR COMPANY GUAR	3.75% 15 Jul 2042	1,510,000		1,516,981
	AUSTRALIAN DOLLAR		1,206,502		1,252,589
	BANC OF AMERICA COMMERCIAL MOR BACM 2007 2 AM	5.812573% 10 Apr 2049	2,612,600		2,972,878
	BANK OF AMERICA CORP SR UNSECURED	5.7% 24 Jan 2022	1,880,000		2,260,792
	BANK OF AMERICA CORP SR UNSECURED	5.65% 01 May 2018	2,595,000		3,019,135
	BANK OF AMERICA CORP SR UNSECURED	3.75% 12 Jul 2016	3,810,000		4,072,612
	BANK OF AMERICA CORP SR UNSECURED	6.5% 01 Aug 2016	970,000		1,120,116
	BANK OF AMERICA CORP SR UNSECURED	5.625% 14 Oct 2016	2,940,000		3,324,267
	BAT INTL FINANCE PLC COMPANY GUAR 144A	3.25% 07 Jun 2022	1,560,000		1,626,050
	BERKSHIRE HATHAWAY INC SR UNSECURED	2.2% 15 Aug 2016	995,000		1,038,170
	BMW VEHICLE LEASE TRUST BMWLT 2012 1 A2	0.82% 20 Jun 2014	5,247,262		5,251,240
	BP CAPITAL MARKETS PLC COMPANY GUAR	2.5% 06 Nov 2022	2,125,000		2,105,520
	BROCADE COMMUNICATIONS SR SECURED	6.625% 15 Jan 2018	2,871,000		2,964,308
	BRS9AXET9 10 YR RTP SWAPTION	JAN15 5.39 PUT	(31,500,000)		(83,725)
	BRS9AXF76 10 YR RTR SWAPTION	JAN15 5.39 CALL	(31,500,000)		(8,383,004)
	BRSAB76J3 10 YR RTR SWAPTION	JUL15 4.3925 CALL	21,600,000		3,621,635
	BRSAB76V6 10 YR RTP SWAPTION	JUL15 4.3925 PUT	21,600,000		227,224
	BRSBJUP51 10YR RTR SWAPTION	FEB14 5.08 CALL	(16,100,000)		(4,315,249)
	BRSBJUPP7 10YR RTP SWAPTION	FEB14 5.08 PUT	(16,100,000)		(8,794)
	BRSDR3PA7 IRS USD P F 2 VANILLA	2.68375% 11 Jan 2042	(6,800,000)		(6,781,231)
	BRSDR3PA7 IRS USD R V 03MLIBOR 1 VANILLA	1% 11 Jan 2042	6,800,000		6,805,729
	BRSEM8RG4 IRS USD P V 03MLIBOR 1 VANILLA	1% 27 Apr 2022	(11,500,000)		(11,507,413)
	BRSEM8RG4 IRS USD R F 2 VANILLA	2.119% 27 Apr 2022	11,500,000		11,966,055
	BRSENC7H4 IRS USD P V 03MLIBOR 1 VANILLA	1% 02 May 2022	(14,000,000)		(14,008,920)

BRSENC7H4 IRS USD R F 2 VANILLA	2.046% 02 May 2022	14,000,000	14,470,990
BRSEQB0X5 IRS USD P V 03MLIBOR 1 VANILLA	1% 04 May 2022	(700,000)	(700,437)
BRSEQB0X5 IRS USD R F 2 VANILLA	2.0475% 04 May 2022	700,000	723,483
BRSF5S8R3 IRS USD P F 2 VANILLA	2.48142% 05 Jul 2042	(7,200,000)	(3,832,361)
BRSF5S8R3 IRS USD R V 03MLIBOR 1 VANILLA	1% 05 Jul 2042	7,200,000	4,175,846
BRSFADY18 IRS USD P F 2 VANILLA	2.313% 24 Jul 2042	(400,000)	(366,276)
BRSFADY18 IRS USD R V 03MLIBOR 1 VANILLA	0.4521% 24 Jul 2042	400,000	400,274
BRSFB2YA1 IRS USD P F 2 VANILLA	2.315% 26 Jul 2042	(6,600,000)	(6,045,265)
BRSFB2YA1 IRS USD R V 03MLIBOR 1 VANILLA	1% 26 Jul 2042	6,600,000	6,604,432
BRSFL6SW0 IRS USD P F 2 VANILLA	0.445% 31 Aug 2014	(8,500,000)	(8,511,050)
BRSFL6SW0 IRS USD R V 03MLIBOR 1 VANILLA	1% 31 Aug 2014	8,500,000	8,500,000
BRSFLXD31 IRS USD P F 2 VANILLA	0.4125% 04 Sep 2014	(35,000,000)	(35,024,500)
BRSFLXD31 IRS USD R V 03MLIBOR 1 VANILLA	1% 04 Sep 2014	35,000,000	35,000,000
BRSFPU292 IRS USD P V 03MLIBOR 1 VANILLA	1% 14 Sep 2022	(1,200,000)	(1,200,000)
BRSFPU292 IRS USD R F 2 VANILLA	1.84% 14 Sep 2022	1,200,000	1,217,400
BRSFPUDU3 IRS USD P V 03MLIBOR 1 VANILLA	1% 14 Sep 2022	(4,800,000)	(4,800,000)
BRSFPUDU3 IRS USD R F 2 VANILLA	1.8438% 14 Sep 2022	4,800,000	4,871,040
BRSFTNMJ0 IRS USD P F 2 VANILLA	0	(42,100,000)	(42,116,840)
BRSFTNMJ0 IRS USD R V 03MLIBOR 1 VANILLA	1% 25 Sep 2014	42,100,000	42,100,000
BRSFUK3X4 IRS USD P F 2 VANILLA	0.8% 27 Sep 2017	(3,900,000)	(3,907,020)
BRSFUK3X4 IRS USD R V 03MLIBOR 1 VANILLA	1% 27 Sep 2017	3,900,000	3,900,000
BRSFZDWG0 IRS USD P V 03MLIBOR 1 VANILLA	1% 15 Oct 2022	(5,000,000)	(5,000,000)
BRSFZDWG0 IRS USD R F 2 VANILLA	1.735% 15 Oct 2022	5,000,000	5,000,000
BRSG5CAK8 IRS USD P V 03MLIBOR 1 VANILLA	1% 05 Nov 2022	(8,300,000)	(8,300,000)
BRSG5CAK8 IRS USD R F2 VANILLA	1.76375% 05 Nov 2022	8,300,000	8,300,000
BRSG8EUJ2 IRS USD P F 2 VANILLA	0.37625% 15 Nov 2014	(42,400,000)	(42,400,000)
BRSG8EUJ2 IRS USD R V 03MLIBOR 1 VANILLA	1% 15 Nov 2014	42,400,000	42,400,000
CAIXA ECONOMICA FEDERAL SR UNSECURED 144A	2.375% 06 Nov 2017	2,125,000	2,109,063
CAMERON INTL CORP SR UNSECURED	7% 15 Jul 2038	1,500,000	2,030,840
CANADIAN DOLLAR		1	1
CAPITAL ONE FINANCIAL CO SR UNSECURED	4.75% 15 Jul 2021	3,900,000	4,497,332
CAPITAL ONE FINANCIAL CO SR UNSECURED	6.75% 15 Sep 2017	975,000	1,190,747
CAPITAL ONE MULTI ASSET ASSET BACKED	6.625% 17 Jun 2014	1,150,000	1,934,347
CARMAX AUTO OWNER TRUST CARMX 2012 3 A2	0.43% 15 Sep 2015	5,490,000	5,492,273
CITIGROUP INC SR UNSECURED	6.125% 15 May 2018	1,685,000	2,019,323
CITIGROUP INC SR UNSECURED	4.587% 15 Dec 2015	5,075,000	5,540,631
CNH EQUIPMENT TRUST CNH 2012 A A2	0.483% 15 Jul 2015	5,569,525	5,577,266
COCA COLA FEMSA SAB CV SR UNSECURED	4.625% 15 Feb 2020	1,909,000	2,152,550
COMCAST CORP COMPANY GUAR	7.05% 15 Mar 2033	340,000	452,908
COMCAST CORP COMPANY GUAR	5.65% 15 Jun 2035	1,475,000	1,730,668
COMCAST CORP COMPANY GUAR	6.5% 15 Nov 2035	495,000	635,109
COMM MORTGAGE TRUST COMM 2012 LTRT A2 144A	3.399% 05 Oct 2030	1,440,000	1,507,807
COMM MORTGAGE TRUST COMM 2012 LTRT B 144A	3.8% 07 Oct 2030	2,540,000	2,613,757
CONSOLIDATED NATURAL GAS SR UNSECURED	5% 01 Mar 2014	550,000	576,960
CONSTELLATION ENERGY GRO COMPANY GUAR	5.15% 01 Dec 2020	1,588,000	1,815,275
COX COMMUNICATIONS INC SR UNSECURED 144A	8.375% 01 Mar 2039	1,075,000	1,649,747
CREDIT SUISSE NEW YORK SR UNSECURED	5.5% 01 May 2014	5,270,000	5,607,243
CREDIT SUISSE NEW YORK SUBORDINATED	5.4% 14 Jan 2020	1,930,000	2,170,073
CROWN CASTLE TOWERS LLC SR SECURED 144A	6.113% 15 Jan 2040	6,370,000	7,672,557
CURRENCY CONTRACT	BUYUSD/SELLGBP		(54,767)
CURRENCY CONTRACT	BUYUSD/SELLGBP		(47,928)
DBRR TRUST DBRR 2012 EZ1 A 144A	0.946% 25 Sep 2045	7,802,388	7,800,156
DBUBS MORTGAGE TRUST DBUBS 2011 LC1A A1 144A	3.742% 10 Nov 2046	4,453,473	4,816,921
DEERE + COMPANY SR UNSECURED	3.9% 09 Jun 2042	1,120,000	1,144,694
DIRECTV HOLDINGS/FING COMPANY GUAR	3.5% 01 Mar 2016	7,350,000	7,786,634
DISCOVER BANK SUBORDINATED	8.7% 18 Nov 2019	771,000	1,003,288
DISCOVER FINANCIAL SVS SR UNSECURED 144A	3.85% 21 Nov 2022	2,479,000	2,558,016
DOMINION RESOURCES INC SR UNSECURED	4.9% 01 Aug 2041	2,025,000	2,268,980
DUKE ENERGY CORP SR UNSECURED	3.95% 15 Sep 2014	7,200,000	7,581,996
EATON CORP COMPANY GUAR 144A	2.75% 02 Nov 2022	1,590,000	1,585,093
EATON CORP COMPANY GUAR 144A	4.15% 02 Nov 2042	705,000	712,969
EKSPORTFINANS ASA SR UNSECURED	5.5% 26 Jun 2017	4,150,000	4,367,572
EKSPORTFINANS ASA SR UNSECURED	3% 17 Nov 2014	4,195,000	4,161,713
EL PASO PIPELINE PART OP COMPANY GUAR	6.5% 01 Apr 2020	742,000	904,742
EL PASO PIPELINE PART OP COMPANY GUAR	4.1% 15 Nov 2015	2,325,000	2,493,895
ENERGY TRANSFER PARTNERS SR UNSECURED	5.2% 01 Feb 2022	275,000	313,696
ENERGY TRANSFER PARTNERS SR UNSECURED	6.5% 01 Feb 2042	2,503,000	3,064,516
ENTERPRISE PRODUCTS OPER COMPANY GUAR	6.5% 31 Jan 2019	675,000	845,913
EUR PUT/USD CALL BRSG5EN20	FEB13 1.2955 PUT	7,035,000	30,607
EURO CURRENCY		493,038	650,022
EXELON GENERATION CO LLC SR UNSECURED 144A	4.25% 15 Jun 2022	2,126,000	2,210,579
FANNIE MAE FNR 2004 88 HA	6.5% 25 Jul 2034	117,509	125,162
FANNIE MAE FNR 2011 52 GB	5% 25 Jun 2041	3,865,000	4,341,342
FANNIE MAE FNR 2011 99 DB	5% 25 Oct 2041	5,445,000	6,152,708
FANNIE MAE FNR 2012 35 MA	5.5% 25 Aug 2029	1,311,351	1,312,831
FANNIE MAE FNR 2012 69 PL	3% 25 Jan 2042	3,174,180	3,355,553
FANNIE MAE NOTES	2.7% 28 Mar 2022	5,175,000	5,200,083
FANNIE MAE NOTES	6.25% 15 May 2029	5,760,000	8,274,764
FANNIE MAE NOTES	0.6% 24 Jul 2015	10,225,000	10,227,536
FANNIE MAE SUB DEBENTUR	0% 09 Oct 2019	7,280,000	6,377,695

FED HM LN PC POOL 1B8062	3.129% 01 Mar 2041	850,633	895,735
FED HM LN PC POOL 2B0646	2.051% 01 Jul 2042	1,552,135	1,605,601
FED HM LN PC POOL A32162	5% 01 Mar 2035	346,290	389,943
FED HM LN PC POOL A97620	4.5% 01 Mar 2041	19,129,894	20,641,718
FED HM LN PC POOL C00748	6% 01 Apr 2029	1,520	1,691
FED HM LN PC POOL E00543	6% 01 Apr 2013	98	102
FED HM LN PC POOL E00565	6% 01 Aug 2013	391	396
FED HM LN PC POOL E00570	6% 01 Sep 2013	441	465
FED HM LN PC POOL E00975	6% 01 May 2016	9,211	9,864
FED HM LN PC POOL E01157	6% 01 Jun 2017	1,053	1,143
FED HM LN PC POOL E69529	6% 01 Mar 2013	78	79
FED HM LN PC POOL E69728	6% 01 Apr 2013	97	98
FED HM LN PC POOL E75506	6% 01 Mar 2014	363	367
FED HM LN PC POOL E75722	6% 01 Mar 2014	288	298
FED HM LN PC POOL E77295	6% 01 Jun 2014	22,855	23,586
FED HM LN PC POOL E84261	6% 01 Jul 2016	36,368	38,838
FED HM LN PC POOL E84593	6% 01 Jul 2016	4,214	4,500
FED HM LN PC POOL E87958	6% 01 Feb 2017	2,073	2,183
FED HM LN PC POOL E88282	6% 01 Mar 2017	1,052	1,123
FED HM LN PC POOL E88512	6% 01 Mar 2017	1,827	1,951
FED HM LN PC POOL E88786	6% 01 Mar 2017	8,590	9,345
FED HM LN PC POOL E88982	6% 01 Apr 2017	8,251	8,930
FED HM LN PC POOL E89201	6% 01 Apr 2017	4,643	5,051
FED HM LN PC POOL E89245	6% 01 Apr 2017	52,808	57,152
FED HM LN PC POOL E89336	6% 01 May 2017	5,184	5,610
FED HM LN PC POOL E89350	6% 01 Apr 2017	19,591	21,202
FED HM LN PC POOL E89435	6% 01 May 2017	5,159	5,583
FED HM LN PC POOL E89704	6% 01 May 2017	7,381	7,988
FED HM LN PC POOL E90431	6% 01 Dec 2014	631	651
FED HM LN PC POOL E91323	6% 01 Sep 2017	12,525	13,556
FED HM LN PC POOL G01838	5% 01 Jul 2035	4,804,864	5,194,350
FED HM LN PC POOL G01840	5% 01 Jul 2035	3,479,671	3,761,735
FED HM LN PC POOL G04913	5% 01 Mar 2038	5,616,142	6,048,574
FED HM LN PC POOL G05132	5% 01 Dec 2038	1,857,972	1,999,291
FED HM LN PC POOL G05205	5% 01 Jan 2039	1,407,234	1,514,269
FED HM LN PC POOL G06385	5.5% 01 Aug 2040	2,221,640	2,399,992
FED HM LN PC POOL G06817	5.5% 01 May 2040	6,850,288	7,400,225
FED HM LN PC POOL J00625	5% 01 Dec 2020	38,902	41,896
FED HM LN PC POOL J12438	4.5% 01 Jun 2025	2,216,263	2,385,819
FED HM LN PC POOL Q02663	4.5% 01 Aug 2041	8,878,972	9,722,180
FED HM LN PC POOL Q02776	4.5% 01 Aug 2041	1,572,354	1,721,676
FED HM LN PC POOL Q10325	3.5% 01 Aug 2042	5,719,066	6,114,052
FED HM LN PC POOL Q13216	3.5% 01 Nov 2042	5,191,393	5,536,146
FEDERAL HOME LOAN BK IL SUB NOTES	5.625% 13 Jun 2016	985,000	1,141,930
FHLMC TBA JAN 15 GOLD SINGLE	4.5% 01 Dec 2099	(200,000)	(212,672)
FHLMC TBA JAN 30 GOLD SINGLE	4.5% 01 Dec 2099	(13,100,000)	(14,055,891)
FHLMC TBA JAN 30 GOLD SINGLE	5% 01 Dec 2099	(4,400,000)	(4,734,125)
FHLMC TBA JAN 30 GOLD SINGLE	5.5% 01 Dec 2099	400,000	431,688
FHLMC GOLD TBA 30 YR	4% 01 Dec 2099	14,100,000	15,051,750
FHLMC MULTIFAMILY STRUCTURED P FHMS K501 X1A	1.7548% 25 Aug 2016	4,725,064	221,204
FHLMC MULTIFAMILY STRUCTURED P FHMS K708 X1	1.5121% 25 Jan 2019	30,012,693	2,362,719
FLORIDA POWER + LIGHT 1ST MORTGAGE	5.95% 01 Feb 2038	1,650,000	2,196,338
FLORIDA POWER + LIGHT 1ST MORTGAGE	5.625% 01 Apr 2034	400,000	500,752
FLORIDA POWER CORP 1ST MORTGAGE	5.9% 01 Mar 2033	525,000	647,666
FLORIDA POWER CORP 1ST MORTGAGE	6.4% 15 Jun 2038	1,125,000	1,515,264
FMS WERTMANAGEMENT GOVT GUARANT	1% 21 Nov 2017	4,070,000	4,064,709
FNMA TBA FEB 30 SINGLE FAM	5% 01 Dec 2099	(5,500,000)	(5,958,047)
FNMA TBA JAN 15 SINGLE FAM	4.5% 01 Dec 2099	(200,000)	(215,125)
FNMA TBA JAN 15 SINGLE FAM	5.5% 01 Dec 2099	2,300,000	2,468,008
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	(17,200,000)	(18,579,359)
FNMA TBA FEB 30 SINGLE FAM	5.5% 01 Dec 2099	11,700,000	12,716,437
FNMA CONV 15YR TBA	2.5% 01 Dec 2099	9,900,000	10,351,688
FNMA POOL 253800	7% 01 May 2016	2,441	2,616
FNMA POOL 254693	5.5% 01 Apr 2033	1,068,772	1,174,611
FNMA POOL 305049	9.5% 01 Feb 2025	5,111	5,132
FNMA POOL 305113	9.5% 01 Mar 2025	647	649
FNMA POOL 306419	9.5% 01 Mar 2025	21,385	22,211
FNMA POOL 306656	9.5% 01 Mar 2025	5,051	5,124
FNMA POOL 316338	9.5% 01 Jul 2025	2,495	2,505
FNMA POOL 324556	9.5% 01 Aug 2025	950	954
FNMA POOL 532892	7% 01 Apr 2015	1,215	1,282
FNMA POOL 535675	7% 01 Jan 2016	21,654	22,863
FNMA POOL 555299	7% 01 Nov 2017	23,565	24,881
FNMA POOL 555424	5.5% 01 May 2033	3,400,560	3,737,315
FNMA POOL 572156	7% 01 Jan 2016	11,933	12,600
FNMA POOL 572557	7% 01 Apr 2016	672	720
FNMA POOL 584882	7% 01 May 2016	40,903	43,829
FNMA POOL 604436	7% 01 Sep 2016	33,156	35,008
FNMA POOL 677377	5.5% 01 Jan 2033	5,803,285	6,377,980
FNMA POOL 725206	5.5% 01 Feb 2034	1,799,903	1,978,147

FNMA POOL 725424	5.5% 01 Apr 2034	31,038	34,111
FNMA POOL 725946	5.5% 01 Nov 2034	859,739	940,579
FNMA POOL 735288	5% 01 Mar 2035	13,878,145	15,134,951
FNMA POOL 735893	5% 01 Oct 2035	726,498	790,706
FNMA POOL 735989	5.5% 01 Feb 2035	2,587,937	2,844,219
FNMA POOL 819967	5.5% 01 Apr 2035	562,178	638,932
FNMA POOL 889466	6% 01 May 2038	1,316,496	1,466,903
FNMA POOL 889529	6% 01 Mar 2038	453,448	506,359
FNMA POOL 995113	5.5% 01 Sep 2036	91,959	101,066
FNMA POOL 995203	5% 01 Jul 2035	3,945,580	4,306,798
FNMA POOL AB5423	3.5% 01 Jun 2042	664,019	713,899
FNMA POOL AB6861	3% 01 Nov 2032	1,993,497	2,098,250
FNMA POOL AB6956	3% 01 Nov 2032	1,793,987	1,888,256
FNMA POOL AB7136	3% 01 Dec 2032	1,296,224	1,364,337
FNMA POOL AB7343	3% 01 Dec 2032	1,495,629	1,574,221
FNMA POOL AB7347	3% 01 Dec 2032	697,966	734,642
FNMA POOL AB7443	3% 01 Dec 2032	1,700,000	1,789,331
FNMA POOL AD6391	4.5% 01 May 2025	3,238,951	3,536,597
FNMA POOL AE0028	6% 01 Oct 2039	6,174,104	6,759,474
FNMA POOL AE0949	4% 01 Feb 2041	6,005,205	6,443,937
FNMA POOL AE6121	4% 01 Oct 2040	4,359,075	4,677,543
FNMA POOL AH2190	3.5% 01 Jan 2026	1,306,536	1,386,792
FNMA POOL AH2380	4% 01 Jan 2041	6,341,040	6,804,308
FNMA POOL AH3394	4% 01 Jan 2041	3,313,939	3,556,051
FNMA POOL AH6958	2.975% 01 Feb 2041	1,216,428	1,276,559
FNMA POOL AJ6935	3.5% 01 Nov 2026	2,608,102	2,768,310
FNMA POOL AL0533	3.234% 01 Jul 2041	3,487,972	3,674,177
FNMA POOL AL0851	6% 01 Oct 2040	5,817,707	6,369,287
FNMA POOL AL1704	6.5% 01 May 2040	5,075,842	5,698,783
FNMA POOL AL1711	4.5% 01 Aug 2041	26,043,965	28,842,444
FNMA POOL AL1938	4% 01 Dec 2026	3,352,339	3,590,739
FNMA POOL AL2302	4.5% 01 Aug 2041	14,332,407	15,791,655
FNMA POOL AL2682	4% 01 May 2041	8,767,552	9,408,098
FNMA POOL AL2683	4% 01 Sep 2026	3,523,033	3,773,572
FNMA POOL AL2781	3.5% 01 Dec 2042	8,161,426	8,726,050
FNMA POOL AO2986	4% 01 May 2042	11,533,197	12,516,358
FNMA POOL AO3369	3.5% 01 May 2042	1,608,363	1,719,633
FNMA POOL AO4144	4% 01 Jun 2042	12,143,674	13,178,876
FNMA POOL AO5941	3.5% 01 Jun 2042	395,741	425,469
FNMA POOL AO6482	2.324% 01 Jul 2042	651,606	678,799
FNMA POOL AO8011	3.5% 01 Jul 2042	396,850	428,150
FNMA POOL AO8632	3.5% 01 Jul 2042	688,177	739,872
FNMA POOL AO9368	3.5% 01 Jul 2042	1,177,262	1,265,697
FNMA POOL AP0006	2.025% 01 Jul 2042	1,695,515	1,753,586
FNMA POOL AP9736	3.5% 01 Oct 2042	9,095,042	9,724,255
FNMA POOL AQ6099	3% 01 Nov 2032	398,822	419,779
FNMA POOL MA1237	3% 01 Nov 2032	2,580,618	2,716,223
FNMA POOL MA1275	3% 01 Dec 2032	5,283,033	5,560,643
FNMA TBA 15 YR	3% 01 Dec 2099	14,200,000	14,987,657
FNMA TBA 15 YR	3.5% 01 Dec 2099	7,600,000	8,061,937
FNMA TBA 30YR SINGLE FAMILY JA	3.5% 01 Dec 2099	8,100,000	8,635,676
FNMA TBA 3PCT JAN 30 SINGLE FA	3% 01 Dec 2099	(9,500,000)	(9,655,000)
FNMA TBA 3PCT JAN 30 SINGLE FA	3% 01 Dec 2099	6,300,000	6,300,000
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	8,700,000	9,502,031
FNMA TBA SINGLE FAMILY JAN 15	4% 01 Dec 2099	5,800,000	6,210,531
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	12,300,000	13,184,063
FORD CREDIT AUTO LEASE TRUST FORDL 2012 A A2	0.63% 15 Apr 2014	6,345,310	6,349,790
FORD CREDIT FLOORPLAN MASTER O FORDF 2011 2 D	2.86% 15 Sep 2015	3,940,000	3,948,447
FORD CREDIT FLOORPLAN MASTER O FORDF 2012 2 A	1.92% 15 Jan 2019	8,155,000	8,373,505
FORD CREDIT FLOORPLAN MASTER O FORDF 2012 4 B	0.94% 15 Sep 2016	4,235,000	4,237,283
FORD MOTOR CREDIT CO LLC SR UNSECURED	8.125% 15 Jan 2020	5,400,000	6,919,436
FORD MOTOR CREDIT CO LLC SR UNSECURED	6.625% 15 Aug 2017	420,000	490,756
FREDDIE MAC FHR 2864 NA	5.5% 15 Jan 2031	274,982	279,432
FREDDIE MAC NOTES	0.6% 22 May 2015	4,065,000	4,071,126
FREDDIE MAC NOTES	0.5% 27 Nov 2015	9,145,000	9,156,495
GENERAL ELEC CAP CORP SR UNSECURED	2.375% 30 Jun 2015	5,170,000	5,340,491
GENERAL ELEC CAP CORP SR UNSECURED	6.15% 07 Aug 2037	180,000	223,775
GENERAL ELECTRIC CO SR UNSECURED	2.7% 09 Oct 2022	1,740,000	1,773,594
GLAXOSMITHKLINE CAPITAL COMPANY GUAR	2.85% 08 May 2022	610,000	633,578
GLENCORE FUNDING LLC COMPANY GUAR 144A	6% 15 Apr 2014	2,385,000	2,518,930
GMAC COMMERCIAL MORTGAGE SECUR GMACC 2003 C2 A2	5.48326% 10 May 2040	4,878,836	4,950,174
GNMA I TBA JAN 30 SINGLE FAM	4.5% 15 Dec 2099	1,600,000	1,751,750
GNMA I TBA JAN 30 SINGLE FAM	5% 15 Dec 2099	(300,000)	(327,234)
GNMA II JUMBOS 30 YRS	3.5% 01 Dec 2099	(14,000,000)	(15,210,782)
GNMA II POOL 004223	6.5% 20 Aug 2038	1,003,578	1,139,389
GNMA II POOL 004292	6.5% 20 Nov 2038	571,266	648,573
GNMA II POOL 004559	5% 20 Oct 2039	3,497,699	3,875,932
GNMA II POOL 004745	4% 20 Jul 2040	458,773	501,555
GNMA II POOL 004838	6.5% 20 Oct 2040	1,034,694	1,184,416
GNMA II POOL 005018	5% 20 Apr 2041	230,633	254,860

GNMA II POOL 005056	5% 20 May 2041	32,165	35,544
GNMA II POOL 005083	5% 20 Jun 2041	581,132	641,792
GNMA II POOL 005116	5% 20 Jul 2041	313,069	346,925
GNMA II POOL MA0221	4% 20 Jul 2042	10,254,526	11,172,336
GNMA II POOL MA0319	4% 20 Aug 2042	291,579	317,676
GNMA II POOL MA0462	3.5% 20 Oct 2042	9,152,433	9,956,716
GNMA II POOL MA0534	3.5% 20 Nov 2042	18,554,822	20,185,354
GNMA II TBA JAN 30 JUMBOS	4.5% 01 Dec 2099	19,500,000	21,349,454
GNMA POOL 351469	6% 15 Mar 2024	9,819	10,949
GNMA POOL 355176	6% 15 Dec 2023	135,020	150,180
GNMA POOL 371257	6% 15 Jan 2024	66,869	74,566
GNMA POOL 462265	6% 15 Dec 2028	5,053	5,726
GNMA POOL 491767	6% 15 Dec 2028	2,926	3,315
GNMA POOL 492131	6% 15 Jan 2029	4,896	5,539
GNMA POOL 492133	6% 15 Jan 2029	848	951
GNMA POOL 492165	6% 15 Feb 2029	2,328	2,612
GNMA POOL 615272	4.5% 15 Jul 2033	209,256	233,264
GNMA POOL 616411	4.5% 15 May 2034	255,432	282,024
GNMA POOL 646609	4.5% 15 Jul 2040	1,352,955	1,493,381
GNMA POOL 671489	6.5% 15 Aug 2037	66,242	76,522
GNMA POOL 685496	6.5% 15 Sep 2038	131,899	150,202
GNMA POOL 691303	6.5% 15 Aug 2038	57,242	65,185
GNMA POOL 691858	6.5% 15 Jul 2038	124,675	141,976
GNMA POOL 697656	6.5% 15 Oct 2038	448,332	510,546
GNMA POOL 701684	6.5% 15 Feb 2039	882,421	1,005,395
GNMA POOL 728627	4.5% 15 Jan 2040	566,262	622,959
GNMA POOL 732087	4.5% 15 May 2040	63,202	69,762
GNMA POOL 745793	4.5% 15 Jul 2040	1,917,605	2,116,639
GNMA POOL 780914	6% 15 Nov 2028	61,111	70,291
GNMA POOL 782557	5% 15 Jan 2039	7,289,832	7,993,520
GNMA POOL 782619	5% 15 Apr 2039	4,822,080	5,260,793
GNMA POOL 782695	6.5% 15 Jun 2039	553,361	636,207
GNMA POOL 782696	5% 15 Jun 2039	992,996	1,083,339
GNMA POOL 782958	5% 15 May 2040	2,168,660	2,372,742
GNMA POOL 783289	4.5% 15 Apr 2041	209,288	231,359
GNMA POOL 783571	0% 15 Dec 2033	1,454,456	1,601,327
GNMA POOL 783609	4.5% 15 Oct 2040	4,799,965	5,277,166
GNMA POOL 783610	4.5% 15 Nov 2041	3,460,846	3,803,653
GNR 2006 3 B FIXED	1% 16 Jan 2037	2,286,021	2,396,497
GOLDMAN SACHS GROUP INC SR UNSECURED	5.95% 18 Jan 2018	805,000	936,773
GOLDMAN SACHS GROUP INC SR UNSECURED	5.75% 24 Jan 2022	3,665,000	4,332,807
GOLDMAN SACHS GROUP INC SR UNSECURED	5.25% 15 Oct 2013	9,110,000	9,428,959
GS MORTGAGE SECURITIES TRUST GSMS 2004 GG2 A6	5.396% 10 Aug 2038	8,520,000	9,002,905
GS MORTGAGE SECURITIES TRUST GSMS 2007 GG10 AAB	5.807526% 10 Aug 2045	3,680,192	3,887,585
GTE CORP COMPANY GUAR	6.94% 15 Apr 2028	110,000	146,343
HCP INC SR UNSECURED	2.625% 01 Feb 2020	1,715,000	1,708,306
HSBC BANK PLC SR UNSECURED 144A	3.1% 24 May 2016	2,250,000	2,378,858
HSBC HOLDINGS PLC SR UNSECURED	6.1% 14 Jan 2042	1,290,000	1,716,431
ING BANK NV GOVT LIQUID 144A	3.9% 19 Mar 2014	2,870,000	2,983,655
INTERPUBLIC GROUP COS SR UNSECURED	6.25% 15 Nov 2014	2,147,000	2,324,128
INTL PAPER CO SR UNSECURED	4.75% 15 Feb 2022	2,875,000	3,253,166
JAPANESE YEN		553	6
JERSEY CENTRAL PWR + LT SR UNSECURED	5.625% 01 May 2016	1,825,000	2,070,603
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2004 CB8 A1A 144A	4.158% 12 Jan 2039	824,677	849,156
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2004 LN2 A2	5.115% 15 Jul 2041	4,395,000	4,640,096
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP9 A3	5.336% 15 May 2047	2,145,000	2,453,844
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 CB20 AM	6.085916% 12 Feb 2051	1,985,000	2,301,568
JPMORGAN CHASE + CO SR UNSECURED	2% 15 Aug 2017	2,675,000	2,732,502
JPMORGAN CHASE + CO SR UNSECURED	3.25% 23 Sep 2022	1,345,000	1,385,055
KRAFT FOODS GROUP INC SR UNSECURED 144A	2.25% 05 Jun 2017	2,410,000	2,492,702
KRAFT FOODS GROUP INC SR UNSECURED 144A	5% 04 Jun 2042	825,000	927,712
LEHMAN BROS CAP TR VII LIMITD GUARA 11/49 VAR	1% 31 Dec 2049	330,000	33
LEHMAN BROTHERS HOLDINGS SUBORDINATED	6.75% 28 Dec 2017	3,250,000	325
MACYS RETAIL HLDGS INC COMPANY GUAR	5.875% 15 Jan 2013	650,000	651,009
MANULIFE FINANCIAL CORP SR UNSECURED	3.4% 17 Sep 2015	4,575,000	4,810,667
MERCEDES BENZ AUTO LEASE TRUST MBALT 2012 A A2	0.66% 15 Apr 2014	4,325,950	4,329,965
MEXICAN PESO (NEW)		623	48
MIDAMERICAN ENERGY HLDGS SR UNSECURED	5.95% 15 May 2037	800,000	987,763
MIDAMERICAN ENERGY HLDGS SR UNSECURED	6.5% 15 Sep 2037	725,000	962,959
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 4 AM	1% 12 Dec 2049	2,910,000	3,217,244
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2007 8 A3	5.956801% 12 Aug 2049	7,485,000	8,663,581
MONDELEZ INTERNATIONAL SR UNSECURED	4.125% 09 Feb 2016	389,000	423,817
MONDELEZ INTERNATIONAL SR UNSECURED	6.125% 01 Feb 2018	1,808,000	2,199,922
MONDELEZ INTERNATIONAL SR UNSECURED	6.5% 11 Aug 2017	66,000	80,611
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ15 A4	5.880716% 11 Jun 2049	4,715,000	5,543,110
MORGAN STANLEY SR UNSECURED	5.5% 28 Jul 2021	1,915,000	2,174,241
NBCUNIVERSAL MEDIA LLC SR UNSECURED	4.45% 15 Jan 2043	1,645,000	1,665,788
NBCUNIVERSAL MEDIA LLC SR UNSECURED	5.95% 01 Apr 2041	655,000	803,050
NEW JERSEY BELL TELEPHON COMPANY GUAR	7.85% 15 Nov 2029	70,000	92,317
NEWS AMERICA INC COMPANY GUAR	7.75% 20 Jan 2024	395,000	497,259

OHIO POWER COMPANY SR UNSECURED	6.05% 01 May 2018	1,675,000	2,009,972
OMNICOM GROUP INC COMPANY GUAR	5.9% 15 Apr 2016	402,000	458,229
OMNICOM GROUP INC COMPANY GUAR	4.45% 15 Aug 2020	778,000	865,709
ONCOR ELECTRIC DELIVERY SR SECURED	5.3% 01 Jun 2042	1,185,000	1,354,806
PACIFICORP 1ST MORTGAGE	5.75% 01 Apr 2037	1,165,000	1,474,412
PENSKE TRUCK LEASING/PTL UNSECURED 144A	3.125% 11 May 2015	3,090,000	3,152,851
PERMANENT MASTER ISSUER PLC PERMM 2006 1 6A1 REGS	0.89% 15 Apr 2020	910,000	1,479,413
PETROBRAS INTL FIN CO COMPANY GUAR	3.875% 27 Jan 2016	3,665,000	3,866,586
PETROHAWK ENERGY CORP COMPANY GUAR	10.5% 01 Aug 2014	4,755,000	5,064,075
PETROHAWK ENERGY CORP COMPANY GUAR	7.25% 15 Aug 2018	1,150,000	1,298,289
PETROLEOS MEXICANOS COMPANY GUAR	5.5% 21 Jan 2021	1,316,000	1,537,746
PETROLEOS MEXICANOS COMPANY GUAR	4.875% 24 Jan 2022	1,000,000	1,128,500
PETROLEOS MEXICANOS COMPANY GUAR	6% 05 Mar 2020	249,000	297,555
PETROLEOS MEXICANOS COMPANY GUAR	8% 03 May 2019	250,000	326,875
POUND STERLING		2,619,670	4,258,276
PUB SVC ELEC + GAS SR SECURED	0.85% 15 Aug 2014	3,100,000	3,111,898
QVC INC SR SECURED 144A \	5.125% 02 Jul 2022	2,745,000	2,877,271
QWEST COMMUNICATIONS INT COMPANY GUAR	7.125% 01 Apr 2018	3,510,000	3,662,345
QWEST CORP SR UNSECURED VAR	1% 15 Jun 2013	300,000	302,309
QWEST CORP SR UNSECURED	7.5% 01 Oct 2014	776,000	849,324
REYNOLDS AMERICAN INC COMPANY GUAR	4.75% 01 Nov 2042	1,390,000	1,402,340
ROGERS COMMUNICATIONS IN COMPANY GUAR	7.5% 15 Mar 2015	420,000	478,346
RUBY PIPELINE LLC SR UNSECURED 144A	6% 01 Apr 2022	2,135,000	2,391,926
RUSSIA FOREIGN BOND SR UNSECURED REGS VAR	7.5% 31 Mar 2030	290,625	373,279
RUSSIA FOREIGN BOND SR UNSECURED REGS VAR	7.5% 31 Mar 2030	844,750	1,084,997
SABMILLER HOLDINGS INC COMPANY GUAR 144A	3.75% 15 Jan 2022	2,125,000	2,294,641
SANTANDER CONSUMER ACQUIRED RE SCART 2011 S1A B 144A	1.66% 15 Aug 2016	2,424,687	2,445,064
SANTANDER CONSUMER ACQUIRED RE SCART 2011 WO C 144A	3.19% 15 Oct 2015	3,420,000	3,505,709
SANTANDER DRIVE AUTO RECEIVABL SDART 2010 2 C	3.89% 17 Jul 2017	3,980,000	4,115,782
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 1 A2	0.96% 18 Feb 2014	418,571	418,664
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 3 A2	1.28% 15 Aug 2014	2,047,016	2,049,911
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 4 B	2.9% 16 May 2016	7,189,000	7,372,521
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 4 C	3.82% 15 Aug 2017	4,320,000	4,455,363
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 S1A B 144A	1.48% 15 Jul 2013	1,120,078	1,123,436
SANTANDER DRIVE AUTO RECEIVABL SDART 2011 S1A D 144A	3.1% 15 May 2017	1,347,029	1,351,030
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 3 C	3.27% 16 Apr 2018	4,110,000	4,238,162
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 4 A2	1.06% 17 Aug 2015	6,930,000	6,944,047
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 4 D	3.5% 15 Jun 2018	3,875,000	4,030,543
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 6 B	1.33% 15 May 2017	4,280,000	4,279,225
SBA TOWER TRUST MORTGAGE 144A	4.254% 15 Apr 2040	2,760,000	2,899,604
SCHOLAR FUNDING TRUST SCHOL 2011 A A 144A	1.209% 28 Apr 2036	3,608,231	3,603,789
SEMPRA ENERGY SR UNSECURED	6% 15 Oct 2039	1,005,000	1,270,596
SLM STUDENT LOAN TRUST SLMA 2004 B A2	0.58875% 15 Jun 2021	4,528,327	4,468,155
SLM STUDENT LOAN TRUST SLMA 2010 1 A	0.6042% 25 Mar 2025	10,476,264	10,494,126
SLM STUDENT LOAN TRUST SLMA 2012 D A2 144A	2.95% 15 Feb 2046	3,875,000	4,057,923
SMALL BUSINESS ADMINISTRATION SBIC 2004 P10A 1	4.504% 10 Feb 2014	182,173	186,850
SOUTHERN CAL EDISON 1ST REF MORT	5.95% 01 Feb 2038	675,000	885,495
SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	30,179,892	30,179,892
SWAP RBOS BOC SWAP CASH COLLATERAL USD	SWAP CASH COLLATERAL USD	520,000	520,000
SWAP RBOS COC SWAP CASH COLLATERAL USD	SWAP CASH COLLATERAL USD	(520,000)	(520,000)
TAKEDA PHARMACEUTICAL SR UNSECURED 144A	1.625% 17 Mar 2017	2,395,000	2,429,608
TELEFONICA EMISIONES SAU COMPANY GUAR	2.582% 26 Apr 2013	7,729,000	7,756,052
TENN VALLEY AUTHORITY SR UNSECURED	3.5% 15 Dec 2042	1,500,000	1,490,616
TENNESSEE GAS PIPELINE SR UNSECURED	7% 15 Oct 2028	240,000	327,951
TIERS 2012 01 SR SECURED 144A VAR	1% 12 May 2014	4,090,000	4,100,225
TIME WARNER CABLE INC COMPANY GUAR	6.2% 01 Jul 2013	3,585,000	3,683,405
TRANSOCEAN INC COMPANY GUAR	6.5% 15 Nov 2020	4,980,000	6,031,393
TSY INFL IX N/B	0.75% 15 Feb 2042	7,413,780	8,119,824
ULTRA LONG US TREAS BOND FTRS XCBT	MAR13 XCBT	(3,600,000)	89,244
UNITED TECHNOLOGIES CORP SR UNSECURED	4.5% 01 Jun 2042	2,940,000	3,266,813
UNITEDHEALTH GROUP INC SR UNSECURED	3.375% 15 Nov 2021	745,000	793,703
US DOLLAR		(1,514,696)	(1,514,696)
US TREASURY N/B	6.625% 15 Feb 2027	21,770,000	33,488,377
US TREASURY N/B	4.5% 15 Feb 2036	25,345,000	33,356,402
US TREASURY N/B	4.75% 15 Feb 2037	6,880,000	9,386,900
US TREASURY N/B	3.125% 15 Feb 2042	23,475,000	24,546,047
US TREASURY N/B	0.75% 15 Aug 2013	7,280,000	7,307,300
US TREASURY N/B	0.25% 31 Aug 2014	42,415,000	42,426,579
US TREASURY N/B	3.75% 15 Aug 2041	5,850,000	6,875,575
US TREASURY N/B	2.75% 15 Aug 2042	13,550,000	13,084,219
US TREASURY N/B	0% 30 Sep 2013	4,665,000	4,663,726
US TREASURY N/B	0.75% 15 Sep 2013	6,615,000	6,642,651
US TREASURY N/B	0.25% 30 Nov 2014	90,820,000	90,823,542
US TREASURY N/B	0.375% 15 Nov 2015	29,060,000	29,087,258
US TREASURY N/B	0.625% 30 Nov 2017	71,795,000	71,553,841
US TREASURY N/B	1% 30 Nov 2019	87,830,000	86,979,103
US TREASURY N/B	1.625% 15 Nov 2022	6,080,000	6,013,497
US TREASURY N/B	7.5% 15 Nov 2024	10,500,000	16,721,250
US TREASURY N/B	6.5% 15 Nov 2026	27,480,000	41,730,963
US TREASURY N/B	2.75% 15 Nov 2042	21,485,000	20,699,465
US TREASURY N/B	0.25% 15 Dec 2015	22,740,000	22,672,485
VERIZON COMMUNICATIONS SR UNSECURED	6.25% 01 Apr 2037	2,170,000	2,852,675
VERIZON COMMUNICATIONS SR UNSECURED	6.9% 15 Apr 2038	170,000	241,943
VERIZON GLOBAL FUNDING SR UNSECURED	7.75% 15 Jun 2032	360,000	530,310
VERIZON MARYLAND INC COMPANY GUAR	5.125% 15 Jun 2033	590,000	616,833
VERIZON NEW ENGLAND INC COMPANY GUAR	7.875% 15 Nov 2029	125,000	166,061
VIRGIN MEDIA SECURED FIN SR SECURED	6.5% 15 Jan 2018	980,000	1,054,725
VIRGIN MEDIA SECURED FIN SR SECURED	5.5% 15 Jan 2021	590,000	1,075,243
VODAFONE GROUP PLC SR UNSECURED	4.15% 10 Jun 2014	2,280,000	2,392,160
WELLPOINT INC SR UNSECURED	3.3% 15 Jan 2023	1,730,000	1,774,989
WELLPOINT INC SR UNSECURED	4.65% 15 Jan 2043	845,000	880,588
WELLS FARGO + COMPANY SR UNSECURED	3.5% 08 Mar 2022	2,090,000	2,229,303
WILLIAMS COMPANIES INC SR UNSECURED	3.7% 15 Jan 2023	1,240,000	1,250,731
WILLIAMS COMPANIES INC SR UNSECURED	7.5% 15 Jan 2031	2,311,000	2,889,277
WINDSTREAM CORP COMPANY GUAR	8.125% 01 Aug 2013	475,000	492,813
XYLEM INC COMPANY GUAR	3.55% 20 Sep 2016	1,385,000	1,475,475

	Sub-Total: Fund 5710 1 of 15		$1,633,181,730

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	10YR US TREASURY NOTE FUTURES	MAR13 XCBT	(21,200,000)		$93,897
	317U484D9 IRO USD 5Y	SEP15 2.5 PUT	(23,100,000)		(358,073)
	317U488D5 IRO USD 30Y	SEP15 3.45 PUT	5,500,000		427,499
	317U865C0 IRO USD 5Y	MAR13 1.4 CALL	(3,300,000)		(82,256)
	317U866C9 IRO USD 5Y	MAR13 1.4 PUT	(3,300,000)		(1,030)
	317U871C2 IRO USD 5Y	MAR13 1.4 PUT	(43,100,000)		(13,447)
	317U872C1 IRO USD 5Y	MAR13 1.4 CALL	(43,100,000)		(1,074,311)
	5YR US TREASURY NOTE FUTURES	MAR13 XCBT	(14,800,000)		28,736
	ABBEY NATL TREASURY SERV BANK GUARANT VAR	1% 25 Apr 2014	7,000,000		6,983,984
	ALLY FINANCIAL INC COMPANY GUAR VAR	1% 20 Jun 2014	5,300,000		5,421,741
	AMERICAN EXPRESS BK FSB SR UNSECURED	5.5% 16 Apr 2013	3,300,000		3,347,735
	AMERICAN INTL GROUP SR UNSECURED	8.25% 15 Aug 2018	4,700,000		6,175,264
	ANZ NEW ZEALAND INTL/LDN BANK GUARANT 144A	6.2% 19 Jul 2013	2,300,000		2,359,710
	AUSTRALIAN DOLLAR		195,395		202,859
	AUSTRALIAN GOVERNMENT SR UNSECURED	5.5% 15 Dec 2013	200,000		213,217
	BANC OF AMERICA FUNDING CORPOR BAFC 2006 J 4A1	6.14656% 20 Jan 2047	127,343		92,728
	BANCO DO BRASIL SA	0.01% 28 Jun 2013	9,500,000		9,479,433
	BANK OF AMERICA CORP SR UNSECURED	5.65% 01 May 2018	3,900,000		4,537,428
	BARCLAYS BANK PLC SR UNSECURED VAR	1% 13 Jan 2014	6,400,000		6,432,339
	BARCLAYS BANK PLC SUBORDINATED 144A	6.05% 04 Dec 2017	4,600,000		5,089,385
	BARCLAYS CAPITAL REPO REPO	0.16% 11 Jan 2013	300,000		300,000
	BARCLAYS CASH COLLATERAL CCBCYCUS6	CCBCYCUS6	25,000		25,000
	BARRICK GOLD CORP SR UNSECURED	1.75% 30 May 2014	3,100,000		3,143,298
	BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 2 A1	4.125% 25 Mar 2035	825,899		832,021
	BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 5 A2	4.55% 25 Aug 2035	213,629		216,086
	BEAR STEARNS ALT A TRUST BALTA 2006 6 32A1	2.848632% 25 Nov 2036	1,408,400		907,570
	BEAR STEARNS COS LLC SR UNSECURED	6.4% 02 Oct 2017	600,000		720,599
	BEAR STEARNS COS LLC SR UNSECURED	5.7% 15 Nov 2014	1,100,000		1,195,339
	BEAR STEARNS STRUCTURED PRODUC BSSP 2007 R6 1A1	1% 26 Jan 2036	503,492		317,777
	BEAR STEARNS STRUCTURED PRODUC BSSP 2007 R6 2A1	5.788% 26 Dec 2046	328,275		177,796
	BRAZILIAN REAL		2,069		1,011
	BUCKEYE OH TOBACCO SETTLEMENT BUCGEN FIXED OID	5.875% 01 Jun 2047	1,100,000		983,873
	BUNDESSCHATZANWEISUNGEN BONDS	1.75% 14 Jun 2013	45,100,000		59,918,406
	BWPC415P1 CDS USD P FCME	0.8% 20 Dec 2017	(5,033,600)		(4,931,473)
	BWPC415P1 CDS USD R V 00MEVENT CME	1% 20 Dec 2017	5,033,600		5,033,600
	BWPCTESK2 CDS USD P F	5% 20 Jun 2015	(12,672,000)		(13,433,701)
	BWPCTESK2 CDS USD R V	1% 20 Jun 2015	12,672,000		12,672,000
	BWPCTESL0 CDS USD P F	5% 20 Dec 2015	(10,752,000)		(11,351,005)
	BWPCTESL0 CDS USD R V	1% 20 Dec 2015	10,752,000		10,752,000
	BWU001DY7 IRS EUR P F	1.75% 20 Mar 2023	(2,300,000)		(3,068,951)
	BWU001DY7 IRS EUR R V 06MEURIB MYC	1% 20 Mar 2023	2,300,000		3,032,321
	BWU002JE3 IRS USD P F	1.5% 04 Jan 2018	(2,100,000)		(2,107,209)
	BWU002JE3 IRS USD R V 03MLIBOR CCP SWUV02JE5 CCPVANILLA	1% 04 Jan 2018	2,100,000		2,100,000
	BWU0695U1 IRS USD P F	1.5% 20 Jun 2017	(7,200,000)		(7,449,718)
	BWU0695U1 IRS USD R V 03MLIBOR BRC	1% 20 Jun 2017	7,200,000		7,200,000
	CALIFORNIA ST CAS FIXED	7.5% 01 Apr 2034	800,000		1,112,600
	CANADIAN DOLLAR		86,793		87,168
	CD COMMERCIAL MORTGAGE TRUST CD 2007 CD5 A4	1% 15 Nov 2044	896,282		1,059,096
	CHICAGO IL TRANSIT AUTH SALES CHITRN FIXED	6.899% 01 Dec 2040	6,900,000		8,374,254
	CHICAGO IL TRANSIT AUTH SALES CHITRN FIXED	6.899% 01 Dec 2040	3,700,000		4,490,542
	CITIGROUP INC SR UNSECURED	5.5% 11 Apr 2013	3,900,000		3,940,182
	CITIGROUP INC SR UNSECURED	6% 15 Aug 2017	100,000		117,815
	CITIGROUP MORTGAGE LOAN TRUST CMLTI 2005 6 A2	4.2475% 25 Sep 2035	441,848		433,412
	CITIGROUP TBA CASH COLLATERAL	TBA CASH COLLATERAL	(267,000)		(267,000)

CREDIT AG HOME LOAN SFH COVERED 144A VAR	1% 21 Jul 2014	9,000,000	9,015,066
CURRENCY CONTRACT	BUYCNY/SELLUSD		620,651
CURRENCY CONTRACT	BUYNOK/SELLUSD		31,886
CURRENCY CONTRACT	BUYMXN/SELLUSD		(9)
CURRENCY CONTRACT	BUYUSD/SELLEUR		(548)
CURRENCY CONTRACT	BUYUSD/SELLMYR		(203)
CURRENCY CONTRACT	BUYUSD/SELLEUR		(176)
CURRENCY CONTRACT	BUYUSD/SELLEUR		212
CURRENCY CONTRACT	BUYUSD/SELLEUR		(3,643)
CURRENCY CONTRACT	BUYUSD/SELLAUD		767
CURRENCY CONTRACT	BUYUSD/SELLCNY		(23,736)
CURRENCY CONTRACT	BUYUSD/SELLJPY		65,851
CURRENCY CONTRACT	BUYUSD/SELLBRL		(21,537)
CURRENCY CONTRACT	BUYUSD/SELLCAD		53,533
CURRENCY CONTRACT	BUYUSD/SELLEUR		(48,562)
CURRENCY CONTRACT	BUYUSD/SELLEUR		(180,792)
CURRENCY CONTRACT	BUYUSD/SELLCNY		(205,586)
CURRENCY CONTRACT	BUYUSD/SELLGBP		(164,273)
CURRENCY CONTRACT	BUYUSD/SELLAUD		(64,732)
CURRENCY CONTRACT	BUYUSD/SELLCNY		(380,149)
CURRENCY CONTRACT	BUYUSD/SELLEUR		(1,265,127)
DAIMLER FIN NORTH AMERICA	1.07% 11 Oct 2013	7,900,000	7,851,014
DAIMLER FIN NORTH AMERICA	1.07% 15 Oct 2013	1,100,000	1,093,066
DANFIN FUNDING LTD GOVT LIQUID 144A VAR	1% 16 Jul 2013	8,700,000	8,723,246
DEXIA CREDIT LOCAL GOVT GUARANT 144A	2.75% 29 Apr 2014	1,400,000	1,419,750
DEXIA CREDIT LOCAL GOVT GUARANT 144A VAR	0.7805% 29 Apr 2014	8,800,000	8,682,240
ESC LEHMAN BRTH HLDG	1% 24 Jan 2013	7,400,000	1,748,250
EURO CURRENCY		(305,398)	(402,637)
EURO OAT FUTURES	MAR13 XEUR	(2,700,000)	(30,644)
EXPORT IMPORT BK KOREA SR UNSECURED	8.125% 21 Jan 2014	10,400,000	11,160,417
FANNIE MAE FNR 1997 66 Z	7.5% 20 Sep 2027	834,646	973,304
FANNIE MAE FNR G92 61 Z	7% 25 Oct 2022	190,132	222,729
FANNIE MAE FNR G93 5 Z	6.5% 25 Feb 2023	197,979	228,104
FANNIEMAE WHOLE LOAN FNW 1998 W2 A8	6.5% 25 Jun 2028	79,195	88,184
FED HM LN PC POOL 1J1214	5.351% 01 Sep 2035	207,845	219,056
FED HM LN PC POOL 1J1219	2.375% 01 Oct 2035	1,327,514	1,420,387
FED HM LN PC POOL 785867	4.423% 01 Dec 2026	46,004	48,496
FED HM LN PC POOL 789758	1% 01 Sep 2032	65,484	69,875
FED HM LN PC POOL 789777	1% 01 Sep 2032	34,646	36,954
FED HM LN PC POOL G06239	4% 01 Feb 2041	15,447,796	16,505,883
FED HM LN PC POOL Q00232	4.5% 01 Apr 2041	602,667	650,296
FEDERAL NATL MTG ASSN	3.5% 01 Dec 2099	5,000,000	5,300,781
FHA 221 D4 PROJ GMAC	7.43% 01 Dec 2020	161,149	158,887
FHA 221/D4 GMAC 56 P8/01	7.43% 25 Oct 2022	33,998	33,520
FHA 232 236	6.69% 01 May 2016	4,077	3,993
FHA 253 P11 02 PJ HUNT PG 87 NCP ASCT FHA AMD AIR 7300000	7.43% 01 Jan 2021	293,545	289,424
FHA INSD 23RD MTG SER USGI	7.43% 01 Mar 2022	11,619	11,456
FHA INSD MTG P/T 091 ML LYNCH	7.43% 01 Jul 2024	24,874	24,561
FHA INSD MTG POOL 56 GMAC	7.43% 25 Oct 2022	4,857	4,789
FHA INSD MTG POOL 64 REILLY	7.43% 01 Nov 2024	21,855	21,580
FHA PROJ LN CTF SER POOL 5	7.43% 01 Feb 2022	18,076	17,822
FHLMC GOLD TBA 30 YR	4% 01 Dec 2099	3,000,000	3,202,500
FIRST HORIZON MORTGAGE PASS TH FHASI 2005 AR3 2A1	5.369408% 25 Aug 2035	100,924	97,821
FNMA TBA FEB 30 SINGLE FAM	5% 01 Dec 2099	(5,000,000)	(5,416,406)
FNMA TBA JAN 15 SINGLE FAM	4.5% 01 Dec 2099	1,000,000	1,075,625
FNMA TBA JAN 15 SINGLE FAM	4.5% 01 Dec 2099	(5,000,000)	(5,378,125)
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	500,000	540,098
FNMA POOL 066414	4.859% 01 Sep 2028	140,454	146,170
FNMA POOL 190639	5.5% 01 Jan 2024	4,832	5,439
FNMA POOL 255075	5.5% 01 Feb 2024	680,003	745,644
FNMA POOL 256158	2.684% 01 Feb 2036	25,862	27,589
FNMA POOL 257238	5% 01 Jun 2028	664,607	720,350
FNMA POOL 450838	5.5% 01 Dec 2028	5,598	6,182
FNMA POOL 544502	1.77% 01 Jul 2030	53,197	54,413
FNMA POOL 725027	5% 01 Nov 2033	172,970	188,450
FNMA POOL 735764	2.389% 01 Jul 2035	1,116,235	1,192,850
FNMA POOL 735965	3.156% 01 Oct 2035	1,020,177	1,092,783
FNMA POOL 745393	4.5% 01 Sep 2020	488,872	527,228
FNMA POOL 783610	2.35% 01 Jun 2035	1,673,855	1,780,894
FNMA POOL 822101	2.76% 01 May 2035	1,333,791	1,419,970
FNMA POOL 825157	2.95% 01 Aug 2035	417,590	446,147
FNMA POOL 826129	2.422% 01 Jul 2035	1,240,617	1,306,523
FNMA POOL 897717	2.134% 01 Aug 2036	238,032	252,649
FNMA POOL 898700	5% 01 Jul 2033	92,556	100,839
FNMA POOL 899007	4.5% 01 Jan 2022	34,224	36,845
FNMA POOL 929672	4.5% 01 Jun 2023	769,496	828,186
FNMA POOL 941599	4% 01 Oct 2025	338,947	363,899
FNMA POOL 962845	4.5% 01 Apr 2023	18,520	19,933
FNMA POOL 975330	4.5% 01 May 2023	72,789	78,341
FNMA POOL AA4274	4.5% 01 May 2024	418,882	450,766

FNMA POOL AA7916	4% 01 Mar 2039	142,608	153,250
FNMA POOL AB0554	4.5% 01 Apr 2024	12,533	13,489
FNMA POOL AB2850	5% 01 Aug 2039	967,191	1,047,708
FNMA POOL AB3959	2.5% 01 Nov 2021	758,793	796,417
FNMA POOL AB4114	4% 01 Dec 2041	204,897	219,930
FNMA POOL AB5230	2.5% 01 May 2027	10,688,081	11,184,631
FNMA POOL AB6277	2.5% 01 Sep 2027	1,987,425	2,079,757
FNMA POOL AC3290	4.5% 01 Oct 2024	2,238,846	2,409,255
FNMA POOL AC3879	4.5% 01 Dec 2024	182,431	196,316
FNMA POOL AC8594	4.5% 01 Jan 2025	125,049	134,938
FNMA POOL AD4308	4.5% 01 Apr 2025	8,572	9,250
FNMA POOL AE4014	3.5% 01 Nov 2025	763,672	810,583
FNMA POOL AE7758	3.5% 01 Nov 2025	729,084	773,869
FNMA POOL AE8058	3.5% 01 Dec 2025	329,307	349,535
FNMA POOL AE8158	4.5% 01 Aug 2024	428,647	461,340
FNMA POOL AE9826	3.5% 01 Dec 2025	555,123	589,223
FNMA POOL AH2894	3.5% 01 Jan 2026	821,146	871,586
FNMA POOL AH4598	3.5% 01 Apr 2026	800,760	849,949
FNMA POOL AH6492	4% 01 Mar 2026	19,907	21,329
FNMA POOL AH9250	4% 01 Mar 2026	57,204	61,272
FNMA POOL AK4046	2.5% 01 Feb 2027	58,882	61,617
FNMA POOL AK4147	2.5% 01 Oct 2027	2,668,330	2,792,296
FNMA POOL AL030	4.5% 01 Jun 2026	488,221	527,441
FNMA POOL AO0483	2.5% 01 Sep 2027	5,300,005	5,546,234
FNMA POOL AO0794	2.5% 01 Apr 2027	641,601	671,408
FNMA POOL AO5492	2.5% 01 Jul 2027	996,707	1,043,012
FNMA POOL AP5199	2.5% 01 Sep 2027	662,387	693,574
FNMA POOL AP6730	2.5% 01 Oct 2027	23,676,072	24,776,022
FNMA POOL AP7534	2.5% 01 Sep 2027	11,911,050	12,464,418
FNMA POOL AP9524	2.5% 01 Oct 2027	2,307,352	2,414,548
FNMA POOL AQ2423	2.5% 01 Nov 2027	2,782,641	2,911,917
FNMA POOL AQ3740	2.5% 01 Nov 2027	496,977	520,066
FNMA POOL MA0184	5% 01 Sep 2029	3,328,819	3,608,018
FNMA POOL MA1081	2.5% 01 May 2027	4,870,597	5,096,877
FNMA POOL MA1210	2.5% 01 Oct 2027	21,849,106	22,864,179
FNMA POOL MA1277	2.5% 01 Nov 2027	203,864	213,336
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	400,000	436,875
FNMA TBA MAR	3% 01 Dec 2099	4,000,000	4,182,500
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	5,600,000	6,002,500
FORD MOTOR CREDIT CO	0.9% 16 Jan 2013	3,600,000	3,598,608
FORD MOTOR CREDIT CO	1.4% 18 Jan 2013	100,000	99,957
FORD MOTOR CREDIT CO	0% 18 Jan 2013	7,500,000	7,496,738
FORD MOTOR CREDIT CO	0.96% 05 Mar 2013	400,000	399,309
FORD MOTOR CREDIT CO	1.19% 09 Jul 2013	500,000	497,088
FORD MOTOR CREDIT CO LLC SR UNSECURED	7% 01 Oct 2013	1,600,000	1,672,160
FREDDIE MAC DISCOUNT NT DISCOUNT NOT	5.07% 03 Apr 2001	33,500,000	33,494,071
FREDDIE MAC FHR 1278 K	7% 15 May 2022	196,113	218,492
GAZPROM (GAZ CAPITAL SA) SR UNSECURED 144A	8.146% 11 Apr 2018	2,800,000	3,453,800
GERMAN EURO BUND FUTURES	MAR13 XEUR	3,000,000	35,379
GNMA II POOL 002910	8.5% 20 Apr 2030	2,324	2,914
GNMA II POOL 002947	8.5% 20 Jul 2030	1,193	1,493
GNMA II POOL 003029	8.5% 20 Jan 2031	4,795	6,017
GNMA II POOL 003057	8.5% 20 Mar 2031	274	275
GNMA II POOL 780840	8.5% 20 Jul 2028	13,995	15,428
GNMA SINGLE FAMILY	3% 01 Dec 2099	25,000,000	26,519,533
GNMA TBA 30YR	3% 01 Dec 2099	44,000,000	46,770,627
GOLDMAN CCP USD GOLDMAN CCP CCGSCCUS0	GOLDMAN CCP CCGSCCUS0	21,000	21,000
GOLDMAN SACHS GROUP INC SR UNSECURED	6.15% 01 Apr 2018	3,300,000	3,876,734
GOLDMAN SACHS GROUP INC SR UNSECURED VAR	0.9612% 22 Jul 2015	600,000	588,733
GOLDMAN SACHS GROUP INC SR UNSECURED	6.25% 01 Sep 2017	5,500,000	6,487,894
GOVERNMENT NATIONAL MORTGAGE A GNR 1998 12 Z	6.5% 20 May 2028	214,264	242,494
GSR MORTGAGE LOAN TRUST GSR 2005 AR6 2A1	4.539779% 25 Sep 2035	1,684,028	1,686,748
INDUSTRIAL BANK OF KOREA SR UNSECURED 144A	2.375% 17 Jul 2017	9,500,000	9,647,184
INDYMAC INDX MORTGAGE LOAN TRU INDX 2004 AR11 2A	5.04428% 25 Dec 2034	62,494	55,139
INTL LEASE FINANCE CORP SR SECURED 144A	7.125% 01 Sep 2018	4,400,000	5,104,000
JAPANESE YEN		649	8
JP MORGAN CHASE BANK NA SUBORDINATED VAR	0.6101% 13 Jun 2016	900,000	874,947
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2011 FL1 A 144A	2.149% 15 Nov 2028	8,970,039	9,054,519
JP MORGAN MORTGAGE TRUST JPMMT 2005 A1 6T1	1% 25 Feb 2035	148,984	151,250
JP MORGAN MORTGAGE TRUST JPMMT 2006 A1 2A2	2.86433% 25 Feb 2036	692,570	585,743
JPMORGAN CHASE + CO SR UNSECURED	6.3% 23 Apr 2019	500,000	616,881
KENTUCKY ST PROPERTY + BLDGS C KYSFAC FIXED	4.303% 01 Nov 2019	1,500,000	1,685,220
KENTUCKY ST PROPERTY + BLDGS C KYSFAC FIXED	4.403% 01 Nov 2020	1,800,000	2,042,964
KENTUCKY ST PROPERTY + BLDGS C KYSFAC FIXED	5.373% 01 Nov 2025	3,300,000	3,849,582
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C7 A3	5.866% 15 Sep 2045	500,000	596,114
LBG CAPITAL NO.1 PLC BANK GUARANT 144A	7.875% 01 Nov 2020	310,000	333,497
LEHMAN BROTHERS HOLDINGS SUBORDINATED	6.75% 28 Dec 2017	3,100,000	310
LEHMAN BROTHERS INC TBA CASH COLLATERAL	TBA CASH COLLATERAL	(637,501)	(637,501)
LLOYDS TSB BANK PLC JR SUBORDINA 144A VAR	12% 31 Dec 2049	10,900,000	12,607,921
LOS ANGELES CA UNIF SCH DIST LOSSCD FIXED	4.5% 01 Jul 2023	4,100,000	4,647,596

MERRILL LYNCH + CO SR UNSECURED	6.875% 25 Apr 2018	300,000	361,636
MERRILL LYNCH + CO SR UNSECURED	6.4% 28 Aug 2017	3,500,000	4,110,243
MERRILL LYNCH MORTGAGE INVESTO MLMI 2005 A10 A	0.4142% 25 Feb 2036	305,205	264,661
MEXICAN PESO (NEW)		9,855	759
MLCC MORTGAGE INVESTORS INC MLCC 2005 2 3A	6.32% 25 Oct 2035	77,735	76,006
MLCC MORTGAGE INVESTORS INC MLCC 2005 3 4A	0.4542% 25 Nov 2035	52,189	48,635
MORGAN STANLEY CAP SVCS BOC SWAP CASH COLLATERAL USD	SWAP CASH COLLATERAL USD	(875,000)	(875,000)
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ15 A4	5.880716% 11 Jun 2049	400,000	470,253
MORGAN STANLEY REPO 9W08	0.25% 02 Jan 2013	11,100,000	11,100,000
MORGAN STANLEY SR UNSECURED VAR	1% 09 Jan 2014	1,200,000	1,191,526
MORGAN STANLEY SR UNSECURED VAR	1% 29 Apr 2013	9,100,000	9,120,639
MORGAN STANLEY SR UNSECURED VAR	1.845% 13 Apr 2016	3,500,000	4,385,665
MORGAN STANLEY SR UNSECURED	5.55% 27 Apr 2017	3,500,000	3,880,223
MORGAN STANLEY SR UNSECURED	7.3% 13 May 2019	1,100,000	1,336,742
MORGAN STANLEY TBA CASH COLLATERAL	TBA CASH COLLATERAL	(15,000)	(15,000)
NEW YORK CITY NY TRANSITIONAL NYCGEN FIXED	4.725% 01 Nov 2023	2,500,000	2,931,375
NEW YORK CITY NY TRANSITIONAL NYCGEN FIXED	4.905% 01 Nov 2024	1,900,000	2,262,387
NEW YORK CITY NY TRANSITIONAL NYCGEN FIXED	5.075% 01 Nov 2025	1,900,000	2,292,635
NEW ZEALAND DOLLAR		116	96
NOTA DO TESOURO NACIONAL NOTES	10% 01 Jan 2013	20,000	97,680
NOTA DO TESOURO NACIONAL NOTES	10% 01 Jan 2014	1,008,000	504,997
NOTA DO TESOURO NACIONAL SENIOR NOTES	10% 01 Jan 2017	776,000	3,990,345
ONTARIO (PROVINCE OF) UNSECURED	3.15% 02 Jun 2022	5,500,000	5,714,708
OVERSEAS PRIVATE INV COR US GOVT GUAR	0.01% 18 Nov 2013	9,000,000	9,129,510
PALOMAR CA CMNTY CLG DIST PMRHGR FIXED	4.75% 01 May 2032	100,000	111,118
PIMCO FDS PAC INVT MGMT SER	EMERGING MKTS PORTFOLIO	1,958,560	21,015,349
PIMCO FDS PAC INVT MGMT SER	MUTUAL FUND	1,665,541	14,939,905
POUND STERLING		166	270
RABOBANK NEDERLAND BANK GUARANT	4.5% 11 Jan 2021	5,600,000	6,294,299
REPO BANK AMERICA REPO	0	22,700,000	22,700,000
RESIDENTIAL ACCREDIT LOANS, IN RALI 2006 QO6 A1	0.3842% 25 Jun 2046	481,415	219,661
RESIDENTIAL ACCREDIT LOANS, IN RALI 2006 QS7 A1	6% 25 Jun 2036	1,982,126	1,524,546
ROYAL BK SCOTLND GRP PLC JR SUBORDINA VAR	7.64% 31 Dec 2049	400,000	360,000
SEQUOIA MORTGAGE TRUST SEMT 2005 4 2A1	2.8172% 20 Apr 2035	1,388,888	1,387,262
SINGAPORE DOLLAR		0	0
SLM STUDENT LOAN TRUST SLMA 2008 9 A	1.801% 25 Apr 2023	10,859,035	11,316,049
SMALL BUSINESS ADMINISTRATION SBAP 2008 20I 1	5.6% 01 Sep 2028	6,052,884	7,049,611
SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	5,305,462	5,305,462
SSIF NEVADA LP BANK GUARANT 144A VAR	1% 14 Apr 2014	4,500,000	4,525,196
STRUCTURED ADJUSTABLE RATE MOR SARM 2005 17 3A1	2.658898% 25 Aug 2035	71,941	65,170
STRUCTURED ASSET MORTGAGE INVE SAMI 2005 AR5 A1	5.57% 19 Jul 2035	55,488	47,946
STRUCTURED ASSET MORTGAGE INVE SAMI 2005 AR5 A2	5.57% 19 Jul 2035	102,077	99,624
STRUCTURED ASSET MORTGAGE INVE SAMI 2005 AR5 A3	5.57% 19 Jul 2035	229,145	225,495
STRUCTURED ASSET MORTGAGE INVE SAMI 2006 AR3 12A1	0.4242% 25 May 2036	2,685,457	1,770,218
SWAP BARCLAYS BOC	SWAP CASH COLLATERAL USD	(690,000)	(690,000)
SWAP DEUTSCHE COC	SWAP CASH COLLATERAL USD	740,000	740,000
SWAP HSBC BOC	SWAP CASH COLLATERAL USD	(1,460,000)	(1,460,000)
SWAP JPM CHASE COC	SWAP CASH COLLATERAL USD	1,050,000	1,050,000
SWAP UBS COC	SWAP CASH COLLATERAL USD	360,000	360,000
SWPC060G9 CDS USD P F	1% 20 Mar 2013	(4,150,000)	(4,150,000)
SWPC060G9 CDS USD R V	1% 20 Mar 2013	4,150,000	4,146,120
SWPC460Q3 CDS USD P F	1% 20 Dec 2016	(2,600,000)	(2,600,000)
SWPC460Q3 CDS USD R V	1% 20 Dec 2016	2,600,000	2,559,222
SWPC52925 CDS USD P V	1% 25 Jul 2045	(244,841)	(244,841)
SWPC52925 CDS USD R F	0.54% 25 Jul 2045	244,841	32,393
SWPC87756 CDS USD P V	1% 20 Dec 2015	(10,700,000)	(10,700,000)
SWPC87756 CDS USD R F	0.4625% 20 Dec 2015	10,700,000	10,464,514
SWPC949F8 CDS USD P F	1% 20 Dec 2017	(5,000,000)	(5,000,000)
SWPC949F8 CDS USD R V	1% 20 Dec 2017	5,000,000	5,107,745
SWPC974P4 CDS USD P V	1% 20 Jun 2017	(1,500,000)	(1,500,000)
SWPC974P4 CDS USD R F	1.28% 20 Jun 2017	1,500,000	1,528,094
SWU000LC8 IRS AUD P V 06MBBSW SWUV00LC0 CCP CME	1% 15 Mar 2023	(1,500,000)	(1,557,299)
SWU000LC8 IRS AUD R F CCP CME	4% 15 Mar 2023	1,500,000	1,577,533
SWU000MW3 IRS AUD P V 06MBBSW SWUV00MW5 CCP CME	1% 15 Mar 2018	(14,600,000)	(15,157,713)
SWU000MW3 IRS AUD R F CCP CME	3.75% 15 Mar 2018	14,600,000	15,472,842
SWU000YP5 IRS AUD P V 06MBBSW BRC AUD 6MBB	1% 15 Mar 2023	(10,000,000)	(10,381,995)
SWU000YP5 IRS AUD R F 3.75000 BRC AUD 6MBB	3.75% 15 Mar 2023	10,000,000	10,278,089
SWU001FH2 IRS AUD P V 06MBBSW BRC	1% 15 Mar 2018	(9,200,000)	(9,551,436)
SWU001FH2 IRS AUD R F	3.5% 15 Mar 2018	9,200,000	9,624,284
SWU002JK9 IRS USD P V 03MLIBOR HUS	1% 04 Jan 2018	(1,700,000)	(1,700,000)
SWU002JK9 IRS USD R F 1.50000 HUS	1.5% 04 Jan 2018	1,700,000	1,704,298
SWU023YB8 IRS BRL P V 00MBRCDI	1% 02 Jan 2017	(600,000)	(293,040)
SWU023YB8 IRS BRL R F	8.485% 02 Jan 2017	600,000	295,088
SWU026Y88 IRS BRL P V 00MBRCDI MYC	1% 02 Jan 2015	(21,700,000)	(10,598,291)
SWU026Y88 IRS BRL R F	10.605% 02 Jan 2015	21,700,000	11,241,914
SWU0307U1 IRS EUR P V 06MEURIB MYC	1% 21 Mar 2017	(5,800,000)	(7,646,721)
SWU0307U1 IRS EUR R F	2% 21 Mar 2017	5,800,000	8,083,755
SWU036C24 IRS BRL P V 00MBZDIO BZDIOVRA	1% 02 Jan 2015	(3,800,000)	(1,855,922)
SWU036C24 IRS BRL R F NDFPREDISWAP	9.98% 02 Jan 2015	3,800,000	1,945,188
SWU036GW4 IRS BRL P V 00MBCRDI UAG	1% 02 Jan 2015	(1,700,000)	(830,281)

SWU036GW4 IRS BRL R F	9.93% 02 Jan 2015	1,700,000	869,276
SWU036KY5 IRS BRL P F	0% 02 Jan 2014	(1,100,000)	(537,241)
SWU036KY5 IRS BRL R F	0% 02 Jan 2014	1,100,000	544,320
SWU036QQ6 IRS BRL P V 00MCETIP DUB	1% 02 Jan 2015	(2,600,000)	(1,269,841)
SWU036QQ6 IRS BRL R F	8.43% 02 Jan 2015	2,600,000	1,290,330
SWU036QU7 IRS BRL P V 00MCETIP NDFPREDISWAP	1% 02 Jan 2015	(15,600,000)	(7,619,048)
SWU036QU7 IRS BRL R F NDFPREDISWAP	8.44% 02 Jan 2015	15,600,000	7,743,444
SWU036VH0 IRS BRL P V 00MCETIP HUS	1% 02 Jan 2015	(9,100,000)	(4,444,444)
SWU036VH0 IRS BRL R F	8.075% 02 Jan 2015	9,100,000	4,482,040
SWU036VX5 IRS BRL P V 00MBRCDI	1% 02 Jan 2014	(30,600,000)	(14,945,055)
SWU036VX5 IRS BRL R F	7.42% 02 Jan 2014	30,600,000	14,992,879
SWU0888P9 IRS AUD P V 06MBBSW BRC	1% 15 Dec 2017	(4,700,000)	(4,879,538)
SWU0888P9 IRS AUD R F	5.5% 15 Dec 2017	4,700,000	5,377,051
SWU0889P8 IRS AUD P V 06MBBSW DUB	1% 15 Dec 2017	(3,000,000)	(3,114,599)
SWU0889P8 IRS AUD R F	5.5% 15 Dec 2017	3,000,000	3,432,160
SWU09F658 IRS BRL P V 00MCETIP HUS	1% 02 Jan 2015	(57,100,000)	(27,887,668)
SWU09F658 IRS BRL R F	10.135% 02 Jan 2015	57,100,000	29,320,257
SWU09G516 IRS BRL P V 00MBRCDI	1% 02 Jan 2017	(2,000,000)	(976,801)
SWU09G516 IRS BRL R F	8.86% 02 Jan 2017	2,000,000	995,543
SWU0ANAR6 IRS BRL P V 00MBRCDI MYC	1% 02 Jan 2015	(8,600,000)	(4,200,244)
SWU0ANAR6 IRS BRL R F	9.93% 02 Jan 2015	8,600,000	4,397,567
SWU0TR9A6 IRS BRL P V 00MCEPTI MYC	1% 02 Jan 2014	(29,700,000)	(14,505,495)
SWU0TR9A6 IRS BRL R F	7.785% 02 Jan 2014	29,700,000	14,613,372
TOBACCO SETTLEMENT FIN AUTH WV TOBGEN FIXED	7.467% 01 Jun 2047	1,955,000	1,561,615
TOBACCO SETTLEMENT FING CORP N TOBGEN FIXED OID	5% 01 Jun 2041	2,300,000	2,083,616
TOLL BROS FINANCE CORP COMPANY GUAR	8.91% 15 Oct 2017	4,100,000	5,176,947
TREASURY BILL	0.01% 07 Feb 2013	913,000	912,973
TREASURY BILL	0.01% 02 May 2013	478,000	477,857
TREASURY BILL	0.01% 30 May 2013	228,000	227,899
TREASURY BILL	0.01% 25 Jul 2013	105,000	104,924
TREASURY BILL	0.01% 19 Sep 2013	231,000	230,783
TREASURY BILL	0.01% 17 Oct 2013	216,000	215,771
TREASURY BILL	0.01% 14 Nov 2013	5,000,000	4,993,755
TREASURY BILL	0.01% 12 Dec 2013	3,900,000	3,894,696
TSY 0 1/8 2024 I/L GILT BONDS	0.125% 22 Mar 2024	3,849,134	6,808,805
TSY 1 7/8 2022 I/L GILT BONDS	2.250281% 22 Nov 2022	477,600	998,279
TSY INFL IX N/B	1.125% 15 Jan 2021	12,160,675	14,283,090
TSY INFL IX N/B	0.125% 15 Jan 2022	26,777,186	29,078,364
TSY INFL IX N/B	0.125% 15 Apr 2017	5,397,732	5,780,210
TSY INFL IX N/B	1.25% 15 Jul 2020	1,060,690	1,258,244
TSY INFL IX N/B	0.125% 15 Jul 2022	10,159,590	11,028,712
UAL 1993 PASS TRUST PASS THRU CE	0.02561% 17 Jun 2015	1,299,376	6,497
UAL 1995 PASS TRUST PASS THRU CE	9.56% 19 Oct 2018	870,864	252,551
UBS AG STAMFORD CT NOTES	4.875% 04 Aug 2020	500,000	580,985
US DOLLAR		(3,437,972)	(3,437,972)
US TREASURY N/B	2% 15 Feb 2022	3,400,000	3,516,079
US TREASURY N/B	1.25% 15 Mar 2014	17,700,000	17,919,869
US TREASURY N/B	1.875% 15 May 2022	28,400,000	28,646,285
US TREASURY N/B	3% 15 May 2042	8,500,000	8,659,375
US TREASURY N/B	0.5% 31 Jul 2017	600,000	596,390
US TREASURY N/B	2.625% 15 Aug 2020	3,400,000	3,733,625
US TREASURY N/B	2.5% 15 Aug 2021	17,500,000	18,396,875
US TREASURY N/B	8.125% 15 Aug 2021	700,000	1,081,664
US TREASURY N/B	1.625% 15 Aug 2022	15,200,000	15,100,258
US TREASURY N/B	6.25% 15 Aug 2023	1,100,000	1,577,125
US TREASURY N/B	3.875% 15 Aug 2040	6,800,000	8,172,750
US TREASURY N/B	2% 15 Nov 2021	61,800,000	64,141,664
US TREASURY N/B	2.75% 15 Nov 2042	6,500,000	6,262,347
US TREASURY N/B	0.75% 15 Dec 2013	14,000	14,074
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A VAR	1.06% 21 Mar 2014	1,200,000	1,206,394
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A VAR	1.07815% 01 Apr 2014	2,400,000	2,407,738
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A VAR	0.91% 22 Sep 2013	500,000	501,905
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR13 A1A1	0.4942% 25 Oct 2045	1,309,055	1,242,744
WAMU MORTGAGE PASS THROUGH CER WAMU 2006 AR9 2A	2.776% 25 Aug 2046	2,351,148	2,115,372
WELLS FARGO + COMPANY	PREFERRED STOCK 7.5	13,000	15,925,000
WELLS FARGO MORTGAGE BACKED SE WFMBS 2004 X 1A1	2.6649% 25 Nov 2034	866,643	877,570
WELLS FARGO MORTGAGE BACKED SE WFMBS 2006 AR8 2A4	2.7214% 25 Apr 2036	633,125	585,754

	Sub-Total: Fund 5711 2 of 15		$978,579,313

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	249,778		$249,778

		Sub-Total: Fund 5712 3 of 15			$249,778

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	270,626,442		$270,626,442

		Sub-Total: Fund 5725 4 of 15			$270,626,442

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	0WP059058 CDS USD P F	0% 20 Sep 2017	(300,000)		$(300,000)
	0WP059058 CDS USD R F	3.77% 20 Sep 2017	300,000		331,451
	0WP059777 CDS USD P V	1% 20 Sep 2017	(300,000)		(300,000)
	0WP059777 CDS USD R F	3.95% 20 Sep 2017	300,000		333,865
	0WP060353 CDS USD P V 00MEVENT FORD MOTOR CREDIT COMPANY LLC	1% 20 Sep 2017	(440,000)		(440,000)
	0WP060353 CDS USD R F FORD MOTOR CREDIT COMPANY LLC	4.28% 20 Sep 2017	440,000		496,159
	0WP240690 TRS USD P V 01MLIBOR USD-LIBOR-BBA BPS	1% 12 Jan 2041	(7,474,711)		(7,474,711)
	0WP240690 TRS USD R F IOS.FN30.400.10/4A854IAB7	0% 12 Jan 2041	7,474,711		7,476,365
	0WP246614 CDS USD P F 2 CDX	5% 20 Dec 2017	(5,600,000)		(5,617,097)
	0WP246614 CDS USD R V 03MEVENT 1 CDX	1% 20 Dec 2017	5,600,000		5,600,000
	10YR US TREASURY NOTE FTR OPTN	FEB13 133.5 CALL	215,000		63,828
	10YR US TREASURY NOTE FUTURES	MAR13 XCBT	(104,000,000)		482,602
	2YR US TREASURY NOTE FUTURES	MAR13 XCBT	21,800,000		4,406
	30YR US TREASURY BOND FUTURE	MAR13 XCBT	(47,200,000)		640,156
	30YR US TREASURY NOTE FTR OPTN	FEB13 152 CALL	89,000		15,297
	5YR US TREASURY NOTE FUTURES	MAR13 XCBT	(10,600,000)		(7,023)
	90DAY EURODOLLAR FUTURES CME	JUN13 XCME	60,500,000		13,700
	90DAY EURODOLLAR FUTURES CME	JUN14 XCME	(60,500,000)		(13,188)
	ABBVIE INC COMPANY GUAR 144A	1.75% 06 Nov 2017	2,110,000		2,132,950
	ABBVIE INC SR UNSECURED 144A	2.9% 06 Nov 2022	1,290,000		1,313,710
	ACCESS MIDSTREAM PARTNER COMPANY GUAR	5.875% 15 Apr 2021	1,400,000		1,487,500
	ACTAVIS INC SR UNSECURED	1.875% 01 Oct 2017	550,000		557,232
	AES CORPORATION SR UNSECURED	8% 01 Jun 2020	1,850,000		2,127,500
	ALLY FINANCIAL INC COMPANY GUAR	8% 15 Mar 2020	1,850,000		2,266,250
	ALTRIA GROUP INC COMPANY GUAR	9.25% 06 Aug 2019	2,220,000		3,088,335
	ALTRIA GROUP INC COMPANY GUAR	2.85% 09 Aug 2022	1,450,000		1,434,817
	ALTRIA GROUP INC COMPANY GUAR	8.5% 10 Nov 2013	1,140,000		1,214,628
	AMER EXPRESS CREDIT CO SR UNSECURED	5.875% 02 May 2013	350,000		356,320
	AMER EXPRESS CREDIT CO SR UNSECURED	5.125% 25 Aug 2014	3,360,000		3,599,712
	AMERICA MOVIL SAB DE CV COMPANY GUAR	5% 30 Mar 2020	770,000		895,873
	AMERICA MOVIL SAB DE CV COMPANY GUAR	5.625% 15 Nov 2017	780,000		933,852
	AMERICAN EXPRESS CO SUBORDINATED VAR	6.8% 01 Sep 2066	680,000		730,150
	AMERICAN HOME MORTGAGE ASSETS AHMA 2006 2 2A1	0.4255% 25 Sep 2046	5,127,805		3,273,314
	AMERICAN HOME MORTGAGE INVESTM AHM 2005 1 6A	2.4474% 25 Jun 2045	4,949,882		4,668,709
	AMERICAN HOME MORTGAGE INVESTM AHM 2005 4 1A1	0.4942% 25 Mar 2035	2,417,007		1,952,603
	AMERICAN HOME MORTGAGE INVESTM AHM 2005 SD1 1A1 144A	1% 25 Sep 2035	1,306,093		786,461
	AMERICAN HONDA FINANCE UNSECURED 144A	1% 11 Aug 2015	1,760,000		1,769,921
	AMERICAN INTL GROUP SR UNSECURED	5.85% 16 Jan 2018	1,590,000		1,879,693
	AMERICAN INTL GROUP SR UNSECURED 144A	3.75% 30 Nov 2013	800,000		820,655
	AMORTIZING RESIDENTIAL COLLATE ARC 2002 BC1M A	1% 01 Jan 2032	83,376		63,228
	AMORTIZING RESIDENTIAL COLLATE ARC 2002 BC5 M1	1.2392% 25 Jul 2032	294,149		243,859
	AMRESCO RESIDENTIAL SECURITIES AMRES 1997 3 M1A	0.7715% 25 Sep 2027	76,141		69,802
	ANADARKO FINANCE CO COMPANY GUAR	7.5% 01 May 2031	230,000		304,305
	ANADARKO PETROLEUM CORP SR UNSECURED	6.375% 15 Sep 2017	1,220,000		1,457,284
	ANHEUSER BUSCH INBEV WOR COMPANY GUAR	5.375% 15 Jan 2020	2,000,000		2,434,068
	ANHEUSER BUSCH INBEV WOR COMPANY GUAR	5% 15 Apr 2020	940,000		1,124,870
	ANHEUSER BUSCH INBEV WOR COMPANY GUAR	2.5% 15 Jul 2022	1,380,000		1,388,639
	ANZ NEW ZEALAND INTL/LDN BANK GUARANT 144A	1.85% 15 Oct 2015	880,000		896,650
	APACHE CORP SR UNSECURED	4.75% 15 Apr 2043	220,000		239,494
	APACHE CORP SR UNSECURED	6% 15 Sep 2013	1,510,000		1,567,391
	APACHE CORP SR UNSECURED	5.1% 01 Sep 2040	940,000		1,068,537
	ARCELORMITTAL SR UNSECURED	5% 25 Feb 2017	490,000		494,604
	ARCH COAL INC COMPANY GUAR	7% 15 Jun 2019	1,680,000		1,562,400
	ARCH COAL INC COMPANY GUAR	7.25% 15 Jun 2021	1,250,000		1,153,125
	ASIF GLOBAL FINANCNG XIX SR SECURED 144A	4.9% 17 Jan 2013	110,000		110,155
	AT+T INC SR UNSECURED	5.5% 01 Feb 2018	2,330,000		2,775,708
	AT+T INC SR UNSECURED	6.55% 15 Feb 2039	1,970,000		2,588,803
	AT+T INC SR UNSECURED	5.6% 15 May 2018	110,000		132,690

AT+T INC SR UNSECURED	3.875% 15 Aug 2021	150,000	167,176
AT+T INC SR UNSECURED	5.55% 15 Aug 2041	850,000	1,020,105
AT+T INC SR UNSECURED	5.1% 15 Sep 2014	780,000	837,875
AT+T INC SR UNSECURED	2.625% 01 Dec 2022	950,000	951,563
AT+T INC SR UNSECURED 144A	4.35% 15 Jun 2045	63,000	63,283
AVIS BUDGET RENTAL CAR FUNDING AESOP 2010 5A A 144A	3.15% 20 Mar 2016	690,000	729,743
AVIS BUDGET RENTAL CAR FUNDING AESOP 2012 2A A 144A	2.795% 20 May 2018	875,000	922,700
AVIS BUDGET RENTAL CAR FUNDING AESOP 2012 3A A 144A	2.1% 20 Mar 2019	700,000	714,062
BAKER HUGHES INC SR UNSECURED	7.5% 15 Nov 2018	1,650,000	2,185,839
BALL CORP COMPANY GUAR	5.75% 15 May 2021	890,000	963,425
BALL CORP COMPANY GUAR	6.75% 15 Sep 2020	1,240,000	1,367,100
BANC OF AMERICA COMMERCIAL MOR BACM 2006 4 A4	5.634% 10 Jul 2046	1,500,000	1,716,047
BANC OF AMERICA FUNDING CORPOR BAFC 2005 F 2A1	3.065693% 20 Sep 2035	404,088	293,824
BANC OF AMERICA MORTGAGE SECUR BOAMS 2005 L 1A1	2.82988% 25 Jan 2036	1,071,218	812,041
BANK OF AMERICA CORP SR UNSECURED	3.875% 22 Mar 2017	510,000	553,106
BANK OF AMERICA CORP SR UNSECURED	4.5% 01 Apr 2015	3,290,000	3,506,897
BANK OF AMERICA CORP SR UNSECURED	5% 13 May 2021	2,630,000	3,002,545
BANK OF AMERICA CORP SR UNSECURED	7.625% 01 Jun 2019	830,000	1,062,044
BANK OF AMERICA CORP SR UNSECURED	5.625% 01 Jul 2020	970,000	1,150,058
BANK OF AMERICA CORP SR UNSECURED	6.5% 01 Aug 2016	1,590,000	1,836,067
BANK OF AMERICA CORP SR UNSECURED	5.75% 01 Dec 2017	430,000	501,206
BANK OF AMERICA CORP SUBORDINATED	5.42% 15 Mar 2017	1,100,000	1,204,898
BARCLAYS BANK PLC SUBORDINATED 144A	10.179% 12 Jun 2021	120,000	163,370
BARCLAYS BANK PLC SUBORDINATED 144A	6.05% 04 Dec 2017	650,000	719,152
BARRICK GOLD CORP SR UNSECURED	6.95% 01 Apr 2019	570,000	709,208
BARRICK NA FINANCE LLC COMPANY GUAR	4.4% 30 May 2021	2,450,000	2,686,763
BAYVIEW FINANCIAL ACQUISITION BAYV 2004 C A1	0.89063% 28 May 2044	690,029	679,909
BBVA US SENIOR SA UNIPER BANK GUARANT	3.25% 16 May 2014	2,220,000	2,221,982
BBVA US SENIOR SA UNIPER BANK GUARANT	4.664% 09 Oct 2015	2,270,000	2,327,470
BEAR STEARNS ADJUSTABLE RATE M BSARM 2004 10 15A1	2.730214% 25 Jan 2035	374,363	367,445
BEAR STEARNS ALT A TRUST BALTA 2004 5 4A1	3.5% 25 Jun 2034	966,754	963,559
BEAR STEARNS COS LLC SR UNSECURED	6.4% 02 Oct 2017	580,000	696,579
BEAR STEARNS MORTGAGE FUNDING BSMF 2006 AR5 1A1	0.3642% 25 Dec 2046	5,706,586	3,561,298
BERKSHIRE HATHAWAY INC SR UNSECURED	3.2% 11 Feb 2015	840,000	884,338
BHP BILLITON FIN USA LTD COMPANY GUAR	6.5% 01 Apr 2019	2,140,000	2,729,142
BHP BILLITON FIN USA LTD COMPANY GUAR	3.25% 21 Nov 2021	1,180,000	1,269,979
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A	3.85% 22 Jan 2015	840,000	887,618
BNP PARIBAS SR UNSECURED	2.375% 14 Sep 2017	1,280,000	1,298,364
BOEING CAPITAL CORP SR UNSECURED	4.7% 27 Oct 2019	740,000	873,116
BOEING CO SR UNSECURED	4.875% 15 Feb 2020	480,000	578,312
BOEING CO SR UNSECURED	6% 15 Mar 2019	780,000	971,558
BP CAPITAL MARKETS PLC COMPANY GUAR	3.875% 10 Mar 2015	790,000	841,627
BP CAPITAL MARKETS PLC COMPANY GUAR	3.245% 06 May 2022	1,120,000	1,179,928
BP CAPITAL MARKETS PLC COMPANY GUAR	5.25% 07 Nov 2013	2,140,000	2,226,899
BP CAPITAL MARKETS PLC COMPANY GUAR	3.561% 01 Nov 2021	190,000	205,312
BUILDING MATERIALS CORP SENIOR NOTES 144A	6.75% 01 May 2021	1,000,000	1,105,000
CADBURY SCHWEPPES US FIN COMPANY GUAR 144A	5.125% 01 Oct 2013	570,000	586,603
CALPINE CORP SR SECURED 144A	7.785% 15 Jan 2023	1,143,000	1,291,590
CANADIAN IMPERIAL BANK COVERED 144A	2% 04 Feb 2013	4,050,000	4,055,670
CATERPILLAR FINANCIAL SE SR UNSECURED	6.2% 30 Sep 2013	2,020,000	2,107,199
CBS CORP COMPANY GUAR	7.875% 30 Jul 2030	560,000	773,216
CCO HLDGS LLC/CAP CORP COMPANY GUAR	7% 15 Jan 2019	360,000	388,350
CCO HLDGS LLC/CAP CORP COMPANY GUAR	6.625% 31 Jan 2022	70,000	76,475
CCO HLDGS LLC/CAP CORP COMPANY GUAR	8.125% 30 Apr 2020	1,360,000	1,523,200
CDC MORTGAGE CAPITAL TRUST CDCMC 2002 HE1 A	4.89063% 25 Jan 2033	260,714	223,055
CELLCO PART/VERI WIRELSS SR UNSECURED	8.5% 15 Nov 2018	1,870,000	2,572,559
CELULOSA ARAUCO CONSTITU SR UNSECURED	4.75% 11 Jan 2022	940,000	985,973
CGG VERITAS COMPANY GUAR	7.75% 15 May 2017	1,380,000	1,435,200
CGG VERITAS COMPANY GUAR	6.5% 01 Jun 2021	230,000	246,100
CHASE FUNDING MORTGAGE LOAN AS CFAB 2002 4 2A1	5.3294% 25 Oct 2032	285,349	257,840
CHESAPEAKE ENERGY CORP COMPANY GUAR	6.775% 15 Mar 2019	660,000	660,825
CHESAPEAKE ENERGY CORP COMPANY GUAR	6.625% 15 Aug 2020	650,000	697,125
CHESAPEAKE ENERGY CORP COMPANY GUAR	7.25% 15 Dec 2018	140,000	152,600
CITIGROUP CAPITAL XIII	PREFERRED STOCK 10/40 VAR	10,350	288,144
CITIGROUP INC JR SUBORDINA VAR	1% 31 Dec 2049	790,000	799,875
CITIGROUP INC JR SUBORDINA VAR	1% 31 Dec 2049	510,000	514,988
CITIGROUP INC NOTES	5.5% 15 Oct 2014	500,000	536,421
CITIGROUP INC SR UNSECURED	6.01% 15 Jan 2015	2,020,000	2,207,284
CITIGROUP INC SR UNSECURED	6.875% 05 Mar 2038	1,150,000	1,513,926
CITIGROUP INC SR UNSECURED	5.125% 05 May 2014	75,000	79,009
CITIGROUP INC SR UNSECURED	6.375% 12 Aug 2014	290,000	313,389
CITIGROUP INC SR UNSECURED	6% 15 Aug 2017	840,000	989,643
CITIGROUP INC SR UNSECURED	6% 13 Dec 2013	3,180,000	3,332,204
CITIGROUP INC SUBORDINATED	5.5% 15 Feb 2017	790,000	875,741
CITIGROUP INC SUBORDINATED	5% 15 Sep 2014	3,440,000	3,619,183
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2003 HE3 A	0.6188% 25 Dec 2033	177,845	162,089
CLIFFS NATURAL RESOURCES SR UNSECURED	3.95% 15 Jan 2018	1,300,000	1,308,428
CLIFFS NATURAL RESOURCES SR UNSECURED	4.875% 01 Apr 2021	210,000	208,564
CLIFFS NATURAL RESOURCES SR UNSECURED	4.8% 01 Oct 2020	460,000	457,148
COBALT CMBS COMMERCIAL MORTGAG CWCI 2007 C2 A3	5.484% 15 Apr 2047	895,000	1,037,557

CODELCO INC SR UNSECURED 144A	4.75% 15 Oct 2014	590,000	625,746
COMCAST CORP COMPANY GUAR	6.5% 15 Jan 2015	505,000	562,710
COMCAST CORP COMPANY GUAR	6.5% 15 Jan 2017	260,000	313,571
COMCAST CORP COMPANY GUAR	6.4% 01 Mar 2040	540,000	699,474
COMCAST CORP COMPANY GUAR	5.7% 15 May 2018	1,920,000	2,308,349
COMCAST CORP COMPANY GUAR	5.65% 15 Jun 2035	320,000	375,467
COMCAST CORP COMPANY GUAR	6.95% 15 Aug 2037	140,000	189,849
COMMONWEALTH BANK AUST SR UNSECURED 144A	3.75% 15 Oct 2014	1,130,000	1,187,969
COMMONWEALTH BANK AUST SR UNSECURED 144A	5% 15 Oct 2019	550,000	639,156
COMMONWEALTH BK AUSTR NY SR UNSECURED	1.25% 18 Sep 2015	2,090,000	2,112,835
CONCHO RESOURCES INC COMPANY GUAR	6.5% 15 Jan 2022	684,000	752,400
CONCHO RESOURCES INC COMPANY GUAR	5.5% 01 Oct 2022	260,000	274,300
CONOCOPHILLIPS COMPANY GUAR	6% 15 Jan 2020	1,980,000	2,512,681
CONSOL ENERGY INC COMPANY GUAR	6.375% 01 Mar 2021	1,120,000	1,148,000
CONTL AIRLINES 1998 1 PASS THRU CE	6.648% 15 Mar 2019	635,364	680,602
CONTL AIRLINES 2001 1 PASS THRU CE	6.703% 15 Dec 2022	688,166	748,381
CONTL AIRLINES 2007 1 PASS THRU CE	5.983% 19 Oct 2023	1,851,805	2,062,355
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2004 33 1A1	2.84997% 25 Dec 2034	287,520	267,820
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2004 33 2A1	3.134% 25 Dec 2034	257,111	236,496
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2005 24 4A1	0.4375% 20 Jul 2035	1,944,141	1,511,331
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2005 72 A1	0.4558% 25 Jan 2036	1,046,941	834,549
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2006 OA1 2A1	0.65688% 20 Mar 2046	476,560	315,446
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2007 AL1 A1	5.57% 25 Jun 2037	1,841,599	883,864
COUNTRYWIDE ASSET BACKED CERTI CWL 2007 13 2A1	1% 25 Oct 2047	3,761,807	2,733,129
COUNTRYWIDE FINL CORP SUBORDINATED	6.25% 15 May 2016	1,250,000	1,372,134
COUNTRYWIDE HOME EQUITY LOAN T CWHEL 2002 F A	1% 15 Nov 2028	1,278	1,277
COUNTRYWIDE HOME LOANS CWHL 2005 R3 AF 144A	4.23% 25 Sep 2035	4,745,039	3,983,593
COX COMMUNICATIONS INC SR UNSECURED	5.45% 15 Dec 2014	218,000	237,748
CREDIT AGRICOLE LONDON SR UNSECURED 144A	2.625% 21 Jan 2014	700,000	709,124
CREDIT AGRICOLE SA JR SUBORDINA 144A 10/49 VAR	1% 31 Dec 2049	2,720,000	2,883,200
CREDIT SUISSE COMMERCIAL MORTG CSMC 2006 C4 A3	5.467% 15 Sep 2039	800,000	908,254
CREDIT SUISSE COMMERCIAL MORTG CSMC 2007 C1 A3	5.383% 15 Feb 2040	6,000,000	6,659,112
CSC HOLDINGS LLC SR UNSECURED	8.625% 15 Feb 2019	125,000	149,375
CURRENCY CONTRACT	BUYBRL/SELLUSD		17,576
CURRENCY CONTRACT	BUYUSD/SELLEUR		(61,104)
CURRENCY CONTRACT	BUYUSD/SELLEUR		(279,716)
CURRENCY CONTRACT	BUYUSD/SELLGBP		(240,319)
CURRENCY CONTRACT	BUYUSD/SELLJPY		947,391
CURRENCY CONTRACT	BUYUSD/SELLEUR		(712,638)
CVS CAREMARK CORP SR UNSECURED	2.75% 01 Dec 2022	2,980,000	2,991,089
CVS PASS THROUGH TRUST PASS THRU CE	6.036% 10 Dec 2028	1,059,957	1,239,376
DAIMLER FINANCE NA LLC COMPANY GUAR 144A	1.3% 31 Jul 2015	790,000	794,586
DAIMLER FINANCE NA LLC COMPANY GUAR 144A	2.625% 15 Sep 2016	2,050,000	2,129,975
DELTA AIR LINES 2007 1 A PASS THRU CE	6.821% 10 Aug 2022	667,113	744,632
DEUTSCHE MORTGAGE SECURITIES, DMSI 2004 4 7AR2	0.6542% 25 Jun 2034	727,942	651,836
DEUTSCHE TELEKOM INT FIN COMPANY GUAR	5.75% 23 Mar 2016	960,000	1,093,838
DEVON ENERGY CORPORATION SR UNSECURED	3.25% 15 May 2022	370,000	386,166
DEVON ENERGY CORPORATION SR UNSECURED	5.6% 15 Jul 2041	2,310,000	2,743,927
DIAGEO CAPITAL PLC COMPANY GUAR	4.828% 15 Jul 2020	3,140,000	3,696,606
DISH DBS CORP COMPANY GUAR	7.125% 01 Feb 2016	1,780,000	1,993,600
DISH DBS CORP COMPANY GUAR	7.75% 31 May 2015	165,000	184,594
DISH DBS CORP COMPANY GUAR	7.875% 01 Sep 2019	545,000	645,825
DOMINION RESOURCES INC SR UNSECURED	8.875% 15 Jan 2019	1,510,000	2,066,710
DUKE ENERGY CAROLINAS 1ST MORTGAGE	5.3% 15 Feb 2040	1,390,000	1,668,101
EATON CORP COMPANY GUAR 144A	1.5% 02 Nov 2017	740,000	741,512
EATON CORP COMPANY GUAR 144A	2.75% 02 Nov 2022	2,170,000	2,163,303
EATON CORP COMPANY GUAR 144A	4.15% 02 Nov 2042	770,000	778,703
ECOLAB INC SR UNSECURED	4.35% 08 Dec 2021	520,000	580,414
EFS VOLUNTEER NO 2 LLC EFSV2 2012 1 A2 144A	1.58875% 25 Mar 2036	1,400,000	1,449,077
EFS VOLUNTEER NO 3 LLC EFSV3 2012 1 A3 144A	1.24% 25 Apr 2033	220,000	224,158
EL PASO LLC COMPANY GUAR	7.75% 15 Jan 2032	356,000	418,298
EL PASO LLC COMPANY GUAR	6.7% 15 Feb 2027	650,000	678,438
EL PASO LLC COMPANY GUAR	7.8% 01 Aug 2031	1,190,000	1,387,483
EL PASO NATURAL GAS SR UNSECURED	8.375% 15 Jun 2032	1,040,000	1,477,582
EMERALDS 2006 1 O NOTES 144A	0.01% 04 Aug 2020	9	8
ENERGY FUTURE/EFIH FINAN SR SECURED	11.25% 01 Dec 2020	3,388,000	3,819,970
ENTERPRISE PRODUCTS OPER COMPANY GUAR	9.75% 31 Jan 2014	2,810,000	3,074,418
ENTERPRISE PRODUCTS OPER COMPANY GUAR	5.25% 31 Jan 2020	50,000	59,414
ENTERPRISE PRODUCTS OPER COMPANY GUAR VAR	7.034% 15 Jan 2068	1,040,000	1,190,800
ENTERPRISE PRODUCTS OPER COMPANY GUAR	5.95% 01 Feb 2041	220,000	265,599
ENTERPRISE PRODUCTS OPER COMPANY GUAR	6.125% 15 Oct 2039	40,000	48,324
EURO CURRENCY		1,465,616	1,932,268
EXPRESS SCRIPTS HOLDING COMPANY GUAR 144A	3.5% 15 Nov 2016	4,140,000	4,426,343
FANNIE MAE FNR 2004 38 FK	0.5542% 25 May 2034	906,979	908,707
FANNIE MAE FNR 2007 105 SM	6.14125% 25 Nov 2037	1,287,130	218,006
FANNIE MAE FNR 2009 101 NS	5.92125% 25 Dec 2039	927,983	116,781
FANNIE MAE FNR 2010 118 YB	6.306% 25 Oct 2040	2,104,647	347,103
FANNIE MAE FNR 2010 123 PM	4% 25 Jul 2040	3,100,000	3,457,690
FANNIE MAE FNR 2010 136 SA	5.754751% 25 Dec 2040	4,202,769	746,779
FANNIE MAE FNR 2010 142 SM	1% 25 Dec 2040	927,046	133,673

FANNIE MAE FNR 2010 150 SN	6.29125% 25 Jan 2041	756,055	131,503
FANNIE MAE FNR 2010 27 SG	4.761248% 25 Apr 2040	276,069	26,489
FANNIE MAE FNR 2011 117 LS	6.3925% 25 Oct 2040	4,023,556	950,384
FANNIE MAE FNR 2011 63 SW	6.482% 25 Jul 2041	2,649,156	409,471
FANNIE MAE FNR 2011 87 SJ	5.706% 25 Sep 2041	5,046,239	939,507
FANNIE MAE FNR 2011 96 BS	6.19125% 25 May 2041	637,647	110,205
FANNIE MAE FNR 2012 134 MS	5.942% 25 Dec 2042	798,569	239,319
FANNIE MAE FNR 2012 16 ST	6.21125% 25 Mar 2042	2,640,771	482,593
FANNIE MAE FNR 2012 25 B	6.5% 25 Mar 2042	3,500,000	4,092,382
FANNIE MAE FNR 2012 28 B	6.5% 25 Jun 2039	2,100,000	2,336,195
FANNIE MAE FNR 2012 35 MB	5.5% 25 Apr 2042	12,600,000	14,021,015
FANNIE MAE FNR 2012 46 BA	6% 25 May 2042	3,400,000	3,800,789
FANNIE MAE FNR 2012 51 B	7% 25 May 2042	4,853,187	5,707,945
FANNIE MAE FNR 2012 63 DS	6.31125% 25 Mar 2039	2,242,297	584,205
FANNIE MAE FNR 2012 66 SA	5.75% 25 Jun 2042	3,374,027	603,484
FANNIE MAE FNR 2012 74 OA	0% 25 Mar 2042	200,000	187,838
FANNIE MAE FNR 2012 74 SA	6.4045% 25 Mar 2042	2,300,000	444,444
FANNIE MAE FNR 2012 75 AO	0% 25 Mar 2042	100,000	93,887
FANNIE MAE FNR 2012 75 AS	6.5% 25 Mar 2042	700,000	132,268
FANNIE MAE NOTES 11/30 6.625	6.625% 15 Nov 2030	5,460,000	8,315,602
FANNIE MAE SUB DEBENTUR	0% 09 Oct 2019	10,540,000	9,233,641
FANNIEMAE STRIP FNS 390 C3	6% 25 Jul 2038	2,164,098	251,770
FANNIEMAE STRIP FNS 407 22	5% 25 Jan 2039	151,119	16,501
FANNIEMAE STRIP FNS 407 23	5% 25 Jan 2039	103,157	10,872
FANNIEMAE STRIP FNS 407 27	5.5% 25 Jan 2039	56,042	6,915
FANNIEMAE STRIP FNS 407 34	5% 25 Jan 2038	63,791	7,799
FANNIEMAE STRIP FNS 407 41	6% 25 Jan 2038	976,417	143,157
FANNIEMAE STRIP FNS 409 C1	3% 25 Nov 2026	5,311,821	513,492
FANNIEMAE STRIP FNS 409 C13	3.5% 25 Nov 2041	2,153,793	233,943
FANNIEMAE STRIP FNS 409 C2	3% 25 Apr 2027	3,294,350	340,032
FED HM LN PC POOL 1G2403	5.57% 01 Jan 2038	1,189,899	1,264,501
FED HM LN PC POOL 1G2603	1% 01 Oct 2036	2,498,727	2,676,643
FED HM LN PC POOL 1J1534	3.305% 01 Mar 2037	2,790,375	2,951,485
FED HM LN PC POOL 1J2919	5.846% 01 Aug 2037	1,206,816	1,293,066
FED HM LN PC POOL A39586	5.5% 01 Nov 2035	717,167	778,551
FED HM LN PC POOL A74793	5% 01 Mar 2038	11,299,347	12,158,782
FED HM LN PC POOL C00860	7% 01 Sep 2029	5,486	6,535
FED HM LN PC POOL G01737	5% 01 Dec 2034	39,933	43,170
FED HM LN PC POOL G06172	5.5% 01 Dec 2038	2,253,328	2,434,224
FED HM LN PC POOL G06669	6.5% 01 Sep 2039	691,706	786,180
FED HM LN PC POOL G06875	5.5% 01 Dec 2038	3,258,835	3,541,839
FED HM LN PC POOL G07117	6% 01 Oct 2036	4,140,291	4,603,996
FED HM LN PC POOL G14492	4% 01 Oct 2025	683,377	722,685
FED HM LN PC POOL U61703	3.5% 01 Oct 2042	299,447	325,930
FED HM LN PC POOL U61729	3.5% 01 Nov 2042	499,284	543,441
FED HM LN PC POOL U61745	3.5% 01 Nov 2042	99,865	108,697
FED HM LN PC POOL U90316	4% 01 Oct 2042	398,743	442,752
FHLMC TBA JAN 15 GOLD SINGLE	3.5% 01 Dec 2099	600,000	630,750
FHLMC MULTIFAMILY STRUCTURED P FHMS K006 AX1	1.0638% 25 Jan 2020	5,645,000	336,058
FHLMC MULTIFAMILY STRUCTURED P FHMS K007 X1	0% 25 Apr 2020	14,703,159	986,567
FHLMC MULTIFAMILY STRUCTURED P FHMS K008 X1	1.845327% 25 Jun 2020	15,202,132	1,429,867
FHLMC MULTIFAMILY STRUCTURED P FHMS K009 X1	1.522% 25 Aug 2020	5,350,984	441,879
FHLMC MULTIFAMILY STRUCTURED P FHMS K015 X1	1.681% 25 Jul 2021	6,320,937	712,028
FHLMC MULTIFAMILY STRUCTURED P FHMS K017 X1	1.6088% 25 Dec 2021	2,980,290	296,500
FHLMC MULTIFAMILY STRUCTURED P FHMS K702 X1	1% 25 Feb 2018	21,596,516	1,472,494
FICO STRIP PRIN DEBENTURES	0% 06 Apr 2018	1,390,000	1,306,522
FICO STRIP PRIN DEBENTURES	0% 11 May 2018	1,720,000	1,612,653
FICO STRIP PRIN DEBENTURES	0% 03 Aug 2018	1,640,000	1,523,960
FICO STRIP PRIN DEBENTURES	0% 26 Sep 2019	90,000	80,894
FICO STRIP PRIN DEBENTURES	0% 02 Nov 2018	1,620,000	1,500,893
FICO STRIP PRN 6 DEBENTURES	0% 03 Aug 2018	740,000	687,641
FICO STRIP PRN 7 DEBENTURES	0% 03 Aug 2018	1,330,000	1,235,895
FICO STRIP PRN 8 DEBENTURES	0% 03 Aug 2018	700,000	650,471
FICO STRIP PRN11 DEBENTURES	0.01% 08 Feb 2018	450,000	422,526
FICO STRIP PRN15 DEBENTURES	0% 07 Mar 2019	3,230,000	2,960,369
FICO STRIP PRN19 DEBENTURES	0% 06 Jun 2019	220,000	200,449
FIRST HORIZON ALTERNATIVE MORT FHAMS 2006 FA8 1A8	0.5742% 25 Feb 2037	505,719	309,930
FIRSTENERGY CORP SR UNSECURED	7.375% 15 Nov 2031	2,660,000	3,435,616
FNMA CONV 15YR TBA	2.5% 01 Dec 2099	4,500,000	4,705,313
FNMA CONV. 30YR	2.5% 01 Dec 2099	6,100,000	6,216,281
FNMA POOL 555743	5% 01 Sep 2033	669,807	729,753
FNMA POOL 254793	5% 01 Jul 2033	562,290	612,614
FNMA POOL 313046	9% 01 Aug 2026	11,738	14,487
FNMA POOL 535460	8% 01 Sep 2015	5,951	6,314
FNMA POOL 542564	8% 01 Aug 2015	7,624	7,733
FNMA POOL 631364	5.5% 01 Feb 2017	3,550	3,812
FNMA POOL 725162	6% 01 Feb 2034	55,400	61,882
FNMA POOL 745000	6% 01 Oct 2035	118,395	131,154
FNMA POOL 880622	5.5% 01 Apr 2036	3,007,668	3,271,679
FNMA POOL 888160	1% 01 Feb 2037	1,073,238	1,147,414

FNMA POOL 888560	6% 01 Nov 2035	681,759	761,523
FNMA POOL 889117	5% 01 Oct 2035	1,886,955	2,055,834
FNMA POOL 890248	6% 01 Jul 2040	1,383,809	1,549,246
FNMA POOL 892570	6.5% 01 Jul 2036	269,521	303,897
FNMA POOL 892988	6.5% 01 Sep 2036	187,585	210,553
FNMA POOL 894044	6.5% 01 Oct 2036	141,065	158,021
FNMA POOL 898835	6.5% 01 Nov 2036	194,295	230,711
FNMA POOL 903858	6.5% 01 Oct 2036	39,465	46,862
FNMA POOL 904000	6% 01 Jan 2037	725,829	808,754
FNMA POOL 918357	6% 01 May 2037	1,508,875	1,684,939
FNMA POOL 922285	6.5% 01 Dec 2036	378,783	449,777
FNMA POOL 924874	7% 01 Oct 2037	14,159	16,852
FNMA POOL 928938	7% 01 Dec 2037	13,646	16,241
FNMA POOL 934648	7% 01 Nov 2038	51,999	61,954
FNMA POOL 939416	5.705% 01 May 2037	2,790,815	2,965,871
FNMA POOL 942478	6% 01 Aug 2037	671,397	749,740
FNMA POOL 944510	5.706% 01 Jul 2037	945,029	1,011,023
FNMA POOL 946208	6.5% 01 Aug 2037	185,672	208,083
FNMA POOL 946585	6.5% 01 Sep 2037	234,854	262,508
FNMA POOL 948696	6% 01 Aug 2037	1,365,301	1,499,653
FNMA POOL 950189	6.5% 01 Sep 2037	375,480	421,018
FNMA POOL 952445	4.5% 01 Sep 2037	279,642	302,171
FNMA POOL 974963	4.5% 01 Apr 2038	1,338,108	1,445,912
FNMA POOL 984867	5% 01 Jun 2038	226,497	249,529
FNMA POOL 985626	6% 01 Apr 2033	282,738	315,817
FNMA POOL 985867	7% 01 Aug 2038	11,144	13,278
FNMA POOL 995072	5.5% 01 Nov 2038	1,434,511	1,586,880
FNMA POOL AB3517	4.5% 01 Sep 2041	1,333,092	1,461,488
FNMA POOL AB3745	4% 01 Oct 2041	3,324,999	3,568,959
FNMA POOL AB6201	3% 01 Sep 2042	1,480,268	1,561,522
FNMA POOL AB7130	3.5% 01 Dec 2042	399,284	433,895
FNMA POOL AD0217	6% 01 Aug 2037	79,564	89,080
FNMA POOL AE0758	7% 01 Feb 2039	3,470,823	4,131,082
FNMA POOL AJ5304	4% 01 Nov 2041	6,576,820	7,059,369
FNMA POOL AJ7689	4% 01 Dec 2041	9,256,044	9,935,172
FNMA POOL AK8441	4% 01 Apr 2042	290,575	323,155
FNMA POOL AL0215	4.5% 01 Apr 2041	7,931,849	8,709,682
FNMA POOL AL0814	6.5% 01 Jun 2040	2,603,982	2,921,612
FNMA POOL AL1176	6.5% 01 Oct 2039	1,621,504	1,820,526
FNMA POOL AL2491	6% 01 Oct 2042	1,459,577	1,596,041
FNMA POOL AL2688	6% 01 Nov 2042	3,807,555	4,168,551
FNMA POOL AO0895	4% 01 Apr 2042	772,326	858,920
FNMA POOL AO2711	4% 01 May 2042	197,696	219,862
FNMA POOL AO4170	4% 01 Jun 2042	80,915	89,987
FNMA POOL AO6086	4% 01 Jun 2042	99,039	110,143
FNMA POOL AO6908	4% 01 Jun 2042	99,139	110,255
FNMA POOL AO7501	4% 01 Jun 2042	99,130	110,244
FNMA POOL AO9859	4% 01 Jul 2042	98,828	109,909
FNMA POOL AP0692	4% 01 Jul 2042	198,585	220,851
FNMA POOL AP2530	4% 01 Aug 2042	198,726	221,008
FNMA POOL AP2958	4% 01 Aug 2042	198,492	220,747
FNMA POOL AP4532	4% 01 Sep 2042	99,579	110,743
FNMA POOL AP4781	3% 01 Sep 2042	694,877	733,019
FNMA POOL AP4903	4% 01 Sep 2042	199,133	221,460
FNMA POOL AP7399	4% 01 Sep 2042	497,971	553,804
FNMA POOL AP9229	4% 01 Oct 2042	199,196	221,530
FNMA POOL AP9862	4% 01 Oct 2042	99,729	110,911
FNMA POOL AQ0100	4% 01 Oct 2042	99,558	110,720
FNMA POOL AQ1641	4% 01 Oct 2042	99,640	110,812
FNMA POOL AQ3599	4% 01 Nov 2042	199,720	222,113
FNMA POOL AQ5137	4% 01 Nov 2042	99,853	111,049
FNMA POOL AQ5369	3.5% 01 Dec 2042	499,406	542,696
FNMA POOL AQ6744	4% 01 Nov 2042	99,855	111,051
FNMA POOL AQ7003	4% 01 Dec 2042	499,200	555,171
FNMA POOL AQ7082	4% 01 Jan 2043	500,000	559,186
FNMA POOL AQ7083	3.5% 01 Dec 2042	500,000	543,341
FNMA POOL AQ7661	4% 01 Dec 2042	399,490	444,281
FNMA POOL MA0706	4.5% 01 Apr 2031	965,703	1,049,842
FNMA POOL MA0734	4.5% 01 May 2031	3,026,614	3,290,314
FNMA POOL MA0776	4.5% 01 Jun 2031	1,027,261	1,116,764
FNMA POOL MA0913	4.5% 01 Nov 2031	1,085,110	1,185,078
FNMA POOL MA0939	4.5% 01 Dec 2031	1,107,498	1,209,528
FNMA POOL MA0968	4.5% 01 Dec 2031	169,839	185,486
FNMA POOL MA1213	3.5% 01 Sep 2042	99,495	107,622
FNMA TBA 30YR SINGLE FAMILY JA	3.5% 01 Dec 2099	7,100,000	7,569,543
FNMA TBA 3PCT JAN 30 SINGLE FA	3% 01 Dec 2099	63,000,000	66,012,188
FORD MOTOR CREDIT CO LLC SR UNSECURED	8.125% 15 Jan 2020	230,000	294,717
FORD MOTOR CREDIT CO LLC SR UNSECURED	5.75% 01 Feb 2021	380,000	437,504
FORD MOTOR CREDIT CO LLC SR UNSECURED	12% 15 May 2015	1,500,000	1,841,250
FORD MOTOR CREDIT CO LLC SR UNSECURED	5.875% 02 Aug 2021	200,000	232,908

FORD MOTOR CREDIT CO LLC SR UNSECURED	4.25% 20 Sep 2022	310,000	327,789
FREDDIE MAC FHR 2808 FT	0.625939% 15 Apr 2033	481,548	481,989
FREDDIE MAC FHR 3621 SB	5.99125% 15 Jan 2040	1,832,662	266,613
FREDDIE MAC FHR 3768 MB	4% 15 Dec 2039	4,320,919	4,724,454
FREDDIE MAC FHR 4057 SA	5.80725% 15 Apr 2039	5,376,257	1,165,773
FREDDIE MAC FHR 4063 S	5.71% 15 Jun 2042	384,794	92,340
FREDDIE MAC FHR 4068 TS	5.75% 15 Jun 2042	2,933,183	688,494
FREDDIE MAC FHR 4136 SG	5.94% 15 Nov 2042	1,397,783	418,815
FREDDIE MAC REFERENCE REMIC FHRR R007 ZA	6% 15 May 2036	3,114,140	3,585,360
FREEPORT MCMORAN C + G SR UNSECURED	3.55% 01 Mar 2022	2,330,000	2,310,838
FRESENIUS MED CARE US COMPANY GUAR	6.875% 15 Jul 2017	340,000	387,600
GENERAL ELEC CAP CORP SR UNSECURED	4.625% 07 Jan 2021	1,700,000	1,928,303
GENERAL ELEC CAP CORP SR UNSECURED	6.875% 10 Jan 2039	2,980,000	4,050,711
GENERAL ELEC CAP CORP SR UNSECURED	1.625% 02 Jul 2015	2,900,000	2,948,123
GENERAL ELEC CAP CORP SR UNSECURED	6% 07 Aug 2019	30,000	36,497
GENERAL ELEC CAP CORP SR UNSECURED	4.375% 16 Sep 2020	1,000,000	1,116,046
GENERAL ELEC CAP CORP SUBORDINATED VAR	6.375% 15 Nov 2067	2,900,000	3,059,500
GENERAL ELECTRIC CO SR UNSECURED	0.85% 09 Oct 2015	810,000	812,855
GLAXOSMITHKLINE CAP INC COMPANY GUAR	5.65% 15 May 2018	1,780,000	2,168,118
GLAXOSMITHKLINE CAPITAL COMPANY GUAR	2.85% 08 May 2022	1,550,000	1,609,911
GLITNIR BANKI HF SR SUBORDINA 144A VAR	7.451% 14 Dec 2049	200,000	0
GLITNIR BANKI HF SUB NOTES 144A VAR	6.693% 15 Jun 2016	2,100,000	0
GMAC MORTGAGE CORPORATION LOAN GMACM 2005 AR2 1A	3.69504% 25 May 2035	279,319	261,797
GNMA I TBA JAN 30 SINGLE FAM	4% 01 Dec 2099	4,800,000	5,264,250
GNMA I TBA JAN 30 SINGLE FAM	3.5% 01 Dec 2099	2,200,000	2,389,922
GNMA II POOL 003474	6% 20 Nov 2033	72,775	81,947
GNMA II POOL 004006	6% 20 Jul 2037	660,198	738,781
GNMA II POOL 004040	6.5% 20 Oct 2037	1,458,964	1,656,401
GNMA II POOL 004245	6% 20 Sep 2038	4,169,086	4,652,824
GNMA II POOL 004559	5% 20 Oct 2039	3,430,949	3,801,964
GNMA II POOL 004617	4.5% 20 Jan 2040	1,373,357	1,514,185
GNMA II POOL 004696	4.5% 20 May 2040	1,937,267	2,135,919
GNMA II POOL 004717	6% 20 Jun 2040	579,507	648,196
GNMA II POOL 004746	4.5% 20 Jul 2040	1,896,921	2,097,488
GNMA II POOL 004747	5% 20 Jul 2040	192,160	212,940
GNMA II POOL 004772	5% 20 Aug 2040	4,118,119	4,557,101
GNMA II POOL 004801	4.5% 20 Sep 2040	71,517	79,079
GNMA II POOL 004802	5% 20 Sep 2040	626,960	695,798
GNMA II POOL 004837	6% 20 Oct 2040	290,770	326,144
GNMA II POOL 004854	4.5% 20 Nov 2040	377,418	416,555
GNMA II POOL 004855	5% 20 Nov 2040	980,284	1,084,780
GNMA II POOL 004883	4.5% 20 Dec 2040	919,098	1,014,406
GNMA II POOL 004923	4.5% 20 Jan 2041	298,179	328,942
GNMA II POOL 004978	4.5% 20 Mar 2041	13,190,560	14,513,147
GNMA II POOL 004991	6% 20 Mar 2041	2,664,625	2,988,790
GNMA II POOL 005085	6% 20 Jun 2041	3,014,911	3,364,731
GNMA II POOL 005189	6% 20 Sep 2041	1,323,097	1,479,924
GNMA II POOL 005240	6% 20 Nov 2041	36,530	40,768
GNMA II POOL 783050	5% 20 Jul 2040	4,043,473	4,481,007
GNMA POOL 486470	6.5% 15 Aug 2028	5,738	6,744
GNMA POOL 486516	6.5% 15 Sep 2028	11,253	13,227
GNMA POOL 617327	6% 15 Dec 2036	1,038,953	1,159,827
GNMA POOL 617567	6% 15 Jun 2037	23,133	25,824
GNMA POOL 661534	6% 15 Dec 2036	132,981	148,453
GNMA POOL 662583	6% 15 Sep 2037	826,960	923,171
GNMA POOL 780851	7.5% 15 Dec 2027	13,285	14,425
GNMA POOL 781001	7.5% 15 Mar 2029	18,469	22,287
GNMA TBA 30YR	3% 01 Dec 2099	400,000	425,188
GNR 2011 H09 AF VAR	1% 20 Mar 2061	1,512,466	1,523,909
GNR 2011 H11 FB VAR	0.7017% 20 Apr 2061	13,652,136	13,758,623
GOLDMAN SACHS CAPITAL II LIMITD GUARA VAR	5.793% 29 Dec 2049	110,000	85,919
GOLDMAN SACHS GROUP INC SR UNSECURED	5.75% 24 Jan 2022	100,000	118,221
GOLDMAN SACHS GROUP INC SR UNSECURED	6.25% 01 Feb 2041	3,090,000	3,791,186
GOLDMAN SACHS GROUP INC SR UNSECURED	5.375% 15 Mar 2020	1,020,000	1,168,951
GOLDMAN SACHS GROUP INC SR UNSECURED	6% 01 May 2014	3,930,000	4,182,495
GOLDMAN SACHS GROUP INC SR UNSECURED	6% 15 Jun 2020	150,000	178,232
GOLDMAN SACHS GROUP INC SR UNSECURED	4.75% 15 Jul 2013	80,000	81,678
GOLDMAN SACHS GROUP INC SR UNSECURED	5.25% 27 Jul 2021	460,000	524,389
GOLDMAN SACHS GROUP INC SR UNSECURED	5.25% 15 Oct 2013	530,000	548,556
GOVERNMENT NATIONAL MORTGAGE A GNR 2001 36 FC	1% 20 Aug 2031	54,130	54,686
GOVERNMENT NATIONAL MORTGAGE A GNR 2009 87 KI	6.055% 20 Sep 2035	3,044,393	367,082
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 113 BS	5.75528% 20 Sep 2040	1,965,338	308,504
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 121 SE	5.75825% 20 Sep 2040	1,712,874	300,731
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 14 SH	5.74266% 16 Feb 2040	740,436	152,829
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 167 US	6.43425% 20 Nov 2038	702,829	88,689
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 20 SE	6.00625% 20 Feb 2040	2,965,974	527,315
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 3 MS	6.35425% 20 Nov 2038	1,145,339	158,100
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 31 GS	6.30425% 20 Mar 2039	862,463	135,492
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 35 AS	5.51025% 20 Mar 2040	5,376,327	799,580
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 42 BS	0% 20 Apr 2040	299,551	54,286

GOVERNMENT NATIONAL MORTGAGE A GNR 2010 47 XN	6.294% 16 Apr 2034	610,335	33,044
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 50 QS	6.35425% 20 Dec 2038	1,234,752	194,617
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 57 QS	6.287% 20 May 2040	1,498,853	272,282
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 59 LB	4.5% 20 Oct 2039	2,200,000	2,506,986
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 60 S	6.287% 20 May 2040	1,487,639	303,051
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 76 SH	6.287% 20 May 2040	494,882	100,445
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 85 HS	6.45425% 20 Jan 2040	617,893	107,327
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 93 PS	6.46025% 20 Jun 2035	854,422	84,595
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 H27 FA	0.59025% 20 Dec 2060	3,449,150	3,454,483
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 11 SA	1% 20 Jan 2041	1,196,788	176,246
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 32 S	5.802% 16 Mar 2041	324,230	38,971
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 32 SD	1% 20 Mar 2041	681,906	107,062
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 4 PS	5.98425% 20 Sep 2040	1,125,610	175,129
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 40 SA	1% 16 Feb 2036	2,491,300	324,779
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 70 BS	1% 16 Dec 2036	1,434,936	205,014
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 H03 FA	0.7017% 20 Jan 2061	6,600,719	6,648,667
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 98 SA	5.8925% 16 Aug 2042	1,602,828	377,438
GOVERNMENT NATL MTG ASSN	3% 01 Dec 2099	12,300,000	13,076,439
GSRPM MORTGAGE LOAN TRUST GSRPM 2007 1 A 144A	0.6042% 25 Mar 2037	3,852,183	1,951,816
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2006 2 1A	1% 25 Apr 2036	255,990	169,816
HCA INC SR UNSECURED	7.69% 15 Jun 2025	170,000	173,825
HCA INC SR UNSECURED	7.5% 06 Nov 2033	190,000	190,950
HCA INC SR UNSECURED	7.5% 15 Nov 2095	1,630,000	1,405,875
HEINEKEN NV SENIOR NOTES 144A	1.4% 01 Oct 2017	560,000	558,309
HESS CORP SR UNSECURED	8.125% 15 Feb 2019	940,000	1,237,141
HESS CORP SR UNSECURED	7.3% 15 Aug 2031	1,130,000	1,521,808
HESS CORP SR UNSECURED	7.875% 01 Oct 2029	660,000	917,660
HSBC FINANCE CORP SR SUBORDINA	6.676% 15 Jan 2021	3,080,000	3,654,023
HUMANA INC SR UNSECURED	3.15% 01 Dec 2022	490,000	487,270
HYUNDAI CAPITAL AMERICA SR UNSECURED 144A	2.125% 02 Oct 2017	470,000	473,365
ILFC E CAPITAL TRUST II LIMITD GUARA 144A VAR	1% 21 Dec 2065	720,000	615,600
IMPAC CMB TRUST IMM 2003 1 1A1	1.0042% 25 Mar 2033	219,660	208,076
IMPAC SECURED ASSETS CORP. IMSA 2006 2 2A1	0.5542% 25 Aug 2036	93,324	92,949
INTESA SANPAOLO SPA SENIOR NOTES 144A	3.625% 12 Aug 2015	930,000	930,549
INTL LEASE FINANCE CORP SR SECURED 144A	6.5% 01 Sep 2014	840,000	896,700
INTL LEASE FINANCE CORP SR SECURED 144A	6.75% 01 Sep 2016	3,580,000	4,018,550
INTL LEASE FINANCE CORP SR UNSECURED	8.625% 15 Jan 2022	1,000,000	1,235,000
JOHN DEERE CAPITAL CORP UNSECURED	2.25% 17 Apr 2019	940,000	967,466
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 CB20 AM	6.085916% 12 Feb 2051	30,000	34,784
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 CB20 AMFX	5.929999% 12 Feb 2051	1,000,000	1,156,652
JPMORGAN CHASE + CO SR UNSECURED	4.5% 24 Jan 2022	530,000	599,556
JPMORGAN CHASE + CO SR UNSECURED	4.4% 22 Jul 2020	1,050,000	1,185,286
JPMORGAN CHASE + CO SR UNSECURED	4.35% 15 Aug 2021	2,290,000	2,560,763
JPMORGAN CHASE + CO SR UNSECURED	1.1% 15 Oct 2015	2,910,000	2,909,910
JPMORGAN CHASE + CO SR UNSECURED	4.25% 15 Oct 2020	80,000	88,970
JPMORGAN CHASE + CO SUBORDINATED	5.75% 02 Jan 2013	2,730,000	2,730,000
KANSAS CITY SOUTHERN MEX SR UNSECURED	12.5% 01 Apr 2016	244,000	265,960
KAUPTHING BANK HF SUBORDINATED 144A	7.125% 19 May 2016	700,000	0
KERR MCGEE CORP COMPANY GUAR	6.95% 01 Jul 2024	500,000	633,474
KERR MCGEE CORP COMPANY GUAR	7.875% 15 Sep 2031	2,190,000	2,909,027
KEY ENERGY SERVICES INC COMPANY GUAR	6.75% 01 Mar 2021	630,000	630,000
KEYCORP STUDENT LOAN TRUST KSLT 2003 A 1A2	0.561% 25 Oct 2032	807,405	744,744
KINDER MORGAN ENER PART SR UNSECURED	6% 01 Feb 2017	1,170,000	1,366,569
KINDER MORGAN ENER PART SR UNSECURED	5% 15 Dec 2013	390,000	404,745
KRAFT FOODS GROUP INC SR UNSECURED 144A	5.375% 10 Feb 2020	1,565,000	1,879,110
KRAFT FOODS GROUP INC SR UNSECURED 144A	3.5% 06 Jun 2022	1,510,000	1,611,724
KROGER CO/THE COMPANY GUAR	5% 15 Apr 2013	1,570,000	1,590,052
LA HIPOTECARIA SA LHIPO 2007 1GA A 144A	5.5% 23 Dec 2036	6,058,815	5,998,226
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2001 C3 X 144A	1.189179% 15 Jun 2036	1,444,780	1,176
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C6 A4	5.372% 15 Sep 2039	2,500,000	2,874,318
LEHMAN BROS CAP TR VII LIMITD GUARA VAR	1% 31 Dec 2049	1,400,000	140
LEHMAN BROTHERS HOLDINGS SUBORDINATED	6.75% 28 Dec 2017	3,500,000	350
LEHMAN XS TRUST LXS 2005 5N 1A1	0.5042% 25 Nov 2035	1,439,605	1,150,807
LEHMAN XS TRUST LXS 2006 4N A2A	0.4242% 25 Apr 2046	2,368,365	1,504,923
LYONDELLBASELL IND NV SR UNSECURED	5% 15 Apr 2019	365,000	403,325
LYONDELLBASELL IND NV SR UNSECURED	5.75% 15 Apr 2024	365,000	428,875
M+T BANK CORPORATION JR SUBORDINA 144A	6.875% 31 Dec 2049	1,730,000	1,801,553
MALAYSIAN GOVERNMENT SR UNSECURED	4.262% 15 Sep 2016	11,620,000	3,949,265
MALAYSIAN RINGGIT		495,244	161,950
MARKWEST ENERGY PART/FIN COMPANY GUAR	6.25% 15 Jun 2022	1,030,000	1,122,700
MASTR ADJUSTABLE RATE MORTGAGE MARM 2004 4 1A1	3.526381% 25 Apr 2034	80,711	72,364
MASTR SPECIALIZED LOAN TRUST MASD 2006 3 A 144A	0.4642% 25 Jun 2046	3,801,954	2,312,075
MCDONALD S CORP SR UNSECURED	5.35% 01 Mar 2018	1,110,000	1,338,859
MEDTRONIC INC SR UNSECURED	4.45% 15 Mar 2020	890,000	1,033,833
MEDTRONIC INC SR UNSECURED	3.125% 15 Mar 2022	160,000	169,876
MERRILL LYNCH MORTGAGE INVESTO MLMI 2005 A3 A1	0.4742% 25 Apr 2035	78,603	70,667
MERRILL LYNCH MORTGAGE TRUST MLMT 2007 C1 A4	6.041015% 12 Jun 2050	430,000	494,668
MET LIFE GLOB FUNDING I SR SECURED 144A	5.125% 10 Apr 2013	710,000	718,891
METLIFE CAPITAL TRUST IV JR SUBORDINA 144A	1% 15 Dec 2067	300,000	367,500
METLIFE INC SR UNSECURED	4.75% 08 Feb 2021	850,000	986,954

MEX BONOS DESARR FIX RT BONDS	8% 11 Jun 2020	136,600,000	12,344,113
MEX BONOS DESARR FIX RT BONDS	6.5% 09 Jun 2022	73,330,000	6,109,576
MEXICAN PESO (NEW)		7,934,437	610,999
MIDAMERICAN ENERGY HLDGS SR UNSECURED	6.5% 15 Sep 2037	250,000	332,055
MLCC MORTGAGE INVESTORS INC MLCC 2003 G XA2	1.11056% 25 Jan 2029	7,336,497	278,937
MLCC MORTGAGE INVESTORS INC MLCC 2003 H A3A	2.049047% 25 Jan 2029	251,525	254,525
MOLSON COORS BREWING CO COMPANY GUAR	3.5% 01 May 2022	180,000	190,033
MONDELEZ INTERNATIONAL SR UNSECURED	5.375% 10 Feb 2020	1,425,000	1,720,347
MORGAN STANLEY CAPITAL I TRUST MSC 2006 IQ12 A4	5.332% 15 Dec 2043	1,158,000	1,332,454
MORGAN STANLEY MORTGAGE LOAN T MSM 2005 3AR 3A	1% 25 Jul 2035	2,692,475	2,105,338
MORGAN STANLEY NOTES	6.625% 01 Apr 2018	2,610,000	3,076,081
MORGAN STANLEY SR UNSECURED	4.75% 22 Mar 2017	250,000	272,740
MORGAN STANLEY SR UNSECURED VAR	4.9525% 18 Oct 2016	660,000	627,419
MSCC HELOC TRUST MSHLC 2005 1 A	0.99% 20 Jul 2017	0	0
NATIONAL AUSTRALIA BK LT SR UNSECURED	1.6% 07 Aug 2015	830,000	842,467
NATIONAL SEMICONDUCTOR SR UNSECURED	6.6% 15 Jun 2017	190,000	234,644
NELNET STUDENT LOAN TRUST NSLT 2004 4 A5	0.43375% 25 Jan 2037	286,137	271,989
NEWS AMERICA INC COMPANY GUAR	6.75% 09 Jan 2038	1,210,000	1,456,539
NEWS AMERICA INC COMPANY GUAR	6.65% 15 Nov 2037	100,000	129,219
NEWS AMERICA INC COMPANY GUAR	6.2% 15 Dec 2034	60,000	72,669
NOBLE ENERGY INC SR UNSECURED	8.25% 01 Mar 2019	1,370,000	1,795,558
NOBLE ENERGY INC SR UNSECURED	4.15% 15 Dec 2021	1,330,000	1,468,240
NORDEA BANK AB SR UNSECURED 144A	3.7% 13 Nov 2014	770,000	808,308
NORDEA BANK AB SUBORDINATED 144A	4.875% 13 May 2021	2,460,000	2,639,014
OCCIDENTAL PETROLEUM COR SR UNSECURED	3.125% 15 Feb 2022	2,230,000	2,372,020
OCCIDENTAL PETROLEUM COR SR UNSECURED	2.7% 15 Feb 2023	360,000	367,334
ORACLE CORP SR UNSECURED	1.2% 15 Oct 2017	1,900,000	1,905,639
ORIGEN MANUFACTURED HOUSING ORGN 2005 B M2	6.48% 15 Jan 2037	87,150	89,468
PACIFIC GAS + ELECTRIC SR UNSECURED	6.05% 01 Mar 2034	1,110,000	1,430,127
PACIFIC GAS + ELECTRIC SR UNSECURED	5.8% 01 Mar 2037	40,000	49,486
PACIFIC GAS + ELECTRIC SR UNSECURED	8.25% 15 Oct 2018	920,000	1,252,609
PACIFIC LIFE GLOBAL FNDG SR SECURED 144A	5.15% 15 Apr 2013	900,000	911,959
PEABODY ENERGY CORP COMPANY GUAR	6.5% 15 Sep 2020	1,909,000	2,047,403
PEGASUS AVIATION LEASE SECURIT PALS 2000 1 A2 144A	8.37% 25 Mar 2030	1,290,000	348,300
PEMEX PROJ FDG MASTER TR COMPANY GUAR	6.625% 15 Jun 2035	1,121,000	1,423,670
PENNSYLVANIA HIGHER EDUCATION PHEAA 2005 1 B1	1% 25 Apr 2045	3,150,000	2,614,130
PENNSYLVANIA ST HGR EDU ASSIST PASSTD ADJUSTABLE VAR	0.387306% 01 May 2046	7,900,000	7,510,024
PEPSICO INC SR UNSECURED	0.7% 13 Aug 2015	1,890,000	1,892,412
PEPSICO INC SR UNSECURED	7.9% 01 Nov 2018	351,000	473,657
PERNOD RICARD SA SR UNSECURED 144A	4.45% 15 Jan 2022	2,590,000	2,864,480
PETROBRAS INTL FIN CO COMPANY GUAR	3.875% 27 Jan 2016	1,150,000	1,213,253
PETROBRAS INTL FIN CO COMPANY GUAR	5.75% 20 Jan 2020	726,000	826,446
PETROBRAS INTL FIN CO COMPANY GUAR	5.375% 27 Jan 2021	4,510,000	5,077,448
PETROBRAS INTL FIN CO COMPANY GUAR	6.125% 06 Oct 2016	740,000	836,304
PFIZER INC SR UNSECURED	6.2% 15 Mar 2019	1,610,000	2,035,001
PFIZER INC SR UNSECURED	7.2% 15 Mar 2039	370,000	567,273
PHILIP MORRIS INTL INC SR UNSECURED	2.5% 22 Aug 2022	1,740,000	1,747,995
PHILIP MORRIS INTL INC SR UNSECURED	2.9% 15 Nov 2021	1,900,000	1,976,053
POTASH CORP SASKATCHEWAN SR UNSECURED	4.875% 30 Mar 2020	100,000	114,953
POUND STERLING		482	783
PPG INDUSTRIES INC SR UNSECURED	5.75% 15 Mar 2013	205,000	207,124
PPG INDUSTRIES INC SR UNSECURED	6.65% 15 Mar 2018	245,000	304,193
PRIME MORTGAGE TRUST PRIME 2005 5 1A2	7.5% 25 Jul 2034	1,052,068	982,618
PROVIDENT FUNDING MORTGAGE LOA PFMLT 2005 1 1A1	2.66451% 25 May 2035	971,636	960,059
PROVINCE OF QUEBEC NOTES VAR	1% 22 Jul 2036	280,000	440,696
QEP RESOURCES INC SR UNSECURED	6.875% 01 Mar 2021	240,000	276,600
QEP RESOURCES INC SR UNSECURED	5.25% 01 May 2023	380,000	406,600
RABOBANK NEDERLAND JR SUBORDINA 144A VAR	11% 29 Dec 2049	2,180,000	2,948,450
RANGE RESOURCES CORP COMPANY GUAR	6.75% 01 Aug 2020	1,450,000	1,573,250
RAYTHEON COMPANY SR UNSECURED	3.125% 15 Oct 2020	630,000	670,257
REGENCY ENERGY PARTNERS COMPANY GUAR	6.5% 15 Jul 2021	896,000	981,120
RESIDENTIAL ASSET MORTGAGE PRO RAMP 2002 RS4 AII	0.8442% 25 Aug 2032	47,622	37,136
RESIDENTIAL ASSET MORTGAGE PRO RAMP 2002 RS5 AII	0.5742% 25 Sep 2032	147,809	97,256
RESIDENTIAL ASSET MORTGAGE PRO RAMP 2004 SL2 A4	8.5% 25 Oct 2031	437,866	469,842
RESIDENTIAL ASSET MORTGAGE PRO RAMP 2005 SL1 A7	8% 25 May 2032	2,463,130	2,404,943
RESIDENTIAL ASSET SECURITIES C RASC 2001 KS2 AII	2.04375% 25 Jun 2031	228,407	176,739
REYNOLDS AMERICAN INC COMPANY GUAR	6.75% 15 Jun 2017	670,000	809,104
REYNOLDS AMERICAN INC COMPANY GUAR	3.25% 01 Nov 2022	590,000	592,652
REYNOLDS GRP ISS/REYNOLD SR SECURED	6.875% 15 Feb 2021	1,080,000	1,163,700
REYNOLDS GRP ISS/REYNOLD SR SECURED	7.125% 15 Apr 2019	290,000	311,750
RIO TINTO FIN USA LTD COMPANY GUAR	9% 01 May 2019	2,270,000	3,117,909
RIO TINTO FIN USA LTD COMPANY GUAR	6.5% 15 Jul 2018	970,000	1,210,678
RIO TINTO FIN USA LTD COMPANY GUAR	3.75% 20 Sep 2021	220,000	235,246
ROCHE HLDGS INC COMPANY GUAR 144A	6% 01 Mar 2019	1,140,000	1,419,064
ROCK TENN CO COMPANY GUAR 144A	3.5% 01 Mar 2020	380,000	390,030
ROCK TENN CO COMPANY GUAR 144A	4% 01 Mar 2023	470,000	477,469
ROGERS COMMUNICATIONS IN COMPANY GUAR	6.375% 01 Mar 2014	150,000	159,805
ROGERS COMMUNICATIONS IN COMPANY GUAR	6.75% 15 Mar 2015	170,000	191,609
ROYAL BK SCOTLND GRP PLC JR SUBORDINA VAR	7.64% 31 Dec 2049	300,000	270,000
ROYAL BK SCOTLND GRP PLC JR SUBORDINA VAR	7.648% 29 Aug 2049	190,000	191,900

ROYAL BK SCOTLND GRP PLC SR UNSECURED	2.55% 18 Sep 2015	350,000	358,194
ROYAL BK SCOTLND GRP PLC SR UNSECURED	6.4% 21 Oct 2019	830,000	980,761
ROYAL BK SCOTLND GRP PLC SUBORDINATED	5% 01 Oct 2014	920,000	945,308
SACO I TRUST SACO 2006 7 A1	1% 25 Jul 2036	921,249	620,833
SAFEWAY INC SR UNSECURED	6.35% 15 Aug 2017	270,000	306,644
SAFEWAY INC SR UNSECURED	4.75% 01 Dec 2021	890,000	916,963
SANTANDER US DEBT SA UNI BANK GUARANT 144A	3.724% 20 Jan 2015	1,700,000	1,707,718
SANTANDER US DEBT SA UNI BANK GUARANT 144A	3.781% 07 Oct 2015	600,000	603,414
SECURITIZED ASSET BACKED RECEI SABR 2006 FR3 A2	0.3442% 25 May 2036	1,044,234	495,266
SERVICE CORP INTL SR UNSECURED	7.5% 01 Apr 2027	370,000	397,750
SERVICE CORP INTL SR UNSECURED	7.625% 01 Oct 2018	20,000	23,800
SESI LLC COMPANY GUAR	7.125% 15 Dec 2021	360,000	400,500
SHELL INTERNATIONAL FIN COMPANY GUAR	4.375% 25 Mar 2020	560,000	649,572
SHELL INTERNATIONAL FIN COMPANY GUAR	6.375% 15 Dec 2038	630,000	885,129
SINOPEC GRP OVERSEA 2012 COMPANY GUAR 144A	2.75% 17 May 2017	880,000	912,505
SLM CORP SR UNSECURED	5% 15 Apr 2015	70,000	73,788
SLM CORP SR UNSECURED	3.875% 10 Sep 2015	940,000	966,285
SLM STUDENT LOAN TRUST SLMA 2003 11 A6 144A	0.82706% 15 Dec 2025	1,200,000	1,172,209
SLM STUDENT LOAN TRUST SLMA 2003 4 A5A 144A	0.997% 15 Mar 2033	94,966	93,838
SLM STUDENT LOAN TRUST SLMA 2005 4 A3	0.53833% 25 Jan 2027	900,000	879,829
SLM STUDENT LOAN TRUST SLMA 2006 5 A5	0.35888% 25 Jan 2027	1,990,000	1,931,462
SLM STUDENT LOAN TRUST SLMA 2012 6 A3	1.05% 26 May 2026	600,000	606,149
SOUTHERN COPPER CORP SR UNSECURED	5.25% 08 Nov 2042	2,700,000	2,702,236
SOUTHERN NATURAL GAS SR UNSECURED	8% 01 Mar 2032	570,000	812,781
SOUTHERN NATURAL GAS SR UNSECURED 144A	5.9% 01 Apr 2017	100,000	117,502
SPECIALTY UNDERWRITING + RESID SURF 2003 BC4 M1	1.1042% 25 Nov 2034	2,045,490	1,839,706
SPRINT CAPITAL CORP COMPANY GUAR	8.75% 15 Mar 2032	1,630,000	1,992,675
SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	93,336,343	93,336,343
* STATE STREET CORP JR SUB DEBS	4.956% 15 Mar 2018	2,040,000	2,310,690
STEEL DYNAMICS INC COMPANY GUAR	7.625% 15 Mar 2020	100,000	110,500
STEEL DYNAMICS INC COMPANY GUAR	6.75% 01 Apr 2015	435,000	440,438
STRIP PRINC	0% 15 May 2030	11,190,000	7,040,502
STRIP PRINC	0% 15 Nov 2021	10,260,000	8,938,635
STRUCTURED ADJUSTABLE RATE MOR SARM 2005 16XS A1	0.5442% 25 Jul 2035	737,659	698,412
STRUCTURED ASSET SECURITIES CO SASC 2004 SC1 A 144A	8.386968% 25 Dec 2029	1,180,306	1,145,868
STUDENT OH LOAN FUNDING CORP STUSTD ADJUSTABLE VAR	0.228% 01 Sep 2047	550,000	528,375
SUMITOMO MITSUI BANKING SR UNSECURED 144A	3.1% 14 Jan 2016	750,000	799,659
SUNTRUST PREFERRED CAP I LIMITD GUARA VAR	1% 31 Dec 2049	81,000	68,170
TBA FHLMC GOLD CONV	3% 01 Dec 2099	7,100,000	7,422,828
TBA FHLMC GOLD CONV INTER AGGR	2.5% 01 Dec 2099	9,000,000	9,392,344
TBA WESTERN/LEHMAN RECEIVABLE LBI LEHESC R(LEH ESCROW REC)	0.01% 15 Sep 2099	956,648	210,463
TCI COMMUNICATIONS INC SR UNSECURED	7.125% 15 Feb 2028	130,000	171,639
TEACHERS INSUR + ANNUITY SUBORDINATED 144A	6.85% 16 Dec 2039	1,590,000	2,156,477
TELEFONICA EMISIONES SAU COMPANY GUAR	5.462% 16 Feb 2021	90,000	95,963
TELEFONICA EMISIONES SAU COMPANY GUAR	5.134% 27 Apr 2020	770,000	809,463
TELEFONICA EMISIONES SAU COMPANY GUAR	6.421% 20 Jun 2016	90,000	99,585
TELEFONICA EMISIONES SAU COMPANY GUAR	6.221% 03 Jul 2017	90,000	100,125
TELEFONICA EMISIONES SAU COMPANY GUAR	5.877% 15 Jul 2019	250,000	273,125
TEMASEK FINANCIAL I LTD COMPANY GUAR 144A	2.375% 23 Jan 2023	1,280,000	1,260,680
TENET HEALTHCARE CORP SR SECURED	8.875% 01 Jul 2019	524,000	586,880
TENET HEALTHCARE CORP SR UNSECURED	9.25% 01 Feb 2015	321,000	360,323
TENN VALLEY AUTHORITY SR UNSECURED	5.25% 15 Sep 2039	3,040,000	3,999,777
TEVA PHARM FIN IV BV COMPANY GUAR	3.65% 10 Nov 2021	270,000	288,963
TEVA PHARMACEUT FIN BV COMPANY GUAR	3.65% 10 Nov 2021	220,000	235,451
THERMO FISHER SCIENTIFIC SR UNSECURED	3.6% 15 Aug 2021	600,000	638,118
TIME WARNER CABLE INC COMPANY GUAR	8.75% 14 Feb 2019	2,030,000	2,738,795
TIME WARNER CABLE INC COMPANY GUAR	4.125% 15 Feb 2021	310,000	339,488
TIME WARNER CABLE INC COMPANY GUAR	8.25% 01 Apr 2019	1,540,000	2,049,335
TIME WARNER CABLE INC COMPANY GUAR	6.75% 15 Jun 2039	800,000	1,014,699
TIME WARNER CABLE INC COMPANY GUAR	6.75% 01 Jul 2018	160,000	199,869
TIME WARNER CABLE INC COMPANY GUAR	5.5% 01 Sep 2041	60,000	66,760
TIME WARNER CABLE INC COMPANY GUAR	5.875% 15 Nov 2040	700,000	815,637
TIME WARNER ENT COMPANY GUAR	8.375% 15 Jul 2033	50,000	72,974
TIME WARNER INC COMPANY GUAR	4.7% 15 Jan 2021	260,000	295,997
TIME WARNER INC COMPANY GUAR	4.75% 29 Mar 2021	310,000	356,255
TIME WARNER INC COMPANY GUAR	6.25% 29 Mar 2041	150,000	185,206
TIME WARNER INC COMPANY GUAR	6.1% 15 Jul 2040	670,000	811,181
TOYOTA MOTOR CREDIT CORP SR UNSECURED	1.25% 05 Oct 2017	2,000,000	2,014,226
TRUMAN CAPITAL MORTGAGE LOAN T TRUMN 2004 2 A1 144A	0.6042% 25 Aug 2034	114,766	114,723
TSY INFL IX N/B	2% 15 Jan 2026	1,829,788	2,399,595
TSY INFL IX N/B	2.375% 15 Jan 2027	1,112,639	1,534,050
TSY INFL IX N/B	3.625% 15 Apr 2028	14,859,778	23,555,066
UBM PLC NOTES 144A	5.75% 03 Nov 2020	910,000	959,991
UBS AG STAMFORD CT NOTES	2.25% 28 Jan 2014	1,060,000	1,075,306
UBS AG STAMFORD CT NOTES	3.875% 15 Jan 2015	960,000	1,014,396
UBS BARCLAYS COMMERCIAL MORTGA UBSBB 2012 C4 AS 144A	3.316% 10 Dec 2022	1,000,000	1,011,046
ULTRA LONG US TREAS BOND FTRS	MAR13 XCBT	(900,000)	26,578
UNITED MEXICAN STATES SR UNSECURED	6.05% 11 Jan 2040	462,000	619,542
UNITED MEXICAN STATES SR UNSECURED	4.75% 08 Mar 2044	2,300,000	2,599,000
UNITED PARCEL SERVICE SR UNSECURED	4.5% 15 Jan 2013	830,000	831,191

	UNITED TECHNOLOGIES CORP SR UNSECURED	3.1% 01 Jun 2022	140,000		148,258
	UNITED TECHNOLOGIES CORP SR UNSECURED	4.5% 01 Jun 2042	1,040,000		1,155,607
	UNITEDHEALTH GROUP INC SR UNSECURED	4.875% 15 Feb 2013	210,000		211,051
	UNITEDHEALTH GROUP INC SR UNSECURED	6% 15 Feb 2018	1,090,000		1,326,732
	UNITEDHEALTH GROUP INC SR UNSECURED	4.875% 01 Apr 2013	280,000		282,944
	UNITEDHEALTH GROUP INC SR UNSECURED	3.375% 15 Nov 2021	440,000		468,764
	US DOLLAR		(176,691)		(176,691)
	US TREASURY N/B	1.875% 28 Feb 2014	13,420,000		13,678,442
	US TREASURY N/B	3.125% 15 Feb 2042	5,020,000		5,249,038
	US TREASURY N/B	0.5% 31 May 2013	110,000		110,176
	US TREASURY N/B	0.25% 31 Aug 2014	250,000		250,068
	US TREASURY N/B	0.625% 31 Aug 2017	27,380,000		27,354,318
	US TREASURY N/B	1.625% 15 Aug 2022	15,020,000		14,921,439
	US TREASURY N/B	2.75% 15 Aug 2042	67,551,000		65,228,934
	US TREASURY N/B	0.25% 15 Sep 2015	220,000		219,519
	US TREASURY N/B	1.01% 30 Sep 2019	18,310,000		18,184,119
	US TREASURY N/B	0.25% 15 Oct 2015	660,000		658,504
	US TREASURY N/B	0.75% 31 Oct 2017	1,220,000		1,224,003
	US TREASURY N/B	1.25% 31 Oct 2019	30,690,000		30,944,144
	US TREASURY N/B	0.375% 15 Nov 2015	310,000		310,291
	US TREASURY N/B	1.625% 15 Nov 2022	8,900,000		8,802,652
	US TREASURY N/B	1.125% 31 Dec 2019	31,600,000		31,511,141
	VALE OVERSEAS LIMITED COMPANY GUAR	4.375% 11 Jan 2022	4,497,000		4,800,579
	VALE OVERSEAS LIMITED COMPANY GUAR	8.25% 17 Jan 2034	260,000		355,577
	VALE OVERSEAS LIMITED COMPANY GUAR	6.875% 21 Nov 2036	1,451,000		1,798,631
	VERIZON COMMUNICATIONS SR UNSECURED	6.1% 15 Apr 2018	1,015,000		1,248,031
	VERIZON COMMUNICATIONS SR UNSECURED	6% 01 Apr 2041	40,000		52,207
	VERIZON COMMUNICATIONS SR UNSECURED	8.75% 01 Nov 2018	176,000		244,371
	VERIZON COMMUNICATIONS SR UNSECURED	2.45% 01 Nov 2022	2,480,000		2,480,828
	VERIZON GLOBAL FUNDING SR UNSECURED	4.375% 01 Jun 2013	260,000		264,232
	VESEY STREET INV TRUST I COMPANY GUAR VAR	4.404% 01 Sep 2016	650,000		701,396
	VIRGIN MEDIA SECURED FIN SR SECURED	6.5% 15 Jan 2018	110,000		118,388
	WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C29 A4	5.308% 15 Nov 2048	1,217,000		1,399,471
	WACHOVIA CAP TRUST III LIMITD GUARA VAR	1% 29 Aug 2049	4,490,000		4,467,550
	WACHOVIA CORP SR UNSECURED	5.75% 01 Feb 2018	640,000		766,747
	WAMU MORTGAGE PASS THROUGH CER WAMU 2004 AR8 A1	0.7325% 25 Jun 2044	808,596		691,527
	WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR11 A1A	0.5242% 25 Aug 2045	1,603,414		1,501,343
	WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR13 A1A1	0.4942% 25 Oct 2045	1,986,152		1,885,542
	WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR15 A1A2	0.4842% 25 Nov 2045	2,492,911		2,181,898
	WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR19 A1A2	0.4937% 25 Dec 2045	2,312,758		2,121,787
	WAMU MORTGAGE PASS THROUGH CER WAMU 2006 AR14 1A4	5.5213% 25 Nov 2036	926,341		742,721
	WASTE MANAGEMENT INC COMPANY GUAR	7.375% 15 May 2029	330,000		435,657
	WELLPOINT INC SR UNSECURED	7% 15 Feb 2019	750,000		933,269
	WELLPOINT INC SR UNSECURED	5.875% 15 Jun 2017	130,000		154,295
	WELLPOINT INC SR UNSECURED	3.7% 15 Aug 2021	1,430,000		1,504,018
	WELLPOINT INC SR UNSECURED	1.25% 10 Sep 2015	410,000		413,242
	WELLS FARGO + COMPANY SR UNSECURED	1.5% 16 Jan 2018	780,000		781,279
	WELLS FARGO + COMPANY SR UNSECURED	4.6% 01 Apr 2021	300,000		345,072
	WELLS FARGO + COMPANY SR UNSECURED	2.1% 08 May 2017	650,000		672,017
	WELLS FARGO + COMPANY SR UNSECURED VAR	3.676% 15 Jun 2016	1,040,000		1,124,348
	WELLS FARGO + COMPANY SUBORDINATED	5% 15 Nov 2014	425,000		455,937
	WELLS FARGO CAPITAL X LIMITD GUARA	5.95% 01 Dec 2086	410,000		418,200
	WELLS FARGO MORTGAGE BACKED SE WFMBS 2005 AR8 B1	2.718098% 25 Jun 2035	3,821,214		1,124,285
	WILLIAMS COMPANIES INC SR UNSECURED	7.5% 15 Jan 2031	19,000		23,754
	WILLIAMS COS INC SR UNSECURED	8.75% 15 Mar 2032	917,000		1,271,084
	WILLIAMS COS INC SR UNSECURED	7.75% 15 Jun 2031	605,000		771,910
	WILLIAMS COS INC SR UNSECURED	7.875% 01 Sep 2021	60,000		77,301
	WPP FINANCE (UK) COMPANY GUAR 09/14 8.	8% 15 Sep 2014	430,000		475,511
	WPX ENERGY INC SR UNSECURED 01/22 6.	6% 15 Jan 2022	90,000		96,975
	WYETH LLC COMPANY GUAR	5.95% 01 Apr 2037	700,000		933,776
	XSTRATA FINANCE CANADA COMPANY GUAR 144A	1.8% 23 Oct 2015	1,410,000		1,417,656
	XSTRATA FINANCE CANADA COMPANY GUAR 144A	2.45% 25 Oct 2017	1,260,000		1,272,214

		Sub-Total: Fund 5728 5 of 15			$1,339,326,703

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	PRIVEST PRUDENTIAL AST MGMT		11,486		$322,993,221

		Sub-Total: Fund 5735 6 of 15			$322,993,221

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	317523V47 OTC EPUT AUD VS USD	FEB13 1.036 PUT	8,700,000		$138,077
	317538D29 OTC EPUT USD VS JPY	MAR13 82.1 PUT	(9,400,000)		(56,400)
	317U852C5 IRO USD 5Y	MAR13 1.4 CALL	(78,000,000)		(1,944,228)
	317U857C0 IRO USD 5Y	MAR13 1.4 PUT	(78,000,000)		(24,336)
	317U877C6 IRO USD 5Y	MAR13 1.7 CALL	(28,600,000)		(1,129,757)
	317U878C5 IRO USD 5Y	MAR13 1.7 PUT	(28,900,000)		(1,647)
	317U881C0 IRO USD 5Y	MAR13 1.7 PUT	(11,500,000)		(656)
	317U882C9 IRO USD 5Y	MAR13 1.7 CALL	(11,500,000)		(454,273)
	317U920C3 IRO USD 5Y	MAR13 1.7 PUT	(5,500,000)		(314)
	317U921C2 IRO USD 5Y	MAR13 1.7 CALL	(5,500,000)		(217,261)
	90DAY EURODOLLAR FUTURES	SEP15 XCME	67,250,000		56,391
	ABBEY NATL TREASURY	1.60025% 10 Jun 2013	4,000,000		4,000,000
	ABBEY NATL TREASURY SERV BANK GUARANT VAR	1% 25 Apr 2014	3,800,000		3,791,306
	ABBVIE INC COMPANY GUAR 144A	1.2% 06 Nov 2015	3,000,000		3,020,043
	ABBVIE INC COMPANY GUAR 144A	1.07175% 06 Nov 2015	1,400,000		1,416,149
	ABBVIE INC COMPANY GUAR 144A	1.75% 06 Nov 2017	2,800,000		2,830,456
	ADJUSTABLE RATE MORTGAGE TRUST ARMT 2005 10 3A11	5.046319% 25 Jan 2036	304,073		286,133
	AES CORPORATION SR UNSECURED	7.75% 01 Mar 2014	1,700,000		1,810,500
	ALLY FINANCIAL INC COMPANY GUAR VAR	3.512% 11 Feb 2014	8,200,000		8,346,534
	ALLY FINANCIAL INC COMPANY GUAR	6.25% 01 Dec 2017	1,900,000		2,103,712
	ALTRIA GROUP INC COMPANY GUAR	8.5% 10 Nov 2013	6,650,000		7,085,329
	AMERICA MOVIL SAB DE CV COMPANY GUAR	3.625% 30 Mar 2015	2,800,000		2,968,857
	AMERICAN EXPR CENTURION COMPANY GUAR	0.875% 13 Nov 2015	2,100,000		2,098,457
	AMERICAN EXPRESS BK FSB SR UNSECURED	5.5% 16 Apr 2013	1,700,000		1,724,591
	AMERICAN HOME MORTGAGE ASSETS AHMA 2006 5 A1	1.0975% 25 Nov 2046	858,501		466,638
	AMERICAN INTL GROUP SR UNSECURED	8.25% 15 Aug 2018	8,300,000		10,905,254
	AMERICAN INTL GROUP SR UNSECURED	5.6% 18 Oct 2016	1,000,000		1,141,962
	ANHEUSER BUSCH INBEV WOR COMPANY GUAR VAR	1% 26 Mar 2013	9,800,000		9,818,022
	ANZ NEW ZEALAND INTL/LDN BANK GUARANT 144A	6.2% 19 Jul 2013	5,900,000		6,053,170
	AUSTRALIAN DOLLAR		740		768
	AUTOZONE INC SR UNSECURED	7.125% 01 Aug 2018	6,000,000		7,537,260
	BANC OF AMERICA COMMERCIAL MOR BACM 2006 5 A4	5.414% 10 Sep 2047	2,700,000		3,070,977
	BANC OF AMERICA COMMERCIAL MOR BACM 2007 1 A4	5.451% 15 Jan 2049	2,600,000		3,008,002
	BANC OF AMERICA COMMERCIAL MOR BACM 2007 4 A4	5.9356% 10 Feb 2051	1,000,000		1,180,557
	BANC OF AMERICA FUNDING CORPOR BAFC 2004 A 1A3	5.00874% 20 Sep 2034	285,130		293,495
	BANC OF AMERICA FUNDING CORPOR BAFC 2005 D A1	4.1176% 25 May 2035	826,235		854,685
	BANC OF AMERICA LARGE LOAN BALL 2010 UB5 A4A 144A	5.67203% 17 Feb 2051	8,300,000		9,587,909
	BANC OF AMERICA MORTGAGE SECUR BOAMS 2004 A 3A1	3.82827% 25 Feb 2034	1,110,923		1,092,624
	BANCO BILBAO VICAYA	3.12% 21 Oct 2013	12,100,000		11,908,473
	BANK OF AMERICA CORP SR UNSECURED	7.375% 15 May 2014	4,500,000		4,872,812
	BANK OF NOVA SCOTIA SR UNSECURED	2.25% 22 Jan 2013	5,300,000		5,305,830
	BANKIA SA COVERED	3.5% 14 Mar 2013	5,500,000		7,231,572
	BARCLAYS BANK PLC SR UNSECURED	2.5% 23 Jan 2013	5,500,000		5,506,848
	BARCLAYS CASH COLLATERAL	CCBCYCUS6	20,000		20,000
	BEAR STEARNS ADJUSTABLE RATE M BSARM 2003 3 3A2	4.4726% 25 May 2033	533,145		537,228
	BEAR STEARNS ADJUSTABLE RATE M BSARM 2003 5 2A1	2.6097% 25 Aug 2033	217,156		221,598
	BEAR STEARNS ADJUSTABLE RATE M BSARM 2004 7 1A1	2.939905% 25 Oct 2034	427,409		362,024
	BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 9 A1	2.56% 25 Oct 2035	314,198		302,546
	BEAR STEARNS ALT A TRUST BALTA 2005 7 22A1	2.925756% 25 Sep 2035	239,235		188,027
	BEAR STEARNS ALT A TRUST BALTA 2006 6 31A1	5.667425% 25 Nov 2036	541,355		360,741
	BEAR STEARNS ALT A TRUST BALTA 2006 6 32A1	2.848632% 25 Nov 2036	454,323		292,765
	BEAR STEARNS COS LLC SR UNSECURED	5.7% 15 Nov 2014	10,000,000		10,866,720
	BONOS Y OBLIG DEL ESTADO BONDS	3.75% 31 Oct 2015	12,700,000		16,848,834
	BP CAPITAL MARKETS PLC COMPANY GUAR	3.125% 01 Oct 2015	100,000		106,155
	BPCE SA SR UNSECURED 144A	2.375% 04 Oct 2013	3,300,000		3,330,314
	BRITISH TELECOM PLC SR UNSECURED	5.15% 15 Jan 2013	2,200,000		2,203,034
	BUONI POLIENNALI DEL TES BONDS	3% 15 Apr 2015	2,300,000		3,079,200
	BUONI POLIENNALI DEL TES BONDS	3.5% 01 Jun 2014	11,000,000		14,825,806
	BUONI POLIENNALI DEL TES UNSECURED	4.25% 01 Jul 2014	200,000		272,856
	BUONI POLIENNALI DEL TES UNSECURED	3.75% 01 Aug 2015	2,200,000		2,996,777
	BWPC133S6 CDS USD P F	5% 20 Jun 2017	(9,355,500)		(9,513,542)
	BWPC133S6 CDS USD R V	1% 20 Jun 2017	9,355,500		9,355,500
	BWPC828U1 CDS USD P F	5% 20 Dec 2017	(20,050,000)		(20,162,902)
	BWPC828U1 CDS USD R V	1% 20 Dec 2017	20,050,000		20,050,000
	BWU000O01 IRS USD P F	1.75% 19 Dec 2022	(75,300,000)		(74,860,630)
	BWU000O01 IRS USD R V 03MLIBOR	1% 19 Dec 2022	75,300,000		75,300,000
	BWU0640U7 IRS USD P F	2.25% 20 Jun 2022	(16,800,000)		(17,606,131)
	BWU0640U7 IRS USD R V 03MLIBOR	1% 20 Jun 2022	16,800,000		16,800,000
	CALIFORNIA ST CAS FIXED	5.25% 01 Apr 2014	900,000		948,798
	CALIFORNIA ST CAS FIXED	5.45% 01 Apr 2015	4,950,000		5,436,981
	CANADIAN DOLLAR		(305,395)		(306,714)
	CANADIAN IMPERIAL BANK COVERED 144A	2% 04 Feb 2013	700,000		700,980
	CANADIAN IMPERIAL BANK COVERED 144A	2.6% 02 Jul 2015	2,300,000		2,416,840
	CATERPILLAR INC SR UNSECURED VAR	0.4591% 21 May 2013	3,600,000		3,603,755
	CCS309360 CYS EUR P V 03MEURIB CCS309378 EUR	1% 20 Dec 2013	(4,278,000)		(5,652,866)
	CCS309360 CYS USD R V 03MLIBOR CCS309360	1% 20 Dec 2013	5,681,184		5,681,983

CD COMMERCIAL MORTGAGE TRUST CD 2007 CD4 A4	5.322% 11 Dec 2049	2,000,000	2,294,220
CELLCO PART/VERI WIRELSS SR UNSECURED	5.55% 01 Feb 2014	8,700,000	9,132,773
CELLCO PART/VERI WIRELSS SR UNSECURED	7.375% 15 Nov 2013	261,000	275,868
CHRYSLER GROUP LLC TERM LOAN B	6% 24 May 2017	1,174,040	1,197,192
CIE FINANCEMENT FONCIER COVERED 144A	2.125% 22 Apr 2013	5,000,000	5,022,495
CIT GROUP INC SR UNSECURED	4.25% 15 Aug 2017	3,400,000	3,501,123
CIT GROUP INC SR UNSECURED 144A	5.25% 01 Apr 2014	10,200,000	10,557,000
CITIGROUP INC SR UNSECURED VAR	1.9061% 13 Jan 2014	3,000,000	3,027,591
CITIGROUP INC SR UNSECURED	5.5% 11 Apr 2013	3,700,000	3,738,121
CITIGROUP INC SR UNSECURED	6.5% 19 Aug 2013	3,700,000	3,828,009
CITIGROUP INC SR UNSECURED VAR	1% 13 Aug 2013	7,800,000	7,874,903
CITIGROUP INC SUBORDINATED	5% 15 Sep 2014	3,605,000	3,792,777
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2005 6 A1	4.7475% 25 Sep 2035	190,955	188,683
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2006 AR1 1A1	2.53% 25 Oct 2035	759,994	703,737
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2007 AMC4 A2A	0.2642% 25 May 2037	147,733	144,969
CLEAVER BROOKS INC SR SECURED 144A	8.75% 15 Dec 2019	2,900,000	2,994,250
CMS ENERGY CORP SR UNSECURED	2.75% 15 May 2014	700,000	709,870
COCA COLA ENTERPRISES SR UNSECURED	1.125% 12 Nov 2013	5,000,000	5,022,390
COMM MORTGAGE TRUST COMM 2012 9W57 A 144A	2.3646% 10 Feb 2029	4,700,000	4,929,120
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2003 J3 2A1	6.25% 25 Dec 2033	258,561	268,088
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2005 56 5A2	1.0162% 25 Nov 2035	540,107	387,245
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2006 30T1 1A3	6.25% 25 Nov 2036	265,073	219,841
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2006 41CB 1A9	6% 25 Jan 2037	743,220	601,376
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2006 HY12 A1	5.66% 25 Aug 2036	257,492	261,221
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2006 J8 A2	6% 25 Feb 2037	265,726	195,230
COUNTRYWIDE HOME LOANS CWHL 2001 HYB1 2A1	1.95181% 19 Jun 2031	25,654	25,926
COUNTRYWIDE HOME LOANS CWHL 2003 R4 2A 144A	6.5% 25 Jan 2034	523,978	524,269
COUNTRYWIDE HOME LOANS CWHL 2004 11 2A1	3.904783% 25 Jul 2034	733,715	721,674
COUNTRYWIDE HOME LOANS CWHL 2005 R1 2A1 144A	6% 25 Mar 2035	1,276,460	1,252,744
COUNTRYWIDE HOME LOANS CWHL 2005 R2 1AF1 144A	4.17% 25 Jun 2035	667,277	570,255
CREDIT SUISSE COMMERCIAL MORTG CSMC 2007 C5 A3	5.694% 15 Sep 2040	4,000,000	4,194,584
CREDIT SUISSE COMMERCIAL MORTG CSMC 2009 RR3 A5A 144A	5.342% 15 Dec 2043	2,200,000	2,530,405
CROWN CASTLE TOWERS LLC SR SECURED 144A	3.214% 15 Aug 2015	4,200,000	4,378,991
CS FIRST BOSTON COMMERCIAL MOR CSFB 2003 CK2 A4	4.801% 15 Mar 2036	437,938	437,575
CURRENCY CONTRACT	BUYCNY/SELLUSD		844,335
CURRENCY CONTRACT	BUYNOK/SELLUSD		134,065
CURRENCY CONTRACT	BUYCAD/SELLUSD		(33,042)
CURRENCY CONTRACT	BUYMXN/SELLUSD		(1,530)
CURRENCY CONTRACT	BUYDKK/SELLUSD		19,019
CURRENCY CONTRACT	BUYCAD/SELLUSD		(230)
CURRENCY CONTRACT	BUYUSD/SELLCNY		(48,354)
CURRENCY CONTRACT	BUYUSD/SELLGBP		(12,943)
CURRENCY CONTRACT	BUYUSD/SELLNOK		(152,489)
CURRENCY CONTRACT	BUYUSD/SELLCNY		(29,611)
CURRENCY CONTRACT	BUYUSD/SELLAUD		47,064
CURRENCY CONTRACT	BUYUSD/SELLGBP		(107,619)
CURRENCY CONTRACT	BUYUSD/SELLCNY		(62,539)
CURRENCY CONTRACT	BUYUSD/SELLGBP		5,929
CURRENCY CONTRACT	BUYUSD/SELLEUR		(599,755)
DAIMLER FIN NORTH AMERICA	1.05% 11 Oct 2013	4,400,000	4,372,717
DBUBS MORTGAGE TRUST DBUBS 2011 LC3A A2	3.642% 10 Sep 2016	4,600,000	5,004,818
DEUTSCHE ALT A SECURITIES INC DBALT 2005 6 2A3	5.5% 25 Dec 2035	581,470	468,378
DEUTSCHE ALT A SECURITIES INC DBALT 2006 AB3 A5B	6.3% 25 Jul 2036	491,077	285,755
DEXIA CR LOC SA	1.4% 20 Sep 2013	1,800,000	1,800,000
DEXIA CREDIT LOCAL GOVT GUARANT 144A VAR	0.7805% 29 Apr 2014	5,000,000	4,933,091
DEXIA CREDIT LOCAL SA NY GOVT LIQUID	1.7% 06 Sep 2013	4,100,000	4,104,818
DNB BANK ASA SR UNSECURED 144A	3.2% 03 Apr 2017	3,900,000	4,153,734
EKSPORTFINANS ASA SR UNSECURED	2% 15 Sep 2015	6,700,000	6,413,012
ENCANA HLDINGS FIN CORP COMPANY GUAR	5.8% 01 May 2014	2,000,000	2,125,976
EURO CURRENCY		230,688	304,139
EURO OAT FUTURES	MAR13 XEUR	(32,400,000)	(337,821)
EXPORT IMPORT BK KOREA SR UNSECURED	8.125% 21 Jan 2014	9,700,000	10,409,235
FANNIE MAE FNR 2001 79 BA	7% 25 Mar 2045	2,491,214	2,920,338
FANNIE MAE FNR 2003 116 FA	0.6042% 25 Nov 2033	3,078,501	3,093,785
FANNIE MAE FNR 2007 114 A6	3.57625% 27 Oct 2037	4,100,000	4,078,389
FANNIE MAE FNR 2007 15 AI	6.136% 25 Mar 2037	4,867,429	748,129
FANNIE MAE FNR 2007 22 SW	5.806% 25 Mar 2037	3,025,042	438,438
FANNIE MAE FNR 2007 4 SL	6.956% 25 Feb 2037	1,796,517	305,775
FANNIE MAE FNR 2008 12 FA	0.9463% 25 Mar 2038	6,366,417	6,428,942
FANNIE MAE FNR 2010 117 FE	0.6075% 25 Oct 2040	1,704,527	1,714,248
FANNIE MAE FNR 2010 135 LF	0.66839% 25 Dec 2040	2,113,405	2,131,242
FANNIE MAE FNR 2011 3 FA	0.94% 25 Feb 2041	8,352,780	8,410,832
FANNIE MAE FNR 2011 40 SX	9.57313% 25 Nov 2040	201,411	201,189
FANNIE MAE FNR 2011 86 KF	0.73725% 25 Sep 2041	4,810,190	4,850,192
FANNIE MAE FNR 2011 86 NF	0.73725% 25 Sep 2041	2,448,241	2,461,133
FANNIE MAE FNR 2012 11 GF	0.796% 25 May 2040	5,430,812	5,473,993
FANNIE MAE NOTES	1.25% 14 Mar 2014	20,850,000	21,110,271
FANNIE MAE NOTES	0.5% 27 May 2015	6,900,000	6,925,047
FANNIE MAE NOTES	0.75% 18 Dec 2013	5,100,000	5,129,376
FANNIEMAE WHOLE LOAN FNW 2006 W1 1A1	6.5% 25 Dec 2045	3,201,603	3,779,848

FEDERAL FARM CREDIT BANK BONDS VAR	0.29734% 15 Jan 2013	10,000,000	10,000,430
FEDERAL NATL MORT ASSN SER 2007 32 CL SC	5.8958% 25 Apr 2037	12,475,753	2,088,563
FHLMC STRUCTURED PASS THROUGH FSPC T 61 1A1	4.878% 25 Jul 2044	3,133,229	3,201,731
FIRST HORIZON ALTERNATIVE MORT FHAMS 2007 FA4 1A8	6.25% 25 Aug 2037	301,775	237,413
FNMA TBA FEB 30 SINGLE FAM	5% 01 Dec 2099	7,000,000	7,582,969
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	32,500,000	35,106,347
FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	(2,000,000)	(2,172,812)
FNMA POOL 256552	5.5% 01 Jan 2037	13,487	14,671
FNMA POOL 257367	5.5% 01 Sep 2028	16,929	18,415
FNMA POOL 257371	5% 01 Sep 2028	731,782	793,159
FNMA POOL 713700	4.5% 01 Aug 2033	131,036	142,248
FNMA POOL 725422	5% 01 Apr 2034	32,041	34,909
FNMA POOL 725598	5.5% 01 Jul 2034	167,985	183,780
FNMA POOL 725946	5.5% 01 Nov 2034	129,960	142,181
FNMA POOL 731229	4.5% 01 Aug 2033	79,357	86,147
FNMA POOL 735697	2.135% 01 Jun 2035	8,861,404	9,317,260
FNMA POOL 784184	5.5% 01 Jun 2034	9,520	10,415
FNMA POOL 795297	5.864% 01 Jul 2044	360,657	365,926
FNMA POOL 836583	5% 01 Oct 2035	80,450	87,349
FNMA POOL 851037	5% 01 Dec 2035	615,092	667,835
FNMA POOL 887671	5.5% 01 Aug 2036	6,429	6,993
FNMA POOL 888219	5.5% 01 Mar 2037	54,528	59,314
FNMA POOL 888284	5.5% 01 Apr 2037	5,987	6,513
FNMA POOL 899622	5.5% 01 Jul 2037	24,770	26,917
FNMA POOL 901727	5.5% 01 Oct 2036	736,770	801,444
FNMA POOL 902463	5.5% 01 Nov 2036	326,119	354,745
FNMA POOL 905141	5.5% 01 Feb 2037	22,527	24,875
FNMA POOL 905648	5.5% 01 Dec 2036	25,306	27,944
FNMA POOL 905806	5.5% 01 Jan 2037	7,749	8,429
FNMA POOL 906636	5.5% 01 Nov 2036	8,485	9,230
FNMA POOL 920077	5.5% 01 Dec 2036	387,883	421,931
FNMA POOL 930796	5% 01 Feb 2035	190,457	207,503
FNMA POOL 931209	4.5% 01 May 2039	179,840	194,329
FNMA POOL 932841	3.5% 01 Dec 2025	4,596,687	4,879,048
FNMA POOL 940842	5.5% 01 Aug 2037	235,132	255,515
FNMA POOL 962127	4.5% 01 Mar 2038	78,182	84,481
FNMA POOL 995094	4.5% 01 Nov 2035	75,232	81,528
FNMA POOL AA0836	4.5% 01 Jan 2039	8,097	8,750
FNMA POOL AA5780	4.5% 01 Apr 2039	1,613,266	1,743,238
FNMA POOL AA5836	4.5% 01 May 2039	713,172	770,629
FNMA POOL AA6513	4.5% 01 Apr 2039	127,510	137,783
FNMA POOL AA7937	4.5% 01 Jan 2037	13,350	14,429
FNMA POOL AB1634	3.5% 01 Oct 2020	4,600,222	4,881,363
FNMA POOL AB3726	3.5% 01 Oct 2026	922,659	979,335
FNMA POOL AC0102	4.5% 01 Aug 2039	138,871	150,059
FNMA POOL AC4946	4.5% 01 Dec 2039	69,462	75,058
FNMA POOL AC8111	5.5% 01 Dec 2032	248,526	272,361
FNMA POOL AC8512	4.5% 01 Dec 2039	833,154	900,277
FNMA POOL AC8765	5.5% 01 Jan 2040	159,662	173,478
FNMA POOL AD3354	4.5% 01 May 2040	100,306	108,701
FNMA POOL AD7593	4.5% 01 Jul 2040	147,958	160,340
FNMA POOL AD7853	4.5% 01 Jun 2030	34,015	36,830
FNMA POOL AD8333	5% 01 Aug 2040	492,810	536,299
FNMA POOL AE0215	4% 01 Dec 2039	5,013,022	5,374,389
FNMA POOL AE0218	4.5% 01 Aug 2040	72,227	78,024
FNMA POOL AE0984	4.5% 01 Feb 2041	137,569	149,082
FNMA POOL AE2325	4.5% 01 Aug 2040	838,476	908,647
FNMA POOL AE2847	4% 01 Oct 2040	233,743	254,598
FNMA POOL AE3455	4.5% 01 Sep 2040	741,939	818,267
FNMA POOL AE6120	4% 01 Oct 2040	3,728,252	4,000,633
FNMA POOL AE9708	4.5% 01 Nov 2040	2,574,180	2,789,612
FNMA POOL AH1231	3.5% 01 Dec 2025	3,679,703	3,905,736
FNMA POOL AH3874	4.5% 01 Sep 2041	70,122	76,122
FNMA POOL AH4695	4.5% 01 Mar 2041	146,533	159,071
FNMA POOL AH9352	4.5% 01 Apr 2041	409,297	444,319
FNMA POOL AI0021	4.5% 01 Jun 2041	434,145	471,292
FNMA POOL AI0277	4.5% 01 May 2041	564,350	612,638
FNMA POOL AI1486	4.5% 01 Apr 2041	587,184	637,426
FNMA POOL AI3533	4.5% 01 Jun 2041	59,065	64,119
FNMA POOL AI4815	4.5% 01 Jun 2041	193,436	209,987
FNMA POOL AI4900	4.5% 01 Jun 2041	33,273	36,120
FNMA POOL AI5730	4.5% 01 Jun 2041	600,628	652,021
FNMA POOL AI6355	4.5% 01 Aug 2036	74,787	80,836
FNMA POOL AI7229	4.5% 01 Jul 2041	2,723,420	2,953,938
FNMA POOL AI7431	4.5% 01 Sep 2041	524,922	569,837
FNMA POOL AI7839	3.5% 01 Jul 2026	2,694,026	2,859,512
FNMA POOL AI8194	4.5% 01 Aug 2041	466,981	506,938
FNMA POOL AI9280	4.5% 01 Aug 2041	89,971	97,670
FNMA POOL AI9526	5% 01 Sep 2041	142,716	155,801
FNMA POOL AJ1416	4.5% 01 Sep 2041	734,707	797,572

FNMA POOL AJ4417	4.5% 01 Oct 2041	66,614	72,313
FNMA POOL AJ5905	4.5% 01 Nov 2041	820,164	900,594
FNMA POOL AL2122	4.5% 01 Jan 2042	110,145	119,363
FNMA POOL MA0073	4.5% 01 May 2029	101,164	109,599
FNMA POOL MA0353	4.5% 01 Mar 2030	71,662	77,786
FNMA POOL MA0504	3.5% 01 Aug 2020	934,844	991,977
FNMA POOL MA0577	3.5% 01 Nov 2020	2,801,716	2,972,941
FNMA TBA 30YR SINGLE FAMILY JA	3.5% 01 Dec 2099	2,000,000	2,132,266
FNMA TBA MAR	3% 01 Dec 2099	1,000,000	1,045,625
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	(8,000,000)	(8,575,000)
FNR 2009 87 HS VAR	5.9458% 25 Nov 2039	2,634,284	395,975
FORD MOTOR CREDIT CO	1.28% 22 Jan 2013	2,200,000	2,198,829
FORD MOTOR CREDIT CO	1.24% 23 Jan 2013	1,550,000	1,549,137
FORD MOTOR CREDIT CO	1% 21 Feb 2013	3,400,000	3,395,421
FREDDIE MAC DISCOUNT NT DISCOUNT NOT	5.07% 03 Apr 2001	23,800,000	23,795,787
FREDDIE MAC FHR 3122 SE	6.471% 15 Mar 2036	8,020,987	1,237,566
FREDDIE MAC FHR 3218 SA	1% 15 Sep 2036	2,471,022	454,158
FREDDIE MAC FHR 3828 SY	12.47001% 15 Feb 2041	369,788	395,933
FREDDIE MAC FHR 3904 SJ	13.68825% 15 Aug 2041	826,835	866,694
FREDDIE MAC FHR 3918 CS	11.452% 15 Sep 2041	901,393	943,964
FREDDIE MAC FHR 3984 DF	0.7985% 15 Jan 2042	8,564,512	8,635,221
FREDDIE MAC NOTES	5% 15 Jul 2014	43,330,000	46,481,001
FREDDIE MAC NOTES	1.25% 01 Aug 2019	10,000,000	10,013,840
GAZPROM (GAZ CAPITAL SA) SR UNSECURED 144A	7.343% 11 Apr 2013	700,000	710,220
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2007 GG9 A4	5.44% 10 Mar 2039	4,900,000	5,643,433
GENERAL ELEC CAP CORP SR UNSECURED	1.875% 16 Sep 2013	5,000,000	5,049,310
GMAC CAPITAL TRUST I PREFERRED STOCK VAR	PREFERRED STOCK 02/40 VAR	79,000	2,094,290
GOLDMAN SACHS + COMPANY	REPO CASH COLLATERAL USD	(330,000)	(330,000)
GOLDMAN SACHS GROUP INC SR UNSECURED	5.15% 15 Jan 2014	12,000,000	12,514,872
GOLDMAN SACHS NG TRI PARTY REPO	0.25% 23 Jan 2013	21,100,000	21,100,000
GOVERNMENT NATIONAL MORTGAGE A GNR 2002 81 Z	6.112% 16 Sep 2042	3,698,311	4,259,800
GOVERNMENT NATIONAL MORTGAGE A GNR 2004 47 PD	6% 16 Jun 2034	2,448,000	3,025,331
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 149 GF	0.5032% 20 Dec 2042	12,100,000	12,096,219
GRANITE MASTER ISSUER PLC GRANM 2005 1 A5 REGS	0.956% 20 Dec 2054	3,405,661	4,422,674
GRANITE MASTER ISSUER PLC GRANM 2005 4 A5 REGS	0.976% 20 Dec 2054	132,173	171,643
GRANITE MASTER ISSUER PLC GRANM 2006 1X A6 REGS	1.087% 20 Dec 2054	132,173	171,643
GRANITE MASTER ISSUER PLC GRANM 2006 2 A5 REGS	0.543% 20 Dec 2054	1,215,989	1,579,113
GS MORTGAGE SECURITIES TRUST GSMS 2007 EOP A2 144A	0.42531% 06 Mar 2020	1,030,000	1,031,387
GS MORTGAGE SECURITIES TRUST GSMS 2007 EOP A3 144A	0.43781% 06 Mar 2020	5,385,000	5,393,417
GS MORTGAGE SECURITIES TRUST GSMS 2007 EOP C 144A	2.00559% 06 Mar 2020	1,000,000	1,002,014
GS MORTGAGE SECURITIES TRUST GSMS 2011 GC3 A3 144A	1% 10 Mar 2044	3,500,000	4,002,166
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2006 7 2A1A	0.419% 19 Sep 2046	332,190	242,673
HCA INC TERM LOAN A 2	1% 02 May 2016	912,466	909,994
HEWLETT PACKARD CO SR UNSECURED VAR	0.5681% 24 May 2013	4,400,000	4,387,262
HEWLETT PACKARD CO SR UNSECURED	1.25% 13 Sep 2013	4,500,000	4,499,946
HSI ASSET SECURITIZATION CORPO HASC 2006 HE1 2A1	3.185% 25 Oct 2036	38,388	15,787
IASIS HEALTHCARE LLC TERM LOAN B	1% 15 Mar 2014	2,947,500	2,952,098
ILLINOIS ST ILS FIXED	3.321% 01 Jan 2013	3,600,000	3,600,000
ILLINOIS ST ILS FIXED	2.926% 01 Feb 2013	200,000	200,312
ING BANK NV GOVT LIQUID 144A	3.9% 19 Mar 2014	3,200,000	3,326,723
ING BANK NV SENIOR NOTES 144A VAR	1.78565% 18 Oct 2013	5,000,000	5,034,645
ING BANK NV UNSECURED 144A	2% 25 Sep 2015	3,000,000	3,022,200
INTESA SANPAOLO SPA SR UNSECURED 144A VAR	2.7115% 24 Feb 2014	6,600,000	6,592,621
JAPANESE YEN		2,247,896	25,998
JP MORGAN CHASE BANK NA SUBORDINATED VAR	0.6101% 13 Jun 2016	1,700,000	1,652,677
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 CB15 A4	5.814% 12 Jun 2043	2,300,000	2,624,537
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LDPX A3	5.42% 15 Jan 2049	9,500,000	10,987,757
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2011 C4 A2 144A	3.341% 15 Jul 2046	7,600,000	8,172,295
JP MORGAN MORTGAGE TRUST JPMMT 2007 A1 5A6	4.35139% 25 Jul 2035	1,582,445	1,418,015
JPMORGAN CHASE + CO SR UNSECURED VAR	1.102% 24 Jan 2014	900,000	906,038
KFW GOVT GUARANT	2.5% 28 May 2013	6,000,000	6,052,446
KINDER MORGAN ENER PART SR UNSECURED	3.5% 01 Mar 2016	2,800,000	2,993,197
KOMMUNALBANKEN AS GOVT GUARANT 144A VAR	1% 27 Mar 2017	7,000,000	7,040,733
KOREA DEVELOPMENT BANK SR UNSECURED	5.3% 17 Jan 2013	7,350,000	7,361,775
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C1 A4	5.156% 15 Feb 2031	550,000	614,037
LBG CAPITAL NO.1 PLC BANK GUARANT	7.588% 12 May 2020	2,500,000	4,246,621
LBG CAPITAL NO.1 PLC BANK GUARANT	7.869% 25 Aug 2020	200,000	344,606
LBG CAPITAL NO.2 PLC BANK GUARANT	15% 21 Dec 2019	1,300,000	3,000,675
LBG CAPITAL NO.2 PLC BANK GUARANT REGS	7.625% 09 Dec 2019	50,000	84,932
LEHMAN BROTHERS HOLDINGS SR UNSECURED VAR	4.71% 31 Dec 2049	5,300,000	1,212,375
LEHMAN XS TRUST LXS 2006 4N A1B1	3.065% 25 Apr 2046	13,593	13,527
LONG BEACH MORTGAGE LOAN TRUST LBMLT 2004 4 1A1	5.61% 25 Oct 2034	3,092	2,748
LSI OPEN POSITION NET ASSET LSIOPNTA5	0% 31 Dec 2060	102,460	25,615
MASSACHUSETTS EDUCATIONAL FINA MEFA 2008 1 A1	1.26525% 25 Apr 2038	1,427,322	1,433,973
MASTR ALTERNATIVE LOANS TRUST MALT 2006 2 2A1	3.295% 25 Mar 2036	411,950	77,308
MERRILL LYNCH + CO SR UNSECURED VAR	1% 31 Jan 2014	800,000	1,047,292
MERRILL LYNCH + CO SR UNSECURED	6.15% 25 Apr 2013	2,800,000	2,844,948
MET LIFE GLOB FUNDING I SR SECURED 144A	2.5% 11 Jan 2013	1,425,000	1,425,648
MEXICAN PESO (NEW)		34,675	2,670
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 4 A3	5.172% 12 Dec 2049	7,626,000	8,676,992

MORGAN STANLEY CAP SVCS BOC	SWAP CASH COLLATERAL USD	(670,000)	(670,000)
MORGAN STANLEY CAPITAL I TRUST MSC 2007 HQ11 A31	5.439% 12 Feb 2044	1,300,000	1,359,561
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ16 A4	5.809% 12 Dec 2049	1,800,000	2,137,806
MORGAN STANLEY CAPITAL INC MSAC 2007 HE7 A2A	1.0042% 25 Jul 2037	808,861	769,811
MORGAN STANLEY MORTGAGE LOAN T MSM 2007 10XS A1	6% 25 Jul 2047	267,044	209,774
MORGAN STANLEY MORTGAGE LOAN T MSM 2007 8XS A1	5.75% 25 Apr 2037	143,832	109,345
MORGAN STANLEY SR UNSECURED VAR	1.845% 13 Apr 2016	1,700,000	2,130,180
MORGAN STANLEY SR UNSECURED VAR	2.87625% 14 May 2013	7,500,000	7,551,428
MORGAN STANLEY	TBA CASH COLLATERAL	(145,000)	(145,000)
NATIONAL AUSTRALIA BK LT SR UNSECURED	1.6% 07 Aug 2015	5,700,000	5,785,614
NBCUNIVERSAL MEDIA LLC SR UNSECURED	3.65% 30 Apr 2015	7,000,000	7,446,705
NCUA GUARANTEED NOTES NGN 2010 R2 1A	0.624% 06 Nov 2017	5,928,901	5,941,885
NEW JERSEY ST ECON DEV AUTH RE NJSDEV FLOATING VAR	1.48% 15 Jun 2013	3,000,000	3,006,150
* NEW YORK LIFE GLOBAL FDG SENIOR NOTES VAR	0.304% 20 Dec 2013	4,400,000	5,749,460
NISSAN MOTOR ACCEPTANCE SR UNSECURED 144A	3.25% 30 Jan 2013	2,000,000	2,003,324
NOVELIS INC TERM LOAN B	1% 10 Mar 2017	5,880,014	5,929,994
OGX AUSTRIA GMBH COMPANY GUAR 144A	8.5% 01 Jun 2018	3,000,000	2,700,000
ORANGE + ROCKLAND UTILIT SR UNSECURED 144A	2.5% 15 Aug 2015	400,000	411,774
PENNSYLVANIA ST ECON DEV FING PASDEV FIXED	5% 01 Jan 2016	1,400,000	1,576,582
PENNSYLVANIA ST ECON DEV FING PASDEV FIXED	4% 01 Jan 2017	1,300,000	1,459,835
PENSKE TRUCK LEASING/PTL SENIOR NOTES 144A	2.5% 15 Mar 2016	3,700,000	3,709,968
PFIZER INC SR UNSECURED	5.35% 15 Mar 2015	15,300,000	16,849,982
POUND STERLING		520	845
QUINTELES TRANSNATIONAL CORP NEW TLB	1% 08 Jun 2018	3,546,000	3,553,376
QWEST CORP SR UNSECURED VAR	1% 15 Jun 2013	2,500,000	2,519,238
RABOBANK NEDERLAND BANK GUARANT	1.85% 10 Jan 2014	3,000,000	3,039,882
RBSCF TRUST RBSCF 2010 RR3 JPMA 144A	5.42% 16 Jan 2049	2,000,000	2,317,944
REED ELSEVIER CAPITAL COMPANY GUAR 144A	3.125% 15 Oct 2022	335,000	328,856
REGIONS FINANCIAL CORP SR UNSECURED	4.875% 26 Apr 2013	3,100,000	3,131,000
REPUBLIC OF KOREA SR UNSECURED	4.25% 01 Jun 2013	6,275,000	6,360,986
RESIDENTIAL ACCREDIT LOANS, IN RALI 2006 QO6 A1	0.3842% 25 Jun 2046	770,265	351,458
RESIDENTIAL ACCREDIT LOANS, IN RALI 2006 QS7 A1	6% 25 Jun 2036	1,265,187	973,115
RESIDENTIAL ASSET SECURITIZATI RAST 2006 R1 A2	0.6042% 25 Jan 2046	906,841	405,997
ROCKIES EXPRESS PIPELINE SR UNSECURED 144A	6.25% 15 Jul 2013	750,000	766,875
ROYAL BK OF SCOTLAND PLC COMPANY GUAR VAR	1% 23 Aug 2013	7,100,000	7,177,255
SBERBANK (SB CAP SA) SR UNSECURED 144A	6.125% 07 Feb 2022	3,800,000	4,341,500
SL GREEN REALTY CORP SR UNSECURED	5% 15 Aug 2018	3,100,000	3,366,389
SLC STUDENT LOAN TRUST SLCLT 2008 2 A4	3.71875% 15 Jun 2021	5,600,000	5,687,539
SLH OPEN POSITION NET ASSET SLHOPNTA4	0.01% 31 Dec 2060	745,897	298,359
SLM CORP SR UNSECURED	8.45% 15 Jun 2018	1,500,000	1,755,000
SLM CORP SR UNSECURED	5% 01 Oct 2013	900,000	921,375
SLM STUDENT LOAN TRUST SLMA 2007 7 A4	0.6056% 25 Jan 2022	3,000,000	2,946,024
SLM STUDENT LOAN TRUST SLMA 2008 7 A2	0.801% 25 Oct 2017	3,047,826	3,060,929
SLM STUDENT LOAN TRUST SLMA 2008 9 A	1.801% 25 Apr 2023	5,621,148	5,857,719
SMALL BUSINESS ADMINISTRATION SBIC 2008 10B 1	5.725% 10 Sep 2018	380,515	425,011
SOCIETE GENERALE SCF COVERED VAR	1% 19 Jun 2013	2,000,000	2,003,566
SPRINGLEAF FINL FDG CO TERM LOAN B	1% 10 May 2017	11,300,000	11,225,307
SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	600,076	600,076
STADSHYPOTEK AB COVERED 144A VAR	1% 30 Sep 2013	300,000	300,764
STANDARD CHARTERED PLC SR UNSECURED 144A	3.2% 12 May 2016	1,400,000	1,472,114
STANDARD CHARTERED PLC SR UNSECURED 144A	5.5% 18 Nov 2014	9,200,000	9,907,480
STRUCTURED ASSET MORTGAGE INVE SAMI 2006 AR3 11A1	0.4142% 25 Apr 2036	806,459	533,316
STRUCTURED ASSET MORTGAGE INVE SAMI 2006 AR5 1A1	3.345% 25 May 2046	1,802,905	1,020,623
SUNGARD DATA SYS INC TERM LOAN B	1% 28 Feb 2014	2,899,590	2,896,575
SWAP BARCLAYS COC	SWAP CASH COLLATERAL USD	670,000	670,000
SWAP CITIBANK BOC	SWAP CASH COLLATERAL USD	(1,990,000)	(1,990,000)
SWAP CSFB BOC	SWAP CASH COLLATERAL USD	(690,000)	(690,000)
SWAP DEUTSCHE COC	SWAP CASH COLLATERAL USD	1,000,000	1,000,000
SWAP JPM CHASE BOC	SWAP CASH COLLATERAL USD	(620,000)	(620,000)
SWAP MORGAN STANLEY BOC	SWAP CASH COLLATERAL USD	(305,000)	(305,000)
SWAP UBS COC	SWAP CASH COLLATERAL USD	270,000	270,000
SWPC002W5 CDS JPY P V CORPORATE	1% 20 Sep 2013	(30,000,000)	(346,961)
SWPC002W5 CDS JPY R F CORPORATE	1% 20 Sep 2013	30,000,000	342,868
SWPC003W4 CDS JPY P V 03MEVENT CORPORATE	1% 20 Sep 2013	(30,000,000)	(346,961)
SWPC003W4 CDS JPY R F CORPORATE	1% 20 Sep 2013	30,000,000	342,868
SWPC024K5 CDS USD P V	1% 20 Dec 2015	(8,950,000)	(8,950,000)
SWPC024K5 CDS USD R F	1% 20 Dec 2015	8,950,000	9,125,545
SWPC024W9 CDS JPY P V CORPORATE	1% 20 Sep 2013	(40,000,000)	(462,615)
SWPC024W9 CDS JPY R F CORPORATE	1% 20 Sep 2013	40,000,000	457,157
SWPC034S6 CDS EUR P F ITRAXX	1% 20 Jun 2017	(5,500,000)	(7,251,201)
SWPC034S6 CDS EUR R V ITRAXX	1% 20 Jun 2017	5,500,000	7,407,791
SWPC036S4 CDS EUR P F ITRAXX	1% 20 Jun 2017	(9,100,000)	(11,997,442)
SWPC036S4 CDS EUR R V DJ ITRAXX17SEN2 BP BRC	1% 20 Jun 2017	9,100,000	12,256,527
SWPC038Q6 CDS USD P F	1% 20 Jun 2013	(2,500,000)	(2,500,000)
SWPC038Q6 CDS USD R V	1% 20 Jun 2013	2,500,000	2,491,750
SWPC108S7 CDS EUR P F ITRAXX	1% 20 Jun 2017	(27,500,000)	(36,256,007)
SWPC108S7 CDS EUR R V ITRAXX	1% 20 Jun 2017	27,500,000	36,439,064
SWPC142R7 CDS USD P V CORPORATE	1% 20 Jun 2013	(1,200,000)	(1,200,000)
SWPC142R7 CDS USD R F CORPORATE	1% 20 Jun 2013	1,200,000	1,204,574
SWPC157L2 CDS USD P V	1% 20 Mar 2014	(3,200,000)	(3,200,000)

SWPC157L2 CDS USD R F	1% 20 Mar 2014	3,200,000	3,225,325
SWPC26AR2 CDS USD P V	1% 20 Mar 2021	(3,600,000)	(3,600,000)
SWPC26AR2 CDS USD R F	0.98% 20 Mar 2021	3,600,000	3,650,951
SWPC404H2 CDS USD P V 03MEVENT	1% 20 Jun 2015	(300,000)	(300,000)
SWPC404H2 CDS USD R F	5% 20 Jun 2015	300,000	334,765
SWPC410H4 CDS USD P V	1% 20 Jun 2015	(700,000)	(700,000)
SWPC410H4 CDS USD R F	5% 20 Jun 2015	700,000	781,119
SWPC423H9 CDS USD P V	1% 20 Jun 2015	(4,700,000)	(4,700,000)
SWPC423H9 CDS USD R F	5% 20 Jun 2015	4,700,000	5,244,655
SWPC450M4 CDS JPY P V	1% 20 Jun 2013	(177,000,000)	(2,047,071)
SWPC450M4 CDS JPY R F	1% 20 Jun 2013	177,000,000	2,033,673
SWPC528K6 CDS USD P V	1% 20 Mar 2016	(500,000)	(500,000)
SWPC528K6 CDS USD R F	1% 20 Mar 2016	500,000	498,065
SWPC530K2 CDS USD P V	1% 20 Mar 2016	(5,000,000)	(5,000,000)
SWPC530K2 CDS USD R F	1% 20 Mar 2016	5,000,000	4,980,650
SWPC606R6 CDS USD P F ABX	0.09% 25 Aug 2037	(3,019,137)	(3,019,137)
SWPC606R6 CDS USD R V ABX	1% 25 Aug 2037	3,019,137	4,513,610
SWPC691B7 CDS USD P F	1.2% 20 Sep 2018	(6,000,000)	(6,000,000)
SWPC691B7 CDS USD R V	1% 20 Sep 2018	6,000,000	5,774,550
SWPC764T0 CDS EUR P F ITRAXX	1% 20 Jun 2017	(10,600,000)	(13,975,043)
SWPC764T0 CDS EUR R V ITRAXX	1% 20 Jun 2017	10,600,000	14,045,603
SWPC979K0 CDS USD P F ABX	0.09% 25 Aug 2037	(4,574,450)	(4,574,450)
SWPC979K0 CDS USD R V ABX	1% 25 Aug 2037	4,574,450	6,838,803
SWU0006O9 IRS CAD P V SWUV006O1	1% 15 Dec 2016	(25,000,000)	(25,107,964)
SWU0006O9 IRS CAD R F	2.25% 15 Dec 2016	25,000,000	25,333,610
SWU0083W7 IRS CAD P V SWUV083W9	1% 16 Jun 2016	(45,000,000)	(45,194,336)
SWU0083W7 IRS CAD R F	2% 16 Jun 2016	45,000,000	45,480,371
SWU0341V7 IRS USD P V 03MLIBOR	1% 20 Jun 2016	(41,200,000)	(41,200,000)
SWU0341V7 IRS USD R F	1.25% 20 Jun 2016	41,200,000	42,209,318
TELEFONICA EMISIONES SAU COMPANY GUAR	2.582% 26 Apr 2013	4,950,000	4,967,325
TEXAS ST TRANSPRTN COMMISSION TXSTRN FIXED	5.028% 01 Apr 2026	7,000,000	8,521,800
TOKYO ELECTRIC POWER CO GENL REF MOR	4.5% 24 Mar 2014	100,000	133,723
TOTAL CAPITAL SA COMPANY GUAR	3% 24 Jun 2015	5,000,000	5,281,250
TRANSNEFT(TRANS CAP INV) SR UNSECURED REGS	5.67% 05 Mar 2014	500,000	522,625
TRANSOCEAN INC COMPANY GUAR	4.95% 15 Nov 2015	5,300,000	5,803,103
TREASURY BILL	0.01% 07 Feb 2013	608,000	607,982
TREASURY BILL	0.01% 02 May 2013	590,000	589,823
TREASURY BILL	0.01% 30 May 2013	4,203,000	4,201,142
TREASURY BILL	0% 27 Jun 2013	73,000	72,959
TREASURY BILL	0.01% 25 Jul 2013	472,000	471,659
TSY 1 7/8 2022 I/L GILT BONDS	2.250281% 22 Nov 2022	5,492,400	11,480,209
TSY INFL IX N/B	0.125% 15 Jan 2022	28,821,246	31,298,086
TSY INFL IX N/B	0.125% 15 Jul 2022	22,733,340	24,678,109
UBS AG STAMFORD CT SR UNSECURED	2.25% 12 Aug 2013	6,500,000	6,562,179
US BANCORP SR UNSECURED	1.375% 13 Sep 2013	6,000,000	6,035,064
US DOLLAR		88,514	88,514
US TREASURY N/B	1% 31 Aug 2019	46,890,000	46,615,271
US TREASURY N/B	1.625% 15 Aug 2022	61,200,000	60,798,406
US TREASURY N/B	0.75% 15 Sep 2013	7,200,000	7,230,096
US TREASURY N/B	0.625% 30 Sep 2017	8,200,000	8,185,265
US TREASURY N/B	0.5% 15 Oct 2013	4,600,000	4,611,859
US TREASURY N/B	0.75% 31 Oct 2017	4,900,000	4,916,077
US TREASURY N/B	1% 30 Nov 2019	66,400,000	65,756,717
WACHOVIA CORP SUBORDINATED	5.25% 01 Aug 2014	1,300,000	1,386,242
WAMU MORTGAGE PASS THROUGH CER WAMU 2003 AR9 2A	2.7799% 25 Sep 2033	521,326	523,044
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR7 A2	2.78311% 25 Aug 2035	2,120,220	2,122,381
WAMU MORTGAGE PASS THROUGH CER WAMU 2006 AR9 1A	1% 25 Aug 2046	1,484,563	1,175,407
WAMU MORTGAGE PASS THROUGH CER WAMU 2006 AR9 2A	2.776% 25 Aug 2046	1,106,422	995,469
WAMU MORTGAGE PASS THROUGH CER WAMU 2007 OA6 1A	4.886% 25 Jul 2047	533,800	422,309
WELLPOINT INC SR UNSECURED	1.875% 15 Jan 2018	1,800,000	1,822,354
WELLPOINT INC SR UNSECURED	1.25% 10 Sep 2015	1,600,000	1,612,653
WELLS FARGO + COMPANY SR UNSECURED	1.5% 01 Jul 2015	4,500,000	4,577,531
WELLS FARGO BANK NA SUBORDINATED VAR	1.4475% 16 May 2016	5,400,000	5,285,207
WELLS FARGO MORTGAGE BACKED SE WFMBS 2003 M A1	4.7043% 25 Dec 2033	368,690	380,659
WELLS FARGO MORTGAGE BACKED SE WFMBS 2003 N 1A1	4.562396% 25 Dec 2033	781,551	800,943
WELLS FARGO MORTGAGE BACKED SE WFMBS 2005 AR16 2A1	2.995432% 25 Oct 2035	1,663,137	1,641,062
WELLS FARGO MORTGAGE BACKED SE WFMBS 2006 AR2 2A1	2.641122% 25 Mar 2036	711,361	696,031
WESTPAC BANKING CORP GOVT LIQUID 144A	2.9% 10 Sep 2014	23,700,000	24,672,411

	Sub-Total: Fund 5736 7 of 15		$1,343,664,696

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	ABBVIE INC COMPANY GUAR 144A	1.2% 06 Nov 2015	5,495,000		$5,531,712
	ALLTEL CORPORATION SR UNSECURED	7% 15 Mar 2016	1,800,000		2,135,117
	AMAZON.COM INC SR UNSECURED	0.65% 27 Nov 2015	4,820,000		4,817,094
	AMERICAN EXPRESS CREDIT SR UNSECURED	1.75% 12 Jun 2015	5,780,000		5,901,056
	AMERICAN INTL GROUP SR UNSECURED	3% 20 Mar 2015	2,750,000		2,861,419
	ANHEUSER BUSCH INBEV WOR COMPANY GUAR	1.5% 14 Jul 2014	2,800,000		2,840,443
	AT+T INC SR UNSECURED	0.875% 13 Feb 2015	3,860,000		3,878,096
	AT+T INC SR UNSECURED	2.5% 15 Aug 2015	1,675,000		1,746,318
	BAE SYSTEMS HOLDINGS INC COMPANY GUAR 144A	5.2% 15 Aug 2015	2,335,000		2,557,035
	BANK OF AMERICA CORP SENIOR NOTES	1.5% 09 Oct 2015	900,000		904,602
	BANK OF NOVA SCOTIA SR UNSECURED	1.85% 12 Jan 2015	1,205,000		1,234,015
	BANK OF NOVA SCOTIA SR UNSECURED	0.75% 09 Oct 2015	2,950,000		2,933,840
	BARRICK GOLD CORP SR UNSECURED	1.75% 30 May 2014	3,320,000		3,366,370
	BHP BILLITON FIN USA LTD COMPANY GUAR	1.125% 21 Nov 2014	5,500,000		5,566,319
*	BLACKROCK INC SR UNSECURED	1.375% 01 Jun 2015	2,245,000		2,280,029
	BOTTLING GROUP LLC COMPANY GUAR	6.95% 15 Mar 2014	5,065,000		5,446,313
	BP CAPITAL MARKETS PLC COMPANY GUAR	3.875% 10 Mar 2015	6,677,000		7,113,342
	CAPITAL ONE FINANCIAL CO SR UNSECURED	1% 06 Nov 2015	3,320,000		3,308,785
	CATERPILLAR FINANCIAL SE SR UNSECURED	1.375% 20 May 2014	5,000,000		5,060,730
	CATERPILLAR FINANCIAL SE SR UNSECURED	5.85% 01 Sep 2017	1,200,000		1,440,958
	CISCO SYSTEMS INC SR UNSECURED	1.625% 14 Mar 2014	1,935,000		1,963,955
	CITIGROUP INC NOTES 10/14 5.5	5.5% 15 Oct 2014	4,250,000		4,559,574
	CITIGROUP INC SR UNSECURED	6.375% 12 Aug 2014	2,200,000		2,377,430
	CNA FINANCIAL CORP SR UNSECURED	5.85% 15 Dec 2014	2,860,000		3,105,051
	COCA COLA AMATIL LTD COMPANY GUAR 144A	3.25% 02 Nov 2014	3,000,000		3,105,948
	COMCAST CABLE COMMUNICAT COMPANY GUAR	7.125% 15 Jun 2013	3,000,000		3,088,224
	CONAGRA FOODS INC SR UNSECURED	1.35% 10 Sep 2015	1,415,000		1,414,956
	COSTCO WHOLESALE CORP SR UNSECURED	0.65% 07 Dec 2015	3,355,000		3,356,845
	COVIDIEN INTL FINANCE SA COMPANY GUAR	1.35% 29 May 2015	2,770,000		2,807,484
	DELL INC SR UNSECURED	1.4% 10 Sep 2013	2,040,000		2,051,138
	DOMINION RESOURCES INC SR UNSECURED	1.8% 15 Mar 2014	2,000,000		2,026,212
	EATON CORP COMPANY GUAR 144A	0.95% 02 Nov 2015	2,420,000		2,427,362
	EBAY INC SR UNSECURED	0.7% 15 Jul 2015	1,205,000		1,209,510
	ECOLAB INC SR UNSECURED	2.375% 08 Dec 2014	3,925,000		4,051,530
	ENTERGY LOUISIANA LLC 1ST MORTGAGE	1.875% 15 Dec 2014	3,070,000		3,136,668
	EXPRESS SCRIPTS HOLDING COMPANY GUAR	6.25% 15 Jun 2014	2,740,000		2,950,646
	EXPRESS SCRIPTS HOLDING COMPANY GUAR 144A	2.1% 12 Feb 2015	2,260,000		2,302,160
	GENERAL ELEC CAP CORP SR UNSECURED	1.625% 02 Jul 2015	4,640,000		4,716,996
	GENERAL ELECTRIC CO SR UNSECURED	0.85% 09 Oct 2015	4,835,000		4,852,043
	GOLDMAN SACHS GROUP INC SR UNSECURED	3.3% 03 May 2015	2,800,000		2,918,320
	GOOGLE INC SR UNSECURED	1.25% 19 May 2014	1,315,000		1,331,234
	HEINEKEN NV SENIOR NOTES 144A	0.8% 01 Oct 2015	2,145,000		2,149,011
	HEWLETT PACKARD CO SR UNSECURED	6.125% 01 Mar 2014	2,330,000		2,449,336
	HOSPITALITY PROP TRUST SR UNSECURED	7.875% 15 Aug 2014	1,745,000		1,862,828
	HSBC USA INC SR UNSECURED	2.375% 13 Feb 2015	820,000		843,473
	JOHN DEERE CAPITAL CORP SR UNSECURED	0.7% 04 Sep 2015	3,000,000		2,999,916
	JPMORGAN CHASE + CO SR UNSECURED	1.1% 15 Oct 2015	2,935,000		2,934,909
	KRAFT FOODS GROUP INC SR UNSECURED 144A	1.625% 04 Jun 2015	3,690,000		3,755,568
	MERRILL LYNCH + CO SR UNSECURED	5.45% 05 Feb 2013	2,700,000		2,711,721
	METLIFE INC SR UNSECURED	2.375% 06 Feb 2014	4,000,000		4,074,880
	MORGAN STANLEY SR UNSECURED	6% 28 Apr 2015	2,550,000		2,777,480
	NCUA GUARANTEED NOTES US GOVT GUAR	1.4% 12 Jun 2015	3,065,000		3,135,403
	PETROHAWK ENERGY CORP COMPANY GUAR	6.25% 01 Jun 2019	1,650,000		1,878,848
	PPL ENERGY SUPPLY LLC SR UNSECURED	5.4% 15 Aug 2014	2,720,000		2,900,015
	PRECISION CASTPARTS CORP SR UNSECURED	0.7% 20 Dec 2015	2,500,000		2,502,123
*	PRUDENTIAL FINANCIAL INC SR UNSECURED	2.75% 14 Jan 2013	6,000,000		6,005,658
	PUB SVC ELEC + GAS 1ST REF MORT	6.33% 01 Nov 2013	1,000,000		1,047,765
	PUB SVC ELEC + GAS SR SECURED	0.85% 15 Aug 2014	5,000,000		5,019,190
	REYNOLDS AMERICAN INC COMPANY GUAR	1.05% 30 Oct 2015	1,520,000		1,519,530
	ROCHE HLDGS INC COMPANY GUAR 144A	5% 01 Mar 2014	1,870,000		1,964,353
	ROYAL BANK OF CANADA SR UNSECURED	0.8% 30 Oct 2015	5,205,000		5,199,014
	SABMILLER HOLDINGS INC COMPANY GUAR 144A	1.85% 15 Jan 2015	3,990,000		4,068,551
	SANOFI SR UNSECURED	1.625% 28 Mar 2014	5,000,000		5,070,530
	SEMPRA ENERGY SR UNSECURED	2% 15 Mar 2014	2,000,000		2,030,260
	SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	10,765,774		10,765,774
	STATOIL ASA COMPANY GUAR	3.875% 15 Apr 2014	760,000		791,729
	SUMITOMO MITSUI BANKING SR UNSECURED 144A	2.15% 22 Jul 2013	3,500,000		3,522,936
	TESCO PLC SR UNSECURED 144A	2% 05 Dec 2014	1,000,000		1,021,858
	TEVA PHARM FIN III COMPANY GUAR	1.7% 21 Mar 2014	4,000,000		4,056,132
	TIME WARNER CABLE INC COMPANY GUAR	7.5% 01 Apr 2014	1,525,000		1,652,420
	TRANS CANADA PIPELINES SR UNSECURED	0.875% 02 Mar 2015	3,920,000		3,942,207
	TYCO ELECTRONICS GROUP S COMPANY GUAR	1.6% 03 Feb 2015	2,000,000		2,029,616
	UNILEVER NV COMPANY GUAR	3.125% 11 Feb 2013	931,000		933,575
	UNITEDHEALTH GROUP INC SR UNSECURED	0.85% 15 Oct 2015	2,525,000		2,533,259
	US TREASURY N/B	0.25% 31 Jan 2014	26,940,000		26,956,838
	US TREASURY N/B	0.25% 28 Feb 2014	7,005,000		7,008,832
	US TREASURY N/B	1.875% 28 Feb 2014	4,450,000		4,535,698
	US TREASURY N/B	4% 15 Feb 2014	24,350,000		25,382,026
	US TREASURY N/B	11.25% 15 Feb 2015	8,700,000		10,711,875
	US TREASURY N/B	2.375% 28 Feb 2015	48,770,000		50,964,650
	US TREASURY N/B	4% 15 Feb 2015	46,435,000		50,077,269
	US TREASURY N/B	0.25% 31 Mar 2014	64,480,000		64,510,241

	US TREASURY N/B	0.25% 30 Apr 2014	16,730,000		16,737,194
	US TREASURY N/B	1.875% 30 Apr 2014	12,830,000		13,111,157
	US TREASURY N/B	2.25% 31 May 2014	13,080,000		13,451,969
	US TREASURY N/B	4.125% 15 May 2015	66,190,000		72,141,937
	US TREASURY N/B	0.25% 30 Jun 2014	40,225,000		40,240,728
	US TREASURY N/B	0.125% 31 Jul 2014	4,800,000		4,791,936
	US TREASURY N/B	1.75% 31 Jul 2015	68,050,000		70,538,044
	US TREASURY N/B	0.25% 31 Aug 2014	860,000		860,235
	US TREASURY N/B	0.5% 15 Aug 2014	2,910,000		2,922,731
	US TREASURY N/B	4.25% 15 Aug 2014	67,640,000		72,020,772
	US TREASURY N/B	4.25% 15 Aug 2015	38,365,000		42,270,442
	US TREASURY N/B	0.25% 15 Sep 2014	1,800,000		1,800,421
	US TREASURY N/B	0.25% 31 Oct 2014	5,735,000		5,736,342
	US TREASURY N/B	0.5% 15 Oct 2014	10,195,000		10,241,194
	US TREASURY N/B	1.25% 31 Oct 2015	16,005,000		16,411,383
	US TREASURY N/B	4.25% 15 Nov 2014	101,255,000		108,773,994
	US TREASURY N/B	4.5% 15 Nov 2015	35,375,000		39,553,672
	US TREASURY N/B	0.25% 15 Dec 2015	3,995,000		3,983,139
	VERIZON COMMUNICATIONS SR UNSECURED	1.95% 28 Mar 2014	8,975,000		9,137,268
	VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A	1.15% 20 Nov 2015	3,670,000		3,675,076
	WELLS FARGO + COMPANY SR UNSECURED	4.375% 31 Jan 2013	2,215,000		2,221,583
	WELLS FARGO + COMPANY SR UNSECURED	1.5% 01 Jul 2015	3,030,000		3,082,204
	WYETH LLC COMPANY GUAR	5.5% 01 Feb 2014	5,175,000		5,455,589
	XSTRATA FINANCE CANADA COMPANY GUAR 144A	1.8% 23 Oct 2015	1,965,000		1,975,670

		Sub-Total: Fund 5737 8 of 15			$1,032,108,853

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A2	5.657894% 10 Jun 2049	703,217		$703,019
	BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A2FL 144A	0.43125% 10 Jun 2049	703,217		703,285
	BEAR STEARNS ADJUSTABLE RATE M BSARM 2003 4 1A1	2.366455% 25 Jul 2033	1,564,705		1,557,846
	BEAR STEARNS ADJUSTABLE RATE M BSARM 2004 12 1A1	2.789449% 25 Feb 2035	1,084,636		886,929
	BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW15 A4	5.331% 11 Feb 2044	4,700,000		5,320,080
	CD COMMERCIAL MORTGAGE TRUST CD 2007 CD4 A2B	5.205% 11 Dec 2049	488,527		495,504
	CITIGROUP MORTGAGE LOAN TRUST CMLTI 2006 AR7 2A2A	5.580749% 25 Nov 2036	2,680,293		1,800,452
	CITIGROUP REPO REPO 5807	0.27% 02 Jan 2013	34,000,000		34,000,000
	CITIGROUP SAL CASH COLL (BROKER)	1% 31 Dec 2030	(70,000)		(70,000)
	COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2005 46CB A2	5.5% 25 Oct 2035	6,511,083		5,957,446
	COUNTRYWIDE HOME LOANS CWHL 2007 4 1A1	6% 25 May 2037	5,974,701		5,419,257
	CREDIT SUISSE COMMERCIAL MORTG CSMC 2007 C3 A4	5.715912% 15 Jun 2039	6,900,000		7,943,880
	CREDIT SUISSE COMMERCIAL MORTG CSMC 2010 RR6 A 144A	5.782835% 12 Apr 2049	6,237,166		6,478,226
	CS FIRST BOSTON COMMERCIAL MOR CSFB 2003 8 3A4	5.5% 25 Apr 2033	2,252,213		2,364,279
	CS FIRST BOSTON COMMERCIAL MOR CSFB 2003 8 4PPA	5.75% 22 Apr 2033	863,482		904,503
	FANNIE MAE BENCHMARK REMIC FNBR 2007 B2 ZA	5.5% 25 Jun 2037	16,981,260		19,599,397
	FANNIE MAE FNR 1999 32 ZA	6.5% 25 Jul 2029	1,984,978		2,322,303
	FANNIE MAE FNR 1999 45 ZG	6.5% 25 Sep 2029	2,562,618		2,925,662
	FANNIE MAE FNR 2001 41 Z	6% 25 Sep 2031	5,843,690		6,579,533
	FANNIE MAE FNR 2003 80 YS	8.3958% 25 Aug 2023	3,809,575		4,413,241
	FANNIE MAE FNR 2004 19 AB	4% 25 Oct 2017	54,212		54,190
	FANNIE MAE FNR 2006 30 KF	1% 25 May 2036	3,017,988		3,037,512
	FANNIE MAE FNR 2007 22 SW	5.806% 25 Mar 2037	12,436,285		1,802,469
	FANNIE MAE FNR 2007 74 AC	5% 25 Aug 2037	20,000,000		21,774,840
	FANNIE MAE FNR 2009 47 MT	7% 25 Jul 2039	4,274,582		4,765,363
	FANNIEMAE WHOLE LOAN FNW 2007 W9 AC	7.11557% 25 Aug 2037	3,563,052		4,102,786
	FED HM LN PC POOL A43389	5.5% 01 Feb 2036	547,778		592,780
	FED HM LN PC POOL B14914	5% 01 Jun 2019	18,620		20,033
	FED HM LN PC POOL B15130	5% 01 Jun 2019	369,132		399,218
	FED HM LN PC POOL B15170	5% 01 Jul 2019	128,168		137,893
	FED HM LN PC POOL B15591	5% 01 Jul 2019	90,233		97,080
	FED HM LN PC POOL C91030	5.5% 01 May 2027	471,862		510,922
	FED HM LN PC POOL C91441	3% 01 Apr 2032	78,332		82,277
	FED HM LN PC POOL E01479	3.5% 01 Sep 2018	3,474,838		3,674,422
	FED HM LN PC POOL G01818	5% 01 May 2035	659,337		711,959
	FED HM LN PC POOL G01827	4.5% 01 Jun 2035	4,109,092		4,417,137
	FED HM LN PC POOL G01838	5% 01 Jul 2035	3,030,851		3,276,533
	FED HM LN PC POOL G02123	5.5% 01 Mar 2036	133,850		145,306
	FED HM LN PC POOL G02254	5.5% 01 Mar 2036	84,604		91,845
	FED HM LN PC POOL G04092	5.5% 01 Mar 2038	370,334		399,832
	FED HM LN PC POOL G05267	5.5% 01 Dec 2038	1,898,238		2,049,441
	FED HM LN PC POOL G06193	5.5% 01 May 2040	1,453,787		1,570,496
	FED HM LN PC POOL G06872	5.5% 01 Sep 2039	2,474,446		2,700,346
	FED HM LN PC POOL G08105	5.5% 01 Jan 2036	48,987		53,180
	FED HM LN PC POOL Q05066	4% 01 Dec 2041	3,860,551		4,127,390
	FED HM LN PC POOL Q11239	3% 01 Sep 2042	199,249		208,509

FEDERAL NATL MTG ASSN GTD REMIC TR 2005 84 CL SG	0% 25 Oct 2035	19,539,659	3,918,794
FEDERAL NATL MTG ASSN SER 2004 88 CL HJ	6.8958% 25 Oct 2034	11,057,098	2,543,507
FEDERAL NATL MTG ASSN SER 2007 116 CL IA	6.2958% 25 May 2037	7,098,348	1,218,434
FHLMC TBA JAN 30 GOLD SINGLE	5% 01 Dec 2099	4,000,000	4,303,750
FHLMC GOLD TBA 30 YR	4% 01 Dec 2099	36,000,000	38,430,000
FNMA TBA FEB 30 SINGLE FAM	5% 01 Dec 2099	3,000,000	3,249,844
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	21,000,000	22,684,101
FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	(75,000,000)	(81,234,375)
FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	20,000,000	21,662,500
FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	(5,000,000)	(5,432,031)
FNMA TBA FEB 30 SINGLE FAM	5.5% 01 Dec 2099	5,000,000	5,434,375
FNMA POOL 251890	6.5% 01 Aug 2018	83,648	93,134
FNMA POOL 254634	5.5% 01 Feb 2023	1,470,886	1,611,031
FNMA POOL 255059	5.5% 01 Dec 2033	4,246,619	4,584,084
FNMA POOL 256101	5.5% 01 Feb 2036	913,220	997,948
FNMA POOL 429715	6.5% 01 Apr 2018	96,107	107,006
FNMA POOL 457274	2.445% 01 Oct 2028	20,040	21,496
FNMA POOL 468551	3.98% 01 Jul 2021	6,750,000	7,561,320
FNMA POOL 469086	3.15% 01 Sep 2018	3,825,000	4,188,879
FNMA POOL 469616	3.5% 01 Nov 2021	4,913,445	5,334,094
FNMA POOL 499479	6.5% 01 Jun 2029	129,591	152,578
FNMA POOL 526993	5.385% 01 Nov 2028	457,921	485,234
FNMA POOL 555811	4% 01 Oct 2018	3,269,902	3,503,157
FNMA POOL 559810	1.575% 01 Aug 2040	130,927	135,323
FNMA POOL 691210	6% 01 Jan 2037	231,414	253,355
FNMA POOL 745150	4.5% 01 Jun 2020	2,287,467	2,454,150
FNMA POOL 745390	2.478% 01 Feb 2036	5,343,031	5,680,826
FNMA POOL 785677	5% 01 Jul 2019	62,465	67,980
FNMA POOL 785721	5% 01 Jul 2019	711,263	772,958
FNMA POOL 831368	6% 01 Apr 2036	1,250,849	1,369,443
FNMA POOL 888129	5.5% 01 Feb 2037	3,425,466	3,726,151
FNMA POOL 889334	6% 01 Feb 2038	1,645,009	1,800,973
FNMA POOL 891580	6% 01 Jul 2036	6,931	7,589
FNMA POOL 898318	6% 01 Nov 2036	98,853	108,225
FNMA POOL 899601	5.5% 01 Jul 2047	6,234,359	6,727,056
FNMA POOL 928031	6% 01 Jan 2037	1,300,253	1,423,531
FNMA POOL 930921	4.5% 01 Apr 2039	3,794,361	4,201,433
FNMA POOL 930922	4.5% 01 Apr 2039	10,481,793	11,526,719
FNMA POOL 931790	4.5% 01 Aug 2039	395,862	439,507
FNMA POOL 938224	6% 01 Jul 2037	244,211	267,364
FNMA POOL 960482	5.5% 01 Jan 2038	86,780	94,302
FNMA POOL 969666	5.5% 01 Feb 2038	2,000,000	2,173,059
FNMA POOL 995930	5% 01 Apr 2039	18,399,192	19,930,890
FNMA POOL 995947	5% 01 Jul 2039	3,382,679	3,664,281
FNMA POOL 995948	5% 01 Mar 2039	14,240,806	15,426,327
FNMA POOL AA0167	5% 01 Jan 2039	183,453	198,725
FNMA POOL AA0264	5% 01 Feb 2039	343,548	372,148
FNMA POOL AA0712	5% 01 Jan 2039	174	189
FNMA POOL AA0728	5% 01 Feb 2039	23,985,073	25,981,785
FNMA POOL AA0779	5% 01 Apr 2039	38,759,976	41,986,671
FNMA POOL AA0862	5% 01 Jan 2039	258,353	279,861
FNMA POOL AA2057	5% 01 Mar 2039	283,960	307,600
FNMA POOL AA2139	5% 01 Jan 2039	174,446	188,968
FNMA POOL AA4483	4.5% 01 Apr 2039	2,539,887	2,760,307
FNMA POOL AA6435	6% 01 May 2040	278,414	310,900
FNMA POOL AB1048	4.5% 01 May 2040	851,282	936,146
FNMA POOL AB1142	4.5% 01 Jun 2040	946,229	1,042,569
FNMA POOL AB2084	4% 01 Jan 2041	1,702,067	1,826,418
FNMA POOL AC1254	4% 01 Aug 2039	137,257	153,333
FNMA POOL AD9871	4% 01 Oct 2040	778,421	855,481
FNMA POOL AE0504	4.5% 01 Nov 2040	747,151	823,222
FNMA POOL AE8287	4% 01 Nov 2040	7,767,540	8,575,335
FNMA POOL AE8349	6% 01 Aug 2037	186,140	206,987
FNMA POOL AH0527	4% 01 Dec 2040	8,075,254	8,980,662
FNMA POOL AH3810	4% 01 Feb 2041	698,620	762,978
FNMA POOL AH4860	4% 01 Jan 2041	971,054	1,072,040
FNMA POOL AH7288	4% 01 Mar 2041	308,609	337,038
FNMA POOL AI6645	4.5% 01 Aug 2041	93,598	103,127
FNMA POOL AI8448	4.5% 01 Aug 2041	7,253,881	7,992,432
FNMA POOL AJ7689	4% 01 Dec 2041	3,585,157	3,848,205
FNMA POOL AO0775	4% 01 Apr 2042	1,857,929	2,029,084
FNMA TBA 30YR SINGLE FAMILY JA	3.5% 01 Dec 2099	37,000,000	39,446,914
FNMA TBA 3PCT JAN 30 SINGLE FA	3% 01 Dec 2099	500,000	523,906
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	8,000,000	8,737,500
FNMA TBA MAR	3% 01 Dec 2099	2,000,000	2,091,250
FNMA TBA SINGLE FAMILY FEB 15	4% 01 Dec 2099	8,000,000	8,558,750
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	24,100,000	25,832,188
FNR 2007 45 SM 06/36 FLT	6.9958% 25 Jun 2036	4,496,295	662,453
FREDDIE MAC FHR 1818 Z	6.5% 15 Feb 2026	1,768,555	1,991,668
FREDDIE MAC FHR 2078 KE	6% 15 Jul 2023	935,915	1,038,293

FREDDIE MAC FHR 2102 Z	6% 15 Dec 2028	1,078,488	1,214,688
FREDDIE MAC FHR 2367 ZA	6% 15 Oct 2031	2,845,213	3,157,916
FREDDIE MAC FHR 2519 ZD	5.5% 15 Nov 2032	8,105,223	8,972,619
FREDDIE MAC FHR 2596 ZL	5% 15 Apr 2033	9,719,057	10,676,346
FREDDIE MAC FHR 2635 DV	4.25% 15 Jan 2018	1,317,813	1,347,249
FREDDIE MAC FHR 2646 MH	5% 15 Jul 2033	2,076,617	2,159,781
FREDDIE MAC FHR 2662 DH	5% 15 Aug 2023	13,343,000	15,236,705
FREDDIE MAC FHR 3027 CB	5% 15 Feb 2033	558,597	558,555
FREDDIE MAC FHR 3145 AJ	5.5% 15 Apr 2036	9,005,978	9,832,898
FREDDIE MAC FHR 3310 B	5% 15 Apr 2032	7,452,385	8,228,581
FREDDIE MAC FHR 3318 F	0.48313% 15 May 2037	3,638,581	3,641,489
FREDDIE MAC FHR 3351 ZC	5.5% 15 Jul 2037	12,115,197	13,886,875
FREDDIE MAC FHR 3754 VZ	4% 15 Nov 2040	6,411,845	6,861,495
FREDDIE MAC FHR 3891 BF	0.73525% 15 Jul 2041	2,451,761	2,466,455
GE COMMERCIAL MORTGAGE CORPORA GECMC 2007 C1 A4	5.543% 10 Dec 2049	3,923,000	4,478,426
GNMA I TBA JAN 30 SINGLE FAM	4% 01 Dec 2099	12,000,000	13,160,626
GNMA I TBA FEB 30 SINGLE FAM	4.5% 01 Dec 2099	7,000,000	7,656,250
GNMA I SINGLE FAMILY MORTGAGE	3.5% 01 Dec 2099	16,000,000	17,356,250
GNMA II JAN 30 TBA	4.5% 01 Dec 2099	4,000,000	4,378,125
GNMA II JUMBOS 30 YRS	3.5% 01 Dec 2099	(15,500,000)	(16,840,508)
GNMA II POOL 004113	5% 20 Apr 2038	4,000,000	4,375,171
GNMA II POOL 004168	5% 20 Jun 2038	3,551,959	3,885,106
GNMA II POOL 004314	5% 20 Dec 2038	5,000,001	5,468,964
GNMA II POOL 004539	4% 20 Sep 2039	396,290	431,760
GNMA II POOL 005116	5% 20 Jul 2041	965,520	1,069,934
GNMA II POOL 005261	5% 20 Dec 2041	482,521	532,905
GNMA II POOL 080594 080594	6.375% 20 Apr 2032	355,747	372,417
GNMA II POOL 080869	1% 20 Apr 2034	841,924	881,376
GNMA II POOL 080965	3.5% 20 Jul 2034	1,110,949	1,154,490
GNMA II POOL MA0318	3.5% 20 Aug 2042	15,772,603	17,158,644
GNMA II TBA JAN 30 JUMBOS	4.5% 01 Dec 2099	200,000	218,969
GNMA POOL 604548	4.5% 15 Aug 2033	4,535,126	4,993,083
GNMA POOL 608288	4.5% 15 Sep 2033	460,245	506,720
GNMA POOL 638606	5% 15 Apr 2039	1,469,346	1,608,537
GNMA POOL 678858	5% 15 Mar 2038	46,887	51,270
GNMA POOL 698481	4.5% 15 Aug 2039	111,266	122,327
GNMA POOL 701870	5% 15 Apr 2039	846,070	926,219
GNMA POOL 710712	4.5% 15 Jul 2039	97,774	107,495
GNMA POOL 720159	4.5% 15 Jul 2039	236,961	260,519
GNMA POOL 729014	4.5% 15 Feb 2040	64,105	70,515
GNMA POOL 733746	4.5% 15 Jun 2040	127,748	141,007
GNMA POOL 737086	4.5% 15 Aug 2040	1,272,490	1,404,565
GNMA POOL 737269	4.5% 15 May 2040	542,291	598,577
GNMA POOL 738232	5% 15 Apr 2041	582,112	635,073
GNMA POOL 738317	5% 15 May 2041	67,750	74,528
GNMA POOL 745133	4.5% 15 Jun 2040	35,742	39,452
GNMA POOL 774484	5% 15 Sep 2041	69,551	75,879
GNMA POOL 782386	5% 15 Aug 2038	6,674,724	7,286,163
GNMA POOL 782428	5% 15 Oct 2038	28,012	30,560
GNMA POOL AA5426	2.5% 15 Jul 2027	19,927,581	21,031,280
GNMA POOL AA8254	2.5% 15 Jul 2027	4,444,713	4,690,885
GNMA POOL AC1428	2.69% 15 Jun 2033	22,000,000	22,288,750
GNMA SINGLE FAMILY	3% 01 Dec 2099	3,000,000	3,182,344
GOVERNMENT NATIONAL MORTGAGE A GNR 2002 42 KZ	6% 16 Jun 2032	7,295,006	8,221,851
GOVERNMENT NATIONAL MORTGAGE A GNR 2004 104 GA	4.5% 20 Nov 2034	5,413,207	5,852,326
GOVERNMENT NATIONAL MORTGAGE A GNR 2004 19 KD	5% 16 Mar 2033	14,292,165	14,956,222
GOVERNMENT NATIONAL MORTGAGE A GNR 2004 67 IO	0.1401% 16 Jul 2044	52,656,199	188,246
GOVERNMENT NATIONAL MORTGAGE A GNR 2009 115 IO	0	24,093,864	1,325,668
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 36 IO	0	23,972,755	1,161,959
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 46 IO	1.41843% 16 Sep 2053	29,774,135	2,299,992
GSR MORTGAGE LOAN TRUST GSR 2005 6F 3A18	5.5% 25 Jul 2035	7,545,833	7,030,573
GSR MORTGAGE LOAN TRUST GSR 2005 AR5 4A1	5.194347% 25 Oct 2035	5,121,703	4,957,947
GSR MORTGAGE LOAN TRUST GSR 2005 AR6 3A1	1% 25 Sep 2035	8,367,116	8,211,396
GSR MORTGAGE LOAN TRUST GSR 2005 AR7 2A1	2.621229% 25 Nov 2035	4,642,692	4,555,697
J.P. MORGAN ALTERNATIVE LOAN T JPALT 2006 A4 A1	5.95% 25 Sep 2036	349,380	351,062
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP9 A2S	5.298% 15 May 2047	1,556,295	1,587,490
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2010 C1 XA 144A	1% 15 Jun 2043	50,700,340	2,855,697
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2011 C3 A3 144A	4.3877% 15 Aug 2020	6,000,000	6,858,690
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2011 C3 XA 144A	1.320607% 15 Feb 2046	48,114,018	2,910,658
JP MORGAN MORTGAGE TRUST JPMMT 2007 S3 1A64	7.5% 25 Aug 2037	5,337,719	4,449,960
JP MORGAN MORTGAGE TRUST JPMMT 2007 S3 2A3	6% 25 Aug 2022	2,298,877	2,261,525
LB COMMERCIAL CONDUIT MORTGAGE LBCMT 2007 C3 A4	6.14959% 15 Jul 2044	2,435,000	2,865,932
MASTR ADJUSTABLE RATE MORTGAGE MARM 2006 2 3A1	2.7198% 25 Jan 2036	4,140,784	3,866,477
MASTR ASSET SECURITIZATION TRU MASTR 2003 6 5A1	5.5% 25 Jul 2033	1,001,939	1,042,247
MORGAN STANLEY MSC2 CA H COLL BROKER	1% 31 Dec 2030	(1,520,000)	(1,520,000)
MORTGAGE EQUITY CONVERSION ASS MECA 2006 SFG3 A 144A	0.67% 25 Oct 2041	8,558,867	6,954,079
OBP DEPOSITOR LLC TRUST OBP 2010 OBP A 144A	4.6462% 15 Jul 2045	5,000,000	5,867,590
RESIDENTIAL ASSET SECURITIZATI RAST 2003 A5 A4	4.75% 25 Jun 2033	1,318,392	1,328,798
SLM STUDENT LOAN TRUST SLMA 2008 9 A	1.801% 25 Apr 2023	13,414,102	13,978,648
SLM STUDENT LOAN TRUST SLMA 2010 B A1 144A	2.13875% 15 Aug 2016	73,940	73,984

SOVEREIGN COMMERCIAL MORTGAGE SOVC 2007 C1 A2 144A	6.0112% 22 Jul 2030	457,902	464,607
SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	22,855,354	22,855,354
STRUCTURED ASSET SECURITIES CO SASC 2003 10 A	6% 25 Apr 2033	2,172,227	2,317,764
TERWIN MORTGAGE TRUST TMTS 2006 17HE A2A 144A	1% 25 Jan 2038	217,773	213,858
TREASURY BILL 02/13 0.00000	0.01% 28 Feb 2013	1,000,000	999,945
TREASURY BILL 03/13 0.00000	0.01% 07 Mar 2013	2,000,000	1,999,866
UBS CITIGROUP COMMERCIAL MORTG UBSC 2011 C1 XA 144A	0	26,226,722	3,621,386
US DOLLAR		(25,007,570)	(25,007,570)
US TREASURY N/B	1.375% 28 Feb 2019	9,000,000	9,222,894
US TREASURY N/B	3.125% 15 Feb 2042	4,050,000	4,234,781
US TREASURY N/B	3.125% 15 May 2019	17,300,000	19,592,250
US TREASURY N/B	3.5% 15 May 2020	2,100,000	2,438,134
US TREASURY N/B	1.875% 15 May 2022	6,000,000	6,052,032
US TREASURY N/B	3.625% 15 Aug 2019	7,500,000	8,733,398
US TREASURY N/B	2.625% 15 Aug 2020	43,750,000	48,042,969
US TREASURY N/B	1.625% 15 Aug 2022	3,400,000	3,377,689
US TREASURY N/B	6.125% 15 Aug 2029	22,000,000	33,336,864
US TREASURY N/B	3.875% 15 Aug 2040	7,100,000	8,533,313
US TREASURY N/B	3.75% 15 Aug 2041	2,000,000	2,350,624
US TREASURY N/B	0.75% 31 Oct 2017	8,000,000	8,026,248
US TREASURY N/B	3.375% 15 Nov 2019	4,600,000	5,288,924
US TREASURY N/B	2.625% 15 Nov 2020	19,200,000	21,072,000
US TREASURY N/B	2% 15 Nov 2021	5,300,000	5,500,822
WAMU MORTGAGE PASS THROUGH CER WAMU 2007 HY7 2A1	5.79611% 25 Jul 2037	4,637,027	3,433,028
WASHINGTON MUTUAL MORTGAGE PAS WMALT 2005 7 3CB	6.5% 25 Aug 2035	5,419,652	4,086,646
WELLS FARGO COMMERCIAL MORTGAG WFCM 2012 LC5 XA 144A	2.16698% 15 Oct 2045	5,982,478	811,380
WELLS FARGO MORTGAGE BACKED SE WFMBS 2004 I 1A1	2.791533% 25 Jul 2034	455,763	460,133
WELLS FARGO MORTGAGE BACKED SE WFMBS 2005 AR8 3A2	2.9803% 25 Jun 2035	314,901	314,610
WELLS FARGO MORTGAGE BACKED SE WFMBS 2007 11 A90	6% 25 Aug 2037	26,996	27,239
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2011 C4 XA 144A	0.843362% 15 Jun 2044	8,729,618	327,946

	Sub-Total: Fund 5738 9 of 15		$1,040,924,189

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	30YR US TREASURY BOND FUTURE	MAR13 XCBT	(2,200,000)		$56,211
	5YR US TREASURY NOTE FUTURES	MAR13 XCBT	6,400,000		(20,141)
	ABB FINANCE USA INC COMPANY GUAR	2.875% 08 May 2022	765,000		783,238
	ABBEY NATL TREASURY SERV BANK GUARANT	2.875% 25 Apr 2014	430,000		438,985
	ABBVIE INC SR UNSECURED 144A	2.9% 06 Nov 2022	900,000		916,542
	ACTAVIS INC SR UNSECURED	3.25% 01 Oct 2022	920,000		939,180
	AETNA INC SR UNSECURED	6.5% 15 Sep 2018	1,070,000		1,330,349
	AETNA INC SR UNSECURED	3.95% 01 Sep 2020	885,000		964,529
	ALLIED WORLD ASSURANCE COMPANY GUAR	7.5% 01 Aug 2016	1,950,000		2,303,962
	ALTRIA GROUP INC COMPANY GUAR	9.7% 10 Nov 2018	1,520,000		2,127,891
	AMAZON.COM INC SR UNSECURED	1.2% 29 Nov 2017	980,000		974,614
	AMERICA MOVIL SAB DE CV COMPANY GUAR	5% 30 Mar 2020	2,840,000		3,304,260
	AMERICAN ELECTRIC POWER SR UNSECURED	1.65% 15 Dec 2017	750,000		752,628
	AMERICAN EXPRESS CO SR UNSECURED 144A	2.65% 02 Dec 2022	3,450,000		3,436,262
	AMERICAN INTL GROUP SR UNSECURED	3.8% 22 Mar 2017	1,810,000		1,959,025
	AMERICAN INTL GROUP SR UNSECURED	4.25% 15 May 2013	775,000		784,413
	AMERICAN INTL GROUP SR UNSECURED	6.4% 15 Dec 2020	510,000		632,807
	AMGEN INC SR UNSECURED	2.3% 15 Jun 2016	535,000		556,211
	AMGEN INC SR UNSECURED	5.85% 01 Jun 2017	1,765,000		2,090,175
	AMGEN INC SR UNSECURED	3.875% 15 Nov 2021	770,000		845,602
	ANADARKO PETROLEUM CORP SR UNSECURED	6.375% 15 Sep 2017	335,000		400,156
	ANHEUSER BUSCH INBEV WOR COMPANY GUAR	5.375% 15 Jan 2020	2,540,000		3,091,266
	ANHEUSER BUSCH INBEV WOR COMPANY GUAR	5% 15 Apr 2020	820,000		981,269
	ANHEUSER BUSCH INBEV WOR COMPANY GUAR	5.375% 15 Nov 2014	1,045,000		1,134,392
	APACHE CORP SR UNSECURED	6.9% 15 Sep 2018	590,000		752,441
	AT+T INC SR UNSECURED	5.5% 01 Feb 2018	1,960,000		2,334,930
	AXIS SPECIALTY FINANCE COMPANY GUAR	5.875% 01 Jun 2020	785,000		891,166
	BANK OF AMERICA CORP SR UNSECURED	4.9% 01 May 2013	5,475,000		5,549,695
	BANK OF AMERICA CORP SR UNSECURED	6% 01 Sep 2017	4,485,000		5,252,002
	BANK OF AMERICA CREDIT CARD TR BACCT 2007 A1 A1	5.17% 15 Jun 2019	500,000		585,300
	BANK OF MONTREAL SR UNSECURED	2.125% 28 Jun 2013	645,000		650,470
	BANK OF NOVA SCOTIA SR UNSECURED	2.9% 29 Mar 2016	1,875,000		1,987,254
	BARCLAYS BANK PLC SR UNSECURED	5% 22 Sep 2016	2,580,000		2,891,888
	BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 PW11 A4	5.62296% 11 Mar 2039	1,500,000		1,692,444
	BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 T22 AM	1% 12 Apr 2038	320,000		354,288
	BERKSHIRE HATHAWAY FIN COMPANY GUAR	5.4% 15 May 2018	4,705,000		5,659,527
	BHP BILLITON FIN USA LTD COMPANY GUAR	1.625% 24 Feb 2017	795,000		812,955
	BHP BILLITON FIN USA LTD COMPANY GUAR	6.5% 01 Apr 2019	535,000		682,286
	BHP BILLITON FINANCE COMPANY GUAR	4.8% 15 Apr 2013	635,000		642,957
	BOEING CO SR UNSECURED	3.5% 15 Feb 2015	2,390,000		2,530,295

BOEING CO SR UNSECURED	6% 15 Mar 2019	200,000	249,117
BOSTON SCIENTIFIC CORP SR UNSECURED	6% 15 Jan 2020	405,000	472,413
BOTTLING GROUP LLC COMPANY GUAR	5.5% 01 Apr 2016	595,000	679,927
BP CAPITAL MARKETS PLC COMPANY GUAR	4.75% 10 Mar 2019	665,000	771,063
BP CAPITAL MARKETS PLC COMPANY GUAR	3.245% 06 May 2022	1,690,000	1,780,427
BP CAPITAL MARKETS PLC COMPANY GUAR	3.125% 01 Oct 2015	915,000	971,316
BP CAPITAL MARKETS PLC COMPANY GUAR	5.25% 07 Nov 2013	380,000	395,431
BP CAPITAL MARKETS PLC COMPANY GUAR	3.561% 01 Nov 2021	515,000	556,504
BRITISH TELECOM PLC SR UNSECURED	5.95% 15 Jan 2018	1,510,000	1,804,518
BURLINGTN NORTH SANTA FE SR UNSECURED	5.65% 01 May 2017	2,360,000	2,777,973
CALIFORNIA ST CAS FIXED	6.2% 01 Mar 2019	985,000	1,187,674
CALIFORNIA ST CAS FIXED	6.2% 01 Oct 2019	1,630,000	1,986,758
CALIFORNIA ST CAS FIXED	3.95% 01 Nov 2015	25,000	26,955
CANADIAN NATL RAILWAY SR UNSECURED	5.55% 01 Mar 2019	550,000	663,905
CANADIAN NATL RAILWAY SR UNSECURED	6.8% 15 Jul 2018	425,000	536,028
CAPITAL ONE FINANCIAL CO SR UNSECURED	7.375% 23 May 2014	3,985,000	4,334,995
CARDINAL HEALTH INC SR UNSECURED	4.625% 15 Dec 2020	635,000	720,659
CAREFUSION CORP SR UNSECURED	6.375% 01 Aug 2019	765,000	912,223
CATERPILLAR FINANCIAL SE SR UNSECURED	6.125% 17 Feb 2014	3,475,000	3,704,861
CATERPILLAR INC SR UNSECURED	3.9% 27 May 2021	1,815,000	2,036,229
CATHOLIC HEALTH INITIATI SECURED	1.6% 01 Nov 2017	175,000	176,873
CBS CORP COMPANY GUAR	3.375% 01 Mar 2022	605,000	629,064
CD COMMERCIAL MORTGAGE TRUST CD 2006 CD3 A5	5.617% 15 Oct 2048	560,000	643,632
CD COMMERCIAL MORTGAGE TRUST CD 2007 CD4 A4	5.322% 11 Dec 2049	530,000	607,968
CENOVUS ENERGY INC SR UNSECURED	5.7% 15 Oct 2019	360,000	436,556
CHEVRON CORP SR UNSECURED	2.355% 05 Dec 2022	1,630,000	1,632,675
CIGNA CORP SR UNSECURED	5.375% 15 Mar 2017	1,400,000	1,585,405
CIGNA CORP SR UNSECURED	4.375% 15 Dec 2020	190,000	209,825
CISCO SYSTEMS INC SR UNSECURED	4.45% 15 Jan 2020	2,085,000	2,417,699
CISCO SYSTEMS INC SR UNSECURED	4.95% 15 Feb 2019	995,000	1,177,899
CITIBANK CREDIT CARD ISSUANCE CCCIT 2007 A8 A8	5.65% 20 Sep 2019	2,350,000	2,846,395
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2007 C6 A2	5.888% 10 Dec 2049	550,964	551,738
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2007 C6 A4	1% 10 Dec 2049	1,450,000	1,708,333
CITIGROUP INC SR UNSECURED	6.125% 21 Nov 2017	3,600,000	4,284,565
CITIGROUP INC SR UNSECURED	4.587% 15 Dec 2015	465,000	507,664
CITIGROUP INC SUBORDINATED	5% 15 Sep 2014	2,895,000	3,045,795
COMCAST CORP COMPANY GUAR	6.5% 15 Jan 2015	1,915,000	2,133,842
COMCAST CORP COMPANY GUAR	5.875% 15 Feb 2018	2,625,000	3,163,259
COMCAST CORP COMPANY GUAR	5.7% 01 Jul 2019	659,000	802,953
CONOCOPHILLIPS COMPANY COMPANY GUAR	2.4% 15 Dec 2022	1,265,000	1,260,982
CONTL AIRLINES 2012 1 A PASS THRU CE	4.15% 11 Oct 2025	655,000	689,388
CONTL AIRLINES 2012 2 A PASS THRU CE	4% 29 Apr 2026	1,320,000	1,389,300
COOPERATIEVE CENTRALE RA BANK GUARANT	2.125% 13 Oct 2015	1,645,000	1,697,809
COVENTRY HEALTH CARE INC SR UNSECURED	5.95% 15 Mar 2017	720,000	836,965
COVENTRY HEALTH CARE INC SR UNSECURED	5.45% 15 Jun 2021	640,000	760,675
CREDIT SUISSE COMMERCIAL MORTG CSMC 2006 C1 A4	1% 15 Feb 2039	2,085,000	2,352,501
CREDIT SUISSE COMMERCIAL MORTG CSMC 2006 C1 AM	5.593092% 15 Feb 2039	620,000	686,338
CREDIT SUISSE COMMERCIAL MORTG CSMC 2006 C2 A3	1% 15 Mar 2039	4,995,000	5,635,479
CREDIT SUISSE NEW YORK SR UNSECURED	4.375% 05 Aug 2020	925,000	1,054,760
CREDIT SUISSE NEW YORK SUBORDINATED	6% 15 Feb 2018	1,405,000	1,615,289
CS FIRST BOSTON COMMERCIAL MOR CSFB 2005 C2 A4	4.832% 15 Apr 2037	1,560,000	1,676,953
CSX CORP SR UNSECURED	7.375% 01 Feb 2019	2,030,000	2,581,326
CSX CORP SR UNSECURED	5.6% 01 May 2017	280,000	327,079
CVS CAREMARK CORP SR UNSECURED	5.75% 01 Jun 2017	1,388,000	1,659,453
DEERE + COMPANY SR UNSECURED	2.6% 08 Jun 2022	950,000	961,971
DELHAIZE GROUP COMPANY GUAR	6.5% 15 Jun 2017	1,115,000	1,265,671
DIAGEO CAPITAL PLC COMPANY GUAR	7.375% 15 Jan 2014	715,000	764,708
DIRECTV HOLDINGS/FING COMPANY GUAR	3.5% 01 Mar 2016	1,700,000	1,800,990
DIRECTV HOLDINGS/FING COMPANY GUAR	3.8% 15 Mar 2022	175,000	180,540
DIRECTV HOLDINGS/FING COMPANY GUAR	4.75% 01 Oct 2014	895,000	955,609
DISCOVER BANK SUBORDINATED	8.7% 18 Nov 2019	467,000	607,699
DISCOVER FINANCIAL SVS SR UNSECURED 144A	3.85% 21 Nov 2022	1,503,000	1,550,907
DISCOVERY COMMUNICATIONS COMPANY GUAR	5.625% 15 Aug 2019	340,000	406,109
DOMINION RESOURCES INC SR UNSECURED	5.2% 15 Aug 2019	1,010,000	1,200,669
DOW CHEMICAL CO/THE SR UNSECURED	7.6% 15 May 2014	630,000	687,822
DOW CHEMICAL CO/THE SR UNSECURED	8.55% 15 May 2019	680,000	918,052
DOW CHEMICAL CO/THE SR UNSECURED	4.25% 15 Nov 2020	690,000	767,082
DOW CHEMICAL CO/THE SR UNSECURED	3% 15 Nov 2022	975,000	972,830
DUKE ENERGY INDIANA INC 1ST MORTGAGE	3.75% 15 Jul 2020	335,000	370,962
E.I. DU PONT DE NEMOURS SR UNSECURED	4.625% 15 Jan 2020	935,000	1,102,266
EBAY INC SR UNSECURED	1.35% 15 Jul 2017	320,000	323,727
ECOLAB INC SR UNSECURED	4.35% 08 Dec 2021	935,000	1,043,629
ELI LILLY + CO SR UNSECURED	5.2% 15 Mar 2017	2,205,000	2,573,451
ENTERPRISE PRODUCTS OPER COMPANY GUAR	6.5% 31 Jan 2019	505,000	632,869
ENTERPRISE PRODUCTS OPER COMPANY GUAR	3.7% 01 Jun 2015	600,000	637,591
ENTERPRISE PRODUCTS OPER COMPANY GUAR	1.25% 13 Aug 2015	400,000	402,456
EXPORT IMPORT BK KOREA SR UNSECURED	5.125% 29 Jun 2020	1,135,000	1,304,226
FANNIE MAE	0.875% 20 Dec 2017	1,500,000	1,502,930
FANNIE MAE NOTES	2.375% 11 Apr 2016	10,940,000	11,627,163
FANNIE MAE NOTES	5.375% 12 Jun 2017	2,905,000	3,493,196

FANNIE MAE NOTES	0.875% 28 Aug 2017	960,000	962,770
FANNIE MAE NOTES	0.5% 28 Sep 2015	2,460,000	2,467,761
FANNIE MAE NOTES	4.375% 15 Oct 2015	845,000	938,247
FANNIE MAE NOTES	0.875% 26 Oct 2017	2,035,000	2,043,236
FED HM LN PC POOL A47038	5% 01 Sep 2035	278,929	301,190
FED HM LN PC POOL A56599	6% 01 Jan 2037	614,282	669,451
FED HM LN PC POOL A63809	6% 01 Aug 2037	457,554	497,933
FED HM LN PC POOL A69654	6% 01 Dec 2037	188,071	204,667
FED HM LN PC POOL A79537	6% 01 Jul 2038	228,402	249,486
FED HM LN PC POOL A85726	5% 01 Apr 2039	759,090	835,614
FED HM LN PC POOL A92478	4.5% 01 Jun 2040	2,458,531	2,647,450
FED HM LN PC POOL A93318	5% 01 Aug 2040	1,962,218	2,149,484
FED HM LN PC POOL A93713	5% 01 Sep 2040	1,293,707	1,417,173
FED HM LN PC POOL A94069	5% 01 Sep 2040	1,031,568	1,130,017
FED HM LN PC POOL A94113	5% 01 Oct 2040	632,262	685,205
FED HM LN PC POOL A94898	4.5% 01 Nov 2040	628,349	684,172
FED HM LN PC POOL A95519	4.5% 01 Dec 2040	491,087	531,278
FED HM LN PC POOL A97040	4% 01 Feb 2041	1,571,436	1,679,070
FED HM LN PC POOL C03469	4.5% 01 May 2040	2,449,338	2,637,550
FED HM LN PC POOL C03517	4.5% 01 Sep 2040	190,506	205,145
FED HM LN PC POOL C03545	5% 01 Aug 2040	1,260,848	1,381,177
FED HM LN PC POOL C91176	5.5% 01 May 2028	373,552	404,241
FED HM LN PC POOL C91370	4.5% 01 May 2031	2,563,675	2,819,352
FED HM LN PC POOL E01098	6% 01 Feb 2017	42,073	45,498
FED HM LN PC POOL E04113	2.5% 01 Nov 2027	3,479,232	3,647,395
FED HM LN PC POOL E97335	5% 01 Jul 2018	366,392	394,194
FED HM LN PC POOL G01843	6% 01 Jun 2035	771,065	857,423
FED HM LN PC POOL G02031	5.5% 01 Feb 2036	2,206,080	2,394,902
FED HM LN PC POOL G02408	5.5% 01 Dec 2036	919,150	994,662
FED HM LN PC POOL G02427	5.5% 01 Dec 2036	1,657,260	1,793,412
FED HM LN PC POOL G02794	6% 01 May 2037	1,495,479	1,629,788
FED HM LN PC POOL G03695	5.5% 01 Nov 2037	624,458	675,759
FED HM LN PC POOL G03737	6.5% 01 Nov 2037	923,561	1,035,974
FED HM LN PC POOL G03781	6% 01 Jan 2038	52,870	57,536
FED HM LN PC POOL G03812	5.5% 01 Feb 2038	2,928,691	3,163,805
FED HM LN PC POOL G03819	6% 01 Jan 2038	126,251	137,392
FED HM LN PC POOL G03926	6% 01 Feb 2038	492,110	535,537
FED HM LN PC POOL G04585	5.5% 01 Feb 2038	602,689	651,073
FED HM LN PC POOL G04588	5.5% 01 Aug 2038	227,158	245,252
FED HM LN PC POOL G04688	5.5% 01 Sep 2038	404,553	436,777
FED HM LN PC POOL G05179	5.5% 01 Jan 2039	429,242	463,701
FED HM LN PC POOL G05676	4% 01 Nov 2039	1,867,919	1,994,694
FED HM LN PC POOL G05726	5% 01 Aug 2039	1,043,415	1,142,993
FED HM LN PC POOL G05741	4.5% 01 Dec 2039	322,490	346,061
FED HM LN PC POOL G05927	4.5% 01 Jul 2040	2,152,898	2,382,245
FED HM LN PC POOL G06087	5% 01 Sep 2040	350,855	377,541
FED HM LN PC POOL G06499	4% 01 Mar 2041	1,227,030	1,349,036
FED HM LN PC POOL G06506	4% 01 Dec 2040	3,563,649	3,807,738
FED HM LN PC POOL G06507	4% 01 Feb 2041	626,318	669,217
FED HM LN PC POOL G06601	4.5% 01 Dec 2040	6,103,971	6,735,148
FED HM LN PC POOL G07129	3.5% 01 Sep 2042	2,969,923	3,186,641
FED HM LN PC POOL G08273	5.5% 01 Jun 2038	228,845	247,073
FED HM LN PC POOL G08368	4.5% 01 Oct 2039	1,190,965	1,278,014
FED HM LN PC POOL G08372	4.5% 01 Nov 2039	897,144	962,718
FED HM LN PC POOL G12403	5% 01 Oct 2021	971,732	1,046,530
FED HM LN PC POOL G13300	4.5% 01 May 2023	334,618	356,140
FED HM LN PC POOL G13492	5% 01 Feb 2024	375,729	403,535
FED HM LN PC POOL G13868	4.5% 01 Jul 2025	1,006,055	1,070,448
FED HM LN PC POOL G14239	4% 01 Sep 2026	308,623	326,375
FED HM LN PC POOL G18401	3.5% 01 Sep 2026	520,212	547,047
FED HM LN PC POOL J09212	5% 01 Jan 2024	360,369	389,381
FED HM LN PC POOL J12398	4.5% 01 Jun 2025	902,965	960,759
FED HM LN PC POOL J12439	4.5% 01 Jun 2025	938,889	998,983
FED HM LN PC POOL J15031	4% 01 Apr 2026	1,734,690	1,834,471
FED HM LN PC POOL J15719	4% 01 Jun 2026	1,651,600	1,775,505
FED HM LN PC POOL J15847	4% 01 Jun 2026	751,243	807,602
FED HM LN PC POOL J16059	4% 01 Jul 2026	826,645	874,194
FED HM LN PC POOL Q02171	5% 01 Jul 2041	685,393	750,804
FED HM LN PC POOL Q02606	5% 01 Aug 2041	3,666,573	4,009,390
FED HM LN PC POOL Q02808	4.5% 01 Aug 2041	1,832,868	1,998,911
FED HM LN PC POOL Q02872	4.5% 01 Aug 2041	2,245,804	2,449,255
FED HM LN PC POOL Q03548	4.5% 01 Sep 2041	1,889,696	2,057,581
FED HM LN PC POOL Q10241	3.5% 01 Aug 2042	986,081	1,065,432
FED HM LN PC POOL Q10448	3.5% 01 Aug 2042	994,262	1,066,814
FED HM LN PC POOL Q11288	3.5% 01 Sep 2042	991,422	1,063,767
FED HM LN PC POOL Q12520	3% 01 Oct 2042	2,990,483	3,129,460
FED REPUBLIC OF BRAZIL SR UNSECURED	6% 17 Jan 2017	2,940,000	3,469,200
FEDERAL HOME LOAN BANK BONDS	1.375% 28 May 2014	10,035,000	10,206,588
FEDERAL HOME LOAN BANK BONDS	5% 17 Nov 2017	415,000	497,522
FHLMC TBA JAN 15 GOLD SINGLE	3.5% 01 Dec 2099	3,000,000	3,153,750

FHLMC TBA JAN 30 GOLD SINGLE	4.5% 01 Dec 2099	500,000	536,484
FHLMC GOLD TBA 30 YR	4% 01 Dec 2099	2,000,000	2,135,000
FHLMC TBA JAN 15 GOLD SINGLE	3% 01 Dec 2099	4,000,000	4,200,000
FHLMC TBA JAN 30 GOLD SINGLE	3.5% 01 Dec 2099	4,500,000	4,785,117
FIRSTENERGY SOLUTIONS CO COMPANY GUAR	4.8% 15 Feb 2015	645,000	692,661
FISERV INC COMPANY GUAR	3.125% 15 Jun 2016	480,000	504,227
FNMA TBA FEB 30 SINGLE FAM	3.5% 01 Dec 2099	14,000,000	14,899,609
FNMA TBA JAN 15 SINGLE FAM	4.5% 01 Dec 2099	500,000	537,813
FNMA CONV 15YR TBA	2.5% 01 Dec 2099	15,500,000	16,207,188
FNMA POOL 257281	5% 01 Jul 2028	129,546	140,411
FNMA POOL 257595	5% 01 Mar 2029	12,093	13,107
FNMA POOL 555800	5.5% 01 Oct 2033	3,601,007	3,957,612
FNMA POOL 655687	6.5% 01 Aug 2032	673,445	764,969
FNMA POOL 660662	6.5% 01 Sep 2032	12,611	14,364
FNMA POOL 667032	5% 01 Nov 2017	67,862	72,824
FNMA POOL 725690	6% 01 Aug 2034	113,174	126,135
FNMA POOL 735061	6% 01 Nov 2034	3,637,980	4,013,953
FNMA POOL 735271	6% 01 Jan 2035	522,782	581,332
FNMA POOL 735288	5% 01 Mar 2035	794,359	866,296
FNMA POOL 735382	5% 01 Apr 2035	5,447,409	5,921,323
FNMA POOL 735484	5% 01 May 2035	2,163,330	2,354,386
FNMA POOL 735500	5.5% 01 May 2035	2,718,975	2,971,240
FNMA POOL 735578	5% 01 Jun 2035	411,569	446,860
FNMA POOL 735580	5% 01 Jun 2035	1,729,909	1,888,322
FNMA POOL 735591	5% 01 Jun 2035	1,627,822	1,776,796
FNMA POOL 735667	5% 01 Jul 2035	1,556,081	1,698,537
FNMA POOL 735676	5% 01 Jul 2035	6,840,789	7,442,279
FNMA POOL 735989	5.5% 01 Feb 2035	3,103,866	3,411,239
FNMA POOL 745355	5% 01 Mar 2036	1,652,691	1,798,786
FNMA POOL 745412	5.5% 01 Dec 2035	1,810,883	1,981,159
FNMA POOL 745418	5.5% 01 Apr 2036	1,045,735	1,142,757
FNMA POOL 745515	5% 01 May 2036	337,173	366,982
FNMA POOL 745885	6% 01 Oct 2036	2,638,700	2,888,877
FNMA POOL 745950	6% 01 Nov 2036	1,527,524	1,672,350
FNMA POOL 826495	5.5% 01 Jul 2035	26,824	29,313
FNMA POOL 831400	6% 01 Apr 2036	146,754	160,668
FNMA POOL 832690	5% 01 Sep 2035	1,004,771	1,090,928
FNMA POOL 832799	5% 01 Sep 2035	1,498,360	1,626,842
FNMA POOL 872482	5.5% 01 Apr 2036	3,546,324	3,857,618
FNMA POOL 888102	5.5% 01 May 2036	112,809	123,275
FNMA POOL 888129	5.5% 01 Feb 2037	865,279	941,232
FNMA POOL 888131	5.5% 01 Feb 2037	345,112	375,406
FNMA POOL 888286	5.5% 01 Apr 2037	3,425,275	3,722,197
FNMA POOL 888637	6% 01 Sep 2037	525,412	575,227
FNMA POOL 888763	5.183% 01 Oct 2037	1,147,676	1,210,387
FNMA POOL 889072	6.5% 01 Dec 2037	560,754	618,874
FNMA POOL 889190	6% 01 Mar 2038	792,503	865,907
FNMA POOL 889579	6% 01 May 2038	1,270,834	1,391,822
FNMA POOL 889691	6% 01 Jul 2038	666,005	729,150
FNMA POOL 889983	6% 01 Oct 2038	3,534,481	3,869,588
FNMA POOL 898832	5.5% 01 Nov 2036	300,969	327,387
FNMA POOL 899172	6.5% 01 Feb 2037	594,001	705,932
FNMA POOL 902669	5% 01 Nov 2036	263,040	284,937
FNMA POOL 916398	6.5% 01 May 2037	21,492	24,151
FNMA POOL 925224	6.5% 01 Sep 2037	8,523	10,129
FNMA POOL 928075	6% 01 Feb 2037	476,749	521,950
FNMA POOL 933478	5% 01 Mar 2023	295,809	320,312
FNMA POOL 938446	5.5% 01 Jul 2022	73,888	79,910
FNMA POOL 943699	6.5% 01 Aug 2037	32,085	36,015
FNMA POOL 944795	6.5% 01 Oct 2037	114,510	128,561
FNMA POOL 946924	6.5% 01 Sep 2037	352,360	395,594
FNMA POOL 948227	6.5% 01 Aug 2037	472,579	530,773
FNMA POOL 954143	6.5% 01 Dec 2037	15,776	18,749
FNMA POOL 954804	6.5% 01 Dec 2037	4,136	4,644
FNMA POOL 956226	6.5% 01 Nov 2037	4,533	5,084
FNMA POOL 959604	6.5% 01 Nov 2037	98,069	110,079
FNMA POOL 968546	6.5% 01 Feb 2038	165,353	184,957
FNMA POOL 969014	6.5% 01 Feb 2038	683,203	812,530
FNMA POOL 995930	5% 01 Apr 2039	58,204	63,049
FNMA POOL AA0472	4% 01 Mar 2039	591,134	634,137
FNMA POOL AB1047	4.5% 01 May 2040	1,875,380	2,082,144
FNMA POOL AB1141	4.5% 01 Jun 2040	1,712,492	1,901,298
FNMA POOL AB2801	3.5% 01 Apr 2026	2,500,442	2,654,037
FNMA POOL AB3693	4% 01 Oct 2041	1,902,155	2,041,719
FNMA POOL AB4689	3.5% 01 Mar 2042	1,890,278	2,024,595
FNMA POOL AB5236	3% 01 May 2027	2,191,780	2,316,506
FNMA POOL AB5593	3.5% 01 Jul 2042	1,493,363	1,599,477
FNMA POOL AB6229	3.5% 01 Sep 2042	5,899,652	6,318,864
FNMA POOL AB6238	3.5% 01 Sep 2042	980,611	1,057,951
FNMA POOL AB6832	3.5% 01 Nov 2042	2,968,221	3,173,569

FNMA POOL AB7426	3% 01 Dec 2042	2,502,673	2,633,791
FNMA POOL AC1889	4% 01 Sep 2039	808,215	867,009
FNMA POOL AC2953	4.5% 01 Sep 2039	15,692,025	16,956,247
FNMA POOL AC3424	1% 01 Oct 2039	317,922	340,039
FNMA POOL AC3876	1% 01 Dec 2039	372,459	397,944
FNMA POOL AC8546	1% 01 Jan 2040	1,259,299	1,333,413
FNMA POOL AC8568	4.5% 01 Jan 2040	1,208,359	1,305,710
FNMA POOL AC9564	4.5% 01 Feb 2040	1,032,081	1,145,870
FNMA POOL AD0567	6.5% 01 Dec 2039	189,342	212,626
FNMA POOL AD5479	5% 01 Jun 2040	220,579	239,310
FNMA POOL AD9713	5% 01 Aug 2040	548,641	603,881
FNMA POOL AD9870	4% 01 Oct 2040	264,105	283,400
FNMA POOL AE0113	4% 01 Jul 2040	1,350,180	1,447,557
FNMA POOL AE0967	3.5% 01 Jun 2039	1,195,140	1,275,395
FNMA POOL AH0210	4.5% 01 Dec 2040	2,543,833	2,824,296
FNMA POOL AH2899	4.5% 01 Jan 2041	2,936,692	3,231,101
FNMA POOL AH3324	3.5% 01 Feb 2026	237,744	252,348
FNMA POOL AH3765	4% 01 Jan 2041	6,851,753	7,482,945
FNMA POOL AH5616	3.5% 01 Feb 2026	150,608	159,859
FNMA POOL AH5929	3.5% 01 Feb 2026	331,360	351,715
FNMA POOL AH5984	4.5% 01 Mar 2041	1,699,986	1,887,414
FNMA POOL AH6210	3.5% 01 Feb 2026	161,913	171,859
FNMA POOL AH6438	3.5% 01 Feb 2026	370,539	393,301
FNMA POOL AH9374	4.5% 01 Apr 2041	1,149,711	1,248,086
FNMA POOL AI1051	4% 01 Jun 2026	1,742,169	1,866,607
FNMA POOL AK0968	3% 01 Feb 2027	1,414,634	1,508,840
FNMA POOL AK1140	3% 01 Feb 2027	952,729	1,016,175
FNMA POOL AK1608	3% 01 Jan 2027	941,051	1,003,719
FNMA POOL AK5567	3% 01 Apr 2027	1,418,580	1,513,048
FNMA POOL AK6966	3% 01 Mar 2027	1,414,828	1,509,047
FNMA POOL AK7088	3.5% 01 Apr 2042	915,791	979,147
FNMA POOL AK8660	3% 01 Apr 2027	1,404,242	1,497,756
FNMA POOL AL1895	3.5% 01 Jun 2042	981,347	1,058,745
FNMA POOL AL1945	3.5% 01 Jun 2042	2,890,965	3,118,974
FNMA POOL AL2389	3.5% 01 Sep 2042	1,465,685	1,581,283
FNMA POOL AO0454	3.5% 01 Aug 2042	997,801	1,076,497
FNMA POOL AO0527	3% 01 May 2027	1,860,679	1,984,589
FNMA POOL AP2611	3.5% 01 Sep 2042	1,011,731	1,091,525
FNMA POOL AP3308	3.5% 01 Sep 2042	984,671	1,062,332
FNMA POOL AP3902	3% 01 Oct 2042	995,931	1,048,109
FNMA POOL AP4539	3.5% 01 Sep 2042	1,990,711	2,132,165
FNMA POOL AP8903	3.5% 01 Oct 2042	1,992,229	2,141,884
FNMA POOL MA0243	5% 01 Nov 2029	1,644,047	1,780,911
FNMA POOL MA0318	4.5% 01 Feb 2030	351,611	380,707
FNMA POOL MA0648	3.5% 01 Feb 2026	234,173	248,557
FNMA POOL MA0734	4.5% 01 May 2031	2,539,403	2,760,654
FNMA POOL MA0776	4.5% 01 Jun 2031	1,652,938	1,796,954
FNMA POOL MA0918	4% 01 Dec 2041	5,782,916	6,207,216
FNMA TBA 15 YR	3% 01 Dec 2099	2,500,000	2,638,672
FNMA TBA 15 YR	3.5% 01 Dec 2099	1,000,000	1,060,781
FNMA TBA 30YR SINGLE FAMILY JA	3.5% 01 Dec 2099	7,000,000	7,462,930
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	500,000	546,094
FORD MOTOR CREDIT CO LLC SR UNSECURED	3.875% 15 Jan 2015	1,335,000	1,392,195
FORD MOTOR CREDIT CO LLC SR UNSECURED	5% 15 May 2018	1,280,000	1,412,398
FRANCE TELECOM SR UNSECURED	2.125% 16 Sep 2015	360,000	370,274
FREDDIE MAC NOTES	0.75% 12 Jan 2018	4,190,000	4,161,621
FREDDIE MAC NOTES	2.375% 13 Jan 2022	1,000,000	1,044,675
FREDDIE MAC NOTES	2% 25 Aug 2016	5,500,000	5,788,398
FREDDIE MAC NOTES	1.25% 01 Aug 2019	750,000	751,038
FREDDIE MAC NOTES	1% 29 Sep 2017	1,775,000	1,793,650
FREDDIE MAC NOTES	1.25% 02 Oct 2019	1,670,000	1,665,114
FREDDIE MAC SENIOR NOTES	0.625% 01 Nov 2016	2,465,000	2,466,021
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2005 GG3 AJ	1% 10 Aug 2042	777,000	821,280
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2007 GG9 A2	5.381% 10 Mar 2039	1,333,377	1,376,034
GE COMMERCIAL MORTGAGE CORPORA GECMC 2007 C1 A3	5.481% 10 Dec 2049	2,000,000	2,107,592
GENERAL DYNAMICS CORP COMPANY GUAR	2.25% 15 Nov 2022	1,125,000	1,100,908
GENERAL ELEC CAP CORP SR UNSECURED	5.625% 01 May 2018	2,735,000	3,247,905
GENERAL ELEC CAP CORP SR UNSECURED	5.55% 04 May 2020	220,000	261,531
GENERAL ELEC CAP CORP SR UNSECURED	3.15% 07 Sep 2022	2,055,000	2,099,579
GENERAL ELEC CAP CORP SR UNSECURED	3.35% 17 Oct 2016	1,725,000	1,851,591
GENERAL ELEC CAP CORP SR UNSECURED	4.65% 17 Oct 2021	290,000	330,900
GENERAL MILLS INC SR UNSECURED	5.7% 15 Feb 2017	1,805,000	2,121,048
GEORGIA POWER COMPANY SR UNSECURED	5.7% 01 Jun 2017	2,840,000	3,406,946
GILEAD SCIENCES INC SR UNSECURED	2.4% 01 Dec 2014	350,000	360,930
GLAXOSMITHKLINE CAPITAL COMPANY GUAR	1.5% 08 May 2017	1,715,000	1,739,934
GMAC COMMERCIAL MORTGAGE SECUR GMACC 2006 C1 A4	1% 10 Nov 2045	2,000,000	2,204,856
GNMA I TBA JAN 30 SINGLE FAM	4% 01 Dec 2099	7,000,000	7,677,032
GNMA I TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	5,500,000	6,034,531
GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	1,500,000	1,673,320
GNMA I SINGLE FAMILY MORTGAGE	3.5% 01 Dec 2099	1,000,000	1,084,766

GNMA II JUMBOS 30 YRS	3.5% 01 Dec 2099	2,000,000	2,172,969
GNMA II POOL 004520	5% 20 Aug 2039	1,551,163	1,712,108
GNMA II POOL 004746	4.5% 20 Jul 2040	9,702,401	10,728,262
GNMA II POOL 004747	5% 20 Jul 2040	3,202,668	3,548,997
GNMA II POOL 004833	4% 20 Oct 2040	10,212,490	11,215,488
GNMA II POOL 004922	4% 20 Jan 2041	1,024,309	1,125,227
GNMA II POOL 004923	4.5% 20 Jan 2041	760,662	839,137
GNMA II POOL 004945	4% 20 Feb 2041	2,468,045	2,708,119
GNMA II POOL 004978	4.5% 20 Mar 2041	1,073,660	1,181,314
GNMA II POOL 004979	5% 20 Mar 2041	4,844,212	5,349,863
GNMA II POOL 004984	5.5% 20 Mar 2041	984,980	1,081,058
GNMA II POOL 005017	4.5% 20 Apr 2041	3,056,763	3,349,380
GNMA II POOL 005055	4.5% 20 May 2041	3,402,643	3,753,686
GNMA II POOL 005115	4.5% 20 Jul 2041	1,488,082	1,636,842
GNMA II POOL 005140	4.5% 20 Aug 2041	6,405,703	7,066,565
GNMA II POOL 005326	3% 20 Mar 2027	1,388,267	1,485,084
GNMA II POOL 005332	4% 20 Mar 2042	4,857,238	5,291,975
GNMA II POOL MA0023	4% 20 Apr 2042	1,942,035	2,115,853
GNMA II POOL MA0318	3.5% 20 Aug 2042	9,441,069	10,270,717
GNMA II POOL MA0392	3.5% 20 Sep 2042	4,965,451	5,401,797
GNMA II POOL MA0462	3.5% 20 Oct 2042	1,998,308	2,173,913
GNMA II TBA JAN 30 JUMBOS	4.5% 01 Dec 2099	4,000,000	4,379,375
GNMA II TBA JAN 30 JUMBOS	5% 01 Dec 2099	2,000,000	2,187,187
GNMA POOL 561294	5.5% 15 Feb 2033	210,389	232,456
GNMA POOL 723344	4% 15 Sep 2039	1,355,137	1,491,363
GNMA POOL 723430	4.5% 15 Nov 2039	2,523,868	2,779,218
GNMA POOL 737111	4.5% 15 Apr 2040	2,994,333	3,293,330
GNMA POOL 738882	4% 15 Oct 2041	965,616	1,059,970
GNMA POOL 745243	4% 15 Jul 2040	1,780,131	1,965,755
GNMA POOL 771561	4% 15 Aug 2041	841,786	935,088
GNMA TBA 30YR	3% 01 Dec 2099	16,000,000	17,007,501
GOLDMAN SACHS GROUP INC SR UNSECURED	5.75% 24 Jan 2022	300,000	354,664
GOLDMAN SACHS GROUP INC SR UNSECURED	3.625% 07 Feb 2016	725,000	767,429
GOLDMAN SACHS GROUP INC SR UNSECURED	5.375% 15 Mar 2020	155,000	177,635
GOLDMAN SACHS GROUP INC SR UNSECURED	6.15% 01 Apr 2018	4,015,000	4,716,694
GOVERNMENT NATL MTG ASSN	3% 01 Dec 2099	2,500,000	2,657,813
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG6 A4	5.553% 10 Apr 2038	810,000	911,930
HARTFORD FINL SVCS GRP SR UNSECURED	5.5% 30 Mar 2020	1,365,000	1,585,959
HARTFORD FINL SVCS GRP SR UNSECURED	5.125% 15 Apr 2022	690,000	796,157
HCP INC SR UNSECURED	2.7% 01 Feb 2014	105,000	106,884
HEWLETT PACKARD CO SR UNSECURED	1.25% 13 Sep 2013	705,000	704,992
HONEYWELL INTERNATIONAL SR UNSECURED	5% 15 Feb 2019	650,000	773,018
HSBC BANK USA NA SUB NOTES	4.875% 24 Aug 2020	265,000	295,326
HSBC FINANCE CORP SR SUBORDINA	6.676% 15 Jan 2021	120,000	142,365
HSBC HOLDINGS PLC SR UNSECURED	5.1% 05 Apr 2021	2,700,000	3,188,379
INGERSOLL RAND GL HLD CO COMPANY GUAR	6.875% 15 Aug 2018	535,000	653,283
INTEL CORP SR UNSECURED	1.35% 15 Dec 2017	2,815,000	2,814,186
INTL PAPER CO SR UNSECURED	7.95% 15 Jun 2018	595,000	769,231
JOHN DEERE CAPITAL CORP SR UNSECURED	2.25% 07 Jun 2016	235,000	245,872
JOHNSON + JOHNSON SR UNSECURED	5.15% 15 Jul 2018	1,305,000	1,583,591
JOHNSON CONTROLS INC SR UNSECURED	1.75% 01 Mar 2014	240,000	243,241
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2004 CBX AJ	4.951% 12 Jan 2037	500,000	511,899
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB12 AM	4.948% 12 Sep 2037	190,000	203,132
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP2 AM	4.78% 15 Jul 2042	615,000	664,089
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP4 AM	4.999% 15 Oct 2042	1,110,000	1,207,334
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 CB14 A4	1% 12 Dec 2044	2,600,000	2,922,132
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP6 A4	1% 15 Apr 2043	1,473,787	1,664,489
JPMORGAN CHASE + CO SR UNSECURED	6.3% 23 Apr 2019	4,360,000	5,379,202
JPMORGAN CHASE + CO SUBORDINATED	5.75% 02 Jan 2013	3,185,000	3,185,000
KELLOGG CO SR UNSECURED	1.75% 17 May 2017	605,000	614,824
KEYCORP SR UNSECURED	5.1% 24 Mar 2021	280,000	326,203
KINDER MORGAN ENER PART SR UNSECURED	6% 01 Feb 2017	535,000	624,884
KINDER MORGAN ENER PART SR UNSECURED	6.85% 15 Feb 2020	905,000	1,140,243
KOREA DEVELOPMENT BANK SR UNSECURED	3.875% 04 May 2017	305,000	329,741
KRAFT FOODS GROUP INC SR UNSECURED 144A	5.375% 10 Feb 2020	827,000	992,986
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2005 C7 AM	1% 15 Nov 2040	470,000	516,607
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C1 A3	5.398% 15 Feb 2040	1,896,165	1,967,724
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C6 A2	5.845% 15 Jul 2040	575,761	589,751
LLOYDS TSB BANK PLC BANK GUARANT	4.875% 21 Jan 2016	855,000	942,971
LOCKHEED MARTIN CORP SR UNSECURED	4.25% 15 Nov 2019	772,000	870,484
MCDONALD S CORP SR UNSECURED	1.875% 29 May 2019	535,000	544,379
MCDONALD S CORP SR UNSECURED	5.8% 15 Oct 2017	1,280,000	1,555,151
MCKESSON CORP SR UNSECURED	5.7% 01 Mar 2017	500,000	590,693
MERCK + CO INC SR UNSECURED	3.875% 15 Jan 2021	1,450,000	1,627,257
MERCK + CO INC SR UNSECURED	6% 15 Sep 2017	2,520,000	3,088,462
MERRILL LYNCH MORTGAGE TRUST MLMT 2005 LC1 AM	5.444% 12 Jan 2044	190,000	209,979
MERRILL LYNCH MORTGAGE TRUST MLMT 2006 C1 AM	1% 12 May 2039	1,120,000	1,256,068
METLIFE INC SR UNSECURED	2.375% 06 Feb 2014	365,000	371,833
METLIFE INC SR UNSECURED	6.75% 01 Jun 2016	2,515,000	2,978,630
MICROSOFT CORP SR UNSECURED	2.5% 08 Feb 2016	1,735,000	1,826,356

MICROSOFT CORP SR UNSECURED	3% 01 Oct 2020	1,170,000	1,262,608
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 1 A4	1% 12 Feb 2039	3,880,000	4,373,226
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 1 AM	5.531592% 12 Feb 2039	950,000	1,056,353
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 2 A4	1% 12 Jun 2046	2,775,000	3,196,653
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 2 AM	5.90083% 12 Jun 2046	280,000	310,822
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2007 5 A3	5.364% 12 Aug 2048	1,675,000	1,729,788
MOLSON COORS BREWING CO COMPANY GUAR	2% 01 May 2017	380,000	389,281
MONDELEZ INTERNATIONAL SR UNSECURED	5.375% 10 Feb 2020	753,000	909,068
MORGAN STANLEY CAPITAL I TRUST MSC 2006 HQ8 A4	1% 12 Mar 2044	2,000,000	2,236,360
MORGAN STANLEY CAPITAL I TRUST MSC 2006 HQ9 AM	5.773% 12 Jul 2044	320,000	360,516
MORGAN STANLEY CAPITAL I TRUST MSC 2006 IQ11 AM	5.695% 15 Oct 2042	160,000	178,646
MORGAN STANLEY SR UNSECURED	5.75% 25 Jan 2021	100,000	114,204
MORGAN STANLEY SR UNSECURED	3.8% 29 Apr 2016	1,375,000	1,443,454
MORGAN STANLEY SR UNSECURED	5.625% 23 Sep 2019	2,920,000	3,302,462
MORGAN STANLEY SUBORDINATED	4.875% 01 Nov 2022	400,000	414,158
NABORS INDUSTRIES INC COMPANY GUAR	9.25% 15 Jan 2019	1,785,000	2,359,857
NABORS INDUSTRIES INC COMPANY GUAR	6.15% 15 Feb 2018	1,210,000	1,423,010
NBCUNIVERSAL MEDIA LLC SR UNSECURED	5.15% 30 Apr 2020	75,000	88,909
NEWMONT MINING CORP COMPANY GUAR	3.5% 15 Mar 2022	870,000	897,287
NEWS AMERICA INC COMPANY GUAR	6.9% 01 Mar 2019	2,605,000	3,264,745
NOBLE ENERGY INC SR UNSECURED	8.25% 01 Mar 2019	935,000	1,225,435
NOBLE ENERGY INC SR UNSECURED	4.15% 15 Dec 2021	485,000	535,411
NORFOLK SOUTHERN CORP SR UNSECURED	5.75% 01 Apr 2018	785,000	937,493
NORFOLK SOUTHERN CORP SR UNSECURED	3% 01 Apr 2022	765,000	784,693
NORFOLK SOUTHERN CORP SR UNSECURED	5.9% 15 Jun 2019	705,000	859,343
NORTHROP GRUMMAN CORP SR UNSECURED	5.05% 01 Aug 2019	2,290,000	2,672,954
NOVARTIS CAPITAL CORP COMPANY GUAR	4.125% 10 Feb 2014	500,000	520,014
NOVARTIS CAPITAL CORP COMPANY GUAR	4.4% 24 Apr 2020	250,000	291,600
NOVARTIS CAPITAL CORP COMPANY GUAR	2.4% 21 Sep 2022	1,260,000	1,263,398
NOVARTIS SECS INVEST LTD COMPANY GUAR	5.125% 10 Feb 2019	525,000	627,466
OCCIDENTAL PETROLEUM COR SR UNSECURED	4.1% 01 Feb 2021	1,355,000	1,549,303
ONEOK PARTNERS LP COMPANY GUAR	8.625% 01 Mar 2019	1,070,000	1,420,682
ONEOK PARTNERS LP COMPANY GUAR	3.375% 01 Oct 2022	720,000	733,712
ORACLE CORP SR UNSECURED	4.95% 15 Apr 2013	1,675,000	1,696,495
ORACLE CORP SR UNSECURED	5.75% 15 Apr 2018	724,000	881,112
ORACLE CORP SR UNSECURED	5% 08 Jul 2019	1,705,000	2,047,521
ORACLE CORP SR UNSECURED	2.5% 15 Oct 2022	590,000	595,315
PACIFIC GAS + ELECTRIC SR UNSECURED	4.8% 01 Mar 2014	390,000	408,637
PEPSICO INC SR UNSECURED	5% 01 Jun 2018	3,265,000	3,872,437
PFIZER INC SR UNSECURED	6.2% 15 Mar 2019	1,795,000	2,268,837
PHILIP MORRIS INTL INC SR UNSECURED	4.875% 16 May 2013	1,905,000	1,935,848
PNC FUNDING CORP BANK GUARANT	5.4% 10 Jun 2014	1,145,000	1,221,228
PNC FUNDING CORP BANK GUARANT	6.7% 10 Jun 2019	1,635,000	2,085,989
PNC FUNDING CORP BANK GUARANT	4.375% 11 Aug 2020	595,000	678,633
PRECISION CASTPARTS CORP SR UNSECURED	2.5% 15 Jan 2023	590,000	593,781
PRINCIPAL FINANCIAL GROU COMPANY GUAR	1.85% 15 Nov 2017	410,000	412,169
PROCTER + GAMBLE CO/THE SR UNSECURED	4.7% 15 Feb 2019	1,080,000	1,275,984
PROCTER + GAMBLE CO/THE SR UNSECURED	2.3% 06 Feb 2022	695,000	707,253
PROGRESS ENERGY INC SR UNSECURED	4.875% 01 Dec 2019	1,890,000	2,167,299
QUEST DIAGNOSTIC INC COMPANY GUAR	5.45% 01 Nov 2015	1,095,000	1,215,866
RABOBANK NEDERLAND BANK GUARANT	1.85% 10 Jan 2014	860,000	871,433
RAYTHEON COMPANY SR UNSECURED	3.125% 15 Oct 2020	550,000	585,145
REPUBLIC OF CHILE SR UNSECURED	3.25% 14 Sep 2021	1,370,000	1,486,450
REYNOLDS AMERICAN INC COMPANY GUAR	6.75% 15 Jun 2017	1,135,000	1,370,646
REYNOLDS AMERICAN INC COMPANY GUAR	3.25% 01 Nov 2022	1,245,000	1,250,596
RIO TINTO FIN USA LTD COMPANY GUAR	3.5% 02 Nov 2020	435,000	461,107
RIO TINTO FIN USA PLC COMPANY GUAR	3.5% 22 Mar 2022	1,865,000	1,962,310
ROGERS COMMUNICATIONS IN COMPANY GUAR	6.8% 15 Aug 2018	445,000	562,909
ROYAL BANK OF CANADA SR UNSECURED	1.45% 30 Oct 2014	1,570,000	1,597,031
ROYAL BK OF SCOTLAND PLC COMPANY GUAR	3.4% 23 Aug 2013	650,000	659,645
ROYAL BK SCOTLND GRP PLC SR UNSECURED	6.4% 21 Oct 2019	670,000	791,699
SAFEWAY INC SR UNSECURED	5% 15 Aug 2019	935,000	1,005,951
SANOFI SR UNSECURED	2.625% 29 Mar 2016	585,000	615,726
SHELL INTERNATIONAL FIN COMPANY GUAR	4.3% 22 Sep 2019	395,000	457,606
SIMON PROPERTY GROUP LP SR UNSECURED	6.75% 15 May 2014	5,459,000	5,822,984
SLM CORP SR UNSECURED	6% 25 Jan 2017	570,000	617,025
SLM CORP SR UNSECURED	8.45% 15 Jun 2018	2,195,000	2,568,150
SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	121,868,567	121,868,567
STATE OF ISRAEL SR UNSECURED	4% 30 Jun 2022	655,000	713,131
STATOIL ASA COMPANY GUAR	5.25% 15 Apr 2019	1,405,000	1,684,698
TELECOM ITALIA CAPITAL COMPANY GUAR	5.25% 01 Oct 2015	1,230,000	1,308,720
TELEFONICA EMISIONES SAU COMPANY GUAR	3.729% 27 Apr 2015	975,000	1,001,715
TENN VALLEY AUTHORITY SR UNSECURED	3.875% 15 Feb 2021	1,450,000	1,682,655
TENN VALLEY AUTHORITY SR UNSECURED	5.5% 18 Jul 2017	440,000	532,141
TEVA PHARMA FIN II/III COMPANY GUAR	3% 15 Jun 2015	970,000	1,019,826
TEVA PHARMACEUT FIN BV COMPANY GUAR	2.95% 18 Dec 2022	1,175,000	1,188,581
TEXTRON INC SR UNSECURED	6.2% 15 Mar 2015	550,000	602,817
TIME WARNER CABLE INC COMPANY GUAR	8.75% 14 Feb 2019	620,000	836,479
TIME WARNER CABLE INC COMPANY GUAR	5.85% 01 May 2017	990,000	1,169,505
TIME WARNER CABLE INC COMPANY GUAR	6.2% 01 Jul 2013	2,960,000	3,041,249

TIME WARNER CABLE INC COMPANY GUAR	4% 01 Sep 2021	500,000	548,833
TIME WARNER INC COMPANY GUAR	4.75% 29 Mar 2021	2,650,000	3,045,409
TIME WARNER INC COMPANY GUAR	3.15% 15 Jul 2015	1,960,000	2,072,690
TOTAL CAPITAL INTL SA COMPANY GUAR	2.875% 17 Feb 2022	1,165,000	1,216,053
TRANSOCEAN INC COMPANY GUAR	2.5% 15 Oct 2017	455,000	459,787
TRAVELERS COS INC SR UNSECURED	5.8% 15 May 2018	1,640,000	1,986,639
TYCO ELECTRONICS GROUP S COMPANY GUAR	6.55% 01 Oct 2017	465,000	557,587
ULTRA LONG US TREAS BOND FTRS	MAR13 XCBT	(10,600,000)	223,539
UNILEVER CAPITAL CORP COMPANY GUAR	4.25% 10 Feb 2021	1,330,000	1,535,133
UNITED MEXICAN STATES SR UNSECURED	5.95% 19 Mar 2019	3,642,000	4,479,660
UNITED PARCEL SERVICE SR UNSECURED	3.125% 15 Jan 2021	435,000	467,934
UNITEDHEALTH GROUP INC SR UNSECURED	6% 15 Feb 2018	600,000	730,311
UNITEDHEALTH GROUP INC SR UNSECURED	1.4% 15 Oct 2017	475,000	475,743
US DOLLAR		(109,130)	(109,130)
US TREASURY N/B	3.125% 31 Jan 2017	3,180,000	3,510,669
US TREASURY N/B	1.875% 28 Feb 2014	23,840,000	24,299,111
US TREASURY N/B	4% 15 Feb 2014	18,820,000	19,617,648
US TREASURY N/B	2.375% 28 Feb 2015	40,360,000	42,176,200
US TREASURY N/B	4.5% 15 Feb 2016	3,845,000	4,333,734
US TREASURY N/B	3.5% 15 Feb 2018	16,480,000	18,765,315
US TREASURY N/B	8.5% 15 Feb 2020	8,935,000	13,449,963
US TREASURY N/B	1.75% 31 Mar 2014	3,850,000	3,923,239
US TREASURY N/B	0.01% 31 Mar 2017	3,445,000	3,830,947
US TREASURY N/B	1.875% 30 Apr 2014	4,115,000	4,205,176
US TREASURY N/B	1% 15 May 2014	22,330,000	22,568,998
US TREASURY N/B	2.125% 31 May 2015	15,520,000	16,192,932
US TREASURY N/B	3.25% 31 May 2016	12,085,000	13,233,075
US TREASURY N/B	7.25% 15 May 2016	2,470,000	3,032,310
US TREASURY N/B	8.75% 15 May 2020	315,000	483,746
US TREASURY N/B	0.25% 30 Jun 2014	7,145,000	7,147,794
US TREASURY N/B	0.75% 15 Jun 2014	25,470,000	25,667,978
US TREASURY N/B	1.5% 30 Jun 2016	4,195,000	4,348,378
US TREASURY N/B	3.25% 30 Jun 2016	1,395,000	1,530,249
US TREASURY N/B	2.375% 30 Jun 2018	16,230,000	17,589,263
US TREASURY N/B	0.75% 15 Jul 2014	9,485,000	9,543,172
US TREASURY N/B	0.5% 15 Aug 2014	24,610,000	24,717,669
US TREASURY N/B	1% 31 Aug 2016	8,175,000	8,330,832
US TREASURY N/B	1.875% 31 Aug 2017	11,740,000	12,399,459
US TREASURY N/B	4.75% 15 Aug 2017	915,000	1,086,348
US TREASURY N/B	1.625% 15 Aug 2022	8,030,000	7,977,307
US TREASURY N/B	1.875% 30 Sep 2017	6,800,000	7,180,378
US TREASURY N/B	1.375% 30 Sep 2018	2,075,000	2,133,036
US TREASURY N/B	3.125% 31 Oct 2016	22,310,000	24,521,836
US TREASURY N/B	2.125% 30 Nov 2014	22,265,000	23,054,717
US TREASURY N/B	4.25% 15 Nov 2014	7,025,000	7,546,662
US TREASURY N/B	1.5% 30 Nov 2015	5,515,000	5,677,003
US TREASURY N/B	4.625% 15 Nov 2016	5,760,000	6,665,403
US TREASURY N/B	1% 30 Nov 2019	30,900,000	30,600,641
US TREASURY N/B	2.625% 15 Nov 2020	4,140,000	4,543,650
US TREASURY N/B	1.625% 15 Nov 2022	15,386,000	15,217,708
US TREASURY N/B	0.01% 31 Dec 2014	36,010,000	35,919,975
US TREASURY N/B	0.25% 15 Dec 2015	43,290,000	43,161,472
US TREASURY N/B	0.625% 31 Dec 2017	4,765,000	4,772,819
US TREASURY N/B	1.125% 31 Dec 2019	7,350,000	7,329,332
VERIZON COMMUNICATIONS SR UNSECURED	4.6% 01 Apr 2021	2,215,000	2,585,397
VERIZON COMMUNICATIONS SR UNSECURED	2.45% 01 Nov 2022	425,000	425,142
VIACOM INC SR UNSECURED	3.125% 15 Jun 2022	490,000	501,662
VIACOM INC SR UNSECURED	5.625% 15 Sep 2019	710,000	848,675
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2005 C17 AJ	5.224% 15 Mar 2042	380,000	403,392
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2005 C19 AM	4.75% 15 May 2044	1,000,000	1,077,287
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2005 C20 AMFX	5.179% 15 Jul 2042	560,000	613,436
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C25 A5	5.7336% 15 May 2043	1,110,000	1,278,714
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C27 A3	5.765% 15 Jul 2045	2,060,000	2,344,296
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C28 A4	5.572% 15 Oct 2048	1,180,000	1,353,538
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C29 A4	5.308% 15 Nov 2048	4,000,000	4,599,740
WAL MART STORES INC SR UNSECURED	5.8% 15 Feb 2018	1,695,000	2,076,453
WAL MART STORES INC SR UNSECURED	5.375% 05 Apr 2017	1,525,000	1,805,345
WAL MART STORES INC SR UNSECURED	3.625% 08 Jul 2020	760,000	844,865
WALT DISNEY COMPANY/THE SR UNSECURED	2.75% 16 Aug 2021	795,000	830,040
WALT DISNEY COMPANY/THE SR UNSECURED	1.1% 01 Dec 2017	440,000	440,923
WEATHERFORD BERMUDA COMPANY GUAR	6% 15 Mar 2018	250,000	285,642
WEATHERFORD BERMUDA COMPANY GUAR	9.625% 01 Mar 2019	810,000	1,056,754
WELLPOINT INC SR UNSECURED	3.125% 15 May 2022	360,000	363,760
WELLPOINT INC SR UNSECURED	4.35% 15 Aug 2020	315,000	347,682
WELLS FARGO + COMPANY SR UNSECURED	5.625% 11 Dec 2017	3,900,000	4,651,546
WESTPAC BANKING CORP SR UNSECURED	3% 04 Aug 2015	165,000	174,268
WYETH LLC COMPANY GUAR	5.45% 01 Apr 2017	1,790,000	2,114,776
XEROX CORPORATION SR UNSECURED	2.95% 15 Mar 2017	555,000	569,443
XTO ENERGY INC SR UNSECURED	5.3% 30 Jun 2015	370,000	412,492
XTO ENERGY INC SR UNSECURED	5.5% 15 Jun 2018	1,180,000	1,448,580

	Sub-Total: Fund 5739 10 of 15		$1,594,082,879

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	PRUDENTIAL INVESTMENT CORP	PRU INVEST CORP	7,693		$216,338,840

		Sub-Total: Fund 5740 11 of 15			$216,338,840

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	US SAVINGS BONDS SERIES I	SERIES I 10/2011	16,000,000		$416,960,000
	US SAVINGS BONDS SERIES I	SERIES I 04/2012	6,000,000		152,820,000
	SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	65,449		65,449

		Sub-Total: Fund 5741 12 of 15			$569,845,449

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	GREAT WEST GUARANTEED PORFOLIO FUND	1% 30 Jun 2013	73,416		$73,416

		Sub-Total: Fund 5742 13 of 15			$73,416

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	ABB FINANCE USA INC COMPANY GUAR	2.875% 08 May 2022	750,000		$767,881
	ABBVIE INC COMPANY GUAR 144A	1.75% 06 Nov 2017	2,000,000		2,021,754
	ACTAVIS INC SR UNSECURED	3.25% 01 Oct 2022	650,000		663,551
	AETNA INC SR UNSECURED	6% 15 Jun 2016	350,000		406,144
	ALCOA INC SR UNSECURED	5.55% 01 Feb 2017	500,000		541,270
	AMERICA MOVIL SAB DE CV SR UNSECURED	3.125% 16 Jul 2022	875,000		889,392
	AMERICAN ELECTRIC POWER SR UNSECURED	1.65% 15 Dec 2017	750,000		752,628
	AMERICAN EXPRESS BK FSB SR UNSECURED	6% 13 Sep 2017	500,000		603,479
	AMERICAN HONDA FINANCE SR UNSECURED 144A	2.6% 20 Sep 2016	500,000		524,119
	ANADARKO PETROLEUM CORP SR UNSECURED	6.375% 15 Sep 2017	750,000		895,871
	ANHEUSER BUSCH INBEV WOR COMPANY GUAR	5.375% 15 Jan 2020	750,000		912,776
	ANHEUSER BUSCH INBEV WOR COMPANY GUAR	1.375% 15 Jul 2017	200,000		202,106
	ANHEUSER BUSCH INBEV WOR COMPANY GUAR	2.5% 15 Jul 2022	1,250,000		1,257,825
	ANHEUSER BUSCH INBEV WOR COMPANY GUAR	5.375% 15 Nov 2014	1,586,000		1,721,671
	AON CORP COMPANY GUAR	3.5% 30 Sep 2015	350,000		368,622
	ARCELORMITTAL SR UNSECURED	4.25% 25 Feb 2015	375,000		378,773
	ARCELORMITTAL SR UNSECURED	4% 05 Aug 2015	100,000		101,007
	AT+T INC SR UNSECURED	2.95% 15 May 2016	1,750,000		1,852,764
	AT+T INC SR UNSECURED	2.625% 01 Dec 2022	775,000		776,275
	BAE SYSTEMS HOLDINGS INC COMPANY GUAR 144A	4.95% 01 Jun 2014	725,000		761,549
	BAKER HUGHES INC SR UNSECURED	7.5% 15 Nov 2018	100,000		132,475
	BANC OF AMERICA COMMERCIAL MOR BACM 2007 1 A4	5.451% 15 Jan 2049	2,465,000		2,851,818
	BANK OF AMERICA CORP SR UNSECURED	3.875% 22 Mar 2017	1,250,000		1,355,651
	BANK OF AMERICA CORP SR UNSECURED	4.5% 01 Apr 2015	2,250,000		2,398,334
	BANK OF AMERICA CORP SR UNSECURED	3.7% 01 Sep 2015	1,750,000		1,849,993
	BANK OF MONTREAL COVERED 144A	1.95% 30 Jan 2018	650,000		677,040
	BANK OF NEW YORK MELLON SR UNSECURED	2.95% 18 Jun 2015	503,000		530,523
	BANK OF NOVA SCOTIA COVERED 144A	1.95% 30 Jan 2017	500,000		520,800
	BARRICK GOLD FINANCE CO COMPANY GUAR	4.875% 15 Nov 2014	200,000		213,329
	BB+T CORPORATION SR UNSECURED	1.45% 12 Jan 2018	800,000		803,574
	BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW16 A4	1% 11 Jun 2040	2,527,000		2,993,330
	BECTON DICKINSON SR UNSECURED	3.125% 08 Nov 2021	125,000		133,562
	BERKSHIRE HATHAWAY INC SR UNSECURED	1.9% 31 Jan 2017	200,000		206,744
	BHP BILLITON FIN USA LTD COMPANY GUAR	1.625% 24 Feb 2017	500,000		511,293
	BHP BILLITON FIN USA LTD COMPANY GUAR	1.875% 21 Nov 2016	1,175,000		1,211,514

BNP PARIBAS SR UNSECURED	2.375% 14 Sep 2017	575,000	583,250
BP CAPITAL MARKETS PLC COMPANY GUAR	4.5% 01 Oct 2020	1,250,000	1,440,576
BP CAPITAL MARKETS PLC COMPANY GUAR	1.375% 06 Nov 2017	750,000	750,662
BURLINGTN NORTH SANTA FE SR UNSECURED	4.1% 01 Jun 2021	108,000	120,460
CAMERON INTL CORP SR UNSECURED	1.6% 30 Apr 2015	125,000	126,283
CANADIAN NATL RAILWAY SR UNSECURED	1.45% 15 Dec 2016	350,000	356,139
CANADIAN NATL RESOURCES SR UNSECURED	1.45% 14 Nov 2014	700,000	709,951
CAPITAL ONE FINANCIAL CO SR UNSECURED	2.15% 23 Mar 2015	1,004,000	1,024,824
CAPITAL ONE FINANCIAL CO SR UNSECURED	1% 06 Nov 2015	1,350,000	1,345,440
CARDINAL HEALTH INC SR UNSECURED	5.5% 15 Jun 2013	750,000	765,623
CARDINAL HEALTH INC SR UNSECURED	1.9% 15 Jun 2017	650,000	662,108
CATERPILLAR INC SR UNSECURED	3.9% 27 May 2021	400,000	448,756
CELLCO PART/VERI WIRELSS SR UNSECURED	5.55% 01 Feb 2014	1,500,000	1,574,616
CIGNA CORP SR UNSECURED	5.125% 15 Jun 2020	600,000	684,718
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2006 C5 A4	5.431% 15 Oct 2049	1,300,000	1,491,742
CITIGROUP INC NOTES	5.5% 15 Oct 2014	2,000,000	2,145,682
CITIGROUP INC SR UNSECURED	5.375% 09 Aug 2020	1,450,000	1,708,750
CITIGROUP INC SR UNSECURED	6% 13 Dec 2013	1,100,000	1,152,649
CNH EQUIPMENT TRUST CNH 2012 C A3	0.57% 15 Dec 2017	1,400,000	1,400,221
COCA COLA ENTERPRISES SR UNSECURED	2.125% 15 Sep 2015	400,000	413,028
COMMONWEALTH BANK AUST SR UNSECURED 144A	3.75% 15 Oct 2014	425,000	446,803
COMMONWEALTH BK AUSTR NY SR UNSECURED	1.95% 16 Mar 2015	1,150,000	1,180,062
CONOCOPHILLIPS COMPANY GUAR	5.75% 01 Feb 2019	700,000	860,945
CONS EDISON CO OF NY SR UNSECURED	5.375% 15 Dec 2015	300,000	338,048
CONSUMERS ENERGY CO 1ST MORTGAGE	2.85% 15 May 2022	150,000	155,043
COSTCO WHOLESALE CORP SR UNSECURED	1.7% 15 Dec 2019	1,000,000	1,006,810
COX COMMUNICATIONS INC SR UNSECURED	5.45% 15 Dec 2014	416,000	453,683
COX COMMUNICATIONS INC SR UNSECURED 144A	3.25% 15 Dec 2022	400,000	412,503
CR BARD INC SR UNSECURED	1.375% 15 Jan 2018	500,000	502,641
CREDIT SUISSE NEW YORK SR UNSECURED	3.5% 23 Mar 2015	800,000	843,638
CREDIT SUISSE USA INC BANK GUARANT	5.125% 15 Aug 2015	750,000	832,356
CSX CORP SR UNSECURED	6.25% 01 Apr 2015	300,000	335,928
DAIMLER FINANCE NA LLC COMPANY GUAR 144A	1.3% 31 Jul 2015	650,000	653,773
DAIMLER FINANCE NA LLC COMPANY GUAR 144A	3.875% 15 Sep 2021	750,000	809,081
DEERE + COMPANY SR UNSECURED	2.6% 08 Jun 2022	750,000	759,451
DEUTSCHE TELEKOM INT FIN COMPANY GUAR	4.875% 08 Jul 2014	500,000	529,030
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 144A	2.25% 06 Mar 2017	150,000	153,823
DIAGEO CAPITAL PLC COMPANY GUAR	4.828% 15 Jul 2020	330,000	388,497
DIAGEO CAPITAL PLC COMPANY GUAR	5.75% 23 Oct 2017	250,000	301,192
DIRECTV HOLDINGS/FING COMPANY GUAR	3.5% 01 Mar 2016	250,000	264,852
DISCOVER CARD MASTER TRUST I DCENT 2012 A1 A1	0.81% 15 Aug 2017	343,000	345,587
DISCOVERY COMMUNICATIONS COMPANY GUAR	3.7% 01 Jun 2015	500,000	532,684
DOW CHEMICAL CO/THE SR UNSECURED	5.7% 15 May 2018	300,000	356,782
DOW CHEMICAL CO/THE SR UNSECURED	3% 15 Nov 2022	1,300,000	1,297,106
DUKE ENERGY CAROLINAS 1ST REF MORT	5.25% 15 Jan 2018	790,000	943,002
DUKE ENERGY CORP SR UNSECURED	1.625% 15 Aug 2017	725,000	726,894
EASTMAN CHEMICAL CO SR UNSECURED	2.4% 01 Jun 2017	500,000	516,622
EATON CORP COMPANY GUAR 144A	1.5% 02 Nov 2017	800,000	801,634
ECOLAB INC SR UNSECURED	1.45% 08 Dec 2017	1,400,000	1,393,640
EMERSON ELECTRIC CO SR UNSECURED	4.125% 15 Apr 2015	1,000,000	1,077,890
ENERGY TRANSFER PARTNERS SR UNSECURED	5.2% 01 Feb 2022	950,000	1,083,676
ENTERGY LOUISIANA LLC 1ST MORTGAGE	3.3% 01 Dec 2022	300,000	300,348
ENTERGY MISSISSIPPI INC 1ST MORTGAGE	3.1% 01 Jul 2023	200,000	197,415
ENTERPRISE PRODUCTS OPER COMPANY GUAR	1.25% 13 Aug 2015	250,000	251,535
ENTERPRISE PRODUCTS OPER COMPANY GUAR	5.6% 15 Oct 2014	1,000,000	1,082,556
EXPRESS SCRIPTS HOLDING COMPANY GUAR 144A	2.1% 12 Feb 2015	1,250,000	1,273,319
FANNIE MAE NOTES	1.25% 30 Jan 2017	3,500,000	3,588,081
FANNIE MAE NOTES	1.25% 27 Feb 2014	2,200,000	2,229,341
FANNIE MAE NOTES	0.375% 16 Mar 2015	4,300,000	4,305,715
FANNIE MAE NOTES	0.5% 22 Oct 2015	750,000	750,954
FANNIE MAE NOTES	1.375% 15 Nov 2016	2,100,000	2,163,399
FANNIE MAE NOTES 12/14 0.75	0.75% 19 Dec 2014	2,000,000	2,017,744
FED HM LN PC POOL 2B0062	2.453% 01 Dec 2041	524,350	547,026
FED HM LN PC POOL A32438	4.5% 01 Apr 2035	3,646,871	3,920,265
FED HM LN PC POOL A71410	6% 01 Jan 2038	2,550,354	2,775,418
FED HM LN PC POOL A75437	5.5% 01 Mar 2038	727,315	785,248
FED HM LN PC POOL C91161	5% 01 Feb 2028	2,583,712	2,782,187
FED HM LN PC POOL D99066	3.5% 01 Apr 2032	1,584,422	1,693,603
FED HM LN PC POOL G04576	6% 01 Sep 2038	1,265,660	1,377,352
FED HM LN PC POOL G04913	5% 01 Mar 2038	2,764,435	2,977,291
FED HM LN PC POOL G05671	5.5% 01 Aug 2038	2,056,329	2,225,266
FED HM LN PC POOL G06385	5.5% 01 Aug 2040	1,316,978	1,422,704
FED HM LN PC POOL G08447	4.5% 01 May 2041	3,785,474	4,084,638
FED HM LN PC POOL G08487	4% 01 Apr 2042	2,587,881	2,766,754
FED HM LN PC POOL G13531	5% 01 Dec 2017	488,272	523,186
FED HM LN PC POOL G30584	3.5% 01 Apr 2032	2,067,882	2,210,377
FED HM LN PC POOL J11562	4.5% 01 Jan 2025	688,104	732,147
FED HM LN PC POOL J12679	4% 01 Aug 2025	956,090	1,010,787
FED HM LN PC POOL J13585	3.5% 01 Nov 2025	758,094	797,199
FED HM LN PC POOL J15432	3.5% 01 May 2026	774,023	813,949

FHLMC GOLD TBA 30 YR	4% 01 Dec 2099	3,400,000	3,629,500
FHLMC TBA JAN 15 GOLD SINGLE	3% 01 Dec 2099	2,600,000	2,730,000
FHLMC TBA JAN 30 GOLD SINGLE	3.5% 01 Dec 2099	8,400,000	8,932,219
FNMA TBA FEB 30 SINGLE FAM	3.5% 01 Dec 2099	1,000,000	1,064,258
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	500,000	540,098
FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	500,000	541,563
FNMA CONV 15YR TBA	2.5% 01 Dec 2099	1,000,000	1,045,625
FNMA POOL 254545	5% 01 Dec 2017	1,472,554	1,600,283
FNMA POOL 735402	5% 01 Apr 2035	3,998,295	4,363,962
FNMA POOL 735893	5% 01 Oct 2035	3,651,898	3,974,656
FNMA POOL 972509	6% 01 Feb 2038	737,616	805,936
FNMA POOL 985612	5.5% 01 May 2033	2,644,278	2,906,140
FNMA POOL 995692	4.5% 01 May 2024	124,058	133,520
FNMA POOL 995763	4.5% 01 Nov 2035	773,232	837,943
FNMA POOL 995865	4.5% 01 Jul 2024	648,012	697,436
FNMA POOL 995937	5.5% 01 Jun 2039	3,541,917	3,852,824
FNMA POOL AA4333	4.5% 01 Apr 2029	463,554	502,204
FNMA POOL AB1019	4.5% 01 May 2040	1,733,082	1,912,102
FNMA POOL AB1786	4% 01 Nov 2025	1,099,320	1,177,498
FNMA POOL AB3907	3.5% 01 Nov 2026	1,775,028	1,884,063
FNMA POOL AD0119	6% 01 Jul 2038	2,445,271	2,675,649
FNMA POOL AD0798	6% 01 Jan 2039	1,091,859	1,194,726
FNMA POOL AE0443	6.5% 01 Oct 2039	1,168,693	1,312,077
FNMA POOL AE0982	4.5% 01 Mar 2026	1,317,923	1,418,442
FNMA POOL AH1416	3.5% 01 Jan 2026	431,392	457,891
FNMA POOL AH3520	4% 01 Feb 2041	432,450	464,044
FNMA POOL AH6827	4% 01 Mar 2026	2,419,660	2,592,489
FNMA POOL AI1821	4.5% 01 May 2041	4,605,571	4,927,683
FNMA POOL AI2124	4.5% 01 May 2041	2,881,092	3,127,612
FNMA POOL AI5085	3.5% 01 Aug 2026	347,536	368,884
FNMA POOL AJ2452	2.704% 01 Jan 2042	1,389,296	1,455,960
FNMA POOL AJ5160	4% 01 Nov 2041	3,827,421	4,107,047
FNMA POOL AL0058	5% 01 Jan 2018	894,288	971,859
FNMA POOL AL0675	5.5% 01 Sep 2041	619,585	673,294
FNMA POOL AL0851	6% 01 Oct 2040	640,628	701,367
FNMA POOL AO5096	2.265% 01 Jun 2042	464,304	483,086
FNMA POOL AO7530	2.522% 01 Jul 2042	1,581,742	1,655,684
FNMA POOL AO8796	2.249% 01 Jul 2042	941,508	979,584
FNMA POOL MA0976	3.5% 01 Feb 2032	424,334	453,690
FNMA POOL MA0977	4% 01 Feb 2032	889,478	957,520
FNMA TBA 15 YR	3% 01 Dec 2099	5,000,000	5,277,344
FNMA TBA 30YR SINGLE FAMILY JA	3.5% 01 Dec 2099	15,800,000	16,844,898
FNMA TBA 3PCT JAN 30 SINGLE FA	3% 01 Dec 2099	4,100,000	4,296,031
FNMA TBA MAR	3% 01 Dec 2099	2,200,000	2,300,375
FNMA TBA SINGLE FAMILY MORTGAG	4% 01 Dec 2099	5,500,000	5,895,313
FORD CREDIT AUTO LEASE TRUST FORDL 2012 B A3	0.86% 15 Sep 2015	2,000,000	2,001,882
FORD MOTOR CREDIT CO LLC SR UNSECURED	3% 12 Jun 2017	700,000	719,198
FORD MOTOR CREDIT CO LLC SR UNSECURED	4.25% 20 Sep 2022	500,000	528,693
FOSSE MASTER ISSUER PLC FOSSM 2011 1A A5 144A	1.96565% 18 Oct 2054	385,000	397,166
FREDDIE MAC NOTES	0.75% 12 Jan 2018	3,200,000	3,178,326
FREDDIE MAC NOTES	0.55% 27 Feb 2015	1,600,000	1,601,106
FREDDIE MAC NOTES	0.5% 17 Apr 2015	4,200,000	4,217,165
FREDDIE MAC NOTES	0.6% 22 May 2015	650,000	650,980
FREDDIE MAC NOTES	1.25% 01 Aug 2019	1,000,000	1,001,384
FREDDIE MAC NOTES	0.5% 25 Sep 2015	600,000	600,421
FREDDIE MAC NOTES	1.75% 10 Sep 2015	4,200,000	4,353,875
FREDDIE MAC NOTES	1% 27 Sep 2017	650,000	652,105
FREDDIE MAC NOTES	0.5% 09 Oct 2015	600,000	600,931
FREDDIE MAC NOTES	0.53% 20 Nov 2015	1,000,000	1,001,221
GDF SUEZ SR UNSECURED 144A	1.625% 10 Oct 2017	575,000	574,864
GENERAL DYNAMICS CORP COMPANY GUAR	3.875% 15 Jul 2021	150,000	168,259
GENERAL DYNAMICS CORP COMPANY GUAR	2.25% 15 Nov 2022	1,150,000	1,125,373
GENERAL ELEC CAP CORP SR SECURED	2.1% 11 Dec 2019	600,000	601,696
GENERAL ELEC CAP CORP SR UNSECURED	4.65% 17 Oct 2021	1,375,000	1,568,925
GENERAL ELECTRIC CO SR UNSECURED	2.7% 09 Oct 2022	650,000	662,550
GENERAL MILLS INC SR UNSECURED	5.2% 17 Mar 2015	400,000	439,313
GENERAL MILLS INC SR UNSECURED	3.15% 15 Dec 2021	350,000	365,851
GEORGIA POWER COMPANY SR UNSECURED	5.4% 01 Jun 2018	250,000	301,268
GNMA I TBA JAN 30 SINGLE FAM	3.5% 01 Dec 2099	4,900,000	5,323,008
GNMA II JUMBOS 30 YRS	3.5% 01 Dec 2099	4,200,000	4,563,234
GNMA II POOL 004715	5% 20 Jun 2040	1,903,610	2,102,399
GNMA II POOL 004804	6% 20 Sep 2040	415,439	465,979
GNMA II POOL 005056	5% 20 May 2041	1,802,097	1,991,394
GNMA II POOL 005057	5.5% 20 May 2041	729,386	800,532
GNMA II POOL 005175	4.5% 20 Sep 2041	2,648,584	2,921,832
GNMA II POOL 005280	4% 20 Jan 2042	2,348,716	2,558,933
GNMA II POOL 005281	4.5% 20 Jan 2042	2,765,108	3,027,925
GNMA II POOL 005305	4% 20 Feb 2042	1,968,808	2,145,022
GNMA II TBA FEB 30YR JUMBOS	3% 01 Dec 2099	1,300,000	1,379,219
GNMA POOL 487698	4.5% 15 Mar 2039	794,134	873,085

GNMA POOL 487824	4.5% 15 Apr 2039	658,259	723,702
GNMA POOL 616540	6% 15 Jul 2034	1,444,733	1,619,588
GNMA POOL 658499	6% 15 Jul 2037	635,359	709,278
GNMA POOL 676859	5% 15 May 2038	1,152,263	1,257,096
GNMA POOL 677101	5.5% 15 Jul 2038	527,932	579,345
GNMA POOL 697974	5% 15 Jun 2040	1,575,077	1,732,652
GNMA POOL 698097	4.5% 15 Apr 2039	2,489,184	2,736,653
GNMA POOL 702785	5.5% 15 Jan 2039	643,303	705,952
GNMA POOL 738882	4% 15 Oct 2041	1,249,503	1,371,596
GNMA POOL 738904	4% 15 Oct 2041	1,046,514	1,148,772
GNMA POOL 782934	5.5% 15 Feb 2040	606,247	665,287
GOLDMAN SACHS GROUP INC SR UNSECURED	3.625% 07 Feb 2016	2,500,000	2,646,308
HESS CORP SR UNSECURED	7% 15 Feb 2014	300,000	320,804
HEWLETT PACKARD CO SR UNSECURED	2.35% 15 Mar 2015	2,500,000	2,511,133
HEWLETT PACKARD CO SR UNSECURED	3.3% 09 Dec 2016	1,000,000	1,017,889
HOLMES MASTER ISSUER PLC HMI 2012 1A A2 144A	1% 15 Oct 2054	630,000	645,010
HONDA AUTO RECEIVABLES OWNER T HAROT 2012 1 A3	0.77% 15 Jan 2016	1,000,000	1,004,717
HONEYWELL INTERNATIONAL SR UNSECURED	5.3% 01 Mar 2018	500,000	597,692
HSBC BANK PLC SENIOR NOTES 144A	3.5% 28 Jun 2015	750,000	795,526
HSBC BANK PLC SR UNSECURED 144A	3.1% 24 May 2016	1,250,000	1,321,588
HSBC BANK USA NA SUB NOTES	4.875% 24 Aug 2020	500,000	557,219
HSBC FINANCE CORP SR UNSECURED	5% 30 Jun 2015	1,000,000	1,083,978
HSBC USA INC SR UNSECURED	1.625% 16 Jan 2018	500,000	500,454
HUNTINGTON AUTO TRUST HUNT 2012 2 A3	0.61% 17 Apr 2017	1,600,000	1,599,402
HYDRO QUEBEC LOCAL GOVT G	2% 30 Jun 2016	1,000,000	1,042,000
HYUNDAI AUTO RECEIVABLES TRUST HART 2012 A A3	1.06% 15 Mar 2016	625,000	627,167
INGERSOLL RAND GL HLD CO COMPANY GUAR	6% 15 Aug 2013	650,000	671,728
INGREDION INC SR UNSECURED	1.8% 25 Sep 2017	425,000	422,205
INTL PAPER CO SR UNSECURED	4.75% 15 Feb 2022	600,000	678,922
JOHN DEERE CAPITAL CORP SENIOR NOTES	1.7% 15 Jan 2020	650,000	643,343
JOHN DEERE CAPITAL CORP SR UNSECURED	5.75% 10 Sep 2018	200,000	243,889
JOHN DEERE OWNER TRUST JDOT 2012 A A3	1% 15 Mar 2016	1,000,000	1,003,444
JOHN DEERE OWNER TRUST JDOT 2012 B A3	0.53% 15 Jul 2016	1,800,000	1,801,312
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 CB17 A4	5.429% 12 Dec 2043	2,220,000	2,533,415
JPMORGAN CHASE + CO SR UNSECURED	3.15% 05 Jul 2016	1,250,000	1,324,313
JPMORGAN CHASE + CO SR UNSECURED	4.4% 22 Jul 2020	1,100,000	1,241,728
JPMORGAN CHASE + CO SR UNSECURED	2% 15 Aug 2017	750,000	766,122
JPMORGAN CHASE + CO SR UNSECURED	3.25% 23 Sep 2022	1,550,000	1,596,161
KELLOGG CO SR UNSECURED	1.75% 17 May 2017	475,000	482,713
KEYCORP SR UNSECURED	5.1% 24 Mar 2021	500,000	582,505
KOREA DEVELOPMENT BANK SR UNSECURED	3.875% 04 May 2017	250,000	270,280
KRAFT FOODS GROUP INC SR UNSECURED 144A	6.125% 23 Aug 2018	850,000	1,041,356
KROGER CO/THE COMPANY GUAR	7.5% 15 Jan 2014	1,000,000	1,069,660
LAB CORP OF AMER HLDGS SR UNSECURED	2.2% 23 Aug 2017	350,000	359,255
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C7 A3	5.347% 15 Nov 2038	2,149,000	2,469,534
MARATHON OIL CORP SR UNSECURED	99.988% 01 Nov 2015	1,900,000	1,901,531
MARATHON PETROLEUM CORP SR UNSECURED	3.5% 01 Mar 2016	450,000	479,029
MASSMUTUAL GLOBAL FUNDIN SECURED 144A	2.5% 17 Oct 2022	550,000	540,768
MERCEDES BENZ AUTO RECEIVABLES MBART 2012 1 A3	0.47% 17 Oct 2016	1,900,000	1,899,270
MERCK + CO INC SR UNSECURED	2.4% 15 Sep 2022	750,000	750,245
MET LIFE GLOB FUNDING I SR SECURED 144A	2% 09 Jan 2015	450,000	462,142
MET LIFE GLOB FUNDING I SR SECURED 144A	2.5% 29 Sep 2015	1,050,000	1,095,314
METLIFE INC SR UNSECURED	1.756% 15 Dec 2017	600,000	609,446
MIDAMERICAN ENERGY CO SR UNSECURED	5.95% 15 Jul 2017	102,000	122,485
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 3 A4	1% 12 Jul 2046	1,500,000	1,724,666
MONDELEZ INTERNATIONAL SR UNSECURED	5.25% 01 Oct 2013	500,000	515,900
MORGAN STANLEY CAPITAL I TRUST MSC 2007 T25 A3	5.514% 12 Nov 2049	1,300,000	1,507,968
MORGAN STANLEY SR UNSECURED	5.75% 25 Jan 2021	800,000	913,628
NATIONAL BANK OF CANADA COVERED 144A	2.2% 19 Oct 2016	500,000	526,200
NATIONAL RURAL UTIL COOP COLLATERAL T	3.05% 15 Feb 2022	250,000	262,268
NATL RETAIL PROPERTIES SR UNSECURED	6.25% 15 Jun 2014	855,000	913,904
NBCUNIVERSAL MEDIA LLC SR UNSECURED	4.375% 01 Apr 2021	450,000	505,504
NEVADA POWER CO GENL REF MOR	6.5% 01 Aug 2018	400,000	502,578
NEWS AMERICA INC COMPANY GUAR	8% 17 Oct 2016	500,000	616,006
NEWS AMERICA INC COMPANY GUAR	5.3% 15 Dec 2014	454,000	493,440
NEXTERA ENERGY CAPITAL COMPANY GUAR	1.2% 01 Jun 2015	500,000	503,557
NIAGARA MOHAWK POWER SR UNSECURED 144A	2.721% 28 Nov 2022	800,000	795,515
NISOURCE FINANCE CORP COMPANY GUAR	6.4% 15 Mar 2018	450,000	542,467
NISSAN AUTO RECEIVABLES OWNER NAROT 2012 A A3	0.73% 16 May 2016	1,000,000	1,005,039
NISSAN AUTO RECEIVABLES OWNER NAROT 2012 B A3	0.46% 17 Oct 2016	2,000,000	2,001,062
NORDEA BANK AB SR UNSECURED 144A	2.25% 20 Mar 2015	1,000,000	1,024,336
NORTHROP GRUMMAN CORP SR UNSECURED	5.05% 01 Aug 2019	850,000	992,145
NORTHROP GRUMMAN CORP SR UNSECURED	1.85% 15 Nov 2015	250,000	256,698
NOVARTIS CAPITAL CORP COMPANY GUAR	4.125% 10 Feb 2014	1,000,000	1,040,027
NSTAR ELECTRIC CO SR UNSECURED	2.375% 15 Oct 2022	750,000	745,379
OCCIDENTAL PETROLEUM COR SR UNSECURED	1.75% 15 Feb 2017	750,000	769,077
OHIO EDISON SR UNSECURED	6.4% 15 Jul 2016	372,000	436,379
ONEOK PARTNERS LP COMPANY GUAR	2% 01 Oct 2017	150,000	151,247
PEPSICO INC SR UNSECURED	3.1% 15 Jan 2015	200,000	209,911
PEPSICO INC SR UNSECURED	3.125% 01 Nov 2020	200,000	214,334

	PERMANENT MASTER ISSUER PLC PERMM 2011 2A 1A2 144A	1% 15 Jul 2042	260,000	265,576
	PHILLIPS 66 COMPANY GUAR	2.95% 01 May 2017	850,000	900,861
	PNC FUNDING CORP BANK GUARANT	3.625% 08 Feb 2015	500,000	529,305
	PNC FUNDING CORP BANK GUARANT	5.4% 10 Jun 2014	750,000	799,931
	PPL CAPITAL FUNDING INC COMPANY GUAR	3.5% 01 Dec 2022	300,000	305,369
	PRECISION CASTPARTS CORP SR UNSECURED	2.5% 15 Jan 2023	825,000	830,287
	PRINCIPAL FINANCIAL GROU COMPANY GUAR	1.85% 15 Nov 2017	375,000	376,984
	PROLOGIS LP COMPANY GUAR	4.5% 15 Aug 2017	100,000	109,050
	PROVINCE OF QUEBEC UNSECURED	3.5% 29 Jul 2020	1,000,000	1,110,700
*	PRUDENTIAL FINANCIAL INC SR UNSECURED	4.5% 16 Nov 2021	650,000	731,018
	RABOBANK NEDERLAND BANK GUARANT	3.375% 19 Jan 2017	1,500,000	1,611,429
	RABOBANK NEDERLAND BANK GUARANT	3.95% 09 Nov 2022	1,000,000	1,024,034
	REALTY INCOME CORP SR UNSECURED	2% 31 Jan 2018	850,000	849,294
	REED ELSEVIER CAPITAL COMPANY GUAR	7.75% 15 Jan 2014	300,000	321,247
	RIO TINTO FIN USA LTD COMPANY GUAR	6.5% 15 Jul 2018	1,300,000	1,622,559
	RIO TINTO FIN USA PLC COMPANY GUAR	1.625% 21 Aug 2017	500,000	506,243
	ROPER INDUSTRIES INC SR UNSECURED	6.625% 15 Aug 2013	500,000	517,808
	ROYAL BK SCOTLND GRP PLC SR UNSECURED	2.55% 18 Sep 2015	1,200,000	1,228,092
	SABMILLER HOLDINGS INC COMPANY GUAR 144A	2.45% 15 Jan 2017	900,000	938,156
	SAMSUNG ELECTRON AMERICA COMPANY GUAR 144A	1.75% 10 Apr 2017	975,000	986,457
	SANOFI SR UNSECURED	2.625% 29 Mar 2016	1,250,000	1,315,654
	SANOFI SR UNSECURED	4% 29 Mar 2021	250,000	284,959
	SEMPRA ENERGY SR UNSECURED	2.3% 01 Apr 2017	125,000	129,797
	SHELL INTERNATIONAL FIN COMPANY GUAR	2.25% 06 Jan 2023	1,000,000	987,934
	SHELL INTERNATIONAL FIN COMPANY GUAR	4% 21 Mar 2014	750,000	783,006
	SHELL INTERNATIONAL FIN COMPANY GUAR	1.125% 21 Aug 2017	650,000	653,050
	SIMON PROPERTY GROUP LP SR UNSECURED	2.75% 01 Feb 2023	650,000	649,635
	SIMON PROPERTY GROUP LP SR UNSECURED	5.25% 01 Dec 2016	422,000	482,826
	SOCIETE GENERALE BANK GUARANT	2.75% 12 Oct 2017	850,000	864,639
	SPECTRA ENERGY CAPITAL COMPANY GUAR	6.2% 15 Apr 2018	200,000	243,524
	SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	63,984,464	63,984,464
	STANLEY BLACK + DECKER I COMPANY GUAR	3.4% 01 Dec 2021	200,000	208,766
	STATOIL ASA COMPANY GUAR	2.45% 17 Jan 2023	450,000	448,946
	STATOIL ASA COMPANY GUAR	3.125% 17 Aug 2017	250,000	272,092
	SWEDISH EXPORT CREDIT SR UNSECURED	3.25% 16 Sep 2014	200,000	209,300
	TBA FEDERAL NATL MTG ASSN	2.5% 01 Dec 2099	1,000,000	1,044,063
	TECK RESOURCES LIMITED COMPANY GUAR	3.75% 01 Feb 2023	1,250,000	1,282,099
	TELEFONICA EMISIONES SAU COMPANY GUAR	2.582% 26 Apr 2013	450,000	451,575
	TEVA PHARM FIN IV BV COMPANY GUAR	3.65% 10 Nov 2021	850,000	909,697
	TEVA PHARMACEUT FIN BV COMPANY GUAR	3.65% 10 Nov 2021	150,000	160,535
	TEVA PHARMACEUT FIN BV COMPANY GUAR	2.95% 18 Dec 2022	1,125,000	1,138,003
	TEXAS EASTERN TRANSMISSI SR UNSECURED 144A	2.8% 15 Oct 2022	900,000	900,290
	THERMO FISHER SCIENTIFIC SR UNSECURED	1.85% 15 Jan 2018	2,000,000	2,027,386
	TIME WARNER INC COMPANY GUAR	4.7% 15 Jan 2021	500,000	569,226
	TOTAL CAPITAL SA COMPANY GUAR	4.125% 28 Jan 2021	750,000	849,825
	TOTAL CAPITAL SA COMPANY GUAR	3% 24 Jun 2015	350,000	369,688
	TOYOTA MOTOR CREDIT CORP SR UNSECURED	3.3% 12 Jan 2022	700,000	755,212
	TRAVELERS COS INC SR UNSECURED	3.9% 01 Nov 2020	150,000	169,439
	UNILEVER CAPITAL CORP COMPANY GUAR	0.85% 02 Aug 2017	500,000	494,962
	UNITED TECHNOLOGIES CORP SR UNSECURED	1.8% 01 Jun 2017	1,100,000	1,132,294
	UNITEDHEALTH GROUP INC SR UNSECURED	2.75% 15 Feb 2023	650,000	655,847
	US TREASURY N/B	0.875% 31 Jul 2019	8,885,000	8,775,324
	US TREASURY N/B	0.25% 30 Sep 2014	2,715,000	2,715,635
	US TREASURY N/B	0.25% 15 Sep 2015	12,410,000	12,382,847
	US TREASURY N/B	0.625% 30 Sep 2017	5,075,000	5,065,880
	US TREASURY N/B	1.875% 30 Sep 2017	6,700,000	7,074,785
	US TREASURY N/B	1.01% 30 Sep 2019	4,270,100	4,240,743
	US TREASURY N/B	0.25% 15 Oct 2015	15,035,000	15,000,931
	US TREASURY N/B	0.75% 31 Oct 2017	3,410,000	3,421,188
	US TREASURY N/B	0.375% 15 Nov 2015	10,975,000	10,985,295
	US TREASURY N/B	0.625% 30 Nov 2017	3,885,000	3,871,950
	US TREASURY N/B	1% 30 Nov 2019	2,325,000	2,302,475
	US TREASURY N/B	0.01% 31 Dec 2014	7,000,000	6,982,500
	US TREASURY N/B	0.25% 15 Dec 2015	4,645,000	4,631,209
	US TREASURY N/B	0.625% 31 Dec 2017	5,700,000	5,709,354
	US TREASURY N/B	1.125% 31 Dec 2019	3,000,000	2,988,750
	USAA AUTO OWNER TRUST USAOT 2012 1 A3	0.43% 15 Aug 2016	700,000	699,494
	VERIZON COMMUNICATIONS SR UNSECURED	2.45% 01 Nov 2022	1,150,000	1,150,384
	VIRGINIA ELEC + POWER CO SR UNSECURED	5.4% 30 Apr 2018	1,350,000	1,631,069
	VIVENDI SA SR UNSECURED 144A	2.4% 10 Apr 2015	450,000	458,988
	VODAFONE GROUP PLC SR UNSECURED	1.25% 26 Sep 2017	450,000	448,640
	VOLKSWAGEN AUTO LEASE TRUST VWALT 2012 A A3	1.16% 20 Jul 2015	600,000	603,337
	VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A	1.15% 20 Nov 2015	500,000	500,692
	WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C29 A4	5.308% 15 Nov 2048	1,200,000	1,379,922
	WASTE MANAGEMENT INC COMPANY GUAR	6.375% 11 Mar 2015	200,000	223,673
	WEA FINANCE/WT FIN AUST COMPANY GUAR 144A	5.75% 02 Sep 2015	250,000	279,115
	WEINGARTEN REALTY INVEST SR UNSECURED	4.857% 15 Jan 2014	750,000	776,211
	WELLPOINT INC SR UNSECURED	1.875% 15 Jan 2018	700,000	708,693
	WELLS FARGO + COMPANY SR UNSECURED	4.6% 01 Apr 2021	750,000	862,681
	WESTERN UNION CO/THE UNSECURED	2.875% 10 Dec 2017	750,000	743,136
	WESTPAC BANKING CORP SR UNSECURED	1.125% 25 Sep 2015	500,000	504,632
	WILLIAMS COMPANIES INC SR UNSECURED	3.7% 15 Jan 2023	1,200,000	1,210,385
	WSTFLD CAP/WT FIN/WEA COMPANY GUAR 144A	5.125% 15 Nov 2014	500,000	536,102

		Sub-Total: Fund 5743 14 of 15		$572,405,183

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	/XX/NA GNSF TBA 6.00 BR02	6% 15 Feb 2043	1,800,000		$2,016,000
	ALCOA INC SR UNSECURED	6.15% 15 Aug 2020	2,100,000		2,293,502
	ALTRIA GROUP INC COMPANY GUAR	2.85% 09 Aug 2022	1,325,000		1,311,126
	ALTRIA GROUP INC COMPANY GUAR	9.7% 10 Nov 2018	338,000		473,176
	AMERICAN INTL GROUP SR UNSECURED	4.25% 15 Sep 2014	275,000		289,685
	ANADARKO PETROLEUM CORP SR UNSECURED	6.95% 15 Jun 2019	575,000		726,695
	ANADARKO PETROLEUM CORP SR UNSECURED	6.375% 15 Sep 2017	580,000		692,807
	AT+T INC SR UNSECURED	0.8% 01 Dec 2015	4,640,000		4,639,865
	BANC OF AMERICA COMMERCIAL MOR BACM 2005 6 A4	1% 10 Sep 2047	1,350,000		1,503,972
	BANK OF AMERICA CORP SUBORDINATED	5.75% 15 Aug 2016	2,275,000		2,487,785
	BB+T CORPORATION SR UNSECURED	1.6% 15 Aug 2017	5,020,000		5,080,280
	BEAR STEARNS COMMERCIAL MORTGA BSCMS 2005 PW10 A4	5.405% 11 Dec 2040	1,500,000		1,670,466
	BOARDWALK PIPELINES LP COMPANY GUAR	3.375% 01 Feb 2023	2,820,000		2,769,674
	BOSTON SCIENTIFIC CORP SR UNSECURED	6% 15 Jan 2020	1,205,000		1,405,576
	BP CAPITAL MARKETS PLC COMPANY GUAR	2.248% 01 Nov 2016	5,435,000		5,654,487
	CD COMMERCIAL MORTGAGE TRUST CD 2006 CD3 A5	5.617% 15 Oct 2048	1,500,000		1,724,013
	CD COMMERCIAL MORTGAGE TRUST CD 2007 CD5 A4	1% 15 Nov 2044	1,892,150		2,235,870
	CFCRE COMMERCIAL MORTGAGE TRUS CFCRE 2011 C1 A2 144A	3.758% 15 Apr 2044	1,500,000		1,622,874
	CHEVRON CORP SR UNSECURED	1.104% 05 Dec 2017	3,005,000		3,025,981
	CITIGROUP COMMERCIAL MORTGAGE CGCMT 2007 C6 A4	1% 10 Dec 2049	1,900,000		2,238,506
	CITIGROUP COMMERCIAL MORTGAGE CGCMT 2008 C7 A4	1% 10 Dec 2049	3,247,000		3,918,366
	CITIGROUP INC SR UNSECURED	6.01% 15 Jan 2015	1,181,000		1,290,496
	CITIGROUP INC SUBORDINATED	5% 15 Sep 2014	2,765,000		2,909,023
	CNOOC FINANCE 2011 LTD COMPANY GUAR 144A	4.25% 26 Jan 2021	1,305,000		1,424,372
	COMM MORTGAGE TRUST COMM 2006 C7 A4	1% 10 Jun 2046	750,000		851,775
	CONOCOPHILLIPS COMPANY COMPANY GUAR	1.05% 15 Dec 2017	3,045,000		3,035,341
	COSTCO WHOLESALE CORP SR UNSECURED	1.7% 15 Dec 2019	3,195,000		3,216,758
	COUNTRYWIDE FINL CORP SUBORDINATED	6.25% 15 May 2016	2,162,000		2,373,243
	DISCOVER FINANCIAL SVS SR UNSECURED	5.2% 27 Apr 2022	1,115,000		1,269,667
	DOW CHEMICAL CO/THE SR UNSECURED	5.7% 15 May 2018	305,000		362,729
	DOW CHEMICAL CO/THE SR UNSECURED	4.25% 15 Nov 2020	750,000		833,785
	DOW CHEMICAL CO/THE SR UNSECURED	4.125% 15 Nov 2021	185,000		202,672
	EL PASO PIPELINE PART OP COMPANY GUAR	5% 01 Oct 2021	3,200,000		3,626,445
	ENERGY TRANSFER PARTNERS SR UNSECURED	5.95% 01 Feb 2015	1,010,000		1,106,810
	ENERGY TRANSFER PARTNERS SR UNSECURED	6.125% 15 Feb 2017	625,000		723,269
	ENERGY TRANSFER PARTNERS SR UNSECURED	9% 15 Apr 2019	1,500,000		1,977,885
	ENTERPRISE PRODUCTS OPER COMPANY GUAR	3.2% 01 Feb 2016	650,000		686,814
	ENTERPRISE PRODUCTS OPER COMPANY GUAR	1.25% 13 Aug 2015	385,000		387,364
	EXPRESS SCRIPTS HOLDING COMPANY GUAR 144A	4.75% 15 Nov 2021	655,000		743,310
	FANNIE MAE NOTES	0.7% 30 Apr 2015	8,600,000		8,611,335
	FANNIE MAE NOTES	1.09% 04 Apr 2016	7,200,000		7,216,690
	FANNIE MAE NOTES	1.375% 28 Aug 2017	10,900,000		10,923,064
	FED HM LN PC POOL A95289	4% 01 Dec 2040	4,689,153		5,095,324
	FED HM LN PC POOL C91385	4% 01 Aug 2031	3,504,619		3,779,711
	FED HM LN PC POOL C91467	3.5% 01 Jul 2032	7,878,397		8,421,286
	FED HM LN PC POOL D98903	3.5% 01 Jan 2032	7,171,605		7,771,123
	FED HM LN PC POOL D98913	4% 01 Jan 2032	6,329,167		6,901,130
	FED HM LN PC POOL Q04651	4% 01 Nov 2041	4,898,691		5,439,356
	FED HM LN PC POOL Q05081	3.5% 01 Dec 2041	3,591,697		3,891,949
	FED HM LN PC POOL Q05263	4% 01 Dec 2041	4,973,293		5,537,734
	FED HM LN PC POOL Q12878	3.5% 01 Nov 2042	1,990,386		2,156,775
	FIFTH THIRD BANCORP SUBORDINATED	5.45% 15 Jan 2017	2,050,000		2,296,859
	FNMA TBA JAN 15 SINGLE FAM	4.5% 01 Dec 2099	3,850,000		4,141,156
	FNMA POOL 190346	5.5% 01 Dec 2033	2,286,417		2,512,839
	FNMA POOL 555531	5.5% 01 Jun 2033	930,932		1,023,122
	FNMA POOL 555592 FNMA POOL 555592	5.5% 01 Jul 2033	2,214,126		2,433,390
	FNMA POOL 725027	5% 01 Nov 2033	2,763,167		3,010,465
	FNMA POOL 725231	5% 01 Feb 2034	1,524,381		1,660,810
	FNMA POOL 725425	5.5% 01 Apr 2034	2,309,031		2,541,087
	FNMA POOL 735036	5.5% 01 Dec 2034	2,262,495		2,475,236
	FNMA POOL 735579	5% 01 Jun 2035	816,026		887,019
	FNMA POOL 735580	5% 01 Jun 2035	2,435,659		2,658,701
	FNMA POOL 735676	5% 01 Jul 2035	2,966,820		3,227,684
	FNMA POOL 745140	5% 01 Nov 2035	6,274,425		6,812,445
	FNMA POOL 745418	5.5% 01 Apr 2036	3,299,220		3,605,319
	FNMA POOL 745515	5% 01 May 2036	2,486,790		2,706,648
	FNMA POOL 931755	4.5% 01 Aug 2039	5,008,106		5,633,816

FNMA POOL AA7666	4.5% 01 Jun 2039	3,239,122	3,596,242
FNMA POOL AA9295	4.5% 01 Jun 2039	1,183,503	1,331,369
FNMA POOL AB3546	4% 01 Sep 2031	2,605,300	2,804,596
FNMA POOL AB3853	4% 01 Nov 2041	4,617,498	5,093,371
FNMA POOL AB4678	3.5% 01 Mar 2042	1,259,649	1,369,231
FNMA POOL AC1878	4.5% 01 Sep 2039	3,805,559	4,281,024
FNMA POOL AD0394	4.5% 01 Oct 2039	3,543,344	3,986,048
FNMA POOL AE0835	4% 01 Jan 2041	7,304,661	8,137,364
FNMA POOL AE0981	3.5% 01 Mar 2041	2,943,349	3,140,538
FNMA POOL AE0994	4% 01 Feb 2041	1,354,038	1,512,625
FNMA POOL AE7723	4% 01 Nov 2040	2,195,854	2,356,280
FNMA POOL AJ0794	4% 01 Sep 2041	4,695,866	5,160,739
FNMA POOL AJ5733	3.5% 01 Dec 2041	3,468,061	3,765,429
FNMA POOL AJ7685	4% 01 Dec 2041	4,851,227	5,404,248
FNMA POOL AJ9325	3.5% 01 Jan 2042	2,060,957	2,244,113
FNMA POOL AK0765	4% 01 Mar 2042	1,120,895	1,252,176
FNMA POOL AK9785	3.5% 01 May 2042	5,291,514	5,657,592
FNMA POOL AO3535	3.5% 01 Jun 2042	7,900,686	8,585,533
FNMA POOL AO5527	4% 01 Jul 2042	1,378,974	1,532,725
FNMA POOL AO8106	4% 01 Aug 2042	2,584,862	2,873,065
FNMA POOL AO8167	4% 01 Sep 2042	2,051,080	2,279,768
FNMA POOL AO9180	3.5% 01 Jul 2042	7,887,892	8,532,191
FNMA POOL AQ4597	3.5% 01 Dec 2042	3,219,364	3,495,407
FNMA POOL AQ6154	3.5% 01 Nov 2032	4,983,991	5,328,794
FNMA POOL MA3894	4% 01 Sep 2031	2,703,111	2,909,888
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	7,980,000	8,715,656
FOUR TIMES SQUARE TRUST FTST 2006 4TS A 144A	5.401% 13 Dec 2028	2,700,000	3,238,688

GENERAL ELEC CAP CORP SR UNSECURED	4.875% 04 Mar 2015	1,270,000	1,375,308
GENERAL ELEC CAP CORP SR UNSECURED	4.375% 16 Sep 2020	425,000	474,320
GENERAL ELEC CAP CORP SR UNSECURED	4.65% 17 Oct 2021	3,125,000	3,565,738
GNMA I TBA DEC 30 SINGLE FAM	5.5% 01 Dec 2099	2,500,000	2,771,875
GNMA I TBA DEC 30 SINGLE FAM	5.5% 01 Dec 2099	(2,500,000)	(2,739,763)
GNMA II POOL 004883	4.5% 20 Dec 2040	2,144,562	2,366,948
GNMA II POOL 004947	5% 20 Feb 2041	4,644,661	5,146,946
GNMA II POOL 005017	4.5% 20 Apr 2041	4,537,675	4,972,056
GOLDMAN SACHS GROUP INC SR UNSECURED	5.95% 18 Jan 2018	2,650,000	3,083,786
GOLDMAN SACHS GROUP INC SR UNSECURED	5.25% 27 Jul 2021	1,155,000	1,316,672
GS MORTGAGE SECURITIES TRUST GSMS 2004 GG2 A6	5.396% 10 Aug 2038	1,500,000	1,585,019
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG6 A4	5.553% 10 Apr 2038	3,000,000	3,377,520
HARTFORD FINL SVCS GRP SR UNSECURED	6% 15 Jan 2019	2,523,000	2,938,457
HARTFORD FINL SVCS GRP SR UNSECURED	5.5% 30 Mar 2020	1,450,000	1,684,719
HEWLETT PACKARD CO SR UNSECURED	6.125% 01 Mar 2014	1,505,000	1,582,082
HEWLETT PACKARD CO SR UNSECURED	4.65% 09 Dec 2021	905,000	908,520
HOME DEPOT INC SR UNSECURED	4.4% 01 Apr 2021	1,200,000	1,415,267
HSBC FINANCE CORP SR SUBORDINA	6.676% 15 Jan 2021	2,660,000	3,155,747
HSBC HOLDINGS PLC SR UNSECURED	5.1% 05 Apr 2021	2,500,000	2,952,203
INTEL CORP SR UNSECURED	1.35% 15 Dec 2017	5,505,000	5,503,409
INTL LEASE FINANCE CORP SR SECURED 144A	6.5% 01 Sep 2014	1,430,000	1,526,525
INTL LEASE FINANCE CORP SR UNSECURED	5.625% 20 Sep 2013	685,000	702,125
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 CB18 A4	5.44% 12 Jun 2047	2,850,000	3,280,219
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 CB20 A4	5.794% 12 Feb 2051	1,900,000	2,263,626
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LDPX A3	5.42% 15 Jan 2049	3,000,000	3,469,818
JPMORGAN CHASE + CO SR UNSECURED	3.45% 01 Mar 2016	375,000	398,254
JPMORGAN CHASE + CO SR UNSECURED	3.15% 05 Jul 2016	1,345,000	1,424,960
JPMORGAN CHASE + CO SR UNSECURED	4.35% 15 Aug 2021	1,510,000	1,688,538
KRAFT FOODS GROUP INC SR UNSECURED 144A	1.625% 04 Jun 2015	2,480,000	2,524,067
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C7 A3	5.347% 15 Nov 2038	3,000,000	3,447,465
MARRIOTT INTERNATIONAL SR UNSECURED	3% 01 Mar 2019	1,175,000	1,209,316
MEDCO HEALTH SOLUTIONS SR UNSECURED	7.125% 15 Mar 2018	600,000	747,898
MERCK + CO INC SR UNSECURED	2.4% 15 Sep 2022	5,000,000	5,001,635
MERRILL LYNCH + CO SUBORDINATED	6.05% 16 May 2016	1,150,000	1,265,986
MERRILL LYNCH MORTGAGE TRUST MLMT 2005 CKI1 A6	5.44814% 12 Nov 2037	500,000	555,739
MONDELEZ INTERNATIONAL SR UNSECURED	4.125% 09 Feb 2016	1,895,000	2,064,612
MORGAN STANLEY SR UNSECURED	6% 28 Apr 2015	365,000	397,561
MORGAN STANLEY SR UNSECURED	5.625% 23 Sep 2019	2,890,000	3,268,532
MORGAN STANLEY SR UNSECURED	4.2% 20 Nov 2014	465,000	485,176
MORGAN STANLEY SUBORDINATED	4.75% 01 Apr 2014	1,945,000	2,013,999
NATIONAL OILWELL VARCO I SR UNSECURED	2.6% 01 Dec 2022	2,830,000	2,869,728
NBCUNIVERSAL MEDIA LLC SR UNSECURED	2.875% 01 Apr 2016	4,355,000	4,591,241
NEWFIELD EXPLORATION CO SR UNSECURED	4.75% 30 Jan 2022	4,000,000	4,400,000
PEPSICO INC SR UNSECURED	0.78% 05 Mar 2015	3,450,000	3,462,413
PETROHAWK ENERGY CORP COMPANY GUAR	6.25% 01 Jun 2019	4,965,000	5,653,626
PPL ENERGY SUPPLY LLC SR UNSECURED	4.6% 15 Dec 2021	1,320,000	1,431,144
PPL WEM HOLDINGS PLC SR UNSECURED 144A	3.9% 01 May 2016	1,348,000	1,419,517
PRIVATE EXPORT FUNDING US GOVT GUAR	2.05% 15 Nov 2022	5,730,000	5,718,678
REYNOLDS AMERICAN INC COMPANY GUAR	3.25% 01 Nov 2022	4,200,000	4,218,879
RIO TINTO FIN USA LTD COMPANY GUAR	9% 01 May 2019	2,985,000	4,099,981
ROHM + HAAS COMPANY SR UNSECURED	6% 15 Sep 2017	190,000	225,087
SHELL INTERNATIONAL FIN COMPANY GUAR	3.1% 28 Jun 2015	1,340,000	1,419,545
SIMON PROPERTY GROUP LP SR UNSECURED	5.875% 01 Mar 2017	1,190,000	1,408,954
SLM CORP SENIOR NOTES	6.25% 25 Jan 2016	4,200,000	4,567,500
SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	53,396,453	53,396,453
TECK RESOURCES LIMITED COMPANY GUAR	2.5% 01 Feb 2018	2,920,000	2,980,756
TIME WARNER CABLE INC COMPANY GUAR	8.25% 14 Feb 2014	1,869,000	2,024,592
UNITEDHEALTH GROUP INC SR UNSECURED	1.4% 15 Oct 2017	1,575,000	1,577,463
US DOLLAR		0	0
US TREASURY N/B	0.25% 30 Apr 2014	15,975,000	15,981,869
US TREASURY N/B	0.375% 30 Jun 2013	11,090,000	11,103,863
US TREASURY N/B	0.125% 31 Jul 2014	1,800,000	1,796,976
US TREASURY N/B	0.875% 31 Jul 2019	6,750,000	6,666,678
US TREASURY N/B	1.25% 31 Aug 2015	2,190,000	2,243,210
US TREASURY N/B	0.375% 15 Nov 2014	8,540,000	8,560,018
US TREASURY N/B	1.625% 15 Nov 2022	2,575,000	2,546,835
US TREASURY N/B	1.5% 31 Dec 2013	2,740,000	2,775,642
US TREASURY N/B	0.875% 31 Dec 2016	29,045,000	29,444,369
VERIZON COMMUNICATIONS SR UNSECURED	0.7% 02 Nov 2015	5,300,000	5,301,330
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C27 A3	5.765% 15 Jul 2045	2,000,000	2,276,016
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C29 A4	5.308% 15 Nov 2048	1,500,000	1,724,903
WAL MART STORES INC SR UNSECURED	3.25% 25 Oct 2020	1,295,000	1,409,933
WILLIAMS PARTNERS LP/WIL SR UNSECURED	7.25% 01 Feb 2017	465,000	564,895
WYNDHAM WORLDWIDE SR UNSECURED	2.95% 01 Mar 2017	275,000	281,206
WYNDHAM WORLDWIDE SR UNSECURED	4.25% 01 Mar 2022	1,175,000	1,213,207

	Sub-Total: Fund 5744 15 of 15		$591,288,622

	Sub-Total: Investment Income Fund-Underling Investments at Fair Value (15 funds)		$11,505,689,316

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	Bank of America	Synthetic GIC, 3.45%			$5,281,132
	JPMorgan Chase	Synthetic GIC, 3.45%			10,092,015
	Royal Bank of Canada	Synthetic GIC, 3.45%			—
	State Street Bank and Trust Company	Synthetic GIC, 3.45%			1,452,583
	The Prudential Insurance Company of America	Synthetic GIC, 3.27%			—
	New York Life Insurance Company	Synthetic GIC, 3.32%			—

		Sub-Total : Synthetic GICs at Fair Value			$16,825,730

		TOTAL : Interest Income Fund at Fair Value			$11,522,515,046

		Adjustment from fair value to contract value for fully benefit-responsive investment contracts			$(708,476,138)

		Interest Income Fund - at Contract Value			$10,814,038,908

n / a - Cost is not applicable

EXHIBIT K - Mutual Fund Window

(Administered by Fidelity)

IBM 401(k) PLUS PLAN AT DECEMBER 31, 2012

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,		(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value	(d) Cost	value
			(n/a)
		Shares/
		Par Value

	American Funds AMCAP Fund Class R6	748,843		$16,302,307
	American Funds American Balanced Fund Class R6	604,931		12,340,588
	American Funds American Mutual Fund Class R6	826,495		23,439,388
	American Funds Capital World Bond Fund Class R6	952,025		20,192,457
	American Funds Capital World Growth and Income Fund Class R6	847,733		31,535,658
	American Funds EuroPacific Growth Fund Class R6	1,030,946		42,454,347
	American Funds Fundamental Investors Fund Class R6	933,780		38,079,569
	American Funds Growth Fund of America Class R6	1,499,425		51,490,237
	American Funds International Growth And Income Fund Class R-6	36,556		1,158,837
	American Funds Investment Company of America Fund Class R6	366,608		11,053,219
	American Funds New Economy Fund Class R6	470,861		13,381,876
	American Funds New Perspective Fund Class R6	384,122		12,003,822
	American Funds New World Fund Class R6	1,099,939		59,935,677
	American Funds SMALLCAP World Fund Class R6	639,000		25,470,529
	American Funds Washington Mutual Investors Fund Class R6	543,155		16,951,876
	DFA Emerging Markets Portfolio Institutional Class	1,039,818		28,636,575
	DFA Emerging Markets Value Portfolio Institutional Class	1,497,350		44,680,915
	DFA Global Real Estate Securities	1,207,199		10,876,867
	DFA International Small Company Portfolio Institutional Class	482,955		7,693,469
	DFA International Value Portfolio Institutional Class	241,207		4,004,044
	DFA International Vector Equity Portfolio Institutional Class	145,896		1,438,532
	DFA Large Cap International Portfolio Institutional Class	215,970		4,155,259
	DFA U.S. Core Equity I Portfolio Institutional Class	740,948		9,150,713
	DFA U.S. Small Cap Portfolio Institutional Class	644,525		14,611,387
	DFA U.S. Targeted Value Portfolio Institutional Class	920,890		15,664,344
	DFA U.S. Vector Equity Portfolio Institutional Class	172,374		2,065,041
	Dodge & Cox Balanced Fund	283,186		22,105,480
	Dodge & Cox Global Stock Fund	687,250		6,178,374
	Dodge & Cox Income Fund	3,567,690		49,448,187
	Dodge & Cox International Stock Fund	1,704,756		59,052,742
	Dodge & Cox Stock Fund	783,494		95,507,899
	Fidelity Fifty®	301,402		6,088,325
	Fidelity Freedom K® 2000 Fund	280,464		3,315,087
	Fidelity Freedom K® 2005 Fund	65,514		827,445
	Fidelity Freedom K® 2010 Fund	470,863		6,064,716
	Fidelity Freedom K® 2015 Fund	960,778		12,451,685
	Fidelity Freedom K® 2020 Fund	1,498,531		20,065,324
	Fidelity Freedom K® 2025 Fund	731,349		9,931,722
	Fidelity Freedom K® 2030 Fund	803,541		11,024,582
	Fidelity Freedom K® 2035 Fund	501,634		6,957,662
	Fidelity Freedom K® 2040 Fund	267,448		3,720,203
	Fidelity Freedom K® 2045 Fund	85,685		1,207,307
	Fidelity Freedom K® 2050 Fund	115,909		1,636,636
	Fidelity Freedom K® Income Fund	322,428		3,765,958
	Fidelity® Balanced Fund - Class K	762,376		15,377,131
	Fidelity® Blue Chip Growth Fund - Class K	864,507		42,438,672
	Fidelity® Canada Fund	1,039,783		55,638,785
	Fidelity® Capital & Income Fund	6,824,050		64,828,473
	Fidelity® Capital Appreciation Fund - Class K	659,924		19,408,365
	Fidelity® China Region Fund	2,802,711		85,931,123
	Fidelity® Contrafund® - Class K	2,139,899		165,863,538
	Fidelity® Convertible Securities Fund	405,392		10,503,694
	Fidelity® Disciplined Equity Fund - Class K	131,157		3,192,354
	Fidelity® Diversified International Fund - Class K	744,543		22,254,393
	Fidelity® Dividend Growth Fund - Class K	1,417,796		42,363,740
	Fidelity® Emerging Asia Fund	1,386,059		41,429,317
	Fidelity® Equity-Income Fund - Class K	320,131		15,058,966
	Fidelity® Europe Fund	195,474		6,106,608
	Fidelity® Export and Multinational Fund - Class K	577,180		12,617,149
	Fidelity® Floating Rate High Income Fund	1,856,544		18,416,919
	Fidelity® Fund - Class K	242,552		8,680,941
	Fidelity® Global Balanced Fund	356,822		8,349,638
	Fidelity® GNMA Fund	2,350,989		27,600,612
	Fidelity® Government Income Fund	2,300,431		24,338,557
	Fidelity® Growth Company Fund - Class K	903,909		84,316,632
	Fidelity® Growth Discovery Fund - Class K	1,231,819		19,179,424
	Fidelity® High Income Fund	3,354,239		31,328,589
	Fidelity® Independence Fund - Class K	1,276,726		33,092,732
	Fidelity® Inflation-Protected Bond Fund	2,278,762		30,444,256
	Fidelity® Institutional Short-Intermediate Government Fund	2,313,797		23,369,348
	Fidelity® Intermediate Bond Fund	910,201		10,139,642
	Fidelity® Intermediate Government Income Fund	1,298,451		14,088,191

Fidelity® International Discovery Fund - Class K		380,439	12,546,862
Fidelity® International Real Estate Fund		1,702,016	16,203,193
Fidelity® International Small Cap Fund		585,822	11,921,488
Fidelity® Japan Fund		439,454	4,319,834
Fidelity® Large Cap Stock Fund		783,902	16,062,148
Fidelity® Latin America Fund		1,564,711	72,461,762
Fidelity® Leveraged Company Stock Fund - Class K		1,787,051	57,668,130
Fidelity® Low-Priced Stock Fund - Class K		958,097	37,816,087
Fidelity® Mid-Cap Stock Fund - Class K		1,115,345	32,735,390
Fidelity® New Markets Income Fund		4,435,329	78,948,849
Fidelity® OTC Portfolio - Class K		609,692	37,203,396
Fidelity® Overseas Fund - Class K		167,224	5,391,296
Fidelity® Pacific Basin Fund		576,881	14,398,951
Fidelity® Real Estate Income Fund		2,519,130	28,718,082
Fidelity® Real Estate Investment Portfolio		1,219,163	39,183,912
Fidelity® Short-Term Bond Fund		1,551,383	13,341,891
Fidelity® Small Cap Discovery Fund		3,983,491	95,882,636
Fidelity® Small Cap Stock Fund		1,678,964	30,372,456
Fidelity® Stock Selector Small Cap Fund		385,507	7,748,688
Fidelity® Strategic Income Fund		4,773,925	54,279,526
Fidelity® Total Bond Fund		1,217,377	13,330,281
Fidelity® Trend Fund		144,660	10,639,762
Fidelity® Value Fund - Class K		224,478	17,147,844
Fidelity® Value Strategies Fund - Class K		631,668	19,973,336
PIMCO All Asset All Authority Fund Institutional Class		2,646,546	29,350,191
PIMCO All Asset Fund Institutional Class		1,843,368	23,189,572
PIMCO CommodityRealReturn Strategy Fund Institutional Class		12,240,739	81,278,507
PIMCO Diversified Income Fund Institutional Class		1,557,405	19,062,634
PIMCO Emerging Local Bond Fund Institutional Class		1,222,249	13,420,291
PIMCO Emerging Markets Bond Fund Institutional Class		2,796,797	34,959,964
PIMCO Foreign Bond (U.S. Dollar-Hedged) Fund Institutional Class		850,118	9,172,770
PIMCO Foreign Bond (Unhedged) Fund Institutional Class		1,997,163	21,749,102
PIMCO Global Bond (Unhedged) Fund Institutional Class		1,495,857	14,988,490
PIMCO Global Bond (US Dollar-Hedged) Fund Institutional Class		514,787	5,400,113
PIMCO GNMA Fund Institutional Class		1,362,211	15,828,887
PIMCO High Yield Fund Institutional Class		3,487,071	33,615,369
PIMCO Investment Grade Corporate Bond Fund Institutional Class		6,165,059	68,555,457
PIMCO Long-Term U.S. Government Fund Institutional Class		5,888,351	65,066,281
PIMCO Low Duration Fund Institutional Class		3,315,458	34,845,461
PIMCO Low Duration III Fund Institutional Class		1,360,422	13,563,405
PIMCO Moderate Duration Fund Institutional Class		408,111	4,444,324
PIMCO Mortgage-Backed Securities Fund Institutional Class		455,508	4,837,496
PIMCO Real Return Asset Fund Institutional Class		4,168,469	41,059,415
PIMCO Real Return Fund Institutional Class		2,673,483	32,803,632
PIMCO RealEstateRealReturn Strategy Fund Institutional Class		34,257,465	168,546,730
PIMCO StocksPLUS Fund Institutional Class		1,661,735	13,858,873
PIMCO Total Return Fund Institutional Class		13,010,416	146,237,078
PIMCO Total Return III Fund Institutional Class		2,372,401	23,463,045
PIMCO Unconstrained Bond Fund Institutional Class		183,566	2,107,342
Vanguard Convertible Securities Fund Investor Shares		954,264	12,080,976
Vanguard Dividend Growth Fund Investor Shares		6,367,646	105,957,636
Vanguard Equity-Income Fund Admiral Shares		1,017,795	51,520,777
Vanguard Explorer Fund Admiral Shares		185,705	13,725,448
Vanguard FTSE Social Index Fund Investor Shares		144,116	1,237,955
Vanguard Global Equity Fund Investor Shares		452,952	8,456,619
Vanguard GNMA Fund Admiral Shares		2,574,894	28,092,098
Vanguard Growth and Income Fund Admiral Shares		205,831	10,184,532
Vanguard High-Yield Corporate Fund Admiral Shares		4,351,147	26,585,510
Vanguard Inflation-Protected Securities Fund Institutional Shares		4,693,462	54,538,029
Vanguard Intermediate-Term Bond Index Fund Institutional Shares		1,856,453	22,203,184
Vanguard Intermediate-Term Investment-Grade Fund Admiral Shares		2,133,854	22,021,376
Vanguard Intermediate-Term Treasury Fund Admiral Shares		4,213,275	49,295,323
Vanguard International Explorer Fund Investor Shares		1,062,765	15,633,271
Vanguard International Growth Fund Admiral Shares		282,112	17,287,833
Vanguard International Value Fund Investor Shares		273,884	8,539,689
Vanguard Long-Term Bond Index Fund Institutional Shares		2,351,413	33,554,658
Vanguard Long-Term Investment-Grade Fund Admiral Shares		1,522,362	16,517,623
Vanguard Long-Term US Treasury Fund Admiral Shares		4,529,285	59,197,754
Vanguard Mid-Cap Growth Fund Investor Shares		1,928,053	39,274,438
Vanguard Mid-Cap Index Fund Institutional Shares		1,477,490	33,273,074
Vanguard Morgan Growth Fund Admiral Shares		116,119	7,162,229
Vanguard PRIMECAP Core Fund Investor Shares		2,082,264	31,088,197
Vanguard Selected Value Fund Investor Shares		1,271,994	26,686,442
Vanguard Short-Term Bond Index Fund Institutional Shares		1,401,825	14,901,402
Vanguard Short-Term Federal Fund Admiral Shares		2,325,912	25,119,850
Vanguard Short-Term Investment-Grade Fund Admiral Shares		2,086,696	22,598,922
Vanguard Short-Term Treasury Fund Admiral Shares		6,768,831	72,697,248
Vanguard Small-Cap Index Fund Institutional Shares		598,865	23,212,025
Vanguard Star Fund Investor Shares		390,989	8,132,566
Vanguard Strategic Equity Fund Investor Shares		377,691	8,101,469
Vanguard Target Retirement 2010 Fund Investor Shares		225,671	5,445,443
Vanguard Target Retirement 2015 Fund Investor Shares		1,195,572	15,996,748
Vanguard Target Retirement 2020 Fund Investor Shares		611,644	14,575,476
Vanguard Target Retirement 2025 Fund Investor Shares		1,046,493	14,221,842
Vanguard Target Retirement 2030 Fund Investor Shares		584,328	13,661,594
Vanguard Target Retirement 2035 Fund Investor Shares		757,331	10,670,790
Vanguard Target Retirement 2040 Fund Investor Shares		251,090	5,820,273
Vanguard Target Retirement 2045 Fund Investor Shares		198,707	2,891,191
Vanguard Target Retirement 2050 Fund Investor Shares		88,648	2,046,891
Vanguard Target Retirement Income Fund Investor Shares		372,179	4,536,864
Vanguard Wellesley Income Fund Admiral Shares		1,665,604	97,271,246
Vanguard Wellington Fund Admiral Shares		844,192	49,343,035
Vanguard Windsor Fund Admiral Shares		129,997	6,622,037
Vanguard Windsor II Fund Admiral Shares		233,994	12,198,086

	Total : EXHIBIT K - Mutual Fund Window		$4,548,354,552

n / a - Cost is not applicable